As filed with the Securities and Exchange Commission on December 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Grab Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3 Media Close, #01-03/06

Singapore 138498

+65-9684-1256

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Stone, Esq. and Rajeev P. Duggal, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 6 Battery Road Suite 23-02 Singapore 049909 +65-6434-2900	Gary J. Simon and Ken Lefkowitz Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 (212) 837-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Warrants to purchase Class A Ordinary Shares	16,000,000(3)	—(4)	—	—
Class A Ordinary Shares issuable upon the exercise of the Warrants	16,000,000	$13.50(4)	$216,000,000.00	$20,023.20
Class A Ordinary Shares	2,473,860,634(5)	$7.32(6)	$18,108,659,840.88	$1,678,672.77
Total			$18,324,659,840.88	$1,698,695.97(7)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional Class A Ordinary Shares that may be issued to prevent dilution from share splits, share dividends or similar transactions that could affect the Class A Ordinary Shares to be offered by the Selling Securityholders.

(2)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.
(3)

Represents the resale of 16,000,000 warrants (“Private Warrants”) issued in connection with the closing of a private placement offering concurrent with the closing of the Business Combination (defined below).

(4)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) the sum of (A) $2.00 (rounded up from the average of the high ($2.15) and low ($1.84) prices of the registrant’s warrants (“Public Warrants”) as reported on NASDAQ on December 23, 2021) and (B) $11.50, the exercise price of the Warrants, resulting in a combined maximum offering price per warrant of $13.50, multiplied by (ii) the applicable number of Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Warrants has been allocated to the underlying Class A Ordinary Shares and those Class A Ordinary Shares are included in the registration fee.

(5)

Represents the resale of up to 2,473,860,634 Class A ordinary shares, par value $0.000001 per share (“Class A Ordinary Shares”), of Grab Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“GHL” or the “Company”), consisting of (i) 1,900,175,777 Class A Ordinary Shares that were issued upon the completion of the business combination (the “Business Combination”) between the Company, Altimeter Growth Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“AGC”), J2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Company (“AGC Merger Sub”), J3 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Company (“Grab Merger Sub”) and Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“GHI”); (ii) 164,060,946 Class A Ordinary Shares issuable upon conversion of 164,060,946 Class B ordinary shares, par value $0.000001 per share (“Class B Ordinary Shares”); (iii) 404,000,000 Class A Ordinary Shares that were issued to certain securityholders in connection with the closing of a private placement offering concurrent with the closing of the Business Combination (the “PIPE Shares”); and (iv) 5,623,911 Class A Ordinary Shares issued or issuable to current directors and officers of the Company and/or former directors and officers of GHI who do not hold any Class B Ordinary Shares.

(6)

Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Class A Ordinary Shares as reported on NASDAQ on December 23, 2021.

(7)	Paid herewith.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, or “SEC”, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission, or “SEC”, is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2021

PRELIMINARY PROSPECTUS

Grab Holdings Limited

2,473,860,634 CLASS A ORDINARY SHARES,

16,000,000 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES AND

16,000,000 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus relates to the offer and sale from time to time by the selling securityholders or their pledgees, donees, transferees, or other successors in interest (collectively, the “Selling Securityholders”) of up to 2,473,860,634 Class A Ordinary Shares, (b) up to 16,000,000 Warrants, and (c) up to 16,000,000 Class A Ordinary Shares issuable upon exercises of the Warrants.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act”.

We are registering these securities for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer).

We will not receive any proceeds from the sale of the securities by the Selling Securityholders, except with respect to amounts received by the Company upon exercise of the Warrants to the extent such Warrants are exercised for cash.

Our Class A Ordinary Shares and Warrants are listed on the Nasdaq Stock Market LLC, or “NASDAQ”, under the trading symbols “GRAB” and “GRABW,” respectively. On December 29, 2021, the closing price for our Class A Ordinary Shares on NASDAQ was $6.96. On December 29, 2021, the closing price for our Warrants on NASDAQ was $1.95.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED                , 2021

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the SEC by Grab Holdings Limited. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

References to “U.S. Dollars” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers. In addition, period on period percentage changes with respect to our IFRS and non-IFRS measures and operating metrics have been calculated using actual figures derived from our internal accounting records and not the rounded numbers contained in this prospectus, and as a result, such percentages may differ from those calculated based on the numbers contained in this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Grab”, “GHL”, “the Company” and “our company” refer to Grab Holdings Limited and its subsidiaries and consolidated affiliated entities. References to “GHI” refers to Grab Holdings Inc. and its subsidiaries and consolidated affiliated entities.

FINANCIAL STATEMENT PRESENTATION

GHL

Following the Business Combination, we are qualified as a Foreign Private Issuer and we prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

GHI

GHI’s unaudited condensed consolidated interim financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 included in this prospectus have been prepared in accordance with IFRS as issued by the International Accounting Standards Board and are reported in U.S. Dollars.

GHI refers in various places in this prospectus to non-IFRS financial measures, Adjusted EBITDA, Total Segment Adjusted EBITDA and Segment Adjusted EBITDA, which are more fully explained in “GHI’s Selected Historical Financial Data—Key Non-IFRS Financial Measures and Operating Metrics.” The presentation of non-IFRS information is not meant to be considered in isolation or as a substitute for our audited consolidated financial results prepared in accordance with IFRS.

AGC

The historical financial statements of Altimeter Growth Corp. (“AGC”) were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are reported in U.S. Dollars.

INDUSTRY AND MARKET DATA

Our industry and market position information that appears in this prospectus is from independent market research carried out by Euromonitor International Limited (“Euromonitor”), which was commissioned by us. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.

In addition, certain survey information that appears in this prospectus is from a survey conducted by The Nielsen Company (Malaysia) Sdn Bhd (“NielsenIQ”), which was commissioned by us. NielsenIQ information reflects estimates of market conditions based on samples and is prepared primarily as a marketing research tool for consumer services industry. NielsenIQ information is not a substitute for financial, investment, legal or other professional advice and should not independently be viewed as a basis for any investment decision without consideration of the other information contained in this prospectus including under the heading “Risk Factors.” References to NielsenIQ should not be considered as NielsenIQ’s opinion as to the value of any security or the advisability of investing in any company, product or industry.

Such information is supplemented where necessary with our own internal estimates and information obtained from discussions with our platform users, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “Summary of the Prospectus,” “Market Opportunities,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this prospectus.

Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which we operate as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:

•

Developments related to the COVID-19 pandemic, including, among others, with respect to stay-at-home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains;

•	The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;

•	Our ability to successfully compete in highly competitive industries and markets;

•	Our ability to continue to adjust our offerings to meet market demand, attract users to our platform and grow our ecosystem;

•	Political instability in the jurisdictions in which we operate;

•	Breaches of laws or regulations in the operation and management of our current and future businesses and assets;

•	The overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

•	Our ability to execute our strategies, manage growth and maintain our corporate culture as we grow;

•	Our anticipated investments in new products and offerings, and the effect of these investments on our results of operations;

•	Changes in the need for capital and the availability of financing and capital to fund these needs;

•	Anticipated technology trends and developments and our ability to address those trends and developments with our products and offerings;

•	The safety, affordability, convenience and breadth of our platform and offerings;

•

Man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect our business or assets;

•	The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•	Exchange rate fluctuations;

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•	Changes in interest rates or rates of inflation;

•	Legal, regulatory and other proceedings;

•	Changes in applicable laws or regulations, or the application thereof on us;

•	The ability to maintain the listing of our securities on NASDAQ; and

•	The results of future financing efforts.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

FREQUENTLY USED TERMS

Key Business and Business Combination Related Terms

Unless otherwise stated or unless the context otherwise requires in this document:

“Acquisition Merger” means the merger between Grab Merger Sub and GHI, with GHI being the surviving entity and becoming a wholly-owned subsidiary of GHL;

“AGC” means Altimeter Growth Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“AGC Merger Sub” means J2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL;

“AI” means artificial intelligence;

“Amended and Restated Forward Purchase Agreements” means (i) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with JS Securities and amended and restated as of April 12, 2021 (pursuant to such amendment, JS Securities committed to subscribe for and purchase 2,500,000 Class A Ordinary Shares and 500,000 Warrants for an aggregate purchase price equal to $25 million) and (ii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with Sponsor Affiliate and amended and restated as of April 12, 2021 (pursuant to such amendment, Sponsor Affiliate committed to subscribe for and purchase 17,500,000 Class A Ordinary Shares and 3,500,000 Warrants for an aggregate purchase price equal to $175 million);

“Assignment, Assumption and Amendment Agreement” means the amendment, dated April 12, 2021, to that certain warrant agreement, dated September 30, 2020, by and between AGC and Continental pursuant to which, among other things, AGC assigned all of its right, title and interest in the Existing Warrant Agreement to GHL effective upon the Initial Closing;

“Backstop Subscription Agreement” means the backstop subscription agreement, dated April 12, 2021, by and among AGC, Sponsor Affiliate and GHL pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement for $10 per share;

“base incentive(s)” means the amount of incentives to driver- and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners;

“Business Combination” means the Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement;

“Business Combination Agreement” means the business combination agreement, dated April 12, 2021 (as may be amended, supplemented, or otherwise modified from time to time), by and among GHL, AGC, AGC Merger Sub, Grab Merger Sub and GHI;

“Business Combination Transactions” means, collectively, the Initial Merger, the Acquisition Merger and each of the other transactions contemplated by the Business Combination Agreement, the Confidential Disclosure Agreement, dated as of February 8, 2021, between AGC and GHI, the PIPE Subscription Agreements, the Amended and Restated Forward Purchase Agreements, the Sponsor Support Agreement, the GHI Shareholder Support Agreements, the Registration Rights Agreement, the Shareholders’ Deed, the Backstop Subscription

Agreement, the Sponsor Subscription Agreement, the Assignment, Assumption and Amendment Agreement, the Initial Merger Filing Documents, the Acquisition Merger Filing Documents and any other related agreements, documents or certificates entered into or delivered pursuant thereto;

“CAGR” means compound annual growth rate;

“Closing” means the closing of the Acquisition Merger;

“Closing Date” means December 1, 2021, the date of the Closing;

“consumer” refers to an end-user who uses services offered through the Grab platform;

“Digital Banking JV” means GXS Bank Pte. Ltd., a private limited company incorporated under the laws of Singapore, which is the joint venture entity with a subsidiary of Grab and a subsidiary of Singapore Telecommunications Limited (“Singtel”) as its shareholders and is the entity through which their joint application to the MAS for a digital full bank license in Singapore was made;

“digital lending” means lending through digital channels with no in-person interactions, which includes both corporate SME lending and consumer lending conducted through such channels;

“driver-partner” refers to an independent third-party contractor who provides mobility and/or deliveries services on the Grab platform;

“e-wallet” means a software-based system that allows individuals to perform digital and/or electronic payments to a business or individual for either goods or services. This includes proximity transactions in which the device must interact with the point of sale (“POS”) terminal in some way in order to initiate the payment transaction and remote transactions in which the location of the device to the POS terminal is irrelevant. Both pass-through and staged e-wallets transactions are included. Peer to peer transfer transactions are excluded;

“excess incentive(s)” occurs when the amount of payments made to driver- and merchant-partners exceed the amount of commissions and fees earned by Grab from those driver- and merchant-partners;

“Exchange Ratio” means the quotient obtained by dividing $13.032888 by $10.00, which is 1.3032888;

“Existing Warrant Agreement” means the warrant agreement, dated September 30, 2020, by and between AGC and Continental;

“Extraordinary General Meeting” means an extraordinary general meeting of shareholders of AGC held at 12:00 PM, Eastern time, on November 30, 2021 at the offices of Ropes & Gray LLP located at 800 Boylston Street, Boston, Massachusetts 02199, and virtually at https://www.cstproxy.com/altimetergrowth/2021;

“GDP” means gross domestic product, which is the sum of gross value added by all resident producers in the economy plus any product taxes and minus any subsidies not included in the value of the products. It is calculated without making deductions for depreciation of fabricated assets or for depletion and degradation of natural resources. Current prices of goods and services were used in its calculation;

“GFG” means AA Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and holding company for Grab’s financial services businesses, including its equity interest in the Digital Banking JV;

“GHI” means Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands, or as the context requires, Grab Holdings Inc. and its subsidiaries and consolidated affiliated entities;

“GHL” means Grab Holdings Limited (formerly known as J1 Holdings Inc.), an exempted company limited by shares incorporated under the laws of the Cayman Islands, or as the context requires, Grab Holdings Limited and its subsidiaries and consolidated affiliated entities;

“Grab Merger Sub” means J3 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL;

“GHI Shareholder Support Agreements” means the voting and support agreements, dated April 12, 2021, by and among AGC, GHL, GHI and certain of the former shareholders of GHI pursuant to which certain shareholders who hold an aggregate of at least 67% of the outstanding GHI voting shares (on an as converted basis) have agreed, among other things: (a) to appear for purposes of constituting a quorum at any meeting of the shareholders of GHI called to seek approval of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to vote in favor of the transactions contemplated by the Business Combination Agreement and other transaction proposals, (c) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal, (d) to not sell or transfer any of their shares prior to the Closing, (e) with respect to certain shareholders, to not transfer their shares during certain periods of time following the Closing, and (f) with respect to the Key Executives, not to transfer certain shares for three years following the closing, subject to certain exceptions;

“GrabBike” refers to Grab’s ride-hailing booking service, which enables driver-partners to accept bookings for private hire motorcycle rides through Grab’s driver-partner application;

“GrabCar” refers to Grab’s ride-hailing booking service, which enables private hire driver-partners to accept bookings through Grab’s driver-partner application, and includes various localized offerings including premium cars (GrabCar Premium), cars equipped to transport persons with mobility needs (GrabAssist), cars equipped with child seats (GrabFamily), large format vehicles or premium economy vehicles (GrabCar Plus) and luxury vans for airport or business travelers (GrabLux);

“GrabExpress” means Grab’s package delivery booking service, which enables driver-partners to accept bookings for package delivery services through Grab’s driver-partner application;

“GrabFood” means Grab’s food ordering and delivery booking service, which enables merchant-partners to accept bookings for prepared meals from consumers (with options for on-demand deliveries, scheduled deliveries and pick-up orders) through Grab’s merchant-partner application and it also enables driver-partners to accept bookings for prepared meal delivery services through Grab’s driver-partner application;

“GrabForGood Fund” means Grab’s proposed endowment fund that aims to introduce and support programs that empower Southeast Asian communities to improve socioeconomic mobility and quality of life;

“GrabHitch” refers to Grab’s carpooling booking service, which enables drivers other than Grab’s driver-partners, who sign up through the Grab platform, to accept bookings for carpool rides through the Grab platform;

“GrabInvest” refers to investment products offered through the Grab platform, including those based on money market and short-term fixed-income mutual funds, in which users can invest and grow their savings;

“GrabKios” refers to the services offered through the Grab platform in Indonesia, which allow GrabKios agents to act as distributors or resellers of digital goods including mobile airtime credits, bill payment services and e-commerce purchasing services;

“GrabKitchen” means Grab’s centralized food preparation facilities, which are used by certain merchant-partners;

“GrabMart” means Grab’s goods ordering and delivery booking service, which enables merchant-partners to accept bookings for goods from consumers (with options for on-demand deliveries, scheduled deliveries and pick-up orders) through Grab’s merchant-partner application, and it also enables driver-partners to accept bookings for goods delivery services through Grab’s driver-partner application;

“GrabMerchant” refers to the platform provided by Grab, which equips merchant-partners with tools to grow their business;

“GrabPay” means Grab’s digital payments solution, which allows consumers to make online and offline electronic payments using their mobile wallet and also allows Grab’s driver- and merchant-partners to receive digital payments for their services;

“GrabRentals” refers to Grab’s offering which facilitates vehicle rental for Grab’s driver-partners at competitive rates through Grab’s rental fleet or third-party rental services, to allow driver-partners with limited vehicle access to offer services on the Grab platform;

“GrabRewards” means Grab’s loyalty platform providing consumers that use services offered through the Grab platform with a large catalog of points redemption options, including offers from both popular merchant-partners and Grab;

“Initial Closing” means the closing of the Initial Merger;

“Initial Merger” means the merger between AGC and AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL;

“JS Securities” means JS Capital LLC;

“JustGrab” refers to Grab’s ride-hailing booking service, which enables driver-partners to accept bookings for private hire car rides or taxi rides, in both cases with upfront non-metered pricing;

“Key Executives” refers to Grab CEO and co-founder Anthony Tan, COO and co-founder Tan Hooi Ling and President Maa Ming-Hokng;

“MAS” means the Monetary Authority of Singapore;

“merchant-partner” refers to online and offline merchants, restaurants and food stalls, convenience stores or retail shops or shops that sell products or services on the Grab platform;

“MSMEs” means micro, small and medium sized businesses;

“NASDAQ” means the Nasdaq Stock Market;

“on-demand driver” refers to drivers (regardless of vehicle type) registered with an on-demand service provider, who can be deployed on demand to fulfil a variety of services such as services associated with ride-hailing, food delivery, and logistics;

“online food delivery” means prepared meals (food and drink) which are ordered online and delivered to the consumer. Only orders made by means of platforms are included and does not include takeaway sales, transported off premise by the consumer;

“online investment” means investments through digital channels with no in-person interactions;

x

“OVO” refers to PT Visionet Internasional, a subsidiary of PT Bumi Cakrawala Perkasa and a digital platform service located in Indonesia that offers payments, customer incentives in the form of loyalty points and financial services;

“PayLater” refers to the buy-now-pay-later products offered through the Grab platform that enables receivables factoring or digital lending service (in certain markets) and allow Grab’s driver- and merchant-partners to offer their consumers the option to pay for goods and services either in one bill at the end of the month or such other predetermined period or on an installment basis;

“PDPC” means Personal Data Protection Commission, Singapore’s main authority in matters relating to personal data protection;

“Permitted Entities” of a Key Executive means: (i) any person in respect of which the Key Executive has, directly or indirectly (A) control over the voting of Class B Ordinary Shares held or to be transferred to that person, (B) the ability to direct or cause the direction of the management and policies of that person or any other person having authority referred to in the immediately foregoing, or (C) the operational or practical control of that person, including through the right to appoint, designate, remove or replace the person having the authority referred to in the foregoing; (ii) any trust the beneficiaries of which consist primarily of a Key Executive, his or her family members, and/or any person controlled by a trust, including, with respect to Mr. Tan, Hibiscus Worldwide Ltd.; or (iii) any person controlled by a trust described in the immediately foregoing;

“Permitted Transferee” of a holder of Class B Ordinary Shares means: (i) any Key Executive; (ii) any Key Executive’s Permitted Entities; (iii) the transferee or other recipient in any transfer of any GHL Class B Ordinary Shares by any holder of Class B Ordinary Shares to (A) his or her family members, (B) any other relative or individual approved by the GHL board of directors, (C) any trust or estate planning entity primarily for the benefit of, or the ownership interest of which are controlled by, such holder of Class B Ordinary Shares, his or her family members and/or other trusts or estate planning entities, or any entity controlled by such a trust or estate planning entity, or (D) occurring by operation of law, including in connection with divorce proceedings; (iv) any charitable organization, foundation or similar entity; (v) GrabForGood Fund; (vi) GHL or any of its subsidiaries; and (vii) in connection with a transfer as a result of, or in connection with, the death or incapacity of a Key Executive other than Mr. Tan, any Key Executive’s family members, another holder of Class B Ordinary Shares, or a designee approved by a majority of all members of GHL’s board of directors (and Class B Directors shall form a majority of such majority of all directors); provided that (x) as a condition to the applicable transfer, any Permitted Transferee shall have adhered to the proxy to Mr. Tan; and (y) in case of any transfer of Class B Ordinary Shares pursuant to clauses (ii)-(v) above to a person who later ceases to be a Permitted Transferee, GHL may refuse registration of any subsequent transfer except back to the transferor of such Class B Ordinary Shares;

“PIPE Investors” means the third-party investors who entered into PIPE Subscription Agreements;

“PIPE Investment” means the commitment by the PIPE Investors to subscribe for and purchase, in the aggregate, 326,500,000 Class A Ordinary Shares for $10 per share, or an aggregate purchase price equal to $3.265 billion pursuant to the PIPE Subscription Agreements;

“PIPE Subscription Agreements” means the share subscription agreements, dated April 12, 2021, by and among GHL, AGC and the PIPE Investors pursuant to which the PIPE Investors have committed to subscribe for and purchase, in the aggregate, 326,500,000 Class A Ordinary Shares for $10 per share, or an aggregate purchase price equal to $3.265 billion;

“prepared meal” means food and drink served through channels such as cafés/bars, full-service restaurants, limited-service restaurants, self-service cafeterias and street stalls/kiosks;

“receivables factoring” means the purchasing from merchants or service providers of account payables to them by consumers to whom they have provided goods or services;

“regional corporate costs” means costs that are not attributed to any of the business segments, including certain regional research and development expenses, general and administrative expenses and marketing expenses. These regional research and development expenses also include mapping and payment technologies and support and development of the internal technology infrastructure. These general and administrative expenses also include certain shared costs such as finance, accounting, tax, human resources, technology and legal costs. Regional corporate costs exclude stock-based compensation expenses;

“Registration Rights Agreement” means the registration rights agreement, dated April 12, 2021, by and among AGC, GHL, Sponsor, the Sponsor Related Parties and certain of the former shareholders of GHI to be effective upon Closing pursuant to which, among other things, GHL will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and Sponsor, the Sponsor Related Parties and the shareholders of GHI party thereto have been granted customary demand and piggyback registration rights;

“ride-hailing” means prearranged and on-demand transportation service for compensation in which drivers and passengers connect via digital applications or platforms;

“SEC” means the U.S. Securities and Exchange Commission;

“Shareholders’ Deed” means the shareholders’ deed, dated April 12, 2021, by and among GHL, Sponsor, GHI, the Key Executives and certain entities related to Mr. Tan, pursuant to which (i) the Covered Holders irrevocably appointed Mr. Tan attorney-in-fact and proxy to, among other things, vote such Covered Holder’s Class B Ordinary Shares on their behalf, and (ii) Sponsor agreed to gift or transfer for a nominal amount 1,227,500 Class A Ordinary Shares to the GrabForGood Fund or another charitable organization, foundation, fund or similar entity as agreed between Sponsor and GHL;

“Southeast Asia” refers to Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand, and Vietnam, unless otherwise noted;

“Sponsor” means Altimeter Growth Holdings, a limited liability company incorporated under the laws of the Cayman Islands;

“Sponsor Affiliate” means Altimeter Partners Fund, L.P.;

“Sponsor Related Parties” means Sponsor Affiliate and JS Securities;

“Sponsor Subscription Agreement” means the subscription agreement, dated April 12, 2021, by and among AGC, Sponsor Affiliate and GHL pursuant to which Sponsor Affiliate has committed to subscribe for and purchase 57,500,000 Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million;

“Sponsor Support Agreement” means the voting support agreement, dated April 12, 2021, by and among AGC, Sponsor, GHL and GHI pursuant to which Sponsor has agreed, among other things and subject to the terms and conditions set forth therein: (a) to vote in favor of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to waive the anti-dilution rights it held in respect of the AGC Shares under AGC’s amended and restated memorandum and articles of association, (c) to appear at the Extraordinary General Meeting for purposes of constituting a quorum, (d) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (e) not to redeem any AGC Shares held by Sponsor, (f) not to amend that certain letter agreement between AGC, Sponsor and certain other parties thereto, dated as of September 30, 2020,

(g) not to transfer any AGC Shares held by Sponsor, (h) to release AGC, GHL, GHI and its subsidiaries from all claims in respect of or relating to the period prior to the closing, subject to the exceptions set forth therein (with GHI agreeing to release the Sponsor and AGC on a reciprocal basis) and (i) to agree to a lock-up of its Class A Ordinary Shares during the period of three years from the Closing;

“superapp” means an integrated mobile application of many applications that aims to provide a one-stop marketplace platform with multiple offerings delivered via a single technology platform and third-party integrations;

“Term Loan B Facility” means the $2 billion senior secured term loan B facility under the Credit and Guaranty Agreement, dated as of January 29, 2021 (as amended), by and among GHI, Grab Technology LLC, certain guarantors, certain lenders, JPMorgan Chase Bank, N.A., as administrative agent, and Wilmington Trust (London) Limited, as collateral agent;

“total insurance premium volume” means direct premium volumes of insurance companies. Premiums paid to state social insurers are not included, and life and non-life premium volume are included; and

“U.S. Dollars” and “$” means United States dollars, the legal currency of the United States.

Non-IFRS Financial Measures

Unless otherwise stated or unless the context otherwise requires in this document:

“Adjusted EBITDA” is a non-IFRS financial measure calculated as net loss adjusted to exclude: (i) net interest income (expenses), (ii) other income (expenses), (iii) income tax expenses, (iv) depreciation and amortization, (v) stock-based compensation expenses, (vi) costs related to mergers and acquisitions, (vii) unrealized foreign exchange gain (loss), (viii) impairment losses on goodwill and non-financial assets, (ix) fair value changes on investments, (x) restructuring costs and (xi) legal, tax and regulatory settlement provisions; and

“Segment Adjusted EBITDA” is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

Key Operating Metrics

Unless otherwise stated or unless the context otherwise requires in this document:

“consumer incentives” represents the dollar value of discounts and promotions offered to consumers, the effect of which is to reduce revenue;

“GMV” means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from Grab’s services, including any applicable taxes, tips, tolls and fees, over the period of measurement;

“MTUs” means monthly transacting users, which is an operating metric defined as the monthly number of unique users who transact via Grab’s products, where transact means to have successfully paid for any of Grab’s products. MTUs over a quarterly or annual period are calculated based on the average of the MTUs for each month in the relevant period;

“partner incentives” represents the dollar value of incentives granted to driver- and merchant-partners, the effect of which is to reduce revenue. The incentives granted to driver- and merchant-partners include base incentives and excess incentives, with base incentives being the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners, and excess incentives being the amount of payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by Grab from those driver- and merchant-partners; and

“TPV” means total payments volume received from consumers, which is an operating metric defined as the value of payments, net of payment reversals, successfully completed through Grab’s platform.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Overview

We were the category leader in 2020 by GMV in each of food deliveries and mobility and by TPV in the e-wallets segment of financial services in Southeast Asia according to Euromonitor. We operate across the deliveries, mobility and digital financial services sectors in over 400 cities in eight countries in the Southeast Asia region—Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. We provide a platform that enables millions of people each day to access services provided by the driver- and merchant-partners through our superapp to order food or groceries, send packages, hail a ride or taxi, pay for online purchases or access services provided through our platform such as lending, insurance, wealth management and telemedicine, all through a single “everyday everything” app. Grab was founded in 2012 with the mission to drive Southeast Asia forward by creating economic empowerment for everyone, and since then, our app has been downloaded onto millions of mobile devices. We strive to serve a double bottom line: to simultaneously deliver financial performance for our shareholders and a positive social impact in Southeast Asia.

Our revenue was $396 million and $78 million in the six months ended June 30, 2021 and June 30, 2020, respectively, and $469 million and $(845) million in 2020 and 2019, respectively. Our deliveries, mobility, financial services and enterprise and new initiatives segments represented 24.8%, 66.4%, 3.5% and 5.3%, respectively, of our revenue in the six months ended June 30, 2021 and 1.2%, 93.3%, (2.2)% and 7.7%, respectively, of our revenue in the year ended December 31, 2020. In addition, our revenue in Singapore, Malaysia, Vietnam and the rest of Southeast Asia was $246 million, $91 million, $76 million and $56 million in the year ended December 31, 2020, respectively, and $(30) million, $92 million, $(26) million and $(881) million in the year ended December 31, 2019, respectively.

Recent Development

Business Combination

On April 12, 2021, we entered into a Business Combination Agreement (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, AGC, J2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“AGC Merger Sub”), J3 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Grab Merger Sub”) and GHI, pursuant to which (i) AGC merged with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as our wholly-owned subsidiary (the “Initial Merger”) and (ii) following the Initial Merger, Grab Merger Sub merged with and into GHI, with GHI being the surviving entity and becoming our wholly-owned subsidiary (the “Acquisition Merger”, and collectively with the Initial Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

As part of the Business Combination: (i) each of the outstanding GHI Ordinary Shares, par value $0.000001 per share (“GHI Ordinary Shares”) and the outstanding GHI Preferred Shares, par value $0.000001 per share (“GHI Preferred Shares” and collectively with GHI Ordinary Shares, “GHI Shares”) (excluding shares that were held by GHI Shareholders that exercised and perfected their relevant dissenters’ rights, GHI Key Executive Shares and GHI treasury shares) was cancelled in exchange for the right to receive such fraction of our Class A Ordinary Share, par value $0.000001 per share (“Class A Ordinary Share”) that is equal to the quotient obtained by dividing $13.032888 by $10.00 (the “Exchange Ratio”), or 1.3032888 Class A Ordinary Shares for each GHI Share; and (ii) each of the GHI Shares held by Grab CEO and co-founder Anthony Tan, COO and co-founder Tan Hooi Ling and President Maa Ming-Hokng (together, the “Key Executives”) and their respective Permitted Entities (“GHI Key Executive Shares”) was cancelled in exchange for the right to receive such fraction of our newly issued Class B Ordinary Share, par value $0.000001 per share (“Class B Ordinary Shares” and collectively with Class A Ordinary Shares, “Ordinary Shares”) that is equal to the Exchange Ratio.

Substantially concurrently with the execution and delivery of the Business Combination Agreement, (i) we, AGC and certain third-party investors (the “PIPE Investors”) entered into share subscription agreements (“PIPE Subscription Agreements”) pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 326,500,000 Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $3.265 billion (the “PIPE Investment”); (ii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with JS Capital LLC (“JS Securities”) was amended and restated as of April 12, 2021, and pursuant to such amendment, JS Securities committed to subscribe for and purchase 2,500,000 Class A Ordinary Shares and 500,000 warrants to purchase Class A Ordinary Shares (“Warrants” and collectively with Class A Ordinary Shares and Class B Ordinary Shares, “Securities”) for an aggregate purchase price equal to $25 million; (iii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with Sponsor Affiliate was amended and restated as of April 12, 2021, and pursuant to such amendment, Sponsor Affiliate committed to subscribe for and purchase 17,500,000 Class A Ordinary Shares and 3,500,000 Warrants for an aggregate purchase price equal to $175 million (the amended and restated Forward Purchase Agreements referred to in clauses (ii) and (iii), the “Amended and Restated Forward Purchase Agreements”); (iv) AGC, Altimeter Partners Fund, L.P. (the “Sponsor Affiliate”, and, together with JS Securities, collectively, the “Sponsor Related Parties”) and GHL entered into a subscription agreement pursuant to which Sponsor Affiliate committed to subscribe for and purchase 575,000,000 Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million (the “Sponsor Subscription Agreement”); and (v) we, AGC and Sponsor Affiliate entered into a subscription agreement pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of Class A Ordinary Shares to be determined in accordance with the terms of such subscription agreement for $10 per share (the “Backstop Subscription Agreement”).

The Business Combination was consummated on December 1, 2021. The transaction was unanimously approved by AGC’s board of directors and was approved at the extraordinary general meeting of AGC’s shareholders held on November 30, 2021, or the “Extraordinary General Meeting”. AGC’s shareholders also voted to approve all other proposals presented at the Extraordinary General Meeting. As a result of the Business Combination, AGC has become a wholly owned subsidiary of the Company. On December 2, 2021, Class A Ordinary Shares and Warrants commenced trading on The Nasdaq Stock Market LLC, or “NASDAQ” under the symbols “GRAB” and “GRABW,” respectively.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act, and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, we have been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or “the Exchange Act,” that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

Our Corporate Information

We are a holding limited company incorporated under the laws of the Cayman Islands. Our registered office is at 3 Media Close, #01-03/06, Singapore 138498 and our telephone number is +65-9684-1256. Our website is https://grab.com/sg/. The information contained in, or accessible through, our website does not constitute a part of this prospectus.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Our Organizational Structure

The following diagram depicts a simplified organizational structure of the Company as of the date hereof.

Grab Holdings Limited
(Cayman Islands)
March 12, 2021
100%
J2 Holdings Inc.
(Cayman Islands)
March 12, 2021
100%
Grab Holdings Inc.
(Cayman Islands)
July 25, 2017
100%
A2G Holdings Inc.
(Cayman Islands)
May 3, 2018
87.5%
AA Holdings Inc.
(Cayman Islands)
April 25, 2019
100%
A1 Holdings Inc.
(Cayman Islands)
July 31, 2017
100%
Grab Inc.
(Cayman Islands)
February 17, 2015
100%
GPay Network (S) Pte. Ltd.
(Singapore)
August 8, 2017
100%
GP Network Asia Pte. Ltd.
(Singapore)
January 23, 2017
20.4%
79.6%
PT Bumi Cakrawala Perkasa(1)
(Indonesia)
January 11, 2011
100%
GrabTaxi Holdings Pte. Ltd.
(Singapore)
June 14, 2013
100%
GrabCar Pte. Ltd.
(Singapore)
September 11, 2014
100%
Grab Rentals Pte. Ltd.
(Singapore)
June 23, 2016
94.1%
PT Grab Teknologi Indonesia(1)
(Indonesia)
August 12, 2015
0.03%
99.97%
PT Kudo Teknologi Indonesia
(Indonesia)
June 27, 2014
49%
51%
PT Solusi Pengiriman Indonesia(1)
(Indonesia)
March 27, 2017
49%
51%
PT Teknologi Pengangkutan Indonesia(1)
(Indonesia)
July 24, 2014
49%
51%
Grab Company Limited(2)
(Vietnam)
February 14, 2014
40%
60%
Grab PH Holdings Inc.(4)
(Philippines)
November 8, 2019
60%
40%
MyTaxi.PH, Inc.(4)
(Philippines)
March 4, 2013
100%
MyTeksi Sdn. Bhd.
(Malaysia)
July 21, 2011
100%
GrabCar Sdn. Bhd.
(Malaysia)
April 16, 2014
44.4%
Grabtaxi Holdings (Thailand) Co., Ltd.(3)
(Thailand)
June 28, 2014
75%
15.6%
25%
Grabtaxi (Thailand) Co., Ltd.
(Thailand)
June 6, 2013

___            Our equity ownership.

- - -            Our contractual rights. See footnotes below for information on our contractual rights.

(1)

Indonesia: In addition to our ownership of 79.6% of the shares, which, due to a dual-class structure, represent a 30.2% voting interest, of PT Bumi Cakrawala Perkasa (“BCP”) through which we own OVO and conduct our financial services businesses in Indonesia, we have contractual rights to (a) control the appointment of the Chief Executive Officer and the Chief Financial Officer (including the right to nominate any such officers as directors or as president director), (b) approve the budget and business plan of BCP and its subsidiaries; (c) approve future funding of BCP and its subsidiaries, whether through debt, equity or otherwise, and (d) certain economic rights with respect to the remaining shareholding of BCP. We conduct our point-to-point courier delivery business through PT Solusi Pengiriman Indonesia (“SPI”), in which a 94.12%-owned subsidiary owns 49%, and we conduct our car rental (with driver-partners) business through PT Teknologi Pengangkutan Indonesia (“TPI”), in which a wholly-owned subsidiary owns 49%. We have entered into contractual arrangements with a third-party Indonesian shareholder (in the case of SPI) and a senior executive (in the case of TPI), each of which holds 51% of the shares of SPI and TPI, respectively, as a result of which we are able to control SPI and TPI and consolidate their financial results in our consolidated financial statements in accordance with IFRS. The non-controlling interests of minority shareholders in BCP are accounted for in our consolidated financial statements.

(2)

Vietnam: In addition to our ownership of 49% of the shares of Grab Company Limited through which we conduct our deliveries and mobility businesses in Vietnam, we have entered into contractual arrangements with the holder of the balance of the shares of Grab Company Limited, who is a Vietnamese national and senior executive, as a result of which we are able to control Grab Company Limited and consolidate its financial results in our consolidated financial statements in accordance with IFRS.

(3)

Thailand: Our deliveries, mobility and financial services businesses are each conducted through a Thai operating entity (including, in the case of mobility, Grabtaxi (Thailand) Co., Ltd.) established using a tiered shareholding structure, so that each Thai entity (including Grabtaxi Holdings (Thailand) Co., Ltd.) is more than 50% owned by a Thai person or entity. This tiered shareholding structure, together with certain rights attendant to the classes of shares we hold and as otherwise set forth in the organizational documents of the relevant entities within our shareholding structure in Thailand, enables us to control these Thai operating entities and consolidate their financial results in our consolidated financial statements in accordance with IFRS. The non-controlling interests of relevant Thai shareholders are accounted for in our consolidated financial statements.

(4)

Philippines: Our four wheel-mobility and delivery businesses are each conducted through a Philippine operating entity (including, in the case of our four wheel-mobility business, MyTaxi.PH, Inc.), the shares of which are 40% owned by us, with the balance owned by a Philippine holding company. The shares of the Philippine holding company are owned 40% by us, with the balance 60% of the shares held by a Philippine national who is a director of certain of our Philippine operating entities, including MyTaxi.PH, Inc. Through contractual rights with the Philippine shareholder together with certain other rights, we are able to consolidate their financial results in our consolidated financial statements in accordance with IFRS. The non-controlling interest of the Philippine shareholder is accounted for in our consolidated financial statements.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, among others:

•

Our business is still in a relatively early stage of growth, and if our business or superapp platform do not continue to grow, grow more slowly than we expect, fail to grow as large as we expect or fail to achieve profitability, our business, financial condition, results of operations and prospects could be materially and adversely affected.

•	We face intense competition across the segments and markets we serve.

•	We have incurred net losses in each year since inception and may not be able to continue to raise sufficient capital or achieve or sustain profitability.

•

Our ability to decrease net losses and achieve profitability is dependent on our ability to reduce the amount of partner and consumer incentives we pay relative to the commissions and fees we receive for our service.

•	Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business and prospects.

•	Our brand and reputation are among our most important assets and are critical to the success of our business.

•

The COVID-19 pandemic has materially impacted our business, is still ongoing, and it or other pandemics or public health threats could adversely affect our business, financial condition, results of operations and prospects.

•	If we fail to manage our growth effectively, our business, financial condition, results of operations and prospects could be materially and adversely affected.

•

We are subject to various laws with regard to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism and has operations in certain countries known to experience high levels of corruption. Our audit and risk committee led an investigation into potential violations of certain anti-corruption laws related to our operations in one of the countries in which we operate and have voluntarily self-reported the potential violations to the U.S. Department of Justice. There can be no assurance that failure to comply with any such laws would not have a material adverse effect on us.

•	If we are required to reclassify drivers as employees or otherwise, or if driver-partners and/or employees unionize, there may be adverse business, financial, tax, legal and other consequences.

•

If we are unable to continue to grow our base of platform users, including driver- or merchant-partners and consumers accessing our offerings, our value proposition for each such constituent group could diminish, impacting our results of operations and prospects.

•

Security, privacy, or data breaches involving sensitive, personal or confidential information could also expose us to liability under various laws and regulations across jurisdictions, decrease trust in our platform, and increase the risk of litigation and governmental investigation.

•	The other risks and uncertainties discussed in “Risk Factors” elsewhere in this prospectus.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the Company’s Class A Ordinary Shares and Warrants.

Securities being registered for resale by the Selling Securityholders named in the prospectus	(i) 2,473,860,634 Class A Ordinary Shares; (ii) 16,000,000 Class A Ordinary Shares issuable upon the exercise of the Private Warrants; and (iii) 16,000,000 Private Warrants.

Terms of Warrants	Each Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share. Our Warrants expire on December 1, 2026 at 5:00 p.m., New York City time.

Offering prices

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding prior to any exercise of Warrants as of December 6, 2021	3,618,207,772 Class A Ordinary Shares and 122,882,309 Class B Ordinary Shares.

Warrants issued and outstanding as of the date of this prospectus	26,000,000 Warrants.

Use of proceeds

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Dividend policy

We have never declared or paid any cash dividend on our Class A Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

Market for our Class A Ordinary Shares and Warrants	Our Class A Ordinary Shares and Warrants are listed on NASDAQ under the trading symbols “GRAB” and “GRABW”, respectively.

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our Class A Ordinary Shares and Warrants could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.

Risks Relating to Our Business and Industry

Our business is still in a relatively early stage of growth, and if our business or superapp platform do not continue to grow, grow more slowly than we expect, fail to grow as large as we expect or fail to achieve profitability, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Although our business has grown rapidly, our businesses in Southeast Asia and in particular our superapp platform are relatively new, and there is no assurance that we will be able to achieve and maintain growth and profitability across all of our business segments. There is also no assurance that market acceptance of our offerings will continue to grow or that new offerings will be accepted. In addition, our business could be impacted by macro-economic conditions and their effect on discretionary consumer spending, which in turn could impact consumer demand for offerings made available through our platform.

Our management believes that our growth depends on a number of factors, including our ability to:

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expand and diversify our deliveries, mobility, financial services and other offerings, which include innovating in new areas such as financial services and often requires us to make long-term investments and absorb losses while we build scale;

•	maintain and/or increase the scale of the driver- and merchant-partner base and increase consumer usage of our platform and the synergies within our ecosystem;

•	optimize our cost efficiency;

•	reduce incentives paid to driver-partners, merchant-partners and consumers;

•	enhance and develop our superapp, the tools we provide the driver- and merchant-partners and payments network along with our other technology and infrastructure;

•	recruit and retain high quality industry talent;

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expand our business in the countries in which we operate, which requires managing varying infrastructure, regulations, systems and user expectations and implementing our hyperlocal approach to operations;

•	expand into business activities where we have limited experience, such as offline businesses, or no experience at all;

•	manage price sensitivity and driver- and merchant-partner and consumer preferences by segment and geographic location, particularly as we aim to increase market penetration within our markets;

•	maintain and enhance our reputation and brand;

•	ensure adequate safety and hygiene standards are established and maintained across our offerings;

•	continue to form strategic partnerships, including with leading multinationals and global brands;

•	manage our relationships with stakeholders and regulators in each of our markets, as well as the impact of existing and evolving regulations;

•	obtain and maintain licenses and regulatory approvals that may be required for our financial services or other offerings;

•	compete effectively with our competitors; and

•	manage the challenges associated with the COVID-19 pandemic.

We may not successfully accomplish any of these objectives.

In addition, achieving profitability will require us, for example, to continue to grow and scale our business, manage promotion and incentive spending, improve monetization, reduce marketing and other spending and increase consumer spending. Our growth so far has been driven in part by incentives we offer driver-partners, merchant-partners and consumers. As we have achieved greater scale, we have and may continue to seek to reduce incentives, which can impact both profitability and growth.

We cannot assure you that we will be able to continue to grow and manage each of our segments or our superapp platform or achieve or maintain profitability. Our success will depend to a substantial extent on our ability to develop appropriate strategies and plans, including our sales and marketing efforts, and implement such plans effectively. If driver- and merchant-partners and consumers accessing offerings through our platform do not perceive us as beneficial, or choose not to utilize us, then the market for our business may not further develop, may develop more slowly than we expect, or may not achieve the growth potential or profitability we expect, any of which could materially and adversely affect our business, financial condition, results of operations and prospects.

We face intense competition across the segments and markets we serve.

We face competition in each of our segments and markets. The segments and markets in which we operate are intensely competitive and characterized by shifting user preferences, fragmentation, and introductions of new services and offerings. We compete both for driver- and merchant-partners and for consumers accessing offerings through our platform.

Our competitors may operate in single or multiple segments and in a single market or regionally across multiple markets. These competitors may be well-established or new entrants and focused on providing low-cost alternatives or higher quality offerings, or any combination thereof. New competitors may include established players with existing businesses in other segments or markets that expand to compete in our segments or markets. Competitors focused on a limited number of segments or markets may be better able to develop specialized expertise or employ resources in a more targeted manner than we do. Such competitors may also enjoy lower overhead costs by not operating across multiple segments and markets. Our competitors in certain geographic markets may enjoy competitive advantages such as reputational advantages, better brand recognition, longer operating histories, larger marketing budgets, better localized knowledge, and more supportive regulatory regimes and may also offer discounted services, driver- or merchant-partner incentives, consumer incentives, discounts or promotions, innovative products and offerings, or alternative pricing models. From time to time competitive factors have caused, and may continue to cause, us to reduce prices or fees and commissions and increase driver-partner, merchant-partner or consumer incentives and marketing expenses, which has impacted and could continue to impact our revenues and costs. Furthermore, the rise of nationalism coupled with government policies favoring the creation or growth of local technology companies could favor our competitors and impact our position in our markets. In addition, some of our competitors may consolidate to expand their market position and capabilities. For example, in May 2021 there was a merger between Indonesia-based Gojek, which operates in the ride-hailing and deliveries business, and Tokopedia, an e-commerce platform.

In our segments and markets, the barriers to entry are low and driver- and merchant-partners and consumers may choose alternative platforms or services. Our competitors may adopt certain of our product features, or may adopt innovations that consumers or driver- or merchant-partners value more highly than ours, which could render the offerings on our platform less attractive or reduce our ability to differentiate our offerings. The driver-partners may shift to the platform with the highest earning potential or highest volume of work, and the merchant-partners may shift to the platform that provides the lowest fees and commissions or the highest volume of business or other opportunities to increase profitability. Driver- and merchant-partners and consumers may shift to the platform that otherwise provides them with the best opportunities. Consumers may access driver or merchant goods or services through the lowest-cost or highest-quality provider or platform or a provider or platform that provides better choices or a more convenient technology platform. With respect to our platform, driver- and merchant-partners and consumers may shift to other platforms based on overall user experience and convenience, tools to enhance profitability, integration with mobile and networking applications, quality of mobile applications, and convenience of payment settlement services.

In our deliveries segment, we face competition from regional players such as Foodpanda and Gojek (primarily in Indonesia) and single market players in Southeast Asia, including Deliveroo in Singapore, Now and Baemin in Vietnam and Line Man Wongnai and Robinhood in Thailand. In addition, many chain merchants have their own online ordering platforms and pizza companies, such as Domino’s and other merchants often own and operate their own delivery fleets. Consumers also have other options through offline channels such as in-restaurant and take-out dining, and buying directly from supermarkets, grocery and convenience stores, which may have their own delivery services. Our platform also competes with last-mile package delivery services including on-demand services such as Gojek and Lalamove, and single market players such as AhaMove in Vietnam.

In our mobility segment, we face competition from Gojek in Indonesia and certain other Southeast Asian countries, licensed taxi operators such as ComfortDelGro in Singapore and traditional ground transportation services, including taxi-hailing. In addition, consumers have other options including public transportation and personal vehicle ownership.

While our payments and financial services offerings compete with offline options such as cash and credit and debit cards, interbank transfers, traditional banks and other financial institutions, as well as other electronic payment system operators, our competitors in digital payment services also include ShopeePay, GoPay, and Google Pay and single market players such as Dana in Indonesia and Touch ‘n Go in Malaysia.

In addition, while we have a non-competition agreement with Uber Technologies, Inc. (“Uber”), which was put in place in connection with a transaction with such shareholder and contractually restricts them from competing with us in Southeast Asia, such agreement is subject to limited terms. Uber previously operated in the ride-hailing and food deliveries businesses in Southeast Asia prior to our acquisition of Uber’s business in Southeast Asia in 2018. The non-competition agreement with Uber expires on the later of March 25, 2023, or one year after Uber disposes of all shareholdings in us. We also had a non-competition agreement with Didi Chuxing Technology Co. (“Didi”), which was put in place in connection with a transaction with such shareholder. However, such non-competition agreement with Didi has formally expired upon the closing of the Business Combination. Although the expiration of the non-competition agreement with Didi has not had any material impact on our business to date, if Didi enters, or Uber re-enters, our markets, we could face more intense competition, which could in turn materially impact our ability to bring driver- and merchant-partners and consumers onto our platform, cause us to lose market share, impact our pricing and/or require us to increase our incentives in order to retain market share. Furthermore, both Uber and Didi could have certain competitive advantages compared to other new entrants into our markets given their familiarity with the markets as our shareholders, and in the case of Uber, due also to our previous operations in Southeast Asia prior to our acquisition of Uber’s business in Southeast Asia.

Any failure to successfully compete could materially and adversely affect our business, financial condition, results of operations and prospects.

We have incurred net losses in each year since inception and may not be able to continue to raise sufficient capital or achieve or sustain profitability.

We incurred net losses of $1.5 billion, $2.7 billion and $4.0 billion and had net cash outflows from operating activities of $303 million, $643 million and $2.1 billion, in the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, respectively. We invest significantly in our business, including, among others, (i) expanding the deliveries, mobility and financial services offerings on our platform; (ii) increasing the scale of the driver- and merchant-partner base and consumer base accessing offerings on our platform; (iii) developing and enhancing our superapp, (iv) enhancing the tools that we provide for the driver- and merchant-partners, our payments network and other technology and infrastructure and (v) recruiting of quality industry talent. We are also developing our business across more than 400 cities in Southeast Asia, where each country has different infrastructure, regulations, systems and user expectations, with a strategy that involves a hyperlocal approach to our operations, all of which requires more investment than if we only operated in one country and a smaller number of cities. Our offerings such as GrabRentals and GrabKitchen, require us to make investments and develop scale in order to achieve profitability. To be competitive in certain markets, generate scale and increase liquidity, from time to time we lower fees and offer driver-partner, merchant-partner and consumer incentives, which also reduce our revenue. The COVID-19 pandemic has also had a material adverse impact on certain parts of our business in 2020 and 2021 and may continue to impact our results. We will continue to require significant capital investment to support our business. Issuances of equity or convertible debt securities could cause existing shareholders to suffer significant dilution, and any new equity securities issued may have rights, preferences, and privileges superior to those of existing shareholders. Debt financing could contain restrictive covenants relating to financial and operational matters including restrictions on the ability to incur additional secured or unsecured indebtedness that may make it more difficult to obtain additional capital with which to pursue business opportunities. We may not be able to obtain additional financing on acceptable terms, if at all.

In addition, our liabilities exceeded our assets by $7.0 billion, $6.3 billion and $4.2 billion as of June 30, 2021 and December 31, 2020 and 2019, respectively. Furthermore, we had accumulated losses of $11.9 billion, $10.5 billion and $8.0 billion as of June 30, 2021 and December 31, 2020 and 2019, respectively. To support our business plans, we raised funding primarily through the issuance of convertible redeemable preference shares, and we raised $262 million, $1.4 billion and $1.9 billion of cash during the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, respectively, through the issuance of convertible redeemable preference shares. Such convertible redeemable preference shares were cancelled and converted into the right to receive Ordinary Shares upon completion of the Business Combination and as a result, following completion, we no longer recognize any liability component nor any interest expense incurred with respect to such convertible redeemable preference shares. In addition, we secured $2.0 billion of financing under the Term Loan B Facility in the first half of 2021, and we secured PIPE proceeds of $4.04 billion in December 2021. As a result of the capital we have raised and the cash and cash equivalents we have had on hand, together with an assessment of our business plans, budgets and forecasts, our management has been able to conclude that it is appropriate for our consolidated financial statements to be prepared on a “going concern” basis.

Any failure to increase our revenue, manage the increase in our operating expenses, continue to raise capital, manage our liquidity or otherwise manage the effects of net liabilities, net losses and net cash outflows, could prevent us from continuing as a going concern or achieving or maintaining profitability.

Our ability to decrease net losses and achieve profitability is dependent on our ability to reduce the amount of partner and consumer incentives we pay relative to the commissions and fees we receive for our services.

We have paid significant amounts of incentives to attract new driver- and merchant-partners and consumers to our services in order to grow our business and generate new demand for our services and may continue to do so in the future. These incentives, which are typically in the form of additional payments made to partners and consumers, have in the past exceeded, and may in the future exceed, the amount of the commissions and fees that we receive for our services. Our revenues are reported net of partner and consumer incentives, so if incentives exceed our commissions and fees received, it can result in us reporting negative revenue. For the years ended December 31, 2019 and 2020 and the six months ended June 30, 2021, we incurred incentives of $2,351 million, $1,237 million and $740 million, respectively (comprised of partner incentives of $1,234 million, $621 million, and $311 million, respectively, and consumer incentives of $1,117 million, $616 million and $429 million, respectively) resulting in reductions to our reported revenues of the same amounts, which in the case of the year ended December 31, 2019 resulted in us reporting negative revenues of $(845) million. Notwithstanding our use of significant incentive payments to encourage use of our platform, our monthly transacting users nevertheless declined from approximately 29.2 million in the year ended December 31, 2019 to approximately 24.5 million for the year ended December 31, 2020, in part due to the impact of the COVID-19 pandemic on our mobility segment, and thereafter remained relatively stagnant at approximately 24.3 million for the six months ended June 30, 2021.

Our ability to increase our revenues and, in turn, decrease our net losses and achieve profitability is therefore significantly dependent on our ability to effectively use incentives to encourage the use of our platform and over time to reduce the amount of incentives we pay to both our driver and merchant partners and consumers of our services relative to the amount of commissions and fees we receive for our services. If we are unable to reduce the amount of incentives we pay over time relative to the commissions and fees we receive, we will likely impact our ability to increase our revenues, raise capital, reduce our net losses and achieve profitability and reduce our net cash outflows, any or all of which could prevent us from continuing as a going concern or achieving or maintaining profitability. In addition, given our use of incentives to encourage use of our platform, future decreases in the use of incentives could also result in decreased growth in the number of users and driver- and merchant-partners or an overall decrease in users and driver- and merchant-partners and decreases in our revenues, which could negatively impact our financial condition and results of operations.

Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business and prospects.

We operate across the deliveries, mobility and financial services segments in over 400 cities in the large, diverse and complex Southeast Asian region. Each of our segments is subject to various regulations in each of the jurisdictions in which we operate.

Focus areas of regulatory risk that we are exposed to include, among others: (i) evolution of laws and regulations applicable to deliveries, mobility and/or financial services offerings, (ii) various forms of data regulation such as data privacy, data localization, data portability, cybersecurity and advertising or marketing, (iii) gig economy regulations, (iv) anti-trust regulations, (v) economic regulations such as price, supply regulation, safety, health and environment regulations, (vi) foreign ownership restrictions, (vii) artificial intelligence regulation and (viii) regulations regarding the provision of online services, including with respect to the internet, mobile devices and e-commerce.

In addition, we may not be able to obtain all the licenses, permits and approvals that may be necessary to provide our offerings and those we plan to offer. Because the industries we operate in are relatively new and disruptive in our market, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving in certain jurisdictions. This can make it difficult for us to assess which licenses and approvals are necessary for our business, or the processes for obtaining such licenses in certain jurisdictions. For these reasons, we also cannot be certain that we will be able to maintain the licenses and approvals that we have previously obtained, or that once they expire we will be able to renew them. We cannot be sure that our interpretations of the rules and our exemptions have always been or will be consistent with those of the local regulators. As we expand our businesses, and in particular our financial services business, we may be required to obtain new licenses and will be subject to additional laws and regulations in the markets we plan to operate in.

Our business is subject to regulations from various regulators within each jurisdiction we operate in, and such regulators may not always act in concert. As a result, we may be subject to requirements which separately may not be materially adverse to us but when taken together could have a material impact on us. In addition, we are subject to differing, and sometimes conflicting, laws and regulations in the markets in which we operate.

Segments of our businesses that are currently unregulated could become regulated, or segments of our businesses that are already regulated could be subject to new and changing regulatory requirements. Various proposals which may impact our business are currently before various national, regional, and local legislative bodies and regulatory entities regarding issues related to our business and business model. For example, in Thailand, there are regulations which regulate how we calculate fees and the transportation fares. Additionally, under new regulations in Vietnam, we may be required to obtain a transport license in each province or city where mobility services are provided through our platform. We are currently engaging with national-level as well as provincial and city-level regulators on this requirement, which poses practical constraints for implementation, given that we believe these requirements are not appropriate or suited to a platform business such as ours. Pending the outcome of these engagement efforts, including how this requirement may be addressed under the new regulations, we may be required to make operational adjustments to comply with the necessary regulatory requirements, in order to avoid incurring penalties or disruptions in operations, which could involve significant costs or may not be practicable.

Compliance with existing or new laws and regulations could expose us to liabilities or cause us to incur significant expenses or otherwise impact our offerings or prospects. For example, in Malaysia, in order for us to operate GrabExpress on a nationwide scale, we are required to obtain a Class B license. However, our application for such license was rejected due to a moratorium on new applications. As a consequence, we are not allowed to deliver non-food items weighing less than two kilograms, although we are still allowed to deliver food and fresh produce and non-food items weighing more than two kilograms. In addition, any non-compliance resulting from our consumers using GrabExpress to ship non-food items weighing less than two kilograms, over which we have no control, could subject us to a penalty of RM300,000 (approximately $73,000) and/or incarceration of no more than three years. In Thailand, the Royal Decree on the Supervision of Digital Platform Service Business (the “ETDA Law”), issued by the Electronic Transactions Development Agency (the “ETDA”), was approved on October 25, 2021 by the cabinet of Thailand and is expected to become effective by March 2022 (with a grace period of 210 days and a tentative plan to issue relevant implementation rules and regulations within 180 days of the publication of the ETDA Law). If our business as a platform service provider or certain of our businesses in Thailand are considered by the ETDA to be “digital service platform businesses” regulated under the ETDA Law, our businesses in Thailand may be adversely affected because the ETDA Law gives the ETDA broad discretion to enforce the terms of the ETDA Law and to protect consumers of digital platform businesses. The ETDA’s enforcement powers include the ability: (i) to order suspension and/or discontinuation of businesses if any breach of the ETDA Law is not remedied; (ii) to order digital platform services providers to share information including potentially commercially sensitive information with consumers and other government agencies; (iii) to impose additional obligations on digital service platform businesses; (iv) before any digital services platform business providers can exit the businesses that the ETDA has jurisdiction over, to take any action to protect or prevent any damage which may be potentially incurred by consumers; and (v) to coordinate with the Office of Trade Competition Commission if there is any breach of the Trade Competition Act B.E. 2560. However, the exact impact the ETDA Law may have on us is unclear and will depend on the approach that the ETDA takes with respect to enforcing this law once it becomes effective in March 2022, and we intend to actively monitor and engage with the ETDA both prior to and after the law becomes effective in order to manage the impact on us, if any. There also has been pressure on governments in Southeast Asia to increase or introduce new taxes on the technology sector as it becomes a more important and profitable portion of the economy. In addition, as we expand our offerings in new areas, such as financial services and mapping or geospatial technology, we may become subject to additional laws and regulations, which may require licenses to be obtained for us to provide new offerings or continue to provide existing offerings in the relevant jurisdictions. Further, developments in environmental regulations, such as those applicable to vehicles that run on fossil fuels and those limiting the use of single-use packaging and utensils, may adversely impact our mobility and delivery businesses.

We are subject to laws and regulations that impose general requirements and provide regulators with broad discretion in determining compliance with such laws and regulations. Regulators may interpret laws and regulations in a manner differently than us and may have broad discretion in determining any sanctions or remedial measures. Many jurisdictions in which we operate currently do not require a commercial taxi license or delivery license for the driver-partners on our platform. However, local regulators may decide to enforce or enact local regulations requiring licenses, imposing caps on drivers or vehicles, mandating drivers to join a licensed entity or which impose other requirements, such as minimum age requirements for driver-partners. There are also regulations with respect to how fares are set between us and such special rental transportation companies and regulations requiring delivery driver-partners to join licensed courier companies prior to providing point-to-point delivery services through a platform such as our platform. If regulations evolve or regulators change current policy or enforce local regulations, we may face added complexity and risks in providing deliveries and mobility offerings on our platform. In addition, regulators in some jurisdictions impose a cap on both the supply and fares applicable to our operations, and although we have in the past been able to obtain approval to increase capacity when needed, there can be no assurance that we will continue to obtain approval to increase capacity to meet demand, which could impact our business and prospects. If we or drivers become subject to further caps, limitations, or licensing requirements, our business, financial condition, results of operations and prospects would be adversely impacted. In certain jurisdictions, there has been public pressure to impose limits on the commissions payable by merchant-partners to platforms such as our platform, which, if imposed, could impact our deliveries business.

In addition, since we operate across eight countries, we are subject to the risk that regulatory scrutiny or actions in one country may lead to other regulators taking similar actions in other countries. We, with our significant and varied group of stakeholders, are highly visible to regulators across our markets. Dissatisfaction among stakeholder groups could trigger regulator intervention, impacting our business.

Our actual or perceived failure to comply with applicable regulations could expose us to regulatory actions, including, but not limited to, potential fines, orders to temporarily or permanently cease all or some of our business activities, a prohibition on taking on new consumers, driver-partners or merchant-partners and the implementation of mandated remedial measures. Any such actions could materially and adversely affect our business, financial condition, results of operations and prospects.

Our brand and reputation are among our most important assets and are critical to the success of our business.

Our brand and reputation are among our most important assets. “Grab” is a household name in the markets in which we operate that is synonymous with our offerings. Successfully maintaining, protecting, and enhancing our brand and reputation are critical to the success of our business, including the ability to attract and maintain employees, driver- and merchant-partners and consumers accessing offerings available on our platform, and otherwise expand our deliveries, mobility and financial services offerings. Our brand and reputation are also important to our ability to maintain our standing in the markets we serve, including with regulators and community leaders. Any harm to our brand could lead to regulatory action, litigation and government investigations and weaken our ability to effect legislative changes and obtain licenses. In addition, because we operate regionally across Southeast Asia and various segments, including deliveries, mobility and financial services, an adverse impact on our brand or reputation in one market or segment can adversely affect other parts of our business.

A variety of factors and/or incidents, including those that are actual and within our control, as well as those that are perceived, rumored, or outside of our control or responsibility, can adversely impact our brand and reputation, such as:

•	complaints or negative publicity, including those related to personal injury or sexual assault cases involving consumers using our mobility offerings or other third parties;

•	issues with the choices and quality of our products and offerings or trust in our offerings;

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illegal or inappropriate behavior by employees, consumers or driver-partners or merchant-partners or other third parties we work with, including relating to the safety of consumers and driver- and merchant-partners;

•	improper, unauthorized, or illegal actions by third parties who conduct fraudulent or other activities, such as phishing-attacks;

•	the convenience and reliability of our superapp and technology platform, as well as any cybersecurity incidents affecting, disruptions to the availability of or defects in our platform or superapp;

•	issues with the pricing of our offerings or the terms on which we do business with platform users including consumers and driver- and merchant-partners;

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service delays or failures, such as missing, incorrect or cancelled fulfillment of orders or rides, or issues with cleanliness, food tampering or inappropriate or unsanitary food preparation, handling or delivery;

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lack of community support, interest or involvement, including protests or other negative publicity that may stem from a variety of factors beyond our control, such as the general political environment or a rise in nationalism in any of the markets where we operate;

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failing to act responsibly or in compliance with regulatory requirements, some of which may be evolving or ambiguous, in areas including labor, anti-corruption, anti-money laundering, safety and security, data security, privacy, provision of information about consumers and activities on our platform, or environmental requirements in areas including emissions, sustainability, human rights, diversity, non-discrimination and support for employees, driver- and merchant-partners and local communities; and

•	media or legislative scrutiny or litigation or investigations by regulators or other third parties.

Any harm to our brand or reputation, including as a result of or related to any of the foregoing, could materially and adversely affect our business, financial condition, results of operations and prospects.

The COVID-19 pandemic has materially impacted our business, is still ongoing, and it or other pandemics or public health threats could adversely affect our business, financial condition, results of operations and prospects.

The ongoing COVID-19 pandemic has globally resulted in loss of life, business closures, restrictions on travel, and widespread cancellation of social gatherings, has impacted and continues to impact our business, and has impaired the fair value of certain of our investments, goodwill and the recoverable value of our vehicles. In particular, our business segments were impacted as follows:

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Deliveries: Our deliveries segment experienced significant year-on-year GMV and revenue growth from 2019 to 2020 as consumer adoption of deliveries offerings increased in light of the stay-at-home and movement control orders, work-from-home arrangements and social distancing measures imposed as a result of the COVID-19 pandemic. In light of growing demand, we invested in scaling up offerings, such as GrabMart and GrabExpress. However, as the pandemic subsides and governments ease COVID-19 measures, demand for deliveries offerings may decline or may not continue to grow at similar levels. Furthermore, although our deliveries segment experienced significant overall growth, the pandemic led to closures of many restaurants and merchant-partners, and many of our partners are still struggling due to substantial declines in dine-in eating and demand in general. To the extent this impacts the breadth of options available to consumers through our platform, usage of our platform could be impacted, which could in turn impact the attractiveness of and level of activity across our ecosystem of consumers, and driver- and merchant-partners using our platform.

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Mobility: We experienced a year-on-year decline in GMV from 2019 to 2020 in our mobility segment resulting from a sharp decrease in rides booked through our platform, although revenue increased year on year. Demand was particularly low during March and April 2020 as stay-at-home orders were imposed in our key markets. Although demand for mobility offerings experienced some recovery in some of our key markets, such as Singapore and Vietnam, in the second half of 2020, this segment continues to be impacted by stay-at-home or movement control orders, work-from-home arrangements, travel restrictions and social distancing measures that reduce commuter traffic and demand for rides. In the first and second quarter of 2021, our mobility business continued to be impacted by increases in COVID-19 cases in our markets, including due to the emergence of new COVID-19 variants and related reinstatement of movement control orders and other social distancing measures. In markets where stay-at-home or movement control orders have been lifted, demand has not yet returned to pre-pandemic levels. In addition, in order to comply with social distancing requirements and improve safety, we from time to time modify or suspend certain offerings, such as our GrabShare and GrabHitch offerings, particularly as governments modify rules or guidelines in order to combat the pandemic. There can be no assurance that demand for our mobility offerings will return to pre-pandemic levels or that we will resume all of our mobility offerings in the near future or at all in all of our markets.

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Financial Services: Our financial services business was primarily impacted by the drop in demand for mobility offerings, a decrease in off-platform spending and other COVID-19 measures, which partially offset growth in deliveries-related payments, impacting growth in payment volume. In addition, our lending business was impacted by COVID-19, driven by closures of businesses, a decline in general consumer spending, and compulsory repayment holidays implemented by governments in certain of our markets. We also took a more conservative approach to loan origination as we were mindful of the potential effect of COVID-19’s economic impact on creditworthiness of consumers, and we delayed the marketing plans of certain insurance products such as travel insurance due to reduced travel.

The extent to which the COVID-19 pandemic will continue to impact our business going forward depends on future developments, which are highly uncertain and cannot be predicted at this time, including:

•	the occurrence of new COVID-19 strains and other new developments that may emerge concerning the severity of the disease;

•	the efficacy of current and future vaccines and treatments and the speed of vaccine or treatment roll-outs;

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the duration and nature of stay-at-home orders, social distancing measures, business closures or capacity limits, travel restrictions, and other measures implemented to combat the spread of the disease which can negatively impact demand for our offerings and also supply of driver-partners;

•	the economic impact of the pandemic in the markets in which we operate, which could impact demand for offerings or opportunities on our platform by consumers and driver- and merchant-partners;

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the continued provision of support and relief to small businesses, residents and economic activity by governments in the countries in which we operate, such as in Singapore and Malaysia where the government has implemented substantial and comprehensive support measures that have benefited the population, including consumers and driver- and merchant-partners;

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government measures, intervention or subsidies, or increased government scrutiny with respect to our business or industry, which could impact, among other things, the competitive landscape in our markets and cause us to incur unforeseen expenses;

•	other business disruptions that affect our workforce;

•	the impact on capital and financial markets;

•	impairment charges associated with goodwill, long-lived assets, investments and other acquired intangible assets; and

•	other unforeseen operating difficulties and expenditures.

Our ability to mitigate the impact of COVID-19 on our overall business has been partly driven by our ability to adapt to changes in consumer demand and preferences and the versatility of our platform. For example, as demand in our mobility segment decreased, we were able to utilize driver-partners providing mobility services to provide deliveries for our deliveries segment. In addition, stay-at-home or movement control orders and other COVID-19 measures led to a decrease in the number of driver-partners in March and April 2020, with some recovery starting in May 2020. However, significant uncertainty remains over the severity and duration of the COVID-19 pandemic, and as the pandemic continues, or if other public health threats arise in the future, we may need to continue to adapt to changing circumstances. There can be no assurance that we will be successful in doing so, including by maintaining and optimizing utilization of the driver-partner base.

In 2020, we also contributed to a special relief fund for driver-partners in Singapore to supplement driver income temporarily, which consisted of government-funded support and, during the initial phase of the fund, a weekly fixed payment from us. To the extent we deem it necessary in the future to take similar or other measures to assist the driver-partners or other partners in the future, our financial results may be adversely impacted. We also undertook a reduction in our labor force in June 2020, which affected approximately 360 employees, in an effort to manage the effects of the COVID-19 pandemic on our business.

In addition, we have taken and continue to take active measures to promote health and safety, including, among others, implementing GrabProtect, a suite of safety and hygiene measures for our mobility offerings, to protect the driver-partners and passengers, providing for no-contact deliveries, and working with driver-partners to take safety measures such as mask wearing, vehicle cleaning and disinfecting, temperature checks, and hand washing and sanitizing. However, our efforts may not be successful and may not provide sufficient protection from COVID-19 or similar public health threats in the future, or such efforts may not continue to be enough to promote consumer and driver- and merchant-partner confidence. In connection with public health threats, we may also be required to temporarily close our corporate offices and have our employees work remotely, as we have done in connection with the COVID-19 pandemic, which may impact productivity and may otherwise disrupt our business operations. The current outbreak of COVID-19 has resulted in a widespread global health crisis and adversely affected global economies and financial markets, and similar public health threats could do so in the future. Such events have impacted, and could in the future impact, demand for our offerings, which in turn, could materially and adversely affect our business, financial condition, results of operations and prospects.

If we fail to manage our growth effectively, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Since our inception in 2012, we have experienced rapid growth in our employee headcount, the number of consumers and driver- and merchant-partners using our platform, our offerings and the geographic reach and scale of our operations. We have also expanded both through acquisitions and strategic partnerships. This expansion increases the complexity of our business and has placed, and will continue to place, significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. In certain jurisdictions, our risk management function, particularly relating to enterprise-wide risk management and Sarbanes-Oxley compliance, are in relatively early stages of development and therefore we may be unable to identify, mitigate and remediate risks as they develop. We may not be able to manage our growth effectively, which could damage our reputation and negatively affect our operating results. Properly managing our growth will require us to establish consistent policies across regions and functions, as well as additional localized policies where necessary. A failure to effectively develop and implement any such policies could harm our business. In addition, as we expand, if we are unsuccessful in hiring, training, managing, and integrating new employees and staff to help manage and operate our businesses, or if we are not successful in retaining our existing employees and staff, our business may be harmed.

To manage the growth of our operations and personnel and improve the technology that supports our business operations, our financial and management systems, disclosure controls and procedures, and our internal controls over financial reporting, we will be required to commit substantial financial, operational, and technical resources. In particular, upgrades to our technology or network infrastructure are critical in supporting our growth, and without effective upgrades, we could experience unanticipated system disruptions, slow response times, or poor experiences for consumers, driver- and merchant-partners. We are in the process of putting in place a contract management system and does not yet have a central contract repository, which could lead to inefficient tracking of contractual obligations and spending. As our operations continue to expand, our technology infrastructure systems will need to be scaled to support our operations. In addition, our organizational structure is complex and will continue to grow as our platform is used by additional consumers and driver- and merchant-partners, and as we add employees, products and offerings, and technologies, and as we continue to expand, including through acquisitions and strategic partnerships, which may include expansion into business activities where we have limited experience, such as offline businesses, or no experience at all. If we do not manage the growth of our business and operations effectively, the quality of our platform and the efficiency of our operations could suffer, which could materially and adversely affect our brand and reputation and our business, financial condition, results of operations and prospects.

We are subject to various laws with regard to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism and have operations in certain countries known to experience high levels of corruption. Our audit and risk committee led an investigation into potential violations of certain anti-corruption laws related to our operations in one of the countries in which we operate and have voluntarily self-reported the potential violations to the U.S. Department of Justice. There can be no assurance that failure to comply with any such laws would not have a material adverse effect on us.

We are subject to anti-corruption, anti-bribery, and anti-money laundering and countering the financing of terrorism laws in the jurisdictions in which we do business and may also be subject to such laws in other jurisdictions under certain circumstances, including, for example, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to, among other things, obtain or retain business, direct business to any person, or gain any improper advantage. Under applicable anti-bribery and anti-corruption laws, we could be held liable for acts of corruption and bribery committed by third-party business partners, representatives, and agents who acted on our behalf. We have operations in, and have business relationships with, entities in countries known to experience high levels of corruption. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and we are subject to the risk that we could be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and our and their respective employees, representatives, contractors, and agents, even if we do not authorize such activities. Our employees frequently consult or engage in discussions with government officials in the markets where we operate with respect to potential changes in government policies or laws impacting our industries and have engaged in joint ventures and other partnerships with state-owned enterprises or government agencies, which potentially heighten such anti-corruption-related risks. In addition, our activities in certain countries with high levels of corruption enhance the risk of unauthorized payments or offers of payments by driver-partners, consumers, merchant-partners, shippers or carriers, employees, consultants, or business partners in violation of various anti-corruption laws, including the FCPA, even though the actions of these parties are often outside our control. While we have policies and procedures intended to address compliance with such laws, there is no guarantee that such policies and procedures are or will be fully effective at all times, and our employees and agents may take actions in violation of our policies and procedures or applicable laws, for which we may be ultimately held responsible. For example, our audit and risk committee led an investigation into potential violations of certain anti-corruption laws related to our operations in one of the countries in which we operate and have voluntarily self-reported the potential violations to the U.S. Department of Justice. The country did not represent a material portion of our revenue in 2020 and while no conclusion can be drawn as to the likely outcome of the U.S. Department of Justice matter, currently we are not aware of any other contemplated or pending investigations or litigation related to the potential violations that may have a material impact on us.

Additional compliance requirements may compel us to revise or expand our compliance program, including the procedures we use to verify the identity of platform users and monitor international and domestic transactions. Any violation of applicable anti-bribery, anti-corruption, and anti-money laundering and countering the financing of terrorism laws could result in whistleblower complaints, adverse media coverage, harm to our reputation and brand, investigations, imposition of significant legal fees, severe criminal or civil sanctions, suspension or debarment from government licenses, permits and contracts, forced exit from an important market or business segment, substantial diversion of management’s attention, a drop in our Class A Ordinary Share and Warrant prices, or other adverse consequences, any or all of which could have a material and adverse effect on our business, financial condition, results of operations and prospects.

If we are required to reclassify drivers as employees or otherwise, or if driver-partners and/or employees unionize, there may be adverse business, financial, tax, legal and other consequences.

The independent contractor status of drivers is currently being challenged in courts, by government agencies, non-governmental organizations, groups of drivers, labor unions and trade associations all around the world. Driven in part by developments in the United States and Europe, there has been growing interest in this area recently from regulators in Southeast Asia, where we operate. The tests governing whether a driver is an independent contractor or an employee vary by governing law and are typically highly sensitive to certain factors including, among others, changes in public opinion and political conditions. We believe that the driver-partners are independent contractors based on existing employment classification frameworks, because, among other things, they: (i) can choose whether, when, where, and the manner and means to provide services on our platform; (ii) are able to provide services on our competitors’ platforms; (iii) have each acknowledged and agreed when signing up to our terms and conditions that their relationship with us does not constitute an employment relationship; (iv) may provide their own vehicles to perform services and, in some jurisdictions such as Indonesia, Singapore, Thailand and Malaysia, are also able to rent cars (as lessees) from any rental company or us, if needed; and (v) pay a commission for using our platform. Changes to laws or regulations governing the definition or classification of independent contractors, or judicial decisions regarding independent contractor classification, could require reclassification of driver-partners as employees (or workers or quasi-employees where those statuses exist), and if so, we would be required to incur significant additional expenses for compensating driver-partners, potentially including expenses associated with the application of wage and hour laws (including minimum wage (which may include requirements to pay wages for periods when a driver-partner is offline or not driving through our platform), overtime, and meal and rest period requirements), employee benefits (including requirements with respect to statutory contribution, compulsory insurance and trade union fees), taxes, and penalties. In addition, a determination that driver-partners are employees or ostensible agents could lead to claims, charges or other proceedings under laws and regulations applicable to employers and employees, such as claims of joint employer liability or agency liability, harassment and discrimination, and unionization. New employment classifications could be created and applied to the driver-partners, with additional requirements imposed on us beyond current requirements. Any such reclassification or new classifications could have a significant impact on our labor costs, business operations and employee relations, and an adverse effect on our business and financial condition.

Although our position with respect to the independent contractor status of driver-partners has generally been upheld in relevant jurisdictions, we continue to face challenges from driver-partners alleging employee status in certain jurisdictions. For example, a driver-partner has filed a judicial review in the High Court in Malaysia to quash the Minister of Human Resources’ refusal to refer her unfair dismissal claim against our subsidiary to the Industrial Court of Malaysia. Although the High Court has rejected the judicial review application, the driver-partner has filed an appeal to the Court of Appeal, and the appeal is pending. The final outcome of the case could set a precedent with respect to the classification of driver-partners for companies such as us. If the appeal is successful, the case will be heard by the Industrial Court and if the Industrial Court finds that driver-partners should be considered employees, we could be liable for various payroll-related obligations with respect to these employees, and could be subject to the unionization and other risks described below. Furthermore, we have historically strived to provide driver-partner benefits and privilege schemes including offering support to partners during the COVID-19 pandemic. Such benefits may in certain cases go beyond any statutory requirements and are used to both acquire and encourage the frequent use of our platform by driver-partners as well as to demonstrate to stakeholders and regulators that we are a responsible and good partner to our platform users. However, despite such efforts, regulators may deem our benefits and welfare schemes insufficient and impose additional requirements on companies such as us or change relevant laws or regulations. Policies could change due to, among others, driver welfare concerns with respect to matters such as income protection and certainty, long-term financial condition, professional development, the need for health or other insurance, retirement benefits, the need for fair working conditions and the desire to provide a forum to voice opinions and complaints, and we may not be successful in defending the independent contractor status of drivers in some or all jurisdictions in the future. The costs associated with defending, settling, or resolving pending and future lawsuits relating to the independent contractor status of the driver-partners could be material to our business.

In addition, even if we are successful in defending such independent contractor status, governments may nevertheless impose additional requirements on us with respect to our independent contractors. For example, informal requests from government regulators to increase insurance coverage and to explore providing minimum wages for driver-partners in certain jurisdictions could increase costs. Although we are working closely with certain regulators to address these concerns, including discussing new categories of employment to cater to the needs of gig economy workers in a financially sustainable manner for platform companies such as us, we may not be successful in these efforts or be able to do so without impacting consumer experience. We may need to incur substantial additional expenses to provide additional benefits to our independent contractors if required or requested by regulators.

Furthermore, the driver-partners and/or employees could unionize and unionization could lead to inefficiencies in implementing policy or other changes or otherwise cause us to incur increased costs, including legal and other associated costs and adversely impact consumer experience. If the driver-partners and/or employees unionize and invoke collective bargaining powers, the terms of collective bargaining agreements could materially adversely affect our costs, efficiency, ability to generate acceptable returns on the affected operations, financial condition and results of operations. In addition, disputes with driver-partners and/or employees over union and collective bargaining issues could be disruptive and harm our reputation.

If we are unable to continue to grow our base of platform users, including driver- or merchant-partners and consumers accessing our offerings, our value proposition for each such constituent group could diminish, impacting our results of operations and prospects.

Our success in a given geographic market depends on our ability to increase the scale of the driver- and merchant-partner base and the number of consumers transacting through our platform as well as expand the deliveries, mobility and financial services offerings on our platform. A key focus of our growth strategy has been to develop our superapp to create an ecosystem with synergies driving more users on both the supply and demand sides to our platform. This ecosystem, and the synergies within our ecosystem, take time to develop and grow, because doing so requires us to replicate our efforts in more than 400 cities in Southeast Asia, where each country has different infrastructure, regulations, systems and user expectations and preferences, as well as a different approach to localizing our operations. Although we believe there are strong synergies among our business segments that help increase the breadth, depth and interconnectedness of our overall ecosystem, there are a number of risks and uncertainties that may impact the attractiveness of our ecosystem, including the following:

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If consumers are not attracted to our platform or choose deliveries, mobility or financial services providers outside of our platform, we may be unable to attract driver- and merchant-partners to our platform, which in turn means consumers using our platform may have fewer choices and may not be able to obtain better value options thereby making our platform less attractive to consumers. Consumers choose our platform based on many factors, including the convenience of our superapp, trust in the services offered through our platform as well as our technology platform and the choices and quality of our products and offerings. A deterioration in any of these factors could result in a decline in the number of consumers using the offerings on our platform, or the frequency with which they use such offerings.

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If driver-partners are not attracted to our platform or choose not to offer their services through our platform, or elect to offer them through a competitor’s platform, we may lack a sufficient supply of driver-partners to attract and retain consumers and merchant-partners to our platform. Driver-partners choose us based on many factors, including the opportunity to earn money, the flexibility and autonomy to choose where, when and how often to work, the tools and opportunities we provide to seek to maximize productivity and other benefits that we provide to them. Lockdowns relating to COVID-19 have also negatively impacted driver-partner supply in certain jurisdictions. It is also important that we maintain a balance between demand and supply for mobility services in any given area at any given time. We have experienced and expect to continue to experience driver-partner supply constraints or oversupply from time to time in certain areas (including certain areas or locations within cities). To the extent that we experience driver-partner supply constraints in a given market, we may need to increase, or may not be able to reduce, the driver-partner incentives that we offer.

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If merchant-partners, such as restaurants, convenience and grocery stores, multinational franchises and lifestyle service providers, are not attracted to our platform or choose to partner with our competitors, we may lack a sufficient variety and supply of options, or lack access to the most popular merchant-partners, such that the offerings on our platform will become less appealing to consumers and the driver-partners will have fewer opportunities to provide services. The merchant-partners choose us based on many factors, including access to the consumer base and delivery and payment network available through our platform, the tools and opportunities we provide to enhance their profitability and the opportunity to leverage our data insights. We seek to leverage off the strong consumer base using our platform in our deliveries and mobility segments to grow our financial services and other businesses.

The number of consumers using our platform may decline or fluctuate as a result of many factors, including dissatisfaction with the operation and security of our superapp or consumer support, pricing levels, dissatisfaction with the deliveries, mobility, financial services or other offerings or quality of services provided by the driver- and merchant-partners and negative publicity related to our brand or reputation, including as a result of safety incidents, driver or community protests or public perception of our business. In April 2018, we experienced a platform-wide disruption that impacted the availability of our deliveries and mobility offerings for several hours. This disruption was the result of a systems failure by a third-party service provider that impacted our platform. We also experienced a similar disruption in December 2019 and November 2021. If similar incidents occur in the future, consumer satisfaction could be impacted, which in turn could impact the balance of our ecosystem.

The number of driver- and merchant-partners on our platform may decline or fluctuate as a result of a number of factors, including ceasing to provide services through our platform, passage or enforcement of local laws regulating, restricting, prohibiting or taxing the services and offerings of the driver- and merchant-partners, the low costs of switching to alternative platforms, dissatisfaction with our brand or reputation, our pricing model (including potential reductions in incentives) or other aspects of our business. In August 2019, personal information of some of the driver-partners was exposed to other driver-partners. Additionally, driver or community protests, which have occurred in some of our markets from time to time, could also negatively impact driver perception of us or our industry and impact our ability to recruit and maintain our base of driver- and/or merchant-partners.

In addition, the synergies we seek to realize from having a superapp-led ecosystem may not materialize as we expect them to or in a cost-effective manner. For example, we expect our superapp strategy to benefit from developing and growing our financial services offerings, which we believe will be linked to lower driver- and merchant-partner and consumer acquisition costs and increased consumer engagement, retention and spending. Further, social engagement applications may encroach on the offerings of transactional applications such as ours.

Any inability to maintain or increase the number of consumers or driver- or merchant-partners that use our platform or a failure to effectively develop our superapp could have an adverse effect on our ability to maintain and enhance our ecosystem, as well as the synergies within our ecosystem, and otherwise materially and adversely affect our business, financial condition, results of operations and prospects.

Security, privacy, or data breaches involving sensitive, personal or confidential information could also expose us to liability under various laws and regulations across jurisdictions, decrease trust in our platform, and increase the risk of litigation and governmental investigation.

Our business involves the collection, storage, processing, and transmission of a significant amount of personal and sensitive data, such as that of driver- and merchant-partners, consumers, employees, job candidates and other third parties. From time to time, we may also engage third-party vendors to collect data and other insights that are then used by us in our business operations. We are subject to numerous laws and regulations designed to protect such data. Laws and regulations that impact our business, and particularly laws, regulations and other measures governments may take based on privacy and data protection concerns, are increasingly strict and complex, change frequently and at times are in conflict among the various jurisdictions where we do business. For example, Thailand’s new Personal Data Protection Act is expected to become fully enforceable in 2022 and new data privacy legislation has been discussed by governments in certain other jurisdictions where we operate. In certain jurisdictions there are laws and regulations that restrict the flow of data outside the country which may also constrain our activities and require the use of local servers. We may also be required to disclose personal data about an individual to a public agency, where the disclosure is necessary in the public interest, or for the purposes of policy formulation or review. Some of these disclosures may put us in a disadvantaged position, especially if the provided data is repurposed for another intent, or adequate protection is not accorded to such data. As such laws increase in their complexity and impose new requirements, we may be required to incur increased costs to comply with data privacy laws and could incur penalties for any non-compliance or breaches. These laws may also limit how we are able to use data. For more information regarding relevant laws and regulations we are subject to, see “Regulatory Environment.”

From time to time we implement measures in order to protect sensitive and personal data in accordance with our contracts, data protection laws and consumer laws. However, we may be subject to data breach incidents, including where data breach incidents are suffered by third parties that we contract or interact with, that often involve factors beyond our control. We have notified data protection authorities of data breaches and data protection authorities have also opened investigations involving or brought enforcement actions against us. For example, in March 2017, two GrabHitch driver-partners in Singapore separately posted the personal data of one of their passengers on a public Facebook page. The PDPC investigated the incident and found that we were in breach of the relevant data privacy obligations despite the fact that GrabHitch driver-partners provide the GrabHitch carpooling service in a personal capacity. The PDPC ordered us to provide detailed guidance for our GrabHitch driver-partners on the handling of personal data of their passengers and to communicate relevant policies to them, and we have since implemented remedial actions to educate them. The PDPC has issued other enforcement decisions as well as penalties against us for breaching our protection obligation under Singapore data protection law, and in the Philippines, the National Privacy Commission has taken action relating to some of our data processing activities. We remain subject to the risk that further incidents of this type could occur in the future. We also rely on third-party service providers to host or otherwise process some of our platform users’ data in certain jurisdictions and we may have limited control or influence over the security policies or measures adopted by such third-party service providers. Any failure by a third party to prevent or mitigate security breaches or improper access to, or disclosure of, such information could have adverse consequences for us.

Although we maintain, and are in the process of improving, internal access control mechanisms and other security measures to ensure secure and appropriate access to and storage and use of our sensitive, business, personal, financial or confidential information by anyone including our employees, contractors and consultants, these mechanisms may not be entirely effective, or fully complied with internally. As part of periodic reviews carried out by us, we have identified, and in the future may identify, data protection issues requiring remediation with respect to such measures that require us to further update our compliance functions. In particular, we may still be at risk of unauthorized use or disclosure of such information. Any misappropriation of personal information, including credit card or banking information, could harm our relationship with consumers and driver- and merchant-partners and cause us to incur financial liability and reputational harm. If any person, including any of our employees, improperly breaches our network security or otherwise mismanages or misappropriates driver-partner, merchant-partner or consumer personal or sensitive data, we could be subject to regulatory actions and significant fines for violating privacy or data protection and consumer laws or lawsuits for breaching contractual confidentiality or data protection provisions which could result in negative publicity, legal liability, loss of consumers or driver- or merchant-partners and damage to our reputation. We are an attractive target of data security attacks by third parties that may attempt to fraudulently induce employees or platform users to disclose information to gain access to our data or the data of platform users. A successful attempt could lead to the compromise of sensitive, business, personal, financial, credit card, banking or other confidential information, which could result in significant liability and a material loss of revenue resulting from the adverse impact on our reputation and brand, a diminished ability to retain or attract new platform users and disruption to our business.

Because the techniques used by an individual or a group to obtain unauthorized access, make unwarranted alteration to our data and source codes, disable or degrade services, or sabotage systems are often complex, not easily recognizable and evasive, we may not be able to anticipate these techniques and implement adequate preventative measures. Such individuals or groups may be able to circumvent our security measures (including, but not limited to, via phishing attacks, malware infection, system intrusion, misuse of systems, website defacement, and DDoS attacks) and may improperly access or misappropriate confidential, proprietary, or personal information held by or on behalf of our Company, disrupt our operations, damage our computers, or otherwise damage our business. Although we have developed, and continue to develop, systems and processes that are designed to protect our servers, platform and data, including personal and sensitive data of the driver-partners, merchant-partners, consumers, employees, job candidates and other third parties, we cannot guarantee that such measures will be effective at all times. Our efforts may be hindered due to, for example, government surveillance, regulatory requirements or other external events; software bugs or other technical errors or issues; or errors or misconduct of employees, contractors or others; a rapidly evolving threat landscape; and inadequate or failed internal processes or business practice. While we invest significant resources to protect against or remediate cybersecurity threats or breaches, or to mitigate the impact of any breaches or threats, we may still be subject to potential liability above the amounts covered by our insurance.

Any of the foregoing could subject us to regulatory fines, scrutiny and actions, including, but not limited to, orders to temporarily or permanently cease all or some of our business activities, a prohibition on taking on new consumers, driver-partners or merchant-partners and the implementation of mandated remedial measures, which could materially and adversely affect our business, financial condition, results of operations and prospects.

Our financial services business may not ultimately be successful and could subject us to additional requirements, risks and regulations.

We have expanded, and plan to continue to expand, our financial services offerings and platform. These offerings include services such as digital banking, payments, lending, receivables factoring, insurance distribution and wealth management. For example, we now provide credit products, including financing for the driver- and merchant-partners, purchase financing, cash loans, a receivables factoring “PayLater” option for consumers through GrabFinance, and wealth management products through GrabInvest services. Expanding our financial services offerings requires us to engage in activities such as education of driver- and merchant-partners, building awareness of our financial services offerings, attracting and retaining talent with relevant financial services skills, entering into arrangements with new partners, and also exposes us to risks including, among others, credit risk, counterparty risk, regulatory risk, compliance and reputational risks.

In addition, the intersection of finance and digital services is a relatively new phenomenon but one that has attracted significant regulatory attention. Our business is subject to laws that govern payment and financial services activities and we may face challenges in obtaining and maintaining licenses and regulatory approvals and in managing relationships with regulators. As we evolve our business, we may be subject to additional laws or requirements related to money transmission, lending, consumer protection, online payments, and financial regulation. These laws govern, among other things, money transmission, prepaid access instruments, electronic funds transfers, anti-money laundering, countering the financing of terrorism, lending, consumer protection, banking, systemic integrity risk assessments, cybersecurity of payment processes, and import and export restrictions. Additionally, our “PayLater” offering, which allows consumers to pay for products or services within a certain period after the relevant transaction, involves the factoring of receivables of merchant-partners for their customers. Recently, regulators in certain jurisdictions, including Singapore and Malaysia, have been reviewing buy now, pay later offerings with a view toward limiting consumer overspending among other things. There can be no assurance that regulators will not impose requirements or curbs on such offerings and any such requirements or curbs could adversely impact us. We are subject to regulatory audits in all markets where we operate licensed financial services businesses and such audits carry the risk that regulators could allege violations or view our continued participation in the market, as an overseas company, undesirable, and impose sanctions, penalties or withdraw licenses.

Further, we maintain licensing relationships with all major credit card providers, and any contractual disputes over fees or other violations may result in restrictions or withdrawal of one or more scheme’s services. Furthermore, our financial services business and the use of such services have historically relied significantly on our deliveries and mobility segments, as consumers often use GrabPay to pay for deliveries and mobility services offered through our platform. The expansion of our financial services business will depend to a large extent upon our ability to continue to grow the use of our financial services for uses outside of our deliveries and mobility segments and for off-platform usage.

As a new entrant in the financial services industry, we face intense competition with existing banks and financial services providers that may have greater experience, better access to capital, a lower cost of capital and more resources than we have. We will also compete against other new entrants, which, in Singapore, include NYSE-listed Sea Ltd. (which was also selected for the award of a digital full bank license) and Ant Group Co. Ltd. and a consortium led by Greenland Financial Holdings Group Co. Ltd. that were selected for the award of digital wholesale bank licenses. Our ability to achieve or maintain market acceptance for our financial services and products are affected by a number of factors, such as the community’s level of trust in digital financial services and products being provided by a company that is not a traditional financial institution, entrenched preferences in traditional payment methods, insufficient use cases for our digital payment services and lack of infrastructure support locally. Moreover, even if there is adequate acceptance of our digital financial services and products, our business will continue to be subject to the changing needs and demands of users, which may change for a multitude of reasons such as availability of alternative payment methods that are more popular or widely accepted by the population.

Any of the foregoing, including any failure to manage these risks, could materially and adversely affect our business, financial condition, results of operations and prospects.

Improper, dangerous, illegal or otherwise inappropriate activity by consumers or driver- or merchant-partners or other third parties could harm our business and reputation and expose us to liability.

Due to the breadth of our operations that span across a wide variety of consumers, driver- and merchant-partners and other third parties in more than 400 cities in Southeast Asia, we are exposed to potential risks and liabilities arising from improper, dangerous, illegal or otherwise inappropriate actions by a wide variety of persons that we have no control over. Although we have implemented certain measures in order to ensure both partner and consumer safety, such measures may not be effective or adequate and any such actions may result in adverse consequences, such as nuisance, property damage, injuries, fatalities, business interruption, brand and reputational damage or significant liabilities for us.

Although there are generally certain qualification processes in place for the driver- and merchant-partners, including background checks on driver-partners, these qualification processes may not bring to light all potentially relevant information and would not bring to light events occurring after the qualification process is complete. In certain jurisdictions, available information may be limited by applicable laws or limited generally, and we (or third-party service providers we use to conduct background checks) also may fail to conduct qualification processes adequately. Furthermore, we do not independently test the driving skills of the driver-partners or other relevant skills of our other merchant-partners.

In our mobility business, if the driver-partners or consumers engage in improper, dangerous, illegal or otherwise inappropriate activities, driver-partners and/or consumers may not consider offerings on our platform to be safe and we may otherwise suffer adverse consequences, such as liability due to bodily harm to other users of our platform, and other brand and reputational damage. For example, in Cambodia, most of our two-wheel and three-wheel driver-partners do not obtain (and in certain cases are not required to obtain) driver’s licenses, which could subject them and us to potential risks. In addition, merchant-partners in some of the countries in which we operate are not required to obtain food hygiene certificates or may only be subject to limited regulatory guidelines with regard to food safety and hygiene. In our financial services business, we may also be susceptible to potentially illegal or improper uses, which may include the use of our payment services in connection with fraudulent sales of goods or services, software and other intellectual property piracy, money laundering, bank fraud and prohibited sales of restricted products. If consumers or third parties providing financial services in partnership with us engage in improper, illegal or otherwise inappropriate activities while using our platform, other consumers and driver- and merchant-partners may also be unwilling to continue using our platform. Despite measures that we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that our measures will be effective.

Any of the foregoing activities, whether or not caused by or known to us, could harm our brand and reputation, result in litigation or regulatory actions, and otherwise materially and adversely affect our business, financial condition, results of operations and prospects.

We are subject to risks associated with strategic alliances and partnerships.

We have entered into strategic alliances and partnerships with third parties and may continue to do so in the future. Such alliances and partnerships have included, among others, joint ventures or minority equity investments, such as our investments in the Digital Banking JV with Singtel and partnerships with strategic investors, including with Mitsubishi UFJ Financial Group Inc. (“MUFG”) for certain digital financial services, such as payments and lending, and with Toyota in several areas related to supporting driver-based services. These alliances and partnerships subject us to a number of risks, including risks associated with the sharing of proprietary information between parties, non-performance by us or our partners of obligations under relevant agreements, disputes with strategic partners over strategic or operational decisions or other matters, increased expenses in establishing new strategic alliances and non-compete provisions under some of such arrangements which limit our ability to operate in certain market segments, the need to support or capitalize joint venture or associate entities and reputational risks from association with strategic partners, as well as litigation risks associated therewith. In addition, Singtel has the right to swap all (but not a portion) of its shares in the Digital Banking JV for shares of GFG if GFG pursues a public offering prior to an IPO of the Digital Banking JV, subject to the terms of the shareholders agreement for the Digital Banking JV. Accordingly, we will experience dilution of our ownership of GFG if Singtel exercises its right to swap its shares in the Digital Banking JV for GFG shares. See also “—Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia—We may issue additional securities without shareholder approval in certain circumstances, which would dilute existing ownership interests and may depress the market price of our shares.”

Furthermore, some of our strategic alliances and partnership agreements contain exclusivity provisions restricting us from providing a particular service outside of the strategic alliance or partnership in a particular jurisdiction. For example, we and MUFG have entered into an agreement for strategic collaboration under which we have granted MUFG’s affiliates in Thailand exclusivity with respect to the provision of certain financial products and services to the driver- and merchant-partners and consumers and we have also granted MUFG’s affiliates a right of first offer with respect to certain financial products and services in our markets in which we operate. Subject to certain exceptions and carve-outs, the shareholders agreement with Singapore Telecommunications Limited (“Singtel”) for the Digital Banking JV contains restrictions on investments in other digital banking and other financial services businesses as well as restrictions on operating certain banking and financial services businesses outside of the Digital Banking JV. The Digital Banking JV partners have agreed on a process for expanding digital banking and certain financial services into Southeast Asian jurisdictions beyond Singapore. Although we agree to such restrictions because we believe that the overall strategic alliance or partnership is to our benefit, such restrictions could adversely impact our growth prospects.

Our entry into digital banking in Singapore through the Digital Banking JV is subject to risks.

In December 2020, the MAS selected our consortium with Singtel to be a potential recipient of a digital full bank license. In November 2021, MAS issued the banking license to the Digital Banking JV “GXS Bank” solely for the purpose of facilitating the necessary preparatory work. The Digital Banking JV is not allowed to commence any business activities, until it is operationally ready and has obtained MAS’s approval to do so. However, there can be no assurance that the Digital Banking JV will be successful in obtaining MAS’s approval to commence business activities, given that it is not yet in the final stages of the building phase in preparation for our operations. The Digital Banking JV must meet all relevant prudential requirements and licensing pre-conditions before the MAS grants the approval to commence business, and these requirements and pre-conditions require substantial capital commitments from our shareholders, or may impose additional challenges, and give rise to regulatory and credit risks. In addition, the Digital Banking JV must comply with relevant banking regulations and other requirements on an ongoing basis. In particular, maintaining compliance with the MAS requirement of being “anchored in Singapore, controlled by Singaporeans and headquartered in Singapore” for it to be able to maintain the digital full bank license is subject to continuous regulatory review as our or GFG’s ownership and management control may evolve. Details of our corporate governance structures that became effective immediately upon consummation of the Business Combination have been shared and aligned with MAS’s expectations. However, the MAS, at its sole discretion, may determine that future events cause the Digital Banking JV to no longer meet such requirement, which could have adverse consequences. These consequences may include but are not limited to the Digital Banking JV having our bank license suspended or revoked, or failing to obtain MAS’s approval to commence business. The MAS may take other actions to ensure that the Digital Banking JV is anchored in Singapore, controlled by Singaporeans and headquartered in Singapore. This could require us to sell or transfer existing shares in the Digital Banking JV to, or enter into proxy arrangements with, or could require the Digital Banking JV to issue new shares to, the joint venture partner, Singtel, or other Singapore citizens or entities. Furthermore, according to MAS’s eligibility criteria, among other requirements, holders of the digital full bank licenses will need S$1.5 billion (approximately $1.1 billion) in minimum paid-up capital as well as additional capital to accommodate certain losses as determined by MAS. As such, the terms of the shareholders agreement with Singtel for the Digital Banking JV includes the obligation for us and our joint venture partner to make capital contributions to the

Digital Banking JV of S$1.93 billion total (approximately $1.44 billion), which includes provision for retained losses. We believe both we and our joint venture partner, Singtel, each have sufficient cash resources to satisfy their respective obligations when due, and both parties have demonstrated to MAS that they have sufficient corporate funds to meet their respective funding obligations. We also have the obligation to indemnify our joint venture partner Singtel from and against certain losses resulting from breaches by us of undertakings to make committed capital contributions, undertakings given to the MAS or revocation of the digital full bank license or material restrictions being imposed on Digital Bank JV on account of an action taken by us and to indemnify bank customers against any shortfall in non-bank deposits. In addition, upon certain events of default occurring, including a change of control of GFG before 2025, our joint venture partner Singtel may, with regulatory approval, sell its Digital Banking JV shares to us at a 20% premium over fair market value, or purchase our Digital Banking JV shares at a 20% discount to fair market value.

We rely significantly on third-party cloud infrastructure services providers and any disruption of or interference with the use of our services could adversely affect our business, financial condition, results of operations and prospects.

Our platform is currently hosted within data centers provided by third-party cloud infrastructure services providers. As the continuing and uninterrupted performance of our platform is critical to our success, any system failures of such third-party providers’ services could reduce the attractiveness of our platform and may adversely affect our ability to meet the requirements of consumers and driver- and merchant-partners when they are using our platform. Third-party cloud infrastructure services providers are vulnerable to damage or interruptions from factors beyond our or their control, including but not limited to computer viruses and other malicious code, denial-of-service attacks, cyber and ransomware attacks, phishing attacks, break-ins, sabotage, vandalism, power loss or other telecommunications failure, fire, flood, hurricane, tornado or other natural disasters, software or hardware errors, failures or crashes and other similar disruptive problems. For example, one of our third-party infrastructure services providers suffered technical failures in March 2018 that caused the loss of a significant number of transactions over a period of several hours. In addition, in February 2021, GrabExpress orders were impacted due to system delays from one of our third-party infrastructure providers, affecting order fulfilment for GrabExpress deliveries for a period of approximately two hours. We expect that in certain jurisdictions, it may become increasingly difficult to ensure reliability of our platform as we expand and the usage of our platform increases. Any future disruptions could adversely impact user experience, create negative publicity harming our reputation, impact the quality, availability and speed of the services we provide as well as potentially violate regulatory requirements in relation to technology risk and business continuity risk management. Any of the foregoing could result in interruptions, delays, loss of data, cessations to our operations or in the provision of offerings through our platform and compensation payments to our partners and end consumers, and could adversely affect our business, financial condition, results of operations and prospects.

Furthermore, under our agreements with our third-party cloud infrastructure services providers, we are required to meet certain minimum spending commitments. To the extent we fall short of meeting such commitments, we could be required by the relevant service provider to pay for the shortfall, which would cause us to incur additional expenses.

We may continue to be blocked from, or limited in, providing our products and offerings in certain markets, may contravene applicable laws and regulations and may be required to modify our business model in order to manage our compliance with applicable laws and regulations.

Many markets in Southeast Asia may have laws and regulations that do not sufficiently contemplate or cover all of our business activities. As our business, business model, products, offerings and operations may be relatively new in these markets, the relevant laws and regulations, as well as their interpretations, may be unclear and evolving. This may make it difficult for us to assess which licenses, permits and approvals are necessary for our business, or the processes for obtaining such licenses, permits and approvals. This mismatch between our businesses and laws in the jurisdictions where we operate may also subject us to inconsistent, uncertain and arbitrary application of such laws and increased regulatory scrutiny. We may also proceed with business activities on a risk-weighted assumption that certain laws and regulations are invalid or inapplicable, which may not be the case. As part of our decision-making process in such circumstances, we have a cross functional team, which includes representatives from our governance, risk and compliance, legal, public affairs and public relations teams, that engages in considering such issues and making decisions that are consistent with our corporate culture (which includes sustainable growth and a strong focus on compliance) and common sense. We also, as part of our decision-making process, typically seek advice from local law firms with expertise on local regulatory considerations. In certain markets, we financed and provided offerings, either directly or through others with whom we had affiliations, while we are still assessing or considering the applicability of laws and regulations to those offerings or while we considered potential changes we may need to implement to comply with such laws and regulations. Our decision to continue operating in these instances has been subject to scrutiny by government authorities. There may have been instances where we were not in compliance with applicable laws and regulations or did not have all required licenses, permits and approvals needed to conduct the relevant business.

We also cannot be certain that we will be able to maintain licenses, permits and approvals that we have previously obtained, or that, once they expire, we will be able to renew them. Our interpretations of laws and regulations and relevant exemptions also may not be consistent with those of the regulators. As we expand our businesses, and in particular our financial services business, we may be required to obtain new licenses, permits and approvals and will be subject to additional laws and regulations and uncertainties in the markets we plan to operate in.

Many of the markets in Southeast Asia have not developed a fully integrated regulatory regime, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in such markets, including, in particular, new or disruptive business models such as those in the technology sector. In Thailand, mobility services provided through online channels, including mobile applications such as our platform, are governed by laws that are broad, and as a result, our offerings could become subject to additional licensing or registration requirements at the discretion of relevant Thai regulators. On June 23, 2021, a Thai law governing ride-hailing became effective, and on September 30, 2021, additional legislation implementing such law was enacted, which covers (i) pricing, (ii) application and ride-hailing operator certification, (iii) the on-boarding process of driver-partners, (iv) required decals to be placed on a ride-hailing vehicle and (v) a determination of horsepower of vehicles used to provide ride-hailing services. Our platform and the driver-partners are now required to comply with such new legislation, though we believe it may take time for many of the driver-partners to fully comply with the requirements of the new legislation. Although we believe Thai regulators are aware that full compliance with the recently enacted legislation may take some time, if relevant Thai regulators begin to enforce such laws before we or the driver-partners are able to be in full compliance, our supply of driver-partners in Thailand could be materially impacted, which could impact our ability to continue to operate our mobility segment in Thailand. In addition, a new Thai law became effective on July 1, 2021 that categorized GrabFood, GrabMart and GrabExpress as regulated online delivery services under the purview of the Thai Department of Control. This new law is expected to be supplemented by further implementing legislation that may implement pricing controls. Although we cannot currently assess the potential impact of such legislation until implementing legislation is in place, such legislation may result in restrictions on our ability to introduce new fees and/or adjust existing fees to properly reflect supply and demand. Furthermore, Thai regulators are studying the potential for the enactment of laws related to the control of commissions chargeable to merchant-partners, and the impact of any such potential laws on our business is uncertain. In Vietnam, we entered into a joint venture with a foreign partner to set up a company to operate a car rental and transportation services business but the government did not grant the relevant licenses to set up such a company due to an adverse interpretation of the foreign ownership limit of 49% for the transportation business. After unsuccessful attempts to obtain the relevant licenses, we decided to abandon our plans for this business. In Myanmar there are no specific regulations governing operators of ride-hailing booking platforms; and in Malaysia, there are no laws specifically governing operators of certain delivery service booking platforms such as GrabFood and GrabMart. Regulatory risks, including but not limited to the foregoing, could have a material and adverse effect on our business, financial condition, results of operations and prospects.

In certain circumstances, we may not be aware of our violation of certain policies, laws and regulations until after the violation. Where regulators find that we have not obtained required licenses, permits and approvals, we may come under investigation or otherwise be subject to scrutiny by governmental authorities, may be subject to regulatory fines and penalties and, in certain cases, may be required to cease operations altogether, unless and until laws and regulations are reformed. The regulatory environment in Southeast Asia may also slow the growth of our business. We have incurred, and expect that we will continue to incur, significant costs in managing our legal and regulatory matters, including the ability to operate our business in our markets.

The proper uninterrupted functioning of our highly complex technology platform is essential to our business.

Our business depends on the performance and reliability of our system as well as the efficient and uninterrupted operation of mobile communications systems that are not under our control. Our superapp platform is a complex system composed of many interoperating components and incorporates software that is highly complex, and therefore, many events that are beyond our control may cause service interruptions or degradations or other performance problems across the whole platform, including but not limited to computer viruses and other malicious code, denial-of-service attacks, cyber and ransomware attacks, phishing attacks, break-ins, sabotage, vandalism, power loss or other telecommunications failure, fire, flood, hurricane, tornado or other natural disasters, software or hardware errors, failures or crashes, and other similar disruptive problems. For example, in April 2018, we experienced a platform-wide disruption that impacted the availability of our deliveries and mobility offerings for several hours. We also experienced similar incidents in May and December in 2019 and November 2021 and experienced smaller scale disruptions or delays in 2020 and 2021. We may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our platform. Although we have certain disaster response procedures, we or our third-party service providers may not currently have a comprehensive business continuity framework in place in all instances. We are working with third-party consultants to develop a suitable business continuity framework, but there can be no assurance that such framework will be implemented in a cost-effective manner or at all, or that it will prove effective or meet all the expectations of our stakeholders, including our consumers, partners and regulators, both current and in the future, in relation to cybersecurity risk, technology risk and business continuity management.

Our software, including third-party or open source software that is incorporated into our software code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, third-party software including open source software that is incorporated into our code, misconfigurations of our systems and unintended interactions between systems could result in our failure to comply with certain regulatory reporting obligations or compliance requirements or the introduction of vulnerabilities into our platform that may be exploited by cyber-attackers or third-parties engaging in fraudulent activities, or could cause downtime that would impact the availability of our platform, which could reduce the attractiveness of our platform to users, increase the likelihood of a successful cyber-attack or result in violations of regulators’ expectations of prescribed technology risk management practices. Cyber-attackers and third-parties engaged in fraudulent activities have in the past exploited vulnerabilities in our platform and may in the future continue to attempt to do so. If the measures we take to prevent these incidents from occurring are unsuccessful, we may incur losses from these fraudulent activities.

Disruptions in internet infrastructure, the absence of available mobile data or global positioning system signals or the failure of telecommunications network operators to provide us with the necessary bandwidth for our products and offerings could also interfere with the speed and availability of our platform. Our operations may also rely on virtual private network access in certain jurisdictions, such as China, where we have research and development operations. Furthermore, we have no control over the costs of the services provided by national telecommunications operators. If mobile internet access fees or other charges to internet users increase, consumer traffic may decrease, which may in turn cause our revenue to significantly decrease. Our operations also rely on various other third-party software and applications, including with respect to intragroup communications and online word processing, and disruptions with respect to our usage of any such software could cause business interruption.

Furthermore, although we seek to maintain and improve the availability of our platform and to enable rapid releases of new features and services, it may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our platform becomes more complex and more products and services are offered through our superapp and user traffic increases. If our platform is unavailable when driver- and merchant-partners, consumers and/or platform users attempt to access it or it does not load as quickly as they expect or it experiences capacity constraints, users may seek other offerings including our competitors’ products or offerings, and may not return to our platform as often in the future, or at all. This could adversely affect our ability to maintain our ecosystem of driver- and merchant-partners and consumers and decrease the frequency with which they use our platform. We may not effectively address capacity constraints, upgrade systems as needed, or develop technology and network architecture to accommodate actual and anticipated changes in technology.

Any of these events could significantly disrupt our operations, impact user satisfaction and in turn our reputation and subject us to liability, which could materially and adversely affect our business, financial condition, results of operations and prospects.

Our business depends upon the interoperability of our superapp and platform with different devices, operating systems and third-party software that we do not control.

One of the most important features of our superapp and platform is their broad interoperability with a range of devices, operating systems, and third-party applications. Our superapp and platform are accessible from the web and from devices running various operating systems such as iOS and Android. We depend on the accessibility of our superapp and platform across these third-party operating systems and applications that we do not control. Moreover, third-party services and products are constantly evolving, and we may not be able to modify our platform to assure our compatibility with that of other third parties following development changes. The loss of interoperability, whether due to actions of third parties or otherwise, could materially and adversely affect our business, financial condition, results of operations and prospects.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to our applications. Additionally, in order to deliver high-quality applications, we need to ensure that our platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance users’ experience. If consumers or driver- and merchant-partners that utilize our platform encounter any difficulty accessing or using our applications on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, platform growth and user engagement would be adversely affected.

We also depend on third parties maintaining open marketplaces, including the Apple App Store, Google Play and Huawei App Gallery, which make our superapp available for download. We cannot assure you that the marketplaces, through which we distribute our superapp, will maintain their current structures or that such marketplaces will not charge us fees to list our applications for download. If any such marketplaces cease making our superapp available, this would have a material adverse effect on our business.

In addition, we rely upon certain third parties to provide software or application programming interfaces (“APIs”) for our products and offerings, which are currently important to the functionality of our platform. If such third parties cease to provide access to such third-party software or APIs on terms that we believe to be attractive or reasonable, or do not provide us with the most current version of such software, we may be required to seek comparable solutions from other sources, which may be more expensive or inferior and/or adversely impact user experience. In some cases, such third-party commercial software may be difficult to replace, or become unavailable to us on commercially reasonable terms. Any such changes to or unavailability of third-party software or APIs could materially and adversely affect our business, financial condition, results of operations and prospects.

If we do not adequately protect our intellectual property rights, or if third parties claim that we are misappropriating the intellectual property of others, we may incur significant costs and our business, financial condition, results of operations and prospects may be adversely affected.

Our brand value and technology, including our intellectual property, are some of our core assets. We protect our proprietary rights through a combination of intellectual property and contractual rights. These include patents, registered designs, trademarks, copyright, trade secrets, license agreements, confidentiality and non-disclosure agreements with third parties, employee and contractor disclosure and invention assignment agreements, and other similar contractual rights. The efforts we have taken to protect our intellectual property may not be sufficient or effective. For instance, intellectual property laws, rules and regulations vary from jurisdiction to jurisdiction, and effective intellectual property protection may not be available in every country in which we currently operate. In addition, it may be possible for other parties to copy or reverse-engineer our products and offerings or obtain and use the content of our website without authorization. Further, we may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon, or diminish the value of our domain names, trademarks, service marks and other proprietary rights. In the event of any unauthorized use of our intellectual property or other proprietary rights by third parties, legal and contractual remedies available to us may not adequately compensate us. We primarily rely on copyrights and confidential information (including source code, trade secrets, know-how and data) protections, for the purposes of protecting our core technologies and proprietary databases, rather than registered rights such as patents. Further, the registration of intellectual property, especially across multiple jurisdictions, is costly, subject to complex laws, rules and regulations, and can be challenged by third parties, and we may choose to limit or not to pursue intellectual property registrations in the future. Our reliance on copyrights and confidential information protections, rather than registered intellectual property rights, may make it more difficult for us to protect some of our core technologies against third-party infringement and could increase the risk of third-party infringement actions against us.

We may also be unable to detect infringement of our intellectual property rights, and even if such violations are found, we may not be successful, and may incur significant expenses in protecting our rights. In addition, our competitors may independently develop technology or services that are equivalent or superior to our technology services. Any enforcement efforts may be time-consuming, costly and may divert management’s attention. Any failure to protect or any loss or dissolution of our intellectual property rights may have an adverse effect on our ability to compete and may adversely affect our business, financial condition, results of operations and prospects.

Furthermore, as we face increasing competition and as our business grows, we may in the future receive notices that claim we have misappropriated, misused, or infringed upon other parties’ intellectual property rights. In addition, as our strategic alliances and partnerships at times involve sharing of intellectual property, we are subject to the risk of our partners alleging we have misappropriated or misused such partner’s intellectual property or our partners infringing our intellectual property.

Any intellectual property claims against us, regardless of merit, could be time consuming and expensive to settle or litigate, could divert our management’s attention and other resources, and could hurt goodwill associated with our brand. These claims may also subject us to significant liability for damages and may result in us having to stop using technology, content, branding, or business methods found to be in violation of another party’s rights. Certain adverse outcomes of such proceedings could adversely affect our ability to compete effectively in existing or future businesses.

We may also be required or may opt to seek a license for the right to use intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we may be required to pay significant royalties, which may increase our operating expenses. If alternative technology, content, branding, or business methods for any allegedly infringing aspect of our business are not available, we may be unable to compete effectively or we may be prevented from operating our business in certain jurisdictions. Any of these results could harm our business.

We may not be able to make acquisitions or investments, or successfully integrate them into our business.

As part of our business strategy, we have entered into and regularly pursue a wide array of potential strategic transactions, including strategic investments, alliances, partnerships, joint ventures and acquisitions, in each case relating to businesses, technologies, services and other assets that we expect to complement our business or that we believe will help to grow our business. In particular, we have pursued and continue to consider strategic acquisitions to grow our financial services business. For example, in March 2018, we acquired Uber’s Southeast Asian business and we are now in the process of acquiring a majority interest in Jaya Grocer Holdings Sdn. Bhd. in Malaysia and have made other acquisitions and investments which we believe will complement our business.

These types of transactions involve numerous risks, including, among others:

•	intense competition for suitable targets and partners, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;

•	complex technologies, terms and arrangements, which may be difficult to implement and manage;

•	failures or delays in closing transactions;

•	difficulties integrating brand identity, technologies, operations, existing contracts, and personnel;

•	failure to realize the anticipated return on investment, benefits or synergies;

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exclusivity provisions which prevent us from providing a particular service outside of the strategic alliance or partnership in a particular jurisdiction which could serve to limit access to business opportunities;

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failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company, partner or technology, including but not limited to issues related to intellectual property, cybersecurity risks, regulatory compliance practices, litigation, security interests over assets, contractual issues, revenue recognition or other accounting practices, or employee or user issues;

•	expanding into business activities where we have limited experience, such as offline businesses, or no experience at all;

•	failure to retain key employees, to ensure that we can preserve value in the existing platform and avoid loss of institutional knowledge;

•	risks that regulatory bodies do not approve our acquisitions or business combinations or delay such approvals or other adverse reactions from regulators;

•	regulatory changes that require adjustments to our business or shareholding or rights in relation to subsidiaries or joint ventures; and

•	adverse reactions to acquisitions by investors and other stakeholders.

Each acquisition will require management bandwidth to integrate, commensurate to the size and scale of the acquisition, which may distract our management from executing our existing roadmap. If we fail to address the risks or other problems encountered in connection with past or future transactions such as the foregoing, or if we fail to successfully integrate or manage such transactions, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Any failure by us or our third-party service providers to comply with applicable anti-money laundering or other related laws and regulations could damage our business, reputation, financial condition, and results of operation, or subject us to other risks.

Our payment and financial services related businesses, operations and systems may, in certain jurisdictions, be governed by laws and regulations related to payment and financial services activities, including, among other things, laws and regulations relating to banking, privacy, cross-border and domestic money transmission, anti-money laundering, counter-terrorist financing, electronic funds transfers, systemic integrity risk assessments, cybersecurity of payment processes, import and export restrictions and consumer protection. Our payment and financial services related activities may be susceptible to illegal and improper uses, including money laundering, terrorist financing, fraudulent sales of goods or services, and payments to sanctioned parties. These laws and regulations to which we are now, or in the future may be, subject to are highly complex, may be vague, and could change and may be interpreted to make it difficult or impossible for us to comply with them. Moreover, activities in jurisdictions where we allow payments in cash may raise additional legal, regulatory, and operational concerns. Operating a business that uses cash may increase our compliance risks with respect to a variety of laws and regulations, including those referred to above. In addition, we may in the future offer new payment options that may be subject to additional regulations and risks. If we fail to comply with applicable laws and regulations, we may be subject to civil or criminal penalties, fines, and higher transaction fees, and we may lose our ability to accept or process online payment, payment card or other related transactions, which could make offerings on our platform less convenient and attractive. In the event of any failure to comply with applicable laws and regulations, our business, financial condition, results of operations and prospects could be adversely affected.

As our payments and financial services related businesses expand, we will need to continue to invest in compliance with applicable laws and regulations, and to conduct appropriate risk assessments and implement appropriate controls. Government authorities may scrutinize or seek to bring actions against us if our systems are used for improper or illegal purposes or if our risk management or controls are not adequately assessed, updated, or implemented, and the foregoing could result in financial or reputational harm to our business.

In addition, laws and regulations related to payments and financial services are evolving, and changes in such laws and regulations could affect our ability to provide services on our platform in the manner that we have done, expect to do, or at all. In addition, as we evolve our business or make changes to our operations, we may be subject to additional laws and regulations. Historical or future non-compliance with these laws and regulations could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions. Costs associated with fines and enforcement actions, as well as reputational harm, changes in compliance requirements, or limits on our ability to expand our product offerings, could harm our business.

We rely on our partnerships with financial institutions and other third parties for payment processing infrastructure and for the provision of services through our platform.

The convenient payment mechanisms provided by our superapp and platform are key factors contributing to the development of our business. We rely on strategic partnerships with financial institutions such as Visa and Mastercard and third parties such as Adyen and Stripe for elements of our payment-processing infrastructure to process and remit payments to and from consumers and driver- and merchant-partners using our platform. Although we may develop in-house payment processing capabilities, we will likely need to continue to rely on these strategic partnerships and third-party services. If these companies become unwilling or unable to provide these services to us on acceptable terms or at all, our business may be disrupted. For certain payment methods, including credit and debit cards, we generally pay interchange fees and other processing and gateway fees, and such fees result in significant costs.

In addition, online payment providers are under continued pressure to pay increased fees to banks to process funds, and there is no assurance that such online payment providers will not pass any increased costs. If these fees increase over time, our operating costs will increase, which could materially and adversely affect our business, financial condition, results of operations and prospects.

Failures of the payment processing infrastructure underlying our platform could cause driver- and merchant-partners to lose trust in our payment operations and could cause them to instead use our competitors’ platforms. If the quality or convenience of our payment processing infrastructure declines as a result of these limitations or for any other reason, the attractiveness of our business to driver- and merchant-partners could be adversely affected. For example, on November 11, 2020, during the “11.11 Sales Day” promotional period, we were unable to process GrabPay transactions for approximately fifteen minutes primarily due to delays with one of our payment processing partners. If we are forced to migrate to other third-party payment service providers for any reason, the transition would require significant time and management resources, and may not be as effective, efficient, or well-received by platform users.

Additionally, online payment providers require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain services to some users, be costly to implement, or be difficult to follow. If we fail to comply with these rules or regulations, we may be subject to fines and higher transaction fees and/or lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments. We have also agreed to reimburse our third-party payment processor for any reversals, chargebacks, and fines that are assessed by payment card networks if we violate these rules. Any of the foregoing risks could adversely affect our business, financial condition, results of operations and prospects.

In addition, as a platform business, our business model generally provides a platform enabling driver- and merchant-partners and other third parties, such as insurance companies and financial institutions to reach a broad base of consumers through our platform. To the extent such third parties use other means to reach consumers instead of our platform, our business could be adversely impacted as we do not provide the services offered through our platform ourselves.

Changes in, or failure to comply with, competition laws could adversely affect us.

Competition authorities closely scrutinize us. There has been increased scrutiny over the power and influence of big technology companies globally, and in particular, antitrust regulators in Southeast Asia have taken greater interest in potential abuses of market power or position by big technology companies. If one jurisdiction imposes or proposes to impose new requirements or restrictions on our business, other jurisdictions may follow. Further, any new requirements or restrictions, or proposed requirements or restrictions, could result in adverse publicity or fines, whether or not valid or subject to appeal.

For example, in connection with Uber’s sale of our Southeast Asian business to us in March 2018, we faced, among others, public scrutiny from antitrust authorities in Singapore, Malaysia, Vietnam and the Philippines. The Competition and Consumer Commission of Singapore (“CCCS”) directed us, among other things, to remove exclusivity arrangements, lock-in periods and termination fees with Singapore driver-partners, to maintain our pre-acquisition fare algorithm and driver-partner commission rates and to pay a fine of S$6.42 million (approximately $4.8 million). In addition, there has been increased scrutiny from the CCCS in the online food ordering and deliveries sector, and if the CCCS assesses that any arrangements between us and the merchant-partners may be harmful to competition, the CCCS may take enforcement action against us that may adversely affect our business, financial condition, results of operations and prospects. The Philippine Competition Commission (“PCC”) required a series of voluntary commitments from us in clearing the Uber acquisition and imposed a fine of approximately 56.5 million Philippine Pesos (approximately $1.2 million) on us for violating some of our pricing and service quality commitments after the merger with Uber. In addition, the Malaysian Competition Commission (“MyCC”) issued a proposed decision in October 2019 alleging that we had abused our dominant position in the ride-hailing booking and transit media advertising market through the imposition of a number of restrictive clauses on the driver-partners, including restrictions on driver-partners promoting competitors’ products and providing advertising services to third-party enterprises. Pursuant to the proposed decision, MyCC proposed a fine of approximately RM86.8 million (approximately $21 million) and a daily fine of RM15,000 (approximately $3,600) for each day we fail to take the remedial actions as directed by MyCC. The penalty is imposed in the event of failure to comply with the interim directions (“Proposed Decision Directions”). We believe we have complied with the said Proposed

Decision Directions and should not be subject to the daily fines of RM15,000. In addition, we submitted our written representation to MyCC in December 2019 and made our oral representation to MyCC in October 2020, challenging MyCC’s proposed decision on several grounds. The matter is pending the issuance of a final decision by MyCC. We at the same time have initiated a judicial review application against MyCC. At first instance, our leave application at the High Court for a judicial review of MyCC’s proposed decision was dismissed. However, the Court of Appeal reversed the High Court’s decision in denying our leave application and has remitted the substantive hearing to be heard in the High Court. MyCC is applying for a ‘Stay Order’ to pause the substantive hearing in the High Court, as MyCC is appealing to the Federal Court against the Court of Appeal’s decision. In Thailand, the Office of Trade Competition Commission (“OTCC”) has placed increased scrutiny on the online food ordering and deliveries market and issued the Notification of the Trade Competition Commission in relation to Guidelines for consideration of unfair trade practices between food deliveries digital platform operators and restaurant operators effective from December 24, 2020. The notification provides certain guidelines that lay out practices of food deliveries platforms that may be considered as unfair trade practices and prohibits unfair fees, charges and trading conditions. The regulations provided in such notification are unclear, and their interpretation and implementation are subject to the sole discretion of the OTCC, which creates uncertainty.

In addition, governmental agencies and regulators may, among other things, prohibit future acquisitions, divestitures, or combinations that we plan to make or re-evaluate previous acquisitions, combinations, or restructuring completed by us in the past, impose significant fines or penalties, require divestiture of certain of our assets, or impose other restrictions that limit or require us to modify our operations, including limitations on our contractual relationships with platform users or restrictions on our pricing models. For example, although the COVID-19 pandemic has not resulted in any regulatory caps on pricing for our businesses, our pricing model, including dynamic pricing, could be challenged or limited in emergencies and capped in certain jurisdictions or become the subject of litigation and regulatory inquiries. As a result, we may be forced to change our pricing model in certain jurisdictions and in certain circumstances, which could harm our revenue or result in a sub-optimal tax structure.

In addition, regulators in certain jurisdictions where we operate could scrutinize the Business Combination from a competition law perspective. In certain countries where we operate, competition laws may be new or relatively new, regulatory bodies may be new or have new mandates, and relevant laws and regulations, as well as their interpretations and application, may otherwise be unclear and evolving. This can make it difficult for us to assess (a) which notifications or approvals are required, or (b) the timing and processes for obtaining such approvals in light of the complex structure of the Business Combination. We could be subject to fines or penalties, lose credibility with regulators, be subject to other administrative sanctions or otherwise incur expenses and diversion of management attention or other resources, if any regulators choose to investigate us, or find that we have not made required notifications or filings in connection with the Business Combination.

Unfavorable media coverage could harm our business, financial condition, results of operations and prospects.

We are the subject of regular media coverage. Unfavorable publicity regarding, among other things, our business model or offerings, user support, technology, platform changes, platform quality, privacy or security practices, regulatory compliance, financial or operating performance, accounting judgments or management team could adversely affect our reputation. Such negative publicity could also harm the size of our network and the engagement and loyalty of consumers and driver- and merchant-partners that utilize our platform, which could adversely affect our business, financial condition, results of operations and prospects. Negative publicity could also draw regulator attention and lead to regulatory action or new laws or regulations impacting our business. In addition, the foregoing risks are increased by the widespread use of social media and the increasing incidence of fake or unsubstantiated news, particularly on social media and other online platforms.

As our platform continues to scale and public awareness of our brand increases, any future issues that draw media coverage could have an amplified negative effect on our reputation and brand. In addition, negative publicity related to key brands or influencers that we have partnered with may damage our reputation, even if the publicity is not directly related to us.

We rely on third-party background check providers to screen potential driver-partners and they may fail to provide accurate information.

All potential driver-partners are required to go through our security and safety screening background checks before being qualified as a driver-partner on our platform. We rely on third-party background check providers to provide the criminal and/or driving records of potential driver-partners in most of our markets to help identify those that are not qualified to use our platform pursuant to applicable law or our internal standards, and our business may be adversely affected to the extent such providers do not meet their contractual obligations, our expectations, or the requirements of applicable laws or regulations. If any of our third-party background check providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we may need to find an alternate provider, and may not be able to secure similar terms or replace such partners in an acceptable timeframe, which in turn could lead to difficulty in onboarding sufficient numbers of driver-partners to meet consumer or merchant-partner demand. Further, if the background checks conducted by our third-party background check providers are inaccurate or do not otherwise meet our expectations, unqualified drivers may be permitted to conduct passenger trips or make deliveries on our platform, and as a result, we may be unable to adequately protect or provide a safe environment for consumers and merchant-partners. Inaccurate background checks may also result in otherwise qualified drivers from being inadvertently excluded from our platform. Our reputation and brand could be adversely affected and we could be subject to increased regulatory or litigation exposure. In addition, if the background checks conducted by our third-party background check providers do not meet the requirements under applicable laws and regulations, we could face legal liability or negative publicity.

We are also subject to a number of laws and regulations applicable to background checks for potential and existing driver-partners that utilize our platform. If we or our third-party background check providers fail to comply with applicable laws and regulations, our reputation, business, financial condition, results of operations and prospects could be adversely affected, and we could face legal action. In addition, background check qualification processes may be limited in certain jurisdictions based on national and local laws, and our third-party service providers may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of eligibility.

Any negative publicity related to any of our third-party background check providers, including publicity related to safety incidents or actual or perceived privacy or data security breaches or other security incidents, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect our business, financial condition, results of operations and prospects.

Our company culture has contributed to our success and if we cannot maintain and evolve our culture as we grow, our business could be materially and adversely affected.

We believe that our company culture, which was founded on the principle of creating a double bottom line business by delivering financial performance and social impact at the same time and promoting the values of heart, honor, humility and hunger, has been critical to our success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

•	staying true to our values and withstanding competitive pressures to move in a direction that may divert us from doing so;

•	maintaining appropriate alignment between our values and the fiduciary duties that our directors have under Cayman Islands law to act in the best interests of the company;

•	failure to identify, attract, reward, and retain people in leadership positions in our organization who share our values;

•	negative perception of our treatment of employees, consumers or driver- and merchant-partners; and

•	maintaining our culture while integrating new personnel and businesses as we grow.

If we are not able to maintain and evolve our culture, we may suffer consequences such as the inability to attract employees, consumers, driver- and merchant-partners and business partners and maintain and grow our business, and as a result our financial condition, results of operations and prospects could be materially and adversely affected.

We depend on talented, experienced and committed personnel, including engineers, to grow and operate our business, and if we are unable to recruit, train, motivate and retain qualified personnel, particularly in the technology sector, our business, financial condition, results of operations and prospects may be materially and adversely affected.

A fundamental driver of our ability to succeed is our ability to recruit, train and retain high-quality management, operations, engineering, and other personnel who are in high demand, are often subject to competing employment offers and are attractive recruiting targets for our competitors. Our senior management, mid-level managers and technology sector employees, including engineers, data scientists and analysts, cybersecurity specialists, product managers and designers are instrumental in implementing our business strategies, executing our business plans and supporting our business operations and growth. There is particularly acute competition for technology sector and research and development employees in some of our markets. In addition, we depend on the continued services and performance of our key personnel. Our CEO and co-founder Anthony Tan, COO and co-founder Tan Hooi Ling, President Maa Ming-Hokng, Chief Financial Officer Peter Oey and Chief People Officer Ong Chin Yin and their involvement in our business are important to our success. The Key Executives play a central role in the development and implementation of our business strategies and initiatives. Any decrease in the involvement of any of the Key Executives in our business or loss of key personnel, particularly to competitors, could have an adverse effect on our business, financial condition, results of operations and prospects. The unexpected or abrupt departure of one or more of our key personnel and the failure to effectively transfer knowledge and effect smooth key personnel transitions has had and may in the future have an adverse effect on our business resulting from the loss of such person’s skills, knowledge of our business, and years of industry experience. Although our employment contracts contain non-compete clauses, there is the risk that such non-compete clauses may be deemed unenforceable under applicable law. In addition, OVO has experienced changes in its management and management attrition as certain senior executives have departed, and OVO may experience further changes to its management in the future, which could be disruptive to our business and impact our operating performance.

To attract and retain key personnel, we use equity incentives, among other measures, which may not be sufficient to attract and retain the personnel we require to operate our business effectively. As demand in the technology sector intensifies, we may be required to offer more in terms of cash or equity in order to attract and retain talent, which would increase our expenses. The equity incentives we use to attract, retain, and motivate employees may not be effective, particularly if the value of the underlying stock does not increase commensurate with expectations or consistent with our historical growth. In addition, in certain countries, the grant of equity incentive may be restricted, preventing us from delivering such incentives to personnel in the respective country. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and we may never realize returns on these investments. If we are unable to attract and retain high-quality management and operating personnel, our business, financial condition, results of operations and prospects could be adversely affected.

Our ability to recruit and retain talent at desired compensation levels could also be limited by government attitudes and policies, which at times may favor nationals of the country in which we do business rather than hiring talent from abroad, which could impact our talent pool and the costs associated with it. Travel and other restrictions imposed by governments to address COVID-19 transmission rates may also harm our ability to recruit and retain nationals from outside Southeast Asia or the country where we are recruiting, and may require significant numbers of employees to work remotely, which may impact productivity. Our ability to recruit and retain talent and maintain good relations with our employees could also be impacted by employee activism over social, political or other matters, which could impact our relations with our employees.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit the ability to operate our business.

We have been in the past, are currently, and may be in the future, involved in private actions, collective actions, class actions, investigations, and various other legal proceedings by driver- and merchant-partners, consumers, employees, commercial partners, competitors, or government agencies, among others, relating to, for example, personal injury or property damage cases, wrongful act, subrogation, employment or labor-related disputes such as wrongful termination of employment, consumer complaints, disputes with driver-partners and merchant-partners, contractual disputes with consumers or suppliers, disputes with third parties and regulatory inquiries or proceedings relating to compliance with competition and data privacy regulations. The results of any such litigation, investigations, and legal proceedings are inherently unpredictable and may be expensive. Any claims against us, whether meritorious or not, could be time consuming, costly, and harmful to our reputation, and could require significant amounts of management time and corporate resources. Furthermore, we may be held jointly responsible for claims against third parties offering their services through our platform, including driver- or merchant-partners. If any of these legal proceedings were to be determined adversely to us, or we were to enter into any settlement arrangement, we could be exposed to monetary damages or be forced to change the way in which we operate our business, which could have an adverse effect on our business, financial condition, results of operations and prospects.

In addition, we regularly include arbitration provisions in our terms of service with end-users and driver- and merchant-partners, and in certain markets includes other provisions such as mediation provisions or, in Singapore, for certain disputes to be referred to the Small Claims Tribunal. These provisions are intended to streamline the dispute resolution process for all parties involved, as arbitration or other methods of alternative dispute resolution can in some cases be faster and less costly than litigation in court. However, arbitration or other methods of alternative dispute resolution may become more costly for us, or the volume of cases may increase and become burdensome. Further, the use of arbitration or other alternative dispute resolution provisions may subject us to certain risks to our reputation and brand, as these provisions have been the subject of increasing public scrutiny. To minimize these risks, we may voluntarily limit our use of arbitration or other alternative dispute resolution provisions, or we may be required to do so, in any legal or regulatory proceeding, either of which could increase our litigation costs and exposure in respect of such proceedings.

In July 2020, the Indonesian Commission for the Supervision of Business Competition (“KPPU”) imposed a financial penalty of approximately $3.5 million on us based on allegations by driver-partners that preferential treatment in respect of rides was given to driver-partners that utilized our car rental plans. Although we were successful in our appeal in the first instance and KPPU’s subsequent appeal to the Indonesian Supreme Court was dismissed in April 2021, we may be subject to similar actions in the future. In December 2020, the Malaysian Association of Taxi, Rental Car, Limousine and Airport Taxi filed a claim against us alleging, among other things, certain violations of transport and competition laws, and is seeking damages of approximately $24 million. Our application to dismiss the claim was allowed but the plaintiffs have filed an appeal at the Court of Appeal. The appeal is pending. In December 2018, we were assessed approximately 1.4 billion Philippine Pesos (approximately $29 million) in the Philippines for an alleged deficiency in local business taxes. We are contesting this assessment and our case remains under review by the regional trial court. In late 2018, a taxi driver filed a claim against the Thai regulator alleging that the Thai regulator omitted and neglected to perform its duties by allowing Grabtaxi (Thailand) Co., Ltd. (“Grabtaxi Thailand”) to operate GrabCar. Grabtaxi Thailand is a co-defendant in this case and we could be subject to potential liabilities as a result. The case is still pending. If Grabtaxi Thailand loses the case, it may be required to compensate the claimant taxi driver for loss of income, and although ride-hailing through online channels has recently been legalized in Thailand, there can be no assurance that there would be no wider impact to our ride-hailing offering in Thailand from such case. In August 2020, Grabtaxi Thailand had its first meeting with the Thai Office of Trade Competition to discuss accusations that it had unfairly imposed exclusivity clauses on the merchant-partners. Although the case is still on-going, if there is an adverse decision by the Office of Trade Competition, we may be required to change our business practices and could face significant fines (potentially up to 10% of GrabFood’s Thailand revenue), and Grabtaxi Thailand’s directors, managers or any working team personnel involved could also be subject to fines. In addition, we may face additional litigation in civil lawsuits initiated by competitors and merchant-partners that rely on such decision as grounds to initiate litigation.

Any such disputes or future disputes could subject us to negative publicity, have an adverse impact on our brand and reputation, divert management’s time and attention, involve significant costs and otherwise materially and adversely affect our business, financial condition, results of operations and prospects.

We have incurred a significant amount of indebtedness and may in the future incur additional indebtedness. Our payment obligations under such indebtedness may limit the funds available to us, and the terms of our debt agreements may restrict our flexibility in operating our business.

As of June 30, 2021, we had total outstanding indebtedness of $2.1 billion. Subject to the limitations in the terms of our existing and future indebtedness, we may incur additional indebtedness, secure existing or future indebtedness, or refinance our indebtedness. In particular, we may need to incur additional indebtedness to finance our operations and such financing may not be available to us on attractive terms, or at all.

We may be required to use a substantial portion of our cash flows from operations to pay interest and principal on our indebtedness. Such payments will reduce the funds available to us for working capital, capital expenditures, and other corporate purposes and limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans, and other investments, which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business, the industry, or in the general economy, limit our flexibility in planning for, or reacting to, changes in our business and the industry, and prevent us from taking advantage of business opportunities as they arise. We cannot assure you that our business will generate sufficient cash flow from operations or that future financing will be available to us in amounts sufficient to enable us to make required and timely payments on our indebtedness, or to fund our operations. To date, we have used a substantial amount of cash for operating activities, and we cannot assure you when we will begin to generate cash from operating activities in amounts sufficient to cover our debt service obligations.

In addition, under our Term Loan B Facility, Grab Holdings Inc. and certain of Grab Holdings Inc.’s subsidiaries are subject to limitations regarding our business and operations, including limitations on incurring additional indebtedness and liens, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends or distributions. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital to pursue business opportunities, including potential acquisitions or divestitures. Any default under our debt arrangements could require that we repay our loans immediately and may limit our ability to obtain additional financing, which in turn may have an adverse effect on our cash flows and liquidity. Further, any downgrade of our credit ratings may make it more difficult for us to obtain additional debt financing or may increase the cost thereof.

In addition, we are exposed to interest rate risk related to some of our indebtedness, which is discussed in greater detail under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Disclosure about Market Risk—Interest Rate Risk.”

We may experience fluctuations in our operating results.

Our operating results are subject to seasonal fluctuations as a result of a variety of factors, some of which are beyond our control. For example, prior to the COVID-19 pandemic, our revenue was typically lower in the first quarter of each year as a result of regional holidays, including the lunar new year and the holiday periods, during which demand for mobility offerings is typically lower. In addition, our revenue is also impacted by other holidays such as Christmas and celebration of the new year as well as the fasting month of Ramadan, which impacts demand for deliveries and mobility offerings as well as driver-partner supply. Our operating results may also experience seasonal fluctuations due to weather conditions, such as flooding during the rainy season in certain markets, like Indonesia, the Philippines and Vietnam. In addition to seasonality, our operating results may fluctuate as a result of factors including our ability to attract and retain new platform users, increased competition in the markets in which we operate, our ability to expand our operations in new and existing markets, our ability to maintain an adequate growth rate and effectively manage that growth, our ability to keep pace with technological changes in the industries in which we operate, changes in governmental or other regulations affecting our business, harm to our brand or reputation, and other risks described elsewhere in this prospectus. In addition, with the COVID-19 pandemic, we have experienced a significant increase in our business revenue and volume as well as accelerated growth in our deliveries segment. Such growth stemming from the effects of the COVID-19 pandemic may not continue in the future, and we expect the growth rates to decline in future periods. Furthermore, our fast-paced growth has made, and may in the future make, these fluctuations more pronounced and as a result, harder to predict. As such, we may not accurately forecast our operating results.

We are exposed to fluctuations in currency exchange rates.

We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We earn revenue denominated in Singapore Dollars, Indonesian Rupiah, Thai Baht, Malaysian Ringgit, Vietnamese Dong and Philippine Pesos, among other currencies. Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars. We have not but may in the future choose to enter into hedging arrangements to manage foreign currency translation, but such activity may not completely eliminate fluctuations in our operating results due to currency exchange rate changes. Hedging arrangements are inherently risky, and could expose us to additional risks that could adversely affect our business, financial condition, results of operations and prospects.

We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. Furthermore, the substantial majority of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

We track certain operating metrics with internal systems and tools and do not independently verify such metrics. Certain of our operating metrics are subject to inherent challenges in measurement, and any real or perceived inaccuracies in such metrics may adversely affect our business and reputation.

We track certain key operating metrics, including, among others, our GMV, MTUs, partner incentives, consumer incentives, registered driver-partners and cohort data, with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our platform is used. For example, the accuracy of our operating metrics could be impacted by fraudulent users of our platform, and further, we believe that there are consumers who have multiple accounts, even though this is prohibited in our Terms of Service and we implement measures to detect and prevent this behavior. Consumer usage of multiple accounts may cause us to overstate the number of consumers on our platform. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business, if investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, we expect that our business, financial condition, results of operations and prospects could be materially and adversely affected.

Industry data, forecasts and estimates contained in this prospectus are inherently uncertain and subject to interpretation, and may not be an indication of the actual results of the transaction or our future results. Accordingly, you should not place undue reliance on such information.

Industry data, forecasts and estimates included in this prospectus are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Certain facts, forecasts and other statistics relating to the industries in which we compete have been derived from various public data sources, a commissioned third-party industry report and other third-party industry reports and surveys. In connection with this offering, we commissioned Euromonitor International Limited to conduct market research concerning the digital services, food deliveries and transportation markets in Southeast Asia. While we generally believe Euromonitor’s Report to be reliable, we have not independently verified the accuracy or completeness of such information. Euromonitor’s Report may not have been prepared on a comparable basis or may not be consistent with other sources. Moreover, geographic markets and the industries we operate in are not clearly defined or subject to standard definitions, and are the result of subjective interpretation. Accordingly, our use of the terms referring to our geographic markets and industries such as digital services, food deliveries and transportation markets may be subject to interpretation, and the resulting industry data, projections and estimates are inherently uncertain. You should not place undue reliance on such information. In addition, our industry data and market share data should be interpreted in light of the defined geographic markets and defined industries in which we operate. Any discrepancy in the interpretation thereof could lead to varying industry data, measurements, forecasts and estimates. For these reasons and due to the nature of market research methodologies, you should not place undue reliance on such information as a basis for making, or refraining from making, your investment decision.

Our use of “open source” software under restrictive licenses could: (i) adversely affect our ability to license and commercialize certain elements of our proprietary code base on the commercial terms of our choosing; (ii) result in a loss of our trade secrets or other intellectual property rights with respect to certain portions of our proprietary code; and (iii) subject us to litigation and other disputes.

We have incorporated certain third-party “open source” software (“OSS”) or modified OSS into elements of our proprietary code base in connection with the development of our platform. In general, this OSS has been incorporated and is used pursuant to ‘permissive’ OSS licenses, which are designed to be compatible with our use and commercialization of our own proprietary code base. However, we have also incorporated and use some OSS under restrictive OSS licenses. Under these restrictive OSS licenses, we could be required to release to the public the source code of certain elements of our proprietary software which: (i) incorporate OSS or modified OSS in a certain manner; and (ii) have been conveyed or distributed to the public, or which the public interacts with. In some cases, we may be required to ensure that such elements of our proprietary software are licensed to the public on the terms set out in the relevant OSS license or at no cost. This could allow competitors to use certain elements of our proprietary software on a relatively unrestricted basis, or develop similar software at a lower cost. In addition, open source licensors generally do not provide warranties for their open source software, and the open source software may contain security vulnerabilities that we must actively manage or patch. It may be necessary for us to commit substantial resources to remediate our use of OSS under restrictive OSS licenses, for example by engineering alternative or work-around code.

There is an increasing number of open-source software license types, and the terms under many of these licenses are unclear or ambiguous, and have not been interpreted by U.S. or foreign courts, and therefore, the potential impact of such licenses on our business is not fully known or predictable. As a result, these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our own proprietary code (and in particular the elements of our proprietary code which incorporates OSS or modified OSS). Furthermore, we could become subject to lawsuits or claims challenging our use of open source software or compliance with open source license terms. If unsuccessful in these lawsuits or claims, we may face IP infringement or other liabilities, be required to seek costly licenses from third parties for the continued use of third-party IP, be required to re-engineer elements of our proprietary code base (e.g. for the sake of avoiding third-party IP infringement), discontinue or delay the use of infringing aspects of our proprietary code base (such as if re-engineering is not feasible), or disclose and make generally available, in source code form, certain elements of our proprietary code.

More broadly, the use of OSS can give rise to greater risks than the use of commercially acquired software, since open source licensors usually limit their liability in respect of the use of the OSS, and do not provide support, warranties, indemnifications or other contractual protections regarding the use of the OSS which would ordinarily be provided in the context of commercially acquired software.

Any of the foregoing could adversely impact the value of certain elements of our proprietary code base, and our ability to enforce our intellectual property rights in such code base against third parties. In turn, this could materially adversely affect our business, financial condition, results of operations and prospects.

Our business is subject to concentration risks.

Our deliveries, mobility, financial services and enterprise and new initiatives segments represented 24.8%, 66.4%, 3.5% and 5.3%, respectively, of our revenue in the six months ended June 30, 2021 and 1.2%, 93.3%, (2.2)% and 7.7%, respectively, of our revenue in the year ended December 31, 2020. As more than 90% of our revenue was derived from our deliveries and mobility segments in the six months ended June 30, 2021 and the year ended December 31, 2020, to the extent demand for deliveries and/or mobility offerings are impacted by adverse events, changes in laws or regulations, driver- and merchant-partner supply or consumer-demand based factors, a significant portion of our business could be adversely impacted. As a result of our business concentration in our deliveries and mobility segments, adverse developments with respect to such segments could adversely affect our business, financial condition, results of operations and prospects.

Our business depends heavily on insurance coverage provided by third parties, and we are subject to the risk that this may be insufficient or that insurance providers may be unable to meet their obligations.

Our business depends heavily on (i) insurance coverage for driver-partners and on other types of insurance for additional risks related to our business, and (ii) the driver-partners’ ability to procure and maintain insurance required by law. We maintain a large number of insurance policies, including, but not limited to, general liability, workers’ compensation, property, cybersecurity and information risk liability, errors and omissions liability and director and officers’ liability. If our insurance providers change the terms of our policies in an adverse manner, our insurance costs could increase, and if the insurance coverage we maintain is not adequate to cover losses that occur, we could be liable for additional costs. Additionally, if any of our insurance providers become insolvent, we would be unable to pay any claim that we make.

For example, we or the relevant regulator requires driver-partners to carry automobile insurance in most countries, and in many cases, we also maintain insurance on behalf of driver-partners. We rely on a limited number of insurance providers, and should such providers discontinue or increase the cost of coverage, we cannot guarantee that we, on behalf of driver-partners, would be able to secure replacement coverage on reasonable terms or at all. If we are required to purchase additional insurance for other aspects of our business, or if we fail to comply with regulations governing insurance coverage, our business could be harmed. We also face risks with respect to our insurance coverage in countries where our business is not yet subject to specific regulations, such as Thailand, as insurance providers may choose to refuse coverage as a result of a lack of clear regulation of the relevant business.

We may also be subject to claims of significant liability based on traffic accidents, injuries, or other incidents that are claimed to have been caused by the driver- or merchant-partners. Even if these claims do not result in liability, we could incur significant costs in investigating and defending against them. If we are subject to claims of liability relating to the acts of driver- or merchant-partners or others using our platform, we may be subject to negative publicity and incur additional expenses, which could harm our business, financial condition, results of operations and prospects.

Increases in fuel, food, labor, energy, and other costs could adversely affect us.

Factors such as inflation, increased fuel prices, and increased vehicle purchase, rental, or maintenance costs may increase the costs incurred by the driver-partners when providing services on our platform. Similarly, factors such as inflation, increased food costs, increased labor and employee benefit costs, increased rental costs, and increased energy costs may increase merchant-partner operating costs. Many of the factors affecting driver- and merchant-partner costs are beyond the control of these parties. In many cases, these increased costs may cause driver-partners to spend less time providing services on our platform or to seek alternative sources of income. Likewise, these increased costs may cause merchant-partners to pass costs on to consumers by increasing prices. A decreased supply of consumers and driver- and merchant-partners on our platform could harm our business, financial condition, results of operations and prospects.

An increase in the use of credit and debit cards may result in lower growth or a decline in the use of our e-wallet.

Due to the underdevelopment of the banking industry in Southeast Asia, a significant portion of the population in these markets does not have access to credit or debit cards. In addition, many may be unwilling to use debit or credit cards for online transactions due to security concerns. Through the GrabPay wallet, consumers can make payments through our superapp. However, if the banking industry in Southeast Asia continues to develop and there is a significant increase in the availability, acceptance and use of credit cards or debit cards for online or offline payments by consumers in Southeast Asia, usage of our e-wallet could decline.

Our reported results of operations may be adversely affected by changes in accounting principles.

The accounting for our business is complicated, particularly in the area of revenue recognition, and is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in SEC or other agency policies, rules, regulations, and interpretations of accounting regulations. Changes to our business model and accounting policies could result in changes to our financial statements, including changes in revenue and expenses in any period, or in certain categories of revenue and expenses moving to different periods, may result in materially different financial results, and may require that we change how we process, analyze and report financial information and our financial reporting controls.

We allow consumers to pay for rides, deliveries and other offerings or services through our platform using cash, which raises numerous regulatory, operational, and safety concerns.

We allow consumers to use cash to pay the driver-partners the entire fare of rides and cost of deliveries (including the service fee payable to us by driver-partners from such rides and deliveries). In 2020, cash-paid trips accounted for nearly 43% of our transactions. The use of cash raises numerous regulatory, operational, and safety concerns. For example, cash collection in some jurisdictions may fall into an ambiguous area between regulated banking activity that requires licenses and activity that is unregulated by relevant law, which creates uncertainty. Failure to comply with regulations could result in the imposition of significant fines and penalties and could result in regulators requiring that we suspend operations in those jurisdictions. In addition to these regulatory concerns, the use of cash can increase safety and security risks for the driver-partners, including potential robbery, assault, violent or fatal attacks, and other criminal acts. In certain jurisdictions where we operate serious safety incidents, including robberies and violent attacks on driver-partners while they were using our platform, have been reported. We have undertaken steps to minimize the use of cash by working with governments on initiatives to drive cashless penetration, providing consumer incentives such as coupons, vouchers or our rewards program to encourage use of GrabPay. In addition, in certain markets the use of cash has been limited due to government measures in light of the COVID-19 pandemic.

In addition, establishing the proper infrastructure to ensure that we receive the correct fee on cash trips is complex, and has in the past meant and may continue to mean that we cannot collect the entire fee for certain cash-based transactions. We have created systems for driver-partners to collect and deposit the cash received for cash-based trips and deliveries, as well as systems for us to collect, deposit, and properly account for the cash received, some of which are not always effective, convenient, or widely-adopted. Creating, maintaining, and improving these systems requires significant effort and resources, and we cannot guarantee these systems will be effective in collecting amounts due to us. Further, operating a business that uses cash raises compliance risks with respect to a variety of rules and regulations, including anti-money laundering laws. If driver-partners fail to pay us under the terms of our agreements or if our collection systems fail, we may be adversely affected by both the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. Such collection failure and enforcement costs, along with any costs associated with a failure to comply with applicable rules and regulations, could harm our business, financial condition, results of operations and prospects.

We may be affected by governmental economic and trade sanctions laws and regulations that apply to Myanmar.

We may be affected by economic and trade sanctions administered by governments relating to Myanmar, including the U.S. government (including without limitation regulations administered and enforced by OFAC, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), and the U.S. Department of State), the Council of the European Union, the Office of Financial Sanctions Implementation of Her Majesty’s Treasury in the United Kingdom (“OFSI”) and the United Nations Security Council. For example, on February 11, 2021, the U.S. government implemented new sanctions with respect to Myanmar in response to the February 1, 2021, military coup. These economic and trade sanctions currently prohibit or restrict transactions and dealings with certain individuals and entities in Myanmar, including with individuals and entities included on OFAC’s List of Specially Designated Nationals (the “SDN List”) and the Department of Commerce’s Entity List, subject to EU or UK asset freezes, or other sanctions measures. On March 4, 2021, BIS added two military and security services entities it identified as responsible for the military coup and escalating violence in Myanmar to the Entity List, along with two commercial entities that are owned and operated by one of these entities, and implemented new restrictions on exports and reexports to Burma, and transfers (in-country) within Myanmar, of certain sensitive items subject to the U.S. Export Administration Regulations. On March 25, 2021, OFAC designated two military holding companies, Myanmar Economic Holdings Public Company Limited (“MEHL”) and Myanmar Economic Corporation Limited (“MEC”). On April 8, 2021, OFAC designated Myanmar Gems Enterprise, on April 21, OFAC further designated Myanmar Timber Enterprise and Myanmar Pearl Enterprise, and on May 17, OFAC designated the State Administrative Council together with certain members of the military regime. On July 2, 2021, OFAC sanctioned additional senior officials of Myanmar’s military and certain of their family members, and BIS added four entities that have provided support to Myanmar’s military to the Department of Commerce’s Entity List. Similarly, on February 18 and 25, 2021, the UK designated nine Myanmar military officers, announcing asset freezes and travel bans and on March 25 and April 1, 2021, the UK respectively sanctioned MEHL, MEC, and their subsidiaries. On March 22, the European Council designated 11 Myanmar government officials, and on April 19, 2021, further designated an additional ten Myanmar government officials, as well as MEHL and MEC. The EU has also announced that it is ready to withhold financial support from the development system to government reform programs. It is possible that the U.S. government, the EU or the UK may increase sanctions on Myanmar or specific individuals and entities in Myanmar in the future. Other jurisdictions may also introduce new sanctions on Myanmar or expand existing sanctions. Continued geopolitical tensions as well as existing and any additional sanctions could result in a material adverse impact on Myanmar’s economy, and while our operations in Myanmar represent less than one percent of our revenue, our future prospects in Myanmar could be adversely affected and we may need to exit the market, which would involve costs related to such exit and a loss of our investment in the market. There is a risk that, despite the internal controls we have in place, we have engaged or could potentially engage in dealings with persons sanctioned under applicable sanctions laws. Any non-compliance with economic and trade sanctions laws and regulations or related investigations could result in claims or actions against us and materially adversely affect our business, financial condition, results of operations and prospects. As our business continues to grow and regulations change, we may be required to make additional investments in our internal controls or modify our business.

Our business could be impacted by environmental regulations and policies and related changes in consumer behavior.

Governments in the jurisdictions in which we operate may implement regulations and policies aimed at addressing climate change or other environmental concerns including, among others, with respect to emission reduction and higher electrification of the automotive industry, as well as those limiting the use of single-use packaging and utensils. The cost of regulatory compliance for internal combustion engine vehicles could increase or governments may take action to reduce the number of internal combustion engine vehicles on the road. Although we have taken measures to increase the proportion of low emission vehicles in our fleet of rental vehicles, government policies or regulations may be implemented quickly. The foregoing could increase costs for us, including with respect to changes in regulations, policies and operations, require us to purchase new vehicles for or increase costs with respect to our rental fleet, and also create challenges for driver-partners as we could raise costs with respect to vehicle ownership or rental. In addition, we may have to incur additional cost for compliance with regulations with respect to, and operating, a fleet of electric vehicles. Furthermore, our business could be impacted by increased environmental awareness among consumers, for example with respect to the usage of single-use packaging and utensils or mobility or deliveries services generally.

Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia

In certain jurisdictions, we are subject to restrictions on foreign ownership.

The laws and regulations in many markets in Southeast Asia, including Thailand, Vietnam, Philippines and Indonesia where we conduct our business, place restrictions on foreign investment in, control over, management of, ownership of and ability to obtain licenses for entities engaged in a number of business activities. Set forth below is certain information with respect to foreign ownership restrictions relevant to our businesses in these jurisdictions. For more information, see “Regulatory Environment” and “Business—Corporate Structure.”

Thailand

Pursuant to the Thai Foreign Business Act B.E. 2542 (1999) (the “FBA”) a person or entity that is “Non-Thai” (as defined in the FBA and described in “Regulatory Environment – Thailand”) cannot conduct certain restricted businesses in Thailand, including the businesses that our entities in Thailand operate, unless an appropriate license is obtained. In addition, the Civil and Commercial Code of Thailand (as amended) requires a private company to have a minimum number of three shareholders. Our deliveries, mobility and financial services businesses are each conducted through a Thai operating entity established using a tiered shareholding structure, so that each Thai entity is more than 50% owned by a Thai person or entity. As our entities in Thailand are more than 50% owned by Thai persons or entities and Thai laws only consider the immediate level of shareholding (and no cumulative or look-through calculation is applied to determine the foreign ownership status of a company when it has several levels of foreign shareholding), these Thai operating entities are considered Thai entities under the FBA and are not required under the FBA to obtain licenses prescribed thereunder. Under the FBA, it is also unlawful for a Thai national or entity to hold shares in a Thai company as a nominee for or on behalf of a foreigner in order to circumvent the foreign ownership restrictions. While there are no prescribed requirements or criteria under the FBA or promulgated by the Ministry of Commerce of Thailand for determining whether a Thai national or entity is holding shares in a Thai company with his or her own genuine investment intent or as a nominee for or on behalf of a foreigner, the relevant authorities may follow certain guidelines, but generally may exercise discretion in making such a determination.

Under this tiered shareholding structure, our Thai operating entities are each owned by Grabtaxi Holdings (Thailand) Co., Ltd which owns 75% of the shares of our Thai operating entities, with the balance owned by one of our subsidiaries. Grabtaxi Holdings (Thailand) Co., Ltd is owned by a Thai entity (“Thai Entity 1”) holding over half of the shares of Grabtaxi Holdings (Thailand) Co., Ltd (with the balance primarily owned by an affiliate of our Thai business partner, the Central Group). Thai Entity 1 is in turn owned by another Thai entity (“Thai Entity 2”) holding over half of the shares of Thai Entity 1 (with the balance primarily owned by one of our subsidiaries). Thai Entity 2 is held by a Thai national who is a senior executive of Grab Thailand holding preference shares equivalent to more than half of the total number of shares of Thai Entity 2 (with the balance primarily held by our subsidiary holding ordinary shares equivalent to slightly less than half of the total number of shares of Thai Entity 2). For more information, see the section titled “Business—Corporate Structure.” Pursuant to the organizational documents of Thai Entity 2, our rights, which include the quorum for a shareholders meeting requiring our attendance and all shareholder resolutions requiring our affirmative vote, enable us to control our Thai operating entities and consolidate the financial results of these operating entities in our financial statements in accordance with IFRS. The preference shares of Thai Entity 2 have limited rights to dividends and distributions. The non-controlling interests of relevant Thai shareholders are accounted for in our financial statements.

Vietnam

Pursuant to the Law on Investment No. 61/2020/QH14 passed by the National Assembly on June 17, 2020 (the “Investment Law 2020”) and the Schedule of Specific Commitments in Services in Vietnam’s Commitments to the WTO, our four-wheeled mobility business is subject to a foreign ownership limit of 49%. Our deliveries and mobility businesses in Vietnam are conducted through a Vietnamese operating company, the shares of which are owned 49% by us, with the balance 51% held by a Vietnamese national who is a senior executive of Grab Vietnam. Through contractual arrangements with this Vietnamese shareholder, we are able to control our Vietnamese operating entity and consolidate our financial results in our financial statements in accordance with IFRS.

Philippines

Pursuant to the 1987 Constitution of the Republic of the Philippines, entities engaged in the operation of a public utility are required to be at least 60% owned by Philippine citizens. Our four wheel-deliveries and mobility businesses, which are subject to this restriction, are conducted through Philippine operating entities, the shares of which are each owned by a Philippine holding company, which owns 60% of the shares of the Philippine operating entities, with the balance owned by our subsidiaries. The shares of the Philippine holding company are owned 40% by us, with the balance 60% of the shares held by a Philippine national who is a director of certain of our operating entities in the Philippines, including MyTaxi.PH, Inc. (upon receipt of relevant Philippine regulatory approvals, the shares currently held by the Philippine national will be replaced by preferred shares held by an entity owned by the Philippine national, and such preferred shares will carry 60% voting interest but limited rights to dividends). Through contractual arrangements with the Philippine shareholder (and, once the preferred shares are issued, together with certain rights attendant to the classes of shares in, and as otherwise set forth in the organizational documents of, the Philippine holding company), we are able to (i) appoint directors in proportion to our shareholding interest, (ii) exercise veto rights with respect to certain reserved matters that fundamentally affect the business of the company, (iii) receive the economic benefits and absorb losses of the Philippine entities in proportion to the amount and value of our investment, (iv) have an exclusive call option to purchase all or part of the equity interests in the event of any change in Philippine law that results in non-Philippine nationals being allowed to hold more than 40% of the outstanding capital stock or shares entitled to vote in the election of directors of entities engaged in nationalized activities and (v) consolidate the financial results in our consolidated financial statements in accordance with IFRS. The non-controlling interest of the Philippine shareholder is accounted for in our consolidated financial statements.

Indonesia

Our payment system services business is conducted through PT Bumi Cakrawala Perkasa (“BCP”), an Indonesian entity which owns OVO. BCP is subject to an 85% foreign investment limit (based on ultimate beneficial ownership of shares) pursuant to a payment system regulation which took effect on July 1, 2021. Under this regulation, a voting power limitation of 49% applies to foreign shareholders, and foreign shareholders are prohibited from holding (A) the right to nominate the majority of directors and commissioners, and (B) veto rights with respect to certain strategic decisions that have a significant impact on the company to be adopted at a general meeting of shareholders. We own 79.6% of BCP, which, due to a dual-class structure, represents a 30.2% voting interest, and we also have contractual rights to (a) control the appointment of the Chief Executive Officer, and the Chief Financial Officer (including the right to nominate any such officers as directors or as president director), (b) approve the budget and business plan of BCP and our subsidiaries; (c) approve future funding of BCP and its subsidiaries, whether through debt, equity or otherwise, and (d) certain economic rights with respect to the remaining shareholding of BCP. If the foregoing contractual rights are considered to be foreign controlled, BCP could be deemed to be in non-compliance with the foreign investment limit and, as a result, Bank Indonesia may impose administrative sanctions on OVO (including among others, warnings, temporary suspension or suspension of a part of or the entire business activity (including any cooperation) and, if OVO does not take any action with regard to these administrative sanctions, it may lead to revocation of the e-money license. If revocation of the e-money license happens, OVO’s business, results of operations, financial condition and prospects could be materially and adversely impacted. We consolidate BCP’s financial results in our financial statements in accordance with IFRS. If we are required to amend the shareholding, voting structure or other rights as a foreign shareholder with respect to BCP, we may be prevented from continuing to consolidate OVO in our consolidated financial statements. Furthermore, BCP may be limited in its ability to receive cash contributions for additional equity and we and other foreign shareholders may be limited in their ability to acquire shares in BCP and if Indonesian shareholders or parties are unwilling to make such contributions, OVO’s business, results of operations, financial condition and prospects could be materially and adversely impacted.

In addition, we conduct our point-to-point courier delivery business through PT Solusi Pengiriman Indonesia (“SPI”), in which a 94.12% owned subsidiary owns 49%, and we conduct our car rental (with driver-partners) business through PT Teknologi Pengangkutan Indonesia (“TPI”), in which a wholly-owned subsidiary owns 49%. We have entered into contractual arrangements with a third-party Indonesian shareholder (in the case of SPI) and a senior executive (in the case of TPI), each of which holds 51% of the shares of SPI and TPI, respectively, as a result of which we are able to control SPI and TPI and consolidate their financial results in our financial statements in accordance with IFRS.

Based on our assessment as of the date of this prospectus and opinions of counsel from Baker & McKenzie Ltd. with respect to Thailand, SyCip Salazar Hernandez & Gatmaitan with respect to the Philippines, YKVN LLC with respect to Vietnam and Soewito Suhardiman Eddymurthy Kardono with respect to Indonesia, we believe our arrangements in Thailand, Vietnam, the Philippines and Indonesia (other than as set forth above) are in compliance with applicable local laws and regulations. However, local or national authorities or regulatory agencies in any of Thailand, Vietnam, the Philippines or Indonesia, may conclude that our arrangements in their respective jurisdictions are in violation of local laws and regulations.

If authorities in any of Thailand, Vietnam, the Philippines or Indonesia or any other countries in which we may establish similar arrangements in the future believe that our ownership of, or arrangements with respect to, relevant entities do not comply with applicable laws and regulations, including requirements, prohibitions or restrictions on foreign investment in our lines of business or with respect to necessary registrations, permits or licenses to operate our businesses in such jurisdictions, they would have broad discretion in dealing with such violations or failures, including imposing civil or criminal sanctions or financial penalties against us, deeming our arrangements void by law and requiring us to restructure our ownership structure or operations, revoking our business licenses and/or operating licenses, prohibiting payments from and funding to our entities or ordering us to cease our operations in the relevant jurisdiction. The foregoing could also result in the inability to consolidate the financial results of relevant entities in our financial statements in accordance with IFRS.

In addition, to the extent there are disagreements between us and our partners, counterparties or holders of equity or other interests, or any of their associated persons such as a holder’s spouse or other family members, with respect to relevant entities, including the business and operation of these entities, we cannot assure you that we will be able to resolve such matters in a manner that will be in our best interests or at all. These persons may be unable or unwilling to fulfill their obligations, whether of a financial nature or otherwise, have economic or business interests or goals that are inconsistent with ours, take actions contrary to our instructions or requests, or contrary to our policies and objectives, take actions that are not acceptable to regulatory authorities, or experience financial difficulties. Actions taken by governmental authorities or disputes between us and our partners, counterparties or holders of equity or other interests, or any of their associated persons could cause us to incur substantial costs in defending our rights.

We are subject to risks associated with operating in the rapidly evolving Southeast Asia, and we are therefore exposed to various risks inherent in operating and investing in the region.

We derive all of our revenue from our operations in countries located in Southeast Asia, and we intend to continue to develop and expand our business and penetration in the region. Our operations and investments in Southeast Asia are subject to various risks related to the economic, political and social conditions of the countries in which we operate, including risks related to the following:

•	inconsistent and evolving regulations, licensing and legal requirements may increase our operational risks and cost of operations among the countries in Southeast Asia in which we operate;

•	currencies may be devalued or may depreciate or currency restrictions or other restraints on transfer of funds may be imposed;

•	the effects of inflation within Southeast Asia generally and/or within any specific country in which we operate may increase our cost of operations;

•	governments or regulators may impose new or more burdensome regulations, taxes or tariffs;

•	political changes may lead to changes in the business, legal and regulatory environments in which we operate;

•	economic downturns, political instability, civil disturbances, war, military conflict, religious or ethnic strife, terrorism and general security concerns may negatively affect our operations;

•	enactment or any increase in the enforcement of regulations, including, but not limited to, those related to personal data protection and localization and cybersecurity, may incur compliance costs;

•	health epidemics, pandemics or disease outbreaks (including the COVID-19 outbreak) may affect our operations and demand for our offerings; and

•	natural disasters like volcanic eruptions, floods, typhoons and earthquakes may impact our operations severely.

For example, volatile political situations in certain Southeast Asian countries could impact our business. In Myanmar, following the military taking power in February 2021, there have been and continue to be mass protests and instability disrupting business activities. In Thailand, anti-government protest movements demanding the dissolution of parliament and a new democratic constitution continue to take place on a consistent basis, and Vietnam is undergoing changes to our government leadership in 2021. In addition, presidential elections are due to take place in the Philippines in 2022 and Indonesia in 2024, where elections in the past have led to uncertainty, impacting markets and leading to unrest. In Malaysia, there have been several changes in the governing party in the past few years. Any disruptions in our business activities or volatility or uncertainty in the economic, political or regulatory conditions in the markets we operate in could adversely affect our business, financial condition, results of operations and prospects.

Additionally, the laws in the countries in which we operate may change and their interpretation and enforcement may involve significant uncertainties that could limit the reliability of the legal protections available to us. We cannot predict the effects of future developments in the legal regimes in the countries in which we operate.

Any of the foregoing risks may adversely affect our business, financial condition, results of operations and prospects.

Our revenue and net income may be materially and adversely affected by any economic slowdown or developments in the social, political, regulatory and economic environments in any regions of Southeast Asia as well as globally.

We may be adversely affected by social, political, regulatory and economic developments in countries in which we operate. We derive all of our revenue from Southeast Asia and are exposed to political and economic uncertainties, including, but not limited to, the risks of war, terrorism, nationalism, nullification of contract, changes in interest rates, imposition of capital controls and methods of taxation that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. As a result, our revenue and net income could be impacted to a significant extent by economic conditions in Southeast Asia and globally.

Substantially all of our assets and operations are located in Southeast Asia, and our revenue in Singapore, Malaysia, Vietnam and the rest of Southeast Asia was $246 million, $91 million, $76 million and $56 million in the year ended December 31, 2020, respectively, and $(30) million, $92 million, $(26) million and $(881) million in the year ended December 31, 2019, respectively. As more than half of our revenue in 2020 was derived from our operations in Singapore, our business, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Southeast Asia generally, and in particular, in Singapore. The economies in certain Southeast Asian countries differ from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order and allocation of resources. In some of the Southeast Asia markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, and providing preferential treatment to particular industries or companies.

While the Southeast Asia economy, as a whole, has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in Southeast Asia or in other markets in neighboring regions (such as China and Japan), or in the policies of the governments or of the laws and regulations in each respective market could have a material adverse effect on the overall economic growth of Southeast Asia. Such developments could adversely affect our business and operating results, lead to reduction in demand for our offerings and adversely affect our competitive position. Many of the governments in Southeast Asia have implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over foreign capital investments or changes in tax regulations. Some Southeast Asia markets have historically experienced low growth in their GDP, significant inflation and/or shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to potential inflation in the markets in which we operate. In the past, some of the governments in Southeast Asia have implemented certain measures, including interest rate adjustments, currency trading band adjustments and exchange rate controls, to control the pace of economic growth. These measures may cause decreased economic activity in Southeast Asia, which may adversely affect our business, financial condition, results of operations and prospects.

In addition, some Southeast Asia markets have experienced, and may in the future experience, political instability, including strikes, demonstrations, protests, marches, coups d’état, guerilla activity or other types of civil disorder. These instabilities and any adverse changes in the political environment could increase our costs, increase our exposure to legal and business risks, disrupt our office operations or affect our ability to expand our user base.

Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect us.

The interpretation and enforcement of laws and regulations involve uncertainties and inconsistencies. Since local administrative and court authorities and in certain cases, independent organizations, have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we may enjoy in many of the localities that we operate in. Moreover, local courts may have broad discretion to reject enforcement of foreign awards. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in Southeast Asia and elsewhere that could restrict our business segments. Scrutiny and regulation of the business segments in which we operate may further increase, and we may be required to devote additional legal and other resources to addressing these regulations. Changes in current laws or regulations or the imposition of new laws and regulations in Southeast Asia or elsewhere regarding our business segments may slow the growth of our business segments and adversely affect our business, financial condition, results of operations and prospects.

We could face uncertain tax liabilities in various jurisdictions where we operate, and suffer adverse financial consequences as a result.

Our management believes we are in compliance with all applicable tax laws in the various jurisdictions where we are subject to tax, but our tax liabilities could be uncertain, and we could suffer adverse tax and other financial consequences if tax authorities do not agree with our interpretation of the applicable tax laws.

Although Grab Holdings Limited is incorporated in the Cayman Islands, we collectively operate in multiple tax jurisdictions and pay income taxes according to the tax laws of these jurisdictions. Various factors, some of which are beyond our control, determine our effective tax rate and/or the amount we are required to pay, including changes in or interpretations of tax laws in any given jurisdiction and changes in geographical allocation of income. We accrue income tax liabilities and tax contingencies based upon our best estimate of the taxes ultimately expected to be paid after considering our knowledge of all relevant facts and circumstances, existing tax laws, our experience with previous audits and settlements, the status of current tax examinations and how the tax authorities view certain issues. Such amounts are included in income taxes payable or deferred income tax liabilities, as appropriate, and are updated over time as more information becomes available.

Our management believes that we are filing tax returns and paying taxes in each jurisdiction where we are required to do so under the laws of such jurisdiction. However, it is possible that the relevant tax authorities in the jurisdictions where we do not file returns may assert that we are required to file tax returns and pay taxes in such jurisdictions. There can be no assurance that the subsidiaries will not be taxed in multiple jurisdictions in the future, and any such taxation in multiple jurisdictions could adversely affect our business, financial condition and results of operations.

In addition, we may, from time to time, be subject to inquiries or audits from tax authorities of the relevant jurisdictions on various tax matters, including challenges to positions asserted on income and withholding tax returns. We cannot be certain that the tax authorities will agree with our interpretations of the applicable tax laws, or that the tax authorities will resolve any inquiries in our favor. To the extent the relevant tax authorities do not agree with our interpretation, we may seek to enter into settlements with the tax authorities which may require significant payments and may adversely affect our results of operations or financial condition. We may also appeal against the tax authorities’ determinations to the appropriate governmental authorities, but we cannot be sure we will prevail. If our appeal does not prevail, we may have to make significant payments or otherwise record charges (or reduce tax assets) that could adversely affect our results of operations, financial condition and cash flows. Similarly, any adverse or unfavorable determinations by tax authorities on pending inquiries could lead to increased taxation on us, that may adversely affect our business, financial condition and results of operations and may also impact our reputation, including but not limited to tax and other regulatory authorities in Southeast Asia. For example, in March 2021, as part of a routine tax audit in Indonesia which commenced in September 2020, the tax authority requested information with respect to our position on certain withholding tax matters relating to transactions in fiscal year 2018. Although we have not received any tax assessment with respect to any potential relevant tax liabilities, depending on the outcome of this tax audit, if the relevant tax authority makes an assessment that we owe additional taxes, we could be subject to material tax liabilities. Additionally, in December 2021 we made a settlement payment relating to the Philippine tax authorities’ 2018 value added tax (VAT) audit following an evaluation of available options and advice from consultants, with the goal of avoiding potentially protracted proceedings.

Natural events, wars, terrorist attacks and other acts of violence involving any of the countries in which we have operations could adversely affect our operations.

Natural disaster events (such as earthquakes, tsunamis, volcanic eruptions, floods, tropical weather conditions and landslides), terrorist attacks, civil unrest, protests and other acts of violence or war may adversely disrupt our operations, lead to economic weakness in the countries in which they occur and affect worldwide financial markets, and could potentially lead to economic recession, which could have an adverse effect on our business, financial condition and results of operations. These events could precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our people and to our business operations. In particular, one of our largest markets is Indonesia. Indonesia is located in a geologically active part of the world, and has been subject to various forms of natural disasters that have in the past resulted in major losses of life and property and could result in disruptions to our business.

We incurred significant transaction and transition costs in connection with the Business Combination.

We incurred and expect to incur significant, non-recurring and recurring costs in connection with consummation of the Business Combination and operating as a public company. We may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, investment banking and other fees, expenses and costs, will be paid out of the proceeds of the Business Combination or by us.

Risks Relating to the Company’s Securities

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Class A Ordinary Shares and Warrants to fall.

The Selling Securityholders can resell, under this prospectus, up to (a) 2,473,860,634 Class A Ordinary Shares constituting (on a post-exercise basis) approximately 67.9% of our issued and outstanding Class A Ordinary Shares as of December 6, 2021 (assuming the exercise of all of our Warrants) and (b) 16,000,000 Warrants constituting approximately 61.5% of our issued and outstanding Warrants as of the date of this prospectus. Sales of a substantial number of Class A Ordinary Shares and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Ordinary Shares and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares and Warrants. See also “—Future resales of our Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of our Class A Ordinary Shares to drop significantly, even if our business is doing well.”

Unanticipated losses, write-downs or write-offs, restructuring and impairment or other charges, taxes (direct or indirect), levies or other liabilities may be incurred or required subsequent to, or in connection with, the consummation of the Business Combination, which could have a significant negative effect on our financial condition and results of operations and the price of Class A Ordinary Shares and Warrants, which in turn could cause you to lose some or all of your investment.

Many of the countries in Southeast Asia, where we operate, are emerging markets involving additional or heightened operational and legal risks as compared to more developed markets. Even when these risks are identified, assessing the impact of those risks on our business and the Business Combination is inherently uncertain. Previously assessed risks may materialize in a manner that is inconsistent with our original risk analysis or assessment, and there can be no assurance that our operations and businesses and the Business Combination will not be exposed to unexpected or unanticipated risks, losses, charges, taxes (direct or indirect), levies or liabilities.

If such risks were to materialize subsequent to the consummation of the Business Combination, we and our shareholders, directly or indirectly, may incur losses and/or additional expenses, including corporate, income, capital gains (direct or indirect), transfer or other taxes, and penalties. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges, taxes (direct or indirect), levies, liabilities or other costs (including fines, penalties and interest) that could result in reporting losses or other liabilities, which could be material. Any of these factors could cause negative market perceptions of our Company and our securities, and materially and adversely impact our business, results of operations, financial condition and prospects. Any of our shareholders could suffer a reduction in the value of their Class A Ordinary Shares as a result of the foregoing factors and would be unlikely to have a remedy for such reduction in value.

Becoming a public company through a merger rather than an underwritten offering presents risks to unaffiliated investors. We may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our Securities, which could cause our shareholders to lose some or all of their investment.

Becoming a public company through a merger rather than an underwritten offering, as we have done, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. As a result, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Additionally, unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We may issue additional securities without shareholder approval in certain circumstances, which would dilute existing ownership interests and may depress the market price of our shares.

We require significant capital investment to support our business, and we may issue additional Class A Ordinary Shares, Class B Ordinary Shares convertible into Class A Ordinary Shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of the Class A Ordinary Shares in certain circumstances.

Our issuance of additional Class A Ordinary Shares, Class B Ordinary Shares convertible into Class A Ordinary Shares, or other equity or convertible debt securities of equal or senior rank would have the following effects: (i) our existing shareholders’ proportionate ownership interest in us may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding Class A Ordinary Share may be diminished; and (iv) the market price of Class A Ordinary Shares may decline. Under certain circumstances, each Class B Ordinary Share will automatically convert into one Class A Ordinary Share (as adjusted for share splits, share combination and similar transactions occurring), but as the conversion ratio is one-to-one, such mandatory conversion would not have a dilutive effect. See “Description of Share Capital–Optional and Mandatory Conversion.”

In addition, certain strategic partners have the right to swap the shares they hold in our subsidiaries for Class A Ordinary Shares. Porto Worldwide Limited, an affiliate of Central Group which has invested an aggregate of $199,300,000 in, and holds 15,626,800 shares of, Grabtaxi Holdings (Thailand) Co., Ltd., has a one-time right to, beginning on June 1, 2022 and valid for 60 days thereafter, swap some or all of such shares held by it for Class A Ordinary Shares at a conversion price of $6.1629, subject to certain terms and conditions. Assuming Porto Worldwide Limited swapped their shares for Class A Ordinary Shares on the date of this prospectus, it would hold approximately 1.06% of the outstanding Ordinary Shares. PT Elang Mahkota Teknologi Tbk. (“Emtek”), which invested an aggregate of $375 million in, and holds 555,846,773 shares (5.88%) of PT Grab Teknologi Indonesia, has a one-time right to, which may be exercised at any time prior to June 30, 2022, swap all of such shares held by it for Class A Ordinary Shares on June 30, 2024 at a conversion price of $6.1629, subject to certain terms and conditions. Assuming Emtek swapped their shares for Class A Ordinary Shares as of the date of this prospectus, it would hold approximately 1.97% of the outstanding Ordinary Shares. You will experience additional dilution if such partners exercised their swap right for Ordinary Shares.

Furthermore, we are exploring plans under which the shares that certain strategic partners and investors hold in certain subsidiaries or joint ventures would be transferred to us, through one or more transactions, such that these strategic partners and investors would ultimately receive Class A Ordinary Shares as consideration for such transfers (which we refer to as the “Proposed Share Exchanges”). These subsidiaries and joint ventures include GFG, the Digital Banking JV, GrabPay Philippines, OVOInsure, GrabInsure and GrabLink. We expect that these strategic partners and investors would be granted registration rights with respect to any Class A Ordinary Shares ultimately issued to such strategic partners and investors upon any such Proposed Share Exchanges. We have started discussions with, and exchanged draft documentation with, some of these strategic partners and investors, and have entered into non-binding term sheets for the Proposed Share Exchanges with respect to two of these investors and have entered into binding agreements with respect to GFG and GrabPay Philippines. The closing of a number of these Proposed Share Exchanges would also be subject to regulatory approvals. Accordingly, there can be no assurance that any of these Proposed Share Exchanges will occur. If any of the Proposed Share Exchanges take place, existing shareholders will experience dilution. We currently estimate that if the Proposed Share Exchanges being discussed actually all occurred, the maximum amount of our Class A Ordinary Shares that would be issued (excluding the transaction being discussed with respect to the Digital Banking JV) would not exceed 82.3 million Class A Ordinary Shares, which would be equivalent to 2.2% of Ordinary Shares (based on the number of Ordinary Shares outstanding as of December 6, 2021). With respect to the Digital Banking JV, while no terms have been agreed, based upon the terms that are currently being discussed, we currently expect that our joint venture partner would not be entitled to exchange its shares in the Digital Banking JV for our shares under a Proposed Share Exchange until at least six years after the date of the closing of the Business Combination and that any such share exchange would be based upon a formula that considers the then prevailing valuation of the Digital Banking JV and the trading price of Class A Ordinary Shares at the time of the exchange, both of which are not possible to predict with any degree of certainty at this time. For illustrative purposes, however, while there can be no assurance that any Proposed Share Exchange will be agreed with respect to the Digital Banking JV, in the event a Proposed Share Exchange were agreed upon where the number of Class A Ordinary Shares to be received by the joint venture partner were determined by dividing the valuation of the joint venture partner’s stake in the Digital Banking JV by the trading price of Class A Ordinary Shares and assuming a share price of $10 per Class A Ordinary Shares at the time of closing of such transaction, the joint venture partner would, for every $1 billion of valuation of our stake in the Digital Banking JV (determined at the time of the closing of such transaction), be entitled to 100 million Class A Ordinary Shares, which would be equivalent to 2.6% of Ordinary Shares (based on the number of Ordinary Shares outstanding as of December 6, 2021). Given that the terms of the foregoing Proposed Share Exchanges have not been determined and the value of the Digital Banking JV and any Class A Ordinary Shares to be issued to our joint venture partner in connection with the Digital Banking JV will not be determined for at least six years, the number of Class A Ordinary Shares that may be issued to our joint venture partner may differ materially from the foregoing and could be materially greater and could represent a significantly higher percentage than 2.6% of Ordinary Shares for each $1 billion of valuation of such joint venture partner’s stake in the Digital Banking JV, thereby resulting in materially greater dilution to our shareholders. Furthermore, there can be no assurance that any of the Proposed Share Exchanges will occur or be on the terms, or have the impact, described above, or that our shareholders will not suffer greater dilution (which could be material) from the implementation of any Proposed Share Exchanges.

Employees, directors and consultants and our subsidiaries and affiliates hold and are expected to be granted equity awards under the 2021 Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for Ordinary Shares. See “Management.”

The price of our Class A Ordinary Shares and Warrants may be volatile.

The price of our Class A Ordinary Shares, as well as Warrants, may fluctuate due to a variety of factors, including:

•	changes in the industries and countries in which we operate;

•	developments involving our competitors;

•	changes in laws and regulations affecting our businesses;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	actions by shareholders, including the sale by the PIPE Investors of any of their Class A Ordinary Shares;

•	short seller reports that make allegations against us or our affiliates, even if unfounded;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our Class A Ordinary Shares available for public sale; and

•

general economic and political conditions, such as the effects of the COVID-19 pandemic, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Class A Ordinary Shares and Warrants regardless of our operating performance.

A certain number of our Warrants will become exercisable for our Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Our Warrants to purchase an aggregate of 10,000,000 Class A Ordinary Shares will become exercisable in accordance with the terms of the Assignment, Assumption and Amendment Agreement and the Existing

Warrant Agreement governing those securities. These warrants will become exercisable on December 31, 2021. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to the holders of our Class A Ordinary Share and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A Ordinary Shares.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

The trading market for our Class A Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage, or if these securities or industry analysts are not widely respected within the general investment community, the demand for our Class A Ordinary Shares could decrease, which might cause our share price and trading volume to decline significantly. In the event that we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrade their assessment or publish inaccurate or unfavorable research about our business, the market price and liquidity for our Class A Ordinary Shares could be negatively impacted.

Future resales of our Ordinary Shares issued to our shareholders and other significant shareholders may cause the market price of our Class A Ordinary Shares and Warrants to drop significantly, even if our business is doing well.

Pursuant to our Shareholder Support Agreements and Sponsor Support Agreement, certain of our shareholders are restricted, subject to certain exceptions, from selling certain Securities that they receive as a result of the share exchange, which restrictions will expire and therefore additional Securities will be eligible for resale as follows:

•

Upon the earlier of (x) five days after our first earnings release after the consummation of the Business Combination if the closing price per share of Class A Ordinary Shares exceeds $12.50 for any five trading days within the 10 consecutive trading day period preceding such earnings release, or (y) after our first earnings release after the consummation of the Business Combination if the closing price per share of our Class A Ordinary Shares exceeds $12.50 for any five trading days within any 10 consecutive trading day period, five days after such fifth trading day, up to 1,299,096,360 Class A Ordinary Shares held by certain of our shareholders;

•

180 days after the consummation of the Business Combination, up to 2,598,192,720 Class A Ordinary Shares held by certain of our shareholders to the extent that such shares have not previously become eligible pursuant to the above;

•

One year after the consummation of the Business Combination, up to 2,867,235 Class A Ordinary Shares received by certain of our executives upon settlement of certain RSU awards granted with respect to the Business Combination;

•

Three years after the consummation of the Business Combination, up to 32,451,891 Ordinary Shares received by the Key Executives upon settlement of certain restricted stock awards granted with respect to the Business Combination; and

•

Three years after the consummation of the Business Combination, up to 12,275,000 Class A Ordinary Shares, or other securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, held by Sponsor.

See “Shares Eligible for Future Sale—Lock-up Agreements.”

Subject to our Shareholder Support Agreements, certain of our shareholders party thereto may sell our Securities pursuant to Rule 144 under the Securities Act, if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because we were a shell company, waiting until one year after our filing with the SEC of a Form 20-F transition report reflecting the Business Combination.

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of this registration statement, which we filed pursuant to the Registration Rights Agreement and the PIPE Subscription Agreements or upon satisfaction of the requirements of Rule 144 under the Securities Act, certain of our shareholders and certain other significant shareholders may sell large amounts of our Securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our Class A Ordinary Shares and Warrants. See “Shares Eligible for Future Sale – Registration Rights and – Rule 144.”

A market for our Class A Ordinary Shares or Warrants may not develop, which would adversely affect the liquidity and price of our Class A Ordinary Shares and Warrants.

An active trading market for our Class A Ordinary Shares or Warrants may never develop or, if developed, it may not be sustained. You may be unable to sell your Class A Ordinary Shares or Warrants unless a market can be established and sustained.

The warrant agreement (the “Warrant Agreement”) governing the Warrants designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us in connection with such Warrants.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We have waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any Warrants under the Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions of the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such holder in any such enforcement action by service upon such holder’s counsel in the foreign action as agent for such holder. The choice-of-forum provision limits a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, NASDAQ Global Select Market listing requirements and other applicable securities rules and regulations. As such, we incur relevant legal, accounting and other expenses, and these expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Many members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, compensation committee and nominating committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

If we are unable to maintain an effective system of internal controls and compliances, our business and reputation could be adversely affected.

Prior to the Closing of the Business Combination, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019 in accordance with the standards established by PCAOB, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting which related to (i) improper revenue recognition conclusions with respect to OVO that resulted in a material overstatement of revenue and expenses in our consolidated financial statements that were previously audited under International Standards on Auditing as a private company; (ii) the review process over assumptions and inputs used in several key accounting estimates; (iii) not having a sufficient number of personnel with an appropriate level of IFRS accounting skills, SEC reporting knowledge and experience and training in internal controls over financial reporting. We are committed to remediating our material weaknesses as promptly as possible. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Even effective internal control can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Any failure to remediate the material weaknesses, or the development of new material weaknesses in our internal control over financial reporting, could result in material misstatements in our financial statements, which in turn could have a material adverse effect on our financial condition and results of operations. In addition, we cannot assure you that we will not identify material weaknesses in the future.

Ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from NASDAQ, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our financial condition and results of operations, and lead to a decline in the market price of our Class A Ordinary Shares and Warrants.

We are an “emerging growth company,” and we cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares and Warrants less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Shares held by non-affiliates exceeds $700 million as of the last business day of the prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and we have different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the

Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, our shareholders may not have access to certain information they deem important. We cannot predict if investors will find our Class A Ordinary Shares and Warrants less attractive because we rely on these exemptions. If some investors find our Class A Ordinary Shares and Warrants less attractive as a result, there may be a less active trading market and share price for our Class A Ordinary Shares and Warrants may be more volatile.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, you may receive less or different information about us than you would receive about a U.S. domestic public company.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled. See “Management–Foreign Private Issuer Status.”

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NASDAQ corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if we complied fully with NASDAQ corporate governance listing standards.

We are a company incorporated in the Cayman Islands and are listed on NASDAQ. NASDAQ market rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from NASDAQ corporate governance listing standards applicable to domestic U.S. companies.

Among other things, we are not required to have: (i) a majority-independent board of directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we have a majority-independent board of directors, a majority-independent compensation committee and a nominating committee. Subject to the foregoing, we rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of NASDAQ applicable to U.S. domestic public companies. See “Management–Foreign Private Issuer Status.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the law of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands, and we conduct a majority of our operations through our subsidiary, GHI, outside the United States. Substantially all of our assets are located outside the United States. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Southeast Asian region could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Our management has been advised that Indonesia, Singapore, Thailand, Malaysia, Philippines and Vietnam, where we operate, do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Southeast Asia markets would permit effective enforcement of criminal penalties of U.S. federal securities laws.

In addition, our corporate affairs will be governed by the Amended Articles, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under the Amended Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but we are not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. See “Description of Share Capital–Inspection of Books and Records.”

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Management–Foreign Private Issuer Status.”

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Class A Ordinary Shares and Warrants may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation and investigations. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

The ability of our subsidiaries in certain Southeast Asia markets to distribute dividends to us may be subject to restrictions under their respective laws.

We are a holding company, and our subsidiaries are located throughout Southeast Asia in Indonesia, Singapore, Thailand, Malaysia, Philippines, Vietnam, Myanmar and Cambodia. Part of our primary internal sources of funds to meet our cash needs will be our share of the dividends, if any, paid by our subsidiaries. The distribution of dividends to us from the subsidiaries in these markets as well as other markets where we operate is subject to restrictions imposed by the applicable laws and regulations in these markets. In addition, although there are currently no foreign exchange control regulations which restrict the ability of our subsidiaries in Indonesia (save for the regulations prohibiting the transfer of Indonesian Rupiah to outside of Indonesia and imposing reporting requirements on foreign exchange transactions in excess of a certain amount), Singapore, Malaysia and the Philippines (except for the regulations (i) requiring registration of the foreign investment with the Bangko Sentral ng Pilipinas (“BSP”) to be able to source from the Philippine banking system foreign currency to be used in repatriating capital or remitting dividends outside the Philippines, and (ii) prohibiting the transfer of Philippine Pesos to outside of the Philippines in excess of PHP 50,000.00 (approximately $1,000) without prior written authorization from the BSP) to distribute dividends to us, the relevant regulations may be changed and the ability of these subsidiaries to distribute dividends to us may be restricted in the future.

We do not anticipate paying dividends for the foreseeable future.

It is expected that we will retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.

Our board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that our shares will appreciate in value or that the trading price of the shares will not decline.

We have granted in the past, and we will also grant in the future, share incentives, which may result in increased share-based compensation expenses.

In March 2018, GHI’s board of directors adopted and GHI’s shareholders approved the 2018 Equity Incentive Plan, or the 2018 Plan, which was most recently amended and restated in April 2019 and further amended in April 2021, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with us. No further awards will be granted under the 2018 Plan. However, in April 2021 in connection with the Business Combination, our board of directors adopted, and our shareholders approved the 2021 Equity Incentive Plan, or the 2021 Plan, which was amended and restated in September 2021. Initially, the maximum number of ordinary shares that may be issued under the 2021 Plan is seven percent (7%) of the total number of our Ordinary Shares that were outstanding (on a fully diluted basis) as of the date of consummation of the Business Combination. The 2021 Plan permits the awards of options, share appreciation rights, restricted shares, restricted share units, or RSUs, and other awards to employees, directors and consultants and our subsidiaries and affiliates. We will account for compensation costs for all share options using a fair-value based method and recognize expenses in our consolidated statements of profit or loss in accordance with IFRS. As a result of these grants, we incurred share-based compensation of $54 million and $34 million in 2020 and 2019, respectively. In addition, in April 2021, our board of directors and our shareholders approved the 2021 Equity Stock Purchase Plan, or the 2021 ESPP, under which initially, the maximum number of shares that may be issued is two percent (2%) of the total number of our Ordinary Shares that were outstanding as of the date of consummation of the Business Combination. As of the date of this prospectus, no shares have been issued under the 2021 ESPP. For more information on the share incentive plans, see “Management—Share Incentive Plans.” We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and as such, we will also grant share-based compensation and incur share-based compensation expenses in the future. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on us and our business and results of operations.

Our dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share is entitled to one vote, while each Class B Ordinary Share is entitled to 45 votes. Only Class A Ordinary Shares are listed and traded on NASDAQ, and we intend to maintain the dual-class voting structure.

The Key Executives and their respective Permitted Entities hold all of the outstanding Class B Ordinary Shares. The Key Executive Proxies given to Mr. Tan by the other Key Executives and certain entities related to such Key Executives or Mr. Tan give Mr. Tan control of the voting power of all outstanding Class B Ordinary Shares. As a result, Mr. Tan controls approximately 63.2% of the total voting power of all issued and outstanding Ordinary Shares voting together as a single class, even though he and his Permitted Entities only own 3.7% of outstanding Ordinary Shares.

With respect to the election of the board of directors, under the terms of the Class B Ordinary Shares, holders of a majority of the Class B Ordinary Shares have the right to nominate, appoint and remove a majority of the members of our board of directors, which majority are designated as Class B Directors. Mr. Tan and his Permitted Entities own approximately 67.3% of the outstanding Class B Ordinary Shares. As a result of such ownership, as well as the Key Executive Proxies delivered to him by the other Key Executives and certain entities related to such Key Executives or Mr. Tan, Mr. Tan effectively has the right to nominate, appoint and remove all of the Class B Directors. In addition, since all of the issued and outstanding Ordinary Shares voting together as a single class will elect the remaining members of our board of directors, then Mr. Tan, by virtue of his control of approximately 63.2% of that total voting power, effectively has the ability to elect and remove the entire board of directors. For further information, see “Description of Share Capital—Ordinary Shares” and “—Shareholders’ Deed.”

Additionally, the Key Executives and certain entities related to the Key Executives entered into a letter agreement (the “ROFO Agreement”), pursuant to which, subject to certain limited exceptions, in the event any holder of Class B Ordinary Shares intends to sell or otherwise transfer Class B Ordinary Shares in an open market or private transaction, that transferring shareholder first shall irrevocably offer those shares to each other holder of Class B Ordinary Shares by way of a notice delivered to each such other holder. Each recipient holder then has a right of first offer to purchase any or all of those shares at a price per share equal to the market price (as defined in the ROFO Agreement) of the Class A Ordinary Shares (into which those shares would automatically convert if sold in an open market or private transaction to other purchasers). The recipients of the right of first offer generally shall have three business days within which to exercise such right, which shall be allocated pro rata among exercising recipients if the total of all shares exercised exceed the total amount of shares to be transferred. The ROFO Agreement has the effect of providing Class B Ordinary Shareholders the right to preserve the continued ownership of Class B Ordinary Shares within that group of holders. Since all of those holders delivered the Key Executive Proxies, the ROFO Agreement also will have the effect of preserving Mr. Tan’s control over the Class B Ordinary Shares and our Company as discussed herein.

Risks Relating to Taxation

We may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If we or any of our subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of our Class A Ordinary Shares or Warrants that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. We and our subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the current taxable year, the prior taxable year, or foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly, there can be no assurance that we or any of our subsidiaries will not be treated as a PFIC for any taxable year. Moreover, we do not expect to provide a PFIC annual information statement for 2021 or future taxable years. Please see the section entitled “United States Federal Income Tax Considerations—Passive Foreign Investment Company Status” for a more detailed discussion with respect to our PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of our Class A Ordinary Shares and Warrants.

Future changes to tax laws could materially and adversely affect us and reduce net returns to our shareholders.

Our tax treatment is subject to changes in tax laws, regulations, and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration, and the practices of tax authorities in jurisdictions in which we operate. The income and other tax rules in the jurisdictions in which we operate are constantly under review by taxing authorities and other governmental bodies. Changes to tax laws (which changes may have retroactive application) could adversely affect us or our shareholders. We are unable to predict what tax proposals may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position and overall or effective tax rates in the future in countries where we have operations and where we or our subsidiaries are organized or resident for tax purposes, and increase the complexity, burden and cost of tax compliance. We urge investors to consult with their legal and tax advisers regarding the implication of potential changes in tax laws on an investment in Class A Ordinary Shares and Warrants.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization, on an actual basis (unaudited) as of June 30, 2021 after giving effect to the Business Combination, the PIPE Subscription Agreements, the Amended and Restated Forward Purchase Agreements, the Sponsor Subscription Agreement and the Backstop Subscription Agreement.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2021
	Actual	Pro forma
	($ in millions)
Cash and cash equivalents	3,559	7,931

Total equity (deficit)	(7,049)	9,064
Debt:
Loans and borrowings (non-current)	1,961	1,961
Loans and borrowings (current)	159	159
Total indebtedness	2,120	2,120

Total capitalization	(4,929)	11,184

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Description of the Business Combination Transactions

On December 1, 2021 (the “Closing Date”), we consummated the previously announced Business Combination Agreement, dated April 12, 2021, by and among the Company, AGC, AGC Merger Sub, Grab Merger Sub and GHI, pursuant to which (i) AGC merged with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as our wholly-owned subsidiary and (ii) following the Initial Merger, Grab Merger Sub merged with and into GHI, with GHI being the surviving entity and becoming our wholly-owned subsidiary. As a result of the Business Combination, AGC has become a wholly owned subsidiary of the Company and the former security holders of AGC and GHI equity holders became our security holders. After giving effect to the Business Combination, we own all of the issued and outstanding equity interests of GHI. GHI is considered to be the accounting acquirer, as further discussed in Note 1 of the “Unaudited Pro Forma Condensed Combined Financial Information.”

As part of the Business Combination: (i) each of the outstanding GHI Ordinary Shares and the outstanding GHI Preferred Shares (excluding shares that were held by GHI Shareholders that exercised and perfected their relevant dissenters’ rights, GHI Key Executive Shares and GHI treasury shares) was cancelled in exchange for the right to receive such fraction of our Class A Ordinary Share that is equal to the quotient obtained by dividing $13.032888 by $10.00, or 1.3032888 Class A Ordinary Shares for each GHI Share; and (ii) each of the GHI Shares held by Key Executives and their respective Permitted Entities was cancelled in exchange for the right to receive such fraction of our newly issued Class B Ordinary Share that is equal to the Exchange Ratio.

Substantially concurrently with the execution and delivery of the Business Combination Agreement, (i) we, AGC and PIPE Investors entered into PIPE Subscription Agreements pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 326,500,000 Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $3.265 billion; (ii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with JS Securities was amended and restated as of April 12, 2021, and pursuant to such amendment, JS Securities committed to subscribe for and purchase 2,500,000 Class A Ordinary Shares and 500,000 Warrants to purchase Class A Ordinary Shares for an aggregate purchase price equal to $25 million; (iii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with Sponsor Affiliate was amended and restated as of April 12, 2021, and pursuant to such amendment, Sponsor Affiliate committed to subscribe for and purchase 17,500,000 Class A Ordinary Shares and 3,500,000 Warrants for an aggregate purchase price equal to $175 million; (iv) AGC, Sponsor Affiliate and GHL entered into the Sponsor Subscription Agreement pursuant to which Sponsor Affiliate committed to subscribe for and purchase 575,000,000 Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million; and (v) we, AGC and Sponsor Affiliate entered into the Backstop Subscription Agreement pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of Class A Ordinary Shares to be determined in accordance with the terms of such subscription agreement for $10 per share.

Basis of Preparation

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020, present the combination of the financial information of AGC and GHI after giving effect to the Business Combination, the PIPE Subscription Agreements, the Amended and Restated Forward Purchase Agreements, the Sponsor Subscription Agreement and the Backstop Subscription Agreement and related adjustments described in the accompanying notes, and have been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information combines the accounting periods of AGC and GHI. The historical financial information of AGC was derived from the unaudited financial statements of AGC as of and for the six months ended June 30, 2021 and the audited financial statements for the year ended December 31, 2020, included elsewhere in this prospectus. The historical financial information of GHI was derived from our unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2021 and the audited consolidated financial statements for the year ended December 31, 2020, included elsewhere in this prospectus.

This unaudited pro forma information has been presented for informational purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination Transactions been completed as of the dates indicated. In addition, the unaudited pro forma information does not purport to project our future financial position or operating results. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL POSITION

JUNE 30, 2021

($ in millions)

	Altimeter Growth Corp as of June 30, 2021	Grab Holdings Inc. as of June 30, 2021	IFRS Conversion and Presentation Alignment			Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Non-current Assets:
Property plant, and equipment	—	336	—			—			336
Intangible assets and goodwill	—	797	—			—			797
Associates and joint venture	—	9	—			—			9
Other investments	—	889	—			—			889
Other receivables	—	4	—			—			4
Cash and marketable securities held in Trust Account	500	—	—			(500)	(B	)	—

Total non-current assets	500	2,035	—			(500)			2,035
Current Assets:
Inventories	—	5	—			—			5
Trade and other receivables	—	528	—			—			528
Other investments	—	1,532	—			—			1,532
Cash and cash equivalents	—	3,559	—			4,372	(C	)	7,931

Total assets	500	7,659	—			3,872			12,031

EQUITY AND LIABILITIES
Equity:
Grab Holdings Inc. share capital and share premium	—	224	—			—			224
Grab Holdings Inc. reserves	—	4,437	—			—			4,437
Altimeter Growth Corp. Class A ordinary shares, $0.0001 par value	—	—	—			—			—
Altimeter Growth Corp. Class B ordinary shares, $0.0001 par value	—	—	—			—			—
Additional paid-in capital	—	—	—			16,113	(D	)	16,113
Accumulated losses	(139)	(11,856)	—			139	(G	)	(11,856)
Non-controlling interests	—	146	—			—			146

Total equity (deficit)	(139)	(7,049)	—			16,252			9,064
Class A ordinary shares subject to possible redemption	500	—	(500)	(A	)	—			—
Non-current liabilities:
Convertible redeemable preference shares	—	11,829	—			(11,829)	(H	)	—
Loans and borrowings	—	1,961	500	(A	)	(500)	(F	)	1,961
Provisions	—	1	—			—			1
Other payables	—	26	—			—			26
Warrant liability	78	—	—			(33)	(I	)	45
FPA liability	43	—	—			—			43
Deferred tax liabilities	—	1	—			—			1

Total non-current liabilities	121	13,818	500			(12,362)			2,077

Current liabilities:
Loans and borrowings	—	159	—			—			159
Trade and other payables	—	697	—			—			697
Provisions	—	34	—			—			34
Deferred underwriting fee payable	18	—	—			(18)	(E	)	—

Total liabilities	139	14,708	500			(12,380)			2,967

Total equity (deficit) and liabilities	500	7,659	—			3,872			12,031

UNAUDITED PRO FORMA CONDENSED STATEMENT OF PROFIT OR LOSS

SIX MONTHS ENDED JUNE 30, 2021

($ in millions, except share and per share amounts)

	Altimeter Growth Corp Six Months Ended June 30, 2021	Grab Holdings Inc. Six Months Ended June 30, 2021	Transaction Accounting Adjustments			Pro Forma
Revenue	—	396	—			396
Cost of revenue	—	(507)	—			(507)
Other income	—	16	—			16
Sales and marketing	—	(105)	—			(105)
General and administrative expenses	(1)	(243)	—			(244)
Research and development expenses	—	(167)	—			(167)
Change in fair value of warrant liability	25	—	(21)	(BB	)	4
Change in fair value of FPA liability	11	—	—			11
Net impairment losses on financial assets	—	(10)	—			(10)
Other expenses	—	*	—			*

Operating income (loss)	35	(620)	(21)			(606)
Net finance costs	—	(840)	817	(CC	)	(23)
Share of loss of equity-accounted investees (net of tax)	—	(4)	—			(4)

Profit (loss) before income tax	35	(1,464)	796			(633)

Tax expense	—	(3)	—			(3)

Profit (loss) for the period	35	(1,467)	796			(636)

Other comprehensive income for the period, net of tax	—	(3)	—			(3)
Total comprehensive income (loss) for the period	35	(1,470)	796			(639)
Weighted average shares outstanding of Class A Ordinary Shares	50,000,000	—				3,949,285,223	(AA	)
Basic and diluted net earnings (loss) per share, Class A Ordinary Shares	0.55	—				(0.15)	(AA	)
Weighted average shares outstanding of Class B Non-Redeemable Ordinary Shares	12,500,000	—
Basic and diluted net earnings (loss) per share, Class B Non-Redeemable Ordinary Shares	0.55	—
Basic weighted average ordinary shares outstanding		181,283,288
Basic and diluted net loss per share		(7.86)

UNAUDITED PRO FORMA CONDENSED STATEMENT OF PROFIT OR LOSS

DECEMBER 31, 2020

($ in millions, except share and per share amounts)

	Altimeter Growth Corp Period from August 25, 2020 (Inception) through December 31, 2020	Grab Holdings Inc. Year Ended December 31, 2020	Transaction Accounting Adjustments			Pro Forma
Revenue	—	469	—			469
Cost of revenue	—	(963)	—			(963)
Other income	—	33	—			33
Sales and marketing	—	(151)	—			(151)
General and administrative expenses	—	(326)	—			(326)
Research and development expenses	—	(257)	—			(257)
Transaction costs allocable to warrant liability	(1)	—	—			(1)
Loss resulting from issuance of private placement warrants	(7)	—	—			(7)
Change in fair value of warrant liability	(69)	—	30	(BB	)	(39)
Change in fair value of FPA liability	(54)	—	—			(54)
Net impairment losses on financial assets	—	(63)	—			(63)
Other expenses	—	(40)	—			(40)

Operating loss	(131)	(1,298)	30			(1,399)
Net finance costs	—	(1,437)	1,433	(CC	)	(4)
Share of loss of equity-accounted investees (net of tax)	—	(8)	—			(8)

Loss before income tax	(131)	(2,743)	1,463			(1,411)

Tax expense	—	(2)	—			(2)

Loss for the year	(131)	(2,745)	1,463			(1,413)

Other comprehensive income for the year, net of tax	—	3	—			3
Total comprehensive loss for the year	(131)	(2,742)	1,463			(1,410)
Weighted average shares outstanding of Class A Ordinary Shares	34,645,669	—				3,949,285,223	(AA	)
Basic and diluted net loss per share, Class A Ordinary Shares	(2.80)	—				(0.36)	(AA	)
Weighted average shares outstanding of Class B Non-Redeemable Ordinary Shares	12,116,142	—
Basic and diluted net loss per share, Class B Non-Redeemable Ordinary Shares	(2.80)	—
Basic weighted average ordinary shares outstanding		139,024,925
Basic and diluted net loss per share		(18.76)

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical consolidated financial statements of GHI have been prepared in accordance with IFRS. The historical financial statements of AGC have been prepared in accordance with U.S. GAAP.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, AGC will be treated as the acquired company and GHI will be treated as the acquirer for financial statement reporting purposes. GHI has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Former equity holders of GHI hold the majority ownership interest. AGC shareholders, Sponsor and certain AGC directors, Sponsor Related Parties and PIPE Investors hold 11.81% ownership interest compared to the 88.19% ownership interest of the former equity holders of GHI.

Our board of directors consist of six directors, who are Anthony Tan, Hooi Ling Tan, Dara Khosrowshahi, Ng Shin Ein, John Rogers and Oliver Jay, with holders of a majority of our Class B Ordinary Shares having the right to nominate, appoint and remove a majority of the members of our board of directors. Our senior management consist of the former senior management of GHI.

Accordingly, for accounting purposes, the financial statements of the combined company represent a continuation of the consolidated financial statements of GHI with the acquisition being treated as the equivalent of GHI issuing shares for the net assets of AGC, accompanied by a recapitalization. The net assets of GHI and AGC have been stated at historical cost, with no goodwill or other intangible assets recorded.

One-time direct and incremental transaction costs incurred prior to or concurrent with the consummation of the Business Combination are reflected in the unaudited pro forma condensed combined statement of financial position as a direct reduction to the combined company additional paid-in capital and were assumed to be cash settled.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of GHI and AGC. The accounting adjustments for the Business Combination consist of those necessary to account for the Business Combination.

GHI and AGC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	AGC’s unaudited balance sheet as of June 30, 2021, and the related notes for the six months ended June 30, 2021, included elsewhere in this prospectus; and

•	GHI’s unaudited condensed consolidated statement of financial position as of June 30, 2021, and the related notes for the six months ended June 30, 2021 included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	GHI’s unaudited condensed consolidated statements of profit or loss for the six months ended June 30, 2021 and the related notes included elsewhere in this prospectus; and

•	AGC’s unaudited statement of operations for the six months ended June 30, 2021 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	GHI’s audited consolidated statements of profit or loss for the year ended December 31, 2020 and the related notes included elsewhere in this prospectus; and

•	AGC’s audited statement of operations for the period from August 25, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this prospectus.

Information has been prepared based on these preliminary estimates, and the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that GHI believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. GHI believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of GHI and AGC.

Note 2—Accounting Policies

Based on an initial analysis in preparation for the Business Combination, management did not identify any differences between the two entities’ accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies, and as a result of the comprehensive review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-Business Combination company.

Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position ($ millions)

(A)—Reflects the reclassification/alignment of AGC temporary equity to align with the statement of financial position presentation of GHI.

(in millions)
(1) Class A ordinary shares subject to possible redemption	$500

$500

(1)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of AGC’s historical mezzanine equity (Class A ordinary shares subject to possible redemption) into non-current liabilities (loans and borrowings).

(B)—Represents release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination.

(C)—The table below represents the sources and uses of funds as it relates to the Business Combination:

	(in millions)
AGC Cash and marketable securities held in Trust Account	$500	(1)
Proceeds from PIPE	4,040	(2)
Payment of deferred underwriting fees	(18)	(3)
Payment of accrued and incremental transaction costs	(150)	(4)

Total cash balance after the Business Combination	$4,372

(1)

Reflects the reclassification of cash equivalents held in the trust account inclusive of accrued interest and to reflect that the cash equivalents are available to effectuate the Business Combination or to pay redeeming AGC shareholders.

(2)

Reflects the net proceeds of $4.04 billion from the issuance and sale of 404,000,000 shares of AGC Class A ordinary shares at $10.00 per share in a private placement pursuant to the Subscription Agreements.

(3)	Represents the payment of deferred underwriting costs incurred as part of AGC’s initial public offering.
(4)	Reflects payment of transaction fees.

(D)—Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

(in millions)
Issuance of common stock from Subscription Agreements	$4,040
Payment of transaction costs	(150)
Reclassification of contingent liability related to redeemable Class A ordinary shares to equity	500
Elimination of AGC’s accumulated losses	(139)
Public warrants adjustment	33
Convertible redeemable preference shares	11,829

$16,113

(E)—Represents the payment of deferred underwriting commissions costs incurred by AGC in consummating the public offering.

(F)—Reflects the reclassification of $500 million of AGC Class A Ordinary Shares subject to possible redemption to permanent equity.

(G)—Represents elimination of AGC historical accumulated deficit.

(H)—Reflects the provision for convertible redeemable preference shares which will be cancelled and converted into the right to receive Ordinary Shares as a result of the Business Combination.

(I)—Represents the pro forma adjustment to reclassify Public warrants from liability to equity, as a result of the tender offer provision to a single class of shares.

Adjustments to Unaudited Pro Forma Condensed Statement of Profit or Loss

(AA)—Represents pro forma net loss per share based on pro forma net loss and 3,949,285,223 total shares outstanding upon consummation of the Business Combination.

(BB)—Represents the pro forma adjustment to eliminate the change in fair value of the public warrants which will be classified from liability to equity.

(CC)—Represents the interest expense relating to the provision for convertible redeemable preference shares which will be cancelled and converted into the right to receive Ordinary Shares as a result of the Business Combination.

GHI’S SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Selected Historical Consolidated Financial Information

The following tables present GHI’s selected consolidated financial and other data. The consolidated statements of profit or loss for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019 and consolidated statement of financial position as of June 30, 2021 and December 31, 2020 and 2019, have been derived from GHI’s unaudited and audited consolidated financial statements included elsewhere in this prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with IFRS. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of our Company following the Business Combination.

Consolidated Statement of Profit or Loss Data

($ in millions, except share and per share amounts)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenue	396	78	469	(845)
Operating expenses	(1,016)	(888)	(1,767)	(2,165)
Operating loss	(620)	(810)	(1,298)	(3,010)
Net finance costs	(840)	(677)	(1,437)	(971)
Share of loss of equity-accounted investees (net of tax)	(4)	(4)	(8)	*
Loss before income tax	(1,464)	(1,491)	(2,743)	(3,981)
Income tax (expense)/credit	(3)	2	(2)	(7)
Loss for the period	(1,467)	(1,489)	(2,745)	(3,988)
Loss Attributable to:
Owners of the Company	(1,425)	(1,425)	(2,608)	(3,747)
Non-controlling interests	(42)	(64)	(137)	(241)
Weighted average shares outstanding	181,283,288	130,454,763	139,024,925	118,258,942
Basic attributable loss per share	(7.86)	(10.92)	(18.76)	(31.68)

Consolidated Statement of Financial Position Data

($ in millions, unless otherwise stated)	As of June 30,	As of December 31,
	2021	2020	2019
Assets
Non-current assets	2,035	1,687	1,884
Current assets	5,624	3,755	3,140
Total assets	7,659	5,442	5,024

Equity
Equity attributable to owners of the Company	(7,195)	(6,399)	(4,291)
Non-controlling interests	146	105	67
Total equity (deficit)	(7,049)	(6,294)	(4,224)

Liabilities
Non-current liabilities	13,818	10,900	8,465
Current liabilities	890	836	783
Total liabilities	14,708	11,736	9,248
Total equity (deficit) and liabilities	7,659	5,442	5,024

Key Financial Measures and Operating Metrics

To evaluate the performance of our business, we rely on both our results of operations recorded in accordance with IFRS and certain non-IFRS financial measures, including Total Segment Adjusted EBITDA and Adjusted EBITDA, and certain operating metrics, including GMV, MTU, partner incentives and consumer incentives. However, the definitions of our key operating metrics and non-IFRS financial measures may be different from those used by other companies, and therefore, may not be comparable. Furthermore, these key non-IFRS financial measures and operating metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated financial statements that are necessary to run our business. Thus, these key non-IFRS financial measures and operating metrics should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with IFRS, and you are encouraged not to rely on any single business or financial measure to evaluate our business, financial condition or results of operations.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2021- 2020 % Change	Year Ended December 31,		2020- 2019 % Change
	2021	2020		2020	2019
Financial Measures:
Revenue	396	78	406%	469	(845)	155%
Loss for the period	(1,467)	(1,489)	1%	(2,745)	(3,988)	31%
Total Segment Adjusted EBITDA (Non-IFRS)(1)	21	(285)	NM	(226)	(1,554)	85%
Adjusted EBITDA (Non-IFRS)(1)	(325)	(550)	41%	(780)	(2,237)	65%

Operating Metrics:
GMV(2)	7,522	5,858	28%	12,492	12,251	2%
MTU(3) (millions of users)	24.3	24.5	(1)%	24.5	29.2	(16)%
GMV per MTU ($)	310	239	30%	509	419	21%
Partner incentives(4)	(311)	(364)	(14)%	(621)	(1,234)	(50)%
Consumer incentives(5)	(429)	(322)	33%	(616)	(1,117)	(45)%

Notes:

(1)	For a reconciliation to the most directly comparable IFRS measure see the section titled “—Reconciliation of Non-IFRS Financial Measures.”

(2)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from our services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(3)

MTUs means monthly transacting users, which is defined as the monthly number of unique users who transact via our products, where transact means to have successfully paid for any of our products. MTUs over a quarterly or annual period are calculated based on the average of the MTUs for each month in the relevant period.

(4)

Partner incentives represent the dollar value of incentives granted to driver- and merchant-partners, the effect of which is to reduce revenue. The incentives granted to driver- and merchant-partners include base incentives and excess incentives, with base incentives being the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by us from those driver- and merchant-partners, and excess incentives being the amount of payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by us from those driver- and merchant-partners. Base incentives amounted to $78 million and $111 million, for the six months ended June 30, 2021 and 2020, respectively, and $178 million and $519 million for the year ended December 31, 2020 and 2019, respectively.

(5)	Consumer incentives represent the dollar value of discounts and promotions offered to consumers, the effect of which is to reduce revenue.

AGC’S SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information is provided to assist you in your analysis of the financial aspects of the Business Combination.

The following tables present AGC’s selected historical financial information derived from AGC’s audited financial statements included elsewhere in this prospectus as of December 31, 2020 and for the period from August 25, 2020 (inception) through December 31, 2020 and AGC’s unaudited financial statements included elsewhere in this prospectus as of September 30, 2021 and for the three and nine months ended September 30, 2021.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, the financial statements and notes thereto included elsewhere in this prospectus. AGC’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the nine months ended September 30, 2021 (unaudited)	For the period from August 25, 2020 through December 31, 2020
Statement of Operations Data:
Operating expense	$7,836,367	$212,799
Other income (expense)
Other income (expense) net	91,544,882	(130,787,090)

Net income (loss)	$83,708,515	$(130,999,889)

Weighted average shares outstanding of Class A redeemable ordinary shares	50,000,000	34,645,669
Basic and diluted income (loss) per share, Class A redeemable ordinary shares	$1.34	$(2.80)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	12,500,000	12,116,142
Basic and diluted income (loss) per share, Class B non-redeemable ordinary shares	$1.34	$(2.80)

	As of September 30, 2021 (unaudited)	As of December 31, 2020 (as restated)
Balance Sheet Data:
Total current assets	$223,430	$1,131,563
Cash and Marketable Securities held in Trust Account	500,021,794	500,000,000

Total assets	$500,245,224	$501,131,563

Total current liabilities	$6,992,334	$64,100
Warrant liability	53,297,928	102,879,957
FPA liability	12,368,995	54,310,054
Deferred underwriting fee payable	17,500,000	17,500,000

Total liabilities	90,159,257	174,754,111

Class A ordinary shares subject to possible redemption, 50,000,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020, at $10 per share	500,000,000	500,000,000
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, none outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 12,500,000 issued and outstanding	1,250	1,250
Additional paid-in capital	—	—
Accumulated Deficit	(89,915,283)	(173,623,798)
Total shareholders’ equity (Deficit)	(89,914,033)	(173,622,548)

Total liabilities and shareholders’ equity	$500,245,224	$501,131,563

USE OF PROCEEDS

All of the Class A Ordinary Shares and the Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Class A Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MARKET OPPORTUNITIES

Southeast Asia’s Richness of Diversity and Growth

We operate in Southeast Asia, which is a large, diverse and complex region. The markets in which we operate are, in alphabetical order, Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. In this section, references to Southeast Asia refer to the region comprising these markets. These markets are home to approximately 660 million people, and if considered together as a country, would be the third largest by population in the world and also have one of the youngest populations in the world. Our region spans a wide range of languages, cultures, local preferences and macroeconomic and social factors. We believe it is one of the most exciting and dynamic regions in the world.

Key Thematic Drivers for our Industry in Southeast Asia

•	Rapid urbanization driven by macroeconomic and demographic growth.

•	Mobile-first population with increasing digital engagement.

•	Increasing digitalization of services and consumption.

•	Regulatory landscape supportive of technology and digital advancement.

•	Large unbanked and underserved population.

Rapid Urbanization Driven by Macroeconomic and Demographic Growth

Southeast Asia is among the fastest growing economies in the world, and is poised to become the world’s sixth largest economy by Gross Domestic Product (“GDP”) by 2030. According to Euromonitor, nominal GDP is projected to grow at a compounded annual growth rate (“CAGR”), of 7.4% from 2020 to 2025, compared to 7.1% and 4.6% for China and the U.S., respectively.

Southeast Asia’s fast-growing population together with rising disposable income is driving rapid urbanization and the creation of new cities, with the Southeast Asian urban population projected to grow by over 35 million from 2020 to 2025, powering strong growth in consumption in the region with total disposable income expected to grow at a CAGR of 8.2% from 2020 to 2025, according to Euromonitor.

Chart 1 Nominal GDP CAGR (2020-2025)	Chart 2 Share of population under 30 years old (2020)	Chart 3 Urbanization Rate (2020)

Source: Euromonitor International Passport – Economies and Consumers 2021 Edition

Mobile-first Population with Increasing Digital Engagement

Mobile-first. Southeast Asians have generally been a mobile-first population, having in large part leap-frogged the personal computer generational cycle. Driven by the availability of affordable smartphones, Southeast Asia is one of the largest smartphone markets in the world, with more than 90 million units sold in 2020. According to Euromonitor, the percentage of households having at least one smartphone was 68% in 2020, and is expected to grow to 84% by 2025.

High Internet Penetration. The breadth and quality of mobile internet coverage in Southeast Asia is growing rapidly. In 2020, mobile internet penetration (being the number of mobile internet subscriptions over the total population) was 88%, with average mobile internet download speeds ranging from 17.6 Mbps to 66.7 Mbps across countries, according to Ookla’s Speedtest Global Index. More than 130 million Southeast Asians, or approximately 20% of the population, gained internet access between 2016 and 2020. Combined with the ubiquity of smartphones, mobile is the preferred mode of accessing the internet in Southeast Asia.

Deep Digital Engagement. Southeast Asians are one of the most digitally engaged populations in the world, spending on average more than eight hours a day on the internet, which is significantly higher than average of 6.9 hours globally (calculated as the average amount of time that internet users aged 16 to 64 spend using the internet each day on any device as of the third quarter of 2020), according to Hootsuite and We Are Social. From 2016 to 2020, the percentage of the Southeast Asian population accessing the internet daily increased significantly from 27% to 48% according to Euromonitor. There is still substantial room for usage to increase as a large portion of the Southeast Asian population still does not actively use the internet. Therefore, digital engagement is expected to increase further in the next few years.

Increasing Digitalization of Services and Consumption

Propensity for Online Consumption. Consumers in Southeast Asia traditionally have limited means to engage with businesses and services outside of their nearby vicinity due to the lack of digital connectivity. Similarly, apart from large business and food chains, MSMEs, which are generally defined as businesses with less than 200 employees, face challenges in expanding consumer reach due to the lack of or limited store front presence and technological means. With technology-enabled marketplace models, businesses are able to increase their reach and consumers are able to more easily access goods and services. Increased smartphone and internet availability have transformed the nature of access to and consumption of goods and services.

Acceleration Due to COVID-19. The COVID-19 pandemic further accelerated the digitalization of both consumption and businesses. Technology-enabled marketplace models stepped up to support businesses as in-store demand declined, or disappeared entirely as governments mandated shelter-in-place, stay-at-home and/or other physical distancing or safety measures in response to the COVID-19 pandemic. According to Bain, Google and Temasek e-Conomy SEA 2020, in 2020, more than one in every three digital service consumers in Southeast Asia accessed their first digital service during the COVID-19 pandemic, and 94% of new digital service consumers intend to continue with the service. Traditionally offline businesses, especially MSMEs, have been incentivized to embrace digitalization to continue to maintain their businesses.

Significant headroom still remains for further digitalization, with digital penetration across services such as deliveries, mobility and digital financial services still significantly lower in Southeast Asia compared to countries such as China and the U.S.

Regulatory Landscape Supportive of Technology and Digital Advancement

Governments across Southeast Asia have generally invested heavily to support the digital economy, through development of internet infrastructure and through collaborative and transparent policy frameworks.

Governments in Southeast Asia have generally enacted regulations covering ride-hailing and/or ride-hailing booking services. Such regulations provide a defined set of rules within which ride-hailing and/or ride-hailing booking services providers are able to operate. Governments in the region have also been receptive and have been seeking opportunities to pursue public-private partnerships to digitalize their economies. For example, in Indonesia, the Ministry of Cooperatives and Small and Medium Enterprises of the Republic of Indonesia entered into a partnership agreement with us and PT Indonesia Digital Identity (VIDA) in May 2021 to expedite the onboarding and verification of new SMEs under the Ministry onto the Grab ecosystem, so as to accelerate the digital transformation of SMEs and to enable greater participation in the digital economy. In Malaysia, the government partnered with Foodpanda to facilitate the digitization of micro-enterprises and SMEs and to encourage consumers digital spending. This is part of Foodpanda’s eCommerce and Shop Malaysia Online campaign, in which Foodpanda supported new micro-enterprises and SMEs with additional and targeted marketing support and specialized digital discount vouchers where available to encourage online spending on targeted local vendors on Foodpanda’s platform. In Singapore, we are collaborating with the Infocomm Media Development Authority, or the IMDA, and Digital Industry Singapore to grow our core product and engineering teams’ capabilities through a range of talent development programs such as the TechSkills Accelerator (“TeSA”). These collaborative programs seek to enhance the technical skills of experienced professionals and provide hands-on training opportunities to individuals looking to explore roles in the technology sector.

Countries across Southeast Asia generally have implemented regulations governing the provision of digital financial services. Some Southeast Asian regulators have established regulatory sandboxes which allow companies to conduct limited tests of new innovations in a defined environment, enabling products and services to be tested and ultimately brought to market at a faster rate. Several countries, including Malaysia, Indonesia and Singapore, have established nationwide standards for Quick Response, or QR, payment codes, facilitating greater interoperability between payment methods and increasing the adoption and efficiency of digital financial services. In December 2020, the MAS chose four selectees of digital bank licenses (subject to certain conditions) – two digital full bank licenses and two digital wholesale bank licenses, and our joint application with Singtel was selected to be granted one of the digital full bank licenses. Malaysia and the Philippines have recently approved digital banking licensing frameworks, while other countries such as Thailand, Indonesia, and Vietnam are evaluating the issuance of digital bank licenses as an option to increase financial inclusion as well. The regulatory environment in Southeast Asia is expected to continue to be supportive of innovation in the digital financial services sector, while establishing and enforcing necessary protections for consumers and businesses. Bank Negara Malaysia issued a licensing framework for digital banks in December 2020 and has confirmed that 29 applicants (including Digital Banking JV, together with a consortium of Malaysian investors that comprise four independent third-party investors and two entities that will hold minority interests and are affiliated with Dato’ Khor Swee Wah and Datuk Tong Kooi Ong, who are related to Mr. Anthony Tan) have submitted applications to what is a competitive bidding process. It is anticipated that Bank Negara Malaysia will award five licenses. The results of the bidding process are expected to be announced in the first quarter of 2022 with tentative timelines for successful applicants to launch their banking business in a three to five year foundational phase commencing in mid-2023.

For additional information about the regulatory environment, see the sections titled “Risk Factors—Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia” and “Regulatory Environment.”

Large Unbanked and Underserved Population

The demand for financial services in Southeast Asia has been largely unmet, with a severe mismatch in demand and supply across fundamental services such as payments, transfers, savings, credit and insurance.

In Southeast Asia, cash payments remain the primary form of exchange between businesses and consumers, with over 80% of transaction volumes in 2020 being cash transactions, largely due to a lack of cashless payment options or access to cashless alternatives, according to Euromonitor. The lack of cashless payment options creates meaningful transaction friction, and low credit availability which discourages consumption and participation in the digital economy. The majority of the population in Southeast Asia is left out of the formal financial services system, according to Euromonitor, with, as of 2020, more than 40% of the population aged 15 or over being “unbanked,” which is a status that can be characterized by a lack of a relationship with financial institutions, lack of transactional or demand deposit accounts, not possessing credit cards, not having any type of insurance or not utilizing any long-term savings products. Furthermore, out of the banked population, approximately 39% is underserved, characterized by having access to only one of a credit card, checking/current account or savings account services. The under penetration in insurance and wealth management services limits consumers’ ability to enjoy financial protection and long-term wealth accumulation.

Penetration rates across the financial services industry in Southeast Asia are significantly behind developed country benchmarks, as set forth below:

•	in 2020, banking penetration was under 60% in Southeast Asia compared to 95% in China and 94% in the United States, according to Euromonitor;

•

in 2019, total insurance premium volume as a percentage of GDP was under 3.7% in Southeast Asia compared to 4.3% in China and 11.5% in the United States according figures noted in sigma 4/2020: World Insurance: Riding Out the 2020 Pandemic Storm;

•	in 2020, cashless transactions as a percentage of total transaction volume was 17% in Southeast Asia compared to 43% in China and 82% in the United States, according to Euromonitor; and

•	in 2020, credit card penetration was less than 0.1 cards per capita in Southeast Asia compared to one card per capita in China and two cards per capita in the United States, according to Euromonitor.

From Challenges Arise Opportunities

•	Infrastructure investment gap.

•	Low financial inclusion.

•	The informal economy and offline nature of small businesses.

Infrastructure Investment Gap

Investments in infrastructure have lagged the demand created by rapid urbanization and population growth. According to Asian Development Bank, as of 2017, there is an estimated annual infrastructure investment gap of $102 billion in the Southeast Asia (excluding Singapore) region, representing the shortfall in actual investment spending as compared to estimated required infrastructure spending to meet demand. As a result, mass transportation infrastructure is relatively undeveloped and is increasingly crowded, unable to adequately support growing demand.

According to the Indonesian National Development Planning Agency, Jakarta is experiencing an economic loss of $4.6 billion per year resulting from traffic congestion in the city. The Manila National Capital Region, or Metro Manila, is another major area in the region with poor traffic conditions. The Japan International Cooperation Agency estimates that the economic cost of transportation in Metro Manila is more than $25.7 billion per year, and it may climb to about $39.7 billion per year by 2035 without intervention.

Private car ownership is prohibitively expensive relative to incomes for a large segment of the Southeast Asian population. According to Euromonitor, the ratio of car prices to average gross income in Southeast Asia is on average six to 18 times that of the United States and in 2020, the average passenger car ownership rate is 80 per 1,000 people in Southeast Asia, compared to 167 per 1,000 people in China and 436 per 1,000 people in the United States.

Chart 4 2020 Passenger Car Ownership (per 1000 people) in Southeast Asia, China and United States

Source: Euromonitor International Analysis

Technology is a vital force in helping to close the infrastructure gap present in Southeast Asia. It helps improve transportation asset utilization by effectively matching transportation supply and demand, with a wide variety of use cases including transporting people, food, groceries and packages.

Population density in key Southeast Asian cities is high and increasing. Cities such as Kuala Lumpur, Bangkok, Manila, Jakarta and Ho Chi Minh City have population densities over two times that of New York. Southeast Asian cities experience some of the worst traffic congestion in the world with the average commute time in 2019 within major cities such as the Greater Jakarta area at approximately 132 minutes compared to 67 minutes in New York according to Euromonitor. This further enhances the need for on-demand services such as online food delivery, enabling consumers to order food from their favorite restaurants from the comfort of home and save time.

Low financial inclusion

There are two primary structural causes of the under-penetration of financial services within Southeast Asia. First, the relative lack of physical infrastructure outside the major cities makes it costly for financial institutions to build physical branches. Second, the limited availability of public registers, identification systems and reliable credit information, all of which are typical prerequisites for traditional financial institutions, result in limited understanding of the consumer credit profile. Therefore, overall access to various financial products and services in Southeast Asia is low.

Financial inclusion, where individuals and businesses gain access to financial products and services, is a key enabler of reducing poverty and boosting prosperity, especially in emerging countries such as the Philippines and Indonesia. Digital financial services are expected to help alleviate this financial inclusion gap. For example, financial technology companies have started to provide micro-financing loans to individuals and MSMEs in Southeast Asia, providing credit access to sectors of the population which previously had no direct access to traditional financing options due to a lack of a stable or formal income. Similarly, with the introduction of certain “buy now, pay later” services in Southeast Asia, the ease of splitting payments into zero-interest installments is an attractive value proposition to many consumers in the region who lack access to credit cards, according to Euromonitor.

Predominantly offline nature of small business and the informal economy

According to Euromonitor, as of 2019, there were over 70 million MSMEs in Southeast Asia accounting for over 99% of all businesses in the region. Collectively, they drive over 35% of the region’s GDP and provide employment to 150 million people. These businesses operate in a primarily offline fashion, with less than 20% estimated to be using digital technologies to improve their productivity or expand their businesses, according to Bain & Company’s 2018 Advancing Towards ASEAN Digital Integration report. The majority of MSMEs have only adopted basic digital tools such as emails, personal computers, instant messaging and basic office software, while many still do not have a significant digital presence.

The majority of MSMEs still lag behind in terms of digitalization, which impedes their ability to compete in a rapidly growing digital economy. To MSMEs, digitalization may seem too complex, expensive, and distant from their businesses, exacerbated by a lack of knowledge around digitalization tools and benefits. Lack of digital talent and skills are often cited as barriers for digitalization. As a result, MSMEs have been much less prepared than their more established counterparts in navigating the new conditions resulting from the COVID-19 pandemic. Many MSMEs have faced issues such as decreased sales, potential closure of businesses and an increasing inability to engage their customers. Awareness of the importance of digitalization increased in 2020, with digitalization and adoption of a digital marketing strategy being the top two preferred strategies of Southeast Asian MSMEs to gain competitive advantage, according to Euromonitor.

In addition, the informal economy, which includes, among others, day laborers, home-based workers, street vendors, taxi drivers, service workers or domestic workers and other short-term contract workers, includes over 180 million workers as of 2019, according to Euromonitor. The rise of an on-demand economy in the region in recent years has created economic opportunities for participants in the informal economy whose source of income is often limited to the reach of word of mouth or through limited offline advertising. Participation in the on-demand economy has provided access to a much wider pool of potential income opportunities.

Digitalization has lowered the barriers to entry for MSMEs and participants in the informal economy to scale their businesses. Improvements in the ease of onboarding by on-demand platforms in recent years have benefitted a growing group of such MSMEs and participants, creating the opportunity to earn a more sustainable livelihood. With high growth in consumer demand for on-demand services and products, such MSMEs and participants are able to enjoy greater flexibility in their business hours obtaining more opportunities to earn income.

Many participants in the informal economy may be undocumented in government systems, and so may not qualify for government support. The financial challenges of such persons are often exacerbated during times of crisis such as COVID-19, as they may be less visible to government systems and thus may be excluded from financial relief. On-demand platforms in the region have partnered with insurance agencies to make insurance coverage available to these persons who would otherwise find it difficult to obtain such coverage. In many countries, in partnership with governments, on-demand platforms have been able to have their driver-partners classified as essential or front-line, becoming eligible for COVID-19 vaccinations.

Our Addressable Market and Growth Potential

We started out by providing a platform addressing the mobility opportunity in Southeast Asia, with the ride-hailing market estimated to be at $4.5 billion in 2020 according to Euromonitor. We have since expanded our platform to address food and other deliveries and e-wallet opportunities, estimated at $9.4 billion and $38.9 billion in 2020, for the online food delivery and e-wallet markets respectively.

According to Euromonitor, total personal consumption expenditure for prepared meals and land mobility, which includes operation of personal transport equipment, personal consumption expenditure on buses, coaches and taxis, are expected to reach $170.5 billion and $231.3 billion, respectively, by 2025. Cash payments transaction values are expected by Euromonitor to reach $1,356.1 billion by 2025. We expect that digital penetration rates will increase over time as digital alternatives become more popular.

“Personal consumption expenditure” means personal expenditure on goods (durable, semi-durable and non-durable) and on services in the domestic market, including the imputed rent of owner-occupied dwellings, the administrative costs of general insurance and of life assurance and superannuation schemes, according to Euromonitor. Consumption expenditure in the domestic market is equal to the personal consumption expenditure by resident households plus direct purchases in the domestic market by non-resident households and minus direct purchases abroad by resident households.

Source: Euromonitor International Analysis

As we continue to expand our platform and increase the breadth of our offerings over time, our platform is able to address additional consumer and business needs, and grow our addressable market. For example, given the importance of small businesses and the informal economy, we believe there is a large and important opportunity to help such businesses and participants in the informal economy to navigate an increasingly digital world. We leverage our existing reach with our driver- and merchant-partners to provide digital tools and training that are critical to thriving in the increasingly digital economy, helping to lay the foundations for more inclusive growth across the region. With our scale, ecosystem and platform advantages, we believe that we are well-positioned to navigate the complexity of Southeast Asia and address certain key challenges in the region.

Deliveries

The deliveries offerings available through our platform include prepared meal, grocery and point-to-point delivery services ordered through our mobile application, addressing a vast and rapidly growing addressable market.

The total personal consumption expenditure on prepared meals in Southeast Asia is estimated by Euromonitor to be at $92.3 billion in 2020 and to grow to $170.5 billion by 2025. With a rising middle class across Southeast Asia, preferences are becoming more sophisticated and people are spending more on prepared meals, with average spending at an estimated $140 a year, which represents 5% of personal consumption expenditure per capita in 2020 according to Euromonitor.

Chart 5 Total Personal Consumption Expenditure on Prepared Meals in Southeast Asia ($ billion)

Source: Euromonitor International Passport – Consumer Foodservice, 2021 Edition

According to Euromonitor, the groceries market is estimated to be at $344.1 billion in 2020 and growing to $474.8 billion by 2025, driven by similar trends, with average spending at an estimated $522 a year, which represents 20% of personal consumption expenditure per capita in 2020.

Chart 6 Total Personal Consumption Expenditure on Groceries in Southeast Asia ($ billion)

Source: Euromonitor International Passport, 2021 Edition

Note 1: Grocery includes home care, pet care, hot drinks, soft drinks, packaged food, fresh food, beauty and personal care.

Note 2: Represents Indonesia, Malaysia, the Philippines, Singapore, Thailand and Vietnam only.

An increasing proportion of deliveries for prepared meals and groceries is being ordered online in Southeast Asia. According to Euromonitor, deliveries of prepared meals ordered online were approximately $9.4 billion in 2020, which accounted for 10% of all prepared meals sales in 2020 compared with 4% in 2019, and delivery of groceries ordered online were approximately $4.1 billion in 2020, which accounted for 1.2% of all groceries sales in 2020 compared with 0.7% in 2019.

The online prepared meal and grocery market is underpinned by the evolving consumer lifestyle and the value proposition of food and grocery delivery marketplaces to consumers and merchants alike.

With rapid urbanization and evolving consumer lifestyles, food and grocery delivery and pick-ups are increasingly becoming an important mode of consumption. This is driven by a greater number of dual income families, longer working hours, busier daily routines and higher disposable incomes, which often result in less time to cook at home or to eat out, as well as consumers having the means to afford outsourcing their cooking. For consumers who still prefer to cook at home, grocery delivery caters to this changing lifestyle and spending power. With online food and grocery delivery, consumers can enjoy an unparalleled breadth of selection, a transparent and user-friendly experience, and superior quality and reliability compared to offline food ordering methods and physical grocery shopping.

Online delivery services also provide an attractive value proposition to merchants. The food and grocery merchant base in Southeast Asia primarily consists of small merchants and traditional brick-and-mortar grocery marts. These merchants remain largely fragmented and are generally constrained from meaningfully increasing their earnings due to the relatively smaller size of their stores, budgets and other resources. In recent years, food and grocery merchants have continued to shift from a purely offline model to having an online presence. Online marketplaces provide a simple and effective solution in enabling food and grocery players to build their online sales and fulfilment channels, while ensuring consistent user and merchant experience across each order.

COVID-19 further accelerated the adoption of online food and grocery delivery by both consumers and merchants, resulting in what Euromonitor expects to be a long-term behavioral shift as consumers experienced the convenience and merchants experienced the increase in their businesses.

Online food delivery and grocery delivery markets are estimated by Euromonitor to grow to $28.1 billion and $11.9 billion, respectively, by 2025. This represents penetration of 16% for online food delivery and 3% for online grocery delivery.

Chart 7 Online Food Delivery in Southeast Asia ($ billion)

Source: Euromonitor International estimates

Chart 8 Penetration Rate of Online Food Delivery in Southeast Asia

Source: Euromonitor International estimates

Chart 9 Online Grocery Delivery in Southeast Asia ($ billion)

Source: Euromonitor International Passport, Retailing, 2021 Edition

Note 1: Represents Singapore, Malaysia, Indonesia, Thailand, the Philippines and Vietnam only.

Chart 10 Penetration Rate of Online Grocery Delivery in Southeast Asia

Source: Euromonitor International estimates

In addition to the rapid digitalization of the food and grocery market in Southeast Asia, there has also been a rise in cloud kitchens. Cloud kitchens are shared kitchen concepts, predominantly designed to serve online food deliveries. Cloud kitchens provide a cost-efficient and effective way for food merchants and restaurants to create a digital storefront and expand their kitchen space, allowing them to grow their business at a lower cost. Cloud kitchens also allow merchants to experiment with new concepts and ideas at a lower cost. The growth in cloud kitchens has also been accelerated by the COVID-19 pandemic, as merchants are driven to shift their operations online to sustain their business and cater to consumer preferences as dine-in is affected by stay home and other measures implemented by local authorities. We operated 66 kitchens as of June 30, 2021, up from 42 as of December 31, 2019. Given our wide array of offerings, we are able to provide end-to-end services to merchant-partners using our cloud kitchen services through GrabKitchen, making us an attractive partner for them.

General point-to-point delivery is also growing in the region, mainly driven by the rapidly growing e-commerce market in Southeast Asia. We are able to serve both e-commerce players as well as social e-commerce platforms through GrabExpress, our booking service for on-demand, instant or same day point-to-point deliveries for packages, making our offerings attractive to sellers and buyers.

Mobility

The mobility market is estimated by Euromonitor to be at $149.8 billion in 2020 and to grow to $231.3 billion by 2025. Mobility represented 8.6% of personal consumption expenditure in 2020, with average spending at an estimated $227 a year, which represents 5.0% of average GDP per capita.

Chart 11 Total Personal Consumption Expenditure on Land Mobility in Southeast Asia ($ billion)

Source: Euromonitor International Passport – Economies and Consumers, 2021 Edition

The transportation experience in Southeast Asia faces challenges including structural limitations with an infrastructure investment gap, underdeveloped mass transportation systems and expensive car prices resulting in low car ownership rates.

Also, the traditional taxi industry has not been able to fully take advantage of and reap the benefits of technological advances, leading to a diminished consumer experience driven by continued issues such as long-wait times, acceptance of cash-only payments and lack of fare transparency. There have also been safety risks associated with informal taxi drivers, which are not centrally monitored and lack mechanisms for the safety of both consumers and drivers.

Technology-enabled on-demand transportation helps to alleviate these challenges and concerns, proving to be a compelling alternative to private cars, mass-transportation and traditional taxis. The online segment is estimated by Euromonitor at $4.5 billion in 2020 and is expected to grow to $19.0 billion by 2025, representing online penetration of 3% in 2020 growing to 8% by 2025.

The ride hailing industry in Southeast Asia was hard hit by the pandemic in 2020, when various government-mandated pandemic containment measures such as school closures, work-from-home arrangements,

or stay-at-home orders resulted in a dip in traffic across the country. Moreover, as international tourism came to a halt, demand for ride hailing services at popular tourist sites fell dramatically. The category contracted by 46.9% in 2020 from 2019, wiping out its growth from the past two years. As a result, the penetration rate of ride hailing over total consumer expenditure on land mobility dropped from 5.2% in 2019 to 3.0% in 2020, as the impact of the stagnant tourism on ride hailing is more significant than that on overall land mobility.

Fortunately, major ride hailing platforms were able to adapt quickly to the situation by channeling their driver/rider partner pool to support the operations of the booming food delivery, grocery delivery, and logistics business. As movement control measures are relaxed, demand for ride hailing services are on a recovery path. Noticeable upticks in ride hailing demand can be seen each time when lockdowns are lifted, suggesting that the industry may recover swiftly once the spread of COVID-19 infections are under control. Domestic tourism initiatives in countries like Malaysia, Singapore and Vietnam have also supported the recovery of ride hailing. Nevertheless, ride hailing demand in the region would likely only breach pre-COVID level after 2022. Ride hailing GMV is estimated at $4.5 billion in 2020 and is expected to grow to $19.0 billion by 2025, representing land mobility expenditure penetration of 3% in 2020 and growing to 8% by 2025. Penetration rate of ride hailing in Southeast Asia is relatively low compared to China (12% in 2020) and USA (5% in 2020), signaling ample room for growth.

Chart 12 Ride-Hailing GMV ($ billion)

Source: Euromonitor International Analysis

Chart 13 Penetration Rate of Ride Hailing over Total Personal Consumption Expenditure on Land Mobility

Source: Euromonitor International estimates

Even in Singapore, which boasts a highly developed public transportation system, on-demand transportation has achieved significant growth driven by the ability to minimize waiting times, optimally matching demand and supply to provide affordably priced services and high convenience levels.

Compared to markets such as the United States and China, Southeast Asia is unique with the ability to enable on-demand transportation with various types of vehicles depending on the country, spanning two-wheelers in Indonesia, Thailand and Vietnam, three-wheelers in Cambodia and Myanmar and four-wheelers, localized depending on consumer preference and common vehicle types used for mobility services in each country. In Singapore, the four-wheel ride-hailing offering is generally well-received by consumers due to affordability and convenience. In other countries, two-wheelers offer an important alternative given its better mobility, affordability and cultural popularity. Two-wheelers also provide additional mobility driven by their ability to access unconventional routes such as narrow alleys, which form an important part of the transportation landscape, particularly outside of tier 1 cities where roads are less developed. This further expands use cases and helps integrate on-demand transportation as a preferred and integral part of daily lives as consumers increasingly adopt consumer digital services as well. According to United Nations Habitat, tier 1 cities are defined as cities that have more than 500,000 in population and have the highest degree of significance in parameters such as population size, administrative area, and political, economic and historical significance within the relevant country. Tier 1 cities in Southeast Asia include Bangkok, Ho Chi Minh City, Jakarta, Kuala Lumpur, Manila, Phnom Penh, Singapore and Yangon.

Digital Payments and Financial Services

The total cash transactions market in Southeast Asia is estimated by Euromonitor at $973.8 billion in 2020, and is expected to grow to $1,356.1 billion by 2025. The e-wallets market is estimated by Euromonitor at $38.9 billion in 2020, representing cash transaction penetration of 4%, and is expected to grow to $137.8 billion by 2025, representing cash transaction penetration of over 10%.

Chart 14 Cash Transactions in Southeast Asia ($ billion)

Source: Euromonitor International Passport, Consumer Finance 2021 Edition

Chart 15 E-Wallet Transactions in Southeast Asia ($ billion)

Source: Euromonitor International estimates

Chart 16 Penetration Rate of E-Wallet over Cash Transactions in Southeast Asia

Source: Euromonitor International estimates

Digital payments in Southeast Asia have enjoyed high growth rates in recent years, driven by strong government encouragement of cashless payments, high smartphone and internet penetration rates, and increased merchant acceptance and attractive rewards, when compared to the use of cash. COVID-19 has also accelerated the adoption of cashless payments due to health and hygiene considerations for contactless payments.

Governments in Southeast Asia have been promoting a shift towards a cashless society recently. In Malaysia, the government launched the e-Tunai Rakyat initiative in January 2020 to drive adoption of digital payments in Malaysia and distributed $107 million to its eligible citizens through its e-wallet. Subsequently, the government partnered with the top three e-wallets to distribute $178 million as part of the ePenjana Economic Recovery Plan post-movement control order. GrabPay was the only non-government linked company e-wallet used by the government to distribute financial assistance to eligible citizens. In Singapore, the government has also recognized the importance of digital payments in its path to become a Smart Nation. The introduction of PayNow (a peer-to-peer transfer service) in 2017 was a crucial step in setting the foundation for e-wallet acceptance in recent years, as consumers become more comfortable with mobile payments. The senior population is a segment of focus when it comes to deepening digital payment penetration. The IMDA leads the “Seniors Go Digital” program where senior citizens can learn to use e-payment tools such as QR codes at markets and small food stalls, popularly called hawker stalls, and internet banking applications.

In other Southeast Asian countries such as Thailand, Indonesia, the Philippines and Vietnam, the e-wallet adoption journey started with use cases such as mobile top-ups, utility bill payments and remittance, where digital payment options have helped to bring more convenience to consumers who traditionally need to travel to a physical payment counter regularly to make such payments. The strong growth in smartphone adoption has greatly improved access to digital payments. Recently, e-wallets have been aggressively promoted to fill the gaps in card payments in both online and offline settings. Merchant networks in categories such as e-commerce, offline retail, food service, food delivery, mobility and entertainment, among others, have been widely expanded in these countries over the years, providing more avenues for digital payments to be made, and ultimately creating a structural shift in the payment landscape.

While many consumers were compelled to try e-wallets for the first time by promotion campaigns that typically involve cashback and other rewards, convenience is expected to be the sustainable motivation factor for further e-wallet payment penetration. According to Euromonitor’s Digital Consumer Survey 2020, 65% and 58% of consumers in Indonesia and Thailand, respectively, have indicated that the ease of use of e-wallets is the main reason for using the payment method. Furthermore, not having to carry a physical wallet is another value proposition that resonates with about half of the respondents surveyed. GrabPay caters to such a need for convenience through its GrabPay card launched in 2019, providing its users access to digital payment with millions of merchants worldwide.

Other digital financial services including insurance, lending, wealth management and remittance are still nascent in the region, expected to reach an inflection point over the next five years.

Chart 17 Insurance Purchase Online ($ billion)	Chart 18 Digital Lending ($ billion)	Chart 19 Online Investment ($ billion)

Source: Euromonitor International Analysis

Note 1: Represents Singapore, Malaysia, Indonesia, Thailand, the Philippines and Vietnam only.

COVID-19 was a catalyst for digital insurance adoption in Southeast Asia, as face-to-face sales of insurance policies were forced to be largely suspended for periods in 2020. Online channels helped to facilitate sales of insurance policies during the pandemic, and the digitalization trend is expected to stay, according to Euromonitor. There has been increased interest from consumers in purchasing insurance digitally due to the convenience and value it provides as compared to traditional insurance, especially for simple products that are easier to understand and which do not require medical underwriting. In addition, several micro-insurance products have been launched on the Grab platform in partnership with various insurance underwriters that further serve the underserved population. For example, our driver-partners are able to pay a micro-premium per trip for products such as critical illness protection, so they can accumulate coverage and protect their ability to earn a living. From April 2019 till March 2021, over 130 million micro-insurance transactions have been facilitated through the Grab platform, indicating the strong market demand. Strong government support to develop relevant and innovative solutions for consumers is also another key driver of future growth. Countries such as Singapore, Malaysia, Indonesia and Thailand have established financial technology regulatory sandboxes to promote innovation in this space. According to Bain, Google and Temasek e-Conomy SEA 2020, the amount of insurance purchased online was estimated to be about $2.0 billion in 2020 and is expected to grow to approximately $7.6 billion in 2025.

The overall digital lending market in Southeast Asia remains under-penetrated. MSMEs and participants in the informal economy are especially under-served by the conventional banking system given the lack of traditional financial records or credit history. As digital adoption by consumers and MSMEs continues to rise, the digital penetration of lending is expected to increase. According to Bain, Google and Temasek e-Conomy SEA 2020, outstanding loans made through digital lending were estimated at $23 billion in 2020, and are expected to grow to $92 billion by 2025. Supportive regulatory frameworks are a key driver for growth of digital lending. Across the region, regulators are working to establish relevant frameworks to improve access to lending to underserved and unserved segments. For example, the Malaysian Ministry of Housing and Local Government announced the approval of eight licenses for digital lending in November 2020, with us as a successful applicant for one of these licenses, which are expected to improve access to smaller loan amounts with more affordable interest rates for MSMEs and the bottom 40% income group households. In Thailand, the Bank of Thailand has approved the use of a wider range of alternative data such as utility bills and online shopping information for digital loan assessment, enhancing the ability of digital lending platforms to build more robust credit profiles. Our ability to access how much our driver- and merchant-partners earn on our platform enables us to form a thorough credit profile, which greatly supports our ability to provide responsible lending offerings and differentiates us from other digital lending platforms. For example, in 2020, we launched our Quick Cash for micro-SMEs in Thailand, one of the first 100% digital and instant cash loan solutions for merchants in the country. These digital instant cash loans supplement government support schemes to improve access to financing for small businesses especially as COVID-19 lockdowns significantly hurt their cash flows.

Digital wealth management is still at a nascent stage in Southeast Asia as financial literacy remains relatively low. With consumers becoming more open to the concept of making investment decisions online, growth potential is expected to be strong. According to Bain, Google and Temasek e-Conomy SEA 2020, digital wealth management assets under management more than doubled from 2019, reaching $21 billion in 2020 and is further expected to increase to $84 billion in 2025. One of the key drivers is the introduction of innovative products and services by robo-advisors and digital wealth management platforms, which focus on lowering the barriers for investment and increasing the perceived value to consumers as compared to conventional means of investing. For example, GrabInvest’s Autoinvest, a micro-savings product, allows automatic transfer of as little as $0.75 cents together with each transaction on the Grab platform via GrabPay. Consumers now also have access to a wide range of portfolios that are easy to understand and suit their risk appetite. To cater to consumers’ need for flexibility, some digital wealth management service providers have removed lock-in periods to give consumers peace of mind and better control over their finances. In addition, service providers have been actively running educational campaigns to raise consumers’ awareness on investment concepts, benefits, and options. As regional adoption and wealth continue to grow, the nascent category is expected to quadruple over the next five years according to Bain, Google and Temasek e-Conomy SEA 2020.

Digital banking is still in the very early stages of development and represents an attractive long-term opportunity as it enables us to be able to address all segments of financial services and products. Currently, governments across the region are still either developing the framework or are in the process of issuing licenses, with more digital banking licenses expected to be issued over the next few years.

Enterprise and New Initiative Offerings

Our enterprise and new initiative offerings include advertising and anti-fraud services which we believe will unlock the growing market for us.

In the past, television advertising was the preferred channel for marketers in Southeast Asia. However, there has been a shift towards digital means of advertising in recent years, with online advertising spend growing to account for 34% of total advertising spend or $6.2 billion in 2020, according to Euromonitor. This is more than double the share in 2016. According to Euromonitor’s International’s Lifestyle Survey in 2020, on average 55% of consumers found that internet advertisements are influential in determining their choice of product, brand, or service.

The growing importance of digital advertising is increasingly recognized by businesses including MSMEs. For example, the Cooperatives and Small and Medium Enterprises Ministry of Indonesia estimated over 9 million MSMEs have engaged digital technology for advertising as of June 2020. We believe significant growth headroom exists in the region as businesses develop a proper digital marketing plan.

Launched in 2018, GrabAds offers advertisements and monetization products that allow merchant-partners and B2B clients to advertise on various surfaces of the Grab app and to leverage its extensive behavioral data for better user segmentation and targeting. We also offer offline advertising to B2B clients through car wraps, in-car advertising and sampling.

Anti-fraud is another attractive business opportunity we have started to explore. With the region undergoing an unprecedented rate of digital transformation, an increasing number of individuals and businesses have been susceptible to digital fraud. Financial services and e-commerce are two of the most susceptible verticals in Southeast Asia, with bots, click flooding and install hijacking being common fraud types. As the volume of online transactions continues to grow rapidly, businesses are expected to consider adoption of efficient anti-fraud solutions powered by artificial intelligence and machine learning to enable real-time fraud detection and prevention.

Launched in 2020, GrabDefence allows expansion of our strong suite of in-house fraud detection and prevention technologies to third-party businesses including traditional financial institutions, e-commerce players, online delivery and mobility players from outside of Southeast Asia.

BUSINESS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to GHI and its subsidiaries and consolidated affiliated entities prior to the Closing.

Our Mission

Our mission is to drive Southeast Asia forward by creating economic empowerment for everyone. Our mission is supported by our core principles, which we refer to as the “4Hs,” Heart, Hunger, Honor, and Humility. These principles are set out in The Grab Way, which is a living document that guides our decision making and serves as a reminder of what is important and right as we work to serve Southeast Asia.

Solving Real, Everyday Problems for our Loved Ones

Grab was founded in 2012 when transportation in most Southeast Asian cities was generally neither accessible nor safe for many. Many cities have underdeveloped infrastructure, cars remain either expensive or unaffordable for many, and safety has always been a major concern, particularly for women. When our co-founder, Hooi Ling, took taxis home after a late night of work, she would often call her family and friends for a sense of security.

Our co-founders, Anthony and Hooi Ling, set out to create a mobility solution that would make it safe and easy for anyone to commute. When we first launched in Malaysia, we received overwhelming demand for our taxi-hailing booking service, which strengthened our view that we were filling an important consumer need for a safer mobility option.

We then started signing up more driver-partners, who saw our platform as a new avenue through which to earn income. We helped many drivers download the application, set up a bank account, and purchase and obtain financing for a smartphone. We provided them with the tools to help improve their productivity and income. For many driver-partners this was their first step into the digital economy.

Our focus has been on solving local problems, and solving one problem led us to the next. According to Euromonitor, only 60% of Southeast Asia’s adult population had access to banking services in 2020, compared to 94% and 95% in the United States and China, respectively, and electronic transactions only represented 17% of total transaction volume in 2020. We saw an opportunity to launch the Grab Financial Group to promote financial inclusion and help meet the needs of millions of people in Southeast Asia still underserved by existing financial institutions.

Food and grocery delivery represented a natural adjacency for us, given our existing base of driver-partners. It also presented a significant opportunity for us to help millions of traditionally offline merchant-partners transition to join the digital economy. Southeast Asia’s 70 million MSMEs form the backbone of economies across the region, contributing more than 35% of the region’s GDP. We provide a platform not only to drive increased traffic, but to revolutionize how merchant-partners think about their businesses. For example, we are helping traditional wet market vendors transition online by bringing them onto our platform. Our employees sometimes conduct in-person training to teach traditional sellers onboarding onto GrabMart how to list their fresh produce on the Grab app and process online orders. This initiative is part of our ongoing efforts to build resilience in small businesses through digitalization and to help them adapt and stay relevant in the changing business environment.

Southeast Asia’s Leading Superapp

We are Southeast Asia’s leading superapp, operating primarily across the deliveries, mobility and digital financial services sectors across eight countries in the region—Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. We enable millions of people each day to access driver- and merchant-partners to order food or groceries, send packages, hail a ride or taxi, pay for online purchases or access services such as lending, insurance, wealth management and telemedicine. Our platform enables important high frequency hyperlocal consumer services—all through a single “everyday everything” app. We were the category leader in 2020 by GMV in each of food deliveries and mobility and by TPV in the e-wallets segment of financial services in Southeast Asia according to Euromonitor.

We operate in over 400 cities in eight countries with over five million registered driver-partners, and a wide selection of over two million registered merchant-partners and more than two million registered GrabKios agents in Indonesia as of June 2021. According to Euromonitor, we had the largest on-demand driver supply network in Southeast Asia in 2020, based on the total number of registered driver-partners, and the largest food delivery network in Southeast Asia in 2020, based on the number of registered food delivery merchant-partners.

Our revenue was $396 million and $78 million in the six months ended June 30, 2021 and June 30, 2020, respectively, representing a year-over-year growth rate of 406% and $469 million and $(845) million in 2020 and 2019, respectively, representing a year-over-year growth rate of 155%. Our revenue in Singapore, Malaysia, Vietnam and the rest of Southeast Asia was $246 million, $91 million, $76 million and $56 million in the year ended December 31, 2020, respectively, and $(30) million, $92 million, $(26) million and $(881) million in the year ended December 31, 2019, respectively. Our net loss was $(1.5) billion and $(1.5) billion in the six months ended June 30, 2021 and 2020, respectively, and $(2.7) billion and $(4.0) billion in 2020 and 2019, respectively, representing a year-over-year growth of 31%. Adjusted EBITDA improved from $(550) million for the six months ended June 30, 2020 to $(325) million for the six months ended June 30, 2021, representing a year-over-year growth of 41% and from $(2.2) billion in 2019 to $(780) million in 2020, representing a year-over-year growth of 65%.

Our revenue growth in 2020 and the six months ended June 30, 2021 was driven by an increase in GMV. The revenue growth in 2020 was also driven by a decrease in partner and consumer incentives from $2.4 billion in 2019 to $1.2 billion in 2020. Our GMV was $7.5 billion and $5.9 billion in the six months ended June 30, 2021 and June 30, 2020, respectively, representing a year-over-year growth rate of 28%, and $12.5 billion and $12.3 billion in 2020 and 2019, respectively, representing a year-over-year growth rate of 2%.

The following graphic summarizes our scale and leadership in Southeast Asia as demonstrated by our key financial measures and operating metrics:

Our Offerings

We help our driver- and merchant-partners connect with consumers seeking services made available through our platform.

Deliveries—Our deliveries platform connects our driver- and merchant-partners with consumers to create a local logistics platform, facilitating on-demand and scheduled delivery of a wide variety of daily necessities including in selected markets, ready-to-eat meals and groceries, as well as point-to-point package delivery.

Mobility—Our mobility offerings connect our driver-partners with consumers seeking rides across a wide variety of multi-modal mobility options including private cars, taxis, motorcycles in certain countries, and shared mobility options such as carpooling in selected markets. It also includes GrabRentals, which facilitates vehicle rental for our driver-partners to allow driver-partners (with otherwise limited vehicle access) to be able to offer services through our platform.

Financial Services—Our financial services offerings include digital solutions offered by and with our partners to address the financial needs of driver- and merchant-partners and consumers, including digital payments, lending, receivables factoring, insurance distribution and wealth management in selected markets.

After being selected for the award of a digital full bank license, the Grab-Singtel consortium is also in the process of developing business operations and infrastructure and obtaining such a license.

Enterprise and New Initiatives—We have a growing suite of enterprise offerings including our advertising and marketing offerings, GrabAds, and our anti-fraud offerings, GrabDefence. In addition, our partners offer other lifestyle services to consumers through our superapp, including domestic and home services, flights, hotel bookings, subscriptions and more in certain countries.

Our deliveries, mobility, financial services and enterprise and new initiatives represented (i) 24.8%, 66.4%, 3.5% and 5.3%, respectively, of our revenue in the six months ended June 30, 2021 and (ii) 1.2%, 93.3%, (2.2)% and 7.7%, respectively, of our revenue in the year ended December 31, 2020.

In addition, deliveries, mobility, financial services and enterprise and new initiatives represented (i) 50.2%, 19.9%, 29.2% and 0.8%, respectively, of our GMV in the six months ended June 30, 2021 and (ii) 43.8%, 25.9%, 30.0% and 0.4%, respectively, of our GMV in the year ended December 31, 2020.

Our Double Bottom Line

The stories we hear from our driver- and merchant-partners serve as a firm reminder to us as to why Grab was founded. We want to solve real, everyday problems and improve the quality of life for the people of Southeast Asia. Examples include:

•

When one of our driver-partners visited our first Grab office in Malaysia, he shared how being a driver-partner on the Grab platform had enabled him to not only keep his family safe by repaying the loan shark who had threatened his family’s safety, but to also fund his daughter’s education.

•

In Indonesia, a former construction worker shared how he did not have a bank account until he signed up as a driver-partner on Grab and how our platform provided the income opportunities that led to his ability to buy a house for his family.

•

A bakery worker in Malaysia shared how despite her hearing impairment, being able to drive on the Grab platform in addition to her job enabled her to earn a living and be independent, which she feels is a rare achievement in the hearing-impaired community.

•	Another person told us how she was diagnosed with cerebral palsy and had given up on finding work until she learned about delivering through the Grab platform.

•

The owner of a nasi ayam (or chicken rice) family business that has been running for more than 25 years shifted her business online with Grab during a city lockdown and was able to earn 50% more than usual. She learned how to track sales easily with cashless payments and most importantly to her, continue serving her community with homemade food during Ramadan.

•

A ‘mom-preneur’ who makes jars of her favorite spicy bangus (milkfish) in olive oil contemplated putting her business on hold during the COVID-19 pandemic, but instead was able to schedule her deliveries while maintaining the quality of her food products with GrabExpress package delivery.

•

A former factory worker shared how she was unable to pay her bills on time even when she sold mobile phone credits on the side. However, with a 300% increase in earnings as a GrabKios agent, she was able to expand her mobile phone credit business and also conveniently sell electricity voucher top-ups, groceries and more through GrabKios’ online network of partners and users.

•	A single mother told us how being a GrabCar driver-partner enabled her to support her daughter through college and even pay for her daughter’s wedding.

Since our inception, we have heard from many driver- and merchant-partners who have shared how our platform not only enabled them to increase their earnings, but provided them with the opportunities to earn a living in a way that better supported their life choices and aspirations, whether it is to spend more time with family, to be their own boss or to have the flexibility to pursue multiple interests. Over nine million partners have engaged with the Grab ecosystem since our founding, and in 2020, our driver- and merchant-partners earned $7.1 billion through our platform.

Grab has a double bottom line—we aim to simultaneously deliver financial performance and a social impact, which includes economic empowerment for millions of people in the region, while mitigating our environmental footprint. In April 2021, we deepened our commitment towards long-term sustainability initiatives by creating the GrabForGood Fund, an endowment fund that aims to support programs that deliver social and environmental impact for our partners and the communities we operate in. Our co-founders and president also stated their intention to pledge a combined $25.5 million of GHL Shares as their personal contributions to the fund. We are increasing our commitment to transparency and accountability of our double bottom line and will be releasing annual sustainability reports.

We released our first sustainability report prepared in accordance with the Global Reporting Initiative (“GRI”) standards on June 22, 2021. Certain environmental, social and governance highlights for the year ended December 31, 2020 (unless otherwise indicated) are set forth below:

Notes:

(1)

Driver-partner earnings is defined as the fare, bonuses, tips and fees, net of commission. Merchant-partner earnings is defined as the total order bill, including taxes charged by the restaurant/merchant net of commission, Grab advertising spend and promotion costs.

(2)

Based on surveys conducted on various dates during March 2021 by Cardas Research & Consulting Group among 1,275 GrabFood merchant-partners in Indonesia, the Philippines, Singapore, Thailand, Vietnam and Malaysia.

(3)	Including wet market sellers and small food stalls. Small merchants refer to businesses that are not part of a large chain or quick service restaurants across our GrabFood and GrabMart offerings.
(4)	The cumulative figure is measured by the sum of course completions by unique driver-partners per course level on courses such as digital and financial literacy, and skills development and safety.
(5)	Based on data from inception to December 2020.
(6)	Gross investment into electric vehicles and hybrids in Singapore since 2016, excluding proceeds from the disposal of a small number of vehicles.
(7)

In terms of the number of road accidents (inclusive of accidents that result in minor, moderate, serious or critical injuries) per million kilometers. A road accident is defined as any accident caused by the driver-partner that occurs on-trip resulting in physical injury to the driver-partner, passenger and/or a third party.

Large, Underserved Market Opportunity for Digital Services in Southeast Asia

We operate in a region which has some of the most attractive opportunities globally, and it is still only in the early stages of online disruption.

•	Population and GDP context: A population of approximately 660 million and expected GDP growth at a CAGR of approximately 7% from 2020 to 2025 according to Euromonitor.

•

Meal-ordering potential: According to Euromonitor, online penetration of meal ordering in 2020 was just 12% compared with 21% in the United States and China, based on the percentage of total prepared meals ordered online (including online ordering for dine-in and takeaway).

•

Mobility market size: Additionally, according to Euromonitor, on-demand mobility penetration in 2020 was only 3% compared with 12% in China and 5% in the United States, based on the percentage of total personal consumption expenditure on ride-hailing out of personal consumption expenditure on buses, coaches and taxis, and operation of personal transport equipment.

•

Untapped financial services: Furthermore, roughly six in every ten adults in the region are either unbanked or underbanked according to Euromonitor, and the vast majority of commerce (by transaction volume) continues to be conducted in cash.

There is a tremendous amount of headroom to grow, and Euromonitor estimates our addressable market to be over $180 billion by 2025, consisting of online food delivery, ride-hailing, and e-wallet markets. We are able to address these different market opportunities through our superapp and our Grab ecosystem.

The Grab Ecosystem

Grab ecosystem flywheel

Our platform is unique. It connects millions of consumers with millions of driver- and merchant-partners to facilitate interaction and trade amongst these stakeholders. The continuous interactions that occur on our platform among these participants, as well as between these participants and our platform, create a vibrant ecosystem, which is highly synergistic for our business. As we add more offerings, consumer spending and engagement increases. We call this the “Grab ecosystem flywheel.”

An example of the impact of this flywheel effect is that the proportion of consumers on our platform using more than one offering rose from approximately 33% in December 2018 to approximately 55% in June 2021, and 2016 MTUs using our platform in 2020 spent approximately 3.6 times as much in year five as they did in year one (includes mobility, food delivery, grocery delivery and package delivery). As consumers are better engaged by our offerings, they spend more. This adds to the income opportunities for our driver- and merchant-partners, and that encourages more drivers and merchants to join our platform. This in turn expands our merchant-partner base and value for the consumers, while the increasing driver- and merchant-partner density results in faster delivery times and improved experience for the consumers.

Financial services: integral part of our ecosystem

Our financial services offerings underpin our ecosystem, facilitating seamless transactions and providing additional opportunities for cross-selling. We are able to form credit profiles of our driver- and merchant-partners, a typically underserved segment, which allows them to access formal credit opportunities for the first time. With insights like understanding how much income is earned by our driver- and merchant-partners through our platform, we are able to tailor responsible lending services. For example, we launched our Quick Cash for MSMEs in Thailand in 2020, one of the first 100% digital and instant cash loan solutions for merchants in the country. In the six months ended June 30, 2021, the number of active Quick Cash loans in Thailand grew 13 times, indicating strong demand for such digital instant cash loans as merchant-partners affected by COVID-19 lockdown were seeking quick financing to ease cash flows. While the future easing of lockdowns may partially reduce demand for cash loans, we believe general interest will continue to be strong as this addresses an underserved segment of the community.

Platform-optimized cost structure

The complementary offerings on our platform also provide our partners with more flexibility and enable them to maximize income opportunities, while creating more cost efficiencies for our platform. For example, based on our active driver-partner base across Indonesia, Vietnam, and Thailand, we have a unique shared supply pool where approximately 66% of GrabFood two-wheel driver-partners were also mobility driver-partners in the second quarter of 2021, and half of our merchant-partners in Malaysia are both GrabFood partners and financial services customers as of the second quarter of 2021. Our ecosystem has continued to expand, and the more activity there is on the platform, the more value we create for our stakeholders.

OUR OFFERINGS

The Grab ecosystem is a single, seamless platform brought to life through three superapps, one each for our driver- and merchant-partners and consumers. Together these superapps provide hyperlocal offerings, including deliveries, mobility and financial services offerings, to millions of Southeast Asians every day.

Driver-Partner Superapp

Our superapp for driver-partners supports them across segments including mobility and delivery (food, grocery and packages). Using the same mobile application, our driver-partners are able to perform a variety of tasks including managing their profile and workflows, tracking their earnings and rewards, accessing financial products and services, and even purchasing digital goods. Driver-partners can also access training through the driver-partner superapp.

Our superapp for driver-partners is deeply integrated across our segments, enabling them to seamlessly switch between bookings for the mobility and deliveries segments, optimizing their time more effectively. For example, a motorcycle driver-partner in Indonesia might begin his day delivering breakfast orders, then move on to ferrying passengers to work, subsequently completing some goods delivery orders before moving on again to delivering food at lunch time—all with the same driver-partner superapp. Driver-partners are also able to access insurance products tailored to their needs via the driver-partner superapp, including personal accident, medical, hospitalization and critical illnesses coverage in Singapore, Malaysia, Indonesia and Vietnam. Similarly, driver-partners can tap lending and credit products in Singapore, Malaysia, the Philippines, Thailand and Vietnam in order to access quick cash for unexpected expenses as well as smartphone financing and for working capital needs. The driver wallet also enables driver-partners to make seamless in-app purchases, which in Indonesia and the Philippines is commonly used to purchase mobile airtime, saving them time and effort of having to make these purchases elsewhere, and enabling them to prevent any disruption to their ability to receive bookings.

Southeast Asia’s road network is more than 2.4 million kilometers long and is changing rapidly with increasing urbanization. Our proprietary routing and mapping technologies allow us to add new or smaller streets and alleyways and more localized points-of-interest to our maps, which improve the quality of our driver-partners’ experience on our platform with more accurate routing and navigation. This enables shorter travel times and makes it easier to locate passengers and merchants, hence improving our driver-partners’ productivity and earnings. Our proprietary mapping and routing technology enable arrival time estimation with almost 85% prediction accuracy in the quarter ended June 30, 2021.

Our superapp for driver-partners also provides access to features that seek to enhance the productivity of our driver-partners while providing flexibility. A few examples include back-to-back bookings, demand-supply heat maps and more job allocations in specific directions (such as when driver-partners are going home).

GrabBenefits, our loyalty platform integrated in our superapp, enables us to reward our driver-partners and encourage loyalty. Driver-partners can see which tier they are in and how far they are from the next tier, and they can discover new benefits such as fuel and vehicle maintenance discounts that are available and redeem them. Depending on the country and service type, there are typically three to five benefit tiers, and the driver-partners’ eligibility for each benefit tier is determined by the commissions contributed in a quarter, while maintaining a minimum service standards as measured by the driver rating in that quarter. As driver-partners progress up through the tiers, they gain access to an increased array of tier benefits, which differ by markets and are selected to address prevailing localized driver needs and offerings available. In Singapore for example, a mobility driver-partners in the Ruby tier has access to benefits such as medical insurance, discounted auto repairs and maintenance, subsidies on phone data plans, supermarket discounts, whereas a mobility driver-partner in the higher Sapphire tier has access to all of the Ruby tier benefits, and will additionally receive fuel discounts, priority allocation, access to special merchandise from Grab.

GrabAcademy, our online training platform integrated into our superapp, enables training of our driver-partners, equipping them with the necessary information required to perform at their best. Modules span from basic application usage to driver safety and quality lessons. We are also able to ensure compulsory modules to maintain high service quality on our platform.

Safety of both our driver-partners and consumers is one of the key pillars for our offerings. Our driver-partners undergo a fast but thorough onboarding process, where they go through our safety and quality requirements and are trained on how to use the application to maximize their earnings as well as remain safe on the platform. We aim to continue raising the bar for safety, going beyond minimum requirements set forth by regulators in many countries we operate in. Our key regional initiatives, depending on country needs, include eKYC, proof of valid driver license, criminal background checks, and requirements for suitable and safe vehicles and engine size.

In most of the markets in which we operate, we require consumers to take a selfie for verification before making transactions on our platform. This has allowed us to verify their identity and deter criminal activities on our platform. Since the introduction of the selfie verification feature in September 2019, almost 75% of monthly active users in mobility were verified by December 2020, and passenger-caused crime rates have dropped by more than 60% over the same period.

We enable a secure chat with automatic translation (GrabChat) between driver-partners and consumers, enabling them to interact for the duration of the ride, without having to ever share each other’s numbers and therefore keeping their information safe. We also provide an automatic chat translation feature, which was popular with expats, tourists and travelers across Southeast Asia before COVID-19 travel restrictions were introduced. We also have other integrated en-route safety features for both driver-partners and consumers such as Free Call (VoIP), Number Masking, Emergency Button and Share My Ride.

We have developed our in-house mobile telematics insights and capabilities that leverage data received from a driver-partner’s phone to capture location-based intelligence and driving behavior signals. Our algorithms allow us to enhance safety of both our driver-partners and passengers through incident detection and management, identifying dangerous driving patterns and improving driving behavior.

Overall, we have successfully reduced safety incident rates including road traffic accidents and criminal offenses on our platform by 40% between 2019 and 2020. We launched GrabProtect, a suite of safety and hygiene measures, during the COVID-19 pandemic to protect our driver-partners and consumers as we seek to set higher standards for the industry and start to restore consumer confidence in travel.

Integrated superapp for our driver-partners with technology-driven productivity and safety features

Merchant-Partner Superapp

Our unified merchant-partner platform is integrated across our deliveries and financial services offerings, and provides a seamless experience for all our merchant-partners, including all our GrabFood, GrabMart and GrabPay merchant-partners across Southeast Asia.

The GrabMerchant platform provides our merchant-partners with tools to grow their business. While the application enables day-to-day store operations for cashiers and managers, including processing of incoming food orders and accepting digital payments, the GrabMerchant web-portal enables business owners and staff, such as finance and marketing managers, to get a 360-degree view of their business across multiple stores and make useful interventions to support growth of their business.

Our GrabMerchant platform offers:

•

Merchant Self Onboarding: An easy-to-use tool that empowers and guides new merchants to sign up to be a Grab merchant-partner. This end-to-end process includes entering business profile information, uploading documents for legal requirements and creating a menu with appetizing (in the case of food) photographs. Self-onboarding for GrabFood merchant-partners has rolled out in Indonesia and Thailand. We will be progressively rolling out self-onboarding for all business verticals regionally.

•

Insights: Merchant-partners can get insights on their business performance, consumer orders, best-selling items and consumer profile information. Merchant-partners can also view consumer reviews and ratings. This tool equips merchant-partners with information on the health of their business so that they may plan and manage their resources and marketing strategy more effectively.

•

Employee and Store Management: Merchant-partners are able to create employee profiles with differentiated application restrictions/permissions based on their roles. Merchant-partners with multiple locations can switch outlets within the application without needing to log in for each separate outlet.

•

Merchant-Partner Support: Merchant-partners are given access to a comprehensive help center in-app, which includes informative articles and frequently asked questions, or they can also receive direct support via live chat or phone call with our support center agents.

•

Ad Manager: Merchant-partners can create advertisements and bid for advertisement placements to boost their brand visibility and sales. They have the option to select search or banner advertisements and can make edits to their advertising campaigns to optimize performance. They can track the performance of advertising campaigns real time and be guided by in-app recommendations.

•

Promotions: Merchant-partners have access to a suite of tools that enables them to create discounts and promotions. Merchant-partners can also join a campaign and get features across Grab marketing channels to help achieve their sales goals.

•

GrabAcademy: GrabAcademy is an in-app online training platform for our merchant-partners aimed at equipping them with certain essential know-how to optimize their value and experience from the Grab platform.

•

Supplies: Launched in Indonesia, we connect merchant-partners to suppliers to reduce inventory cost by allowing them to buy supplies and fresh ingredients through the application at bulk prices and have them delivered to their stores.

•	Merchant-Partner Loans: In Thailand, the Philippines and Singapore, low-interest loans can be accessed by our merchant-partners to enable them to grow their businesses.

Unified GrabMerchant platform, where merchants can seamlessly access tools from one place

*	Countries & other offerings: Indonesia – GoFood; Malaysia – FoodPanda; Singapore – Deliveroo, FoodPanda; Thailand – FoodPanda, Lineman, Get (GoFood); Vietnam – Now, Philippines – FoodPanda

Survey conducted by Cardas Research & Consulting Group from March to April 2021; Sample size: 30 Merchants for each alternative offering; Grab data as of April 18, 2021; Onboarding is defined as the duration from submission of signed contract to Activation in Food delivery service platform.

Tools like Ad Manager and Menu that merchants can use to manage their business in real-time

GrabMerchant web-portal providing merchant-partners a 360-degree view of their business

Consumer Superapp

The key to our superapp is the relevance of our offerings to consumers’ everyday lives from the time the consumer wakes up and orders breakfast, commutes to and from the workplace, all the way to the evening when the consumer orders dinner, pays for bills or shops online. We focus on everyday transactions such as transportation, eating, shopping and digital payments and other financial services. At a touch of a button, consumers have access to all offerings on our platform through a single mobile application.

In a region as geographically diverse as Southeast Asia, the offerings on our platform are deeply and widely penetrated, operating in capital cities, major commercial and tourist cities, as well as non-tier 1 cities and towns across Southeast Asia. Our application offers localized offerings and personalized experiences based on the consumer’s location.

Tight-knit integration across the offerings available through our platform provides, we believe, a consistently high-quality experience for consumers and encourages consumers to use more of the offerings on our platform. From December 2018 to June 2021, we saw the percentage of our MTUs using two or more offerings increase by over 60% from 33% to 55%. Integration across offerings on our platform also strengthens the superapp ecosystem, enabling the launch of new innovative products. For example, linking deliveries and financial services offerings on our platform, we have enabled deliveries-based coverage (together with our insurance partners in certain jurisdictions) such as Delivery Cover, which provides consumers protection against damage, theft or loss of an item when using the GrabExpress offering.

Our superapp provides consumers with simple and seamless access to a wide range of services and allows them to discover new offerings

Deliveries Offerings

Our deliveries platform connects our driver- and merchant-partners with consumers to create a local logistics platform, facilitating on-demand delivery of a wide variety of daily necessities including ready-to-eat meals and groceries, as well as point-to-point package delivery. We enable consumers to conveniently discover and place food and grocery delivery orders, empower our merchant-partners to build an online presence, reach consumers and scale their business and provide our driver-partners with income opportunities outside of our mobility offerings.

Key deliveries offerings on our platform include the following:

•

GrabFood is a food ordering and delivery booking service, which enables merchant-partners to accept bookings for prepared meals from consumers (with options for on-demand deliveries, scheduled deliveries and pick-up orders) through Grab’s merchant-partner application, and it also enables driver-partners to accept bookings for prepared meal delivery services through Grab’s driver-partner application.

•

GrabKitchen offers centralized food preparation facilities in Indonesia, Malaysia, Myanmar, Singapore, Thailand, the Philippines and Vietnam that enable merchant-partners to scale to multiple locations and to meet the rising demand for food delivery services in cost-effective ways. Consumers may also combine their favorite menus from two or more restaurants housed within GrabKitchen in one GrabFood order and delivery.

•

GrabMart is a goods ordering and delivery booking service, which enables merchant-partners to accept bookings for goods from consumers (with options for on-demand deliveries, scheduled deliveries and pick-up orders) through Grab’s merchant-partner application, and it also enables driver-partners to accept bookings for goods delivery services through Grab’s driver-partner application. Through GrabMart, consumers can order everyday items ranging from groceries and household goods, to gifts and electronics for delivery to their doorstep on-demand. In some countries such as Singapore and Malaysia, we also offer new localized offerings that enable delivery of fresh produce from morning market merchant-partners and delivery of a wide range of products from distributors and wholesalers from our dark stores.

•

GrabExpress is a package delivery booking service, which enables driver-partners to accept bookings for package delivery services through Grab’s driver-partner application. Consumers can arrange for instant or same-day deliveries using different vehicle types to cater for different package sizes. Consumers can also arrange non-instant, non-same day services through GrabExpress via our partners.

•

Leveraging our open application programming interfaces (“APIs”), e-commerce businesses can offer last mile delivery services to their customers as part of their checkout experience, and social sellers can make bulk delivery bookings via our GrabExpress web booking portal.

•

Grab for Business platform offers a unified management portal for corporate clients to easily digitize the management of work-related employee mobility and corporate food and package delivery services with advanced features that enable businesses to set policies, controls and corporate billing arrangements, as well as track and monitor all business usage of Grab’s offerings, which help to drive cost efficiencies, transparency and increased productivity. Grab for Business also offers integration with certain corporate expense management systems, making it easier and more seamless for employees to claim work-related spend on Grab’s offerings.

In Indonesia, we offer GrabKios. GrabKios agents act as an offline channel to sell digital goods including mobile airtime credits, bill payment services and e-commerce purchasing services. We are currently focusing on expanding our digital goods and financial services offerings by facilitating services such as mobile top ups, driver-partner top ups, bill payments, domestic money remittances and insurance products through the consumer and driver-partner superapps and GrabKios agents.

Deliveries user experience on our superapp

1

Home
Enjoy FREE delivery* from your store of choice, islandwide.
New on GrabFood
Toast and Tonic Brunch Club
Chaoyuan Gourmet - Upper Street

GrabFood home shows categories, promoted, new, popular, and personalised recommendations as well as favorites

2

Toast and Tonic Brunch Club
See Details
Check for available offers
Today's Offer
Vegan Salad Bowl

Restaurant menu shows key information, current offers, featured menu items

3

Vegan Nicoise Salad
14.40
Add toppings
Onions
Tomatoes
Kalamata Olives
Tofu
Pick condiments
Add to Basket - 14.40

Menu item offers item customisations, notes to restaurant, and shows if an item is discounted by the merchant-partner

4

Toast and Tonic Brunch Club
Order Summary
Vegan Nicoise Salad
People also ordered
Potato Patties
Subtotal
Service fees
No cutlery requested
Payment Details
Total
S$14.60
Place Order

Checkout enables the consumer to select payment type, promotions, and see any additional fees transparently

5

Contact support
9:45 - 10:00 AM
We've got your order!
Toast & Tonic Brunch Club
Total
S$14.60
View order summary
Check this out while you wait
Try our 4 week subscription program
Learn More

In-transit experience gives the consumer consistent updates and accurate estimated time of arrival

6

Contact Support
Let's rate your driver's delivery service
Total paid
Haven't received your order?
Call your driver

Rating screen allows the consumer to rate the food and the driver-partner separately, and then **tip their driver-partner**

GrabExpress user experience on our superapp

1
Welcome to Delivery
Schude Tower
Deliver to...
Delivery form
Sending from Serene Centre
You might also like
Create a delivery form
Book again
Car - Instant
Toast and Tonic Brunch Club

GrabExpress home screen allows consumers to book directly or repeat a booking, and offers relevant nudges

2
Estimated Price
Home
John's
+ Add more stops
Instant
Bike
Add-ons
Cash on Delivery
Total
S$12.90
Add Delivery Details

Deliveries can be instant or same day, and can be made using different vehicle types depending on package size and weight

3
Delivery details
Sender
Recipient
Total item weight
Total
S$12.90
Next

Delivery details allow consumers to enter in specific contact and package information to make the delivery seamless

4
Review Delivery
Delivery details
Jolene Ng
John Teo
Instant
Total weight
Bike
Add-ons
Cash on Delivery
Payment method
Total
S$12.90
Book a delivery

Booking screen allows consumer to select payment method including GrabPay, card or cash on delivery

5
Processing
Cancel Booking
Delivery details
Jolene Ng
John Teo
See details
Total
S$12.90

In-transit experience will keep the consumer updated on the status of the delivery

6
How was the delivery service by Zachary Teo?
Total amount
S$12.90

Rating screen allows the consumer to rate and tip the driver-partner, and see GrabRewards points earned

Mobility Offerings

The desire to bring safe and convenient mobility to Southeast Asia is how we got started as a company back in 2012. Our mobility offerings connect consumers with rides provided by driver-partners across a wide variety of multi-modal mobility options including private cars, taxis, motorcycles, and shared mobility options such as carpooling. We enable safe, delightful and economical mobility options for consumers using our platform while enabling economic empowerment for our driver-partners by providing flexibility to earn a living in ways best suited to their objectives.

The breadth of offerings on our platform spans four-wheel, three-wheel and two-wheel vehicle modes. We also pool traditional taxi and car supply through our JustGrab offering. This reflects the unique structural advantages of Southeast Asia and the Grab platform.

Key mobility offerings on our platform include the following:

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GrabCar enables a private hire driver-partner to register with us and accept bookings through our driver-partner application. It includes a variety of localized solutions that vary across our markets, including premium cars (GrabCar Premium), cars equipped to transport persons with mobility needs (GrabAssist), cars equipped with child seats (GrabFamily), cars equipped to transport pets (GrabPet), large format vehicles or premium economy vehicles (GrabCar Plus), and luxury vans for airport or business travelers (GrabLux). Driver-partners who offer more specialized services through GrabFamily, GrabPet and GrabAssist receive additional customized training to help them better serve the needs of their passengers.

•	GrabTaxi enables a licensed taxi driver-partner in all markets we operate in except for Cambodia to register with Grab and accept bookings through the Grab driver-partner application.

•

JustGrab enables consumers in Cambodia, Malaysia, Singapore and Thailand to conveniently book either a private car or a traditional taxi with upfront non-metered pricing. By enabling bookings of either vehicle type, we are able to pool the supply of both taxis and private cars and enable faster booking of rides and a more efficient mobility platform.

•

JustGrab Green provides consumers with the option to book rides on a cleaner energy vehicle. It is part of our corporate sustainability initiatives to offer consumers the ability to manage their carbon footprint through reduction or offsetting.

•

GrabBike is a motorcycle ride-hailing offering. It is a popular choice among the local population, especially in Indonesia, Thailand and Vietnam, as it is an affordable and efficient mobility mode in congested cities. Through our GrabNow solution available in Indonesia and Vietnam, we enable consumers to directly flag down a GrabBike driver-partner without pre-booking through our app.

•

Three-wheel vehicles provide culturally popular localized modes under a variety of local names such as GrabTukTuk (in Cambodia and Thailand), GrabTrike (in the Philippines), GrabThoneBane (in Myanmar) and GrabRemorque (in Cambodia).

•

Our shared mobility options, such as carpooling (GrabShare and GrabHitch) also enable more affordable alternatives on our platform for consumers. However, due to the COVID-19 restrictions, some shared mobility options are currently suspended and may resume in the future.

•

Grab for Business platform offers a unified management portal for corporate clients to easily digitize the management of work-related employee mobility and corporate food and package delivery services with advanced features that enable businesses to set policies, controls and corporate billing arrangements, as well as track and monitor all business usage of Grab’s offerings, which help to drive cost efficiencies, transparency and increased productivity. Grab for Business also offers integration with certain corporate expense management systems, making it easier and more seamless for employees to claim work-related spend on Grab’s offerings.

We provide a variety of offerings based in each city that we operate, based on local needs and preferences.

Specific to our driver-partners, we offer GrabRentals which was launched in 2016. GrabRentals facilitates vehicle rental for our driver-partners at competitive rates through our rental fleet or third-party rental services to allow driver-partners with limited vehicle access to offer services on our platform. We provide four-wheel vehicle rental services to our driver-partners in Indonesia, Singapore and Malaysia, as well as motorcycle rental services in Singapore and Indonesia.

Mobility user experience on our superapp

1
GrabProtect
Follow our health and hygiene standards for rides
I Accept

Pre-ride, consumers are reminded about important **health standards** specific to their country's guidelines

2
Where to?

Consumers **book a ride** by search or selection of recommended rides based on the consumer's booking history

3
Book JustGrab

Select ride type, payment method and **offer** (promotion or reward)

4

In-transit experience gives the consumer relevant nudges, safety features, and ability to rate driver-partner

5
Unplanned stop?
I'm OK
Get Help

In the event of an **unplanned stop**, Grab will ask the consumer (and driver-partner) if they are ok or if they need help

6
How was your ride?

Upon completion of the ride, the consumer will be able to **rate and tip the driver-partner**, and collect **GrabRewards points**

Financial Services Offerings

Using the wealth of data generated across our ecosystem of daily life use cases, we have built an analytical and risk management platform to provide our consumers, driver- and merchant-partners with a suite of financial services—which for many would likely be their first ever financial service product.

We have had a strong focus on fraud prevention and risk management technologies since our inception, which we believe provides us with an advantage in navigating the complexities of financial services in Southeast Asia. Our in-house proprietary anti-fraud technologies can be used to mitigate the risk of fraudulent activity including account takeovers. Furthermore, our AI-enabled credit scoring models seek to protect against anomalous and suspicious transactions, and efficiently assign credit scores to consumers.

We also have strategic partnerships with a number of local and regional banks in Southeast Asia to grow our business.

Key financial services offerings on our platform include the following:

•

GrabPay is our digital payments solution addressing unique digital payments challenges and is available in Indonesia (through OVO), Malaysia, the Philippines, Singapore, Thailand and Vietnam (as GrabPay by Moca). It allows consumers to make online and offline electronic payments using their mobile wallet. We enable consumers, lacking access to a bank account, to add money to their mobile wallet through our driver-partner network, amongst many other top up channels. It also allows our driver- and merchant-partners to receive digital payments for their services, allowing them access to serve a large consumer base and saving them the hassle and risk of having to handle cash payments.

•

In 2019, we launched the GrabPay card in partnership with Mastercard in Singapore and the Philippines, enabling the mobile wallet of our driver-partners and consumers to be accepted at every online and offline merchant globally that accepts Mastercard payments.

•

GrabRewards is our loyalty platform providing consumers that use our platform with a large catalog of points redemption options, including offers from both popular merchant-partners and Grab. Integration with our offerings allows for a seamless experience, including automatic suggestions to pay for a ride or delivery using GrabRewards points (OVO Points in Indonesia).

•

GrabFinance provides our driver- and merchant-partners and consumers greater access to financial services through our platform. Offerings include digital and offline lending, PayLater services, white goods financing, receivables factoring and working capital loans. For many of our driver- and merchant-partners, GrabFinance is their first and only source of affordable financing, helping them smoothen out their cash flows and providing them a source of emergency funds.

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PayLater enables our merchant-partners to offer their consumers the option to pay for goods and services on a later date or in installments and is available in Malaysia, the Philippines and Singapore. In 2020, we expanded PayLater to include online shopping and installment payments in Singapore and Malaysia. Our PayLater offering drives sales to merchant-partners by improving their discoverability by consumers who use our consumer superapp, and by improving the affordability of their goods and services to the consumer. Merchant-partners have reported up to 80% increase in sales since accepting payments via our payment offerings.

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GrabInsure connects affordable insurance products to consumers and our driver-partners, and is available in Singapore, Indonesia, Malaysia, the Philippines and Vietnam. Products offered include protections for rides and package deliveries, personal accident insurance, income protection insurance, critical illness insurance, vehicle insurance and travel insurance. The majority of the policies transacted over our platform are innovative micro-insurance policies. The accessibility and affordability of the micro-insurance policies allows more people in Southeast Asia to protect themselves, their families and their livelihoods. Since April 2019 to June 2021, over 180 million micro-insurance policies transactions have been facilitated through the Grab platform.

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GrabInvest enables our financial services partners to offer their investment products through our platform, including those based on money market and short-term fixed-income mutual funds, in which consumers can invest and grow their savings. In 2020, we launched GrabInvest’s first micro-investment product, AutoInvest in Singapore, which allows consumers to invest from as little as $1 every time they use our offerings.

•

GrabLink, our in-house payment service gateway, aimed at reducing dependency on third-party providers, helps us reduce our cost of funds across Grab transactions. Today, almost all card transactions on our platform in Malaysia, Singapore and Thailand are processed using GrabLink.

•

Our joint venture with Singtel, Singapore’s leading telecommunications player, has been granted in-principle approval for a digital full bank license in Singapore, which upon being granted the license, will permit us to provide a wide range of financial services, including lending services and taking deposits from retail consumers and businesses.

Financial services user experience on our superapp

Payments
GrabPay Wallet
SGD 20.00
Order GrabPay Card
Complete one-step verification
Top up
Scan to Pay
Send
Financial services
Insurance
Invest
PayLater
Loans
Do more with your money

Consumers can sign up for **GrabPay**, **PayLater** and other financial services plus secure their account via pin verification

GrabPay Card
GrabPay
Card Details
Lock Card
Update PIN
Reorder Physical Card
Learn about GrabPay Card
Visit Help Center

GrabPay Card offers an extension of the GrabPay wallet, so consumers can use GrabPay anywhere Mastercard is accepted

Insurance
Explore
My Plans
Ride Cover
Travel Cover
Help Centre

GrabInsure enables a variety of insurance coverages to the consumers, such as critical illnesses, personal accident and travel protection

Invest
Explore
My Plans
AutoInvest
View
Education Centre
Invest with AutoSave
What's Investing?
FAQs
Help Centre

AutoInvest helps consumers begin investing with micro top ups on every Grab transaction

PayLater
S$200.00
S$300.00
S$120.00
Due soon
View All
Pay in 4 instalments

PayLater lets consumers search and discover merchant-partners that accept PayLater

Checkout with Grab
480.00
Payment methods
Confirm and pay

Consumers can use **PayLater** to buy goods from merchant-partners and pay the next month or on instalments basis

Platinum
My Rewards
Hottest Brands
See All
amazon
Super Savers
See All

GrabRewards gives consumers rewards points on every Grab transaction that they can redeem for offers with merchant-partners or Grab service discounts

Enterprise and New Initiative Offerings

We have a growing suite of enterprise offerings including our advertising and marketing offerings, GrabAds and anti-fraud offerings, GrabDefence.

GrabAds enables businesses to foster growth through different advertising touch points depending on their target audience and objectives. We provide online advertising solutions on our superapp and deliveries offerings, and offline advertising solutions on our vehicle fleet. Our superapp is the first touchpoint for consumers accessing our platform, providing an important mobile advertising opportunity for consumer-facing businesses. For our GrabFood and GrabMart merchant-partners, we provide promoted listings and banner advertisements enabling them to promote their businesses within the food and grocery delivery offerings on our platform and enhance their consumer reach. While our GrabAds offering is relatively new, in the first half of 2021, 47% of our food and grocery merchant-partners utilized our marketing services. We also provide offline advertising solutions by leveraging our vehicle fleet, such as in-car product placements and mobile billboards to generate mass awareness.

GrabDefence allows us to offer our suite of self-developed in-house fraud detection and prevention technologies to third-party businesses, including traditional financial institutions and on-demand delivery, in order to help them protect their ecosystems.

Additionally, in pursuit of continuing to experiment with new offerings to better serve the needs of our driver- and merchant-partners and consumers, our platform also facilitates other lifestyle services through our superapp including managing home services, attraction tickets, flights and hotel bookings.

Our Competitive Advantage

Category Leadership with Recognized and Trusted Brand

We were the category leader in 2020 by GMV in each of food deliveries, mobility and by TPV in the e-wallets segment of financial services in Southeast Asia according to Euromonitor. We have a diversified business model across the eight countries in which we operate. With our scale and category leadership, we are well-positioned to further penetrate our markets within Southeast Asia.

•

Deliveries: According to Euromonitor’s estimates, we were the leading food delivery platform in the region, facilitating approximately half of total online food delivery GMV in Southeast Asia, with the next closest competitor having approximately 20% of regional GMV share.

•

However, food remains a highly competitive sector, as price-sensitive consumers in Southeast Asia continue to have easy access to a variety of food options, from restaurants, to hawker centers, to jollijeeps, to warungs. Amid the COVID-19 pandemic, home cooking has also become a popular and necessary trend as consumers spend more time at home.

•

Mobility: We were the category leader regionally by GMV in 2020 according to Euromonitor’s estimates, facilitating approximately 72% of GMV for ride-hailing in Southeast Asia, with the next closest competitor contributing approximately 15% of regional GMV.

•

As there are a diverse range of transportation options in Southeast Asia, we face competitive pressures from other players in the private transportation sector, affordable public transportation and vehicle ownership.

•

Financial Services: We operated the largest e-wallet by total payments volume in Southeast Asia in 2020 according to Euromonitor’s estimates, with an extensive suite of financial services licenses across our markets. We have substantially increased the breadth of our payments business, and in the first half of 2021, almost 40% of GrabPay transaction volumes took place outside of our platform. Examples of these off-platform transactions include: QR scan-enabled instore payments, online payments on

e-commerce and other platforms, airtime (mobile credit) top-ups, bill payments, P2P transfers, insurance premium payments and remittance.

•

With various types of companies offering e-wallet payment services, the e-wallet industry in Southeast Asia is highly competitive, and traditional payment methods still remain very relevant and widely-used.

	Euromonitor estimated regional category share in 2020		Grab’s share relative to next largest competitor
Segment	Grab	Next closest competitor
Online food delivery	50%	20%	2.5X
Ride hailing	72%	15%	4.8X
E-wallet	23%	14%	1.6X

Source: Euromonitor International estimates from desk research and trade interviews with leading market players and relevant industry stakeholders in the prepared meal, ride hailing and e-wallet sectors

Our brand is closely associated with quality, reliability, safety and convenience in the minds of the Southeast Asian consumers that seek to access services offered through our platform. For example, in a consumer survey on online food delivery services conducted by Euromonitor across six Southeast Asian countries, GrabFood was found to be the top brand that came to consumers’ mind when thinking about online food delivery service providers, with 44% of consumers naming the brand unprompted, and 36% of the respondents from the same survey also selected GrabFood as the online food delivery platform that they use most frequently, ahead of all other regional competitors.

	% of SEA consumers surveyed by Euromonitor
	GrabFood	Next closest competitor
Unprompted food delivery brand recall	44%	27%
Most often used food delivery brand	36%	27%

Source: Euromonitor International survey in 2021. Base: All respondents who have used online food delivery services in the past 6 months

Note: SEA includes Singapore, Malaysia, Indonesia, Thailand, the Philippines and Vietnam only

We believe driver- and merchant-partners want to partner with us because of our scale and the strength of our brand, and consumers choose to use our platform first for key everyday needs. We believe our presence, scale and the strength of our brand also makes us the partner of choice for multinational corporations that are looking to accelerate growth of their businesses in Southeast Asia. For example, we have developed a number of highly successful corporate partnerships with leading multinational companies including Heineken, Marriott International, Mastercard, Singapore Airlines, Unilever and Watsons, and we have strong relationships with top Southeast Asian companies including Ayala Land, Central Group and LinkAja.

Our Business Model

Our platform connects millions of consumers with millions of driver- and merchant-partners to facilitate interaction and trade between these stakeholders. We generate the majority of our revenue from service fees and commissions paid by driver- and merchant-partners for use of the Grab superapp to connect them with consumers and facilitate transactions. Based on service agreements with driver- and merchant-partners, we retain the applicable fee or commission from the fare or order and related charges that we collect on behalf of the driver- and merchant-partners.

We offer various incentives to our driver- and merchant-partners, which are deducted from the fees normally received from driver- or merchant-partners (typically being a percentage of the fare paid by the consumer to the driver- or merchant-partner) and such incentives may sometimes exceed Grab’s fee from a particular transaction. Excess incentives refer to payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by Grab from those driver- and merchant-partners. We also offer consumer incentives. All of the foregoing incentives are recorded as reductions in revenue. We also generate revenue from payment processing services transaction fees charged to merchant-partners.

Set forth below are descriptions of our business model by segment.

Deliveries. Our deliveries platform connects driver- and merchant-partners with consumers to create a localized logistics platform, facilitating on-demand and scheduled delivery of a wide variety of daily necessities, including ready-to-eat meals and groceries, as well as point-to-point package delivery. This segment includes GrabFood, GrabKitchen, GrabMart, GrabExpress, and GrabKios.

The graphic below illustrates the economics of a typical deliveries order:

Consumer Economics: The consumer pays the total dollar value of goods ordered, delivery fee, and platform and other fees, which is partially offset by a promotion given. In the example above, the GMV of the consumer’s delivery order is $27.60, consisting of the following components:

•	The dollar value of goods ordered: $24.00;

•	Delivery fee: $3.40; and

•	Platform and other fees: $0.20.

Merchant-partner Economics: We charge our merchant-partners a commission by applying an agreed-upon commission to the total dollar value of goods ordered. Merchant-partners receive the dollar value of goods ordered as well as any incentives, net of the Grab commission. In the example above, the merchant receives $20.00.

Driver-partner Economics: The driver-partners receive the delivery fee, and we may charge a commission in certain markets. In the example above, the driver-partner receives $4.60, which consists of the delivery fee and incentives.

Grab Economics: We retain the commission paid by merchant-partners and driver-partners. In the example above, we would retain $1.00 in total, of the $5.00, after accounting for partner incentives of $2.00 and consumer incentives of $2.00.

Platform and Other fees: Platform fees are ultimately borne by the driver-partner for benefits that they receive from utilizing our offerings. We collect the platform fees from consumers on behalf of driver-partners which enables us to maintain and enhance safety measures, costs for platform improvements and support our driver-partner’s welfare. Other fees include a small order fee which is the difference between the order amount and the minimum order quantity when the goods ordered are less than the specified minimum order amount.

Mobility. Our mobility offerings connect consumers with rides provided by driver-partners across a wide variety of multi-modal mobility options including private cars, taxis, motorcycles (in certain countries), and shared mobility options, such as carpooling. This segment includes GrabCar, GrabTaxi, JustGrab, GrabBike, three-wheel vehicles, GrabShare, and GrabRentals. Through GrabRentals, we utilize Grab’s fleet of cars to provide one-stop car rental to driver-partners at affordable rates.

The graphic below illustrates the economics of a typical ride:

Consumer Economics: The consumer pays the total dollar value of the ride, including any tolls (tolls are collected by us from the consumer and remitted directly to the driver-partner who paid for the initial toll), tips, and other platform fees, which is partially offset by an incentive given. In the example above, the consumer pays $13.00. The GMV of the consumer’s ride is $14.00, consisting of the following components:

•	The dollar value of the ride: $13.00;

•	Tolls and other fees: $0.80; and

•	Platform fee: $0.20.

Driver-partner Economics: The driver-partner receives the value of the ride, including tolls and other platform fees, and incentives, net of the Grab commission. Commissions are based on an agreed-upon rate based on the cost of the ride. In the example above, the driver-partner earns $12.40.

Grab Economics: We retain the commission earned from the journey. In the example above, Grab earns $0.60 after accounting for partner incentives of $1.00 and consumer incentives of $1.00.

Financial Services. Our financial services offerings include digital solutions to address the financial needs of our driver- and merchant-partners and consumers, including digital payments, lending, receivables factoring, insurance and wealth management. This segment includes GrabPay, GrabRewards, GrabFinance, GrabInsure, GrabInvest, and OVO. The financial results of OVO, which is a leading Indonesian digital payments and smart financial services business, are consolidated in our financial results and included in our financial services segment. We are also in the process of launching our digital bank in Singapore after being selected for the award of a digital full bank license by the Monetary Authority of Singapore.

Merchant-partners that have entered into contractual agreements with Grab pay us a commission fee, based on transaction volumes, to support the GrabPay e-wallet services we provide or facilitate for merchant-partners and consumers. Inter-company revenue generated from on-platform payments, together with the corresponding costs charged to other Grab segments, is eliminated when we consolidate our financial results. Consumer incentives and consumer rewards are recorded as reductions in revenue (and not as expense), and therefore in the past, we have recorded negative revenues from financial services for certain periods.

We also generate revenue from other financial services, namely lending, insurance, wealth management, and others. For lending and receivables factoring, we generate revenue primarily based on the interest income we receive from the loans we extend to borrowers and from the factoring fee or discount when we purchase the receivables. For other financial services, we generate revenue through commissions received from the sale of products and services. We also maintain a rewards program, which helps to increase retention as consumers earn rewards points that can be redeemed on our platform.

Enterprise and New Initiatives. We have a growing suite of enterprise offerings, including GrabAds and GrabDefence, that we are progressively making available to our driver- and merchant-partners and consumers. In addition, this segment includes other lifestyle services offered by third party service providers to consumers through the Grab app, including domestic and home services, flight bookings, hotel bookings, subscriptions and more in certain countries.

GrabAds provides online and offline advertising solutions for brands. We provide GrabAds offerings across three categories—mobile billboards, which turns our fleet of vehicles into roving billboards to generate mass offline awareness, and generates additional income for our driver-partners, in-car engagement and in-app engagement, which includes merchants-featured advertising and other digital content through our Grab superapp. GrabDefence opens our strong suite of in-house fraud detection and prevention technologies to third-party businesses. We generate revenue by directly selling these services to merchants and businesses.

For lifestyle offerings, we earn revenues from commissions charged to service providers in return for selling these services through our platform.

Superapp Ecosystem with Strong Synergies

Grab ecosystem flywheel

We believe our platform has gained strong synergies through the creation and expansion of the “Grab ecosystem flywheel.” The impact of our flywheel includes:

Encourage consumers to use the Grab platform

More offerings and partners on our platform drive greater selection, better value, more bookings and faster delivery times, all of which, along with our incentives, encourage consumers to use the Grab platform more to access our mix of offerings.

Each cohort spends more

Our ecosystem drives significant synergistic benefits. More partners on our platform drive greater selection, better value, more booking allocations, and faster delivery times, all of which encourage consumers to use the platform more, leading to increased engagement. As consumers spend more, the income opportunities for our driver- and merchant-partners grow, and that encourages more drivers and merchants to join and remain on our platform. Our financial services offerings underpin the ecosystem, facilitating seamless transactions and providing additional opportunities for creating value. The more activity there is on the platform, the more value we create for our stakeholders as our ecosystem grows.

A cohort is defined as consumers who use any of the offerings on our platform for the first time in a specific year and continue to use our platform as of 2020. Each of our cohorts has been consistently spending more with our partners on our platform each year. As consumers use the offerings on our platform more frequently, the GMV generated by each cohort has also grown consistently. New cohorts are also increasing their spending at a faster rate than older cohorts, except for cohort growth in 2020 which was adversely affected by the COVID pandemic but still showed significant improvements in cohort spending. This was despite consumer incentives decreasing across the period; for example, consumer incentives as a percentage of GMV decreased from 7% in Mobility and 16% on Deliveries in 2019, to 3% and 8% in 2020, respectively.

The chart below illustrates the growth in spending by consumer cohort indexed to year 1. For example, the 2016 cohort includes all consumers who placed their first order on our platform between January 1, 2016 and December 31, 2016 and continue to use our platform. This cohort spent approximately 3.6 times as much with our partners on the platform in 2020 as they did in 2016 across mobility, GrabFood, GrabMart, and GrabExpress, demonstrating increased consumer engagement over time. As the period covered extends beyond the introduction of Grab’s first financial services offerings, and the contribution of financial services GMV could be larger than the rest of Grab’s segments, spending on financial services was excluded in the cohort information to ensure that the cohort information presents a reasonable representation of the overall spend on mobility and deliveries segments and does not lead to an unfair representation of GMV per MTU.

GMV per Consumer by Cohort, Indexed to Year 1(1)

Notes:

(1)	Includes only mobility and deliveries (excluding non-consumer services such as GrabRentals and GrabKios)
(2)	Cohort GMV growth in 2020 despite COVID impact

Higher cross-offering usage

We provide consumers with a broad range of high frequency offerings that they need each day. As we have expanded the depth and breadth of offerings on our platform, the income opportunities for our driver- and merchant-partners have grown, and our platform has become more present in consumers’ daily lives. Over time, consumers have been using more offerings available on our platform.

The chart below shows how MTUs using more than one offering were 55% of total MTUs as of June 30, 2021, increasing by more than 60% since December 2018 when they were only 33%. In the six months ended June 30, 2021, 33% of GrabFood MTUs were also mobility MTUs as a result of the impact of COVID-19 on mobility. Prior to COVID-19 in the three months ended March 31, 2020, 56% of GrabFood MTUs were also mobility MTUs, and we expect the return to this trend to continue as economies recover from the pandemic due to the increased penetration of food delivery users on our platform. The diversified offerings available on our platform also benefit many of our driver-partners, who are able to switch seamlessly between mobility and deliveries offerings, leading to increased productivity and income. For example, with respect to our driver-partner base across Indonesia, Vietnam and Thailand, approximately 66% of GrabFood two-wheel driver-partners were also mobility driver-partners in the three months ended June 30, 2021.

Monthly Transacting Users Split by Number of Offerings (%)(1)

Note:

(1)	Figures may not add up to 100% due to rounding

Retention Rates for Multi-Offering Users:

The more offerings that consumers use on our platform, the more loyal they tend to be, with a direct correlation between retention rates and the number of offerings consumed. The one-year retention rate is calculated as the number of users in June 2020 that had transactions in June 2021, divided by the number of users that had transactions in June 2020. The chart below shows how consumers (transacting users as of June 30, 2020) using one, two, three, or more than three offerings demonstrated increasing one-year retention rates of approximately 34%, 60%, 76%, and 85%, respectively. Our GrabRewards and OVO rewards loyalty programs are also important components of the consumer retention strategy, incentivizing consumers to transact on our platform.

One Year Retention Rate for all MTUs who had Transactions in the month of June 2020

Help achieve operational efficiencies

Our scale and ecosystem also spur growth and facilitate the rapid rollout of new offerings. Leveraging our existing base of driver-partners, we were able to rapidly scale our food delivery offering to become Southeast Asia’s category leader in just two years. Not only are we able to rapidly scale our offerings, but we are able to do so at lower costs.

Diverse Offerings and Resilient Business Model

Our platform is diversified and flexible. We facilitate important high-frequency everyday consumer services and cater to a wide range of price points and demographics, enabling us to remain present throughout consumers’ daily lives. Our focus on providing a broad range of key offerings contributes to the resilience of our business model. Our offerings are also deeply integrated into the lives of consumers, often on a daily basis, which drives loyalty and retention.

For example, in our mobility segment consumers in several of our markets have the ability to book an affordable two-wheel ride, a six-seater car for a family or a premium car service. Similarly, in our deliveries segment, our platform offers the widest choices of food to consumers in Southeast Asia according to Euromonitor, based on the total number of registered food delivery merchant-partners and the country coverage of registered merchant-partner pool in 2020.

Our diversified “everyday everything” app strategy provides us with the flexibility to adapt and deploy resources where consumer demand is highest. This diversification and resilience of our business enabled us to emerge, we believe, stronger from the COVID-19 pandemic.

For example, the benefits of our model were best evidenced during the COVID-19 pandemic, when demand for mobility offerings declined as regions were subject to stay-at-home and social distancing orders, but demand for deliveries rose significantly. In response, we enabled more than 237,000 driver-partners who were previously only serving the mobility segment to have the choice to serve both our mobility and deliveries segments in 2020 to respond to changes in demand. In addition, we were able to expand GrabMart from two countries to all of our eight Southeast Asian markets within three months.

Furthermore, our overall revenue has recovered to pre-COVID-19 levels because we already had the foundations in place to divert resources to, and expand, our deliveries and financial services offerings during the pandemic.

Despite the COVID-19 impact, our revenue grew by $317 million to $396 million for the six months ended June 30, 2020 compared to $78 million for the six months ended June 30, 2020.

Hyperlocal Approach to Solving Problems of Driver- and Merchant-Partners and Consumers

As a pan-regional operator, with our superapp platform, we believe we are unique in Southeast Asia. We have demonstrated our ability to succeed and compete across multiple geographies because we recognize that every country we operate in is different.

Being hyperlocal helps us adapt and grow in each market

Each country has different infrastructure, regulations, systems and consumer expectations. Recognizing this diversity is key to successful expansion in the region, and so we take a hyperlocal approach to our operations.

This starts with having dedicated, local ‘boots-on-the-ground’ execution teams led by local leaders in each country that we operate. Around 90% of our workforce is based in-market, and that includes technology teams in Indonesia, Malaysia, Singapore and Vietnam. We also invest significant time in developing and maintaining deep and long-standing local relationships across the region, and a key aspect of our approach to doing business is our collaborative approach with various stakeholders and regulators in each of our markets.

Being hyperlocal helps us meet our users’ different needs

User experience is customized to suit the needs of our driver- and merchant-partners and consumers in each individual market. We recognize that problem solving at the local level is essential to succeed rather than a ‘one-size fits all’ approach, and we tailor our offerings accordingly. For example, we have developed solutions for locally popular modes of transportation, including GrabThoneBane in Mandalay, Myanmar, GrabTukTuk in Cambodia and Thailand and GrabTrike in the Philippines. In Singapore, we combined taxis and private cars into a single fixed upfront fee supply pool under JustGrab because we realized that passengers were generally indifferent to the type of car that picked them up, so long as it was the fastest to arrive and there was upfront certainty over fares. During the fasting month of Ramadan, some Ramadan bazaars were cancelled across the region due to social distancing requirements. We worked with local governments to encourage bazaar sellers to join GrabFood and/or GrabMart to mitigate the impact of social distancing requirements on a traditionally important time of the year for generating income.

Localized superapp for each of our core markets:

Indonesia

9:41 AM
100%
Penawaran, makanan, dan destinasi
OVO IDR 100.000
3,200 Poin
Makanan
Mart
Express
Pulsa/Token
Mobil
Motor
Kesehatan
Lainnya
Terus menjelajah
GrabBike
GrabCar
Jalan aman
Rp 80rb
Buruan, ada diskon buat jalan aman
Sampai 21 Aug
Pesan belanjaan dari toko favoritmu
GrabMart
Beranda
Aktivitas
Pembayaran
Inbox
Akun

Malaysia

9:41 AM
100%
Offers, food, and places to go
RM 52.30
3,200 Points
Food
Mart
Express
Transport
Insurance
Gift Cards
Offers
More
Keep discovering
SHOP MALAYSIA ONLINE
Up to 50% OFF
Grab
Up to RM50 rebate
GrabPay
Shop Malaysia Online is back!
GrabFood
Jom shopping online
GrabFood
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Activity
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Account

Philippines

9:41 AM
100%
Offers, food, and places to go
PHP 880.00
3,200 Points
Food
Express
Mart
Car
Pabili
Offers
Load
More
Keep discovering
FREE DELIVERY
Unli Free Delivery!
GrabMart
Your personalised report
Get FREE DELIVERY everyday on GrabMart
Until 30 Sep
See how your orders created first times
1 min read
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Payment
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Account

Singapore

9:41 AM
100%
Offers, food, and places to go
SGD 52.30
3,200 Points
Food
Mart
Express
Transport
Insurance
Gift Cards
Offers
More
Keep discovering
Order from your favourite restaurants
GrabFood
Save more with GrabPay deals and Rewards
1 min read
Home
Activity
Payment
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Account

Thailand

9:41 AM
100%
THB 2500
อาหาร
ร้านค้า
ส่งของ
เดินทาง
แพ็กเกจ
เพิ่มเติม
ค้นพบประสบการณ์ใหม่
ลดสูงสุด50%
สดจากฟาร์ม
40%
Mart
GrabFood
GrabFood

Vietnam

9:41 AM
100%
Ưu đãi, ẩm thực và địa điểm
VND 100.000
200 Điểm thưởng
Ô tô
Xe máy
Đồ ăn
Giao hàng
Cửa hàng
Nạp tiền ĐT
Hóa đơn
Xem thêm
Khám phá đây đó
Reng reng giờ vàng, ship hàng nửa giá
Xây cầu mơ ước Tiếp bước tương lai
Reng reng giờ vàng, ship hàng nửa giá
Đến 1 Dec
chung grab chung tay
5 phút đọc
Trang chủ
Hoạt động
Thanh toán
Hộp thư
Tài khoản

Leading Technology

Our technology allows us to manage dynamic, real-world interactions every day, support global payment capabilities, provide multilingual real-time community safety and user support and cater to city-specific product requirements.

Technology designed to be scalable, flexible and reliable

As our superapp serves users in more than 400 cities across Southeast Asia, our technology systems are designed to be scalable, yet flexible enough to be hyperlocal. With millions of transactions taking place on our platform every day, our technology aims to deliver a sophisticated and hyperlocal experience, while ensuring reliability. Furthermore, we are able to deliver localized user experiences that take into account languages and other local variations specific to countries and cities across Southeast Asia. For example, the Grab app includes a secure chat with automatic translation between our driver-partners and the consumer (GrabChat).

Technology that strives for security and integrity

Our superapp is powered by a unified technology and data platform, and improvements to our core technology architecture can be scaled quickly across our markets. For example, upon identifying fraud patterns on our booking flows, we can roll out pre-allocation risk algorithms, a complex set of real-time logic that uses machine learning to predict the probability of fraudulent transactions before allocating the transaction. In the six months ended June 30, 2021, this predictive AI proactively defended the approximately one billion transactions on our platform from malicious activities, and it continues to provide a layer of preventative protection.

Global tech talent pool, local solutions

Our team of engineers, data scientists, data analysts, designers and product managers are located across eight research and development centers in Bangalore, Beijing, Cluj-Napoca, Ho Chi Minh City, Jakarta, Kuala Lumpur, Seattle and Singapore. Our geographically diverse technology and engineering network allows us to combine local perspectives in places where the driver- and merchant-partners and consumers using our platform live with some of the best specialized technological talent located around the world. Our technology team not only designs, builds and optimizes our offerings for a broad spectrum of driver- and merchant-partners and consumers, but also keeps our technology platform running efficiently. They conduct hundreds of controlled experiments each month using our proprietary experimentation engine, “ExP,” to drive regular improvements to both product experience and marketplace efficiency.

Our technology priorities have been:

•

Reliability and resilience. We aim to provide a platform enabling a wide range of offerings to be provided to millions of people across Southeast Asia every day, and we take this responsibility seriously. If our systems fail to function correctly, we know that this directly impacts livelihoods. We strive to build technological capabilities and infrastructure that monitor our systems, detect software, hardware, or dependency problems quickly and offer a solution to mitigate disruptions. Due to such efforts, the reliability of our technology has generally improved, despite our business’ growing scale and number of offerings.

•

Security. We aim to provide a secure platform for our wide range of offerings. We strive to incorporate security practices into our product development lifecycle, and to regularly review and update them according to what we believe to be industry best practices, as well as to regularly update our infrastructure for protection against the latest security vulnerabilities.

•

Trust & safety. We build technology solutions with the aim of creating and maintaining a safe and trusted experience on our platform, including facial recognition for the driver-partners and consumers using our platform where necessary (barring local regulatory or operating restrictions), trip monitoring to detect possible safety incidents, telematics to improve driving quality, digital know-your-customer checks for our driver- and merchant-partners as required by local regulations and ongoing fraud detection and prevention. Our constant investment in this area has enabled us to progressively improve and maintain low safety and fraud incident rates on our platform.

•

Marketplace optimization. Our technology systems make a vast number of decisions in real-time to try to optimize demand and supply across a multi-sided marketplace consisting of the driver- and merchant-partners and the consumers using our platform. With machine learning, we are able to derive an estimated demand forecast in real time for up to 20 minutes ahead for certain mobility and deliveries offerings. Our marketplace design focuses on assisting our driver- and merchant-partners to maximize productivity while helping to ensure that the consumers are able to obtain rides from driver-partners as needed and receive deliveries from our merchant-partners in a timely manner. In order to achieve this, our pricing, allocation and batching engines are designed to draw from a combination of artificial intelligence and machine learning to observe historical trends, match them with real-time environmental data and usage patterns and make intelligent decisions. For example, every order request factors in a large number of different attributes including the driver-partner profile, consumer ride history, location, time of day and more to help us make the best match possible. In addition, we forecast areas that we expect will see a spike in demand and make the data available to driver- and merchant-partners to improve the overall efficiency of our marketplace.

•

Artificial intelligence. The volume and frequency of data that we process through our platform each and every day provides valuable insights on consumption patterns and consumer behavior in Southeast Asia. We bring this data together with deep artificial intelligence and machine learning capabilities to deliver intelligent, personalized experiences and help solve problems in the region such as fraud. For example, our technology enables us to provide a predictive ride recommendation, so that a ride can be booked with one tap. We use computer vision to detect, identify and flag unclear images submitted by our merchant-partners. We also use machine learning, paired with GPS data from our driver-partners, to detect potentially unmapped roads.

We have invested in building key technology infrastructure in-house in order to better serve the needs of our partners, our employees and the consumers. Today, these proprietary technologies not only provide us with a competitive advantage, but have also enabled us to become less dependent on external technology providers in certain cases. For example:

•

GrabDefence is our proprietary anti-fraud detection and prevention system that learns from the millions of transactions we process daily to help us stay ahead of fraudulent activity. We have commercialized this technology to help secure the systems of certain corporate partners.

•

Our platform has served over eight billion driver-partner trips and aggregated over 44 billion kilometers of GPS trace data. More importantly, many streets in the cities we operate in are actually alleys or shortcuts that are not mapped by mapping service providers. However, our two-wheel driver-partners are able to utilize these alleys and shortcuts in many situations. We integrate data from trips through these alleys and shortcuts into our maps, using the real-time mapping data we collect from our driver-partners. With our data and the investments we have made into AI and other technologies, we have developed proprietary mapping, routing, journey time prediction and point of interest (“POI”) capabilities. This has not only helped reduce our reliance on external mapping service providers, but has also enabled us to improve user experience with more accurate travel time prediction and better routing.

•

We have developed a proprietary technology stack to power GrabAds, our in-house advertising platform. This stack includes advertisement serving, personalization and reporting capabilities that leverage Grab’s unique assets, such as geo-location, loyalty rewards and GrabPay. The combination of these tools is aimed at enabling us to deliver a competitive return on advertising spend for our advertising clients and merchant-partners while ensuring we continue to provide relevant, engaging content for consumers using our superapp.

•

GrabLink, our in-house PCI-compliant secure payment gateway, provides the ability for Grab to process card payments without third-party payment service providers. Today, GrabLink is directly connected to seven acquirers in five countries and processes more than a million payment transactions daily, saving us millions of dollars in payment processing costs every year.

Global and Talented Team with a Heart to Serve

Over the years, we have built a deep technical and business bench that thrives in a strong corporate culture. As a founders-led, mission-driven company that seeks to uplift our communities across the region, we place as much emphasis on cultural alignment with The Grab Way and our 4H principles as we do on technical or functional competency. This is reflected in our hiring and performance management practices and over time has enabled us to assemble a global and talented team that not only has a deep understanding of the local cultures and markets of Southeast Asia but also truly believes in our mission, the gravity of the societal problems we are solving and has a heart for, and the hunger to serve, our communities.

Consumers Who Use Our Platform

Our almost 25 million Monthly Transacting Users (“MTUs”) in the second quarter of 2021, come from a wide range of demographics and socio-economic backgrounds. Consumers who use our platform are highly engaged and demand high-quality services, technological functionality, and prompt responsiveness.

Why do consumers use Grab?

•

Convenient access to services through our easy-to-use superapp. Hyperlocal services are made available through a single high-quality superapp that is tailored to each market where we operate. Such offerings are available on-demand with average wait times of just over five minutes for rides and under 30 minutes for food deliveries, respectively, in the first half of 2021;

•

Greater choice and value. Our platform offers a broad range of choices to suit a variety of needs across a wide spectrum of price points. For example, in our mobility segment, lower cost motorcycle booking services are offered through GrabBike in certain markets, and premium vehicles can be booked through GrabCar Premium. In our deliveries segment, our merchant-partners range from small food stalls, popularly called hawker stalls, to Michelin Star restaurants that offer a variety of cuisines on our platform;

•

High quality, trustworthy offerings. Our driver- and merchant-partners, through our platform, provide high quality services that consumers can trust. We run a regular benchmarking exercise to measure mobility safety performance on the Grab platform against Singapore’s Land Transport Authority’s Quality of Service standards. Singapore has high safety standards for the ride-hailing industry, and we believe that this is a relevant benchmark for our business across Southeast Asia. We facilitate and strive to ensure safety of consumers accessing rides through our mobility offerings by leveraging safety features such as trip monitoring algorithms and digital know-your-customer checks as required by local regulations. For 2020, the road accident rate associated with our mobility business across Southeast Asia of 0.12 accidents per 100,000 rides was over 75% better than the Quality of Service benchmark for ride-hailing booking service providers in Singapore. We are also committed to improving food safety standards. For example, in Thailand, we partnered with the Ministry of Public Health to encourage merchant-partners to complete the government’s “Clean Food Good Taste” certification program and to conduct online training courses to educate driver-partners on food safety and hygiene. We also collaborated with the Bangkok Metropolitan Administration to implement additional safety measures such as temperature checks for driver-partners before entering restaurant premises; and

•

Seamless transactions and access to inclusive financial services. Our integrated payments capabilities facilitate seamless transactions on our platform. By and with our partners, our platform also offers consumers access to a broad range of digital financial services, including payments and rewards, insurance, lending and wealth management.

Our Driver-Partners

Our more than five million registered driver-partners as of June 30, 2021, represent a diverse range of individuals across many different ethnicities and age groups. Our driver-partners take pride in satisfying consumers by providing rides, food deliveries and package deliveries each day. Our driver-partner network is also highly inclusive. Today, over 1,100 individuals with disabilities proudly serve as driver-partners on the Grab platform.

Why do driver-partners choose Grab?

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Ability to earn a sustainable living. According to the survey of more than 5,000 driver-partners conducted by NielsenIQ in April 2021, 46% of respondents said they were not working prior to becoming a driver-partner on the Grab platform, and 61% of respondents agreed that they were able to earn a higher average monthly income through their partnership with the Grab platform;

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Flexibility to work when, where and how much they want. Grab empowers driver-partners to have significant flexibility over how much and when they work. Driver-partners have the potential to switch between mobility and deliveries segments to suit their preferences and maximize earnings. Driver-partners also have the option to concurrently partner with other platforms similar to ours;

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Ability to earn an income (as a driver-partner) without having access to a vehicle. GrabRentals facilitates vehicle rental for our driver-partners at competitive rates through our rental fleet or, as relevant, third-party rental services, to allow driver-partners (with otherwise limited vehicle access) to be able to offer services through our platform;

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Improved efficiency through technology. Driver-partners are able to manage their profile and booking or order workflows using our driver-partner superapp. We provide tools including dynamic pricing, back-to-back bookings and demand heat maps, and enable driver-partners to accept bookings along the driver-partner’s way home to make their time on our platform more efficient;

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Comprehensive ecosystem supporting driver-partner needs. Catering to the needs of our driver-partners, we provide support for our driver-partners with fuel discounts, priority allocation, off-day perks, insurance and learning and development opportunities that vary depending on the country and time the driver-partner has spent providing services through our platform; and

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Access to inclusive financial services. Our payments infrastructure allows our driver-partners to conveniently receive payments from the consumers and keep track of their earnings and incentives. We helped many of our driver-partners with opening their first bank accounts, and we are able to offer and assist them in obtaining a range of other targeted financial services, including purchase financing and insurance.

Our Merchant-Partners

Our over two million registered merchant-partners and over two million registered GrabKios agents in Indonesia, as of June 30, 2021, range from local entrepreneurs, including small restaurants, convenience and grocery stores, to multinational franchises and lifestyle service providers, including hotels, travel agents, and home services providers.

Why do merchant-partners choose Grab?

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Increased reach. Merchant-partners are able to leverage our online presence and access a vast user base using our platform to drive increased traffic both online and offline. Across our regional marketplace, merchants on the platform have an extended reach, with most of them receiving demand from consumers as far as 7.5 kilometers or more from their physical location, something a conventional in-store model would seldom allow, especially in the congested cities of Southeast Asia;

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Greater efficiency and profitability through our technology. Our GrabMerchant platform allows our merchant-partners to build their online presence, manage advertisements and track performance in real-time. In the first half of 2021, approximately 47% of our food and grocery merchant-partners leveraged our advertising and promotion tools and offerings;

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Access to infrastructure and innovation. We enable our merchant-partners to overcome geographic barriers and economically scale into new markets. For example, by offering kitchen operating space coupled with marketing support, GrabKitchen cloud kitchens offer merchant-partners a lower-cost and lower-risk way of expanding to new locations; and

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Financial services infrastructure. Our payments infrastructure allows our merchant-partners to accept cashless transactions, offer “PayLater” option, and access the large consumer base using GrabRewards and GrabPay. Additionally, together with our partners we are able to offer our merchant-partners other targeted financial services, including working capital loans and insurance to help them grow and protect their businesses even better.

Our Roadmap for Sustainable Future Growth

Invest in Technology and Infrastructure

We plan to continue to invest in technology and infrastructure to enhance user experience and improve operational efficiency. For example, we plan to continue to:

•	refine our on-demand delivery algorithm and mapping capabilities to further optimize routing and reduce delivery times;

•	focus investment on AI to better predict our users’ needs in surfacing more relevant recommendations and search results;

•	use AI to increase the efficiency and automation of operational processes such as the processing of support enquiries; and

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focus on refining the online and offline tools we provide our merchant-partners including an integrated platform which enables them to build an online store, purchase supplies, and track reporting and insights in real-time.

We will continue to recruit high quality talent, including industry-leading researchers, experienced engineers, and top graduates from world-renowned institutions.

Drive Efficiencies and Monetization Opportunities across our Partner Network

The scale of our driver- and merchant-partner base and consumers using our platform creates significant opportunities for us to drive further growth and efficiency. For example, we plan to continue to:

•	Increase engagement as well as addressable advertising opportunities by increasing the breadth and deepening the personalization of our diversified offerings.

•	Optimize our driver-partner network and maximize efficiencies as we enable more driver-partners to service multiple verticals to satisfy demand.

•	Offer more tools to assist our merchant-partners to innovate and increase their revenue and productivity.

•	Cross-sell financial services products to our driver- and merchant-partners and consumers and leverage our extensive loyalty program, GrabRewards.

Expand our Range of Products and Offerings with Focus on High Growth Areas

We are focused on expanding product offerings on our platform in the areas which we believe have the highest growth potential and which have the strongest synergies with the rest of our ecosystem. This includes:

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Package and groceries delivery: These businesses are still relatively nascent and have much room for growth in tandem with the growth in e-commerce and the pandemic-induced shift to online grocery shopping.

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Financial services: The opportunity for financial services in Southeast Asia is significant, with roughly six in every ten adults in the region either unbanked or underbanked according to Euromonitor, and the vast majority of commerce (by transaction volume) conducted in cash. From our foothold in payments, we have continued to broaden our offerings. In 2020, we acquired the tech start-up, Bento Invest Holding Company Pte. Ltd., rebranded as GrabInvest, which has brought retail wealth management and investment solutions to the platform users. Additionally, we were among the first group of companies recently selected for the award of the first digital full bank licenses in Singapore, along with our consortium partner, Singtel. Furthermore, Digital Banking JV, our consortium with Singtel, submitted an application to Bank Negara Malaysia for the Malaysian digital bank license together with a consortium of other Malaysian investors on June 30, 2021. We believe that the digital bank will further our goal to empower more people to gain control of their finances and achieve better economic outcomes.

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Enterprise services: We see significant potential in targeted advertising for merchant-partners so they may better realize opportunities from our extensive ecosystem and its unique features to increase their sales. Similarly, GrabDefence, our anti-fraud technology, is an area of future growth within our enterprise offering.

Furthermore, we see plenty of room for growth outside tier 1 cities that remain underpenetrated today. We will look to expand and localize our product offerings to address the needs of consumers in those cities.

Pursue Targeted Investments, Acquisitions, and Strategic Partnerships

To complement our organic growth strategy, we expect to continue to selectively pursue investments and acquisitions that we believe will enhance user experience, as well as solidify and extend our category leadership position. We have also successfully pursued a strategy of making strategic alliances with suitable partners, and we expect to continue to do so in the future. We intend to focus on investments, acquisitions and alliances that we believe will attract new consumers to our platform and broaden our offerings.

Our Response to COVID-19

The COVID-19 outbreak has been a human tragedy at an unprecedented global scale, affecting the lives and livelihood of millions, especially participants in the informal economy and small businesses. We saw this as our call to action, and launched over 100 initiatives in the months following the outbreak to support our driver- and merchant-partners, frontline workers, and communities impacted by COVID-19. As cities shut down, we stepped up our efforts to help deliver essential services, providing consumers on our platform with access to food, groceries, and other daily necessities as they sheltered at home. We adapted our platform and pivoted our business to sustain driver-partner income through food and grocery deliveries. We increased our focus on helping small and traditional businesses digitalize and leverage our online reach and delivery network, so that they could continue to grow as the region experienced an accelerated shift from offline to online channels. Millions of our driver- and merchant-partners were able to sustain their livelihoods during this difficult period, and we were even able to extend income generating opportunities to many who had lost their jobs.

Our response to COVID-19 went through three phases of evolution. Our immediate response was to seek to take care of the constituents of our ecosystem, then we subsequently broadened our efforts to work to support governments and communities, and, as measures were implemented to mitigate the impact of COVID-19, we have continued to reinvent the way we approach problems in order to support longer term recovery through inclusive growth. We recognize there is more work to do and we remain committed to continue supporting our partners and communities.

Ensuring economic continuity, safety and wellbeing of our ecosystem constituents

Our Driver-Partners. Our driver-partners have encountered challenges as their earnings have been impacted by the COVID-19 pandemic since it started in 2020, and we remain determined to continue helping them with their livelihoods in this time of need. We realized during the pandemic that the sharp increase in demand for deliveries represented an opportunity. In 2020, we enabled more than 237,000 driver-partners who were previously only serving the mobility segment to have the choice to serve both our mobility and deliveries segments, enabling them to continue earning an income.

We launched GrabProtect, a suite of safety and hygiene measures for our mobility segment, to help protect our driver-partners and passengers, and foster the establishment of higher standards for the entire industry and help restore consumer confidence in travel. We also donated 576,000 kilograms of rice to our driver-partners to support them and their families, provided subsidies in the form of rental rebates and loan repayment holidays to ease the burden on our driver-partners, and where possible, provided free COVID-19 tests to our driver-partners and healthcare workers.

Since February 28, 2021, in collaboration with Good Doctor, we have set up Grab drive-through vaccination services in 54 cities across Indonesia to support the Ministry of Health’s national vaccination efforts. To date, over 140,000 members of the public, including over 110,000 of our driver-partners, have received their vaccinations at these drive-through vaccination centers. In the Philippines, we similarly set up and funded administration of vaccines to over 9,000 of our driver-partners with support of vaccines under the national vaccine program.

Our Merchant-Partners. The impact of COVID-19 on offline commerce underscored the importance of online sales. In Malaysia and Indonesia, when Ramadan bazaars were cancelled due to social distancing measures, we worked to bring bazaar sellers online as they relied upon the Ramadan season for a disproportionately high share of their annual incomes. In Singapore, we brought 40% of government-managed open-air food courts, popularly called hawker centers, onto our restaurant network. Our deliveries platform enabled restaurants to survive even as in-store foot traffic declined or even disappeared. We accelerated our merchant-partner onboarding processes so that new merchant-partners could become listed on our platform in half the time. This enabled almost 600,000 small businesses, including wet market sellers and small food stall hawkers to sign up as new GrabFood and GrabMart merchant-partners in 2020. In 2020, our small merchant-partners, which are non-chain, non-quick service restaurants across our GrabFood and GrabMart offerings, saw the average order values from Grab grow 31% year on year. We also helped merchant-partners in Malaysia, Singapore, and Thailand who were facing significant cash flow challenges by temporarily reducing or suspending our commissions.

Since the onset of COVID-19, we have also helped merchant-partners adjust their business models using our different offerings to replace and even improve upon lost business. For example, Sweet Sundae Ice Cream, an ice cream supplier for hotels and restaurants in Yogyakarta, Indonesia, saw its business plummet by 80% when the pandemic hit. Its owner, Andromeda, quickly pivoted from a B2B to a B2C business, by signing up as a GrabFood merchant-partner. Within two months of becoming a GrabFood merchant-partner, his monthly sales volume increased by 85%. He was able to retain his 25 staff members. We are proud to have helped Andromeda and many other merchants who found themselves in similar situations.

Our Community. We looked for areas in which we could alleviate the immense challenges faced by our community. As economic activity became affected by the pandemic, we created income opportunities for over 370,000 people who signed up to become our driver-partners in 2020. When we saw an inadequate supply of grocery delivery services, for which demand increased during COVID-19, we rolled out GrabMart to facilitate grocery delivery services in five new countries in less than three months.

We also saw examples of stronger community engagement, and are proud to have been able to facilitate acts of kindness through our platform. Our driver-partners received on average over two times more tips per month in 2020 than the year prior, and more than 470,000 meals for our driver-partners have been purchased by consumers through the “Meal For Your Driver” in-app feature. In 2020, Grab employees donated over $300,000 worth of employee allowance, which we matched dollar for dollar, to contribute to our partner and community initiatives during this trying time.

Supporting our governments to solve the challenges of COVID-19

We have engaged with certain governments in Southeast Asia to seek to combat COVID-19 and help mitigate its effects. At the onset of the pandemic, we built a dashboard in one day to support contact-tracing efforts in all of our markets. We distributed aid packages, ranging from financial assistance to daily necessities, to certain underprivileged segments of the population.

In August 2021, we contributed 1,000 10 ml oxygen concentrators via Temasek Foundation and 1,000 40-liter 6 ml oxygen cylinder tanks via Benih Baik Foundation to the Indonesian Ministry of Health to be used in hospitals across Indonesia to address a spike in COVID-19 cases.

In Singapore, when we noticed that healthcare workers were facing difficulties getting rides to work and home, we developed a dedicated transport booking service for healthcare workers, GrabCare, in under 72 hours. More than 110,000 GrabCare rides were completed in 2020 in Singapore and the Philippines. In Indonesia, we worked with the Ministry of Agriculture to deliver fresh produce to businesses and consumers. In Malaysia, we were the only non-government-linked company e-wallet used by the Government of Malaysia to distribute financial assistance to eligible citizens. In Indonesia, our e-wallet OVO had a significant category share in government COVID-19 related subsidies (called the “Prakerja program”) channeled through it. In the Philippines, we partnered with the government to use our delivery network to simplify the supply chain for produce and meats. In Thailand, we worked with the Ministry of Agriculture and Cooperatives to help fruit merchants from three provinces market their surplus produce on GrabMart. We also worked with governments to improve food safety and hygiene standards, partnering with the Ministry of Public Health in Thailand to encourage merchant-partners to complete the government’s “Clean Food Good Taste” certification program, and to conduct online training courses to educate driver-partners on food safety and hygiene. We collaborated with the Bangkok Metropolitan Administration to implement additional safety measures such as temperature checks for driver-partners before entering restaurant premises.

Supporting longer term economic recovery through inclusive growth

In April 2021, Grab announced the launch of the GrabForGood Fund, an endowment fund that aims to introduce programs with long-term social and environmental impact in Southeast Asia, encompassing areas such as education, financial support for underserved communities and environmental issues. The total initial fund size is approximately $275 million (which is to be funded in both cash and GHL shares), based on share value expectations at the time of the fund’s establishment.

As a starting point for driving Southeast Asia’s recovery, we are committed to supporting government vaccination efforts across the region. Grab has allocated up to $20 million in cash from the GrabForGood Fund to subsidize the cost of COVID-19 vaccines and help with vaccine administration for eligible driver- and merchant-partners who are not covered by a national vaccination program. We are optimistic that this program, conducted in close collaboration with governments, means we can do our part to help Southeast Asia shift into recovery mode.

We believe that Southeast Asia’s long-term growth should be built upon inclusive growth. Bringing traditionally offline businesses online is a first step in empowerment, and we seek to foster the opportunities for such businesses to become competent in an increasingly digitized world. We launched our Small Business Booster Program, which, depending on the country, includes different tools and initiatives to help offline businesses digitalize, and help our merchant-partners increase their visibility online and improve business operations. A beneficiary is Mr. Koay, who operates a noodles food stall in Malaysia and brought his business online by becoming a GrabFood merchant-partner. Not only has he been able to keep his business afloat during the pandemic, he has doubled his income by accessing and receiving training on digital tools such as sales analytics and campaign management that we provide on our platform. We are committed to help provide traditional and small businesses, such as Mr. Koay’s noodles food stall, with the tools and training to thrive in the rapidly growing digital economy.

We also launched upskilling programs for our driver-and merchant-partners through our training platform, GrabAcademy, allowing them to better connect to the digital economy. For our merchant-partners, our initiatives include training and assistance in setting up digital stores and growing their businesses. For our driver-partners, we have launched partnerships with Microsoft and higher education institutions to raise their digital proficiency and create a pathway for them to pursue careers in technology. Mr. Ramdan, a former Singapore-based Grab driver-partner, is now working full-time as a Service Assurance Engineer in Grab after completing a train-and-place program in software development initiated by Grab and our partners. As of December 2020, more than 250,000 driver-partners across Indonesia, Singapore, Malaysia, the Philippines and Vietnam had participated in the Microsoft Digital Literacy program, receiving more than 550,000 certifications for courses completed. We plan to expand this initiative to additional countries as well.

Competition

We have a technology platform providing a broad range of everyday local offerings in a seamless superapp offered at a regional scale, localized for each country where we operate. The segments and markets in which we operate are intensely competitive and characterized by shifting user preferences, fragmentation and frequent introductions of new offerings. We face competition in each of our segments and markets from single market and regional competitors and single segment and multiple segment players. We compete to attract, engage and retain consumers, driver-partners and merchant-partners and enable access to consumers based primarily on the following criteria:

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Consumers. We compete to enable driver- and merchant-partners to be able to attract, engage and retain consumers based on, among other things, convenience, reliability and value of offerings on our platform. We believe we are positioned favorably based on safety, value and breadth, depth and quality of offerings on our platform. The integration of offerings on our superapp platform provides consumers with one-stop access to everyday needs, differentiating us from many of our competitors.

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Driver-Partners. We compete based on, among others, our ability to provide flexible income opportunities, attractive earning potential and the quality of our driver-partner community and work experience. We believe that we are positioned favorably, driven by the scale and breadth of our support for driver-partners, including technology-driven tools and services that enable them to increase their productivity and earnings. We also focus on supporting our driver-partners by providing them training and education initiatives that may be helpful with their career objectives.

•

Merchant-Partners. We compete based on, among others, our ability to generate consumer demand and the quality and value of our demand fulfilment and support services. We believe we are positioned favorably based on the scale of the consumer base on our platform and demand fulfillment capabilities as well as our broad array of merchant tools and services that enable merchant-partners to launch and scale their businesses.

In Indonesia, Gojek is one of our key competitors with deliveries, mobility and financial services offerings, and in other markets, we also compete with other meal and delivery offerings providers such as Foodpanda.

Generally, consumers accessing our platform have alternatives, including personal vehicle ownership, other transportation options, offline dining and alternative grocery choices. With respect to financial services, services on our platform primarily compete with, or consumers have alternative choices including, usage of cash and/or credit card and debit cards, banks with payment processing offerings, other offline payment options and other electronic payment system operators and smaller and pure play digital service providers. We also compete with NYSE-listed Sea Limited in the context of certain digital financial services in some of our markets. However, we also collaborate with Sea Limited to facilitate delivery services for its e-commerce business in some of its markets.

For additional information about the risks to our business related to competition, see the section titled “Risk Factors—Risks Relating to Our Business and Industry—We face intense competition across the segments and markets it serves.”

Intellectual Property

Our brand value and technology, including our intellectual property, are some of our core assets. We protect our proprietary rights through a combination of intellectual property, contractual rights, and internal controls and procedures. These procedures include registered intellectual property, such as patents and patent applications, registered designs, registered trademarks, registered copyright, and unregistered intellectual property, including unregistered trademarks, unregistered copyrights, and trade secrets. We also protect our proprietary rights through license agreements, confidentiality and non-disclosure agreements with third parties, employees and contractors, employee and contractor disclosure and invention assignment agreements, and other similar contractual rights, as well as administrative, physical, and technical controls to protect our confidential information and trade secrets.

As of September 30, 2021, we had 638 registered trademarks and 383 pending trademark applications across the various markets we operate in, and we had registered 818 domain names.

As of September 30, 2021, we had 18 granted patents, 313 pending patent applications and 56 filed and/or registered designs throughout our markets of operation and research and development locations. Many of the patents and pending patent applications relate to our core technology such as customer matching, booking intelligence, location intelligence, platform optimization, safety and tracking services. Our software is also protected by copyright and trade secrets/confidential information laws. However, we cannot guarantee that any of our patent applications will result in the issuance of a patent or whether such patent applications will issue with the same or similar claim scope as currently present. For example, we may narrow the claim scope of a patent application during the examination process. In addition, patents may be contested, circumvented, found unenforceable or invalid, and we may not be able to detect third party infringement or our intellectual property or prevent third parties from infringing them.

We generally control access to and use of our proprietary technology and other confidential information with internal and external policies, processes and controls, including network security and contractual protections with employees, contractors and other third parties. To preserve our brand value, we also have brand enforcement programs in place and conduct regular reviews to monitor any infringement by third parties of our intellectual property rights.

Despite our various efforts to protect our proprietary rights, unauthorized parties may still copy or otherwise obtain and use our technology. In addition, as we face increasing competition and as our business grows, we could face allegations that we have infringed the trademarks, copyrights, patents, trade secrets or other intellectual property rights of third parties, including of our competitors, strategic partners, investors and other entities with whom we may share information or receive information from, and as a result may be subject to legal proceedings and claims from time to time relating to the intellectual property of others.

Insurance

We maintain insurance coverage that we believe is relevant for our businesses and operations. Our insurance includes local property insurance in various countries, which also covers business interruptions and public liabilities, errors and omissions, commercial motor insurance covering our vehicle fleets, employee insurance covering varying combinations of outpatient and inpatient medical, term life, work injury and personal accidents, intellectual property infringement liability insurance, special risk insurance covering 56 types of perils including cyber and information risks, and directors’ and officers’ liability insurance, among other coverage. In addition to this special risk insurance, we have also procured cyber liability insurance covering primarily data and system recovery, cyber extortion, privacy and network security, media, technological professional liability and business interruption arising therefrom. We also have general commercial third-party liability insurance for GrabFood, personal accident insurance and prolonged medical leave insurance coverage for our driver-partners in Singapore, as well as rider’s liability insurance in certain countries, including Singapore. We cannot guarantee, however, that we will not incur any losses or be the subject of any claims that exceed the scope of the relevant insurance coverage. We reassess our insurance structure at each renewal, taking into account both insurance market conditions and the expansion and development of our business.

Facilities

Our corporate headquarters is located in 3 Media Close, #01-03/06, Singapore 138498. Our lease agreement for our headquarters has a term that expires in July 2032. Our headquarters is home to the largest of our eight research and development centers and can house up to 3,000 employees. As of June 30, 2021, we leased office facilities around the world totaling over 80,000 square meters, and we also have local offices in each of our markets outside of Singapore, including Indonesia, Malaysia, Thailand, Vietnam, the Philippines, Cambodia and Myanmar. We believe our facilities are adequate and suitable for our current needs and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Culture and Employees

Our employees are critical to our success and have scaled in line with the growth of the business. As such, we focus on cultivating a values-driven corporate culture anchored around the principles “4 Hs” being heart, hunger, honor and humility, which serve to guide our employees towards our mission to drive Southeast Asia forward by creating economic empowerment for everyone. Each of the “4 Hs” is demonstrated daily through a set of behaviors that define The Grab Way:

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Heart: To serve Grab’s communities, we aim to take a long-term view to understanding and balancing the needs of our driver- and merchant-partners and the consumers on our platform and gain strength through teamwork as one organization rather than focusing on individual functions or business lines.

•	Hunger: We value dedication, drive and adaptability in responding to our challenges in creative ways and encourage our people to learn from mistakes, seek feedback and provide help to others.

•	Honor: Integrity is a key enabler of our mission for all our stakeholders, and we strive to build successful marketplaces grounded in trust.

•	Humility: We recognize that there is always room for growth and seek to learn from consumers, partners, communities and employees.

We firmly believe that The Grab Way fosters a collaborative, innovative and respectful work environment that makes Grab one of the best places to work in Southeast Asia. The following table indicates the distribution of our full-time employees by function as of September 30, 2021:

Function	Number of Employees
General and administrative	1,037
Sales and marketing	793
Operations and support	3,845
Research and development	2,699

Total	8,374

In addition, as of September 30, 2021, we had 241 fixed-term contract employees and 6,763 temporary agency workers. Our employee relations are strong, and we consistently gather ground-up employee feedback through engagement surveys. None of our employees are represented by a labor union.

Legal Proceedings

We are from time to time involved in private actions, collective actions, class actions, investigations and various other legal proceedings by consumers, driver- and merchant-partners, restaurants, employees, commercial partners, competitors and government agencies, among others, relating to, for example, personal injury or property damage cases, employment or labor-related disputes such as wrongful termination of employment, consumer complaints, disputes with driver- and merchant-partners, contractual disputes with suppliers or commercial partners, disputes with third parties and regulatory inquiries and proceedings relating to compliance with competition, privacy or other applicable regulations. We may also initiate various legal proceedings such as against former employees, suppliers or merchant-partners to enforce our rights. There are inherent uncertainties in these matters, some of which are beyond our management’s control, making the ultimate outcomes difficult to predict.

Information is provided below regarding the nature and status of certain legal proceedings against Grab. Other than as set forth below, we are not a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

Government Proceedings

We have been, and are currently, involved in actions brought by government authorities and third parties, alleging violations of competition laws, consumer protection laws, data protection laws and other laws. We dispute any allegations of wrongdoing and intend to continue to defend ourselves vigorously in these matters. For example, on October 3, 2019, the Malaysia Competition Commission, or MyCC, served a proposed decision against Grabcar Sdn. Bhd., MyTeksi Sdn. Bhd. and Grab Inc. for allegedly abusing Grab’s dominant position by restricting driver-partners from promoting competitors’ products and providing advertising services to third-party enterprises. MyCC imposed a proposed financial penalty of RM86.8 million (approximately $20.9 million), along with the directive for MyTeksi Sdn. Bhd. and Grabcar Sdn. Bhd. to remove the restrictive clause permanently from the relevant terms and code of conduct and to notify all driver-partners of such removal for a period of 12 weeks. The matter is pending the issuance of a final decision by the MyCC. Grabcar Sdn. Bhd., MyTeksi Sdn. Bhd. and Grab Inc.’s initial application to the High Court for a judicial review of MyCC’s proposed decision was dismissed and they have since been granted leave by the Court of Appeal to have the judicial review application against MyCC’s proposed decision heard in the High Court. MyCC has filed an application to seek leave to appeal the decision of the Court of Appeal.

Personal Injury Matters

In the ordinary course of our business, various parties have from time to time claimed, and may claim in the future, that we are liable for damages related to accidents or other incidents involving driver-partners or passengers using or who have used services offered through our platform, as well as from third parties. For example, on August 10, 2020, a passenger who was injured in an accident while using GrabBike, filed a claim in the Thai Civil Court against Grabtaxi Holdings Pte Ltd, Grabtaxi (Thailand) Co., Ltd and the driver-partner for approximately THB53 million (approximately $1.7 million) in damages. Although the case is still pending and ongoing, our management is of the view that the claim amount is exaggerated and the plaintiff is unlikely to be able to substantiate the amount of the claim.

Independent Contractor Matters

In the ordinary course of our business, various driver-partners have challenged, and may challenge in the future, their classification on our platform as independent contractors, seeking monetary, injunctive, or other relief although we have generally been able to defend such actions. We are currently involved in one such action filed by an individual driver-partner seeking damages for wrongful termination. On January 3, 2020 a former driver-partner filed a claim against MyTeksi Sdn Bhd in the Kuala Lumpur Industrial Relations Department alleging unfair dismissal from the Grab platform. The Minister of Human Resources declined to refer the driver-partner’s claim to the Industrial Relations Court based on his sole discretion, and the former driver-partner’s subsequent application to the Kuala Lumpur High Court for judicial review of the Minister’s decision was also dismissed. The former driver-partner filed an appeal to the Court of Appeal and the appeal is pending. Grab believes that the appeal is unlikely to succeed given that the Self-Employed Social Security Act 2017 recognizes that driver-partners are self-employed and the recent amendment to the aforesaid Act reinforces this point by adding and recognizing delivery partners as independent contractors. However, if the appeal is successful and the former driver-partner is allowed to bring the claim in the Industrial Relations Court, the classification of driver-partners as independent contractors in Malaysia would be challenged. In addition, we are also regularly subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations and other legal and regulatory proceedings seeking to hold us liable for the actions of independent contractors on our platform.

Other Actions

We are currently also involved in the following actions:

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On December 4, 2020, the Malaysian Association of Taxi, Rental Car, Limousine and Airport Taxi, or GTSM, filed a claim against Grabcar Sdn. Bhd. in the Kuala Lumpur High Court claiming that Grabcar Sdn. Bhd. illegally provided online transportation services prior to obtaining the relevant government approval, thereby creating unfair competition and denying its 10,000 members from their livelihood. The claim amount is approximately $24 million. Grabcar Sdn. Bhd. filed an application to strike out the action that was heard in the High Court on June 3, 2021 and was decided in favor of Grabcar Sdn. Bhd. on July 14, 2021. On August 11, 2021, GTSM filed a notice of appeal against the decision of the High Court. The Court of Appeal has set a case management hearing for November 11, 2021.

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In late 2018, a taxi driver filed a claim against a Thai regulator alleging that the Thai regulator omitted and neglected to perform its duties by allowing Grabtaxi (Thailand) Co., Ltd. to operate GrabCar. Grabtaxi Thailand is a co-defendant in this case. The case is still pending. Grab believes the potential impact in the case of any adverse outcome from this case should be limited to a financial fine that may be imposed by the regulator, subject to statute of limitation and the actual number of arrested partner-drivers prior to June 23, 2021.

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In December 2018, Grab was assessed approximately PHP 1.4 billion (approximately $28.7 million) in the Philippines for an alleged deficiency in local business taxes. We are contesting this assessment and the case remains under review by the regional trial court.

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On September 21, 2021, Grab Greco LLP was served with a claim in the Bangalore City Civil Court in India by a former employee and a company from which Grab Greco LLP had acquired intellectual property assets in 2018. The plaintiffs allege that Grab’s wallet platform breaches the plaintiffs’ intellectual property rights. The relief sought from the Bangalore City Civil Court includes an injunction to restrain Grab from using the claimants’ purported copyright and patents and an account of profits. Grab believes the case has no merit and is contesting it on the basis that, among other things, Grab completed the purchase of the relevant intellectual property in 2018. The case is still pending.

Corporate History

We were first incorporated in July 2011 as MyTeksi Sdn. Bhd., a Malaysian private limited company, and launched our mobility business in June 2012 in Malaysia with our taxi-hailing booking service MyTeksi.

In June 2013, GrabTaxi Holdings Pte. Ltd., a Singapore private limited company, was incorporated as the ultimate corporate parent of our subsidiaries, consolidated affiliated entities and other holdings (together, the “Group”). In April 2015, we conducted a holding company reorganization and incorporated Grab Inc., a Cayman Islands limited liability company, as the ultimate corporate parent of the Group. In 2016, we rebranded from MyTeksi/GrabTaxi to Grab. In March 2018, Grab Inc. completed another holding company reorganization in which Grab Holdings Inc., or GHI, became the ultimate corporate parent of the Group. In December 2021, the Business Combination was completed, upon which Grab Holdings Limited, or GHL, became the ultimate corporate parent of the Group, and our Class A Ordinary Shares and Warrants were listed on NASDAQ.

The diagram below illustrates the key milestones on our journey, including geographic expansion and the launch of new offerings:

Significant milestones in our corporate history include:

2013 - 2017

•	Commenced operations in Singapore, the Philippines Thailand, Indonesia, Vietnam, Cambodia and Myanmar

2018

•	Completed the acquisition of Uber’s business in Southeast Asia through an all-share deal following which Uber became a major strategic shareholder in Grab

2019

•	Launched GrabForGood, Grab’s social impact program

2021

•	Announced GrabForGood Fund

•	Completed the Business Combination

•	Listed on NASDAQ

•	Signed an agreement to acquire Jaya Grocer

Below are significant operational milestones in our development, by segment:

Mobility

2012

•	Launched GrabTaxi (previously called MyTeksi), a taxi booking and dispatch service

2014

•	Launched GrabCar, expanding from taxi to economy and premium ride-hailing booking services

•	Launched GrabBike

2015

•	Launched GrabHitch

2016

•	Launched GrabShare, a commercial carpooling booking service

Deliveries

2015

•	Launched GrabExpress

2017

•	Acquired Kudo, an Indonesian agent network company, later rebranded to GrabKios

2018

•	Launched GrabFood

2019

•	Launched GrabKitchen

•	Launched GrabMart

2020

•	Launched GrabMerchant

Financial Services

2017

•	Launched GrabPay

•	Launched GrabRewards

2018

•	Invested in OVO, a digital payments platform in Indonesia

•	Launched GrabFinance, lending and receivables factoring for driver- and merchant-partners, MSMEs and consumers

2019

•

Launched GrabInsure, a joint venture with a subsidiary of ZhongAn Online P&C Insurance Co., Ltd. for sales, marketing and distribution of insurance for consumers and driver-partners, including health, ride and delivery and travel insurance

•	GrabPay Malaysia entered into a joint venture with Maybank, pursuant to which Maybank acquired a 30% interest in GPay Network (M) Sdn Bhd

2020

•	Entered into strategic alliance with MUFG to create affordable financial services

•	Acquired Bento Invest Holding Company Pte. Ltd., now known as GrabInvest (S) Pte. Ltd., a robo-advisory start-up offering retail wealth management solutions

•	Launched AutoInvest, a micro-investment solution

•	Launched PayLater on selected e-commerce sites

•	Launched payment processing and merchant acquiring services

•	Selected for a digital full bank license in Singapore by the Monetary Authority of Singapore, in partnership with Singtel

•	Raised Series A financing for GFG

2021

•	Signed the joint venture agreement for Digital Banking JV with Singtel

•	Digital Banking JV granted in-principle approval by the MAS for a digital full bank license

•	Increased stake in OVO

Enterprise and New Initiatives

2018

•	Launched GrabAds, our advertising business

2019

•	Launched GrabDefence, a fraud detection and prevention solution

•	Launched GrabHealth – powered by Good Doctor Technology (GDT), a telemedicine offering in partnership with Ping An Good Doctor

Corporate Structure

We are a limited liability company incorporated in the Cayman Islands that is a holding company and does not have substantive operations. We conduct our businesses through our subsidiaries and consolidated affiliated entities and may also own minority interests in certain businesses. The laws and regulations in certain markets in which we operate, including Thailand, Vietnam, the Philippines and Indonesia place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. As a result, in Thailand and with respect to certain businesses in Indonesia, the Philippines and Vietnam, we conduct our business through consolidated affiliated entities in which in addition to our ownership of equity interests, some of which may be minority interests, we have certain rights pursuant to contractual arrangements with other shareholders of the relevant entities that allow us to consolidate the results of such entities under IFRS.

In addition to directly or indirectly holding equity interests in such consolidated affiliated entities, we have entered into certain contractual arrangements, which provide us with control over the relevant entities, which consist of the following:

•

In Thailand, we exercise control over relevant Thai operating entities as a result of a dual-class share and two-tiered corporate structure. We own ordinary shares in the top level holding company, Thai Entity 2, that gives us control of Thai Entity 2 based on shareholder meeting quorum and voting requirements. Our Thai local partner, Mr. Vee Charununsiri (“Thai local partner”), holds preference shares in Thai Entity 2 which preference shares have limited rights to dividends and distributions. Such arrangements are reflected in the Articles of Association of Thai Entity 2. In addition to the Articles of Association which provide us with our control over Thai Entity 2, pursuant to a Call Option Agreement between us and our Thai local partner, we also have the right to acquire the Thai local partner’s shares in Thai Entity 2 upon certain events occurring.

•

In Indonesia, powers of attorney granted by (i) PT Ekanusa Yadhikarya Indah and PT Ekanusa Yudhakarya Indah (both of which are controlled by our Indonesian local partner, Mr. Leo Mahamit) with respect to PT Solusi Pengiriman Indonesia and (ii) our Indonesian local partner, Mr. Stephanus Ardianto, with respect to PT Teknologi Pengangkutan Indonesia, provide us control over relevant Indonesian operating entities. PT Ekanusa Yadhikarya Indah, PT Ekanusa Yudhakarya Indah and Mr. Stephanus Ardianto agree thereunder to hold their shares in trust for our benefit and to exercise their voting rights as instructed by us. With respect to BCP, pursuant to a shareholders agreement entered into with PT Ide Teknologi Indonesia (which is controlled by our Indonesian local partners, Mr. Agung Nugroho and Mr. Albert Lucius), PT Cakra Finansindo Investama (which is controlled by our Indonesian local partner, Mr. Arsjad Rasjid) and PT Abhimata Anugrah Abadi (which is controlled by our local partner, Mr. Alvin Sariaatmadja), we have certain contractual rights, which include rights to (a) control the appointment of the Chief Executive Officer and the Chief Financial Officer (including the right to nominate any such officers as directors or as president director), (b) approve the budget and business plan of BCP and its subsidiaries; and (c) approve future funding of BCP and its subsidiaries, whether through debt, equity or otherwise. In each case, in addition to the aforementioned contractual rights, we also have a call option that provides us the right to require the aforementioned local partners to transfer their shares in the aforementioned entities to another party and the local partners’ shares in such entities are also pledged, which means the local partners can transfer their shares only upon receiving our consent.

•

In Vietnam, we exercise control over relevant Vietnam operating entities based on voting thresholds set forth in the Vietnam holding company’s (GTVN) charter, pursuant to which resolutions are passed by way of written resolutions agreed by members holding at least 75% of the company’s share capital or votes at a physical meeting where members holding at least 75% of the company’s share capital vote in favor of the resolution. Since we hold 49% of the share capital of the Vietnam holding company, our affirmative vote is required for passage of any resolution of the Vietnam holding company. In addition, pursuant to a Members’ Agreement entered into by us with our Vietnamese local partner, Ms. Ly Thuy Bich Huyen (“Vietnamese local partner”), to the extent permitted by local law, certain reserved matters, including important matters that relate to businesses and operations of Grab Vietnam are subject to our consent. In addition to the aforementioned charter and Members’ Agreement which provide us with control over its Vietnam operating entities, we also have a call option that provides us with the right to acquire the Vietnamese local partner’s shares in the Vietnam holding company, and this right is secured by a security arrangement over the Vietnamese local partner’s shares. The Vietnamese local partner’s shares in the Vietnam holding company are also pledged, which prevents the Vietnamese local partner from disposing of its shares without our consent.

•

In the Philippines, we exercise control over relevant Philippine operating entities pursuant to an Investment Agreement between us and our Philippine local partner, Mr. Jesse Stefan H. Maxwell, relating to Grab PH Holdings Inc. that gives us (A) the right to (i) appoint directors in proportion to our shareholding interest, (ii) exercise veto rights with respect to certain reserved matters that fundamentally affect the business of the company and (iii) receive the economic benefits and absorb losses of the Philippine entities in proportion to the amount and value of our investment, and (B) an exclusive call option to purchase all or part of the equity interests in certain circumstances. In addition, the above-mentioned control-related rights under the Investment Agreement have been included in the agreed form of Amended Articles of Incorporation and By-Laws of Grab PH Holdings Inc., which are currently pending approval from the Philippines Securities and Exchange Commission. If the Amended Articles of Incorporation and By-Laws are approved by the Philippines Securities and Exchange Commission, the relevant terms of the Investment Agreement will be memorialized in the Amended Articles of Incorporation and By-Laws and become public records that are binding not only on Grab PH Holdings Inc. and the shareholders but also on third-parties in relation to the matters covered thereby. A breach of the Investment Agreement (including in respect of the above-mentioned control rights) would give rise to the right to bring a claim for breach of contract thereunder. Additionally, any action that contravenes the Amended Articles of Incorporation and By-Laws would be invalid and unenforceable and thereby be incrementally beneficial to the party seeking to enforce its terms. There can be no assurance that such approval will be obtained in a timely manner or at all, and pending such approval we will continue to rely solely on our contractual rights in the Investment Agreement. While we believe the approval of the Philippines Securities and Exchange Commission to the Amended Articles of Incorporation will strengthen our ability to control Grab PH Holdings Inc. going forward, we do not believe the failure to obtain such approval will materially adversely affect our ability to continue to control Grab PH Holdings Inc and consolidate Grab PH Holdings Inc. under IFRS as currently in effect, given that the Investment Agreement provides sufficient control rights to us, and that the Investment Agreement also provides that in the event of a conflict between the organizational documents of Grab PH Holdings Inc. (such as the Amended Articles of Incorporation and By-Laws) and the Investment Agreement, the Investment Agreement will prevail and the shareholders of Grab PH Holdings Inc. agree to do all such acts and things and sign and execute all such documents and instruments as may be necessary, desirable or expedient to make the necessary changes in the organizational documents of Grab PH Holdings Inc. (such as the Amended Articles of Incorporation and By-Laws) to remove such inconsistency or otherwise give effect to the Investment Agreement.

Such arrangements involve risks that are greater than those involved in holding a direct equity interest, including, among others, risks related to regulatory actions or disputes with the aforementioned local partners, which could, among other things, adversely impact our operations in the relevant jurisdictions and our consolidation of the financial conditions and results of operations of such entities in our consolidated financial statements, cause us to incur substantial costs in protecting our rights or result in our inability to enforce our rights. For a discussion of the foregoing restrictions and certain risks related thereto, see “Regulatory

Environment” and “Risk Factors—Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, we are subject to restrictions on foreign ownership.”

The following summary diagram illustrates our principal corporate structure as of the date of this prospectus (with reference to the country and date of formation):

___            Our equity ownership.

- - -            Our contractual rights. See footnotes below for information on our contractual rights.

(1)

Indonesia: In addition to our ownership of 79.6% of the shares, which, due to a dual-class structure, represent a 30.2% voting interest, of PT Bumi Cakrawala Perkasa (“BCP”) through which we own OVO and conduct our financial services businesses in Indonesia, we have contractual rights to (a) control the appointment of the Chief Executive Officer and the Chief Financial Officer (including the right to nominate any such officers as directors or as president director), (b) approve the budget and business plan of BCP and its subsidiaries; (c) approve future funding of BCP and its subsidiaries, whether through debt, equity or otherwise, and (d) certain economic rights with respect to the remaining shareholding of BCP. We conduct our point-to-point courier delivery business through PT Solusi Pengiriman Indonesia (“SPI”), in which a 94.12%-owned subsidiary owns 49%, and we conduct our car rental (with driver-partners) business through PT Teknologi Pengangkutan Indonesia (“TPI”), in which a wholly-owned subsidiary owns 49%. We have entered into contractual arrangements with a third-party Indonesian shareholder (in the case of SPI) and a senior executive (in the case of TPI), each of which holds 51% of the shares of SPI and TPI, respectively, as a result of which we are able to control SPI and TPI and consolidate their financial results in our consolidated financial statements in accordance with IFRS. The non-controlling interests of minority shareholders in BCP are accounted for in Grab’s consolidated financial statements. See “Risk Factors—Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, we are subject to restrictions on foreign ownership—Indonesia.”

(2)

Vietnam: In addition to our ownership of 49% of the shares of Grab Company Limited through which we conduct our deliveries and mobility businesses in Vietnam, we have entered into contractual arrangements with the holder of the balance of the shares of Grab Company Limited, who is a Vietnamese national and senior executive, as a result of which we are able to control Grab Company Limited and consolidate its financial results in our consolidated financial statements in accordance with IFRS. See “Risk Factors—Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, we are subject to restrictions on foreign ownership—Vietnam.”

(3)

Thailand: Our deliveries, mobility and financial services businesses are each conducted through a Thai operating entity (including, in the case of mobility, Grabtaxi (Thailand) Co., Ltd.) established using a tiered shareholding structure, so that each Thai entity (including Grabtaxi Holdings (Thailand) Co., Ltd.) is more than 50% owned by a Thai person or entity. This tiered shareholding structure, together with certain rights attendant to the classes of shares we hold and as otherwise set forth in the organizational documents of the relevant entities within our shareholding structure in Thailand, enables us to control these Thai operating entities and consolidate their financial results in our consolidated financial statements in accordance with IFRS. The non-controlling interests of relevant Thai shareholders are accounted for in our consolidated financial statements. See “Risk Factors—Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, we are subject to restrictions on foreign ownership—Thailand.”

(4)

Philippines: Our four wheel-mobility and delivery businesses are each conducted through a Philippine operating entity (including, in the case of our four wheel-mobility business, MyTaxi.PH, Inc.), the shares of which are 40% owned by us, with the balance owned by a Philippine holding company. The shares of the Philippine holding company are owned 40% by us, with the balance 60% of the shares held by a Philippine national who is a director of certain of our Philippine operating entities, including MyTaxi.PH, Inc. Through contractual rights with the Philippine shareholder together with certain other rights, we are able to consolidate their financial results in our consolidated financial statements in accordance with IFRS. The non-controlling interest of the Philippine shareholder is accounted for in our consolidated financial statements. See “Risk Factors—Risks Relating to Our Corporate Structure and Doing Business in Southeast Asia under—In certain jurisdictions, we are subject to restrictions on foreign ownership—Philippines.”

REGULATORY ENVIRONMENT

Except as disclosed in this prospectus, we believe we are in material compliance with the referenced regulations and there is not currently a known material risk of noncompliance.

Payment Card Industry Data Security Standard

In addition to the country-specific laws and regulations below, we are subject to the Payment Card Industry Data Security Standard (“PCI DSS”) with respect to the acceptance of payment cards in the various jurisdictions in which it operates. PCI DSS sets forth security standards relating to the processing of cardholder data and the systems that process such data.

Indonesia

Regulations on Foreign Investment and Foreign Ownership Restrictions

Foreign investment in Indonesia, including our investments, is primarily governed under Law No. 25 of 2007 regarding Investment, issued on April 26, 2007 (“Law No. 25/2007”) as amended by Law No. 11 of 2020 regarding Job Creation, dated November 2, 2020 (the “Omnibus Law,” and together with Law No. 25/2007, the “Investment Law”). The Investment Law provides that all business sectors or business lines in Indonesia are open to foreign investment, except those which are expressly closed to or restricted from foreign investment, or those business sectors or business lines that can only be carried out by the central government. The Investment Law also stipulates that foreign direct investment in Indonesia must be in the form of a limited liability company, established by virtue of the laws of and domiciled in the Republic of Indonesia.

The Indonesian government from time to time provides a list of business activities that are either open to foreign investment, subject to certain conditions or closed to foreign investment, which is known as the “Investment List.” The current Investment List is set forth in Presidential Regulation (“PR”) No. 10 of 2021 regarding Investment Business Activities, dated February 2, 2021 as amended by PR No. 49 of 2021 dated May 24, 2021 (“PR 10/2021 as amended”). Foreign investors wishing to invest in Indonesia must structure their investment in accordance with the restrictions or requirements applicable to their intended business activities under PR 10/2021 as amended. They must also determine whether the foreign investment company can be wholly or partially owned by foreign shareholders before setting up the company.

Regulations Related to Business Activities of the Indonesian Subsidiaries

Special Rental Transportation

Minister of Transportation’s (“MOT”) Regulation No. PM 118 of 2018 regarding Special Rental Transportation, dated December 18, 2018, as amended by MOT Regulation No. PM 17 of 2019, dated March 18, 2019 (“MOT Reg. 118/2018 as amended”), defines special rental transportation as door-to-door transportation service with a driver, having an operational area within an urban area, from and to airports, seaports, or other transportation points, in which the booking is made through a technology-based application, with the tariffs disclosed in the application. To engage in the special rental transportation business, which includes both mobility and deliveries services, a company must obtain a special rental transportation organization license. Accordingly, PT Teknologi Pengangkutan Indonesia’s four-wheel rental business is subject to MOT Reg. 118/2018 as amended.

MOT Reg. 118/2018 as amended provides that the minimum and maximum tariffs per kilometer are to be determined by the MOT or governor, depending on the relevant operational area.

Directorate General of Land Transportation Regulation No. SK.3244/AJ.801/DJPD/2017 regarding Upper Limit Tariff and Lower Limit Tariff for Special Rental Transportation, dated June 30, 2017 (“DGLT Reg. 3244/2017”) sets forth the minimum and maximum tariffs as follows:

Region	Minimum Tariff	Maximum Tariff
Sumatra, Java, Bali	IDR3,500/km	IDR6,000/km
Kalimantan, Nusa Tenggara, Sulawesi, Maluku, Papua	IDR3,700/km	IDR6,500/km

The tariffs set forth above may be evaluated periodically, at least every six months.

DGLT Reg. 3244/2017 requires special rental transportation providers to determine the applicable tariffs for their services. They may be required to report the same to the governor or the head of the Transportation Management Agency of each region where the provider is domiciled or conducts its business activities. Failure to comply with the above tariff requirements could subject the offender to administrative sanctions including, but not limited to, written warnings and administrative fines. The written warnings will likely put the offending special rental transportation service company in a reputational risk since, although the warnings will be directly given to the company, there is no guarantee that the regulator will not share the existence of sanctions to stakeholders or the public. Failure to comply with order in written warnings within 60 days will also result in the obligation of the company to pay administrative fines that will be determined by the regulator in the range of IDR 1,000,000 to IDR 5,000,000.

Special rental transportation services must comply with the minimum service standards set out in MOT Reg. 118/2018 as amended. These minimum standards cover security, safety, accessibility, equality, and orderliness. With regard to minimum safety standards, MOT Reg. 118/2018 as amended requires that vehicles used to deliver special rental transportation services be no more than five years old. This is to ensure the safety and comfort of passengers. Failure to comply with this requirement could subject the offending special rental transportation services company to administrative sanctions in the form of written warnings, temporary suspension of license (between three to twelve months), and restriction of business expansion (between six to twelve months). The written warnings will likely put the offending special rental transportation service company in a reputational risk since, although the warnings will be directly given to the company, there is no guarantee that the regulator will not share the existence of sanctions to stakeholders or the public. In addition, if a company fails to comply with an order to restrict their business expansion, the regulator is empowered to revoke their business license.

A special rental transportation services company must be in the form of a legal entity (i.e. state-owned enterprise, regional-owned enterprise, limited liability company or cooperative). Special rental transportation business activities can also be carried out by micro and small enterprises, subject to the applicable laws and regulations including Law No. 20 of 2008 regarding Micro, Small, and Medium Enterprise (“Law No. 20/2008”) as amended by Omnibus Law. On the other hand, a technology-based application company is required to enter into cooperation with such special rental transportation companies, to enable those special rental transportation companies in providing the relevant door-to-door special transportation service to passengers via online application.

Payment Systems

Payment systems, including OVO’s, are generally regulated under two umbrella regulations, namely Bank Indonesia Regulation No. 22/23/PBI/2020 of 2020 regarding Payment Systems, dated December 30, 2020 (“BI Reg. 22/2020”) and Bank Indonesia Regulation No. 23/6/PBI/2021 on Payment Services Provider (“BI Reg 23/2021”), which will come into effect on July 1, 2021. BI Reg. 22/2020 defines a payment system as a system that encompasses a set of regulations, institutions, mechanisms, infrastructure, source of funds for payment, and access to the source of funds for payment, which are used to carry out fund transfers to fulfill obligations arising from an economic activity. Under BI Reg. 22/2020, there are two types of payment system service providers:

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a payment service provider (Penyedia Jasa Pembayaran (“PJP”)), which is a bank or non-bank entity that provides services to facilitate payment transactions for users, and (ii) a payment system infrastructure administrator (Penyelenggara Infrastruktur Sistem Pembayaran (“PIP”)), which is a party that provides infrastructure that can be used to conduct fund transfers for the benefit of its members. Bank Indonesia has the authority to issue the license for a PJP and the declaration for a PIP. The PJP license and PIP declaration are non-transferrable.

BI Reg. 22/2020 and BI Reg. 23/2021 imposes a maximum foreign share ownership of 85% (up to the ultimate shareholder level) in a non-banking PJP, subject to the fulfilment of additional foreign control requirements. These additional requirements include: (i) minimum 51% of shares with voting rights being held by a domestic party; (ii) the power to nominate the majority of the board of directors and/or board of commissioners, if any, being held by a domestic party; and (iii) the power to veto a decision or approval made in a general meeting of shareholders that significantly impacts the company, if any, being held by a domestic party. In case of non-compliance with the foregoing restriction, Bank Indonesia may impose administrative sanctions such as warnings, temporary suspension or suspension of a part of or the entire business activity (including any cooperation) and revocation of the payment system license.

Information Technology-Based Lending Services (“P2P Lending”)

P2P Lending, which OVO engages in through PT Indonusa Bara Sejahtera, is regulated under OJK Regulation No. 77/POJK.01/2016 of 2016 regarding Information Technology-Based Lending Services, dated December 28, 2016, as amended by OJK Regulation No. 4/POJK.05/2021 of 2021 dated March 9, 2021 (“OJK Reg. 77/2016 as amended”). Foreign ownership in a P2P Lending company is limited to 85% (either directly or indirectly). Before beginning its business activities, a P2P Lending company must register with the OJK and then submit an application for a license to the OJK. The minimum paid-up capital of a P2P Lending company is IDR2.5 billion (approximately $172,000) at the time the application for a P2P license is submitted.

OJK Reg. 77/2016 as amended imposes a maximum lending limit (the “Lending Threshold”) of IDR2 billion (approximately $137,500) for the amount a P2P Lending company can lend to a borrower. The OJK has the authority to review the Lending Threshold from time to time.

OJK Reg. 77/2016 as amended requires a P2P Lending company to place its data center and disaster recovery center in Indonesia. P2P Lending companies must comply with the minimum standards for technology, technology risk management, technology security, system disturbance and failure resistance, and technology management transfer.

Failure to comply with any provision under OJK Reg. 77/2016 as amended could subject the offending party to administrative sanctions in the form of written warnings, fines, limitations on business activities, and revocation of license.

Data Privacy

Minister of Communication and Informatics’s (“MOCI”) Regulation No. 20 of 2016 regarding Personal Data Protection in Electronic Systems, dated November 7, 2016 (“MOCI Reg. 20/2016”), imposes certain requirements on electronic system providers to ensure the proper processing of personal data. As PT Grab Teknologi Indonesia and PT Kudo Teknologi Indonesia collects personal data of customers, partners and other third parties, these entities are also subject to MOCI Reg. 20/2016. These obligations include obtaining proper prior consent from the data subject before personal data is collected, processed, shared, accessed, disclosed, transferred or erased. In case of non-compliance with the foregoing obligations, MOCI may impose administrative sanctions, i.e., verbal warning, written warning, temporary suspension of business activities and/or announcement of noncompliance in the MOCI’s online website.

Under Government Regulation No. 71 of 2019 regarding the Organization of Electronic Systems and Transactions, dated October 10, 2019 (“GR 71/2019”), electronic system providers are required to notify the personal data owner of any breach involving such owner’s personal data. Failure to comply with the notification obligation under GR 71/2019 may subject the relevant electronic system provider to administrative sanctions in the form of written warnings, fines, temporary suspension of parts of or the entire components or services of an Electronic System, termination of access (such as access blocking, account closure, and/or content removal), and/or removal from the list of registered electronic system providers.

Regulations on Postal Services

Postal services such as our point-to-point delivery services offering done though PT Solusi Pengiriman Indonesia are generally regulated under Law No. 38 of 2009 regarding Post, dated October 14, 2009, as amended by the Omnibus Law (“Law No. 38/2009 as amended”). Postal service is defined under Law No. 38/2009 as amended as a written communication and/or electronic letter, package, logistics, financial transaction, and postal agency service for public purposes. Postal services are carried out by a provider that can be in the form of a state-owned enterprise, regional-owned enterprise, private enterprise or cooperative.

Universal and commercial postal business activities are subject to foreign ownership restrictions. Under Law No. 38/2009 as amended, and Investment Law (as implemented further under (i) PR 10/2021 as amended and (ii) Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal or “BKPM”) Regulation Number 5 of 2021), foreign ownership in a company that engages in domestic postal business activity is limited to a maximum 49%. In case of non-compliance with the foregoing restriction, BKPM or the relevant authority (e.g. provincial investment agency, municipal investment agency) can impose tiered administrative sanctions, i.e. first-and-final written warning or temporary suspensions of business activities. If no remedy or follow up action is undertaken by the non-compliant entity upon receiving such warning or suspension, BKPM or relevant authority is empowered to revoke the applicable license.

Regulations on Competition

Business competition and monopolistic practices in Indonesia are generally regulated under Law No. 5 of 1999 regarding Prohibition of Monopolistic Practices and Unfair Competition, dated March 5, 1999, as amended by the Omnibus Law (the “Competition Law as amended”). Pursuant to the Competition Law as amended, business actors in Indonesia are prohibited from, among other things, (i) entering into anti-competitive agreements or engaging in conduct that results in oligopoly and/or oligopsony, price-fixing and resale price maintenance, market allocations, boycotts, vertical integration or closed agreements; (ii) engaging in actions such as monopoly, monopsony or market control; and (iii) abusing dominant positions. There are two types of standard of proof recognized under the Competition Law, depending on the provision thereof, namely the “rule of reason” and “illegal per se.” The “rule of reason” requires the assessment of the anti-competitive effects of the business activity, while “illegal per se” provides that a violation exists insofar as all elements provided under the Competition Law are met.

The Business Competition Supervisory Commission (Komisi Pengawas Persaingan Usaha (“KPPU”)) has the authority to supervise the implementation of the Competition Law. The KPPU is an independent institution that reports to the President of the Republic of Indonesia. Further, transactions that meet certain thresholds set forth in the Competition Law and KPPU regulations must be reported post factum to the KPPU within 30 business days of the date the transaction is legally effective. The KPPU has the authority to substantively review whether the transaction is in violation of the Competition Law, which may then be subjected to certain structural and/or behavioral remedies.

Pursuant to the Competition Law, and as further elaborated by Government Regulation No. 44 of 2021 regarding Implementation of Prohibition of Monopolistic Practices and Unfair Competition, dated February 2, 2021, non-compliance with the Competition Law could subject the offending party to administrative sanctions imposed by the KPPU. These administrative sanctions are annulment of the relevant agreement, order of cessation of the prohibited action, unwinding of the relevant transaction, payment of compensation, and administrative fine. The administrative fine is a minimum of IDR1 billion (approximately $69,000) and a maximum of (i) 50% of the net profit received by the perpetrator in the relevant market during the period in which the non-compliance persists, (ii) 10% of the total sales in the relevant market during the period in which the non-compliance persists or (iii) IDR25 billion (approximately $1.7 million), which applies only for failure to report a notifiable transaction to the KPPU in a timely manner.

Regulations on the Distribution of Insurance Products

Marketing channels for insurance products are generally regulated under OJK Regulation No. 23/POJK.05/2015 of 2015 regarding Insurance Products and Marketing of Insurance Products, dated November 26, 2016 (“OJK Reg. 23/2015”), and our GrabInsurance services under PT Jasa Teknologi Gshield, are subject to OJK Reg. 23/2015. OJK Reg. 23/2015 is an implementing regulation for Law No. 40 of 2014 regarding Insurance, dated October 17, 2014. OJK Reg. 23/2015 regulates that insurance companies can market their insurance products only through: (i) direct marketing; (ii) duly registered and certified insurance agents (self-employed or employees of a business entity, acting on behalf of the insurance company and qualified to represent such insurance company in marketing insurance products) and companies that employ insurance agents; (iii) bancassurance (cooperation between an insurance company and a bank for the purpose of marketing insurance products through the bank); and/or (iv) a non-bank business entity.

The marketing of insurance products through the available marketing channels must be documented in a cooperation agreement. Insurance companies must also obtain prior OJK approval before marketing insurance products through certain marketing channels. Under OJK Circular Letter No. 19/SEOJK.05/2020 regarding Marketing Channels for Insurance Products, dated October 2, 2020 (“CL No. 19”), prior OJK approval is required for the following marketing channels: (i) bancassurance, (ii) sales force of branchless banking agents (agen bank penyelenggara laku pandai) and (iii) a cooperation with a non-bank business entity that utilizes the business entity’s electronic system. Failure to obtain OJK approval prior to the marketing of insurance products could lead to the imposition of administrative sanctions on the insurance company (though not the marketing channel entity), including written warnings, fines and the revocation of its business license.

The marketing of insurance products can be conducted by using an electronic system, be it a website and/or online application system. CL No. 19 requires any insurance company, as well as insurance agent, bank, and non-bank entity acting as an insurance marketing channel, using an electronic system to market its insurance products to (i) have an electronic system provider certificate (Tanda Daftar Penyelenggara Elektronik (“TDPSE”)), a license issued by the MOCI; (ii) own and have implemented a technology risk management policy, standards, and procedures; and (iii) satisfy all requirements set out by the OJK and other authorized government agencies in connection with electronic system administration. OJK may instruct insurance companies to stop all distribution activities and/or cooperation with other parties with respect to the marketing of insurance products in the event that the relevant marketing activities are not in line with the rules set by the OJK.

Singapore

Regulations on Ride-hailing

The Point-to-Point Passenger Transport Industry Act 2019 (Act 20 of 2019) (the “PPPTIA”) is the principal piece of legislation that covers the ride-hailing booking services provided by us in Singapore including GrabCar, GrabTaxi and GrabHitch. Licensees are required to, among other things, comply with the conditions set out in their licenses, and to comply with any directions, codes of practice and/or emergency directives issued by the Land Transport Authority. We have obtained the relevant licenses under the PPPTIA to provide our ride-hailing booking services in Singapore.

In addition, ride-hail licensees under the PPPTIA are required to ensure that the ride-hail fares associated with their services are consistent with the pricing policies put in place by the Public Transport Council.

Under the conditions of the licenses granted to us under the PPPTIA, we are also required to ensure that our driver-partners are compliant with certain legislative requirements relating to motor vehicle insurance and public service vehicle licensing.

The penalties for non-compliance with the conditions of the licenses granted under the PPPTIA include revocation or suspension of the licenses and/or the imposition of financial penalties up to the amount of 10% of the licensee’s annual turnover or S$100,000 per instance of non-compliance.

The penalties for non-compliance with the pricing policies put in place by the Public Transport Council include the imposition of fines up to the amount of S$100,000 and/or imprisonment for a term of up to 6 months.

Regulations on GrabFood / GrabMart / GrabExpress

There are no laws in Singapore which specifically govern the provision of package delivery services in Singapore. That said, certain rules under the Road Traffic Act, Chapter 276 of Singapore (the “RTA”) and its subsidiary legislation prohibit chauffeured private hire car drivers and taxi drivers from providing any courier pick-up and delivery service using their chauffeured private hire car or taxi, without the prior approval of the Registrar of Vehicles appointed under the RTA. Such requirements may apply to the driver-partners who provide package delivery services under GrabExpress, and/or delivery services under GrabFood/GrabMart. Grab has, on behalf of its driver-partners and subject to certain terms and conditions, obtained approval from the Registrar of Vehicles in respect of the provision of courier pick-up and delivery services by such driver-partners.

The penalties for non-compliance with the terms and conditions of the aforesaid approval include revocation of the approval.

Regulations on Competition Laws

The Singapore Competition Act, Chapter 50B of Singapore (the “Competition Act”) prohibits anti-competitive practices. Specific prohibited activities include agreements that prevent, restrict or distort competition, abuse of dominance and mergers that substantially lessen competition, whether these take place within or outside of Singapore, so long as they have an impact on a market in Singapore. The Competition and Consumer Commission of Singapore (the “CCCS”) is responsible for administering and enforcing the Competition Act, which covers all industries and sectors unless specifically exempted or excluded. Infringements of the Competition Act can result in financial penalties of up to 10 per cent. of the turnover of the business in Singapore for each year of infringement, up to a maximum of three years. The CCCS also has powers to impose directions requiring infringing undertakings to stop or modify the activity or conduct, or in the case of anti-competitive mergers, to remedy, mitigate or eliminate the adverse effects arising from the merger.

Regulations on Safety and Health of Our Employees and Contractors

The Workplace Safety and Health Act, Chapter 354A of Singapore (the “WSHA”) is the principal legislation governing the safety, health and welfare of persons at work in workplaces. Among other things, the WSHA imposes a duty on every employer and every principal (which would include us) to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of its employees, and any contractor, any direct or indirect subcontractor, and any employee employed by such contractor or subcontractor, when at work.

The general penalties for non-compliance with the WSHA include the imposition of fines up to the amount of S$500,000 in the case of a body corporate. Further or other penalties may apply in the case of repeat offences or specific offences under the WSHA or its subsidiary legislation.

Regulations on Financial Services

Payment Services

The MAS regulates the provision of payment services in Singapore under the Payment Services Act (Act 2 of 2019) which came into force on January 28, 2020 (the “PS Act”). Unless excluded or exempt, an entity must obtain the relevant license to provide regulated payment services under the PS Act, which include account issuance service, e-money issuance service, domestic money transfer service, cross-border money transfer service, merchant acquisition service, digital payment token service, and money-changing service.

Under the PS Act, licensees may generally be subject to obligations relating to general approval requirements for changes of control, appointment and removal of CEOs and directors, general notification and record-keeping requirements, audit requirements, base capital requirements, anti-money laundering requirements (see below), the requirement to furnish security (for a major payment institution), the requirement to safeguard customer monies (for a major payment institution), and other applicable requirements. Licensees are expected to implement certain systems, processes and controls in line with MAS’ Guidelines on Risk Management Practices applicable to financial institutions in Singapore. Non-compliance with the above could potentially result in penalties under the PS Act including loss of or restriction on the license, civil damages claims, and criminal penalties for the respective company and/or its officers up to and including fines of SGD250,000 with potential for additional amounts for ongoing non-compliance, for the duration of the non-compliance, and (in the case of officers) imprisonment for a term not exceeding three years, for each offense.

Fund Management Activities

MAS regulates the activities and institutions in the securities and derivatives industry, including leveraged foreign exchange trading, of financial benchmarks and of clearing facilities under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Among other things, the SFA regulates the carrying on of the business of fund management. An entity must (unless exempt) obtain a capital markets services license to undertake the same.

Under the SFA, capital markets services licensees may generally be subject to obligations relating to general approval requirements for changes of control, appointment and removal of CEOs and directors, general notification and record-keeping requirements, audit requirements, risk-based capital requirements, anti-money laundering requirements (see below), and other applicable requirements. A fund management company must also comply with applicable regulations issued under the SFA. For example, the Securities and Futures (Financial Margin Requirements) Regulations set out base capital and financial resources requirements, limitations on aggregate indebtedness, financial and margin requirements, and provisions on the lodgment of documents.

In addition to providing guidance on the abovementioned regulatory requirements, the Guidelines on Licensing, Registration and Conduct of Business for Fund Management Companies SFA 04-G05 also set out specific expectations of MAS relating to the conduct of business of fund management companies, including staffing and competency requirements, compliance arrangements (which must be commensurate with the nature, scale and complexity of the business), requirements relating to custody, valuation, audit and reporting, conflicts of interest mitigation, and disclosure and submission of periodic returns. Non-compliance with the above could potentially result in penalties under the SFA including loss of or restriction on the license, civil damages claims, and criminal penalties for the respective company and/or its officers up to and including fines of SGD250,000 with potential for additional amounts for ongoing non-compliance, for the duration of the non-compliance, and (in the case of officers) imprisonment for a term not exceeding three years, for each offense.

Insurance Agents

MAS regulates the insurance business in Singapore, insurers, insurance intermediaries and related institutions under the Insurance Act, Chapter 142 of Singapore (the “IA”). A person that arranges contracts of insurance on behalf of insurers is likely to be construed as an insurance agent, and if so construed, must register with the General Insurance Association of Singapore (GIA)’s Agents’ Registration Board through the principal insurers that they wish to represent, unless exempt. Among other things, an insurance agent must operate under a written agreement, comply with certain pre-contract disclosures, act only for insurers entitled to carry on business in Singapore, and abide by other conduct of business requirements under Part IIB of the IA, and other relevant regulations and industry best practices. There are also minimum competency requirements that apply to insurance agents imposed on direct general insurers by way of Notices issued by MAS (such as MAS Notice 211 Minimum and Best Practice Training and Competency Standards for Direct General Insurers). Non-compliance with the above could potentially result in penalties under the IA including loss of or restriction on the license, civil damages claims, and criminal penalties for the respective company and/or its officers up to and including fines of SGD250,000 with potential for additional amounts for ongoing non-compliance, for the duration of the non-compliance, and (in the case of officers) imprisonment for a term not exceeding three years, for each offense.

Digital Banking

On June 28, 2019, MAS announced that it would issue up to two digital full bank (“DFB”) licenses and three digital wholesale bank (“DWB”) licenses, pursuant to applications submitted by December 31, 2019. A DFB will be allowed to take deposits from and provide banking services to retail and non-retail customer segments, while a DWB will be allowed to take deposits from and provide banking services to SMEs and other non-retail customer segments. These new digital banks are in addition to any digital banks that Singapore licensed banks may have already established under MAS’ existing internet banking framework.

All successful applicants must first receive an In-Principle-Approval (“IPA”) letter from MAS and will then have up to 12 months to comply with the conditions under the IPA, before being awarded the license and can commence business. DFBs will commence operations as a restricted DFB before becoming a full functioning DFB. Such DFBs, like other banks in Singapore, will be subject to the Banking Act, Chapter 19 of Singapore (the “Banking Act”), and all applicable regulations, notices, guidelines and other regulatory instruments issued thereunder. In particular, certain key provisions applicable to a DFB by virtue of the application of the Banking Act relate to change of control approval requirements, minimum capital requirements, risk-based capital and liquidity requirements (see MAS Notice 637 Risk Based Capital Adequacy Requirements for Banks Incorporated in Singapore and MAS Notice 649 Minimum Liquid Assets and Liquidity Coverage Ratio), audited accounts, minimum asset requirements, prohibited businesses, transfer of business, banking privacy and MAS’ powers. DFBs will also be required to be a member of the Deposit Insurance Scheme.

The minimum paid-up capital requirements, deposit cap requirements, risk-based capital and liquidity rules, and scope of permissible activities are expected to progressively increase as the licensee progresses from a restricted DFB to a full functioning DFB. MAS generally expects a DFB to be fully functioning within three to five years from commencement of business.

Non-compliance with the above could potentially result in penalties under the Banking Act including loss of or restriction on the license, civil damages claims, and criminal penalties for the respective company and/or its officers up to and including fines of SGD250,000 with potential for additional amounts for ongoing non-compliance, for the duration of the non-compliance, and (in the case of officers) imprisonment for a term not exceeding three years, for each offense.

Regulations on Moneylending Business

The Ministry of Law regulates the carrying on of the business of moneylending, the designation and control of a credit bureau, the collection, use and disclosure of borrower information and data under the Moneylenders Act, Chapter 188 of Singapore (the “MLA”). Unless a person is an excluded moneylender or exempt moneylender, a person carrying on the business of moneylending in Singapore would require a license. Since 2012, there has been a moratorium implemented on the issuance of new licenses.

The MLA (and accompanying regulatory instruments) sets out certain duties, conduct of business and other requirements that are applicable to licensed and exempt moneylenders under the MLA. Exempt moneylenders may be subject to conditions to comply with relevant requirements as if they were a licensee – for example, to comply with the Moneylenders (Prevention of Money Laundering and Financing of Terrorism) Rules 2009, which, among other things, sets out requirements relating to internal policies, procedures and controls, risk assessment, customer due diligence, suspicious transaction reporting, record keeping, audit and compliance.

Regulations on Anti-money Laundering and Countering the Financing of Terrorism (“AML/CFT”)

Regulated financial institutions must comply with all applicable AML/CFT obligations, including the relevant AML/CFT Notices and Guidelines issued by MAS. Among other things, the AML/CFT Notices require financial institutions to put in place robust controls to detect and deter the flow of illicit funds through Singapore’s financial system, identify and know their customers (including beneficial owners), conduct regular account reviews, and to monitor and report any suspicious transaction.

The primary AML/CFT legislation in Singapore that are of general application are the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act, Chapter 84A of Singapore (the “CDSA”) and Terrorism (Suppression of Financing) Act, Chapter 325 of Singapore (the “TSOFA”). The CDSA provides for the confiscation of benefits derived from, and to combat, corruption, drug dealing and other serious crimes. Generally, the CDSA criminalizes the concealment or transfer of the benefits of criminal conduct as well as the knowing assistance of the concealment, transfer or retention of such benefits. The TSOFA criminalizes terrorism financing and prohibits any person in Singapore from dealing with or providing services to a terrorist entity, including those designated pursuant to the TSOFA. The CDSA and the TSOFA also require suspicious transaction reports to be lodged with the Suspicious Transaction Reporting Office. If any person fails to lodge the requisite reports under the CDSA and the TSOFA, it may be subject to criminal liability. In addition, financial institutions, non-financial institutions and individuals in Singapore are required to comply with financial sanction requirements in relation to individuals and entities designated by the United Nations.

Regulations on Data Protection

Personal Data Protection Act 2012 (Act 26 of 2012) (the “PDPA”)

The PDPA generally requires organizations to provide notification and obtain consents prior to collection, use or disclosure of personal data (being data, whether true or not, about an individual who can be identified from that data or other accessible information), and to provide individuals with the right to access and correct their own personal data. Organizations have mandatory obligations to assess data breaches they suffer, and to notify the PDPC and where applicable, the relevant individuals where the data breach is (or is likely to be) of a significant scale or resulting in (or is likely to result in) significant harm to individuals. Other obligations include accountability, protection, retention, and requirements around the overseas transfers of personal data.

In addition, Do-Not-Call (“DNC”) requirements require organizations to check “Do-Not-Call” registries prior to sending marketing messages addressed to Singapore telephone numbers, through voice calls, fax or text messages, unless clear and unambiguous consent to such marketing was obtained from the individual.

The PDPC may impose sanctions in connection with the improper collection, use and disclosure of personal data and certain failures to comply with the PDPA, including the DNC requirements. Organizations who contravene provisions of the PDPA may be liable for a financial penalty of up to $1 million or (in 2022, when amendments to the PDPA are expected to come into force) 10% of the organization’s annual local turnover (whichever is higher) and / or imprisonment.

Thailand

Regulations on foreign business in Thailand

Foreign participation in business activities in Thailand is primarily regulated under the Foreign Business Act, B.E. 2542 (1999) (the “FBA”). The FBA limits the rights of foreigners to engage in certain business activities in Thailand. Operating prohibited or restricted businesses in violation of the FBA may subject the violator to criminal charges and penalties.

The FBA defines “aliens” or “foreigners” as natural persons or juristic entities (such as companies, registered partnerships) who do not possess Thai nationality. The definition extends to companies registered in Thailand, in which 50 percent or more of the share capital belongs to foreign individuals or foreign juristic entities. The FBA also prohibits arrangements where a Thai national holds shares in a company as a nominee of a foreigner to circumvent the FBA.

The FBA and its schedules list the categories of controlled business activities, including activities for which foreigners are barred and activities in which foreigners can participate subject to certain limitations and with permission from relevant authorities. A wide range of services (unless explicitly exempted by other applicable laws and regulations), including platform services and e-payment services, are restricted under the FBA. Therefore, foreign parties are not allowed to perform such services in Thailand without first obtaining a relevant foreign business license. The grant of a foreign business license is generally at the sole discretion of the Foreign Business Committee, and based on its current policy, the possibility that a foreign business license will be granted for a service business is generally limited.

Failure to comply with the aforementioned requirement could expose the offender and its responsible director to imprisonment not exceeding three years, or a fine of THB 100,000 to 1,000,000, or both. Additionally, the court is empowered to order the cessation of the business operation. Failure to comply with the court order could expose the offender and its responsible director to a daily fine at the rate of THB 10,000 to THB 50,000 throughout the period of the violation.

Currently, our Thai subsidiaries are considered Thai companies under the FBA, and therefore are not subject to the foreign ownership restrictions under the FBA.

Regulations on e-commerce

In Thailand, any business operator conducting the sale and purchase of goods or services by electronic means via the Internet, including our mobility and deliveries offerings, is required to obtain a commercial certificate under the Commercial Registration Act, B.E. 2499 (1956), as amended, from the Department of Business Development, Ministry of Commerce. We have obtained a commercial certificate in respect of our mobility and delivery businesses carried out by our Thai deliveries and mobility business subsidiaries. Due to the expansion of businesses, we must submit an application for the amendment of our commercial certificate to reflect any and all current businesses operated through the Grab platform. We are preparing the required documents in order to submit the application and tentatively expect to complete the registration by December 31, 2021, however the application and approval process may be delayed due to the impact of the COVID-19 pandemic in Thailand.

A business operator offering goods or services in Thailand by communicating information about the goods or services directly to consumers, at a distance (i.e. through the Grab platform), with the anticipation that the consumer will respond and purchase those goods or services, can be regarded as an operator of a direct marketing business under the Direct Sales and Direct Marketing Act, B.E. 2545 (2002), as amended. Direct marketing business operators must obtain Direct Marketing Certificate from the Office of the Consumer Protection Board before commencing business.

Failure to register as a direct marketing business operator prior to commencement of a direct marketing business could expose the offender and its responsible director to a fine of up to THB 100,000, imprisonment not exceeding one year, or both. Additionally, the offender and its director could be subject to a daily fine of up to THB 10,000 for a persistent offense.

Regulations on ride-hailing (GrabCar only)

The Vehicle Act, B.E. 2522 (1979) as amended (the “Thai Vehicle Act”), regulates the registration and use of vehicles in Thailand, and therefore applies to our mobility offerings such as GrabCar, JustGrab and Grab Drive Your Car. The Thai Vehicle Act prescribes certain requirements concerning vehicles, such as with respect to registration, signage, annual taxation and vehicle use. The Thai Vehicle Act prohibits use of any vehicle other than in line with its purpose of use as registered with the Department of Land Transport. Such purposes of use include as a private vehicle, public vehicle or specific purpose specified by sub-regulation. The implementing legislation under the Thai Vehicle Act (the primary law governing ride-hailing became effective on June 23, 2021 with the implementing legislation (except for those related to pricing) in relation to the operator/app license, onboarding process of driver-partners, determination of engine capacity and required stickers becoming effective on October 29, 2021 and the implementing legislation relating to pricing becoming effective on November 12, 2021) defines and prescribes the legal requirements related to applications, ride-hailing operators, and drivers and vehicles and also enables private-hire vehicles to provide ride-hailing services via electronic systems (such as Grab’s platform). One of the key requirements under those regulations is that the ride-hailing operator and its application is required to be certified by the Department of the Land Transport beforehand.

Failure to comply with obligations of the ride-hailing operator shall entitle the Department of Land Transport to revoke the ride-hailing operator license. While the implementing legislation has become effective, our ride-hailing operator and app license is currently in the application process. Accordingly, the continuation of our ride hailing business in Thailand is potentially at risk of being deemed to be conducting business without a license. The relevant regulator, at its discretion, may order us to suspend our mobility operations in Thailand until the license has been granted.

Regulations on e-payment services

Under Thai law, domestic money transfer and payment services are regulated under the Payment Systems Act B.E. 2560 (2017) (the “PSA”) and its sub-regulations. Under the PSA, regulated payment services include the provision of: credit card, debit card, or ATM card services; electronic money services; receiving electronic payment for and on behalf of sellers, service providers or creditors; the service of transferring funds by electronic means; and other payment services that may affect the financial system or the public interest (as to be further announced by the Thai Ministry of Finance (the “MOF”)). Business operators intending to provide services that fall under the definition of such activities, including GrabPay Wallet, must obtain the relevant license from the MOF via the BOT prior to commencing the business. Operating a regulated payment service business without the required license or registration could result in penalties under the PSA (imprisonment for the term of 2 to 10 years or a fine of THB 200,000 to THB 1 million or both).

In the case of violations or failure to comply with the BOT regulations, business operators including their responsible persons may be subject to administrative fine not exceeding THB 2 million. Whereas in the case of failing to operate a business or ceasing to operate a business accordingly, the MOF may revoke the license.

Regulations on nano-financing

Nano-finance businesses, which include our financial services business such as lending, smartphone financing and PayLater offerings, are restricted businesses under the Notification of the Ministry of Finance Re: Business Subject to Approval under Section 5 of the Revolutionary Council Decree No. 58 and the Notification of the Bank of Thailand No. SorNorSor 13/2563 (collectively referred to as the “Nano Finance Notifications”).

“Nano-finance” means lending, purchasing, discounting, or rediscounting bills or any negotiable instruments, or hire-purchase transactions or leasing to a natural person, without assets or property as collateral, with the borrower intending to use the money to carry on a business or for their occupation.

Regulations on personal loans

Personal loan businesses, including our lending and PayLater offerings, are restricted businesses under the Revolutionary Council Decree No. 58, as amended and the Notification of Ministry of Finance Re: Business Subject to Approval to Section 5 of the Revolutionary Council Decree No. 58, together with the Notification of the Bank of Thailand No. SorNorSor 12/2563. A personal loan business operator must obtain an approval from the MOF through the BOT if the personal loans provided to its customers fall within the scope of “personal loans under supervision” which include: (i) personal loans without assets or property as collateral; (ii) lending originating from the hire-purchase and lease of goods that are not normally sold by the business operator (except for cars and motorcycles); and (iii) vehicle registration loan. The personal loan business operator is also subject to certain ongoing requirements and restrictions in business operation e.g. reporting requirements, chargeable fee, qualifications of customers and etc.

Nano-Finance and/or Personal Loan business operators may be ordered to cease business operations in the event they cannot appropriately rectify any non-compliance activities; otherwise, the business operators would be subject to a fine of up to THB 500,000 or THB 1 million depending on relevant matter. However, in certain circumstances, the MOF may revoke the license.

Regulations on personal data protection

In Thailand, personal data is protected under the Personal Data Protection Act, B.E. 2562 (2019) (the “PDPA”), full enforcement of which is expected to take effect in June 2022. Personal data means any information relating to a person, which enables the identification of that person, whether directly or indirectly, but does not include information of deceased persons. The PDPA applies to a person or legal entity that collects, uses or discloses a person’s personal data, with certain exceptions.

The PDPA has both territorial and extra-territorial application. The PDPA has extra-territorial applicability over entities outside Thailand if those entities collect, use and/or disclose personal data of data subjects who are in Thailand in two situations: (i) the offering of goods or services to data subjects who are in Thailand, irrespective of whether the payment is made by the data subject; or (ii) the monitoring of the data subject’s behavior, where the behavior takes place in Thailand.

The PDPA prescribes many requirements and obligations in relation to the collection, usage, disclosure and transfer of personal data which the data controller and data processor must comply with, such as consent requirements, notification requirements, and requirements in relation to the cross-border transfer of personal data. The PDPA also prescribes stricter requirements for the collection, use or disclosure of personal data that is deemed as sensitive personal data.

The consequences for non-compliance under the PDPA including the following:

Type of Liabilities	Description
Civil Liability (section 77-78)	Actual Damage and Punitive Damage

Criminal Liability (section 79-81)

Maximum criminal penalties regarding non-compliance relating to personal data processing or disclosure (i.e., processing or disclosing personal data without the legal basis or consent) is a fine not exceeding THB 1,000,000 and/or imprisonment for a term not exceeding one year.

Type of Liabilities	Description

Where the offender who commits the offense under the PDPA is a juristic person and the offense is conducted as a result of the instructions given by or the act of any director, manager or person, who is be responsible for such act of the juristic person, or in the case where such person has a duty to instruct or perform any act, but omits to instruct or perform such act until the juristic person commits such offense, such person shall also be punished with the punishment as prescribed for such offense.

Administrative Liability (section 82-90)

Maximum criminal penalties for non-compliance under the PDPA is a fine not exceeding THB 5,000,000

Examples of non-compliance under the PDPA are set both below:

-  Collect, use, or disclose sensitive personal data without legal basis or consent (section 26)

- Collect, use or disclose personal data without legal basis or consent (section 27)
- Fail to inform the purposes of data processing and/or use or process personal data for any other new purposes (section 27)
- Transfer personal data to other countries without legal basis or consent, and/or without sufficient security safeguard (section 28)

Regulations on competition

Currently, these regulations apply to GrabFood, GrabKitchen and GrabMart (edible SKU). It is subject to the regulator’s discretion to extend the scope of their applicability. The Trade Competition Act, B.E. 2560 (2017) (the “Thai Trade Competition Act”) is the primary legislation governing competitive interactions among business operators in Thailand. It applies to all business sectors, except certain types of business or activities that are specifically exempted, and the sectors that have already been regulated by specific laws on trade competition matters.

The Thai Trade Competition Act generally regulates all restrictive trade practices in all areas of business that create or might create a monopoly or reduce competition, or be an unfair practice, and also prohibits business operators from abusing their dominant position. Failure to comply with the Thai Trade Competition Act may result in either or both of a criminal penalty or administrative penalty depending on the severity of the offence as prescribed in the Thai Trade Competition Act. Criminal penalties may be up to 10% of the revenue in the year of offence or imprisonment up to 2 years, or both. The director, manager or any person responsible for the company’s operation would also be subject to similar fines. Administrative penalties may be up to THB 6,000,000 and a daily fine penalty of THB 300,000 for persistent offence.

The Office of the Trade Competition Commission (the “OTCC”), an independent body in charge of the supervision and enforcement of the Thai Trade Competition Act, has also published a sector-specific guideline on unfair trade practices for online food delivery businesses. The guideline regulates activities between food delivery platform operators and restaurants. The guideline contains a sweeping provision on free and fair treatment, referencing the principles of non-coercion, non-discrimination and non-restriction. A large section of the guideline is dedicated to laying out practices of food delivery platforms that may cause damage to restaurants, addressing trade terms that may exist in agreements between platforms and restaurants, for example, the increase of commission fees, or variation of commission fees, without justification, and exclusivity restrictions, among others. As OTCC is still developing its legislation in this respect, we are closely monitoring the situation to safeguard compliance. In the event of a failure to comply with the guideline, in addition to any applicable penalty under the Thai Trade Competition Act, the company will have to specifically correct its business practices (from the past and going forward) to comply with the OTCC’s relevant decision. Plus, the relevant stakeholders (restaurants/competitors) may rely on the OTCC’s decision as basis to file civil lawsuits against the company for damages incurred.

Regulations on debt collection

Debt collection activity is regulated under the Debt Collection Act, B.E. 2558 (2015) (the “Thai Debt Collection Act”), and accordingly, any debt collection on our lending products and PayLater are subject to this regulation. This regulation applies to all debt collectors and the method and procedures for debt collection are strictly regulated, and requires the debt collection service business operator to register its business with the Metropolitan Police Bureau or Department of Provincial Administration. Our subsidiary operating our debt collection service business has registered its business with the relevant authority.

Failure to comply with prescribed method and procedure for debt collection activities may result in administrative fines up to THB100,000 or criminal penalties (fines up to THB 500,000 and/or imprisonment up to 5 years). With respect to certain matters, the relevant authority may initially order cessation of such activities or rectification within a specified period. Failure to comply with an order would result in administrative fines. The registration of a debt collection service may be revoked in the event that such debt collection operator (i) has been repeatedly conducting the same non-compliance activities with administrative penalties, or (ii) violates any provision with criminal penalties under the regulation. Directors or officers who are responsible for such non-compliance activities by the company are also be liable to penalties for such offense.

Regulations on the price of goods and services

The Notification of the Central Committee on the Prices of Goods and Services No. 8, B.E. 2564 (2021) Re: Prescribing Controlled Goods and Services, which became effective on July 1, 2021, specifies that online delivery services such as GrabExpress, GrabFood, GrabMart and GrabKitchen are controlled services. However, a regulation regarding the price of online delivery services has not yet been issued by the relevant authority. Therefore, food and package delivery services may be subject to price controls once the regulations on controlling prices are issued. Failure to comply with the regulation regarding the price of online delivery service could expose the offender and its responsible director to a fine of up to THB 100,000, or imprisonment not exceeding 5 years, or both.

Regulations of Anti-Money Laundering and Counter-Terrorism and Proliferation of Weapon of Mass Destruction Financing

Regulated e-payment services and personal loans businesses must comply with all applicable AML/CTPF obligations including the relevant Ministerial Regulations, Notifications, and Ordinances issued by the Anti-Money Laundering Office (“AMLO”) in addition to Anti-Money Laundering Act B.E. 2542 (1999) (“AML Act”) and Counter-Terrorism and Proliferation of Weapon of Mass Destruction Financing Act B.E. 2559 (2016) (“CTPF Act”).

The AML/CTPF obligations require business operators to set up robust controls and measures on ML/TPF risk management and mitigation such as customer due diligence, transaction monitoring and reporting, record-keeping, and asset freezing.

In the event of a failure to comply with the AML obligations, the business operators shall be subject to a fine not exceeding THB 1 million and not exceeding THB 10,000 for each day until rectification is made. In case of concealing facts or presenting false statements, or tipping off, there is a liability of up to 2 years or 5 years imprisonment and a fine of THB 50,000 to 500,000 or THB 100,000 respectively (the latter penalties are regarding tipping-off).

Whereas in the case of failing to comply with the CTPF reporting obligations, the business operators shall be liable to a fine not exceeding THB 500,00 and not exceeding THB 5,000 for each day until rectification is made including their directors or responsible persons, or in the case of not freezing the asset, the penalties shall be an imprisonment term not exceeding 3 years or a fine not exceeding THB 300,000 or both.

Malaysia

Regulations on Ride-hailing

The amended Land Public Transport Act 2010 (“LPTA”), the Commercial Vehicles Licensing Board Act 1987 (“CVLBA”), and the Road Transport Act 1987 are the main pieces of legislation governing the provision of ride-hailing services such as GrabCar and GrabTaxi in Malaysia. The LPTA only applies to Peninsular Malaysia while the CVLBA applies to the East Malaysian States of Sabah and Sarawak.

An operator of a ride-hailing booking service is required to have an intermediation business license which would allow it to carry-on the business of facilitating arrangements, bookings or transactions of a ride-hailing service. An intermediation business licensee, such as us, is (i) required to apply a permit for each ride-hailing vehicle ; (ii) required to ensure that each ride-hailing vehicle, complies with certain requirements including, among others, having a minimum of three-star ASEAN NCAP (New Car Assessment Program for Southeast Asian Countries) rating, not be more than 10 years old, and undergoing inspections on an annual basis (for vehicles three years or older); and (iii) subject to various other business limitations and requirements, including limitations on surcharge rates and driver-partner commissions and requirements such as ensuring that each driver-partner, ride-hailing vehicle and passenger is covered by ride-hailing insurance. In the event an operator does not acquire the intermediation business license, this will be deemed as an offense and upon conviction, the offender is liable to a fine not exceeding RM500,000 or imprisonment for a term not exceeding 3 years or both. In addition to the listed offense, the license might be revoked by the authority due to non-compliance. Separately, Driver-partners of ride-hailing vehicles are required to hold a public service vehicles (“PSV”), license.

Regulations on E-money

Under the Financial Services Act 2013 (the “FSA”), no person may carry on an “approved business” (which includes the issuance of e-money) without the prior approval of the Central Bank of Malaysia, Bank Negara Malaysia (“BNM”). Under the FSA, “electronic money” or “e-money” is defined as any payment instrument, whether tangible or intangible, that (a) stores funds electronically in exchange of funds paid to the issuer; and (b) is able to be used as a means of making payment to any person other than the issuer. Approved issuers of e-money, such as us, are subject to various operational and ongoing compliance requirements including those set out in the “Guidelines on E-Money” issued by BNM. These requirements relate to governance, risk management, customer protection and management of funds. In particular, BNM has issued the Policy Document on Risk Management in Technology, which sets out requirements in relation to cybersecurity and management of technology risk applicable to financial institutions including e-money issuers. An issuer of e-money is required to provide clear terms and conditions for the use of e-money, and an issuer of a large e-money scheme is required to deposit funds collected in exchange for the e-money issued in a trust account with a licensed financial institution in a timely manner. In general, the funds deposited in the trust account can be used only for refunds to users and payments to merchants. BNM has recently issued an exposure draft of a revised Guidelines on E-Money for public consultation, whereby the final policy document will replace the existing Guidelines on E-Money. The exposure draft is more extensive than the current Guidelines on E-Money and proposes among others, enhanced technology requirements, governance and risk management requirements aimed to ensure the safety and reliability of e-money and preserve customers’ and merchants’ confidence in using or accepting payments in e-money. Non-compliance with the above could potentially result in penalties including loss of or restriction on the license, administrative monetary penalties imposed by BNM, civil damages claims, and criminal penalties for the respective company and/or its officers up to and including fines and (in the case of officers) imprisonment for a term not exceeding ten years.

Regulations on courier services (GrabExpress)

The Postal Services Act 2012 (the “PSA”) provides for the licensing of postal services and the regulation of the postal services industry. The Malaysian Communications and Multimedia Commission (the “MCMC”) is responsible for overseeing and regulating the postal and courier services in Malaysia. The PSA provides for two forms of licenses: (i) a universal service license or (ii) a non-universal service license, for the provision of postal services on such terms and conditions as the Minister of Communications and Multimedia thinks fit and in accordance with the Act. “Universal service” means postal services, which include basic postal services determined by the MCMC to be provided to consumers throughout Malaysia, at the prescribed rates while “non-universal service” means postal services that may be provided to consumers at rates other than the prescribed rates of the universal service. There are three classes of non-universal service license, i.e. Class A (provision of international and domestic courier service in Malaysia), Class B (provision of international inbound courier service and domestic courier service in Malaysia) or Class C (to provide for intra-state domestic courier service in Malaysia). The Postal Services Act contains, among others, principles on rates settings, general competition practices and provisions on consumer protection that are applicable to postal services licensees. In the case of noncompliance of Section 14 of the PSA, upon conviction, the licensee shall be liable to pay a fine not exceeding three hundred thousand ringgit or imprisonment for a term not exceeding three years or both. Section 17, on the other hand, empowers the minister to suspend or revoke the license if the licensee fails to comply with the provision of the Act or the provision of the conditions stipulated in the license. Section 16 of the PSA prohibits assignment and transfer of license, where upon conviction, the offender would be liable to pay a fine not exceeding five hundred thousand ringgit or imprisonment for a term not exceeding five years or both.

Regulations on Moneylending

Under the Moneylenders Act 1951, no person may conduct business as a moneylender in Malaysia unless licensed under the Moneylenders Act 1951 or other relevant Malaysian legislation. Under the Moneylenders Act 1951, a “moneylender” is defined as a person who lends a sum of money to another at interest. Licenses are issued by the Registrar of Moneylenders under the purview of the Ministry of Housing and Local Government (“KPKT”). A licensed moneylender is subject to operational and ongoing compliance requirements including, among others, the requirement to display at all times its original license in a conspicuous place at the premises where it carries out or operates its business, requirements in relation to the moneylending agreement (including in relation to its form and certain formalities required for the agreement to be enforceable) and record keeping requirements. KPKT has, on November 13, 2020, released the Online Moneylending Guidelines allowing licensed moneylenders to apply to provide loans online from May 13, 2021. We are one of eight licensed moneylenders which have been granted with conditional approval in November 2020 to conduct online moneylending business. Non-compliance with the above could potentially result in penalties including loss of or restriction on the license, administrative monetary penalties imposed by the Ministry of Housing and Local Government, civil damages claims, and criminal penalties for the respective company and/or its officers up to and including fines and (in the case of officers) imprisonment for a term not exceeding five years.

Regulations on Insurance Agents

The primary legislation applicable to the carrying on of insurance business is the FSA which has repealed and replaced the Insurance Act 1996 (“Repealed IA”), save for certain provisions of the Repealed IA which shall continue to remain in full force and effect by virtue of section 275 of the FSA. The General Insurance Association of Malaysia (“PIAM”) for general insurance agents has issued the rules for registration and regulation of general insurance agents (the “GIARR”), which provides for regulations for supervision of general insurance agents by PIAM’s members. Under the GIARR, among others, an insurance agent registered with PIAM may represent a maximum number of two general insurance companies at any time and shall comply with certain requirements of conduct. Non-compliance with the above could potentially result in penalties including loss of or restriction on the licence, administrative monetary penalties imposed by BNM, civil damages claims, and criminal penalties for the respective company and/or its officers up to and including fines and (in the case of officers) imprisonment for a term not exceeding ten years.

Competition Law

The Competition Act 2010 applies to all commercial activities which have an effect on competition in any market in Malaysia, whether such activities are carried out within or outside Malaysia. The Competition Act 2010 is generally enforced by the Malaysia Competition Commission, save for competition issues arising in specific sectors (such as the telecommunications sector, the aviation sector and the energy sector which are regulated by other regulators). Infringements of Section 40 of the Competition Act 2010 may result in, among other things, the imposition of a financial penalty of up to 10% of the worldwide turnover of the enterprise for the period during which the infringement occurred. The Malaysia Competition Commission may also take other actions, including issuing cease and desist orders. Infringements of Section 61 of the Competition Act 2010, may result in a (a) fine not exceeding five million ringgit, and for a second or subsequent offence, to a fine not exceeding ten million ringgit; or (b) if such person is not a body corporate, to a fine not exceeding one million ringgit or to imprisonment for a term not exceeding five years or to both, and for a second or subsequent offense, to a fine not exceeding two million ringgit or to imprisonment for a term not exceeding five years or to both.

Regulations on Personal Data Protection

The Personal Data Protection Act 2010 regulates the processing of personal data in the course of commercial transactions in Malaysia, and is enforced by the Personal Data Protection Commissioner. Broadly, the Personal Data Protection Act 2010 sets out seven key data protection principles which must be adhered to by data users (i.e. a person who either alone or jointly or in common with other persons processes any personal data or has control over or authorizes the processing of any personal data, but does not include a processor) in Malaysia which include (i) the requirement to obtain consent prior to processing an individual’s personal data, the requirement to provide written notice to individuals in both English and the Malay language stating, among other things, the purposes for which the personal data will be processed, the classes of third parties to whom personal data will be disclosed, and the individual’s right; and (ii) obligation to ensure that the personal data collected will be processed in a safe and secure manner, and Personal Data Protection Standard 2015 further prescribes the minimum requirement for data security in processing personal data.

Infringement of the Personal Data Protection Act 2010 and Personal Data Protection Act 2013, may result in:

Personal Data Protection Act 2010

S.6	General Principle	A data user who breaches these Principles commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 300,000 or to imprisonment for a term not exceeding two (2) years or to both.
S.7	Notice and Choice Principle
S.8	Disclosure Principle
S.9	Security Principle
S.10	Retention Principle
S.11	Data Integrity Principle
S.12	Access Principle

S.16	Failure to obtain Certificate of Registration	A person who belongs to the class of data users as specified in the order made under subsection 14(1) and who processes personal data without a certificate of registration issued in pursuance of paragraph 16(1)(a) commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 500,000 or to imprisonment for a term not exceeding three (3) years or to both.

S.18	Processing of Personal Data after revocation of registration	A data user whose registration has been revoked under this section and who continues to process personal data thereafter commits an offence and shall, on conviction, be liable to a fine not exceeding five hundred thousand ringgit or to imprisonment for a term not exceeding three years or to both

S.19	Where the certificate of registration is revoked and certification is not surrendered to the Commission	A person who fails to surrender the revoked certification commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 200,000 or to imprisonment for a term not exceeding two (2) years or to both.

S.29	Non-compliance with code of practice	A data user who fails to comply with any provision of the code of practice that is applicable to the data user commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 100,000 or to imprisonment for a term not exceeding one (1) year or to both

S.37	Notification of refusal to comply with data correction request	A data user who contravenes subsection (2) commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 100,000 or to imprisonment for a term not exceeding one (1) year or to both
(a) of the refusal and the reasons for the refusal; and

(b) where paragraph 36(1)(e) is applicable, of the name and address of the other data user concerned.

(2)   Without prejudice to the generality of subsection (1), where personal data to which the data correction request relates is an expression of opinion and the data user is not satisfied that the expression of opinion is inaccurate, incomplete, misleading or not up-to-date, the data user shall—

(a)   make a note, whether annexed to the personal data or elsewhere—

(i) of the matters in respect of which the expression of opinion is considered by the requestor to be inaccurate, incomplete, misleading or not up-to-date; and

(ii) in such a way that the personal data cannot be used by any person without the note being drawn to the attention of and being available for inspection by that person; and

(b) attach a copy of the note to the notice referred to in subsection (1) which relates to the data correction request.

(3) In this section, “expression of opinion” includes an assertion of fact which is unverifiable or in all circumstances of the case is not practicable to verify

S.38	Withdrawal of consent to process personal data (1) A data subject may by notice in writing withdraw his consent to the processing of personal data in respect of which he is the data subject.	A data user who contravenes subsection (2) commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 100,000 or to imprisonment for a term not exceeding one year or to both.

(2) The data user shall, upon receiving the notice under subsection (1), cease the processing of the personal data.

S.40	Processing of sensitive personal data not in accordance with the Personal Data Protection Act 2010	A person who contravenes subsection (1) commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 200,000 or to imprisonment for a term not exceeding two (2) years or to both.

S.42	Failure to comply with Commissioner’s direction to comply with data subject notice to prevent processing likely to cause damage or distress

A person who contravenes the relevant subsection commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 200,000 or to imprisonment for a term not exceeding two (2) years or to both

S.108	Failure to comply with an enforcement notice by the Commissioner

A person who fails to comply with an enforcement notice commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 200,000 or to imprisonment for a term not exceeding two (2) years or to both.

S.113	Search and seizure with warrant

computerized data or other document, signboard, card, letter, pamphlet, leaflet, notice, equipment, instrument or article under seal or attempts to do so commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 50,000 or to imprisonment for a term not exceeding six (6) months or to both.,

S.120	Obstruction to search

Any person who—

(a)   refuses any authorized officer access to any premise which the authorized officer is entitled to have under this Act or in the execution of any duty imposed or power conferred by this Act;

(b)   assaults, obstructs, hinders or delays any authorized officer in effecting any entry which the authorized officer is entitled to effect under this Act, or in the execution of any duty imposed or power conferred by this Act; or

(c)   refuses any authorized officer any information relating to an offence or suspected offence under this Act or any other information which may reasonably be required of him and which he has in his knowledge or power to give, commits an offence and shall, on conviction, be liable to imprisonment for a term not exceeding two (2) years or to a fine not exceeding MYR10,000 or to both

S.129	Transfer of personal data to places outside Malaysia in contravention of the Personal Data Protection Act

A data user who contravenes this subsection commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 300,000 or to imprisonment for a term not exceeding two (2) years or to both.

S.130	Unlawful collecting, etc., of personal data	A person who commits an offence under this section shall, upon conviction, be liable to a fine not exceeding MYR 500,000 or to imprisonment for a term not exceeding three (3) years or to both.

S.141	Obligation of secrecy Except for any of the purposes of this Act or for the purposes of any civil or criminal proceedings under any written law or where otherwise authorized by the Minister—	A person who contravenes this subsection commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 100,000 or to imprisonment for a term not exceeding one (1) year or to both.

(a)   the Commissioner, Deputy Commissioner, Assistant Commissioner, any officer or servant of the Commissioner, any member of the Advisory Committee, any member, officer or servant of the Appeal Tribunal, any authorized officer or any person attending any meeting or deliberation of the Advisory Committee, whether during or after his tenure of office or employment, shall not disclose any information obtained by him in the course of his duties; and

(b)   no other person who has by any means access to any information or documents relating to the affairs of the Commissioner shall disclose such information or document.

PERSONAL DATA PROTECTION REGULATIONS 2013

S.3(1)	Consent of data subject to be obtained in any form that such consent can be recorded and maintained properly by the data user.

Any data user who contravenes sub-regulation 3(1), regulations 6, 7 and 8 commits an offence and shall, on conviction, be liable to a fine not exceeding MYR 250,000 or imprisonment for a term not exceeding two years or to both.

S.6	Security policy
S.7	The data user shall develop and implement a security policy for the purposes of section 9 of the PDPA.
S.8	Retention standard

Regulations on Anti-money Laundering and Prevention of Terrorism Financing

The Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 (“AMLATFA”), makes it an offense for any person to engage in or abet the commission of money laundering and terrorist financing, and seeks, among other things, to implement measures for the prevention of money laundering and terrorism financing offences. These measures include the imposition of obligations on reporting institutions (including certain Grab entities in Malaysia) such as an obligation to report transactions exceeding a specified threshold and suspicious transactions, customer due diligence obligations and record keeping obligations. Reporting institutions under the AMLATFA include approved issuers of e-money under the FSA and licensed moneylenders under the Moneylenders Act 1951. BNM is empowered under Section 83 of the AMLATFA to issue guidelines, circulars or notices to give full effect to or for carrying out the provisions of the AMLATFA. In this regard, BNM has issued policy documents on anti-money laundering, countering financing of terrorism and targeted financial sanctions applicable to licensed moneylenders and approved issuers of e-money. Infringement of the Act, may result in a fine not exceeding 250,000 ringgit.

Worker Classification

Under Malaysian law, an “employee” means a person engaged under a contract of service while an “independent contractor” means a person engaged pursuant to a contract for services. The EA defines “contract of service” as any agreement, whether oral or in writing and whether express or implied, whereby one person agrees to employ another as an employee and that other agrees to serve his or her employer as an employee and includes an apprenticeship contract. There is no single legal test to determine whether a person is engaged as an employee or an independent contractor. The degree of control exercised over the person engaged is an important factor but not the sole criteria in making a determination. The Industrial Court of Malaysia will examine all facts and circumstances and the conduct of the parties, including but not limited to the degree of control, whether there is a fixed compensation package or whether the individual undertook a business risk, exclusivity, whether any statutory contributions (such as EPF) have been made and the contractual terms of the engagement in determining the status of an employee or independent contractor.

Philippines

Regulation of Public Utilities and Other Related Matters

Foreign Ownership Restriction

The Philippine Constitution restricts the operation of a public utility to citizens of the Philippines or to corporations or associations organized under the laws of the Philippines at least 60% of whose capital is owned by such citizens. It also limits the participation of foreign investors in the governing body of any public utility to the foreign investors’ proportionate share in its capital, and mandates that all the executive and managing officers of such public utility be citizens of the Philippines.

The Foreign Investments Act, as amended, defines a Philippine national as, among others, a citizen of the Philippines or a corporation organized under the laws of the Philippines of which at least sixty percent (60%) of the capital stock outstanding and entitled to vote is owned and held by citizens of the Philippines. Under Memorandum Circular No. 8, series of 2013 issued by the Philippine Securities and Exchange Commission (the “PSEC”), the minimum Filipino percentage of ownership applies to both (a) the total number of outstanding shares of stock entitled to vote in the election of directors, and (b) the total number of outstanding shares of stock, whether or not entitled to vote in the election of directors.

Commonwealth Act No. 108, known as the Anti-Dummy Law (“ADL”), imposes imprisonment up to fifteen years, fine up to the value of the franchise, and possible closure of business, upon, among others, (a) any entity exercising a right or franchise that is reserved for Philippine citizens or entities without complying with the required ownership by Philippine citizens, (b) any person who allows his name or citizenship to be used for the purpose of evading such ownership requirement, or (c) who falsely simulates the existence of the required minimum percentage of Philippine ownership. The ADL also penalizes persons, corporations or partnerships that allow foreigners to intervene in the management, control or administration of such entity and any person who knowingly aids, assists or abets in the planning, consummation or perpetration of such acts by imprisonment and/or fine.

Commonwealth Act No. 146, as amended (the “Public Service Act”), lists common carriers in the definition of the term “public service.”

Ride-hailing Industry

Under Department of Transportation Order No. 2018-13 dated June 11, 2018, Transport Network Companies (“TNCs”) and the accredited Transport Network Vehicle Service (“TNVS”) are deemed as engaged in the operation of a public utility, and are thus subject to the foreign ownership restriction under the Philippine Constitution. Such restrictions apply to our four-wheel mobility offerings.

TNCs pertain to persons or entities that provide pre-arranged transportation services for compensation using an internet-based technology application or digital platform technology to connect passengers with drivers using their personal vehicles; while TNVS refers to a TNC-accredited private vehicle owner, which is a common carrier, using the internet-based technology application or digital platform technology, transporting passengers from one point to another, for compensation. TNCs are required to secure a Certificate of TNC Accreditation from the Land Transportation Franchising and Regulatory Board (the “LTFRB”); while TNVSs are required to secure a Certificate of Public Convenience from the LTFRB. Any violation or non-compliance by a TNC and a TNVS of any guidelines set by the LTFRB shall be a ground for imposition of administrative fines up to PhP 10,000, suspension, or cancellation of accreditation.

Motorcycle-hailing Applications

Under Republic Act No. 4136 (the “Land Transportation and Traffic Code”), motorcycles shall not be used for hire and shall not be used to solicit, accept, or be used to transport passengers or freight for pay. Further, the Omnibus Guidelines on the Planning and Identification of Public Road Transportation Services and Franchise Issuance dated June 19, 2017, of the Department of Transportation or the Omnibus Guidelines excludes motorcycles from the allowable vehicles to be used as a TNVS. In 2019, the Motorcycle Taxi Technical Working Group implemented a pilot run for motorcycle taxis which ended in January 2020 but was resumed on November 23, 2020. There is currently no official end date of the pilot. The Certificate of Compliance issued to motorcycle TNCs, including for our two-wheel mobility offerings, will be valid for the duration of the pilot run unless sooner revoked.

Any violation or non-compliance with Land Transportation Traffic Code or any guidelines set by the LTO shall be a basis for imposition of administrative fines up to PhP 6,000, impounding of the vehicle, and imprisonment.

Private Express and/or Messenger Delivery Service (“PEMEDES”)

Presidential Decree No. 240 issued on July 9, 1973 states that no express and/or messenger delivery service firm shall operate in the Philippines without possessing “Authority to Operate and/or Messenger Delivery Service” to be issued by the Postmaster General (now the Department of Information and Communications Technology or the DICT). Only Filipino citizens or entities at least 60% of whose capital stock is owned by Filipino citizens may apply to operate a PEMEDES. Any violation or non-compliance by a PEMEDES of any guidelines set by the DICT shall be a ground for imposition of administrative fines and revocation of authority.

Regulations on Electronic Money Issuers

The Bangko Sentral ng Pilipinas (the “BSP”), or the central monetary authority of the Philippines, regulates the issuance of electronic money and the operations of electronic money issuers or EMIs such as us due to our GPay offering in the Philippines. The Manual of Regulations for Non-Bank Financial Institutions (the “MORNBFI”) promulgated by the BSP defines e-money as monetary value as represented by a claim on its issuer, that is: (a) electronically stored in an instrument or device; (b) issued against receipt of funds of an amount not lesser in value than the monetary value issued; (c) accepted as a means of payment by persons or entities other than the issuer; (d) withdrawable in cash or cash equivalent; and (e) issued in accordance with the BSP’s regulations. Prior BSP approval is required before operating as an EMI. Any violation or non-compliance of the National Payments Act or any guidelines set by the BSP shall be a basis for imposition of administrative or civil fines up to PHP 2 million, suspension of directors, and officers, and revocation of authority, and possible imprisonment up to ten years.

Regulations on Financing Companies

Republic Act No. 5980, as amended (the “Financing Company Act”) , require financing companies to secure the respective license from the SEC. Financing companies refer to “corporations, except banks, investments houses, savings and loan associations, insurance companies, cooperatives, and other financial institutions organized or operating under other special laws, which are primarily organized for the purpose of extending credit facilities to consumers and to industrial, commercial, or agricultural enterprises, by direct lending or by discounting or factoring commercial papers or accounts receivable, or by buying and selling contracts, leases, chattel mortgages, or other evidences of indebtedness, or by financial leasing of movable as well as immovable property.” There are no foreign equity restrictions applicable to financing companies.

The Financing Company Act authorizes the SEC to regulate financing companies, including the maximum rate or rates of purchase discounts, lease rentals, fees, service and other charges of financing companies, and to change, eliminate or grant exemptions from or suspend the effectivity of such rules whenever warranted by prevailing economic and social conditions. The said law also regulates the minimum paid-up capital of financing companies. Accordingly, our lending offerings are subject to the Financing Company Act.

Any violation or non-compliance of the Financing Company Act or any guidelines set by the SEC shall be a basis for imposition of administrative fines up to PHP 10,000, imprisonment up to six months, and revocation of authority.

Regulations on Operators of Payment Systems (“OPS”)

Republic Act No. 11127 (the “National Payment Systems Act”), provides a comprehensive legal and regulatory framework for payment systems and governs services such as GPay and GrabLink. The law defines payment systems as the set of payment instructions, processes, procedures and participants that ensures the circulation of money or the movement of funds; and operators as persons who provide clearing or settlement services in a payment system or define, prescribe, design, control, or maintain the operational framework of the payment system. All OPS must register with the BSP. BSP Circular No. 1049 issued on September 9, 2019 provides for the rules and regulations on the registration of OPS to implement the National Payment Systems Act.

Any violation or non-compliance of the National Payments Act or any guidelines set by the BSP shall be a basis for imposition of administrative or civil fines up to PHP 2,000,000, suspension of directors, and officers, and revocation of authority, and possible imprisonment up to ten years.

Anti-Money Laundering Act 2001, as amended

Republic Act No. 9160 (Anti-Money Laundering Act of 2001), as amended (the “AMLA”), requires covered institutions which include banks, non-banks, quasi-banks, trust entities, and all other institutions and their subsidiaries and affiliates supervised or regulated by the BSP, to provide for customer identification, keep records, and report covered and suspicious transactions. Covered persons are also required to report to the Anti-Money Laundering Council covered transactions and suspicious transactions. Violations of the AMLA are subject to administrative and criminal penalties. Each of the BSP, the PSEC and the Insurance Commission has also issued its own set of regulations implementing the AMLA to cover institutions under their respective supervision.

Regulations on Insurance

The applicable laws governing insurance contracts and matters related to insurance business are Republic Act No. 10607 (the “Insurance Code”) and the Civil Code of the Philippines. The Insurance Code mandates that only persons duly licensed by the Insurance Commission, such as insurance agents and brokers, may engage in the solicitation or procurement of applications for insurance. No person shall act as an insurance agent unless it has first secured from the Insurance Commission a license to act as an insurance agent, which must be renewed every three years thereafter. Acting as an insurance agent without authority is unlawful and is penalized by fine up to PHP 250,000 and/or imprisonment up to six months.

Microinsurance agents/brokers must likewise be licensed by the Insurance Commission and must comply with Insurance Commission Circular Letter No. 2015-54 dated October 16, 2015 (Adoption and Implementation of Enhanced Microinsurance Regulatory Framework).

Regulations on Data Privacy

The Republic Act No. 10173 (the “Data Privacy Act of 2012” or the “DPA”), its implementing rules and regulations, and the issuances of the National Privacy Commission (the “NPC”) govern the processing of all types of personal information. The DPA applies to any natural or juridical person involved in the personal information processing such as the personal information controllers and processors. The DPA expressly requires that before a personal information controller or processor can collate, process, and then use or share personal data, the personal information controller or processor must have a lawful criterion or basis for processing, such as consent (which is defined as any freely given, specific, informed indication of will, whereby the data subject agrees to the collection and processing of his or her personal data). Non-compliance with the DPA is subject to administrative actions (including compliance and enforcement orders, cease and desist orders, temporary or permanent ban on the processing of personal data, and/or payment of fines) and criminal penalties (fine up to PHP 5,000,000 and/or imprisonment up to seven years).

The DPA and its implementing rules require personal information controllers and processors to have a data protection officer or compliance officer who shall be accountable for ensuring compliance with applicable laws and regulations for the protection of data privacy and security. Personal information controllers and processors must also (i) conduct a privacy impact assessment as part of the organizational security measures pursuant to NPC Advisory No. 2017-03, and (ii) register its personal data processing system if (a) it employs more than 250 persons, (b) it employs less than 250 persons but the processing undertaken is likely to pose a risk to the rights and freedoms of the data subject or is not occasional, or involves the processing of sensitive personal information of at least 1,000 individuals, pursuant to NPC Circular No. 17-01.

Personal information controllers and processors are also required to constitute a data breach response team and proper documentation under NPC Circular No. 2016-03.

Regulations on Cybersecurity

BSP Circular No. 808, Series of 2013 provides for the guidelines on technology risk management applicable to all BSP-supervised institutions and requires BSP supervised institutions to establish a robust technology risk management system covering the following components: (1) technology governance, (2) risk identification and assessment, (3) technology control implementation, and (4) risk measurement and monitoring.

Insurance Commission Circular Letter No. 2014-47 (Guidelines on Electronic Commerce of Insurance Products) requires insurance providers to comply with the DPA, maintain adequate security mechanisms to ensure security of payment mechanisms and personal information, and provides guidelines on the collection and processing of data. The Insurance Commission may order insurance providers to cease conducting online distribution of insurance products in case of finding of fraud and injury to the public.

Regulations on Competition Law

The Philippine Competition Act (the “PCA”) is the primary competition policy of the Philippines. It came into effect on August 8, 2015, and was enacted to provide free and fair competition in trade, industry and all commercial economic activities. The PCA prohibits practices that restrict market competition through anti-competitive agreements or conduct and abuse of a dominant position, and requires parties to notify and obtain clearance for certain mergers and acquisitions. The PCA prescribes administrative fines up to PHP 250,000,000 and criminal penalties of imprisonment up to seven years for violations of its provisions.

On September 11, 2020, the Bayanihan to Recover As One Act (the “Bayanihan 2”) was passed which, among others, exempted all mergers and acquisitions with transaction values below PHP 50 billion from compulsory notification under the PCA if entered into within a period of two years from the effectivity of Bayanihan 2, and further, shall be exempt from the PCC’s power to review mergers and acquisitions motu proprio for a period of one year from the effectivity of Bayanihan 2 which was on September 15, 2021.

Regulations on Employment

Independent contractor

Contracting and subcontracting of work is allowed but is heavily regulated by the Philippine Labor Code and Department of Labor and Employment Department Order No. 174, series of 2017. There is legitimate contracting where the contractor (i) conducts an independent business; (ii) with adequate capital to do the job and pay its people; and (iii) exercises direct control over the performance of the workers. “Control” refers to the right reserved to the person for whom the services of the contractual workers are performed, to determine not only the end to be achieved, but also the manner and means to be used in reaching that end. On the other hand, the law prohibits labor-only contracting, which is where the person supplying workers to an employer does not have substantial capital or investment, and the workers recruited and placed by such contractor/subcontractor are performing activities which are directly related to the principal business of such employer, or when the contractor or subcontractor does not exercise the right to control over the performance of the work of the employee. In such cases, the contractor, subcontractor, or intermediary shall be considered merely as an agent of the employer who shall be responsible to the workers in the same manner and extent as if the latter were directly employed by him.

Vietnam

Foreign Investment Regulations

Foreign investment into Vietnam is regulated by both domestic legislation and international agreements, with the primary regulations being Law on Investment No. 61/2020/QH14, and the Schedule of Specific Commitments in Services in Vietnam’s Commitments to the WTO (the “WTO Commitments”). Foreign investment is divided into three general categories: unrestricted, restricted, and prohibited. With respect to the

“restricted” category, restrictions can take the form of a specific foreign ownership ceiling in a foreign-invested company, a general requirement to enter into a joint venture with a local party in order to conduct the relevant business, restrictions on the scope of investment activities, the requirement to obtain certain government approvals for foreign ownership, operational license requirements for foreign invested enterprises (“FIEs”), or a combination thereof. For example, foreign ownership in companies providing passenger transport services is subject to a 49% ceiling; and foreign ownership in companies engaging in e-payment or debt trading businesses is not specifically provided for in either domestic legislation or the WTO Commitments and is therefore subject to government approval on a case-by-case basis.

Any investment activities which are not compliant with the Law on Investment and its sub-law guidance shall be subject to monetary administrative fines, such as a fine up to VND 80 million for commencing a project before obtaining investment approval. There will be some remedial measures that will be also further applied depending on the level of violations, among others, which are forced to complete the registration or notification procedures.

Regulations on Core Business Activities

Mobility Segment

Registration	or Notification of E-Commerce Websites and Mobile Applications

Under Decree No. 52/2013/ND-CP guiding e-commerce (as amended by Decree No. 08/2018/ND-CP and Decree No. 85/2021/ND-CP) (“Decree 52”), and Circular 59/2015/TT-BCT as amended by Circular No. 21/2018/TT-BCT (“Circular 59”), there are two forms of e-commerce operation in Vietnam: (i) e-commerce direct sale websites or mobile applications, and (ii) e-commerce service provision websites or mobile applications, such as e-commerce marketplace websites or mobile applications, online auction websites or mobile applications, and online promotional marketplace websites or mobile applications. The establishment and operation of e-commerce websites or mobile applications require regulatory approvals from the Ministry of Industry and Trade (the “MOIT”), of Vietnam. In particular, companies that own or operate e-commerce direct sale websites or mobile applications must notify the MOIT of the establishment of such e-commerce direct sale websites or mobile applications while companies that own or operate e-commerce service provision websites or mobile applications must register with the MOIT for their establishment. If there are any changes or supplements to the services provided via the registered or notified e-commerce website or mobile application, the operator of such website or mobile application must notify the MOIT of Vietnam within seven business days. Accordingly, our two-wheel mobility, GrabFood, GrabMart, GrabKitchen, GrabGifts and Rewards offerings are subject to Decree 52 and Circular 59. As from January 1, 2022, for a foreign investor who currently has “control” of at least one of the top five leading e-commerce enterprises that wishes to invest in another company engaging in e-commerce, its investment must be approved by the Ministry of Public Security for national security purpose, in addition to the consensus of MOIT. The MOIT has not announced such list yet.

Failure to comply with the registration and notification procedures respectively for e-commerce marketplace websites or mobile applications and e-commerce direct sales websites or mobile applications shall be subject to monetary administrative fines up to VND 60 million and may lead to a suspension of 6 to 12 months in the event of recidivism.

Automobile Transport Services

As from April 1, 2020, any company who provides a software application supporting in automobile transport connection, which includes our four-wheel offerings, shall be regulated by Decree No. 10/2020/ND-CP on automobile transport business and business conditions (“Decree 10”). Under Decree 10, in the event a software application company directly involves in deciding the transport booking fares, it is required to obtain an automobile transport business license as issued by the provincial Department of Transport where its head office is located. Decree 10 further provides that in the case two or more transport service providers cooperate to operate a transport business, they must enter into a business cooperation agreement which specifies the responsibilities of the parties, including with respect to direct management of automobile vehicles and drivers for freight and passenger transport and booking fares.

Conducting an automobile transport business without an automobile transport business license shall be subject to fines up to VND 20 million. The automobile transport business license shall be revoked in the event the transport service provider fails to operate transport activities within 6 months as from the issuance date of such license, or has operated but is halted for doing its business for 6 consecutive months.

Motorcycle Transport Service

Under Circular No. 08/2009/TT-BGTVT (as amended by Circular No. 46/2014/TT-BGVT) (“Circular 08”), individuals are entitled to use motorcycles to provide freight and passenger transport services (such as our two-wheel mobility, GrabFood, GrabMart and GrabExpress) upon satisfaction of certain conditions, including (i) having a badge/sign or uniform provided by the relevant provincial People’s Committee in order to be identified among other traffic participants; and (ii) having a valid driver’s license. However, currently, Vietnamese law does not have specific regulations covering companies providing a software application supporting in motorcycle transport connection and therefore, Decree 52 applies to this activity. Given such, in case of non-compliance, the regulations in the e-commerce sector will apply.

Collection of Payment for Booked Goods and Services by Users

For our mobility and food delivery segments, users booking through a ride-hailing booking services company’s websites or mobile applications make payment for booked goods or services by way of non-cash payment with a credit card, debit card or e-wallet (through intermediary payment service providers appointed by the e-commerce platform service providers) or in cash (through the goods delivery service provider as appointed by the e-commerce platform service providers). Under Decree No. 101/2012/ND-CP on non-cash payments (as amended by Decree No. 80/2016/ND-CP and Decree No. 16/2019/ND-CP) (“Decree 101”), the authorized collection service can be performed through a bank account (account-based cashless payment service) or a non-account-based cashless payment service. In addition to banks, people’s credit funds and micro-finance institutions, certain non-banking entities may be approved by the State Bank of Vietnam, or the SBV, on a case-by-case basis, to provide account-based cashless payment services and non-account-based cashless payment services.

Food Deliveries and Package Deliveries

Under the Law on Post No. 49/2010/QH12 and Decree No. 47/2011/ND-CP providing details for implementation for Law on Post (as amended by Decree No. 150/2018/ND-CP) (“Decree 47”), postal activities include activities, among others, (i) delivery of mails and paper documents and (ii) delivery of goods parcel and package (such as GrabExpress). Vietnamese postal regulations require any entities and individuals providing delivery or postal services (except individuals providing the services free of charge) to obtain a postal license or certificate on postal operation notification, depending on weight and type of items being delivered as well as territory in which the postal service provider operates. Failure to obtain the postal license or certificate on postal operation notification shall be subject to fines up to VND 30 million and is subject to a remedial measure which requires return of all the profits earned from the activities without proper license or notification.

Though the postal regulations require individual drivers to obtain a postal license or certificate on postal operation notification, Decree 47 is silent on the procedure for individual drivers to obtain such license and certificate. In the meantime, Circular 08 is the prevailing regulation governing delivery of goods by motorcycle (as provided above).

Decree No. 09/2018/ND-CP, which sets forth regulations on Law on Commerce and Law on Foreign Trade Management on trading goods and activities directly related to trading of goods of foreign investors and FIEs in Vietnam (“Decree 09”), expressly requires a trading license for FIEs engaging in certain trading activities and e-commerce activities including, among others: (i) retail of goods, (ii) provision of trade promotion services, except advertisement, (iii) provision of trading intermediary services and (iv) e-commerce services. The relevant authority for issuing the trading license is the provincial Department of Industry and Trade (“DOIT”), where the FIE’s head office is located; and for issuance of the trading license, the DOIT must seek approval from the MOIT. The initial term of a trading license is generally five years unless another term is applicable pursuant to treaty. Accordingly, our GrabFood, GrabMart and GrabKitchen are subject to Decree 09.

Decree 09 also provides an exemption from the requirement to obtain a trading license for FIEs which have obtained an enterprise registration certificate, an investment registration certificate or equivalent documents prior to the effective date of Decree 09 for their trading rights in accordance with Vietnamese law. Those FIEs can continue carrying out their trading activities as previously approved but certain changes including, among others, scope of trading operations, shareholding or legal representative could require the company to apply for a trading license. Failure to obtain the trading license shall be subject to fines up to VND 30 million and is subject to a remedial measure which requires return of all the profits earned from the activities without proper license.

Financial Segment (including e-payment service, debt trading and insurance business)

Intermediary payment services are mainly regulated by Law on Prevention of Money Laundering No. 07/2012/QH13, Decree 101 and its guiding local documents (including Circular No. 39/2014/TT-NHNN as amended by Circular No. 20/2016/TT-NHNN, Circular No. 30/2016/TT-NHNN, and Circular No. 23/2019/TT-NHNN; and Document No. 8104/NHNN dated October 9, 2017). Under Decree 101, intermediary payment services include, among others, e-wallet and e-payment gateway services. Non-financial companies that wish to provide intermediary payment services are required to satisfy certain requirements, among others, having a minimum charter capital of VND 50 billion and qualification and experience requirements for the service providers’ managers, and then must obtain a license for intermediary payment services from the SBV (“IPS License”), which has a 10-year term. Changes in scope must be approved by the SBV prior to its effectiveness. Non-compliance with the above could potentially result in penalties including loss of, or restriction on, the licence, and/or administration fines not exceeding VND 500 million for each instance of non-compliance, imposed by the State Bank of Vietnam.

A company may provide the debt trading license services if it satisfies certain conditions such as registered business activity, qualification and experience requirements, and the minimum charter capital.

A company engaging in insurance agency service (and its staffs directly involved in insurance agency activity) is required to satisfy certain requirements including, among others, execution of the insurance agency agreement with the insurer; and the staff being Vietnamese citizen, residing in Vietnam from 18 years of age or above and holding an insurance agency certificate issued by an institution licensed by the Ministry of Finance. Non-compliance with the above could potentially result in penalties including loss of or restriction on the licence, and/or administrative monetary penalties imposed by the Ministry of Finance against the company and/or its officers not exceeding VND 140 million for each instance of non-compliance.

Vietnamese Competition Law

Competition Law No. 23/2018/QH14 (“Competition Law”) is envisaged to be primarily administered under the jurisdiction of the MOIT and the National Competition Commission (“NCC”), which is yet to be established. Presently, the Competition Law is administered by the Vietnam Competition and Consumer Protection Agency (“VCCA”) until the NCC is established. In addition to anti-competitive conduct and abuse of dominance, the NCC will oversee merger control in Vietnam—any transaction considered to be an economic concentration that reaches certain reportable thresholds based on the size of transaction, total assets in Vietnam, total sales (or total purchase volume) in Vietnam, and market share, requires a notification of economic concentration and regulatory consent prior to signing of the transactional documents. For economic concentration implemented outside of Vietnamese territory, the thresholds taken into account are total assets in Vietnam, total sales or purchases generated in Vietnam and market share in Vietnam. The Competition Law provides a two-phase appraisal process of a merger filing: (A) preliminary appraisal and (B) official appraisal. The preliminary appraisal phase may take up to 30 days from the filing date but may be prolonged. A transaction that does not qualify for any of the safe harbors in the preliminary appraisal will undergo the official appraisal phase which takes up to 90 – 150 days, which may be extended at the regulator’s discretion. After the official appraisal phase, Vietnamese authorities may decide to conditionally allow, allow or prohibit the transaction.

Non-compliance with the notification to VCCA before carrying out the execution of merger agreement under the transaction that is determined as an economic concentration may result in a fine from 1% to 5% of the total revenue in the relevant market(s) in the previous financial year of each violating enterprise that involved in the transaction. Similarly, the fine for violations on anti-competitive agreements or abuse of dominance shall be subject to a fine amounting to 1% to 10% of the total revenue in the relevant(s) market in the financial year preceding the violation. The enterprises that commit these violations will also be subject to criminal liabilities, which include a monetary fine between VND1 billion and VND5 billion or the involved business may be suspended for 6 months to 2 years; they might also be banned from operating in certain fields or raising capital for 1 to 3 years. Additionally, the person who commits the violations will also be subject to imprisonment up to 5 years.

Vietnamese Law on Protection of Consumers’ Rights and Data Privacy Regulation

Law on Protection of Consumers’ Rights No. 59/2010/QH12 (as amended in 2018) (the “Law on Protection of Consumers’ Rights”) provides regulations on the rights and obligations of consumers, the responsibilities of organizations or individuals trading goods and/or services to consumers, the responsibility of social organizations in protecting the interests of consumers, resolving disputes between consumers and organizations or individuals trading goods and/or services, and the responsibility of the State on the protection of consumers’ interests. Under the Law on Protection of Consumers’ Rights, certain terms in contracts with consumers are voidable, such as waivers of liability for traders provided by law, restrictions on consumer complaints and lawsuits and authorizations for traders to unilaterally amend contractual terms with customers.

Vietnam does not have a comprehensive data protection law. Instead, data protection provisions are prescribed across various legislation, which includes the Civil Code, the Law on Protection of Consumers’ Rights, the Law on Information Technology, and the Law on E-commerce, among others, which are all issued by the National Assembly of Vietnam. A data subject’s right to privacy is protected by laws. Any collection, publication, processing, transfer to a third party, or any other use of a data subject’s personal information requires the consent of such data subject. Non-compliance with the above regulations in terms of consumer information protection, including failure to obtain consumers’ consent, or failure to correct or to provide methods to consumers for them to update or correct the information which is detected inaccurate, may lead to a fine up to VND 80 million.

Regulations on Anti-money Laundering and Prevention of Terrorism Financing

Vietnam’s Law on the Prevention of Money Laundering contains anti-money laundering and prevention of terrorism financing regulations and applies to all financial institutions and certain non-financial institutions engaged in specific business activities, which include payment services. The Department of Anti-Money Laundering established under the SBV monitors and regulates Vietnam’s anti-money laundering regime. Entities subject to the anti-money laundering regime must report certain transactions to the Department of Anti-Money Laundering, including high-value transactions, suspicious transactions, and transactions involving companies or individuals in the countries and territories on the “black list” published by the Ministry of Public Security. Moreover, apart from the know-your-client procedures required by Vietnamese law, entities subject to the anti-money laundering regime must perform an enhanced due diligence investigation on high-risk parties, which include foreign individuals on the list of “politically influenced persons” published by the SBV, or individuals or entities conducting transactions using new technologies (i.e. technology enabling such individuals or entities to conduct transactions without meeting in person with a member or staff of the bank). Non-compliance with the above could potentially result in penalties including orders for organizations to implement measures against the violating individuals, suspension or dismissal of officers, and/or fines not exceeding VND 500 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “GHI’s Selected Consolidated Financial Data” and GHI’s unaudited and audited consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this prospectus.

Southeast Asia’s Leading Superapp

We are Southeast Asia’s leading superapp, operating primarily across the deliveries, mobility and digital financial services sectors across eight countries in the region—Malaysia, Singapore, the Philippines, Thailand, Indonesia, Vietnam, Cambodia, and Myanmar. We enable millions of people each day to access driver- and merchant-partners to order food or groceries, hail a ride or taxi, pay for online purchases, or use offerings such as lending, insurance and telemedicine. Our platform allows important high frequency hyperlocal experiences—all available in a single “everyday everything” app. We were the category leader in 2020 by GMV in each of online food delivery and mobility and by TPV in e-wallet payments in Southeast Asia according to Euromonitor.

We operate in over 400 cities in eight countries with over five million registered driver-partners, a wide selection of over two million registered merchant-partners across the region and over two million registered GrabKios agents in Indonesia as of June 2021. According to Euromonitor, we had the region’s largest on-demand driver supply network, based on the total number of registered driver-partners in Southeast Asia in 2020, and its largest food delivery network, based on the number of registered food delivery merchant-partners in Southeast Asia in 2020.

Recent Developments

Resilience through COVID-19

Our well-diversified “everyday everything” app strategy provides us with the flexibility to deploy resources to where demand is highest. For example, our driver-partners can seamlessly service multiple verticals and we have the ability to quickly roll out new offerings to enable them to meet the needs of consumers. During the COVID-19 pandemic, our operational and technology teams were able to adjust to evolving demands. In 2020, we transitioned 237,000 driver-partners from mobility bookings to food, grocery and package delivery, enabling them to continue earning an income. Furthermore, we were able to roll out our GrabMart delivery offering across five new countries (Singapore, Thailand, Vietnam, the Philippines, and Myanmar) in less than three months. We also have a highly variable cost structure, which has allowed us to reduce expenses, in particular sales and marketing, through a sustained downturn without compromising our growth ambitions.

As cities and countries went through lockdowns in 2020 and 2021, we have experienced an acceleration of our deliveries business as stay-at-home, work-from-home and social distancing measures increased the demand for food and grocery delivery services. During periods where lockdowns have eased, we have seen increases in demand for our mobility offerings, demonstrating the resilience of this business.

However, the governments in the markets we operate in from time to time continue to implement measures or encourage actions to curb the spread of COVID-19, including new stay-at-home and movement control orders, work-from-home arrangements and social distancing measures as cases spike, and as a result, our business continues to be impacted. The COVID-19 pandemic and government actions to curb the pandemic are constantly evolving, and uncertainty remains with respect to the duration of the pandemic and its impact on our business going forward.

Key Financial and Operational Highlights for the Three Months Ended September 30, 2021

The unaudited selected financial and operating data for the three months ended September 30, 2021 and 2020 discussed below has been prepared by our management. KPMG LLP has not audited, reviewed, compiled, or performed any procedures with respect to the financial data, and KPMG LLP expresses no opinion nor any other form of assurance with respect thereto.

Despite tighter movement controls and heightened restrictions across Southeast Asia, we continued to demonstrate resilience across our consolidated business in the three months ended September 30, 2021.

•

Revenue was $157 million for the three months ended September 30, 2021, down 9% year-over-year, as a result of the decline in mobility due to the severe lockdowns in Vietnam. Revenue is net of consumer incentives and merchant- and driver-partner incentives.

•

Loss for the period for the three months ended September 30, 2021 grew by $366 million to $(988) million and includes $748 million in non-cash items. The non-cash items primarily consist of interest accrued on our convertible redeemable preference shares, equity-settled share-based payment and fair value changes on investments.

•

Adjusted EBITDA was $(212) million for the three months ended September 30, 2021, down by $85 million year-over-year. The Adjusted EBITDA margin for the three months ended September 30, 2021 was (5.3)% of GMV. Adjusted EBITDA in the three months ended September 30, 2021 was negatively impacted by a drop in mobility, which had been segment Adjusted EBITDA positive since the three months ended December 31, 2020, as well as an increase in regional corporate costs as we continued to invest in product development and technological investments for the future.

•

GMV for the three months ended September 30, 2021 grew 32% year-over-year to reach $4.0 billion. Deliveries GMV grew 63% year-over-year to reach $2.3 billion, which offset a 30% year-over-year decline in mobility GMV due to lockdowns and movement restrictions in many of our markets caused by COVID-19 and the Delta variant.

•

MTUs for the three months ended September 30, 2021 declined by 8% year-over-year, as a result of total lockdowns across Vietnam between July and September 2021 which resulted in suspension of both food delivery and ride-hailing services.

•	Average spend per user for the three months ended September 30, 2021, defined as GMV per MTU, increased 43% year-over-year.

As of September 30, 2021, we had $5.2 billion of cash liquidity (including $2.7 billion of unrestricted cash, $1.7 billion of time deposits, $495 million of marketable securities and $264 million of restricted cash), an increase of $1.5 billion from $3.7 billion as of December 31, 2020. Our total outstanding debt as of September 30, 2021 was $2.2 billion, a $2.0 billion increase from $212 million as of December 31, 2020, primarily due to the closing of our first senior secured term loan facility, the $2.0 billion Term Loan B Facility, in January 2021.

($ in millions, unless otherwise stated)	Three Months Ended September 30,		2020- 2021% Change
	2021	2020
Financial Measures:
Revenue	157	172	(9)%
Loss for the period	(988)	(621)	(59)%
Total Segment Adjusted EBITDA (Non-IFRS)(1)	(33)	10	NM
Adjusted EBITDA (Non-IFRS)(1)	(212)	(128)	(66)%

Operating Metrics:
GMV(2)	4,038	3,061	32%
MTU(3) (millions of users)	22.1	23.9	(8)%
GMV per MTU ($)	183	128	43%
Partner incentives(4)	(187)	(132)	42%
Consumer incentives(5)	(271)	(132)	106%

Notes:

(1)	For a reconciliation to the most directly comparable IFRS measure see the section titled “—Reconciliation of Non-IFRS Financial Measures for the Three Months Ended September 30, 2021 and 2020.”
(2)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from our services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(3)

MTUs means monthly transacting users, which is defined as the monthly number of unique users who transact via our products, where transact means to have successfully paid for any of our products. MTUs over a quarterly or annual period are calculated based on the average of the MTUs for each month in the relevant period.

(4)

Partner incentives represent the dollar value of incentives granted to driver- and merchant-partners, the effect of which is to reduce revenue. The incentives granted to driver- and merchant-partners include base incentives and excess incentives, with base incentives being the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by us from those driver- and merchant-partners, and excess incentives being the amount of payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by us from those driver- and merchant-partners. Base incentives amounted to $37 million and $36 million, for the three months ended September 30, 2021 and 2020, respectively.

(5)	Consumer incentives represent the dollar value of discounts and promotions offered to consumers, the effect of which is to reduce revenue.

Segment Highlights

Deliveries

•	Revenue for deliveries for the three months ended September 30, 2021 grew 58% year-over-year to $49 million.

•

Deliveries Segment Adjusted EBITDA for the three months ended September 30, 2021 of $(22) million improved by $1 million year-over-year. Deliveries Segment Adjusted EBITDA margin was at (0.9)% as a percentage of deliveries GMV, an improvement compared to (1.6)% in the three months ended September 30, 2020.

•

GMV for deliveries for the three months ended September 30, 2021 grew 63% year-over-year to $2.3 billion. GrabMart continued to show strong traction, with GMV growing approximately 380% year-over-year.

•	We continue to expand our role as an e-commerce enabler, particularly in deliveries. In November, we announced a partnership with Lazada to enable Lazada sellers to provide same-day delivery services for their consumers in Singapore via GrabExpress. We have a similar partnership with Lazada in Indonesia and Malaysia.

•

We also announced in November the addition of new major retail chains to GrabMart as we continue to scale up grocery delivery across Southeast Asia. New partners joining GrabMart include convenience store chain, Indomaret in Indonesia, hypermarket chain, Big C in Thailand, supermarket chain Lotus’s (formerly known as Tesco) in Malaysia, and S&R supermarket in the Philippines best known for their attractive members-only discounts, and Mega Market in Vietnam, a leading wholesaler and distributor of grocery products.

Mobility

•	Mobility revenue for the three months ended September 30, 2021 was $88 million, down 26% year-over-year.

•

Mobility Segment Adjusted EBITDA for the three months ended September 30, 2021 was $64 million, a 26% decrease year-over-year. Segment Adjusted EBITDA margin for mobility reached 12.0% of GMV, up from 11.4% in the three months ended September 30, 2020.

•	GMV for mobility for the three months ended September 30, 2021 declined 30% year-over-year to $529 million, primarily due to increased movement restrictions across the region as a result of COVID-19.

Financial Services

•	Financial services revenue for the three months ended September 30, 2021 grew by 11% year-over-year to $14 million.

•	Financial services Segment Adjusted EBITDA for the three months ended September 30, 2021 was $(76) million, compared to $(58) million in the three months ended September 30, 2020.

•	Our financial service segment achieved Pre-Interco TPV of $3.1 billion for the three months ended September 30, 2021, a 44% increase year-over-year.

•

The percentage of mobility and deliveries GMV that were transacted via Grab Financial Group products such as GrabPay have increased from 58.5% for the three months ended September 30, 2020 to 69.9% for the three months ended September 30, 2021.

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We have increased our ownership stake in OVO in October 2021, which operates on an open ecosystem platform with a wide range of acceptance points. We believe closer collaboration with OVO will create a stronger financial services platform with an open ecosystem, allowing both companies to expand the suite of financial services they can offer to ecosystem partners as well as increase speed to market.

Enterprise and New Initiatives

•	Revenue for the segment for the three months ended September 30, 2021 declined by 37% year-over-year to $7 million.

•

Enterprise and new initiatives Segment Adjusted EBITDA for the three months ended September 30, 2021 was $1 million, down $4 million year-over-year due to continued reinvestments into growing the merchant-partner base.

•	Segment Adjusted EBITDA margin for enterprise and new initiatives for the three months ended September 30, 2021 was 2.1% of GMV, down from 60.3% in the three months ended September 30, 2020.

•	GMV for enterprise and new initiatives for the three months ended September 30, 2021 grew 351% year-over-year to $41 million.

Reconciliation of Non-IFRS Financial Measures for the Three Months Ended September 30, 2021 and 2020

The following tables provide reconciliations of Adjusted EBITDA, Segment Adjusted EBITDA and Total Segment Adjusted EBITDA.

	For the three months ended Sept 30,
($ in millions, unless otherwise stated)	2021	2020
Loss for the period	(988)	(621)
Net interest expenses	472	364
Other income	(8)	(5)
Income tax expenses	3	5
Depreciation and amortization	86	93
Stock-based compensation expenses	106	37
Unrealized foreign exchange gain	(5)	(8)
Impairment losses on goodwill and non-financial assets	*	20
Fair value changes on investments	113	*
Restructuring costs	1	(6)
Legal, tax and regulatory settlement provisions	8	(7)

Adjusted EBITDA	(212)	(128)
Regional corporate costs	179	138

Total Segment Adjusted EBITDA	(33)	10

Segment Adjusted EBITDA
Deliveries	(22)	(23)
Mobility	64	86
Financial services	(76)	(58)
Enterprise and new initiatives	1	5

Total Segment Adjusted EBITDA	(33)	10

Note:

*Amount	less than $1 million

Financial and Operational Highlights

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Financial Measures:
Revenue	396	78	406%	469	(845)	155%
Loss for the period	(1,467)	(1,489)	1%	(2,745)	(3,988)	31%
Total Segment Adjusted EBITDA (Non-IFRS)(1)	21	(285)	NM	(226)	(1,554)	85%
Adjusted EBITDA (Non-IFRS)(1)	(325)	(550)	41%	(780)	(2,237)	65%

Operating Metrics:
GMV(2)	7,522	5,858	28%	12,492	12,251	2%
MTU(3) (millions of users)	24.3	24.5	(1)%	24.5	29.2	(16)%
GMV per MTU ($)	310	239	30%	509	419	21%
Partner incentives(4)	(311)	(364)	(14)%	(621)	(1,234)	(50)%
Consumer incentives(5)	(429)	(322)	33%	(616)	(1,117)	(45)%

Notes:

(1)	For a reconciliation to the most directly comparable IFRS measure see the section titled “—Reconciliation of Non-IFRS Financial Measures.”

(2)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from our services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(3)

MTUs means monthly transacting users, which is defined as the monthly number of unique users who transact via our products, where transact means to have successfully paid for any of our products. MTUs over a quarterly or annual period are calculated based on the average of the MTUs for each month in the relevant period.

(4)

Partner incentives represent the dollar value of incentives granted to driver- and merchant-partners, the effect of which is to reduce revenue. The incentives granted to driver- and merchant-partners include base incentives and excess incentives, with base incentives being the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by us from those driver- and merchant-partners, and excess incentives being the amount of payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by us from those driver- and merchant-partners. Base incentives amounted to $78 million and $111 million, for the six months ended June 30, 2021 and 2020, respectively, and $178 million and $519 million for the year ended December 31, 2020 and 2019, respectively.

(5)	Consumer incentives represent the dollar value of discounts and promotions offered to consumers, the effect of which is to reduce revenue.

The COVID-19 pandemic negatively impacted our operations in 2020. For example, we saw a decline in demand for our mobility offerings starting in March 2020 when the first city and country lockdowns were implemented in our markets. However, the diversification and resilience of our business enabled us to grow despite the COVID-19 pandemic as, for example, demand for deliveries increased as consumption patterns shifted, and our business continued to scale and benefitted from synergies.

Our deliveries, mobility, financial services and enterprise and new initiatives represented (i) 24.8%, 66.4%, 3.5% and 5.3%, respectively, of our revenue in the six months ended June 30, 2021 and (ii) 1.2%, 93.3%, (2.2)% and 7.7%, respectively, of our revenue in the year ended December 31, 2020.

Our revenue growth in 2020 and the six months ended June 30, 2021 was driven by an increase in GMV for the same periods. The revenue growth in 2020 was also driven by a decrease in partner and consumer incentives. Deliveries, mobility, financial services and enterprise and new initiatives represented (i) 50.2%, 19.9%, 29.2% and 0.8%, respectively, of our GMV in the six months ended June 30, 2021 and (ii) 43.8%, 25.9%, 30.0% and 0.4%, respectively, of our GMV in the year ended December 31, 2020.

As of June 30, 2021, we had $5.3 billion of cash liquidity (including $3.3 billion of unrestricted cash, $1.5 billion of time deposits, $264 million of marketable securities and $263 million of restricted cash), an increase of $1.6 billion from $3.7 billion (which included $2.0 billion of unrestricted cash, $1.3 billion of time deposits, $250 million of marketable securities and $169 million of restricted cash) as of December 31, 2020. Our total outstanding debt as of June 30, 2021 was $2.1 billion, a $1.9 billion increase from our $212 million outstanding debt as of December 31, 2020, primarily due to the closing of our first senior secured term loan facility, the $2.0 billion Term Loan B Facility, in January 2021.

Key Factors Affecting Our Performance

Our ability to grow and engage platform consumers

The number of platform consumers, which we measure by MTUs, is a key driver of the activity on our platform and the scale of our business. More consumers accessing offerings on our platform not only drives increased revenue, but contributes to powerful synergies that accelerate with scale. We expect platform consumers to grow as the value offered to them on our platform increases through product innovation, improved user experience, and more offerings. Building on our brand and category leadership across online food delivery, mobility and e-wallet payments, we expect platform consumers to grow organically. We also intend to continue to use promotions to attract consumers to our platform base and to engage MTUs.

We believe platform consumers will increase their usage and spend on services offered through our platform as they discover additional features and offerings, and as they choose to incorporate them more deeply into their daily lives. In addition, we expect usage and spend to increase as we grow our platform, benefiting our driver- and merchant-partners. This is demonstrated by the increase in the average number of offerings used per MTU and GMV per MTU.

Our ability to grow driver- and merchant-partners and scope of our offerings

Our growing base of merchant-partners provides opportunities to drive revenue growth, and our expanding base of driver-partners allows us to benefit from significant cost synergies and economies of scale as we deploy resources more efficiently. Our ability to maintain and grow our merchant-partner base depends in part on our ability to continue to solve mission-critical challenges for our merchant-partners. We therefore continue to invest in our merchant-centric initiatives to enable more small businesses to thrive on our platform. We also plan to continue investing in strengthening our sales force. We have also invested substantially in our technology platform to provide our merchant-partners with the tools they need to thrive in the digital economy.

Additionally, maintaining and continuing to grow our base of driver-partners is critical to delivering a quality experience on our platform. The more driver-partners that we have on our platform, the more deliveries and rides our driver-partners are able to provide, while maintaining high quality service and low wait times. Our driver-partner loyalty program provides our most engaged driver-partners with a variety of benefits, and we have encouraged our driver-partners to participate in training programs. As of December 2020, more than 550,000 digital literacy certificates had been issued to our driver-partners through GrabAcademy, our online training platform available through the Grab driver-partner app. Finally, we actively listen to our driver-partners’ concerns and feedback. Driver-partners’ representative committees gather and provide insights on how Grab can further enhance their experience.

We have also created the GrabForGood Fund that will support programs that help to uplift our driver- and merchant-partners’ lives, as well as the broader Southeast Asia community. This includes plans to provide free COVID-19 vaccinations for Grab partners who are not covered by a national vaccination program, and initiatives such as subsidized insurance and financial and digital literacy programs that will provide the foundations for social and economic mobility.

We believe that increasing the depth and breadth of our offerings will attract more consumers to our platform and in turn more driver- and merchant-partners to our platform. We intend to enhance our value proposition to driver- and merchant-partners by continuing to evolve the scope of our offerings, increasing the size and engagement of the consumer base to drive greater demand, developing innovative marketing services, and improving the analytics tools available to our partners.

Our ability to realize operating leverage on our platform

Since our founding, we have established numerous touch points with consumers, which allows us to facilitate a broad range of additional services through our platform. We believe we can leverage our platform and ecosystem to roll out new offerings faster than any of our peers. For example, we expanded our food deliveries business across four markets in just three months because of our experience and expertise from building our mobility business in these markets. Similarly, the gross written premiums of our online insurance business more than tripled within three months from its launch in Singapore in April 2019 due to significant demand from our extensive driver-partner base and our distribution platform. Increasing the depth and breadth of offerings on our platform drives the attractiveness of our platform for merchant-partners and consumers.

We foster an ecosystem in which participants engage with each other through our platform. Consumers purchase goods and services from driver- and merchant-partners, and driver- and merchant-partners interact with each other to fulfill delivery orders. Driver- and merchant-partners also purchase financial services directly through our platform and transact across verticals. We believe that this is a unique aspect of our platform, which underpins the strength of our competitive advantage.

During the initial stages of growth, we offered significant incentives and promotions to attract platform consumers as well as incentives to attract driver- and merchant-partners, and conducted advertising activities to enhance our brand awareness. We also invested in research and development and other operating expenses to support the growth of our platform. Going forward, with increasing scale and synergies on our platform, we expect to enjoy economies of scale, which we expect will allow us to more efficiently and cost effectively acquire new platform consumers and engage existing consumers.

Our ability to invest effectively in technology and research and development

We have made, and will continue to make, significant investments in research and development and technology to improve our platform to attract and retain driver- and merchant-partners, and consumers, expand the capabilities and scope of our offerings, and enhance the consumer experience.

Our engineers and data scientists are critical to the success of our business and we will continue to invest in the best talent in these areas. In addition, we have dedicated and will continue to dedicate significant resources to research and development efforts, focusing on developing innovative applications and offerings aimed at fulfilling the everyday needs of consumers by enabling merchant-partners to improve their service quality and operational efficiency, as well as advancing our big data and AI capabilities.

Our ability to enter into win-win strategic partnerships, investments, and acquisitions

Since our founding, we have made a number of critical strategic investments and acquisitions to enhance our platform and attract consumers. The most strategic of these was our acquisition of Uber’s Southeast Asia operations in 2018, which led to us becoming the category leader by GMV in 2020 for food deliveries and mobility in Southeast Asia according to Euromonitor.

We expect to continue to make strategic investments in, and acquisitions of, other businesses that we believe will expand or enhance the offerings on our platform and attract more merchants and consumers to our platform. We have already acquired an extensive suite of financial services licenses, including payments licenses in six core regional markets, and were recently selected to be a recipient of a digital full bank license in Singapore through a consortium with our partner Singtel.

Our ability to continue to reduce driver- and merchant-partner and consumer incentives

We offer various incentives to our driver- and merchant-partners that are deducted from the fees received from driver- or merchant-partners (typically being a percentage of the fare paid by the consumer to the driver- or merchant-partner). We also offer consumer incentives that reduce the amount payable by a consumer to driver- or merchant-partners. The incentives that we offer to driver- and merchant-partners and consumers for a transaction may sometimes exceed our fees and commissions from a particular transaction, and may in aggregate sometimes exceed our aggregate fees and commissions in a particular reporting period.

Our revenues are reported net of partner and consumer incentives, so if incentives exceed our commissions and fees received, it can result in us reporting negative revenue. For the years ended December 31, 2019 and 2020 and the six months ended June 30, 2021, we incurred incentives of $2,351 million, $1,237 million and $740 million, respectively (comprised of partner incentives of $1,234 million, $621 million, and $311 million, respectively, and consumer incentives of $1,117 million, $616 million and $429 million, respectively), resulting in reductions to our reported revenues of the same amounts, which in the case of the year ended December 31, 2019 resulted in us reporting negative revenues of $(845) million. Notwithstanding our use of significant incentive payments to encourage use of our platform, our monthly transacting users nevertheless declined from approximately 29.2 million in the year ended December 31, 2019 to approximately 24.5 million for the year ended December 31, 2020, and thereafter remained relatively stagnant at approximately 24.3 million for the six months ended June 30, 2021. The decline in monthly transacting users during the year ended December 31, 2020 was primarily driven by a decrease in users of our mobility services as a result of various degrees of COVID-19 related travel restrictions imposed across Southeast Asia.

The incentives that we provide to our partners and consumers represented a higher proportion of our GMV during the initial stages of growth of our business. For example in 2019, incentives accounted for $2.1 billion (24% of GMV) across mobility and deliveries segment whereas in 2020 and the first half of 2021, this number dropped to $1.2 billion (13% of GMV) and $668 million (13% of GMV), respectively. This is due to both reduced incentives spend over time as well as growth in GMV in the respective segments. As our platform grows, we have been able to take advantage of the synergies of our platform and more effectively use incentives to encourage the use of our platform and acquire driver- and merchant-partners on to our platform over time, leading to an increase in revenue as a percentage of GMV in 2020. However, from time to time we may also increase incentives due to competitive factors in a particular country or area.

We expect that our ability to successfully reduce the amount of incentives paid to driver- and merchant-partners and consumers over time relative to the commissions and fees we receive will likely impact our ability to increase revenues, raise capital, reduce net losses and achieve profitability and reduce net cash outflows. In addition, future decreases in the use of incentives could also result in decreased growth in the number of users and driver- and merchant-partners or an overall decrease in users and driver- and merchant-partners, which could negatively impact our financial condition and results of operations.

The impact of government policies and regulations in the markets in which we operate

We operate across the deliveries, mobility and financial services segments in the Southeast Asia region. Each of our businesses is subject to government regulation in each jurisdiction in which we operate. Regulations have impacted or could impact, among others, the nature of and scope of offerings we are able to make available through our platform, the pricing of offerings on our platform, our relationship with, and incentives, fees and commissions provided to or charged from, driver- and merchant-partners, incentives provided to consumers, our ability to operate in certain segments of our business, our ownership percentage in operating entities that may be subject to foreign ownership restrictions and insurance we are required to maintain. We expect that our ability to manage our relationships with regulators in each of our markets, as well as existing and evolving regulations will continue to impact our results in the future.

Components of Results of Operations

Revenue

We primarily generate revenue from commissions and fees for our deliveries, mobility and financial services offerings. Revenue is presented net of driver-partner, merchant-partner and consumer incentives, which could result in negative revenue where these amounts exceed our commissions and fees. We act as an agent in connecting our driver- and merchant-partners to consumers. For further details on our revenue recognition, see “—Significant Accounting Policies—Revenue.”

Business Segments

•

Deliveries. We primarily generate revenue from commissions and other fees from driver- and merchant-partners. We also generate revenue from order, platform, delivery and other fees. Our revenue from the deliveries segment is recognized net of driver-partner, merchant-partner and consumer incentives, and is recognized when the product is successfully fulfilled and delivered to the consumer. We earn GrabKios revenues through commissions charged as a percentage of the value of transactions through GrabKios agents.

•

Mobility. We primarily generate revenue from commissions paid by driver-partners and platform fees from consumers for the use of our platform. Our revenue from the mobility segment is recognized net of driver-partner and consumer incentives and we recognize revenue upon the completion of each booking. We also generate other revenue through rental fees paid by driver-partners from our GrabRentals offering.

•

Financial Services. We primarily generate revenue from transaction and commission fees. For payment services, we generate revenue from transaction fees from merchant-partners and transaction platforms based on a percentage of transaction volumes. We also generate revenue from non-payments related financial services, namely lending, insurance, wealth management, and other financial services. For lending and receivables factoring, we generate revenue primarily based on the interest income we receive from the loans we extend and from the factoring fee or discount when we purchase the receivables. For other financial services, we generate revenue through commissions received from the provision of the service.

•

Enterprise and New Initiatives. Our enterprise revenues primarily consist of advertising revenue earned from our GrabAds offering and licensing fees for our other enterprise offerings such as GrabDefence. We generate other revenue from lifestyle and other offerings, through the commissions that we receive when such services are sold through our platform.

Cost of Revenue

Cost of revenue comprises expenses directly or indirectly attributable to our deliveries, mobility, financial services and enterprise and new initiatives offerings and primarily consists of data management and platform related technology costs including amortization of technology and market activity related intangible assets, compensation costs (including share-based compensation) for operations and support personnel, payment processing fees, costs incurred in relation to our motor vehicle fleet used for rental services (including depreciation and impairment) and costs incurred for certain deliveries transactions where we are primarily responsible for delivery services and pay delivery driver-partners for their services provided.

We expect that operation costs will increase on an absolute dollar basis in tandem with the growth of our businesses for the foreseeable future as we continue to invest and broaden our offerings and scale our operations. To the extent we are successful in becoming more efficient in supporting platform users and partners, we expect cost of revenue as a percentage of revenue to decrease.

Other Income

Other income includes income earned from government grants and other miscellaneous income.

Sales and Marketing Expenses

Sales and marketing expenses primarily consist of advertising costs, compensation costs (including share-based compensation) to sales and marketing employees and allocation of associated corporate costs. These costs are recognized as incurred.

We plan to continue to invest in sales and marketing expenses to attract and retain platform users and increase our brand awareness. We expect that, in the long-term, our sales and marketing expenses will decrease as a percentage of revenue.

General and Administrative Expenses

General and administrative expenses primarily consist of compensation costs (including share-based compensation) for executive management and administrative personnel (including finance and accounting, human resources, policy and communications, legal, facility and general administration employees), occupancy and facility costs, administrative fees, professional service fees, depreciation on certain administration assets, legal settlement accrual and allocation of associated corporate costs.

We expect that general and administrative expenses as a percentage of revenue will decrease in the longer term as our business achieves scale. However, in the short-term, we expect to incur additional expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the Securities and Exchange Commission, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Research and Development Expenses

Research and development expenses primarily consist of compensation cost (including share-based compensation) to engineering, design and product development employees and allocation of associated corporate costs.

Net Impairment Losses on Financial Assets

Net impairment losses on financial assets relate to impairment losses in respect of trade receivables and loans and advances to driver- and merchant-partners.

Other Expenses

Other expenses mainly include goodwill impairment.

Net Finance Costs

Net finance costs primarily consist of interest expense on our outstanding debt instruments, partially offset by interest earned on debt investments and cash and cash equivalents, coupled with the fair value gain or loss on the debt instruments. Net finance costs also include accrued interest on redeemable convertible preference shares, which converted into GHL Class A Ordinary Shares upon the consummation of the Business Combination. Additionally, net finance costs include the foreign currency gain or loss on financial assets and financial liabilities.

Share of Loss of Equity-Accounted Investees (Net of Tax)

Share of loss of equity-accounted investees (net of tax) relates to our share of the results of investments in associates and joint ventures.

Income Tax (Expense)/Credit

We are subject to income taxes in the jurisdictions in which we do business. These foreign jurisdictions have different statutory tax rates. Accordingly, our effective tax rate will vary depending on the relative proportion of income derived in each jurisdiction, use of tax credits, changes in the valuation of our deferred tax assets, and liabilities and changes in tax laws.

Results of Operations

The following table summarizes our consolidated statements of profit or loss for each of the periods presented:

($ in millions, unless otherwise stated)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenue	396	78	469	(845)
Cost of revenue	(507)	(496)	(963)	(1,320)
Other income	16	16	33	14
Sales and marketing expenses	(105)	(77)	(151)	(238)
General and administrative expense	(243)	(163)	(326)	(304)
Research and development expenses	(167)	(135)	(257)	(231)
Net impairment losses on financial assets	(10)	(27)	(63)	(56)
Other expenses	*	(6)	(40)	(30)

Operating loss	(620)	(810)	(1,298)	(3,010)
Net finance costs	(840)	(677)	(1,437)	(971)
Share of loss of equity-accounted investees (net of tax)	(4)	(4)	(8)	*

Loss before income tax	(1,464)	(1,491)	(2,743)	(3,981)
Income tax (expense)/credit	(3)	2	(2)	(7)

Loss for the period	(1,467)	(1,489)	(2,745)	(3,988)

Note:

*Amounts less than $1 million

Comparison of the Six Months Ended June 30, 2021 and 2020

Revenue

($ in millions, unless otherwise stated)	Six Months Ended June 30,
	2021	2020
Revenue	396	78
Deliveries	98	(76)
Mobility	263	175
Financial Services	14	(19)
Enterprise and New Initiatives	21	(2)

Revenue by segment

Our revenue increased by $317 million to $396 million in the six months ended June 30, 2021 from $78 million in the six months ended June 30, 2020.

Revenue is presented net of base incentives, excess incentives and consumer incentives. Base incentives were $78 million and $111 million in the six months ended June 30, 2021 and 2020, respectively. Excess incentives were $233 million and $252 million in the six months ended June 30, 2021 and 2020, respectively, and consumer incentives were $429 million and $322 million in the six months ended June 30, 2021 and 2020, respectively.

Deliveries revenue was $98 million for the six months ended June 30, 2021 compared to $(76) million for the six months ended June 30, 2020. These increases were driven by an increase in deliveries GMV of 54%, or $1.3 billion, to $3.8 billion in the six months ended June 30, 2021 compared to $2.4 billion in the six months ended June 30, 2020, driven primarily by increasing consumer demand and number of merchant-partners using our platform. The increased demand for deliveries was driven by stay-at-home and movement control orders, work-from-home arrangements and social distancing measures implemented as a result of the COVID-19 pandemic in our markets. We were also able to utilize our driver-partners providing mobility services to support and meet the increasing demand for delivery services. Deliveries revenue as a percentage of deliveries GMV improved as we gained network efficiency in our driver-partner base, and were able to improve our overall value proposition in terms of merchant selection, delivery performance and application experience on our superapp platform. Our partner incentives were $262 million and $251 million for the six months ended June 30, 2021 and 2020, respectively. Our consumer incentives were $323 million and $211 million for the six months ended June 30, 2021 and 2020, respectively. We increased our consumer incentives during the six months ended June 30, 2021 to maintain the strong growth momentum in our deliveries GMV and market share, with the increase in consumer incentives of 53% slightly below the 54% increase in our deliveries GMV.

Mobility revenue increased by $88 million to $263 million for the six months ended June 30, 2021 compared to $175 million for the six months ended June 30, 2020, which was primarily due to ride hailing revenue increasing by $87 million and rental income from motor vehicles increasing by $1 million. The increase in revenue was primarily due to the reduction of driver-partner incentives and fees and consumer incentives, despite a decrease in ride hailing demand, which was adversely impacted by the COVID-19 pandemic, as reflected by the decrease in GMV for mobility. Our incentives decreased by $83 million (comprised of decreases of $61 million in partner incentives and $23 million in consumer incentives) to $82 million (comprised of $48 million in partner incentives and $34 million in consumer incentives) for the six months ended June 30, 2021 compared to $166 million (comprised of $109 million in partner incentives and $57 million in consumer incentives) for the six months ended June 30, 2020, which resulted in a corresponding increase in our mobility revenue, as we reduced incentives in the face of the COVID-19 pandemic. The COVID-19 pandemic and the associated stay-at-home and movement control orders, work-from-home arrangements and social distancing measures, as well as border closures and travel restrictions, had a negative impact on mobility demand, and accordingly also on mobility GMV, though mobility GMV for the six months ended June 30, 2021 only decreased slightly to $1.5 billion as compared to mobility GMV of $1.6 billion for the six months ended June 30, 2020 as a result of the six month period ended June 30, 2020 reflecting the gradual onset of the COVID-19 pandemic while the six months ended June 30, 2021 reflected the effects of the ongoing COVID-19 pandemic throughout the entire period. In addition, in order to comply with social distancing requirements and improve safety, we suspended our GrabShare offering and temporarily suspended our GrabHitch offering. The increase in rental income from motor vehicles was due to increased demand from corporate users. Mobility revenue as a percentage of mobility GMV increased from 11% in the six months ended June 30, 2020 to 18% in the six months ended June 30, 2021, as we continued to reduce partner and consumer incentives.

Financial services revenue improved to $14 million in the six months ended June 30, 2021, compared to $(19) million in the six months ended June 30, 2020. The increase was primarily due to optimization in the issuance of free OVO points and growth in our GrabPay e-wallet business as consumers increased online spending and increased usage of the GrabPay as cashless transactions increased, in each case driven primarily by changing consumer preferences resulting from the COVID-19 pandemic and an increase in merchant-partners acceptance of GrabPay.

Enterprise and new initiatives revenue increased by $22 million to $21 million in the six months ended June 30, 2021 compared to $(2) million in the six months ended June 30, 2020. The increase was primarily due to the growth of GrabAds and other services in the six months ended June 30, 2021.

Cost of revenue

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change
	2021	2020
Cost of revenue	507	496	2%

Cost of revenue increased by $11 million, or 2%, to $507 million in the six months ended June 30, 2021 from $496 million in the six months ended June 30, 2020, primarily due to higher staff costs associated with an increase in headcount, which was partially offset by lower depreciation of fixed assets and amortization of intangible assets.

Sales and marketing expenses

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change
	2021	2020
Sales and marketing expenses	105	77	36%

Sales and marketing expenses increased by $28 million, or 36%, to $105 million in the six months ended June 30, 2021 from $77 million in the six months ended June 30, 2020. The increase was due to the increase in media and direct marketing activities in response to changes in consumers’ preferences during the COVID-19 pandemic.

General and administrative expenses

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change
	2021	2020
General and administrative expenses	243	163	48%

General and administrative expenses increased by $79 million, or 48%, to $243 million in the six months ended June 30, 2021 from $163 million in the six months ended June 30, 2020. This was primarily due to higher professional fees relating to mergers and acquisitions, and corporate initiatives, and higher staff compensation cost with the expansion of our operations.

Research and development expenses

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change
	2021	2020
Research and development expenses	167	135	23%

Research and development expenses increased by $31 million, or 23%, to $167 million in the six months ended June 30, 2021, primarily due to the increase in personnel-related compensation from incentives such as bonus and equity compensation.

Net impairment losses on financial assets

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change
	2021	2020
Net impairment losses on financial assets	10	27	(63)%

Net impairment losses on financial assets decreased by $17 million, or 63%, to $10 million in the six months ended June 30, 2021, primarily driven by lower provision for bad debts with the transition towards electronic wallets.

Other expenses

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change
	2021	2020
Other expenses	*	6	NM

Note:

*Amounts less than $1 million

Other expenses decreased by $6 million to less than $1 million in the six months ended June 30, 2021, due to a reduction in loss on disposal of fixed assets.

Net finance costs

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change
	2021	2020
Net finance costs	840	677	24%

Net finance costs increased by $162 million, or 24%, to $840 million in the six months ended June 30, 2021. The increase in net finance costs was primarily due to a higher interest incurred as a result of the issuance of additional convertible redeemable preference shares and secured term loan, and interest accretion. For the six months ended June 30, 2021, GHI issued $262 million of convertible redeemable preference shares with a net increase in finance costs by $157 million from higher interest accretion.

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

($ in millions, unless otherwise stated)	Year Ended December 31,
	2020	2019
Revenue	469	(845)
Deliveries	5	(638)
Mobility	438	9
Financial Services	(10)	(229)
Enterprise and New Initiatives	36	13

Revenue by segment

($ in millions, unless otherwise stated)	Year Ended December 31,
	2020	2019
Singapore	246	(30)
Malaysia	91	92
Vietnam	76	(26)
Rest of Southeast Asia	56	(881)

	469	(845)

Our revenue increased by $1.3 billion, to $469 million in 2020 from $(845) million in 2019.

Revenue is presented net of base incentives, excess incentives and consumer incentives. Base incentives were $178 million and $519 million in 2020 and 2019, respectively. Excess incentives were $443 million and $715 million in 2020 and 2019, respectively, and consumer incentives were $616 million and $1.1 billion in 2020 and 2019, respectively.

Deliveries revenue was $5 million in 2020 compared to revenue of $(638) million in 2019. These increases were driven by an increase in deliveries GMV of 86%, or $2.5 billion, to $5.5 billion in 2020 compared to $2.9 billion in 2019, driven primarily by increasing consumer demand and number of merchant-partners using our platform. Demand was driven by growth in digitalization resulting from stay-at-home and movement control orders, work-from-home arrangements and social distancing measures implemented as a result of the COVID-19 pandemic in our markets. We were also able to utilize our driver-partners providing mobility services to support and meet the increasing demand for delivery services. Deliveries revenue as a percentage of deliveries GMV improved as we gained network efficiency in our driver-partner base, and were able to improve our overall value proposition in terms of merchant selection, delivery performance and application experience on our superapp platform. In addition, the increase in revenue was also due to the reduction of driver- and merchant-partner and consumer incentives. Our partner incentives were $466 million and $477 million in 2020 and 2019, respectively. Our consumer incentives were $437 million and $483 million in 2020 and 2019, respectively.

Mobility revenue increased by $429 million, to $438 million in 2020 compared to $9 million in 2019, which was primarily due to ride hailing revenue increasing by $474 million, partially offset by decrease in rental income from motor vehicles of $45 million. The increase in revenue was primarily due to the reduction of driver-partner incentives and fees and consumer incentives, despite a decrease in ride hailing demand, which was adversely impacted by the COVID-19 pandemic, as reflected by the decrease in GMV for mobility. Our incentives decreased by $887 million (comprised of decreases of $592 million in partner incentives and $294 million in consumer incentives) to $251 million (comprised of $151 million in partner incentives and $100 million in consumer incentives) for the year ended December 31, 2020 compared to $1,137 million (comprised of $743 million in partner incentives and $394 million in consumer incentives) for the year ended December 31, 2019, which resulted in a corresponding increase in our mobility revenue, as we reduced incentives in the face of the COVID-19 pandemic. The COVID-19 pandemic and the associated stay-at-home and movement control orders, work-from-home arrangements and social distancing measures, as well as border closures and travel restrictions, which started in 2020, had a negative impact on mobility demand, and accordingly also on mobility GMV, in 2020. As a result of the effects of the COVID-19 pandemic, GMV for mobility decreased to $3.2 billion in 2020 compared to $5.7 billion in 2019. In addition, in order to comply with social distancing requirements and improve safety, we suspended our GrabShare offering and temporarily suspended our GrabHitch offering. The decrease in rental income was due to reduced demand for mobility offerings. Mobility revenue as a percentage of mobility GMV increased from 0% in 2019 to 14% in 2020, as we continued to reduce partner and consumer incentives and our reliance on such incentives to maintain and grow our driver-partner and consumer base.

Financial services revenue improved to $(10) million in 2020, compared to $(229) million in 2019. The increase was primarily due to optimization on reduction in free OVO points issuance coupled with growth in our GrabPay e-wallet business as consumers increased online spending and increased usage of the GrabPay and OVO wallets as cashless transactions increased, in each case driven primarily by changing consumer preferences resulting from the COVID-19 pandemic and an increase in merchant-partners acceptance of GrabPay.

Enterprise and new initiatives revenue increased by $23 million, or 178%, to $36 million in 2020 compared to $13 million in 2019. The increase was primarily due to the introduction of GrabAds through the second half of 2019 and early 2020.

Cost of revenue

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Cost of revenue	963	1,320	(27)%

Cost of revenue decreased by $357 million, or 27%, to $963 million in 2020 from $1.3 billion in 2019, primarily due to $274 million reduction in the amortization of intangible assets, on a reducing balance basis, relating to our non-compete agreement with Uber. The remaining cost improvement was due to optimization of technology costs, lower processing fees and impairment costs.

Other income

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Other income	33	14	136%

Other income increased by $19 million or 136% to $33 million in 2020 from $14 million in 2019. The increase was due to wage reimbursements from various governments due to the COVID-19 pandemic.

Sales and marketing expenses

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Sales and marketing expenses	151	238	(37)%

Sales and marketing expenses decreased by $87 million, or 37%, to $151 million in 2020 from $238 million in 2019. The reduction is mainly driven by an overall reduction in media and direct marketing activities due to the impact of the COVID-19 pandemic.

General and administrative expenses

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
General and administrative expenses	326	304	7%

General and administrative expenses increased by $22 million, or 7%, to $326 million from 2019 to 2020 primarily due to higher professional fees relating to mergers and acquisitions, litigation provisions and higher staff compensation cost as a result of higher headcount as we expanded our operations.

Research and development expenses

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Research and development expenses	257	231	11%

Research and development expenses increased by $26 million, or 11%, to $257 million in 2020, primarily due to the increase in personnel-related compensation from increased research and development headcount to support innovation, coupled with a decrease in capitalized research and development expenses for qualified development projects during 2020 compared to 2019.

Net impairment losses on financial assets

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Net impairment losses on financial assets	63	56	13%

Net impairment losses on financial assets increased by $7 million, or 13%, to $63 million in 2020, primarily driven by increased provision for bad debts as a result of the COVID-19 pandemic.

Other expenses

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Other expenses	40	30	33%

Other expenses increased by $10 million, or 33%, to $40 million in 2020, due to an increase in goodwill impairment.

Net finance costs

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Net finance costs	1,437	971	48%

Net finance costs increased by $466 million, or 48%, to $1.4 billion in 2020. The increase in net finance costs was primarily due to higher interest incurred as a result of the issuance of additional convertible redeemable preference shares, net change in fair value of financial assets and impairment loss and change in fair value on investments in associates. In 2020, GHI issued $1.4 billion of convertible redeemable preference shares with a net increase in finance costs of $384 million from higher interest accretion.

Key Non-IFRS Financial Measures

In addition to the measures presented in our consolidated financial statements, we use the following key non-IFRS financial measures to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Total Segment Adjusted EBITDA

Total Segment Adjusted EBITDA is a non-IFRS financial measure representing the sum of Segment Adjusted EBITDA of our four business segments. Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs. Total Segment Adjusted EBITDA and Segment Adjusted EBITDA also reflect any applicable exclusions from Adjusted EBITDA. See “Adjusted EBITDA” below. Total Segment Adjusted EBITDA and Segment Adjusted EBITDA each have limitations as financial measures, should be considered as supplemental in nature, and are not meant as a substitute for the related financial information prepared in accordance with IFRS. For a reconciliation of Total Segment Adjusted EBITDA to the most directly comparable IFRS measure see the section titled “—Reconciliation of Non-IFRS Financial Measures.”

Regional corporate costs are costs that are not attributed to any of the business segments, including certain regional research and development expenses, general and administrative expenses and marketing expenses. These regional research and development expenses also include mapping and payment technologies and support and development of the internal technology infrastructure. These general and administrative expenses also include certain shared costs such as finance, accounting, tax, human resources, technology and legal costs. Regional corporate costs exclude stock-based compensation expenses. Total Segment Adjusted EBITDA is a useful indicator of the economics of our segments, as it does not include regional corporate costs.

Despite the impact of the COVID-19 pandemic, our mobility business experienced revenue growth in 2020 and the six months ended June 30, 2021, and positive Segment Adjusted EBITDA for the same periods. Meanwhile, our deliveries Segment Adjusted EBITDA is trending positively, driven by the revenue growth experienced by the segment in 2020 and the six months ended June 30, 2021. We expect continued Segment Adjusted EBITDA improvement over the long-term as we continue to scale our business and achieve greater efficiencies in our operating expenses.

Total Segment Adjusted EBITDA (in $ millions)

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS financial measure calculated as net loss adjusted to exclude: (i) net interest income (expenses), (ii) other income (expenses), (iii) income tax expenses, (iv) depreciation and amortization, (v) stock-based compensation expenses, (vi) costs related to mergers and acquisitions, (vii) unrealized foreign exchange gain (loss), (viii) impairment losses on goodwill and non-financial assets, (ix) fair value changes on investments, (x) restructuring costs and (xi) legal, tax and regulatory settlement provisions.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with IFRS. For a reconciliation of Adjusted EBITDA to the most directly comparable IFRS measure see the section titled “—Reconciliation of Non-IFRS Financial Measures.”

Our loss for the period decreased in 2020 and the six months ended June 30, 2021, in line with the positive trend in the Adjusted EBITDA for the same periods.

Reconciliation of Non-IFRS Financial Measures

To supplement our financial information, we use the following non-IFRS financial measures: Adjusted EBITDA, Segment Adjusted EBITDA and Total Segment Adjusted EBITDA. However, the definitions of our non-IFRS financial measures may be different from those used by other companies, and therefore, may not be comparable. Furthermore, these non-IFRS financial measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated financial statements that are necessary to run our business. Thus, these non-IFRS financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with IFRS.

We compensate for these limitations by providing a reconciliation of these non-IFRS financial measures to the related IFRS financial measures. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-IFRS financial measures in conjunction with their respective related IFRS financial measures.

The following tables provide reconciliations of Adjusted EBITDA, Segment Adjusted EBITDA and Total Segment Adjusted EBITDA.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Loss for the period	(1,467)	(1,489)	(2,745)	(3,988)
Net interest expenses	864	644	1,391	977
Other income	(10)	(7)	(10)	(13)
Income tax expense/(credit)	3	(2)	2	7
Depreciation and amortization expense	170	195	387	647
Stock-based compensation expense	140	26	54	34
Unrealized foreign exchange (gain)/loss	(4)	(2)	*	4
Impairment losses on goodwill and non-financial assets	1	16	43	60
Fair value change on investments	(47)	49	57	3
Restructuring costs	*	7	2	1
Legal, tax and regulatory settlement provisions	25	13	39	31

Adjusted EBITDA	(325)	(550)	(780)	(2,237)
Regional corporate costs	346	265	554	683

Total Segment Adjusted EBITDA	21	(285)	(226)	(1,554)

Segment Adjusted EBITDA
Deliveries	(24)	(186)	(211)	(809)
Mobility	205	108	307	(194)
Financial Services	(163)	(191)	(331)	(548)
Enterprise and New Initiatives	3	(16)	9	(3)

Total Segment Adjusted EBITDA	21	(285)	(226)	(1,554)

Note:

*	Amount less than $1 million

Financial Measures by Business Segment

Deliveries

The table below highlights key financial measures for our deliveries segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Revenue	98	(76)	NM	5	(638)	NM
Segment Adjusted EBITDA(1)	(24)	(186)	87%	(211)	(809)	74%
% of GMV	(1)%	(8)%		(4)%	(27)%

Note:

(1)	Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

Our deliveries business has scaled significantly since its launch in 2018, with growth further accelerating as consumers increased adoption of deliveries services in response to the COVID-19 pandemic. This strong growth is reflected in an increase in revenue of $174 million to $98 million for the six months ended June 30, 2021. Going forward, we expect Segment Adjusted EBITDA to further improve as we continue to scale and develop our deliveries business.

Mobility

The table below highlights key financial measures for our mobility segment.

($ millions)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Revenue	263	175	50%	438	9	NM
Segment Adjusted EBITDA(1)	205	108	89%	307	(194)	NM
% of GMV	14%	7%		9%	(3)%

Note:

(1)	Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

Our mobility business was impacted significantly by the COVID-19 pandemic and the implementation of city and country lockdowns in the first half of 2020. In the latter half of 2020, mobility volumes began to recover as government mandated restrictions eased and consumers returned to using our mobility offerings. However, governments from time to time continue to implement measures or encourage actions to curb the spread of COVID-19, including new stay-at-home and movement control orders, work-from-home arrangements and social distancing measures, and as a result, our mobility offerings continue to be impacted by the COVID-19 pandemic. Despite these challenging circumstances, revenue increased by 50% to $263 million for the six months ended June 30, 2021, underlining strong unit economics fundamentals in our mobility business.

Financial Services

The table below highlights key financial measures for our financial services segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Revenue	14	(19)	NM	(10)	(229)	95%
Segment Adjusted EBITDA(1)	(163)	(191)	15%	(331)	(548)	40%

Note:

(1)	Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

Our financial services business has scaled significantly over the past three years as we have rolled out new offerings. Despite the impact of the COVID-19 pandemic, our revenue increased from $(19) million for the six months ended June 30, 2020 to $14 million for the six months ended June 30, 2021, reflecting the continued growth potential in the financial services business and we have trended towards positive Segment Adjusted EBITDA.

Enterprises and New Initiatives

The table below highlights key financial measures for our enterprise and new initiatives segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Revenue	21	(2)	NM	36	13	178%
Segment Adjusted EBITDA(1)	3	(16)	NM	9	(3)	NM
% of GMV	5%	(130)%		21%	(34)%

Note:

(1)	Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

The enterprise and new initiatives segment generated revenue of $21 million and ($2) million for the six months ended June 30, 2021 and June 30, 2020, respectively. Additionally, Segment Adjusted EBITDA increased by $19 million to $3 million in the six months ended June 30, 2021 from $(16) million in the six months ended June 30, 2020, and Segment Adjusted EBITDA as a percentage of GMV went from (130)% during the six months ended June 30, 2020 to 5% during the six months ended June 30, 2021.

Key Operating Metrics

Our revenue and results of operations are driven by the following key operating metrics, which our management reviews in order to understand and evaluate our current and past business and financial performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

Gross Merchandise Value

Gross Merchandise Value (“GMV”) is an operating metric representing the sum of the total dollar value of transactions from our services, including any applicable taxes, tips, tolls and fees, over the period of measurement. GMV is a metric by which we understand, evaluate and manage our business, and we believe is necessary for investors to understand and evaluate our business. GMV provides useful information to investors as it represents the amount of a consumer’s spend that is being directed through our platform. This metric enables us and investors to understand, evaluate and compare the total amount of consumer spending that is being directed through our platform over a period of time. We present GMV as a metric to understand and compare, and to enable investors to understand and compare, our aggregate operating results, which captures significant trends in our business over time. GMV has historically increased as our business has grown and was $7.5 billion for the six months ended June 30, 2021. In 2020, due to the impact of the COVID-19 pandemic, GMV declined for the first half but recovered from the second half onwards. This was underpinned by similar trends in our number of MTUs. This allowed us to achieve growth in GMV from 2020 to 2021 of approximately 28%. We believe that we have a significant opportunity to continue growing GMV due to the extent of the market opportunity across all of our business verticals, along with our platform advantages. In addition to a rebound in mobility volumes and GMV as countries eventually enter into a recovery phase from COVID-19, we expect to achieve growth in our newer deliveries, financial services and enterprise and new initiative businesses as they continue to mature.

Gross Merchandise Value (in $ millions)

Monthly Transacting Users

Monthly transacting users (“MTUs”) is an operating metric defined as the number of unique consumers who have successfully paid for an offering on our platform within a given month, across any of our segments. For example, a consumer who made one food delivery transaction and one mobility transaction in the same month is counted as only one Grab MTU. MTUs over a quarterly or annual period are calculated based on the average of the MTUs for each month in the relevant period. We present our MTUs as a metric to understand and evaluate our business growth, and to enable investors to do the same. Due to the impact of the COVID-19 pandemic, we experienced a decline in MTUs from the second quarter of 2020 as movement restrictions severely impacted our mobility business. As we continue to face continued movement restrictions in 2021, our overall MTUs for the first half of 2021 remained consistent with the first half of 2020. Although we expect a return to MTU growth when economies in our markets recover from the COVID-19 pandemic, uncertainty remains as to the nature and timing of a full recovery as the COVID-19 pandemic continues to impact Southeast Asia and our markets have seen spikes in COVID-19 cases, and government measures are tightened from time to time.

Monthly Transacting Users (monthly average in millions)

The table below sets forth MTUs by segment for the periods indicated.

(in millions, unless otherwise noted)	Six months ended June 30,		2020-2021 % change	Year ended December 31,		2019-2020 % change
	2021	2020		2020	2019
Overall MTUs	24.3	24.5	(1)%	24.5	29.2	(16)%
Deliveries MTUs	16.4	14.1	16%	14.8	10.7	38%
Mobility MTUs	12.5	15.2	(18)%	14.6	24.7	(41)%
Financial Services MTUs	12.3	10.1	22%	10.4	10.3	1%

Overall Group MTUs have stayed relatively stable in the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This was mainly caused by the decrease in mobility MTUs due to the extensive COVID-19 related restrictions and lockdowns across our markets in the first half of 2021, which was partially offset by the increase in deliveries MTUs and financial services MTUs in the same period. However, we expect our MTUs to return to normalized levels as COVID-19 related restrictions and lockdowns ease across our markets. In addition, the decrease in on-platform rides and in-store cashless transactions due to COVID-19 related restrictions and lockdowns also negatively affected the growth trend in our MTUs for financial services. Such negative impact on the growth trend in our MTUs for financial services was partially offset by an increase in on-platform payments for deliveries orders.

Gross Merchandise Value per Monthly Transacting User

Our ecosystem synergies and the continued rollout of new offerings drive increasing spend and engagement across the existing user base and attract new consumers to try offerings on our platform. This is evidenced by our GMV per MTU which has grown significantly since 2020 due to the growing proportion of MTUs using multiple offerings. We expect to drive growth in GMV per MTU as we continue to scale our offerings and realize the benefits of our ecosystem. Financial services offerings have contributed to GMV per MTU growth and we believe this continues to be a meaningful metric as it represents the amount of a consumer’s spend that is being directed through our platform. Financial services GMV includes OVO and GrabPay payments from successful P2P (peer-to-peer), P2M (peer-to-merchant) transactions, payments from successful digital goods transactions from Grab’s airtime and BillPay services, payments from successful online acceptance transactions (on-demand via Wallet Balance or PayLater from non-Grab services online), payments from subscription fees for deliveries and mobility offerings, value of buy transactions for wealth products and gross written premiums for insurance products.

GMV per MTU (in $)

Partner Incentives and Consumer Incentives

Partner incentives represent the dollar value of incentives granted to driver- and merchant-partners, the effect of which is to reduce revenue. The incentives granted to driver- and merchant-partners include base incentives and excess incentives, with base incentives being the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by us from those driver- and merchant-partners, and excess incentives being the amount of payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by us from those driver- and merchant-partners. Consumer incentives represent the dollar value of discounts and promotions offered to consumers, the effect of which is to reduce revenue. Partner incentives and consumer incentives are metrics by which we understand, evaluate and manage our business, and we believe are necessary for investors to understand and evaluate our business. We believe these metrics capture significant trends in our business over time.

Partner Incentives (in $ millions)

Consumer Incentives (in $ millions)

Partner and Consumer Incentives (in $ millions)

Key Operating Metrics by Business Segment

Deliveries

The table below highlights key operating metrics which drive our revenue for the deliveries segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Revenue	98	(76)	NM	5	(638)	NM
GMV(1)	3,775	2,449	54%	5,468	2,947	86%
Partner incentives(2)	(262)	(251)	5%	(466)	(477)	(2)%
Consumer incentives(3)	(323)	(211)	53%	(437)	(483)	(10)%

Notes:

(1)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from our services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(2)

Partner incentives represent the dollar value of incentives granted to driver- and merchant-partners, the effect of which is to reduce revenue. The incentives granted to driver- and merchant-partners include base incentives and excess incentives, with base incentives being the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by us from those driver- and merchant-partners, and excess incentives being the amount of payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by us from those driver- and merchant-partners. Base incentives amounted to $46 million and $31 million, for the six months ended June 30, 2021 and 2020, respectively, and $64 million and $53 million for the year ended December 31, 2020 and 2019, respectively.

(3)	Consumer incentives represent the dollar value of discounts and promotions offered to consumers, the effect of which is to reduce revenue.

The revenue growth for our deliveries segment in 2020 and the six months ended June 30, 2021 was driven by an increase in GMV for the same periods. For the six months ended June 30, 2021, the revenue growth was partially offset by an increase in partner and consumer incentives. GMV for our deliveries segment is calculated as the sum of the total dollar value of the orders placed through our platform, including any applicable taxes, tips, tolls, delivery fees and platform and other fees. We generate revenue through commissions from driver- and merchant-partners, calculated as a percentage of the total dollar value and delivery fee of each GrabFood,

GrabKitchen, GrabMart, and GrabExpress order. For GrabKios, we generate revenue by charging a commission on the total value of goods sold by GrabKios agents.

Mobility

The table below highlights key operating metrics which drive our revenue for the mobility segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Revenue	263	175	50%	438	9	NM
GMV(1)	1,493	1,621	(8)%	3,232	5,715	(43)%
Partner incentives(2)	(48)	(109)	(56)%	(151)	(743)	(80)%
Consumer incentives(3)	(34)	(57)	(40)%	(100)	(394)	(75)%

Notes:

(1)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from our services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(2)

Partner incentives represent the dollar value of incentives granted to driver- and merchant-partners, the effect of which is to reduce revenue. The incentives granted to driver- and merchant-partners include base incentives and excess incentives, with base incentives being the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by us from those driver- and merchant-partners, and excess incentives being the amount of payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by us from those driver- and merchant-partners. Base incentives amounted to $32 million and $80 million, for the six months ended June 30, 2021 and 2020, respectively, and $114 million and $464 million for the year ended December 31, 2020 and 2019, respectively.

(3)	Consumer incentives represent the dollar value of discounts and promotions offered to consumers, the effect of which is to reduce revenue.

Our mobility segment experienced revenue growth in 2020 and the six months ended June 30, 2021. The reduced demand for mobility offerings due to the COVID-19 pandemic was reflected in decreased GMV for the same periods. Despite challenging conditions, we continued to reduce partner and consumer incentives for the mobility segment in the six months ended June 30, 2021, which drove the growth in revenue. GMV for our mobility segment is calculated as the sum of the total dollar value of rides taken on our platform, including any applicable taxes, tips, tolls, and fees. Revenue from lease payments from our rentals business is also included in our mobility segment financials. We generate revenue for each ride based on a commission as a percentage of the total cost of the ride, exclusive of tolls and taxes.

Financial Services

The table below highlights the key operating metrics which drive our revenue for the financial services segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,			2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021		2020		2020	2019
Revenue	14		(19)	NM	(10)	(229)	95%
Pre-InterCo TPV(1)	5,614		4,046	39%	8,856	7,773	14%
GMV(2)	2,193		1,775	24%	3,748	3,579	5%
Partner incentives(3)	(*	)	(2)	(86)%	(3)	(13)	(80)%
Consumer incentives(4)	(34)		(45)	(23)%	(80)	(244)	(67)%

Notes:

*	Amount less than $1 million.
(1)

Pre-InterCo TPV for the financial services segment is equivalent to the total payments volume, or TPV, processed through our platform for the financial services segment. TPV is the value of payments received from consumers, net of payment reversals, successfully completed through our platform.

(2)

GMV for the financial services segment is equivalent to the total payments volume, or TPV, processed through our platform for the financial services segment, excluding amounts from transactions between entities within the Grab group that are eliminated upon consolidation.

(3)

Partner incentives represent the dollar value of incentives granted to driver- and merchant-partners, the effect of which is to reduce revenue. The incentives granted to driver- and merchant-partners include base incentives and excess incentives, with base incentives being the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by us from those driver- and merchant-partners, and excess incentives being the amount of payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by us from those driver- and merchant-partners. Base incentives were less than $1 million for the six months ended June 30, 2021 and 2020 and $1 million and $2 million for the year ended December 31, 2020 and 2019, respectively.

(4)	Consumer incentives represent the dollar value of discounts and promotions offered to consumers, the effect of which is to reduce revenue.

The revenue growth for our financial services segment in 2020 and the six months ended June 30, 2021 was driven by an increase in GMV for the same periods with the roll-out of new offerings.

Enterprise and New Initiatives

The table below highlights the key operating metrics which drive our revenue for the enterprise and new initiatives segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,			2020-2021 % Change	Full Year Ended December 31,			2019-2020 % Change
	2021		2020		2020		2019
Revenue	21		(2)	NM	36		13	178%
GMV(1)	61		12	399%	44		9	416%
Partner incentives(2)	(*	)	(2)	(99)%	(2)		(1)	139%
Consumer incentives(3)	(37)		(9)	301%	(*	)	5	NM

Notes:

*	Amount less than $1 million
(1)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from our services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(2)

Partner incentives represent the dollar value of incentives granted to driver- and merchant-partners, the effect of which is to reduce revenue. The incentives granted to driver- and merchant-partners include base incentives and excess incentives, with base incentives being the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by us from those driver- and merchant-partners, and excess incentives being the amount of payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by us from those driver- and merchant-partners. Base incentives were less than $1 million for the six months ended June 30, 2021 and 2020 and for the year ended December 31, 2020 and 2019.

(3)	Consumer incentives represent the dollar value of discounts and promotions offered to consumers, the effect of which is to reduce revenue.

The revenue growth for our enterprises and new initiatives segment in 2020 and the six months ended June 30, 2021 was driven by an increase in GMV with the growth in services.

Liquidity and Capital Resources

Our principal sources of liquidity have been cash and cash equivalents raised from the issuance of convertible redeemable preference shares, loan facilities, equity financing at the subsidiary level and cash generated from operating activities.

Our liabilities exceeded our assets by $7.0 billion and $6.3 billion as of June 30, 2021 and December 31, 2020, respectively, and we incurred a net loss after tax of $1.5 billion and $1.5 billion for the six months ended June 30, 2021 and 2020, respectively. In addition, we had accumulated losses of $11.9 billion as of June 30, 2021. To support our business plans, GHI raised funding primarily through a term loan facility and issuance of convertible redeemable preference shares. We have secured additional liquidity with the closing of GHI’s first senior secured term loan facility, the Term Loan B Facility, in January 2021 of $2.0 billion that carries an interest rate based on cost of funds plus 4.5%. GHI also secured additional funding of approximately $45 million as part of its Series A financing round for our Grab Financial Group for the six months ended June 2021. GHI raised $0.3 billion and $0.7 billion of cash during the six months ended June 30, 2021 and June 30, 2020, respectively, through the issuance of convertible redeemable preference shares. GHI also incurred non-cash interest expenses related to such convertible redeemable preference shares of $0.8 billion and $0.7 billion for the six months ended June 30, 2021 and 2020, respectively. Such convertible redeemable preference shares were cancelled and converted into the right to receive Ordinary Shares upon completion of the Business Combination in December 2021 and as a result, we no longer recognize any liability component nor any interest expense incurred with respect to such convertible redeemable preference shares.

Our unrestricted cash and cash equivalents comprise cash balances and short-term deposits with maturities of three months or less from the date of acquisition that are subject to an insignificant risk of changes in their fair value and are used to manage short-term commitments. Marketable securities consisted primarily of investment-grade corporate bonds. Restricted cash comprises deposits pledged with banks as security in relation to the utilization of certain bank services, monies received and held in escrow in connection with certain contractual obligations and advances received in connection with our electronic wallet or e-wallet services. Our cash and cash equivalents are primarily denominated in U.S. Dollars as well as in local currencies of the markets where we operate.

We believe that our current available cash and cash equivalents and our credit facilities will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for a period of at least twelve months from the date hereof. We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities, and funds raised in connection with the Business Combination Transactions, including proceeds raised from the PIPE Investment, the funds in the trust account and proceeds raised under the Amended and Restated Forward Purchase Agreements and the Sponsor Subscription Agreement. We may use debt, equity or a portion of the proceeds from the PIPE Investment to refinance all or a portion of our debt under our existing credit facilities. Our future capital requirements depend on many factors including our growth rate, the continuing market acceptance of our offerings, the timing and extent of spending to support our efforts to develop our platform, and the expansion of sales and marketing activities. Further, we may in the future enter into arrangements to acquire or invest in businesses, products, services, and technologies, Therefore, we may decide to enhance our liquidity position or increase our cash reserve for future investments or operations through additional financing activities, which may include further equity or debt financing. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating or financial covenants that restrict our operations.

The following table sets forth a summary of our cash flows for the periods indicated.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash flow	1,323	439	617	232
Net cash used in operating activities	(303)	(537)	(643)	(2,112)
Net cash provided by (used in) investing activities	(700)	374	(318)	393
Net cash provided by financing activities	2,326	602	1,578	1,951

Operating Activities

Net cash used in operating activities was $303 million for the six months ended June 30, 2021, primarily consisting of $1.5 billion of loss for the period, adjusted for certain non-cash items, which included a $0.9 billion non-cash charge mainly for finance costs relating to convertible redeemable preference shares, a $117 million non-cash amortization of intangible assets mainly relating to a non-compete agreement, depreciation expense of $53 million, $10 million of financial assets impairment, non-cash stock compensation expense of $140 million, and a $4 million share of loss from equity accounted investees. This was offset by a $61 million change in finance income mainly relating to interest income on our debt investments. The net change in operating assets and liabilities is primarily due to a $50 million increase in trade and other payables, with a partial offsetting from a $43 million increase in trade and other receivables. Additionally, there was a $4 million charge for taxes paid.

Net cash used in operating activities was $537 million for the six months ended June 30, 2020, primarily consisting of $1.5 billion of loss for the period, adjusted for certain non-cash items, which included a $0.7 billion non-cash charge mainly for finance costs relating to convertible redeemable preference shares and $129 million in amortization of intangible assets mainly relating to a non-compete agreement, depreciation expense of $67 million, $16 million of non-cash impairment of property, plant and equipment, $27 million of financial assets impairment and non-cash stock compensation expense of $26 million. This was offset by a change in finance income mainly relating to interest income on our debt investments of $42 million. The net change in operating assets and liabilities was due to a $10 million decrease in trade and other receivables, with partial offsetting from a $4 million decrease in trade and other payables. Additionally, there was a $3 million charge for tax paid.

Net cash used in operating activities was $643 million for the year ended December 31, 2020, primarily consisting of $2.7 billion of loss for the year, adjusted for certain non-cash items, which included a $1.5 billion non-cash charge mainly for finance costs relating to convertible redeemable preference shares, non-cash amortization of intangible assets mainly relating to a non-compete agreement of $261 million related to the Uber non-competition arrangement, depreciation expense of $126 million, $43 million of non-cash impairment of intangible assets and property, plant and equipment, $63 million of financial assets impairment, non-cash stock compensation expense of $54 million, a non-cash charge to litigation provisions of $31 million, a $8 million loss of our share of loss of equity accounted investees, and a $9 million loss on disposal of property, plant and equipment. This was offset by a change in finance income mainly relating to interest income on our debt investments of $53 million. The net change in operating assets and liabilities are primarily the result of a $31 million decrease in trade and other receivables and a $42 million increase in trade and other payables. Additionally, there was a $7 million charge for taxes paid.

Net cash used in operating activities was $2.1 billion for the year ended December 31, 2019, primarily consisting of $4.0 billion of loss for the year, adjusted for certain non-cash items, which included a $1.1 billion non-cash charge mainly for finance costs relating to convertible redeemable preference shares and amortization of intangible assets mainly relating to a non-compete agreement of $538 million, depreciation expense of $109 million, $60 million of non-cash impairment of intangible assets and property, plant and equipment, $56 million of financial assets impairment and non-cash stock compensation expense of $34 million. This was offset by a change in finance income mainly relating to interest income on our debt investments of $85 million. The net change in operating assets and liabilities was primarily the result of a $75 million increase in trade and other receivables and a $181 million increase in trade and other payables. Additionally, there was a $8 million charge for tax paid.

Investing Activities

Net cash used in investing activities was $700 million for the six months ended June 30, 2021, primarily consisting of $614 million for the purchase of other investments, placement of certain restricted cash deposits of $94 million and $9 million in share subscription in an associate. Additionally, $22 million was used for the purchases of property, plant and equipment and intangible assets. These were offset by proceeds from the sale of property, plant and equipment of $17 million, proceeds from sale of an associate of $8 million and cash interest received of $14 million.

Net cash from investing activities was $374 million for the six months ended June 30, 2020, primarily consisting of $378 million in proceeds from the sale of other investments, $30 million in cash interest received, $33 million in proceeds from the sale of property, plant and equipment, offset by $6 million for the purchase of intangible assets, $18 million for the purchases of property, plant and equipment, $3 million for the acquisition of businesses and the placement of certain fixed restricted cash deposits of $40 million.

Net cash used in investing activities was $318 million in 2020, primarily consisting of $109 million for the purchase of investments, coupled with the purchase of certain investment bonds of $250 million and the placement of certain restricted cash deposits of $30 million. Additionally, $18 million used for the purchase of intangible assets and $22 million used for the purchases of property, plant and equipment were offset by proceeds from the sale of property, plant and equipment of $63 million and cash interest received of $51 million.

Net cash from investing activities was $393 million in 2019, primarily consisting of $579 million in proceeds from the sale of other investments, $79 million in cash interest received and $6 million in proceeds from the sale of property, plant and equipment offset by $42 million for the purchase of intangible assets, $98 million for the purchases of property, plant and equipment, $32 million for the acquisition of subsidiaries and non-controlling interests and the placement of certain fixed restricted cash deposits of $99 million.

Financing Activities

Net cash provided by financing activities was $2.3 billion for the six months ended June 30, 2021, primarily consisting of $1.9 billion in proceeds from borrowings, $262 million in the issuance of convertible redeemable preference shares, and an additional $217 million attributed from proceeds from subscription of shares in a subsidiary by non-controlling interests, $44 million from the proceeds of the exercising of share options, offset by $89 million in the repayment of long and short-term debt, $12 million for the payment of lease liabilities and $40 million for cash interest paid.

Net cash provided by financing activities was $602 million for the six months ended June 30, 2020, primarily consisting of $659 million in proceeds from the issuance of convertible redeemable preference shares, $2 million from the proceeds of the exercising of share options, $4 million from long and short-term debts and an additional $25 million attributed from proceeds from subscription of shares in a subsidiary by non-controlling interests, offset by $61 million in the repayment of long and short-term debt, $17 million for the payment of lease liabilities and $10 million for cash interest paid.

Net cash provided by financing activities was $1.6 billion in 2020, primarily consisting of $1.4 billion in proceeds from the issuance of convertible redeemable preference shares, and an additional $329 million attributed from proceeds from subscription of shares in a subsidiary by non-controlling interests, $5 million from the proceeds of the exercising of share options and $8 million in proceeds from borrowings, offset by

$106 million in the repayment of long and short-term debt, $30 million for the payment of lease liabilities and $17 million for cash interest paid.

Net cash provided by financing activities was $2.0 billion in 2019, primarily consisting of $1.9 billion in proceeds from the issuance of convertible redeemable preference shares, $6 million from the proceeds of the exercising of share options and an additional $327 million from proceeds from subscription of shares in a subsidiary by non-controlling interests, offset by $69 million in the repayment of long and short-term debt, $28 million for the payment of lease liabilities, $203 million for the acquisition of noncontrolling interests and $20 million for cash interest paid.

Capital Expenditures

Our capital expenditures amounted to $32 million and $40 million for the six months ended June 30, 2021 and 2020, respectively. Our historical capital expenditures are primarily related to our facilities and procurement of our vehicles fleet, primarily across Singapore and Indonesia. We expect to continue to make capital expenditures to meet the expected growth in scale of our business and expect that cash generated from our cash and cash equivalents following the Business Combination Transactions and cash from operating activities and financing activities may be used to meet our capital expenditure needs in the foreseeable future.

Indebtedness

The following table shows the amount of our total consolidated short-term and long-term debt outstanding as of June 30, 2021 and 2020 and December 31, 2020 and 2019:

($ in millions, unless otherwise stated)	As of June 30,		As of December 31,
	2021	2020	2020	2019
Current maturities of long-term liabilities
Bank loans and term loans	146	121	91	163
Long-term liabilities—net of current maturities
Bank loans and term loans	1,942	116	121	133

Total	2,088	238	212	296

We entered into a $2.0 billion senior secured term loan B facility (the “Term Loan B Facility”) in January 2021. Borrowings under the Term Loan B Facility bear interest at a floating rate equal to either, at our option, (i) a base rate, subject to a 2.00% floor, plus a margin of 3.50% per annum or (ii) a Eurodollar rate, subject to a 1.00% floor, plus a margin of 4.50% per annum. The Term Loan B Facility matures on January 29, 2026, and requires quarterly principal payments of 0.25% of the original principal amount per quarter through December 31, 2025, with any remaining balance payable on January 29, 2026. The term loan credit agreement in connection with the Term Loan B Facility contains certain affirmative and negative covenants applicable to us and certain of our subsidiaries, including, among other things, restrictions on indebtedness, liens and fundamental changes. The Term Loan B Facility is secured by substantially all assets of GHI and certain of its subsidiaries and all proceeds and products of the foregoing. The Term Loan B Facility proceeds may be used for general corporate purposes of GHI and certain of its subsidiaries. As of June 30, 2021, $2.0 billion in principal amount and accrued interest was outstanding under the Term Loan B Facility.

As of June 30, 2021, we and our subsidiaries had available credit facilities of an aggregate of $2.6 billion, of which $2.1 billion was drawn and outstanding while $485 million was unutilized. From time to time, we may also decide to refinance our indebtedness, including the Term Loan B Facility. Other than the Term Loan B Facility, a majority of these facilities are secured against vehicles rented to driver-partners through our rental business in Malaysia, Singapore and Indonesia. These financings are on an arm’s-length terms with an average duration of five years and interest rates of up to 11.50%. These facilities are denominated in local currencies with local financial institutions and leasing companies and contain customary affirmative and negative covenants applicable to Grab and/or certain of our subsidiaries, including, among other things, restrictions on indebtedness, liens, and fundamental changes. Among such facilities is an aggregate of approximately $283 million (the “Maybank Facilities”) entered into based on letters of blanket hire purchase facility with Malayan Banking Berhad, by one of our subsidiaries, Grab Rentals Pte. Ltd., of which approximately $55 million was drawn and outstanding as of June 30, 2021. The Maybank Facilities are secured against vehicles we rent to driver-partners in Singapore and have tiered interest rates ranging between 1.8% and 2.08% with an average duration of five years.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of June 30, 2021:

($ in millions, unless otherwise stated)	Payments Due by Period
	Total	Less than 1 year	1-5 years	More than 5 years
Bank loans and term loans(1)	2,676	249	2,427	—
Lease liabilities commitments	32	13	18	*
Obligations for leases not yet commenced	104	3	47	54
Non-cancelable purchase obligations(2)	831	396	435	—

Total contractual obligations	3,643	661	2,927	55

Notes:

*	Amount less than $1 million
(1)	Each item includes expected interest payments.
(2)	Non-cancelable purchase obligations primarily pertain to the purchase of onboarding, data processing and technology platform infrastructure services.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Internal Control Over Financial Reporting

We have limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we and our independent registered public accounting firm identified three material weaknesses as of December 31, 2020, in accordance with the standards established by PCAOB. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) improper revenue recognition conclusions with respect to OVO that resulted in a material overstatement of revenue and expenses in GHI’s consolidated financial statements that were previously audited under International Standards on Auditing as a private company; (ii) the review process over assumptions and inputs used in several key accounting estimates; (iii) not having a sufficient number of personnel with an appropriate level of IFRS accounting skills, SEC reporting knowledge and experience and training in internal controls over financial reporting. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control over financial reporting under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness or significant deficiency in our internal control over financial reporting, as we and they are required to do upon the consummation of the Business Combination. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

To remedy our identified material weaknesses and control deficiencies, we plan to adopt several measures that will improve our internal control over financial reporting, including: (i) evaluating our existing communication channels and making improvements to ensure a higher level of collaboration and compliance with our accounting policies at the subsidiary level; (ii) design management review controls, including establishing proper precision levels at which the management review controls should operate and the timing of when controls should be performed; and (iii) performing a resource and skills gap analysis within our existing finance organization, implementing regular and consistent accounting and financial reporting training programs for our accounting and financial reporting personnel and recruiting more qualified personnel equipped with relevant experience and qualifications to strengthen the financial reporting function and setting up a financial and system control framework.

We expect to complete the measures above as soon as practicable and we will continue to implement measures to remedy our internal control deficiencies. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. If we fail to develop or maintain an effective system of internal controls over our financial reporting, we may not be able to accurately report our financial results, prevent fraud or meet our reporting obligations.

Holding Company Structure

Grab Holdings Limited is a Cayman Islands incorporated investment holding company. It facilitates group treasury activities and international financial transactions such as fund raising but does not have substantive business operations. We conduct our operations in Southeast Asia primarily through our subsidiaries and consolidated affiliated entities. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries and consolidated affiliated entities. If our existing or future subsidiaries or consolidated affiliated entities incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, as determined in accordance with local regulations, our subsidiaries and consolidated affiliated entities in certain Southeast Asian markets may be restricted from paying us dividends offshore or from transferring a portion of their assets to us, either in the form of dividends, loans or advances, unless certain requirements are met and regulatory approvals are obtained. Even though we currently do not require any such dividends, loans or advances from our entities for working capital and other funding purposes, we may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to our shareholders.

Certain of the markets in which we have significant subsidiaries or consolidated affiliated entities, including Indonesia and Thailand, require those subsidiaries or consolidated affiliated entities to establish and fund statutory reserves. Indonesian laws require a limited liability company to reserve an unspecified amount from its net profit in any year for which the balance of retained earnings is positive as a reserve fund until such fund amounts to at least 20% of its issued and paid up capital. Regulations in Thailand require a private limited liability company to allocate at least 5% of its retained earnings into a legal reserve fund at the time the dividend is paid until and unless the legal reserve fund reaches 10% of the company’s registered capital. The legal reserve is not available for dividend distribution.

Quantitative and Qualitative Disclosure about Market Risks

We are exposed to market risks in the ordinary course of our business. These risks primarily include credit risk, foreign currency risk and interest rate risk. See Note 24 to our consolidated financial statements included elsewhere in this prospectus for further details.

Credit Risk

We are exposed to credit risk from our operating activities and from our financing activities, which arises principally from our trade receivables, loans and advances to customers or consumers, deposits and cash and cash equivalents. With respect to trade receivables, we are not exposed to a major default risk from a single customer, and we actively monitor and manage credit risk by performing credit checks and optimizing the payment process. With respect to our loans and advances to customers, our credit risk mainly pertains to term loans provided to borrowers. We closely monitor credit quality for the loans and advances to manage and evaluate our related exposure to credit risk, and such efforts begin with initial underwriting and continue through to full repayment of a loan or advance. We have developed risk models using detailed information from internal historical experience, including customers’ prior repayment histories with us, to assess customer requests for a loan or advance. We also use delinquency status and trends and other indicators to assist in making new and ongoing credit decisions, adjust models and plan collection practices and strategies. With respect to our financial instruments, our deposits and cash and cash equivalents are all held with reputable bank and financial institution counterparties.

Foreign Currency Risk

We are exposed to foreign exchange risk on transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables and borrowings that are denominated in a currency other than the respective functional currencies of our entities, including Singapore Dollars, Indonesian Rupiah, Thai Baht, Malaysian Ringgit, Vietnamese Dong and Philippine Pesos, among other currencies. The functional currencies of our entities are primarily the currency of the country in which the entity operates. The currencies in which these transactions primarily are denominated are also in the currency in which the entity operates. Accordingly, changes in exchange rates are reflected in reported income and loss from our international businesses included in our consolidated statements of operations. A continued strengthening of the U.S. dollar would therefore reduce reported revenue and expenses from our international businesses included in our consolidated statements of operations.

Interest on external borrowings is denominated in the currency of the borrowing. Generally, our entities’ external borrowings are denominated in currencies that match the cash flows generated by the underlying operations, which is also the currency of the country in which the entity operates.

Based on the above, we believe we are not exposed to significant currency transactional foreign currency risk. We may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Translation Exposure

We are also exposed to foreign exchange rate fluctuations as we translate the financial statements of our subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the translation adjustments resulting from the conversion of the financial statements of our subsidiaries into U.S. dollars would result in a gain or loss recorded as a component of accumulated other comprehensive income (loss).

Interest Rate Risk

Our main interest rate risk arises from long-term borrowings with variable rates, which expose us to cash flow interest rate risk. Our borrowings at variable rate are mainly denominated in U.S. Dollars and Singapore Dollars. The borrowings are periodically contractually repriced and to the extent are also exposed to the risk of future changes in market interest rates. Therefore, fluctuations in interest rates will impact our consolidated financial statements. A rising interest rate environment will increase the amount of interest paid on these loans. As an example, for the $2 billion Term Loan B Facility, a hypothetical 100 basis point increase in LIBOR, over and above the 1.00% floor, would increase our interest expense by $20 million. At this time, we do not, but we may in the future, enter into derivatives or other financial instruments to hedge our interest rate risk and provide certainty to our fixed obligations.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with IFRS. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies reflect the more significant judgments, estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue recognition

We enable access to transportation, delivery, financial services and enterprise offerings in Southeast Asia through our platform; and recognize revenue as or when we satisfy our service obligations. We primarily earn revenue from the following:

Mobility

We earn fees from driver-partners and consumers for connecting consumers with transportation rides provided by driver-partners across a variety of multi-modal mobility options. We recognize revenue upon completion of each ride. Our mobility revenue also includes rental income from the leasing of motor vehicles to driver-partners, who typically use the vehicles to offer services through our platform.

Deliveries

We earn fees from driver-partners, merchant-partners and consumers for connecting driver-partners and merchant-partners with consumers to facilitate deliveries, including of prepared meals and groceries, as well as point-to-point parcel delivery. We recognize revenue on completion of each delivery.

Mobility and Deliveries business: principal vs. agent considerations

We enter into service agreements with driver-partners and merchant-partners to use our platform. A contract exists between us and the driver-partners and merchant-partners once they accept a transaction request and their ability to cancel the transaction lapses.

We evaluate the presentation of revenue on a gross or net basis based on whether we act as a principal by controlling the services provided to consumers, or whether we act as an agent by arranging for third parties to provide the services to consumers. We facilitate the provision of services by driver-partners and merchant-partners to consumers for the driver-partners and merchant-partners to fulfill their contractual promise to consumers. The driver-partners and merchant-partners fulfill their promise to provide services to consumers through use of our platform. While we facilitate setting the price for services, the driver-partners and consumers have discretion in accepting the transaction price through our platform. We are not responsible for fulfilling the services being provided to the consumers nor do we have inventory risk related to these services. We are acting as an agent to facilitate the successful completion of transportation or delivery services by the driver-partners and merchant-partners to consumers. We have concluded that we are an agent to the driver-partners and merchant-partners, as our role is to connect them with consumers to facilitate the successful completion of transportation or delivery services.

In enabling connection, the driver-partners, merchant-partners and consumers are our customers; and we have a separate performance obligation to each:

•	the driver-partners (to connect the drive-partners with consumers to facilitate and successfully complete ride-hailing and delivery services);

•	the merchant-partners (to connect the merchant-partners with consumers to facilitate and successfully complete ordering services); and

•	the consumer (to connect the consumer with driver-partners and merchant-partners).

We recognize fees on the completion of the successful transportation ride or delivery by the driver-partners and merchant-partners. We report revenue on a net basis, reflecting the fee owed to us from the driver-partners and merchant-partners as revenue, and not the gross amount collected from the consumers.

Financial services

We earn fees from digital payment processing services charged to merchant-partners primarily based on the total payments volume (“TPV”) processed through our platform. TPV is the value of payments, net of payment reversals, successfully completed through our platform. Revenue resulting from a payment processing service is recognized once the processing transaction is complete.

Financial services revenue also includes effective interest earned on loans and advances provided to merchant-partners, driver-partners and consumers, and fees from wealth management and insurance distribution offerings.

Enterprise and new initiatives

We earn fees from enterprise offerings which are predominantly from digital advertising and marketing services. Revenue is recognized once the obligation to provide the service is satisfied.

Incentives to customers

We offer various incentive programs to driver-partners, merchant-partners and consumers which are recorded as a reduction from fees from the respective customers as these incentives are considered to be consideration payable to the customers. In certain arrangements, the incentives paid to driver-partners, merchant-partners and consumers could exceed the fees received from the respective customers. In these situations, presenting the incentives as a reduction from fees from the respective customers would result in “negative revenue.”

Share-based compensation

We incur share-based payment expenses from options granted to purchase our ordinary shares (“Share Options”) and restricted share units/awards (“RSUs”) issued primarily to our employees.

The grant date fair value of Share Options and RSU is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

When the terms of an equity-settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

The grant date fair value of the Share Options and the RSUs are measured using valuation models that require inputs of subjective assumptions that include:

•	Expected term: We estimate the expected term based on the simplified method.

•	Expected volatility: We estimate the volatility of our ordinary shares on the date of grant based on the average historical stock price volatility of comparable publicly traded companies.

•

Ordinary share price: We estimate the value of our ordinary shares on the date of grant based on a hybrid weighted average, scenario-based valuation methodology that involve multiple variables including revenue multiples of comparable companies, expected revenue projections and growth rates and a discount for a lack of marketability in an option pricing model.

Impairment assessment of non-financial assets

Our non-financial assets include:

•	Property, plant and equipment which primarily comprise our motor vehicles held for leasing, property lease right of use assets, property renovations and computers.

•	Intangible assets and goodwill which primarily comprise internally developed and externally acquired software, a non-compete agreement acquired and goodwill recognized from business combinations.

The carrying amounts of our non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment and the recoverable amount is estimated each year.

An impairment loss is recognized if the carrying amount of an asset or its related cash-generating unit, or CGU, exceeds its estimated recoverable amount.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. For impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Subject to an operating segment ceiling test, for the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

Our corporate assets do not generate separate cash inflows and are utilized by more than one CGU. Corporate assets are allocated to CGUs on a reasonable and consistent basis and tested for impairment as part of the testing of the CGU to which the corporate asset is allocated.

Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (group of CGUs), and then to reduce the carrying amounts of the other assets in the CGU (group of CGUs) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Impairment of financial assets

We recognize loss allowances for expected credit losses (“ECLs”) on financial assets measured at amortized costs. Our financial assets primarily comprise trade receivables, loans and advances, fixed term deposits and other receivables.

Loss allowances on financial assets are measured on either of the following bases:

•

12-month ECLs: these are ECLs that result from default events that are possible within the 12 months after the reporting date (or for a shorter period if the expected life of the instrument is less than 12 months); or

•	Lifetime ECLs: these are ECLs that result from all possible default events over the expected life of a financial instrument or contract asset.

Simplified approach

We apply the simplified approach to provide for ECLs for all trade receivables. The simplified approach requires the loss allowance to be measured at an amount equal to lifetime ECLs.

General approach

We apply the general approach to provide for ECLs on all other financial instruments. Under the general approach, the loss allowance is measured at an amount equal to 12-month ECLs at initial recognition.

At each reporting date, we assess whether the credit risk of a financial instrument has increased significantly since initial recognition. When credit risk has increased significantly since initial recognition, loss allowance is measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, we consider reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on our historical experience and informed credit assessment and includes forward-looking information.

If credit risk has not increased significantly since initial recognition or if the credit quality of the financial instruments improves such that there is no longer a significant increase in credit risk since initial recognition, loss allowance is measured at an amount equal to 12-month ECLs.

We consider a financial asset to be in default when:

•	The borrower is unlikely to pay its credit obligations to us in full, without recourse by Grab to actions such as realizing security (if any is held); or

•	The financial asset is more than 90 days past due (more than 120 days past due for trade receivables).

Measurement of ECLs

ECLs are probability-weighted estimates of credit losses. Credit losses are measured at the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that we expect to receive). ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, we assess whether financial assets carried at amortized cost and debt investments at fair value to other comprehensive income (“FVOCI”) are ‘credit-impaired.’ A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	Significant financial difficulty of the borrower or issuer;

•	A breach of contract such as a default or being more than 90 days past due (more than 120 days past due for trade receivables);

•	The restructuring of a loan or advance by us on terms that we would not consider otherwise;

•	It is probable that the borrower will enter bankruptcy or another financial reorganization; or

•	The disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECLs in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when we determine that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with our procedures for recovery of amounts due.

Fair value measurement of financial instruments

Fair value reflects the price at which an orderly transaction would take place between market participants on the measurement date. Several of our financial instruments require to be measured at fair value on the reporting date. These include our equity and debt investments with a change in value recognized through profit or loss.

These investments include assets for which the markets are not typically active. These can include financial investments which are not quoted on active markets and financial investments for which markets are no longer active as a result of market conditions e.g. market illiquidity. When the markets are not active, there is generally limited observable market data to measure the financial investments at fair value. The determination of whether an active market exists for a financial investment requires our judgement.

If the market for a financial investment is not active, we determine its fair value using valuation techniques. We establish the fair value for these financial investments by using quotations from independent third parties, such as brokers or pricing services or by using internally developed pricing models. Priority is given to publicly available prices from independent sources when available, with the source of pricing and/or the valuation technique chosen with the objective of arriving at an observable fair value measurement. The valuation techniques include the use of recent arm’s length transactions, reference to other instruments that are substantially the same, discounted cash flow analysis, option adjusted spread models and, if applicable, enterprise valuation, and may include a number of assumptions relating to variables such as credit risk and interest rates. Changes in assumptions relating to these variables could impact the reported fair value of these financial investments.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Provisions and contingent liabilities

We are involved in multiple legal proceedings in the countries in which we operate. These legal proceedings relate to a range of matters including personal injury or property damage cases, employment or labor-related disputes, contractual disputes with suppliers or commercial partners, disputes with third parties and regulatory inquiries and proceedings relating to compliance with competition, privacy, or other applicable regulations.

A provision is recognized if we have a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are not recognized when we do not consider the proceedings to result in obligations or in the outflow of resources based on our assessment of the facts and circumstances at each reporting date.

Business Combinations

We account for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to us. In determining whether a particular set of activities and assets is a business, we assess whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs.

We have an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

We measure goodwill at the date of acquisition as:

•	the fair value of the consideration transferred; plus

•	the recognized amount of any non-controlling interest (“NCI”) in the acquiree; plus

•

if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree, over the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed. Any goodwill that arises is tested annually for impairment.

The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss. The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration payable is recognized at fair value at the date of acquisition and included in the consideration transferred. If the contingent consideration that meets the definition of financial instruments is classified as equity, it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes to the fair value of the contingent consideration are recognized in profit or loss.

When share-based payments awards (replacement awards) are exchanged for awards held by the acquiree’s employees (acquiree’s awards) and related to past services, then all or a portion of the amount of the acquirer’s replacement awards is included in measuring the consideration transferred in the business combination. This determination is based on the market-based value of the replacement awards compared with the market-based value of the acquiree’s awards and the extent to which the replacement awards related to past and/or future service.

Non-controlling interest (NCI) that are present ownership interests and entitle their holders to a proportionate share of the acquiree’s net assets in the event of liquidation are measured either at fair value or at the NCI’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets, at the date of acquisition. The measurement basis taken is elected on a transaction-by-transaction basis. All other NCI are measured at acquisition-date fair value, unless another measurement basis is required by IFRSs.

Costs related to the acquisition, other than those associated with the issue of debt or equity securities, that we incur in connection with a business combination are expensed as incurred.

Changes in our interest in a subsidiary that do not result in a loss of control are accounted for as transactions with owners in their capacity as owners and therefore no adjustments are made to goodwill and no gain or loss is recognized in profit or loss. Adjustments to NCI arising from transactions that do not involve the loss of control are based on a proportionate amount of the net assets of the subsidiary.

MANAGEMENT

The following table sets forth certain information relating to our executive officers and directors as of the date of this prospectus. Our board of directors is comprised of six directors.

Name	Age	Position/Title
Anthony Tan Ping Yeow	39	Founder, Chairman and Chief Executive Officer
Tan Hooi Ling	38	Founder, Chief Operating Officer and Director
Maa Ming-Hokng	44	President
Peter Oey	51	Chief Financial Officer
Ong Chin Yin	47	Chief People Officer
John Rogers	53	Independent Director
Dara Khosrowshahi	52	Independent Director
Ng Shin Ein	47	Independent Director
Oliver Jay	38	Independent Director
Alex Hungate	55	Chief Operating Officer(1)

Note:

(1) with effect from January 4, 2022

Anthony Tan Ping Yeow is our co-founder and has served as our Group Chief Executive Officer since our founding in 2012. Mr. Tan was named among Fortune’s 40 under 40 in 2016 and 2018, The Bloomberg 50 in 2017, Fast Company’s 100 Most Creative People in 2018 and Fortune’s World’s 50 Greatest Leaders list in 2021. He was also awarded the Nikkei Asia Prize in 2020. Mr. Tan received an MBA from Harvard Business School in 2011 and a B.A. with honors in economics and public policy from the University of Chicago in 2004. In his personal capacity, he supports a range of causes in the region such as Transform Cambodia, which rescues and protects street children and offers them healthcare, education and life skills.

Tan Hooi Ling is our co-founder and, following her graduation from Harvard Business School in mid-2011 through the end of 2011, helped build and run our team in connection with the incorporation and launching of our business. Ms. Tan returned to our Company in April 2015 and has since served as our Chief Operating Officer. Ms. Tan oversees critical pillars of our operations, including corporate strategy, technology (product, design, engineering, data science and analytics), user experience and people operations. Ms. Tan led high priority strategic and operational projections at Salesforce from February 2013 to March 2015, specializing in corporate strategy, corporate operations, pricing intelligence and monetization. Ms. Tan was previously a consultant at McKinsey & Company from January 2012 to January 2013 as an Associate, and from October 2006 to June 2009 as a Business Analyst, advising global corporations in Southeast Asia, North America, Latin America and Australia on corporate strategy and operations. Ms. Tan is a member of the National University of Singapore (NUS) Board of Trustees, and sits on the boards of the Economic Development Board (EDB) and Wise (formerly TransferWise). Ms. Tan received an MBA from Harvard Business School in 2011 and a bachelor of engineering (mechanical) degree from the University of Bath in 2006.

Maa Ming-Hokng has served as our Group President since September 2016, and is responsible for corporate development activities, including strategic partnerships and investment opportunities, managing our overall capital structure, and other corporate activities. Prior to joining us, Mr. Maa was responsible for Investments and M&A at Softbank from July 2014 to September 2016, where he helped oversee SoftBank’s investments in leading companies in the ride-sharing and e-commerce industries, including Softbank’s April 2015 Series D investment in Grab and additional Series F investment in September 2016. From June 2012 to June 2014, Mr. Maa was a Principal at Ancora Capital Management Pte Ltd, an Indonesian private equity firm focused on middle market growth equity investments. From August 2000 to June 2012, Mr. Maa was a Vice President at Goldman Sachs’ Merchant Banking Division, the firm’s global private equity group, and was based in Tokyo, New York and San Francisco. At Goldman Sachs, Mr. Maa managed investments across a wide spectrum of industries and served on the boards of several technology and media companies. From 1998 to 2000, Mr. Maa was an advanced computer systems engineer at the National Aeronautics and Space Administration (NASA). Mr. Maa received a master’s of science degree in 2000 and a bachelor of science degree in 1999, both in computer science and electrical engineering, from the Massachusetts Institute of Technology.

Peter Oey has served as our Chief Financial Officer since April 2020 and leads financial operations, corporate accounting and reporting, treasury, financial planning and analysis, investor relations, tax, Sarbanes-Oxley Act compliance and procurement. Prior to joining us, Mr. Oey served as Chief Financial Officer of LegalZoom.com, Inc., a platform of online legal solutions for small businesses and individuals, from December 2014 to April 2020. From March 2012 to November 2014, Mr. Oey served as Chief Financial Officer of Mylife.com, a U.S. consumer internet business. Between December 1996 and March 2012, Mr. Oey held several financial leadership positions at Activision Blizzard, Inc., a NASDAQ-listed interactive entertainment company, including serving as Vice President and Corporate Controller from February 2005 to March 2012, Senior Director of Finance, Europe from July 2000 to October 2001 and Director of Finance—Asia Pacific from December 1996 to June 2000. Mr. Oey received a bachelor’s degree in economics with a major in accounting from the University of Sydney in 1991 and is a certified practicing accountant registered in Australia.

Ong Chin Yin has served as our Chief People Officer since November 2015, and leads the People Operations, Grabber Technology Solutions, Corporate Real Estate and Security teams. Prior to joining us, Ms. Ong was Regional HR Director—Asia, Middle East & Africa for DXC Technology from July 2014 to October 2015. Previously, Ms. Ong was Head of HR—Asia Pacific for Orange Business Services from December 2007 to June 2014. From 2005 to 2007, Ms. Ong was Director of Human Resources, Asia Pacific for F5 Networks. From 2003 to 2005, Ms. Ong was HR Manager, Greater China for Hyperion Solutions (acquired by Oracle). Ms. Ong obtained a Bachelor of Social Science (with Honors) and Psychology degree from the National University of Singapore in 1997.

John Rogers has served on our board of directors since December 2021. Mr. Rogers has served as Chief Financial Officer of WPP plc and a member of its Board of Directors since February 2020. Mr. Rogers joined WPP plc from J Sainsbury plc where he served as Chief Executive Officer of Sainsbury’s Argos from September 2016 to October 2019, leading its integration into the Sainsbury’s business and its digital transformation into one of the UK’s leading online retailers. Prior to his appointment as Chief Executive Officer of Sainsbury’s Argos, Mr. Rogers was Chief Financial Officer of J Sainsbury plc from July 2010 to September 2016, responsible for its business strategy, new business development, Sainsbury’s Online and Sainsbury’s Bank, in addition to its core finance functions. He was a member of the J Sainsbury’s plc Board and the Sainsbury’s Bank Plc Board from July 2010 to October 2019. During his career at J Sainsbury plc, Mr. Rogers also held the positions of Property Director from 2008 to 2010, Director of Group Finance from 2007 to 2008 and Director of Corporate Finance from 2005 to 2007. Mr. Rogers was Group Finance Director of Hanover Acceptances Ltd from 1999 to 2005 and has held senior positions with Monitor Company from 1997 to 1999 and Arthur Andersen from 1991 to 1996. Mr. Rogers has served as a non-executive director of Travis Perkins plc since November 2014 and chaired its Audit Committee and has served as a director of Kantar, one of the world’s leading data, insights and consultancy companies since January 2020. Mr. Rogers is also a member of The Prince’s Advisory Council for Accounting for Sustainability and sits on the UK Retail Sector Council, which acts as a point of liaison between the UK Government and retail sector. Mr. Rogers obtained a Master of Engineering and Associateship of the City and Guilds of London Institute in Electrical Engineering from Imperial College London in 1991 and a Master of Business Administration from INSEAD in 1997.

Dara Khosrowshahi has served on GHI’s and then our board of directors since March 2018. Mr. Khosrowshahi has served as Chief Executive Officer of Uber since September 2017. Previously, Mr. Khosrowshahi served as President and Chief Executive Officer of Expedia, Inc., an online travel company, from August 2005 to August 2017. From August 1998 to August 2005, Mr. Khosrowshahi served in several senior management roles at IAC/InterActiveCorp, a media and internet company, including Chief Executive Officer of IAC Travel, a division of IAC/InterActiveCorp, from January 2005 to August 2005, Executive Vice

President and Chief Financial Officer of IAC/InterActiveCorp from January 2002 to January 2005, and as IAC/InterActiveCorp’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi currently serves on the board of directors of Uber and Expedia Group. Mr. Khosrowshahi previously served as a member of the supervisory board of trivago, N.V., a global hotel search company, from December 2016 to September 2017, and previously served on the board of directors for the following companies: The New York Times Company, a news and media company, from May 2015 to September 2017, and TripAdvisor, Inc., an online travel company, from December 2011 to February 2013. Mr. Khosrowshahi obtained a B.S. in Electrical and Electronics Engineering from Brown University in 1991.

Ng Shin Ein has served on GHI’s and then our board of directors since November 2020. Ms. Ng has served as a member of the board of directors of Starhub Limited, a telecom company listed on Singapore Exchange Limited (“SGX”), since September 2018. Ms. Ng has served as a member of the board of directors of CSE Global Limited, a global technology company listed on the SGX, since July 2020. Ms. Ng has served as a member of the board of directors of Avarga Limited, an investment holding company listed on the SGX with businesses in Southeast Asia and Canada focused on paper, power generation and building materials, since April 2013. Ms. Ng has also previously served as a member of the board of directors of NTUC Fairprice Cooperative Limited, a supermarket retailer, from 2008 to 2017, Eu Yan Sang Limited, a wellness company listed on the SGX from 2011 to 2016, and Yanlord Land Limited, a real estate company listed on the SGX from 2006 to 2021, respectively. She also served on the board of directors of Dreamscape Networks Limited, an Australian Securities Exchange (ASX)-listed technology company from 2018 to 2019, before it was acquired. Ms. Ng co-founded and served as managing partner of Gryphus Capital Management Pte Ltd, a pan-Asian private equity firm in 2010. From 2003 to 2006, Ms. Ng worked at the SGX and also served on the IPO Approval Committee. Ms. Ng was admitted as an advocate and solicitor of the Singapore Supreme Court in 1998 and practiced as an M&A lawyer in Messrs. Lee & Lee. Ms. Ng also serves as Singapore’s Non-Resident Ambassador to the Republic of Hungary, a post she has held since 2015, and has served on the Board of Governors of the Singapore International Foundation since 2016. Ms. Ng holds a Bachelor of Laws (Honours) from Queen Mary and Westfield College, University of London, obtained in 1996 and a Postgraduate Diploma in Singapore Law from the National University of Singapore, obtained in 1997.

Oliver Jay has served on GHI’s and then our board of directors since May 2015. Since November 2016, Mr. Jay has served as Chief Revenue Officer at Asana, a work management platform that helps teams organize, track, and manage their work, overseeing the company’s sales organization and international expansion efforts. From 2012 to October 2016, Mr. Jay worked at Dropbox, a cloud storage service that helps users create, access and share content, where he built and led the North America Online and Inside Business Sales teams and later served as the Head of Asia Pacific and Latin America. Mr. Jay received a B.A. from the University of Pennsylvania in 2005 and an MBA from Harvard Business School in 2011.

Alex Hungate will serve as our Chief Operating Officer commencing on or about January 4, 2022, with responsibility for leading the Mobility, Deliveries and Financial Services businesses across the group. Until joining us, Mr. Hungate will continue to serve as President and Chief Executive Officer of SATS (SGX S58), with responsibility for leading the SATS group, where he has served since January 2014. Mr. Hungate joined the SATS board of directors as an independent director in July 2011, before becoming an executive director and a member of the board’s executive committee in July 2013. From August 2010 to July 2013, Mr. Hungate served as Chief Executive Officer of HSBC Singapore. Mr. Hungate joined HSBC in 2007 as Group Managing Director of Personal Financial Services and Marketing, based in London. Mr. Hungate also served as the Managing Director, Asia Pacific for Reuters, based in Hong Kong, from August 2005 to August 2007. Prior to serving as Managing Director, Mr. Hungate held various roles at Reuters, based in New York, between 1994 and 2005, culminating in Co-Chief Executive Officer, Americas and Global Chief Marketing Officer for Reuters. From September 1989 to July 1991, Mr. Hungate worked at Booz, Allen & Hamilton, a strategy consultancy, in London. Mr. Hungate serves as a board member of the Singapore Economic Development Board (EDB) and is also a member of the Future Economy Council. Mr. Hungate was appointed to the board of directors of United Overseas Bank (UOB) Limited as an independent director in July 2017 and was last re-elected as director in June

2020. Mr. Hungate is the chairman of the board’s remuneration and human capital committee and also served as a member of the board’s risk committee until 2019. Mr. Hungate received a degree in engineering, economics and management from Oxford University in 1989 and graduated as a Baker Scholar from the MBA program at Harvard Business School in 1993.

Board of Directors

Our board of directors consists of six directors as of the date of this prospectus. Of these six directors, four are independent. These four independent directors were selected and approved by GHI’s nominating committee through a process that sought to find diversity of experience, expertise and perspectives, as well as deep understandings of different businesses, practices and markets relevant to our operations. The number of directors may be increased to up to nine or reduced to any number smaller than nine, if and as determined by the holders of a majority of the Class B Ordinary Shares, voting exclusively and as a separate class. A director may vote in respect of any contract or transaction in which he/she is interested provided that the nature of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with us must declare the nature of his or her interest at a meeting of the directors. No non-employee director has a service contract with us that provides for benefits upon termination of service.

Duties of Directors

Under the laws of the Cayman Islands, directors have a fiduciary duty to act honestly in good faith with a view to the company’s best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A shareholder has the right to seek damages if a duty owed by the directors is breached.

Terms of Directors and Executive Officers

A majority of our directors are nominated and appointed by the holders of Class B Ordinary Shares voting exclusively and as a separate class. The balance of our directors is elected by the holders of Class A Ordinary Shares and Class B Ordinary Shares voting together as a single class. No director is subject to a term of office and each will hold office until the earliest to occur of (a) the director’s successor has been elected; (b) the director dies, becomes bankrupt or makes any arrangement or composition with his or her creditors; (c) (i) with respect to any director other than Mr. Tan, a licensed medical practitioner who has evaluated that director gives a written opinion to us stating he or she has become physically or mentally incapable of acting as a director and may remain so for more than three months or (ii) with respect to Mr. Tan, a licensed medical practitioner determines that Mr. Tan has a permanent and total disability so that he is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months; (d) such director resigns his or her office by notice in writing to us; or (e) such director is removed as described in the following paragraph.

Any director may be removed from office at any time before the expiration of his or her term by ordinary resolution of the holders of Ordinary Shares voting together as a single class; provided that any Class B Director may be removed only by the holders of Class B Ordinary Shares, voting exclusively and as a separate class.

Our officers are elected by and serve at the discretion of the board of directors.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating committee. Each committee’s members and functions are described below.

Audit Committee

The audit committee consists of John Rogers, Ng Shin Ein and Oliver Jay. Ng Shin Ein is the chairperson of the audit committee. John Rogers satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of John Rogers, Ng Shin Ein and Oliver Jay satisfies the requirements for an “independent director” within the meaning of the NASDAQ listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee oversees our accounting and financial reporting processes. The audit committee is responsible for, among other things:

•	overseeing the relationship with our independent auditors, including:

•	appointing, retaining and determining the compensation of our independent auditors;

•	approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•	discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•	reviewing a least annually the qualifications, performance and independence of the independent auditors;

•

reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by us and all other material written communications between the independent auditors and management; and

•	reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•

overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•	reviewing and recommending all related party transactions to our board of directors for approval, and reviewing and approving all changes to our related party transactions policy;

•	reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of our internal controls;

•	overseeing risks and exposure associated with financial matters; and

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

The compensation committee consists of Mr. Tan, Ng Shin Ein and Oliver Jay. Oliver Jay is the chairperson of the compensation committee. Each of Ng Shin Ein and Oliver Jay satisfies the requirements for an “independent director” within the meaning of the NASDAQ listing rules.

The compensation committee is responsible for, among other things:

•

reviewing at least annually the goals and objectives of our executive compensation plans, and amending, or recommending that our board of directors amend, these goals and objectives if the committee deems it appropriate;

•

reviewing at least annually our executive compensation plans in light of our goals and objectives with respect to such plans, and, if the committee deems it appropriate, adopting, or recommending to our board of directors the adoption of, new, or the amendment of existing, executive compensation plans;

•

evaluating at least annually the performance of our executive officers in light of the goals and objectives of our compensation plans, and determining and approving the compensation of such executive officers, provided that Mr. Tan shall not participate in such determination and approval relating to him personally;

•	evaluating annually the appropriate level of compensation for our board of directors and committee service by non-employee directors;

•

reviewing and approving any severance or termination arrangements to be made with any executive officer, provided that Mr. Tan shall not participate in such determination and approval relating to him personally;

•	reviewing perquisites or other personal benefits to executive officers and directors and recommend any changes to our board of directors; and

•	administering our equity plans.

Nominating Committee

The nominating committee consists of Mr. Tan and Oliver Jay. Mr. Tan is the chairperson of the nominating committee.

The nominating committee assists the board of directors in evaluating nominees other than the Class B Directors to the board of directors and its committees. In addition, the nominating committee is responsible for, among other things:

•	reviewing annually with the board of directors the characteristics such as knowledge, skills, qualifications, experience and diversity of directors other than the Class B Directors;

•	overseeing director training and development programs; and

•

advising the board of directors periodically with regards to significant developments in the law and practice of corporate governance as well as compliance with applicable laws and regulations, and making recommendations to the board of directors on all matters of corporate governance and on any remedial action to be taken.

Foreign Private Issuer Status

We are an exempted company limited by shares incorporated in 2021 under the laws of the Cayman Islands. We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2022. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are a non-U.S. company with foreign private issuer status and are listed on NASDAQ. NASDAQ market rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from NASDAQ corporate governance listing standards. Among other things, we are not required to have:

•	a majority-independent board of directors;

•	a compensation committee consisting of independent directors;

•	a nominating committee consisting of independent directors; or

•	regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, we have a majority-independent board of directors, a majority-independent compensation committee and a nominating committee. Subject to the foregoing, we intend to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of NASDAQ applicable to U.S. domestic public companies.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We seek to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles designed to guide our business practices—compliance, integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce, including the Founder, Chairman and Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer and Chief People Officer. Relevant sections of the code also apply to members of our board of directors. We expect our suppliers, contractors, consultants, and other business partners to follow the principles set forth in our code when providing goods and services to us or acting on our behalf.

Compensation of Directors and Executive Officers

In 2020, we paid an aggregate of S$3.4 million (approximately $2.5 million) in cash compensation and benefits in kind to our executive officers as a group. Our executive officers do not receive pension, retirement or other similar benefits, and we have not set aside or accrued any amount to provide such benefits to our executive officers. Our subsidiaries in Singapore are required by the applicable laws and regulations of Singapore to make contributions, as employers, to the Central Provident Fund for their executive officers who are employed by our Singapore subsidiaries as prescribed under the Central Provident Fund Act. The contribution rates vary, depending on the age of the executive officers, and whether such executive officer is a Singapore citizen or permanent resident (contributions are not required or permitted in respect of a foreigner on a work pass). We did not pay any cash compensation to our independent directors in 2020.

For information regarding share awards granted to our directors and executive officers, see the section entitled “—Share Incentive Plans.”

Employment Agreements and Indemnification Agreements

Mr. Tan is party to an employment agreement with us. Under the employment agreement, Mr. Tan serves as Founder, Chairman and Chief Executive Officer of the Company. The employment agreement provides for an initial term of employment of three years, with automatic two-year renewals, upon mutual agreement between the parties on the terms and conditions of such renewal, and subject to earlier termination due to Mr. Tan’s death or disability, a termination by us with or without cause, or a resignation by Mr. Tan with or without good reason. In the event that Mr. Tan’s employment is terminated by us without cause, Mr. Tan resigns with good reason, or Mr. Tan’s employment is terminated due to his death or disability, Mr. Tan would be entitled to receive certain severance payments and benefits from us, subject to his entrance into an effective mutual release of claims and continued compliance with any applicable post-termination restrictive covenants (other than in the case of his death). Mr. Tan’s employment agreement also includes certain restrictive covenants, which include confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions that apply during the term and for certain periods following specified terminations of employment, an inventions assignment provision, and certain rights to indemnification by us.

Each of the other executive officers is party to an employment agreement with GrabTaxi Holdings Pte Ltd, a subsidiary of the Company in Singapore. The employment of the other executive officers under these employment agreements is for an indefinite period, but may be terminated by the employer for cause at any time without advance notice or for any other reason by giving prior written notice or by paying certain compensation, and the executive officer may terminate his or her employment at any time by giving the employer prior written notice. The employment agreements with the other executive officers also include confidentiality and non-disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment for certain periods following termination of employment.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or executive officer of the Company.

Share Incentive Plans

2018 Equity Incentive Plan

In March 2018, GHI’s board of directors adopted, and its shareholders approved the GHI 2018 Equity Incentive Plan (the “2018 Plan”), which was most recently amended and restated in April 2019 and further amended in April 2021. The 2018 Plan provides for the issuance of up to an aggregate of 268,473,005 GHI

Ordinary Shares, and as of June 30, 2021, under the 2018 Plan, 54,546,820 GHI Ordinary Shares remained available for grant, and options to purchase 41,967,416 GHI Ordinary Shares, RSUs underlying 52,016,049 GHI Ordinary Shares, and restricted shares with respect to 24,900,000 GHI Ordinary Shares were outstanding.

Following the consummation of the Business Combination, no further awards will be granted under the 2018 Plan. In addition, in connection with the Business Combination, all options, RSUs and restricted shares with respect to GHI Ordinary Shares that were outstanding under the 2018 Plan at the time of consummation of the Business Combination have been replaced by options, RSUs and restricted shares with respect to Class A Ordinary Shares (and in the case of the Key Executives, Class B Ordinary Shares) under our 2021 Plan.

2021 Equity Incentive Plan

In April 2021, our board of directors adopted, and our shareholders approved the GHL 2021 Equity Incentive Plan, which was amended and restated (as approved by our board of directors and our shareholders) in September 2021 (the “2021 Plan”). The 2021 Plan became effective on December 1, 2021. The following summarizes the material terms of the 2021 Plan.

Shares Subject to the Plan. Initially, the maximum number of Ordinary Shares that may be issued under the 2021 Plan after it becomes effective is seven percent (7%) of the total number of Ordinary Shares that were outstanding (on a fully diluted basis) upon consummation of the Business Combination plus the number of ordinary shares that remained available for grant under the 2018 Plan immediately prior to the consummation of the Business Combination, which maximum number is equal to 463,257,559. In addition, the number of Ordinary Shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to five percent (5%) of the total number of Ordinary Shares that are outstanding (on a fully diluted basis) on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors or a committee thereof.

If an award (or any portion thereof) expires or otherwise terminates without all shares covered by the award having been issued or is settled in cash, such expiration, termination or settlement will not reduce the number of Ordinary Shares that may be available for issuance under the 2021 Plan. Any Ordinary Shares issued pursuant to an award that are forfeited or repurchased, and any Ordinary Shares reacquired in satisfaction of any tax withholding on an award or reacquired in satisfaction of the exercise or purchase price of an award, will become available for issuance under the 2021 Plan.

In connection with certain corporate transactions with another entity, awards under the 2021 Plan may be granted in substitution for any options or other share or share-based awards granted before such corporate transaction by such other entity, and any such substitute awards will not count against the share reserve under the 2021 Plan.

All awards under the 2021 Plan may be granted for Class A Ordinary Shares. Only awards made to the Key Executives under the 2021 Plan that replace such Key Executive’s outstanding options, restricted share units, and restricted shares under the 2018 Plan in connection with the consummation of the Business Combination and any other awards granted to the Key Executives under the 2021 Plan may be granted for Class B Ordinary Shares.

Capitalization Adjustment. In the event there is a specified type of change in our capital structure, such as a share split, reverse share split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2021 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of incentive stock options, and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding share awards.

Types of Awards. The 2021 Plan permits the awards of options, share appreciation rights, restricted shares, restricted share units (“RSUs”) and other awards.

Eligibility. Employees, directors and consultants of the Company and its subsidiaries and affiliates are eligible to participate in the 2021 Plan.

Non-Employee Director Compensation Limit. Beginning with calendar year 2022, the aggregate value of all new compensation granted or paid to any non-employee director with respect to any calendar year, including share awards granted and cash fees paid by the Company to such non-employee director, will not exceed $750,000 in total value, or in the event such non-employee director is first appointed or elected to the board during such calendar year, $1,000,000 in total value (in each case, calculating the value of any such share awards based on the grant date fair value of such share awards for financial reporting purposes).

Plan Administration. Our compensation committee, as delegated by the board of directors, administers the 2021 Plan. The administrator determines the participants to receive awards, when and how awards will be granted, the type of award to be granted, the number of awards to be granted, and the other terms and conditions of each award. The administrator may delegate certain authorities under the 2021 Plan to one or more officers of GHL.

Award Agreements. Awards granted under the 2021 Plan are evidenced by award agreements that set forth, consistent with the 2021 Plan, the terms, conditions and limitations for each award.

Conditions of Awards. The administrator determines the provisions, terms and conditions of each award granted under the 2021 Plan, including but not limited to the vesting schedule of the awards.

Change in Control. In the event of a change in control, the administrator may take one or more of the following actions with respect to outstanding awards under the 2021 Plan: arrange for the surviving or acquiring corporation to assume or continue or substitute the award, arrange for the assignment or lapse of any reacquisition or repurchase rights, accelerate the vesting, cancel any award that is unvested or not exercised in exchange for such cash consideration (if any) as determined by the administrator, and make a payment (in such form as determined by the administrator) equal to the excess (if any) of the value the participant would have received upon the exercise of the award immediately prior to the change in control over any exercise price payable by such holder.

Termination. Unless suspended or terminated earlier, the 2021 Plan has a term of ten years from September 22, 2021. Our board of directors has the authority to suspend or terminate the 2021 Plan at any time; provided, however, that no such suspension or termination may impair the rights and obligations under any awards previously granted without the written consent of the participant.

2021 Equity Stock Purchase Plan

In April 2021, our board of directors adopted, and our shareholders approved the GHL 2021 Equity Stock Purchase Plan (the “ESPP”). The ESPP consists of two components: a Section 423 component, which is intended to qualify under Section 423 of the Code and a non-Section 423 component, which need not qualify under Section 423 of the Code. The ESPP became effective on December 1, 2021. The following summarizes the material terms of the ESPP.

Shares Subject to the Plan. Initially, the maximum number of Class A Ordinary Shares that may be issued under the ESPP after it becomes effective is two percent (2%) of the total number of Ordinary Shares that are outstanding upon consummation of the Business Combination, which maximum number is equal to 74,821,802. In addition, the number of Class A Ordinary Shares reserved for issuance under the ESPP will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to one percent (1%) of the total number of Ordinary Shares that are outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the administrator.

Plan Administration. Our board of directors or, as delegated by the board of directors, the compensation committee of the board of directors, administers the ESPP. The administrator may delegate certain authorities under the ESPP to one or more officers.

Eligibility. Employees and other service providers of the Company and its designated subsidiaries and affiliates are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the administrator. However, an employee may not be granted rights to purchase shares under the 423 Component of the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of ordinary shares.

Participation. Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions will be expressed as a whole number percentage, and the accumulated deductions will be applied to the purchase of shares on each purchase date. However, a participant may not accrue the right to purchase Class A Ordinary Shares under the ESPP at a rate that exceeds $25,000 in fair market value of Class A Ordinary Shares (determined at the time the option is granted) (or in the case of the non-Section 423 component, such other amount as may be determined by the administrator) for each calendar year the option is outstanding (as determined in accordance with Section 423 of the Code).

Offering. Under the ESPP, participants are offered the option to purchase Class A Ordinary Shares at a discount during an offering period. The length of offering periods under the ESPP will be determined by the administrator and may be up to 27 months long. Payroll deductions will be used to purchase Class A Ordinary Shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the administrator. Offering periods under the ESPP will commence when determined by the administrator. The administrator may, in its discretion, modify the terms of future offering periods.

The option purchase price will be the lower of not less than 85% of the closing trading price of a Class A Ordinary Share on the first day of an offering period in which a participant is enrolled or not less than 85% of the closing trading price of a Class A Ordinary Share on the purchase date, which will occur on the last day of each purchase period.

Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.

A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will receive a refund of the participant’s account balance in cash without interest. A participant may also decrease (but not increase) his or her payroll deduction authorization once during any purchase period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.

Transferability. A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided in the ESPP.

Certain transactions. In the event of certain transactions or events affecting the Class A Ordinary Shares, such as any share dividend, share split, reverse share split, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the administrator will make appropriate adjustments to the ESPP and outstanding rights. In addition, in the event of certain significant transactions, including a change in control, the administrator may (1) if the Company is merged with or acquired by another corporation, provide that each outstanding option will be assumed or exchanged for a substitute option granted by the acquirer or successor corporation or by a parent or subsidiary of the acquirer or successor corporation, (2) cancel each outstanding option and return the balances to the accounts of the participants, without interest, and/or (3) terminate the offering period on or before the date of the proposed sale, merger or similar transaction and provide that any outstanding options will be exercisable either on the purchase date for the applicable offering period or an earlier date as the administrator may specify or return the balances to the accounts of the participants, without interest.

Plan amendment; termination. The administrator may amend, suspend or terminate the ESPP at any time. However, shareholder approval of any amendment to the ESPP must be obtained within 12 months before or after any amendment that would be treated as the adoption of a new plan for purposes of Section 423. The ESPP will terminate on December 1, 2031.

Option, RSU and Restricted Share Grants

As of June 30, 2021, there were a total of 59,927,847 GHI Ordinary Shares underlying grants of outstanding options, RSUs and restricted shares that were held by the executive officers and directors as a group, which included the following:

•

Anthony Tan Ping Yeow (Founder, Chairman and Chief Executive Officer) had (x) outstanding options to purchase a total of 16,961,072 GHI Ordinary Shares, with per-share exercise prices that range from $0.87 to $2.47, grant dates that range from May 23, 2018 to December 31, 2019, and expiration dates that range from May 22, 2028 to December 31, 2029, and (y) outstanding restricted shares with respect to a total of 13,000,000 of GHI Ordinary Shares with a grant date of April 11, 2021;

•

Tan Hooi Ling (Chief Operating Officer) who owned less than 1% of the outstanding GHI Ordinary Shares on an as converted basis, had (x) outstanding options to purchase GHI Ordinary Shares, with a per-share exercise price of $2.47, grant dates that range from December 24, 2019 to December 31, 2019, and expiration dates that range from December 24, 2029 to December 31, 2029, and (y) outstanding restricted shares with respect to GHI Ordinary Shares with a grant date of April 11, 2021;

•

Maa Ming-Hokng (President), who owned less than 1% of the outstanding GHI Ordinary Shares on an as converted basis, had (x) outstanding options to purchase GHI Ordinary Shares, with per-share exercise prices that range from $0.87 to $5.24, grant dates that range from November 24, 2017 to December 28, 2020, and expiration dates that range from November 23, 2027 to December 28, 2030, (y) outstanding RSUs with respect to GHI Ordinary Shares with grant dates that range from April 30, 2018 to May 28, 2019, and (z) outstanding restricted shares with respect to GHI Ordinary Shares with a grant date of April 11, 2021;

•

Peter Oey (Chief Financial Officer), who owned less than 1% of the outstanding GHI Ordinary Shares on an as converted basis, had outstanding RSUs with respect to GHI Ordinary Shares with grant dates that range from April 30, 2020 to April 11, 2021;

•

Ong Chin Yin (Chief People Officer), who owned less than 1% of the outstanding GHI Ordinary Shares on an as converted basis, had (x) outstanding options to purchase GHI Ordinary Shares, with per-share exercise prices that range from $0.62 to $0.87, grant dates that range from August 26, 2016 to March 22, 2018, and expiration dates that range from August 25, 2026 to March 21, 2028, and (y) outstanding RSUs with respect to GHI Ordinary Shares with grant dates that range from October 23, 2018 to April 11, 2021;

•	John Rogers (Director) did not have any outstanding options, RSUs or restricted shares in respect of GHI Ordinary Shares;

•	Dara Khosrowshahi (Director) did not have any outstanding options, RSUs or restricted shares in respect of GHI Ordinary Shares;

•

Ng Shin Ein (Director), who owned less than 1% of the outstanding GHI Ordinary Shares on an as converted basis, had outstanding RSUs with respect to GHI Ordinary Shares with a grant date of January 28, 2021; and

•

Oliver Jay (Director), who owned less than 1% of the outstanding GHI Ordinary Shares on an as converted basis, had (x) outstanding options to purchase GHI Ordinary Shares, with per-share exercise price of $0.62 and grant date of September 3, 2015, and expiration date of September 2, 2025, and (y) outstanding RSUs with respect to GHI Ordinary Shares with grant date of March 10, 2021.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of December 6, 2021:

•	each person who beneficially owns 5.0% or more of the outstanding Ordinary Shares;

•	each person who is an executive officer or director; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person. Each Class A Ordinary Share carries one vote, and each Class B Ordinary Share carries forty-five (45) votes.

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 3,618,207,772 Class A Ordinary Shares and 122,882,309 Class B Ordinary Shares issued and outstanding as of December 6, 2021, and does not include 10,000,000 Class A Ordinary Shares issuable upon the exercise of the Public Warrants or 16,000,000 Class A Ordinary Shares issuable upon the exercise of the Private Warrants.

	Class A Ordinary Shares	Class B Ordinary Shares		% of Total Ordinary Shares		% of Voting Power(2)
Directors and Executive Officers(1)
Anthony Tan Ping Yeow	—	137,953,720	(3)	3.7	%(3)	63.2	%(3)
Tan Hooi Ling	—	27,513,388	(4)	—	(4)	—	(4)
Ming-Hokng Maa	—	17,561,730	(5)	—	(5)	—	(5)
Peter Oey	*	—		*		—
Ong Chin Yin	*	—		*		—
John Rogers	—	—		—		—
Dara Khosrowshahi	—	—		—		—
Ng Shin Ein	*	—		*		—
Oliver Jay	*	—		*		—
All executive officers and directors as a group (nine individuals)	3,944,994	137,953,720		3.8%		63.2%
Principal Shareholders
SVF Investments (UK) Limited(6)	699,175,218	—		18.7%		7.6%
Uber Technologies, Inc.	535,902,982	—		14.3%		5.9%
Didi Chuxing(7)	280,175,307	—		7.5%		3.1%
Toyota Motor Corp	222,906,079	—		6.0%		2.4%

*	Less than 1% of the total number of outstanding Ordinary Shares
(1)	The business address for the directors and executive officers of the Company is 3 Media Close, #01-03/06, Singapore 138498.
(2)

For each person and group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of Ordinary Shares as a single class. In respect of matters requiring a shareholder vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to 45 votes. Each Class B Ordinary

Share will be convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares will not be convertible into Class B Ordinary Shares under any circumstances.
(3)

Consists of (i) 64,102,767 Class B Ordinary Shares held by Mr. Tan; (ii) options exercisable within 60 days held by Mr. Tan to acquire 9,974,968 Class B Ordinary Shares; (iii) 18,800,867 Class B Ordinary Shares held by Hibiscus Worldwide Ltd., a Cayman limited company (“Hibiscus”), and deemed beneficially owned by Mr. Tan pursuant to the shareholders’ deed dated April 12, 2021 (the “Shareholders’ Deed”), by and among GHL, Altimeter Growth Holdings, Grab Holdings Inc., the Key Executives and certain entities related to Mr. Tan, pursuant to which, among other things, the Key Executives other than Mr. Tan and certain entities related to such Key Executives or Mr. Tan (the “Covered Holders”) irrevocably appointed Mr. Tan as attorney-in-fact and proxy to, among other things, vote such Covered Holder’s Class B Ordinary Shares on their behalf; (iv) options exercisable within 60 days held by Ms. Tan to acquire 1,958,281 Class B Ordinary Shares and 25,555,107 Class B Ordinary Shares held by Ms. Tan, both deemed beneficially owned by Mr. Tan pursuant to the Shareholders’ Deed; and (v) 14,423,568 Class B Ordinary Shares held by trusts created by Mr. Maa for which he is the trustee (the “Maa Trusts”) and options exercisable within 60 days held by Mr. Maa to acquire 3,138,162 Class B Ordinary Shares, both deemed beneficially owned by Mr. Tan pursuant to the Shareholders’ Deed. Also pursuant to the Shareholders’ Deed, Ms. Tan, Mr. Maa and any trusts created by Ms. Tan or Mr. Maa irrevocably appoints Mr. Tan as attorney-in-fact and proxy to vote all of their Class B Ordinary Shares.

(4)	Pursuant to the Shareholders’ Deed, these shares will be voted solely, and deemed beneficially owned, by Mr. Tan.
(5)	Pursuant to the Shareholders’ Deed, these shares will be voted solely, and deemed beneficially owned, by Mr. Tan.
(6)

SB Investment Advisers (UK) Limited has been appointed as the alternative investment fund manager of SVF Investments (UK) Limited. Investment and divestment decisions for securities held by SVF Investments (UK) Limited are made by the investment committee of SB Investment Advisers (UK) Limited which, as the Company has been informed by SVF Investments (UK) Limited, has three voting members, comprised of Masayoshi Son, Rajeev Misra and Saleh Romeih.

(7)	Represents shares held through Xiaoju Kuaizhi Inc. and Marvelous Yarra Limited.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 2,473,860,634 Ordinary Shares and 16,000,000 Warrants by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The securities held by certain of the Selling Securityholders are subject to transfer restrictions, as described in the section titled “Description of Securities—Transfer Restrictions”.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
Altimeter Growth Holdings(3)	12,275,000	12,000,000	12,275,000	12,000,000	—	—	—	—
Richard N Barton(4)	625,000	—	625,000	—	—	—	—	—
Aishetu Fatima Dozie(5)	75,000	—	75,000	—	—	—	—	—
Dev Ittycheria(6)	75,000	—	75,000	—	—	—	—	—
Altimeter Partners Fund, L.P.(7)	75,008,565	3,500,000	75,008,565	3,500,000	—	—	—	—
JS Capital LLC(8)	2,500,000	500,000	2,500,000	500,000	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
Kinsted Global Equity Pool(9)	46,890	—	46,890	—	—	—	—	—
Morgan Stanley Investment Funds, Counterpoint Global Fund(10)	11,016	—	4,630	—	6,386	—	—	—
Morgan Stanley Institutional Fund Inc, Counterpoint Global Portfolio(11)	23,327	—	10,646	—	12,690	—	—	—
Morgan Stanley Institutional Fund Inc, International Advantage Portfolio(12)	4,009,631	—	4,009,631	—	—	—	—	—
Valic Co I International Growth Fund(13)	478,823	—	478,823	—	—	—	—	—
Canadian Pooled Funds, International Opportunity Fund I(14)	123,275	—	123,275	—	—	—	—	—
Morgan Stanley Institutional Fund Inc., International Opportunity Portfolio(15)	3,818,981	—	3,818,981	—	—	—	—	—
Morgan Stanley Institutional Fund Inc., Asia Opportunity Portfolio(16)	573,253	—	573,253	—	—	—	—	—
Morgan Stanley Investment Funds, Asia Opportunity Fund(17)	7,245,742	—	7,245,742	—	—	—	—	—
Morgan Stanley Investment Funds, Developing Opportunity Fund(18)	285,658	—	285,658	—	—	—	—	—
Morgan Stanley Institutional Fund Inc., Developing Opportunity Portfolio(19)	260,149	—	260,149	—	—	—	—	—
Morgan Stanley Funds (UK), Developing Opportunity Fund(20)	26,794	—	26,794	—	—	—	—	—
Morgan Stanley Institutional Fund Inc., Global Insight Portfolio(21)	358,845	—	358,845	—	—	—	—	—
Morgan Stanley Investment Funds, Global Advantage Fund(22)	6,354,776	—	977,038	—	5,377,738	—	—	—
Morgan Stanley Insight Fund(23)	8.760,440	—	6,182,808	—	2,577,632	—	—	—
Johnson & Johnson Pension And Savings Plans Master Trust (JJ9L)(24)	79,931	—	55,516	—	24,415	—	—	—
Johnson & Johnson Pension And Savings Plans Master Trust (JJ9LDB)(25)	709,762	—	492,958	—	216,804	—	—	—
Morgan Stanley Investment Funds, US Insight Fund(26)	220,727	—	150,801	—	69,926	—	—	—
Canadian Pooled Funds, Global Opportunity Fund I(27)	275,955	—	275,955	—	—	—	—	—
Nissan North America, Inc., Employee Retirement Plan Master Trust(28)	82,266	—	82,266	—	—	—	—	—
The Municipal Employees’ Pension Fund(29)	128,275	—	128,275	—	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
Morgan Stanley Investment Funds—Global Opportunity Fund(30)	16,982,775	—	16,982,775	—	—	—	—	—
Ngs Super(31)	389,251	—	389,251	—	—	—	—	—
New York City Board Of Education Retirement System(32)	73,401	—	73,401	—	—	—	—	—
New York City Fire Department Pension Fund(33)	146,757	—	146,757	—	—	—	—	—
Pensiondanmark Pensionsforsikringsaktieselskab(34)	298,626	—	298,626	—	—	—	—	—
Public Employees Pension Board(35)	411,391	—	411,391	—	—	—	—	—
Russell Investment Company V Plc, Russell Investments Global Ethical Equity Fund(36)	79,736	—	79,736	—	—	—	—	—
Morgan Stanley Institutional Fund, Inc., Global Opportunity Portfolio(37)	6,029,129	—	6,029,129	—	—	—	—	—
American Funds Developing World Growth and Income Fund(38)	2,599,310	—	2,599,310	—	—	—	—	—
EuroPacific Growth Fund(39)	26,602,915	—	26,602,915	—	—	—	—	—
Capital Group EuroPacific Growth Trust (US)(40)	281,300	—	281,300	—	—	—	—	—
International Growth and Income Fund(41)	404,969	—	404,969	—	—	—	—	—
Capital Group, International Growth and Income Trust (US)(42)	1,490	—	1,490	—	—	—	—	—
New Perspective Fund(43)	8,001,361	—	8,001,361	—	—	—	—	—
Capital Group New Perspective Trust (US)(44)	44,541	—	44,541	—	—	—	—	—
Capital Group New Perspective Fund (LUX)(45)	780,611	—	780,611	—	—	—	—	—
Emerging Markets Growth Fund, Inc.(46)	2,646,193	—	2,646,193	—	—	—	—	—
Emerging Markets Equity Fund(47)	2,341,669	—	2,341,669	—	—	—	—	—
Capital Group, Emerging Markets Growth Fund (LUX)(48)	547,128	—	547,128	—	—	—	—	—
Capital Group, Emerging Markets Restricted Equity Common Trust (US)(49)	750,367	—	750,367	—	—	—	—	—
Capital Group Asian Horizon Fund (LUX)(50)	7,126	—	7,126	—	—	—	—	—
Capital Group New World Fund (LUX)(51)	78,730	—	78,730	—	—	—	—	—
New World Fund, Inc.(52)	11,425,948	—	11,425,948	—	—	—	—	—
American Funds Insurance Series International Fund(53)	2,632,544	—	2,632,544	—	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
American Funds Insurance Series New World Fund(54)	853,798	—	853,798	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham(55)	14,625,202	—	14,625,202	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Bumiputera 2(56)	1,086,877	—	1,086,877	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Bumiputera 3(57)	652,126	—	652,126	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Malaysia(58)	1,930,321	—	1,930,321	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Malaysia 2—Wawasan(59)	2,050,610	—	2,050,610	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Malaysia 3—Didik(60)	1,315,675	—	1,315,675	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for Amanah Saham Nasional(61)	282,576	—	282,576	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Equity 2(62)	217,376	—	217,376	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Equity 3(63)	509,053	—	509,053	—	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Equity 5(64)	104,285	—	104,285	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Imbang (Mixed Asset Balanced) 1(65)	311,647	—	311,647	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Imbang (Mixed Asset Balanced) 2(66)	444,864	—	444,864	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Imbang (Mixed Asset Balanced) 3 Global(67)	554,860	—	554,860	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Sara (Mixed Asset Conservative) 1(68)	681,097	—	681,097	—	—	—	—	—
AmanahRaya Trustees Berhad (Registration No.200701008892 (766894-T)) in its capacity as trustee for ASN Sara (Mixed Asset Conservative) 2(69)	450,396	—	450,396	—	—	—	—	—
Permodalan Nasional Berhad IFM(70)	2,246,806	—	2,246,806	—	—	—	—	—
Permodalan Nasional Berhad, IFMMMF(71)	36,229	—	36,229	—	—	—	—	—
College Retirement Equities Fund on behalf of CREF Stock Account(72)	4,397,338	—	4,397,338	—	—	—	—	—
College Retirement Equities Fund on behalf of CREF Growth Account(73)	8,050,962	—	8,050,962	—	—	—	—	—
College Retirement Equities Fund on behalf of CREF Global Equities Account(74)	784,010	—	784,010	—	—	—	—	—
TIAA-CREF Funds on behalf of TIAA-CREF Emerging Markets Equity Fund(75)	722,668	—	722,668	—	—	—	—	—
TIAA-CREF Funds on behalf of TIAA-CREF Large-Cap Growth Fund(76)	3,133,698	—	3,133,698	—	—	—	—	—
TIAA-CREF Funds on behalf of TIAA-CREF Mid-Cap Growth Fund(77)	814,235	—	814,235	—	—	—	—	—
TIAA-CREF Funds on behalf of TIAA-CREF Growth & Income Fund(78)	1,001,000	—	1,001,000	—	—	—	—	—
TIAA-CREF Funds on behalf of TIAA-CREF International Opportunities Fund(79)	980,069	—	980,069	—	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
TIAA-CREF Life Funds on behalf of TIAA-CREF Life Growth & Income Fund(80)	31,200	—	31,200	—	—	—	—	—
TIAA-CREF Life Funds on behalf of TIAA-CREF Life Growth Equity Fund(81)	77,546	—	77,546	—	—	—	—	—
Nuveen Investment Trust II on behalf of Nuveen Emerging Markets Equity Fund(82)	7,274	—	7,274	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Small-Cap Stock Fund, Inc.(83)	1,249,500	—	1,249,500	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Institutional Small-Cap Stock Fund(84)	726,587	—	726,587	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Spectrum, Conservative Allocation Fund(85)	9,760	—	9,760	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Spectrum, Moderate Allocation Fund(86)	15,299	—	15,299	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Spectrum, Moderate Growth Allocation Fund(87)	27,696	—	27,696	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Moderate Allocation Portfolio(88)	1,156	—	1,156	—	—	—	—	—
T. Rowe Price Associates, Inc, U.S. Small-Cap Stock Trust(89)	63,059	—	63,059	—	—	—	—	—
T. Rowe Price Associates, Inc, TD Mutual Funds, TD U.S. Small-Cap Equity Fund(90)	64,930	—	64,930	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price U.S. Small-Cap Core Equity Trust(91)	383,096	—	383,096	—	—	—	—	—
T. Rowe Price Associates, Inc, Minnesota Life Insurance Company(92)	15,433	—	15,433	—	—	—	—	—
T. Rowe Price Associates, Inc, Costco 401(k) Retirement Plan(93)	64,978	—	64,978	—	—	—	—	—
T. Rowe Price Associates, Inc, MassMutual Select Funds, MassMutual Select T. Rowe Price, Small and Mid Cap Blend Fund(94)	16,646	—	16,646	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Global Equity Fund(95)	2,789,319	—	2,789,319	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Global Growth Stock Fund(96)	1,067,832	—	1,067,832	—	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
T. Rowe Price Associates, Inc, Equipsuper Pty Ltd as Trustee for Equipsuper Superannuation Fund(97)	569,617	—	569,617	—	—	—	—	—
T. Rowe Price Associates, Inc, Campbell Pension Plans, Master Retirement Trust(98)	43,205	—	43,205	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Global Growth Equity Pool(99)	575,697	—	575,697	—	—	—	—	—
T. Rowe Price Associates, Inc, Public Service Pension Plan Fund(100)	365,661	—	365,661	—	—	—	—	—
T. Rowe Price Associates, Inc, Teachers’ Pension Plan Fund(101)	217,888	—	217,888	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price Global Growth Equity Trust(102)	527,377	—	527,377	—	—	—	—	—
T. Rowe Price Associates, Inc, Canada Life Global Growth Equity Fund (T. Rowe Price)(103)	22,281	—	22,281	—	—	—	—	—
T. Rowe Price Associates, Inc, Delaware Public Employees’ Retirement System(104)	767,095	—	767,095	—	—	—	—	—
T. Rowe Price Associates, Inc, Arlington County Employees’ Retirement System(105)	140,572	—	140,572	—	—	—	—	—
T. Rowe Price Associates, Inc, T. Rowe Price, Global Technology Fund, Inc.(106)	5,673,514	—	5,673,514	—	—	—	—	—
T. Rowe Price Associates, Inc, TD Mutual Funds, TD Science & Technology Fund(107)	1,180,862	—	1,180,862	—	—	—	—	—
T. Rowe Price Associates, Inc, UniSuper(108)	420,940	—	420,940	—	—	—	—	—
Janus Henderson Forty Fund c/o Janus Capital Management LLC(109)	14,992,521	984,015	10,072,446	—	4,920,075	—	984,015	—
Janus Henderson Forty Portfolio c/o Janus Capital Management LLC(110)	855,750	56,841	571,545	—	284,205	—	56,841	—
Janus Henderson Capital Funds plc, Janus Henderson US Forty Fund, c/o Janus Capital Management LLC(111)	587,184	34,124	421,249	—	165,935	—	34,124	—
Janus Henderson Global Technology and Innovation Portfolio c/o Janus Capital Management LLC(112)	4,956,846	337,419	3,269,751	—	1,687,095	—	337,419	—
Janus Henderson Global Technology and Innovation Fund c/o Janus Capital Management LLC(113)	639,499	43,562	421,689	—	217,810	—	43,562	—
Janus Henderson Capital Funds plc, Janus Henderson Global Technology and Innovation Fund, c/o Janus Capital Management LLC(114)	370,855	25,507	243,320	—	127,535	—	25,507	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
Brown Brothers Harriman & Co. FBO Fidelity Funds on behalf of Fidelity Funds, China Consumer Fund(115)	6,857,836	—	6,857,836	—	—	—	—	—
Brown Brothers Harriman & Co. FBO Fidelity Active Strategy on behalf of Fidelity Active Strategy, Asia Fund(116)	351,413	—	351,413	—	—	—	—	—
Brown Brothers Harriman & Co. FBO Fidelity Funds on behalf of Fidelity Funds, China Consumer Fund, Asian Equity Fund(117)	938,170	—	938,170	—	—	—	—	—
Brown Brothers Harriman & Co. FBO Fidelity Funds on behalf of Fidelity Funds, China Consumer Fund, Asian Special Situations(118)	2,974,159	—	2,974,159	—	—	—	—	—
Brown Brothers Harriman & Co. FBO Fidelity Funds on behalf of Fidelity Funds, China Consumer Fund, Pacific Fund(119)	2,878,422	—	2,878,422	—	—	—	—	—
Evans Investments Pte Ltd(120)	10,000,000	—	10,000,000	—	—	—	—	—
Mag & Co fbo Fidelity Select Portfolios: Select FinTech Portfolio(121)	23,600	—	23,600	—	—	—	—	—
Flapper Co fbo Fiam Target Date Blue Chip Growth Commingled Pool(122)	179,463	—	179,463	—	—	—	—	—
Mag & Co fbo Fidelity Blue Chip Growth Commingled Pool(123)	85,180	—	85,180	—	—	—	—	—
Thisbe & Co, FBO Fidelity Blue Chip Growth Institutional Trust(124)	6,365	—	6,365	—	—	—	—	—
Mag & Co fbo Fidelity Securities Fund, Fidelity Blue Chip Growth Fund(125)	2,208,038	—	2,208,038	—	—	—	—	—
Booth & Co fbo Fidelity Securities Fund, Fidelity Securities Fund, Fidelity Flex Large Cap Growth Fund(126)	5,103	—	5,103	—	—	—	—	—
Booth & Co FBO, Fidelity Securities Fund, Fidelity Blue Chip Growth K6 Fund(127)	244,685	—	244,685	—	—	—	—	—
Wavechart + Co fbo Fidelity Securities Fund, Fidelity Series Blue Chip Growth Fund(128)	271,165	—	271,165	—	—	—	—	—
Booth and Co FBO, Fidelity Puritan Trust: Fidelity Balanced, Fund—Communication Services Sub(129)	546,811	—	546,811	—	—	—	—	—
Mag & Co fbo Fidelity Select Portfolios: Select Technology Portfolio(130)	1,604,100	—	1,604,100	—	—	—	—	—
Booth and Co fbo, Fidelity Puritan Trust: Balanced K6 Fund—Communication Services Subportfolio(131)	7,937	—	7,937	—	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
Powhatan & Co., LLC fbo Fidelity Advisor Series I: Fidelity, Advisor Balanced Fund—Communication Services Sub(132)	72,742	—	72,742	—	—	—	—	—
Mag & Co fbo Fidelity Select Portfolios, Select Leisure Portfolio(133)	101,700	—	101,700	—	—	—	—	—
Mag & Co fbo Fidelity Advisor Series I, Fidelity Advisor Growth, Opportunities Fund(134)	2,937,300	—	2,937,300	—	—	—	—	—
Warmwind + Co fbo Fidelity Advisor Series I, Fidelity Advisor Series, Growth Opportunities Fund(135)	105,700	—	105,700	—	—	—	—	—
Thisbe & Co fbo Fidelity NorthStar Fund—Sub D(136)	133,170	—	133,170	—	—	—	—	—
Thisbe & Co fbo Fidelity U.S. Growth Opportunities Investment Trust(137)	42,800	—	42,800	—	—	—	—	—
Booth & Co., LLC fbo, Variable Insurance Products Fund III, VIP Growth Opportunities Portfolio(138)	424,141	—	424,141	—	—	—	—	—
Third Point Loan LLC(139)	7,000,000	—	7,000,000	—	—	—	—	—
BlackRock, Inc.(140)	5,000,000	—	5,000,000	—	—	—	—	—
Southpoint Capital Advisors, LP(141)	4,000,000	—	4,000,000	—	—	—	—	—
MIC Capital Partners (Public) Parallel Cayman, LP(142)	5,000,000	—	5,000,000	—	—	—	—	—
Massachusetts Institute of Technology(143)	3,200,000	—	3,200,000	—	—	—	—	—
238 Plan Associates LLC(144)	800,000	—	800,000	—	—	—	—	—
Clearlake Flagship Plus Partners, Master Fund, L.P. (145)	8,500,000	500,000	3,000,000	—	5,500,000	—	500,000	—
Select International Equity Managed Fund(146)	45,192	—	45,192	—	—	—	—	—
Emerging Markets Equity Corporate Class(147)	252,995	—	252,995	—	—	—	—	—
CI Global Alpha Innovators Corporate Class(148)	1,692,407	—	1,692,407	—	—	—	—	—
Select International Equity Managed Corporate Class(149)	8,551	—	8,551	—	—	—	—	—
CI Emerging Markets Corporate Class(150)	449,908	—	449,908	—	—	—	—	—
CI Asian Opportunities Fund(151)	24,635	—	24,635	—	—	—	—	—
CI Asian Opportunities Corporate Class(152)	5,715	—	5,715	—	—	—	—	—
CI Emerging Markets Fund(153)	134,102	—	134,102	—	—	—	—	—
Emerging Markets Equity Pool(154)	386,495	—	386,495	—	—	—	—	—
Barings International Umbrella Fund, Barings ASEAN Frontiers Fund(155)	1,518,000	—	1,518,000	—	—	—	—	—
Barings International Umbrella Fund, Barings Asia Growth Fund(156)	861,000	—	861,000	—	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
Barings Eastern Trust(157)	821,000	—	821,000	—	—	—	—	—
Senator Global Opportunity Master Fund L.P.(158)	2,500,000	—	2,500,000	—	—	—	—	—
Park West Investors Master Fund, Limited(159)	2,276,000	95,505	2,276,000	—	—	—	95,505	—
Park West Partners International, Limited(160)	224,000	9,495	224,000	—	—	—	9,495	—
Entities affiliated with The Baupost Group, L.L.C.(161)	7,673,733	—	2,500,000	—	5,173,733	—	—	—
PAR Investment Partners, L.P.(162)	2,500,000	—	2,500,000	—	—	—	—	—
Atreides Foundation Master Fund LP(163)	2,500,000	—	2,500,000	—	—	—	—	—
Cadian Master Fund, L.P.(164)	2,500,000	—	2,500,000	—	—	—	—	—
Dragoneer Global Fund II, L.P.(165)	2,500,000	—	2,500,000	—	—	—	—	—
President & Fellows of Harvard College (166)	2,000,000	—	2,000,000	—	—	—	—	—
Suvretta Master Fund, Ltd.(167)	1,982,000	—	1,982,000	—	—	—	—	—
Suvretta Long Master Fund, Ltd.(168)	18,000	—	18,000	—	—	—	—	—
Highline Investments LLC(169)	1,500,000	—	1,500,000	—	—	—	—	—
Kwidnet Holdings LLC(170)	500,000	—	500,000	—	—	—	—	—
Dymon Asia Multi-Strategy Investment Master Fund(171)	1,700,000	—	1,700,000	—	—	—	—	—
Topia Ventures, LLC(172)	1,500,000	—	1,500,000	—	—	—	—	—
Castle Hook Master Fund Ltd(173)	1,500,000	—	1,500,000	—	—	—	—	—
Arena Capital Advisors, LLC Arena Capital Fund, LP—Series 3(174)	300,000	—	300,000	—		—		—
Arena Capital Advisors, LLC Arena Capital Fund, LP—Series 5(175)	300,000	—	300,000	—		—		—
Arena Capital Advisors, LLC Arena Capital Fund, LP—Series 6(176)	400,000	—	400,000	—		—		—
Arena Capital Advisors, LLC Arena Capital Fund, LP—Series 9(177)	250,000	—	250,000	—		—		—
Arena Capital Advisors, LLC Arena Capital Fund, LP—Series 14(178)	150,000	—	150,000	—		—		—
Arena Capital Advisors, LLC Arena Capital Fund, LP—Series 15(179)	100,000	—	100,000	—	—	—	—	—
GPI Capital Guardian Holdco LP(180)	1,500,000	—	1,500,000	—	—	—	—	—
Chescaplq LLC(181)	1,444,800	100,000	1,000,000	—	444,800	—	100,000	—
WCH Fund I, LP(182)	1,000,000	—	1,000,000	—	—	—	—	—
Janchor Partners Pan-Asian Master Fund(183)	1,000,000	—	1,000,000	—	—	—	—	—
Gobi Master Fund Ltd.(184)	500,000	—	500,000	—	—	—	—	—
Healthcare of Ontario Pension Plan Trust Fund(185)	1,086,870	117,374	500,000	—	586,870	—	117,374	—
D. E. Shaw Oculus Portfolios, L.L.C. (186)	80,300	—	75,000	—	5,300	—	—	—
D. E. Shaw Valence Portfolios, L.L.C.(187)	290,731	10,000	225,000	—	65,731	—	10,000	—
CVI Investments, Inc.(188)	300,000	—	300,000	—	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
Octahedron Master Fund, L.P.(189)	100,000	—	100,000	—	—	—	—	—
White Willow Limited(190)	2,000,000	—	2,000,000	—	—	—	—	—
Two Trees Family Holdings Pte. Ltd.(191)	2,000,000	—	2,000,000	—	—	—	—	—
Isla Asia Limited(192)	3,000,000	—	3,000,000	—	—	—	—	—
Davinia Investment Ltd(193)	3,000,000	—	3,000,000	—	—	—	—	—
JS Oasis Limited(194)	1,000,000	—	1,000,000	—	—	—	—	—
Sarath Ratanavadi(195)	1,800,000	—	1,800,000	—	—	—	—	—
Phileo Capital Limited(196)	500,000	—	500,000	—	—	—	—	—
Trinidas Limited(197)	350,000	—	350,000	—	—	—	—	—
Kuang Ming Investments Pte Limited(198)	2,000,000	—	2,000,000	—	—	—	—	—
K3 Auklet Capital II Limited(199)	1,000,000	—	1,000,000	—	—	—	—	—
Soo Hoo Khoon Peng(200)	150,000	—	150,000	—	—	—	—	—
Catcha Investments Ltd(201)	100,000	—	100,000	—	—	—	—	—
LightVC, Ltd.(202)	1,250,000	—	1,250,000	—	—	—	—	—
Alvin Sariaatmadja(203)	2,500,000	—	2,500,000	—	—	—	—	—
Sing Lun Industrial Pte Ltd(204)	100,000	—	100,000	—	—	—	—	—
The 2018 Yuan and Zhang Revocable Trust(205)	300,000	—	300,000	—	—	—	—	—
Antelle Holding Limited(206)	100,000	—	100,000	—	—	—	—	—
Leland A. Philip and Co. Limited(207)	200,000	—	200,000	—	—	—	—	—
Krian Upatkoon(208)	200,000	—	200,000	—	—	—	—	—
Chen Jianwen(209)	200,000	—	200,000	—	—	—	—	—
Martua Sitorus(210)	500,000	—	500,000	—	—	—	—	—
Wee Wei Chi(211)	50,000	—	50,000	—	—	—	—	—
Supreme Island Corporation(212)	1,750,000	—	1,750,000	—	—	—	—	—
Wee Ee Cheong(213)	100,000	—	100,000	—	—	—	—	—
Wee Ee Lim(214)	100,000	—	100,000	—	—	—	—	—
Chubb Tempest Reinsurance Ltd.(215)	2,500,000	—	2,500,000	—	—	—	—	—
Pelago Holdings(216)	400,000	—	400,000	—	—	—	—	—
Poonen Capital LLC(217)	50,000	—	50,000	—	—	—	—	—
Takao Yasuda(218)	1,000,000	—	1,000,000	—	—	—	—	—
RHB Trustees Berhad (as trustee for Areca Focus UniGrowth Fund)(219)	2,000,000	—	2,000,000	—	—	—	—	—
TXX Family Trust(220)	200,000	—	200,000	—	—	—	—	—
ACP Global Fund SPC Value Segregated Portfolio(221)	2,800,000	—	2,800,000	—	—	—	—	—
Lim Hock Chee(222)	400,000	—	400,000	—	—	—	—	—
SVF Investments (UK) Limited(223)	699,175,218	—	699,175,218	—	—	—	—	—
Marvelous Yarra Limited(224)	271,180,007	—	271,180,007	—	—	—	—	—
Xiaoju Kuaizhi Inc(225)	8,995,300	—	8,995,300	—	—	—	—	—
Uber Technologies, Inc.(226)	535,902,982	—	535,902,982	—	—	—	—	—
Toyota Motor Corporation(227)	222,906,079	—	222,906,079	—	—	—	—	—
MUFG Bank, Limited(228)	142,913,428	—	142,913,428	—	—	—	—	—
MUFG Innovation Partners No.1 Investment Partnership(229)	2,114,733	—	2,114,733	—	—	—	—	—
Krungsri Finnovate Company Limited(230)	4,229,465	—	4,229,465	—	—	—	—	—
Anthony Tan Ping Yeow(231)	86,207,942	—	86,207,942	—	—	—	—	—
Hibiscus Worldwide Ltd.(232)	18,800,867	—	18,800,867	—	—	—	—	—

	Securities beneficially owned prior to the offering		Securities to be sold in this offering		Securities beneficially owned after this offering
Name of Selling Securityholder	Class A Ordinary Shares	Warrants	Class A Ordinary Shares	Warrants	Class A Ordinary Shares(1)(2)	%(1)(2)	Warrants(1)(2)	%(1)(2)
Ming-Hokng Maa(233)	11,830,160	—	11,830,160	—	—	—	—	—
Ming-Hokng Maa, in his capacity as trustee of The Ming-Hokng Maa 2021(234)	1,065,452	—	1,065,452	—	—	—	—	—
Ming-Hokng Maa, in his capacity as trustee of The Maa-Liao Revocable Trust(235)	13,358,117	—	13,358,117	—	—	—	—	—
Tan Hooi Ling(236)	32,798,408	—	32,798,408	—	—	—	—	—
Oey Peter Henry(237)	2,280,755	—	2,280,755	—	—	—	—	—
Ong Chin Yin(238)	2,447,508	—	2,447,508	—	—	—	—	—
Ng Shin Ein(239)	216,633	—	216,633	—	—	—	—	—
Jay Oliver(240)	432,692	—	432,692	—	—	—	—	—
Andrew Geofrrey Mills(241)	246,323	—	246,323	—	—	—	—	—

*	Represents beneficial ownership of less than one percent
(1)	The percentage of Ordinary Shares and Warrants beneficially owned is computed on the basis of 3,741,090,081 Ordinary Shares and 26,000,000 Warrants outstanding, respectively, on December 6, 2021.
(2)	Assumes the sale of all shares offered in this prospectus.
(3)	The business address of Altimeter Growth Holdings is 2550 Sand Hill Road STE 150, Menlo Park, CA 94025.
(4)	The business address of Richard N Barton is c/o Altimeter Growth Corp., 2550 Sand Hill Road STE 150, Menlo Park, CA 94025.
(5)	The business address of Aishetu Fatima Dozie is c/o Altimeter Growth Corp., 2550 Sand Hill Road STE 150, Menlo Park, CA 94025.
(6)	The business address of Dev Ittycheria is c/o Altimeter Growth Corp., 2550 Sand Hill Road STE 150, Menlo Park, CA 94025.
(7)	The business address of Altimeter Partners Fund, L.P. is c/o Altimeter Capital Management, LP, Attn: John Kiernan, One International Place, Suite 4610, Boston, MA 02110.
(8)	The business address of JS Capital LLC is c/o JS Capital Management LLC, 888 Seventh Avenue, New York, NY 10106.
(9)	The business address of Kinsted Global Equity Pool is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(10)	The business address of Morgan Stanley Investment Funds – Counterpoint Global Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(11)	The business address of Morgan Stanley Institutional Fund Inc – Counterpoint Global Portfolio is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(12)

The business address of Morgan Stanley Institutional Fund Inc – International Advantage Portfolio is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.

(13)	The business address of Valic Co I – International Growth Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(14)	The business address of Canadian Pooled Funds—International Opportunity Fund I is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(15)

The business address of Morgan Stanley Institutional Fund Inc—International Opportunity Portfolio is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.

(16)	The business address of Morgan Stanley Institutional Fund Inc—Asia Opportunity Portfolio is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(17)	The business address of Morgan Stanley Investment Funds—Asia Opportunity Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(18)	The business address of Morgan Stanley Investment Funds—Developing Opportunity Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(19)

The business address of Morgan Stanley Institutional Fund Inc—Developing Opportunity Portfolio is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.

(20)	The business address of Morgan Stanley Funds (UK)—Developing Opportunity Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(21)	The business address of Morgan Stanley Institutional Fund Inc—Global Insight Portfolio is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(22)	The business address of Morgan Stanley Investment Funds—Global Advantage Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(23)	The business address of Morgan Stanley Insight Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(24)	The business address of Johnson & Johnson Pension And Savings Plans Master Trust is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.

(25)	The business address of Johnson & Johnson Pension And Savings Plans Master Trust is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(26)	The business address of Morgan Stanley Investment Funds—Us Insight Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(27)	The business address of Canadian Pooled Funds—Global Opportunity Fund I is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(28)	The business address of Nissan North America, Inc. Employee Retirement Plan Master Trust is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(29)	The business address of The Municipal Employees’ Pension Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(30)	The business address of Morgan Stanley Investment Funds—Global Opportunity Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(31)	The business address of Ngs Super is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(32)	The business address of New York City Board Of Education Retirement System is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(33)	The business address of New York City Fire Department Pension Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(34)	The business address of Pensiondanmark Pensionsforsikringsaktieselskab is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(35)	The business address of Public Employees Pension Board is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(36)

The business address of Russell Investment Company V Plc—Russell Investments Global Ethical Equity Fund is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.

(37)	The business address of Morgan Stanley Institutional Fund, Inc.—Global Opportunity Portfolio is Morgan Stanley Investment Management, Inc. as Investment Manager, 522 Fifth Avenue, New York, NY 10036.
(38)	The business address for American Funds Developing World Growth and Income Fund is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(39)	The business address for EuroPacific Growth Fund is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(40)	The business address for Capital Group EuroPacific Growth Trust (US) is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(41)	The business address for International Growth and Income Fund is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(42)	The business address for Capital Group International Growth and Income Trust (US) is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(43)	The business address for New Perspective Fund is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(44)	The business address for Capital Group New Perspective Trust (US) is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(45)	The business address for Capital Group New Perspective Fund (LUX) is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(46)	The business address for Emerging Markets Growth Fund, Inc. is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(47)	The business address for Emerging Markets Equity Fund is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(48)	The business address for Capital Group Emerging Markets Growth Fund (LUX) is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(50)	The business address for Capital Group Asian Horizon Fund (LUX) is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(51)	The business address for Capital Group New World Fund (LUX) is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(52)	The business address for New World Fund, Inc. is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(53)	The business address for American Funds Insurance Series—International Fund is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(54)	The business address for American Funds Insurance Series – New World Fund is c/o Capital Research and Management Company, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(55)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Bumiputera is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(56)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Bumiputera 2 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.

(57)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Bumiputera 3 – Didik is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(58)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Malaysia is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(59)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Malaysia 2—Wawasan is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(60)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Malaysia 3 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(61)	The business address of AmanahRaya Trustees Berhad-Amanah Saham Nasional is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(62)	The business address of AmanahRaya Trustees Berhad-ASN Equity 2 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(63)	The business address of AmanahRaya Trustees Berhad-ASN Equity 3 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(64)	The business address of AmanahRaya Trustees Berhad-ASN Equity 5 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(65)	The business address of AmanahRaya Trustees Berhad-ASN Imbang (Mixed Asset Balanced) 1 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(66)	The business address of AmanahRaya Trustees Berhad-ASN Imbang (Mixed Asset Balanced) 2 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(67)	The business address of AmanahRaya Trustees Berhad-ASN Imbang (Mixed Asset Balanced) 3 Global is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(68)	The business address of AmanahRaya Trustees Berhad-ASN Sara (Mixed Asset Conservative) 1 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(69)	The business address of AmanahRaya Trustees Berhad-ASN Sara (Mixed Asset Conservative) 2 is Level 14, Wisma AmanahRaya, No 2, Jalan Ampang, 50508 Kuala Lumpur, Malaysia.
(70)	The business address of Permodalan Nasional Berhad—IFM is Level 4, Balai PNB, 201-A Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia.
(71)	The business address of Permodalan Nasional Berhad—IFMMMF is Level 4, Balai PNB, 201-A Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia.
(72)	The business address for College Retirement Equities Fund on behalf of CREF Stock Account is 730 Third Avenue New York, NY 10017.
(73)	The business address for College Retirement Equities Fund on behalf of CREF Growth Account is 730 Third Avenue New York, NY 10017.
(74)	The business address for College Retirement Equities Fund on behalf of CREF Global Equities Account is 730 Third Avenue New York, NY 10017.
(75)	The business address for TIAA-CREF Funds on behalf of TIAA-CREF Emerging Markets Equity Fund is 730 Third Avenue New York, NY 10017.
(76)	The business address for TIAA-CREF Funds on behalf of TIAA-CREF Large-Cap Growth Fund is 730 Third Avenue New York, NY 10017.
(77)	The business address for TIAA-CREF Funds on behalf of TIAA-CREF Mid-Cap Growth Fund is 730 Third Avenue New York, NY 10017.
(78)	The business address for TIAA-CREF Funds on behalf of TIAA-CREF Growth & Income Fund is 730 Third Avenue New York, NY 10017.
(79)	The business address for TIAA-CREF Funds on behalf of TIAA-CREF International Opportunities Fund is 730 Third Avenue New York, NY 10017.
(80)	The business address for TIAA-CREF Life Funds on behalf of TIAA-CREF Life Growth & Income Fund is 730 Third Avenue New York, NY 10017.
(81)	The business address for TIAA-CREF Life Funds on behalf of TIAA-CREF Life Growth Equity Fund is 730 Third Avenue New York, NY 10017.
(82)	The business address for Nuveen Emerging Markets Equity Fund is 333 West Wacker Drive Chicago, IL 60606.
(83)	The business address for T. Rowe Price Small-Cap Stock Fund, Inc. is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(84)	The business address for T. Rowe Price Institutional Small-Cap Stock Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(85)	The business address for T. Rowe Price Spectrum Conservative Allocation Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(86)	The business address for T. Rowe Price Spectrum Moderate Allocation Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(87)	The business address for T. Rowe Price Spectrum Moderate Growth Allocation Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.

(88)	The business address for T. Rowe Price Moderate Allocation Portfolio is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(89)	The business address for U.S. Small-Cap Stock Trust is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(90)	The business address for TD Mutual Funds —TD U.S. Small-Cap Equity Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(91)	The business address for T. Rowe Price U.S. Small-Cap Core Equity Trust is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(92)	The business address for Minnesota Life Insurance Company is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(93)	The business address for Costco 401(k) Retirement Plan is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(94)	The business address for MassMutual Select Funds—MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(95)	The business address for T. Rowe Price Global Equity Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(96)	The business address for T. Rowe Price Global Growth Stock Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(97)	The business address for Equipsuper Pty Ltd as Trustee for Equipsuper Superannuation Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(98)	The business address for Campbell Pension Plans Master Retirement Trust is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(99)	The business address for T. Rowe Price Global Growth Equity Pool is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(100)	The business address for Public Service Pension Plan Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(101)	The business address for Teachers’ Pension Plan Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(102)	The business address for T. Rowe Price Global Growth Equity Trust is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(103)	The business address for Canada Life Global Growth Equity Fund (T. Rowe Price) is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(104)	The business address for Delaware Public Employees’ Retirement System is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(105)	The business address for Arlington County Employees’ Retirement System is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(106)	The business address for T. Rowe Price Global Technology Fund, Inc. is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(107)	The business address for TD Mutual Funds—TD Science & Technology Fund is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(108)	The business address for UniSuper is Attn: Bonnie L. Maher, BA-0828, 100 East Pratt Street, Baltimore, MD 21202.
(109)	The business address for Janus Henderson Forty Fund is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, CO 80206.
(110)	The business address for Janus Henderson Forty Portfolio is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, CO 80206.
(111)	The business address for Janus Henderson Capital Funds PLC – Janus Henderson US Forty Fund is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, CO 80206.
(112)	The business address for Janus Henderson Global Technology and Innovation Fund is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, CO 80206.
(113)	The business address for Janus Henderson Global Technology and Innovation Portfolio is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, CO 80206.
(114)	The business address for Janus Henderson Capital Funds PLC – Janus Henderson Global Technology and Innovation Fund is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, CO 80206.
(115)	The business address for Fidelity Funds—China Consumer Fund is 2a, rue Albert Borschette, B.P. 2174, L-1021 Luxembourg, Grand Duchy of Luxembourg.
(116)	The business address for Fidelity Active Strategy—China Fund is 2a, rue Albert Borschette, B.P. 2174, L-1021 Luxembourg, Grand Duchy of Luxembourg.
(117)	The business address for Fidelity Funds—Asian Equity Fund is 2a, rue Albert Borschette, B.P. 2174, L-1021 Luxembourg, Grand Duchy of Luxembourg.
(118)	The business address for Fidelity Funds—Asian Special Situations Fund is 2a, rue Albert Borschette, B.P. 2174, L-1021 Luxembourg, Grand Duchy of Luxembourg.
(119)	The business address for Fidelity Funds—Pacific Fund is 2a, rue Albert Borschette, B.P. 2174, L-1021 Luxembourg, Grand Duchy of Luxembourg.
(120)	The business address for Evans Investments Pte Ltd is 60B Orchard Road, #06-18, The Atrium @ Orchard, 238891, Singapore.

(121-138)

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(139)

The securities of the Company set forth herein are directly beneficially owned by Third Point Loan LLC (“TP Loan”). TP Loan is an affiliate of Third Point LLC (“Third Point”) and holds the securities listed herein as nominee for funds managed and/or advised by Third Point and not in its individual capacity. Daniel S. Loeb is the Chief Executive Officer of Third Point. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Third Point and Mr. Loeb may be deemed to be the beneficial owners of the securities beneficially owned by TP Loan. Third Point and Mr. Loeb hereby disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. The business address for Mr. Loeb and the entities identified in this footnote is c/o Third Point LLC, 55 Hudson Yards, 51st Floor, New York, NY 10001 Attn: Operations.

(140)

The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Technology Opportunities Fund, a series of BlackRock Funds, and BlackRock Global Funds – World Technology Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055 and 400 Howard Street, San Francisco, CA 94105. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(141)	The business address of Southpoint Master Fund LP is 1114 Avenue of the Americas, Floor 22, New York, NY 10036.
(142)	The business address of MIC Capital Partners (Public) Parallel Cayman, LP is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.
(143)	The business address of Massachusetts Institute of Technology is One Broadway, 9th Flr, Suite 200, Attn: MITIMCo Operations, Cambridge, MA 02142.
(144)	The business address of 238 Plan Associates LLC is One Broadway, 9th Flr, Suite 200, Attn: MITIMCo Operations, Cambridge, MA 02142.
(145)	The business address of Clearlake Flagship Plus Partners Master Fund, L.P. is 233 Wilshire Blvd, Suite 800, Santa Monica, CA 90401.
(146)	The business address of Select International Equity Managed Fund is 15 York Street, Toronto, ON M5J 0A3.
(147)	The business address of Emerging Markets Equity Corporate Class is 15 York Street, Toronto, ON M5J 0A3.
(148)	The business address of CI Global Alpha Innovators Corporate Class is 15 York Street, Toronto, ON M5J 0A3.
(149)	The business address of Select International Equity Managed Corporate Class is 15 York Street, Toronto, ON M5J 0A3.
(150)	The business address of CI Emerging Markets Corporate Class is 15 York Street, Toronto, ON M5J 0A3.
(151)	The business address of CI Asian Opportunities Fund is 15 York Street, Toronto, ON M5J 0A3.
(152)	The business address of CI Asian Opportunities Corporate Class is 15 York Street, Toronto, ON M5J 0A3.
(153)	The business address of CI Emerging Markets Fund is 15 York Street, Toronto, ON M5J 0A3.
(154)	The business address of Emerging Markets Equity Pool is 15 York Street, Toronto, ON M5J 0A3.
(155)	The business address of Barings International Umbrella Fund—Barings ASEAN Frontiers Fund is 35/F, Gloucester Tower, 15 Queen’s Road, Central Hong Kong.
(156)	The business address of Barings International Umbrella Fund—Barings Asia Growth Fund is 35/F, Gloucester Tower, 15 Queen’s Road, Central Hong Kong.
(157)	The business address of Barings Eastern Trust is 35/F, Gloucester Tower, 15 Queen’s Road, Central Hong Kong.
(158)	The business address of Senator Global Opportunity Master Fund L.P. is c/o Senator Investment Group LP, 510 Madison Avenue, 28th Floor, New York, NY 10022.
(159)	The business address of Park West Investors Master Fund, Limited is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.
(160)	The business address of Park West International, Limited is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939.
(161)

The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as the investment adviser and general partner to certain private investment limited partnerships on whose behalf these shares were indirectly purchased. Baupost Group GP, L.L.C. (“Baupost GP”), as the manager of Baupost, and Seth A. Klarman (“Mr. Klarman”), as the sole managing member of Baupost GP and a controlling person of Baupost, may be deemed to have beneficial ownership of the shares beneficially owned by Baupost. Baupost GP and Mr. Klarman disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein, if any. The business address of Baupost, Baupost GP and Mr. Klarman is 10 St. James Ave., Suite 1700, Boston, Massachusetts, 02116.

(162)	The business address of PAR Investment Partners, L.P. is 200 Clarendon Street, 48th Floor, Boston, MA 02116.

(163)	The business address of Atreides Foundation Master Fund LP is One International Place, Suite 4410 Boston, MA 02110.
(164)	The business address of Cadian Master Fund, L.P. is c/o Cadian Capital, 555 Madison Ave, 36th Floor, New York, NY 10022.
(165)	The business address of Dragoneer Global Fund II, L.P. is c/o Dragoneer Investment Group, One Letterman Drive, Bldg. D, Ste. M-500, San Francisco, CA 94129.
(166)	The business address of President & Fellows of Harvard College is 600 Atlantic Ave, Boston, MA 02210.
(167)	The business address of Suvretta Master Fund, Ltd. is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(168)	The business address of Suvretta Long Master Fund, Ltd. is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(169)	The business address of Highline Investments LLC is 200 Clarendon Street, 59th Floor, Boston, MA 02116.
(170)	The business address of Kwidnet Holdings LLC is 200 Clarendon Street, 59th Floor, Boston, MA 02116.
(171)	The business address of Dymon Asia Multi-Strategy Investment Master Fund is c/o Dymon Asia Capital (Singapore) Pte. Ltd., One Temasek Avenue, #11-01 Millenia Tower, Singapore 039192.
(172)	The business address of Topia Ventures, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York, NY 10018.
(173)	The business address of Castle Hook Master Fund Ltd. is c/o Castle Hook Partners LP, 250 West 55th Street, 32nd Floor, New York, NY 10019.
(174)	The business address of Arena Capital Fund, LP—Series 3 is 12121 Wilshire Blvd, Suite 1010 Los Angeles, CA 90025.
(175)	The business address of Arena Capital Fund, LP—Series 5 is 12121 Wilshire Blvd, Suite 1010 Los Angeles, CA 90025.
(176)	The business address of Arena Capital Fund, LP—Series 6 is 12121 Wilshire Blvd, Suite 1010 Los Angeles, CA 90025.
(177)	The business address of Arena Capital Fund, LP—Series 9 is 12121 Wilshire Blvd, Suite 1010 Los Angeles, CA 90025.
(178)	The business address of Arena Capital Fund, LP—Series 14 is 12121 Wilshire Blvd, Suite 1010 Los Angeles, CA 90025.
(179)	The business address of Arena Capital Fund, LP—Series 15 is 12121 Wilshire Blvd, Suite 1010 Los Angeles, CA 90025.
(180)	The business address for GPI Capital Guardian Holdco LLP is 1345 Avenue of the Americas, 32nd Floor, New York, NY 10105.
(181)	The business address of Chescaplq LLC is 2800 Quarry Lake Drive, Suite 300, Baltimore, MD 21209.
(182)

Willoughby Capital Holdings, LLC is the sole owner of the general partner of WCH Fund I, LP and may share dispositive and voting power over the shares held by WCH Fund I, LP. The business address of WCH Fund I, LP is 330 Railroad Avenue, Suite 101, Greenwich CT 06830.

(183)	The business address of Janchor Partners Pan-Asian Master Fund is One Nexus Way, Camana Bay, Grand Cayman, KY1-9005, Cayman Islands.
(184)	The business address of Gobi Master Fund Ltd. is 909 Montgomery Street, Suite 400, San Francisco, CA 94133.
(185)	The business address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario M5J 0B6.
(186)

The business address of D.E. Shaw Oculus Portfolios, L.L.C. is c/o D. E. Shaw & Co., L.P., 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. Securities offered hereby by D.E. Shaw Oculus Portfolios, L.L.C. consist of 75,000 PIPE Shares held by D. E. Shaw Oculus Portfolios, L.L.C. (but does not include 5,300 shares of Class A Ordinary Shares that are non-PIPE Shares held by D. E. Shaw Oculus Portfolios, L.L.C.) (D. E. Shaw Valence Portfolios, L.L.C. together with D. E. Shaw Oculus Portfolios, L.L.C., the “D. E. Shaw Entities”). Each of the D. E. Shaw Entities has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares directly owned by it. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the shares owned by the D. E. Shaw Entities on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the shares owned by the D. E. Shaw Entities. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities and, therefore, David E. Shaw may be deemed to be the beneficial owner of the shares owned by the D. E. Shaw Entities. David E. Shaw disclaims beneficial ownership of the shares owned by the D. E. Shaw Entities. The business address of each of the D. E. Shaw Entities is c/o D. E. Shaw & Co., L.P. 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(187)

The business address of D.E. Shaw Valence Portfolios, L.L.C. is c/o D. E. Shaw & Co., L.P., 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. Securities offered hereby by D.E. Shaw Valence Portfolios, L.L.C. consist of 225,000 PIPE Shares held by D. E. Shaw Valence Portfolios, L.L.C. (but does not include 65,731 Class A Ordinary Shares that are non-PIPE Shares and 10,000 public warrants held by D. E. Shaw Valence Portfolios, L.L.C.). Each of the D. E. Shaw Entities has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares directly owned by it. DESCO LP, as the investment adviser of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. DESCO LLC, as the manager of the D. E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the shares owned by the D. E. Shaw Entities on DESCO LP’s and DESCO LLC’s behalf. DESCO Inc., as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. DESCO II Inc., as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the shares owned by the D. E. Shaw Entities. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares owned by the D. E. Shaw Entities and, therefore, David E. Shaw may be deemed to be the beneficial owner of the shares owned by the D. E. Shaw Entities. David E. Shaw disclaims beneficial ownership of the shares owned by the D. E. Shaw Entities. The business address of each of the D. E. Shaw Entities is c/o D. E. Shaw & Co., L.P. 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(188)	The business address of CVI Investments, Inc. is c/o Heights Capital Management, Inc. 101 California Street, Suite 3250, San Francisco, CA 94111.
(189)	The business address of Octahedron Master Fund, L.P. is 4126 17th Street #2, San Francisco, California 94114.
(190)	The business address of White Willow Limited is c/o 24th Floor, Wisma Genting, No. 28, Jalan Sultan Ismail, 50250, Kuala Lumpur W.P., Malaysia.
(191)	The business address of Two Trees Family Holdings Pte. Ltd. is 80 Raffles Place, #32-01 UOB Plaza 1, Singapore 048624.
(192)	The business address of Isla Asia Limited is Commence Chambers, Road Town, P.O. Box 2208, Tortola, British Virgin Islands.
(193)	The business address of Davinia Investment Ltd is Level 1, Palm Grove House, Wickham’s Cay 1 Road Town, Tortola, British Virgin Islands.
(194)	The business address of JS Oasis Limited is Woodbourne Hall, Road Town, P.O. Box 916, Tortola, British Virgin Islands.
(195)	The business address of Sarath Ratanavadi is 87 Wireless Road, 11th Floor, M Thai Tower, All Seasons Place, Lumpini, Pathuwan, Bangkok 10330 Thailand.
(196)	The business address of Phileo Capital Limited is 380 Jalan Besar #16-01 Singapore 209000. Mr. Kooi Ong Tong is the ultimate beneficial owner of Phileo Capital Limited.
(197)	The business address of Trinidas Limited is Grand Cayman, P.O. Box 448, KY1—1106, George Town, Cayman Islands.
(198)	The business address of Kuang Ming Investments Pte Limited is 14 Scotts Road, #06-01 Far East Plaza, Singapore 228213.
(199)	The business address of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.
(200)	The business address of Khoon Peng Soo Soo is 6 Stevens Drive 04-05 Singapore 257902.
(201)	The business address of Catcha Investments Ltd is 45-7 The Boulevard Mid Valley City, 59200 Kuala Lumpur, Malaysia.
(202)	The business address of LightVC, Ltd. is c/o Lathan & Watkins LLP, 9 Raffles Place, #42-02 Republic Plaza, Singapore 048690.
(203)	The business address of Alvin Sariaatmadja is JL. Lumajang 1, Jakarta, Indonesia.
(204)	The business address of Sing Lun Industrial Pte Ltd is 50B Circular Road, Singapore 049405.
(205)	The business address of The 2018 Yuan and Zhang Revocable Trust is 55 Almaden Boulevard, 6th Floor, San Jose, CA 95113-1608.
(206)	The business address of Antelle Holding Limited is Floor 3A, No. 47 Jalan Kuchai Maju, Kuchai Entrepreneurs’ Park, 58200 Kuala Lumpur, Malaysia.
(207)	The business address of Leland A. Philip and Co. Limited is P.O. Box 146, Road Town, Tortola, British Virgin Islands.
(208)	The business address of Krian Upatkoon is Unit 1 Seventy Damansara, Kuala Lumpur, Malaysia 50480.
(209)	The business address of Chen Jianwen is 29 Oei Tiong Ham Park #03-01, Singapore.
(210)	The business address of Martua Sitorus is 11 Ford Ave, Singapore.
(211)	The business address of Wee Wei Chi is 7 Camden Park, Singapore 299797.
(212)	The business address of Supreme Island Corporation is 8 Anthony Road #01-02, Singapore 229957.
(213)	The business address of Wee Ee Cheong is 5 Camden Park, Singapore 299797.
(214)	The business address of Wee Ee Lim is 6 Camden Park, Singapore 299797.
(215)	The business address of Chubb Tempest Reinsurance Ltd. is Chubb Building, 17 Woodbourne Ave, Hamilton, Bermuda HM-08.
(216)	The business address of Pelago Holdings is 182 Cecil Street, Frasers Tower #17-28, Singapore 069547.
(217)	The business address of Poonen Capital LLC is 1512 Country Club Dr, Los Altos, CA 94024.
(218)	The business address of Takao Yasuda is 50 Lakeshore View, Singapore 098525.
(219)	The business address of Areca Focus UniGrowth Fund is Level 11, Tower Three, RHB Centre, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia.
(220)	The business address of TXX Family Trust is c/o of Dentons US LLP, 1221 Avenue of the Americas, New York, New York 10020.
(221)	The business address of ACP Global Fund SPC – Value Segregated Portfolio is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.
(222)	The business address of Lim Hock Chee is 33 Olive Rd, Singapore 298270.
(223)	The business address of svf Investments (UK) Limited is 69 Grosvenor Street, London, United Kingdom, W1K 3JP.
(224)	The business address of Xiaoju Kuaizhi Inc. is No. 1 Block B, Shangdong Digital Valley, No. 8 Dongbeiwang West Road, Haidian District, Beijing, P.R.C.
(225)	The business address of Marvelous Yarra Limited is No. 1 Block B, Shangdong Digital Valley, No. 8 Dongbeiwang West Road, Haidian District, Beijing, P.R.C.

(226)	The business address of Uber Technologies, Inc. is 1515 3rd Street, San Francisco, CA 94158.
(227)	The business address of Toyota Motor Corporation is 4-7-1,Meieki, Nakamura-ku,450-8711, Japan.
(228)	The business address of MUFG Bank, Limited is 11th Floor, 5-1-1, Kojimachi, Chiyoda-ku, Tokyo 102-0083, Japan.
(229)	The business address of MUFG Innovation Partners No. 1 Investment Partnership is 1-6-1 Otemachi,Chiyoda-ku, Tokyo, Japan.
(230)	The business address of Krugsri Finnovate Company Limited is 1222 21Fl. Rama III Road, Bang Phongphang, Yan Nawa, Bangkok, 10120, Thailand.
(231)

Consists of (i) 64,102,767 Class B Ordinary Shares and (ii) 22,105,175 Class B Ordinary Shares issuable upon exercise of options. Mr. Tan is our Chief Executive Officer and Chairman of our board of directors. Mr. Tan’s business address is 3 Media Close, #01-03/06, Singapore 138492.

(232)	Anthony Tan is a director of Hibiscus Limited Ltd. (“Hibiscus”). Hibiscus’ business address is 3 Media Close, #01-03/06, Singapore 138492.
(233)	Consists of 11,830,160 Class B Ordinary Shares issuable upon exercise of options. Mr. Maa is our President. Mr. Maa’s business address is 3 Media Close, #01-03/06, Singapore 138492.
(234)	The trustee’s business address is 3 Media Close, #01-03/06, Singapore 138492.
(235)	The trustee’s business address is 3 Media Close, #01-03/06, Singapore 138492.
(236)

Consists of (i) 25,555,107 Class B Ordinary Shares and (ii) 7,243,301 Class B Ordinary Shares issuable upon exercise of options. Ms. Tan is a director of the Company. Ms. Tan’s business address is 3 Media Close, #01-03/06, Singapore 138492.

(237)

Consists of (i) 211,785 Class A Ordinary Shares and (ii) 2,068,970 Class A Ordinary Shares issuable upon exercise of options. Mr. Oey is our Chief Financial Officer. Mr. Oey’s business address is 3 Media Close, #01-03/06, Singapore 138492.

(238)

Consists of (i) 577,892 Class A Ordinary Shares and (ii) 1,869,616 Class A Ordinary Shares issuable upon exercise of options. Ms. Ong is our Chief People Officer. Ms. Ong’s business address is 3 Media Close, #01-03/06, Singapore 138492.

(239)

Consists of (i) 64,148 Class A Ordinary Shares and (ii) 152,485 Class A Ordinary Shares issuable upon exercise of options. Ms. Ng is a director of the Company. Ms. Ng’s business address is 3 Media Close, #01-03/06, Singapore 138492.

(240)

Consists of (i) 127,071 Class A Ordinary Shares and (ii) 305,621 Class A Ordinary Shares issuable upon exercise of options. Mr. Jay is a director of the Company. Mr. Jay’s business address is 3 Media Close, #01-03/06, Singapore 138492.

(241)

Consists of (i) 16,944 Class A Ordinary Shares and (ii) 229,379 Class A Ordinary Shares issuable upon exercise of options. Mr. Mills was a director of GHI prior to the Closing Date. Mr. Mills’ business address is 3 Media Close, #01-03/06, Singapore 138492.

Material Relationships with Selling Securityholders

See the section titled “Certain Relationships and Related Person Transactions”.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Business Combination

On December 1, 2021 (the “Closing Date”), the Company consummated the previously announced business combination pursuant to the Business Combination Agreement, dated as of April 12, 2021, as amended from time to time (the “Business Combination Agreement”), by and among the Company, Altimeter Growth Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“AGC”), J2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“AGC Merger Sub”), J3 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“Grab Merger Sub”) and Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“GHI”). Pursuant to the Business Combination Agreement, (i) AGC merged with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL (the “Initial Merger”) and (ii) following the Initial Merger, Grab Merger Sub merged with and into GHI, with GHI being the surviving entity and becoming a wholly-owned subsidiary of GHL (the “Acquisition Merger”, and collectively with the Initial Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

The Business Combination Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

The Initial Merger

As a result of the Initial Merger, at the Initial Merger Effective Time (i) all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of AGC and AGC Merger Sub become the property, rights, privileges, agreements, powers and franchises, liabilities and duties of AGC Merger Sub as the surviving company, and AGC Merger Sub thereafter became a wholly-owned subsidiary of the Company and the separate corporate existence of AGC ceased to exist, (ii) each issued and outstanding security of AGC immediately prior to the Initial Merger Effective Time was cancelled in exchange for or converted into securities of GHL as set out below, (iii) the board of directors and officers of AGC Merger Sub and AGC ceased to hold office, and the board of directors and officers of AGC Merger Sub was changed as determined by us, (iv) AGC Merger Sub’s memorandum and articles of association was amended and restated to read in their entirety in the form attached as Exhibit J to the Business Combination Agreement, and (v) our memorandum and articles of association was amended and restated to read in their entirety in the form attached as Exhibit L to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Initial Merger Effective Time:

•

each AGC Unit issued and outstanding immediately prior to the Initial Merger Effective Time was automatically separated and the holder thereof was deemed to hold one AGC Class A Ordinary Share and one-fifth of an AGC Warrant;

•

immediately following the separation of each AGC Unit, each (a) AGC Class A Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time was cancelled in exchange for the right to receive one Class A Ordinary Share, and (b) AGC Class B Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time was cancelled in exchange for the right to receive one Class A Ordinary Share;

•

each AGC Warrant outstanding immediately prior to the Initial Merger Effective Time ceased to be a warrant with respect to AGC Shares and was assumed by the Company and converted into a warrant to purchase one Class A Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement; and

•	the single Ordinary Share outstanding immediately prior to the Initial Merger Effective Time was cancelled for no consideration.

The Acquisition Merger

Following the Initial Merger, as a result of the Acquisition Merger, at the Acquisition Effective Time (i) all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of Grab Merger Sub and GHI become the assets and liabilities of GHI as the surviving company, and GHI became as a wholly-owned subsidiary of the Company and the separate corporate existence of Grab Merger Sub ceased to exist, (ii) each issued and outstanding security of GHI immediately prior to the Acquisition Effective Time was cancelled in exchange for or converted into securities of GHL as set out below, (iii) each share of Grab Merger Sub issued and outstanding immediately prior to the Acquisition Effective Time was automatically be converted into one ordinary share of the surviving company, (iv) the board of directors and officers of Grab Merger Sub ceased to hold office, and the board of directors and officers of GHI was changed as determined by us and (v) GHI’s memorandum and articles of association was amended and restated to read in their entirety in the form attached as Exhibit K to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Acquisition Effective Time:

•

each GHI Ordinary Share and GHI Preferred Share (other than GHI Key Executive Shares, GHI Restricted Stock, GHI Key Executive Restricted Stock, GHI Dissenting Shares and GHI treasury shares) issued and outstanding immediately prior to the Acquisition Effective Time was cancelled in exchange for the right to receive such fraction of a newly issued Class A Ordinary Share that is equal to the Exchange Ratio, without interest, subject to rounding up to the nearest whole Class A Ordinary Share;

•

each GHI Key Executive Share (other than GHI Key Executive Restricted Stock and GHI Dissenting Shares) issued and outstanding immediately prior to the Acquisition Effective Time was cancelled in exchange for the right to receive such fraction of a newly issued Class B Ordinary Share that is equal to the Exchange Ratio, without interest, subject to rounding up to the nearest whole Class A Ordinary Share;

•

each GHI Option outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, was automatically assumed by GHL and converted into an option to purchase the number of Class A Ordinary Shares equal to (i) the number of GHI Ordinary Shares subject to such GHI Option immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, became subject to substantially the same terms and conditions as were applicable to such GHI Option immediately prior to the Acquisition Effective Time;

•

each GHI Key Executive Option outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, was automatically assumed by GHL and converted into an option to purchase the number of Class B Ordinary Shares equal to (i) the number of GHI Ordinary Shares subject to such GHI Key Executive Option immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, became subject to substantially the same terms and conditions as were applicable to such GHI Key Executive Option immediately prior to the Acquisition Effective Time;

•

each award of GHI Restricted Stock outstanding immediately prior to the Acquisition Effective Time was automatically converted into an award of restricted Class A Ordinary Shares equal to (i) the number of GHI Shares subject to the GHI Restricted Stock award immediately before the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, became subject to substantially the same terms and conditions as were applicable to such award of GHI Restricted Stock immediately prior to the Acquisition Effective Time;

•

each award of GHI Key Executive Restricted Stock outstanding immediately prior to the Acquisition Effective Time was automatically converted into an award of restricted Class B Ordinary Shares equal to (i) the number of GHI Shares subject to the GHI Key Executive Restricted Stock award immediately before the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, became subject to substantially the same terms and conditions as were applicable to such award of GHI Key Executive Restricted Stock immediately prior to the Acquisition Effective Time;

•

each GHI RSU outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, was automatically assumed by GHL and converted into an award of restricted share units representing the right to receive the number of Class A Ordinary Shares equal to (i) the number of GHI Ordinary Shares subject to such GHI RSU immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, became subject to substantially the same terms and conditions as were applicable to such GHI RSU immediately prior to the Acquisition Effective Time; and

•

each GHI Key Executive RSU outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, was automatically assumed by GHL and converted into an award of restricted share units representing the right to receive the number of Class B Ordinary Shares equal to (i) the number of GHI Ordinary Shares subject to such GHI Key Executive RSU immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, became subject to substantially the same terms and conditions as were applicable to such GHI Key Executive RSU immediately prior to the Acquisition Effective Time.

Related Agreements

This section describes the material provisions of certain additional agreements entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.

PIPE Financing (Private Placement)

Substantially concurrently with the execution of the Business Combination Agreement, (i) the Company, AGC and the PIPE Investors entered into PIPE Subscription Agreements pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 326,500,000 Class A Ordinary Shares for $10 per share, for an aggregate purchase price equal to $3.265 billion; (ii) AGC, Sponsor Affiliate and the Company entered into a subscription agreement pursuant to which Sponsor Affiliate has committed to subscribe for and purchase 57,500,000 Class A Ordinary Shares for $10.00 per share for an aggregate purchase price equal to $575 million; and (iii) AGC, Sponsor Affiliate and the Company entered into the Backstop Subscription Agreement pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement for $10 per share.

GHI Voting, Support and Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, the Company, AGC, GHI and certain of the shareholders of GHI entered into voting support and lock-up agreements (the “GHI Shareholder Support Agreements”), pursuant to which certain shareholders who hold an aggregate of at least 67% of the outstanding GHI voting shares (on an as converted basis) agreed, among other things: (a) to appear for purposes of constituting a quorum at any meeting of the shareholders of GHI called to seek approval of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to vote in favor of the transactions contemplated by the Business Combination Agreement and other transaction proposals, (c) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal and (d) not to sell or transfer any of their shares.

Sponsor Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, Sponsor, the Company and GHI entered into a voting support agreement (the “Sponsor Support Agreement”), pursuant to which Sponsor agreed, among other things and subject to the terms and conditions set forth therein: (a) to vote in favor of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to waive the anti-dilution rights it held in respect of the AGC Shares under AGC’s amended and restated memorandum and articles of association, (c) to appear at the Extraordinary General Meeting for purposes of constituting a quorum, (d) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (e) not to redeem any AGC Shares held by Sponsor, (f) not to amend that certain letter agreement between AGC, Sponsor and certain other parties thereto, dated as of September 30, 2020, (g) not to transfer any AGC Shares held by Sponsor, (h) to release AGC, GHL, GHI and its subsidiaries from all claims in respect of or relating to the period prior to the closing, subject to the exceptions set forth therein (with GHI agreeing to release the Sponsor and AGC on a reciprocal basis) and (i) to agree to a lock-up of its Class A Ordinary Shares a during the period of three years from the Closing.

Shareholders’ Deed

Concurrently with the execution of the Business Combination Agreement, the Company entered into the Shareholders’ Deed, with Sponsor, GHI and the Key Executives, pursuant to which Sponsor agreed to gift or transfer for a nominal amount 1,227,500 Class A Ordinary Shares to the GrabForGood Fund or another charitable organization, foundation, fund or similar entity as agreed between Sponsor and GHL. Sponsor has the right to make such gift or transfer at any time but is not obligated to do so until such Class A Ordinary Shares have been registered for resale on an effective registration statement filed with the SEC. In addition, the Key Executives other than Mr. Tan and certain entities related to such Key Executives or Mr. Tan have appointed Mr. Tan attorney-in-fact and proxy for their Class B Ordinary Shares. Such Key Executive Proxies will remain in effect until all Class B Ordinary Shares are converted into Class A Ordinary Shares.

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, the Company, Sponsor, the Sponsor Related Parties and the holders of GHI securities entered into a registration rights agreement (the “Registration Rights Agreement”), which became effective upon the Acquisition Closing pursuant to which, among other things, we agreed to undertake certain resale shelf registration obligations in accordance with the U.S. Securities Act of 1933, as amended (the “Securities Act”) and Sponsor, the Sponsor Related Parties and holders of GHI securities have been granted customary demand and piggyback registration rights.

Assignment, Assumption and Amendment Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, the Company and Continental entered into the Assignment, Assumption and Amendment Agreement and amended the Existing Warrant Agreement, pursuant to which, among other things, AGC assigned all of its right, title and interest in the Existing Warrant Agreement to GHL effective upon the Initial Closing, and we assumed the warrants provided for under the Existing Warrant Agreement.

Amended and Restated Forward Purchase Agreements

Concurrently with the execution of the Business Combination Agreement, AGC, the Company and Sponsor Affiliate amended and restated that certain forward purchase agreement, dated September 16, 2020, by and between AGC and Sponsor Affiliate, and pursuant to such amendment, among other things, Sponsor Affiliate agreed to purchase units consisting of 17,500,000 Class A Ordinary Shares and 3,500,000 Warrants for an aggregate price equal to $175 million immediately prior to the Acquisition Closing.

Concurrently with the execution of the Business Combination Agreement, AGC, the Company and JS Securities amended and restated that certain forward purchase agreement, dated September 16, 2020, by and between AGC and JS Securities, and pursuant to such amendment, among other things, JS Securities agreed to purchase units consisting of 2,500,000 Class A Ordinary Shares and 500,000 Warrants for an aggregate price equal to $25,000,000 immediately prior to the Acquisition Closing.

Employment Agreements and Indemnification Agreements

See “Management—Executive Officer and Director Compensation.”

Share Incentive Plans

See “Management—Share Incentive Plans.”

Other Related Party Transactions

Collaboration Agreement with Toyota

We are party to a Framework Collaboration Agreement dated June 13, 2018 and renewed and amended on August 15, 2021 (collectively the “FCA”) with Toyota Motor Corp. (“Toyota”), a principal shareholder. The FCA governs future joint development projects by the two companies, committing us to use our best efforts to collaborate with Toyota, as a preferred original equipment manufacturer partner, in certain research and development efforts. Pursuant to the FCA, we also agreed to install and subscribe to Toyota vehicle management and other in-car hardware and software in our rental vehicle fleet, as well as to use for our rental fleet, and encourage the driver-partners to use, Toyota-selected vehicle maintenance centers in all countries in which we operate. The FCA also grants Toyota certain preference rights to provide capital for vehicle purchase financing for the driver-partners, commits us to procure certain auto insurance products from parties recommended by Toyota and requires us to use our best efforts to recommend Toyota’s inclusion in any auto insurance company which we may establish. The FCA further requires us to use our best efforts to maintain an 80% unit share percentage of Toyota vehicles for its rental fleet, subject to mitigating circumstances. In 2020, transactions of an aggregate value of approximately $287 million were conducted under the FCA.

Transactions with GrabFin Operations (Malaysia)

On October 15, 2019, pursuant to a sale and purchase agreement dated as of August 20, 2018, and the supplemental agreement dated as of April 3, 2019, Grab Financial Services Asia Inc. (“GFSA”), an entity in our financial services segment, acquired a 40% interest in Reversemortgage Sdn. Bhd., which subsequently changed its name to GrabFin Operations (Malaysia) Sdn. Bhd. (“GOM”), a licensed money lender in Malaysia, and an option to purchase the remaining 60% subject to regulatory approval. Prior to the foregoing transactions, the shares in GOM were owned by two individuals holding 10% and 30% respectively and Mr. Kooi Ong Tong (60%), who is Mr. Tan’s father-in-law. Mr. Tong currently retains a 60% interest in GOM.

On February 17, 2020, GFSA, as lender, entered into a loan agreement (the “Loan Agreement”) with GOM, as borrower, pursuant to which it granted GOM a revolving interest free loan facility of RM30 million (approximately $7.2 million) to be used only for general corporate purposes. GFSA can demand repayment of all or any amounts outstanding under the Loan Agreement at its absolute discretion at any time, and any outstanding amount is due within five business days from GOM having received demand from GFSA. As of the date of this prospectus, no amount has been drawn or is or has been outstanding under the Loan Agreement.

Contract with National University of Singapore

We have a contract with the National University of Singapore’s NUS AI Lab for artificial intelligence research and intellectual property creation related to our business for S$1.25 million (approximately $929,300) over two years. Since July 2018, our COO and co-founder Tan Hooi Ling has served on the Board of Trustees of the National University of Singapore.

Amendment to Subscription Agreement with SVF Investments (UK) Limited

GHI is party to a subscription agreement dated March 6, 2019 (as amended, the “SVF Subscription Agreement”) with SVF Investments (UK) Limited (“SVF”), a principal shareholder of GHI, pursuant to which SVF agreed to purchase Series H Preference Shares of GHI (“Series H Shares”) for an aggregate purchase price of $2.0 billion at multiple closings. As of April 12, 2021, SVF had funded and closed on share purchases pursuant to the SVF Subscription Agreement in the aggregate amount of $1.8 billion, with a single closing remaining. On April 12, 2021, GHI and SVF amended the SVF Subscription Agreement to, among other things, reschedule the closing date for the remaining $200 million funding to the third day following the date of the meeting of GHI’s shareholders at which GHI’s shareholders approve an increase of the authorized number of certain shares of GHI under GHI’s memorandum and articles of association in connection with the purchase of such remaining shares, which occurred on November 26, 2021. On November 29, 2021, SVF consummated the purchase of 32,452,254 GHI Shares for $200 million.

DESCRIPTION OF SHARE CAPITAL

A summary of the material provisions governing our share capital is described below. This summary is not complete and should be read together with the Amended GHL Articles, a copy of which is included elsewhere in this registration statement.

GHL is a Cayman Islands exempted company with limited liability and its affairs are governed by the Amended GHL Articles, the Cayman Islands Companies Act, and the common law of the Cayman Islands.

GHL’s authorized share capital consists of 50,000,000,000 shares of a par value of $0.000001 each, consisting of 49,500,000,000 Class A Ordinary Shares and 500,000,000 Class B Ordinary Shares. All Ordinary Shares issued and outstanding as of the date of this prospectus are fully paid and non-assessable.

The Amended GHL Articles became effective on December 1, 2021. The following are summaries of material provisions of the Amended GHL Articles and the Cayman Islands Companies Act insofar as they relate to the material terms of the GHL Ordinary Shares.

Ordinary Shares

General

Holders of Class A Ordinary Shares and Class B Ordinary Shares generally have the same rights except for voting, conversion and director appointment and removal rights. GHL maintains a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of GHL resolves that share certificates be issued.

Our share capital structure has, in part, been created with a view to complying with MAS requirements for digital banking licensees. The MAS Eligibility Criteria and Requirements for Digital Banks require licensees to be “anchored in Singapore, controlled by Singaporeans and headquartered in Singapore.” Mr. Anthony Tan, as the Singaporean citizen controlling the Digital Banking JV (through GHL’s 60% interest in Digital Banking JV), needs to hold a majority of the voting rights in GHL in order to fulfil the “controlled by Singaporeans” criteria. Accordingly, a key reason for the enhanced shareholder voting rights given to Mr. Anthony Tan pursuant to the Business Combination is to meet this requirement, which is subject to continuous regulatory review by the MAS. For a discussion of the risks relating to ongoing compliance with the requirements of the MAS, please see “Risk Factors—Grab’s entry into digital banking in Singapore through the Digital Banking JV is subject to risks.”

Mr. Tan controls the voting power of all of the outstanding Class B Ordinary Shares. All Key Executives, other than Mr. Tan, and certain entities related to such Key Executives or Mr. Tan, have irrevocably appointed Mr. Tan as attorney-in-fact and proxy to vote all of their Class B Ordinary Shares on their behalf, and agreed to condition any transfer of Class B Ordinary Shares on the transferee agreeing to be bound by such appointment. Each such Tan Proxy will terminate, with respect to any Class B Ordinary Share, on the date that such Class B Ordinary Share is converted into a Class A Ordinary Share. See “– Shareholders’ Deed.” Additionally, all holders of Class B Ordinary Shares have granted each other a reciprocal right of first offer with respect to any transfer of any such holder’s Class B Ordinary Shares to any person other than such holder’s Permitted Transferees, and any acquiring Key Executives shall confirm to Mr. Tan that such GHL Class B Ordinary Shares will be subject to the Key Executive Proxies.

Although Mr. Tan controls the voting power of all of the outstanding Class B Ordinary Shares, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee of such holder, those shares will automatically and immediately convert into Class A Ordinary Shares. In addition, all Class B Ordinary Shares will automatically convert to Class A Ordinary Shares in other events described below. See “–Optional and Mandatory Conversion.”

Dividends

The holders of Ordinary Shares will be entitled to such dividends as the board of directors may in its discretion lawfully declare from time to time, or as GHL shareholders may declare by ordinary resolution. Class A Ordinary and Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie, provided, that no dividend can be made in specie on any Class A Ordinary Shares unless a dividend in specie in equal proportion is made on Class B Ordinary Shares.

Voting Rights

In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to 45 votes. Voting at any meeting of shareholders will be by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the votes that may be cast at such meeting.

Class A Ordinary Shares and Class B Ordinary Shares will vote together on all matters, except that GHL will not, without the approval of holders of a majority of the voting power of the Class B Ordinary Shares, voting exclusively and as a separate class:

•	increase the number of authorized Class B Ordinary Shares;

•	issue any Class B Ordinary Shares or securities convertible into or exchangeable for Class B Ordinary Shares, other than to Key Executives or their affiliates, including Permitted Entities;

•	create, authorize, issue, or reclassify into, any preference shares in the capital of GHL or any shares in the capital of GHL that carry more than one vote per share;

•

reclassify any Class B Ordinary Shares into any other class of shares or consolidate or combine any Class B Ordinary Shares without proportionately increasing the number of votes per Class B Ordinary Share;

•

amend, restate, waive, adopt any provision inconsistent with or otherwise alter any provision of the Amended GHL Articles relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares; or

•	nominate, appoint or remove a majority of the board of directors of GHL or the “Class B Directors.”

All holders of Class B Ordinary Shares, other than Mr. Tan, have irrevocably appointed Mr. Tan as attorney-in-fact and proxy to vote all Class B Ordinary Shares on their behalf, and agreed to condition any transfer of Class B Ordinary Shares on the transferee agreeing to be bound by such appointment. See “ – Shareholders’ Deed.”

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

Optional and Mandatory Conversion

Each Class B Ordinary Share will be convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares will not be convertible into Class B Ordinary Shares under any circumstances.

Upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee of such holder, each such Class B Ordinary Share will automatically and immediately convert into one Class A Ordinary Share. In case of any transfer of Class B Ordinary Shares to a person who at any later time ceases to be a Permitted Transferee, GHL may refuse registration of any subsequent transfer except back to the transferor of such Class B Ordinary Shares, and otherwise, such Class B Ordinary Shares will automatically and immediately convert into an equal number of Class A Ordinary Shares.

Each Class B Ordinary Share will automatically convert into one Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) on the earliest to occur of 5:00 p.m., Singapore time:

•	on the first anniversary of Mr. Tan’s death or incapacity;

•

on a date determined by the board of directors of GHL during the period commencing 90 days after, and ending 180 days after, the date on which Mr. Tan is terminated for cause (and in the event of a dispute regarding whether there was cause, cause will be deemed not to exist unless and until an affirmative ruling regarding such cause has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable); or

•

on a date determined by the board of directors of GHL during the period commencing 90 days and ending 180 days after the date that Mr. Tan and his affiliates and Permitted Entities together own less than 33% of the number of Class B Ordinary Shares that he and his affiliates and Permitted Entities owned immediately following the consummation of the Business Combination.

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the Amended GHL Articles and to any lock-up agreements to which a GHL shareholder may be a party, any GHL shareholders may transfer all or any of their Class A Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors of GHL.

Class B Ordinary Shares may be transferred only to a Permitted Transferee of the holder and, subject to the ROFO Agreement, any Class B Ordinary Shares transferred otherwise will be converted into Class A Ordinary Shares as described above. See “–Optional and Mandatory Conversion.”

The board of directors of GHL may decline to register any transfer of any share in the event that any of the following is known by the directors not to be both applicable and true with respect to such transfer:

•

the instrument of transfer is lodged with GHL, or the designated transfer agent or share registrar, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as the board of directors of GHL may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•

the transferred shares are fully paid up and free of any lien in favor of GHL (it being understood and agreed that all other liens, e.g. pursuant to a bona fide loan or indebtedness transaction, shall be permitted); or

•	a fee of such maximum sum as NASDAQ may determine to be payable, or such lesser sum as the board of directors of GHL may from time to time require, is paid to GHL in respect thereof.

If the board of directors of GHL refuses to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal stating the facts which are considered to justify the refusal to register the transfer.

Liquidation

The Class A Ordinary Shares and Class B Ordinary Shares will rank equally upon occurrence of any liquidation or winding up of GHL, in the event of which GHL’s assets will be distributed to, or the losses will be borne by, shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The board of directors of GHL may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Cayman Islands Companies Act, GHL may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or GHL. The redemption of such shares will be effected in such manner and upon such other terms as GHL may, by special resolution, determine before the issue of the shares.

Variations of Rights of Shares

Subject to certain Amended GHL Articles provisions governing the GHL Class B Ordinary Shares, if at any time the share capital of GHL is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

General Meetings of Shareholders

GHL will hold an annual general meeting at such time and place as the board of directors of GHL will determine. At least seven calendar days’ notice shall be given for any general meeting. The board of directors of GHL may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition of (a) GHL shareholders holding at least a majority of the votes that may be cast at such meeting, or (b) the holders of Class B Ordinary Shares entitled to cast (including by proxy) a majority of the votes that all Class B Ordinary Shares are entitled to cast. Separate general meetings of the holders of a class or series of shares may be called only by (a) the chairman of the board of directors of GHL, (b) a majority of the entire board of directors of GHL (unless otherwise specifically provided by the terms of issue of the shares of such class or series), or (c) with respect to general meetings of the holders of Class B Ordinary Shares, Mr. Tan. One or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of GHL in issue present in person or by proxy and entitled to vote will be a quorum for all purposes, provided that the presence in person or by proxy of holders of a majority of Class B Ordinary Shares will be required in any event.

Inspection of Books and Records

The board of directors of GHL will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of GHL will be open to the inspection by GHL shareholders, and no GHL shareholder will otherwise have any right of inspecting any account or book or document of GHL except as required by the Cayman Islands Companies Act or authorized by GHL shareholders in a general meeting.

Changes in Capital

GHL may from time to time by ordinary resolution, subject to the rights of holders of Class B Ordinary Shares:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

•	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•

sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the rights of Class B Ordinary Shares, GHL may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by law.

Warrants

Upon the consummation of the Business Combination, each AGC Warrant outstanding immediately prior to the Business Combination was assumed by GHL and converted into a GHL Warrant. Each GHL Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such AGC Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).

Exempted Company

GHL is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Shareholders’ Deed

Concurrently with the signing of the Business Combination Agreement and effective upon consummation of the Business Combination, GHL entered into the Shareholders’ Deed with Sponsor, GHL, Mr. Tan, and the

Covered Holders, pursuant to which the Covered Holders irrevocably appointed Mr. Tan attorney-in-fact and proxy for and in such Covered Holder’s name, place and stead, to: (i) attend any and all shareholders meetings of GHL; (ii) vote such Covered Holder’s Class B Ordinary Shares at any such meeting; (iii) grant or withhold all written consents with respect to such Covered Holder’s Class B Ordinary Shares; and (iv) represent and otherwise act for such Covered Holder in the same manner and with the same effect as if such Covered Holder was personally present at any such meeting. As a condition of transfer of any Class B Ordinary Shares by a Covered Holder to a third party that is a Permitted Transferee, the Covered Holder must cause such Permitted Transferee to adhere to the Shareholders’ Deed, including the Key Executive Proxies. The Key Executive Proxies granted under the Shareholders’ Deed with respect to any Class B Ordinary Share will remain in effect until such Class B Ordinary Share is converted into a Class A Ordinary Share.

Pursuant to the Shareholders’ Deed, Sponsor has agreed to gift or transfer for a nominal amount 1,227,500 GHL Class A Ordinary Shares to the GrabForGood Fund or another charitable organization, foundation, fund or similar entity as agreed between Sponsor and GHL. Sponsor has the right to make such gift or transfer at any time but is not obligated to do so until such Class A Ordinary Shares have been registered for resale on an effective registration statement filed with the SEC.

SHARES ELIGIBLE FOR FUTURE SALE

GHL had 3,618,207,772 Class A Ordinary Shares and 122,882,309 Class B Ordinary Shares issued and outstanding as of December 6, 2021 after giving effect to the Business Combination. All of the Class A Ordinary Shares issued to the AGC shareholders in connection with the Business Combination are freely transferable by persons other than by Sponsor or AGC’s, GHL’s or Grab’s affiliates without restriction or further registration under the Securities Act. Additionally, the GHI shareholders received 3,151,707,772 Class A Ordinary Shares, approximately 22.08% of which are freely transferable immediately after the consummation of the Business Combination. Sales of substantial amounts of the Class A Ordinary Shares in the public market could adversely affect prevailing market prices of the Class A Ordinary Shares. Prior to the Business Combination, there has been no public market for Class A Ordinary Shares. GHL has been approved for listing of the Class A Ordinary Shares on NASDAQ, but there can be no assurance that a regular trading market will develop in the Class A Ordinary Shares.

Lock-up Agreements

Concurrently with the signing of the Business Combination Agreement, certain shareholders and executives of GHI, including its principal shareholders and Key Executives, and Sponsor have agreed, pursuant respectively to certain of the GHI Shareholder Support Agreements and Sponsor Support Agreement, not to, without the prior written consent of the board of directors of GHL, for specified periods of time after the consummation of the Business Combination, transfer any Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares, with certain customary exceptions. As a result of these lock-up provisions, additional securities of GHL will be eligible for resale as follows:

•

Upon the earlier of (x) five days after the first earnings release of GHL after the consummation of the Business Combination if the closing price per share of Class A Ordinary Shares exceeds $12.50 for any five trading days within the 10 consecutive trading day period preceding such earnings release, or (y) after the first earnings release of GHL after the consummation of the Business Combination if the closing price per share of Class A Ordinary Shares exceeds $12.50 for any five trading days within any 10 consecutive trading day period, five days after such fifth trading day, up to 1,299,096,360 Class A Ordinary Shares held by certain GHI shareholders;

•

180 days after the consummation of the Business Combination, up to 2,598,192,720 additional Class A Ordinary Shares held by such GHI shareholders, to the extent that such shares have not previously become eligible pursuant to the above;

•

One year after the consummation of the Business Combination, up to 2,867,235 Class A Ordinary Shares received by Mr. Oey and Ms. Ong upon settlement of certain RSUs granted with respect to the Business Combination;

•

Three years after the consummation of the Business Combination, up to 32,451,891 Ordinary Shares received by the Key Executives upon settlement of certain restricted stock awards granted with respect to the Business Combination; and

•

Three years after the consummation of the Business Combination, up to 12,275,000 Class A Ordinary Shares, or other securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, held by Sponsor.

Registration Rights

Pursuant to the PIPE Subscription Agreements, GHL must file a registration statement (the “PIPE Registration Statement”) registering up to 326,500,000 Class A Ordinary Shares held by the PIPE Investors within 30 days after the consummation of the Business Combination.

Concurrently with the signing of the Business Combination Agreement, GHL entered into a registration rights agreement (the “Registration Rights Agreement”) with Sponsor, AGC, the Sponsor Related Parties and certain shareholders of GHI, including its principal shareholders and Key Executives (the “Grab Investors”), pursuant to which the following securities must, subject to the provisions of the Registration Rights Agreement, also be registered in the PIPE Registration Statement: (i) all Ordinary Shares issued pursuant to the Sponsor Subscription Agreement, the Backstop Subscription Agreement or the Amended and Restated Forward Purchase Agreements and (ii) other registrable securities of any other Grab Investor who specifically requests in writing registration of registrable securities held by such Grab Investor. GHL must, as soon as reasonably practicable and in any event no later than 45 days following the date that GHL becomes eligible to use a “shelf” registration statement on Form F-3, prepare and file a “shelf” registration statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Grab Investors of all registrable securities held by or then issuable to Grab Investors. Holders of at least 25% of the then outstanding registrable securities, Sponsor and Key Executive(s) holding a majority in interest of the registrable securities held by all Key Executives, may make demand for registration of all or any portion of such holder’s registrable securities, up to three times if Sponsor and one time if a Key Executive; provided that GHL will only be required to effectuate two underwritten takedowns pursuant to any such demands within any 12-month period. Holders of at least 25% of the then outstanding registrable securities, or if less than all registrable securities of the Grab Investors are registered in the PIPE Registration Statement, any Grab Investor, Sponsor and Key Executive(s) holding a majority in interest of the registrable securities held by all Key Executives, may make demand for registration of at least 15% (or in the case of a Key Executive or the Sponsor, such percentage as determined by them) of the then outstanding number of registrable securities, up to three times if Sponsor and one time if a Key Executive, at any time and from time to time after the expiration of any lock-up to which such securities are subject pursuant to any Lock-Up Agreement. In addition, holders of registrable securities have certain “piggy-back” registration rights with respect to registration statements filed after the expiration of any lock-up to which such securities are subject pursuant to any Lock-Up Agreement, with certain customary exceptions. GHL will bear all costs and expenses incurred in connection with the filing of any such registration statements.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of GHL’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) GHL is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are GHL’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by GHL’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about GHL.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•

at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

TAXATION

United States Federal Income Tax Considerations

General

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A Ordinary Shares and Warrants (the “Securities”). No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	our officers or directors;

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	S-corporations;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our shares by vote or value;

•	persons that acquired Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons that hold Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of Securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Securities, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF SECURITIES. HOLDERS OF SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Taxation of Distributions

Subject to the possible applicability of the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a dividend the amount of any distribution paid on our Class A Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules described below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in our Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below).

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below) provided that our Class A Ordinary Shares are readily tradable on an established securities market in the United States, and we are not treated as a PFIC in the year the dividend is paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on NASDAQ (on which our Class A Ordinary Shares are listed) will be considered readily tradable on an established securities market in the United States. Even if the Class A Ordinary Shares are listed on NASDAQ, there can be no assurance that our Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Class A Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our Class A Ordinary Shares or Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares or Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A Ordinary Share on the exercise of a Warrant. A U.S. Holder’s tax basis in a Class A Ordinary Share received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a Class A Ordinary Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Class A Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise is treated as a recapitalization, the holding period of the Class A Ordinary Shares would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of Warrants having an aggregate value equal to the exercise price for the total number of Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the total number of Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in the Class A Ordinary Shares received would equal the U.S. Holder’s tax basis in the Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A Ordinary Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.

Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if we redeem warrants for cash or purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Exercise, Lapse or Redemption of a Warrant.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Class A Ordinary Shares for which the Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Our Securities—Warrants—Public Shareholders’ Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interests in our assets or earnings and profits (e.g. through an increase in the number of Class A Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a Warrant) as a result of a distribution of cash or other property to the holders of Class A Ordinary Shares which is taxable to the U.S. Holders of such Class A Ordinary Shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in its Warrants to the extent that such distribution is treated as a dividend.

Passive Foreign Investment Company Status

The treatment of U.S. Holders of our Class A Ordinary Shares and Warrants could be materially different from that described above if we are or were treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We do not expect to be treated as a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and, thus, is subject to change. With certain exceptions, the Class A Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if we were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s Class A Ordinary Shares. There can be no assurance, however, that we will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A Ordinary Shares or Warrants and, in the case of Class A Ordinary Shares, the U.S. Holder did not make a qualified electing fund (“QEF”) election or a mark-to-market election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares or Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A Ordinary Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares or Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Class A Ordinary Shares (but not the Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, we do not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election.

Alternatively, if we are a PFIC and the Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Class A Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of such year over its adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NASDAQ (on which the Class A Ordinary Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to Class A Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Class A Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Class A Ordinary Shares and Warrants should consult their tax advisors concerning the application of the PFIC rules to Securities under their particular circumstances.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of Securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect of Class A Ordinary Shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), or the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from the United States sources generally is subject to tax at a 30% rate or a lower applicable treaty rate).

Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described in “Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of Securities.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to Class A Ordinary Shares and proceeds from the sale, exchange or redemption of Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will not be subject to the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Securities, subject to certain exceptions (including an exception for Securities held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Securities.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of Securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of the Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Securities or on an instrument of transfer in respect of a GHL Security.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, the Governor in Cabinet of the Cayman Islands has undertaken with GHL that:

(a)	no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to GHL or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of GHL; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

The concessions apply for a period of THIRTY years from 13 May 2021.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to GHL levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of: (i) 2,489,860,634 Class A Ordinary Shares of the Company (which includes up to 16,000,000 Class A Ordinary Shares issuable upon the exercise of outstanding Warrants); and (ii) 16,000,000 Warrants.

We will not receive any proceeds from any sale by the Selling Securityholders of the Class A Ordinary Shares or the Warrants being registered hereunder. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders.

Sales of the securities offered hereby may be effected by the Selling Securityholders from time to time in one or more types of transactions (which may include block transactions) on NASDAQ at prevailing market prices, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the participating broker-dealer(s);

•	the specific securities involved;

•	the initial price at which such securities are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•	other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

EXPENSES RELATED TO THE OFFERING

We estimate the following expenses in connection with the offer and sale of our Class A Ordinary Shares and Warrants by the Selling Securityholders. With the exception of the SEC Registration Fee, all amounts are estimates.

SEC registration fee	$1,698,695.97
FINRA filing fee	*
Legal fees and expenses	*
Accountants’ fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous costs	*

Total	$1,698,695.97

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

Travers Thorp Alberga has advised us on certain legal matters as to Cayman Islands law including the issuance of the ordinary shares offered by this prospectus, and Hughes Hubbard & Reed LLP has advised us on the validity of the Warrants under New York law. We have been represented by Skadden, Arps, Slate, Meagher & Flom LLP and Hughes Hubbard & Reed LLP with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The consolidated financial statements of Grab Holdings Inc. and subsidiaries as of and for the years ended December 31, 2020 and 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Altimeter Growth Corp. as of December 31, 2020 and for the period from August 25, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are a public limited company organized under the laws of Cayman Islands. As a result, the rights of holders of our Class A Ordinary Shares will be governed by Cayman Islands law and our articles of association. The rights of shareholders under Cayman Islands law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.

Our registered address in c/o International Corporation Services Ltd., Harbour Place, 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KYI-1106, Cayman Islands, and our principal executive office is 3 Media Close, #01-03/06, Singapore 138498.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “Foreign Private Issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://grab.com/sg/. Through the “Investor Relations” portal available through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Grab Holdings Inc.

(Incorporated in the Cayman Islands)

and its Subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Index of unaudited condensed consolidated interim financial statements

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of financial position

(in US$ millions)

	Note	June 30 2021	December 31 2020
		$	$
Non-current assets
Property, plant, and equipment	5	336	384
Intangible assets and goodwill		797	913
Associates and joint venture		9	9
Other investments	6	889	377
Other receivables	7	4	4

		2,035	1,687

Current assets
Inventories		5	3
Trade and other receivables	7	528	281
Other investments	6	1,532	1,298
Cash and cash equivalents	8	3,559	2,173

		5,624	3,755

Total assets		7,659	5,442

Equity
Share capital and share premium	9	224	140
Reserves		4,437	3,951
Accumulated losses		(11,856)	(10,490)

Equity (deficit) attributable to owners of the Company		(7,195)	(6,399)
Non-controlling interests		146	105

Total equity (deficit)		(7,049)	(6,294)

Non-current liabilities
Convertible redeemable preference shares	9	11,829	10,767
Loans and borrowings	10	1,961	111
Provisions		1	3
Other payables		26	18
Deferred tax liabilities		1	1

		13,818	10,900

Current liabilities
Loans and borrowings	10	159	140
Provisions		34	35
Trade and other payables		697	661

		890	836
Total liabilities		14,708	11,736

Total equity (deficit) and liabilities		7,659	5,442

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of profit or loss and other comprehensive income

For six months ended June 30

(in US$ millions, except for per share data)

	Note	2021	2020
		$	$
Revenue	12	396	78
Cost of revenue		(507)	(496)
Other income		16	16
Sales and marketing expenses		(105)	(77)
General and administrative expenses		(243)	(163)
Research and development expenses		(167)	(135)
Net impairment losses on financial assets	13	(10)	(27)
Other expenses		*	(6)

Operating loss		(620)	(810)

Finance income		61	42
Finance costs		(901)	(719)

Net finance costs		(840)	(677)

Share of loss of equity-accounted investees (net of tax)		(4)	(4)

Loss before income tax		(1,464)	(1,491)

Income tax (expense)/credit		(3)	2

Loss for the period		(1,467)	(1,489)

Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences – foreign operations		(3)	(27)

Other comprehensive income for the period, net of tax		(3)	(27)

Total comprehensive loss for the period		(1,470)	(1,516)

*	Amount less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of profit or loss and other comprehensive income (continued)

For six months ended June 30

(in US$ millions, except for per share data)

	2021	2020
	$	$
Loss attributable to:
Owners of the Company	(1,425)	(1,425)
Non-controlling interests	(42)	(64)

Loss for the period	(1,467)	(1,489)

Total comprehensive loss attributable to:
Owners of the Company	(1,426)	(1,446)
Non-controlling interests	(44)	(70)

Total comprehensive loss for the period	(1,470)	(1,516)

Loss per share
Basic and diluted loss per share	(7.86)	(10.92)

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of changes in equity

For the six months ended June 30, 2021

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Other reserve (Note 6)	Share option reserve	Foreign currency translation reserve	Equity (deficit) attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$	$
At December 31, 2020		*	140	(10,490)	3,850	—	79	22	(6,399)	105	(6,294)
Total comprehensive loss for the period
Loss for the period		—	—	(1,425)	—	—	—	—	(1,425)	(42)	(1,467)
Other comprehensive income
Exchange differences on translation of foreign operations		—	—	—	—	—	—	(1)	(1)	(2)	(3)

Total other comprehensive loss		—	—	—	—	—	—	(1)	(1)	(2)	(3)

Total comprehensive loss for the period		—	—	(1,425)	—	—	—	(1)	(1,426)	(44)	(1,470)

Transactions with owners, recorded directly in equity
Contributions by owners
Share options exercised/restricted stock units vested	11	*	84	—	—	—	(40)	—	44	—	44
Share-based payment	11	—	—	—	—	—	140	—	140	—	140
Equity component of convertible redeemable preference shares (“CRPS”)	9	—	—	—	17	—	—	—	17	—	17

Total contributions by owners		*	84	—	17	—	100	—	201	—	201
Changes in ownership interests in subsidiaries
Changes in non-controlling interests without a loss of control		—	—	59	—	112	—	—	171	85	256

Advance contribution by non-controlling interests		—	—	—	—	258	—	—	258	—	258
Total changes in ownership interests in subsidiaries		—	—	59	—	370	—	—	429	85	514

Total transactions with owners		—	84	59	17	370	100	—	630	85	715

At June 30, 2021		*	224	(11,856)	3,867	370	179	21	(7,195)	146	(7,049)

*	Amounts less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of changes in equity

For the six months ended June 30, 2020

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity (deficit) attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$
At December 31, 2019		*	79	(7,982)	3,552	49	11	(4,291)	67	(4,224)

Total comprehensive loss for the period
Loss for the period		—	—	(1,425)	—	—	—	(1,425)	(64)	(1,489)

Other comprehensive income
Exchange differences on translation of foreign operations		—	—	—	—	—	(21)	(21)	(6)	(27)

Total other comprehensive loss		—	—	—	—	—	(21)	(21)	(6)	(27)

Total comprehensive loss for the period		—	—	(1,425)	—	—	(21)	(1,446)	(70)	(1,516)

*	Amount less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited consolidated statement of changes in equity (continued)

For the six months ended June 30, 2020

(in US$ millions)

	Note	Share capital		Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity (deficit) attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$		$	$	$	$	$	$	$	$
Transactions with owners, recorded directly in equity
Contributions by owners
Share options exercised/restricted stock units vested	11		*	38	—	—	(35)	—	3	—	3
Share-based payment	11	—		—	—	—	26	—	26	—	26
Equity component of convertible redeemable preference shares	9	—		—	—	172	—	—	172	—	172

Total contributions by owners			*	38	—	172	(9)	—	201	—	201

Changes in ownership interests in subsidiaries
Changes in non-controlling interests without a loss of control		—		—	3	—	—	—	3	7	10

Total changes in ownership interests in subsidiaries		—		—	3	—	—	—	3	7	10

Total transactions with owners			*	38	3	172	(9)	—	204	7	211

At June 30, 2020			*	117	(9,404)	3,724	40	(10)	(5,533)	4	(5,529)

*	Amount less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of cash flows

For the six months ended June 30

(in US$ millions)

	Note	2021	2020
		$	$
Cash flows from operating activities
Loss before income tax		(1,464)	(1,491)
Adjustments for:
Amortization of intangible assets		117	129
Depreciation of property, plant, and equipment		53	67
Impairment of property, plant, and equipment		1	16
Equity-settled share-based payment	11	140	26
Finance costs		901	719
Net impairment loss on financial assets		10	27
Finance income		(61)	(42)
Loss on disposal of property, plant, and equipment		*	4
Gain on disposal of associate		(2)	—
Share of loss of equity-accounted investees (net of tax)		4	4
Change in provisions		(3)	*

		(304)	(541)
Changes in:
– Inventories		(2)	1
– Trade and other receivables		(43)	10
– Trade and other payables		50	(4)

Cash used in operations		(299)	(534)
Income tax paid		(4)	(3)

Net cash used in operating activities		(303)	(537)

Cash flows from investing activities
Acquisition of property, plant, and equipment		(20)	(18)
Purchase and origination of intangible assets		(2)	(6)
Proceeds from disposal of property, plant, and equipment		17	33
Acquisition of businesses, net of cash acquired		—	(3)
Additional subscription of shares in associate		(9)	—
Net (acquisitions of) / proceeds from other investments		(614)	378
Proceeds from disposal of associate		8	—
Restricted cash		(94)	(40)
Interest received		14	30

Net cash (used in)/from investing activities		(700)	374

*	Amount less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of cash flows

For the six months ended June 30

(in US$ millions)

	Note	2021	2020
		$	$
Cash flows from financing activities
Proceeds from exercise of share options		44	2
Proceeds from borrowings		1,944	4
Repayment of borrowings		(89)	(61)
Payment of lease liabilities		(12)	(17)
Proceeds from issuance of convertible redeemable preference shares	9	262	659
Proceeds from subscription of shares in a subsidiary by non-controlling interests		217	25
Interest paid		(40)	(10)

Net cash from financing activities		2,326	602

Net increase in cash and cash equivalents		1,323	439
Cash and cash equivalents at January 1		2,004	1,372
Effect of exchange rate fluctuations on cash held		(31)	(24)

Cash and cash equivalents at June 30		3,296	1,787

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Notes to the unaudited condensed consolidated interim financial statements

These notes form an integral part of the unaudited condensed consolidated interim financial statements.

1	Domicile and activities

Grab Holdings Inc (the “Company” or “GHI”) was incorporated in the Cayman Islands on July 25, 2017. The address of the Company’s registered office is P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, KYI-1106, Cayman Islands. The business office is at 9 Straits View, #23-07/12 Marina One West Tower, Singapore 018937.

These condensed consolidated interim financial statements as at and for the six months ended June 30, 2021 comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”) and the Group’s interest in equity-accounted investees.

The Company is an investment holding company. The Group enables access to transportation, delivery, mobile payment, financial services and enterprise offerings in Southeast Asia through its mobile application (the “Grab Platform”).

2	Going concern

These condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that the Group will be able to discharge its liabilities in the ordinary course of business.

The liabilities of the Group exceed its assets by $7,049 million as at June 30, 2021 (as at December 31, 2020: $6,294 million) and the Group has incurred a net loss after tax of $1,467 million for the six months ended June 30, 2021 (six months ended June 30, 2020: $1,489 million).

To support its business plans, the Group has raised funding during 2021 through the issuance of convertible redeemable preference shares of $262 million in cash and secured term loan financing of $2,000 million. As at June 30, 2021, the Group has deposits with banks and financial institutions and cash and cash equivalents of $4,805 million (December 31, 2020: $3,286 million) available. Based on these factors and in consideration of the Group’s business plans, budgets and forecasts, management has a reasonable expectation that the Group has adequate resources to continue in operational existence for at least the next twelve months from date of release of this set of unaudited condensed consolidated interim financial statements.

3	Basis of preparation

3.1	Statement of compliance

These condensed consolidated interim financial statements for the six months ended June 30, 2021 have been prepared in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the year ended December 31, 2020 (“last annual financial statements”). They do not include all of the information required for a complete set of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”). However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

3	Basis of preparation (continued)

3.2	Basis of measurement

These condensed consolidated interim financial statements have been prepared on the historical cost basis except as otherwise indicated in the accounting policies.

3.3	Functional and presentation currency

These condensed consolidated interim financial statements are presented in United States dollars ($), which is the Company’s functional currency. All information presented in $ have been rounded to the nearest million, unless otherwise stated.

3.4	Use of estimates and judgements

The preparation of these condensed consolidated interim financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements.

Measurement of fair values

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

As part of an established control framework, significant unobservable inputs and valuation adjustments are regularly reviewed. If third party information is used to measure fair values, such information is assessed to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement (with Level 3 being the lowest).

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

3	Basis of preparation (continued)

3.4	Use of estimates and judgements (continued)

Measurement of fair values (continued)

The Group recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in Note 13 – Financial instruments.

4	New standards, interpretations, and amendments

The accounting policies adopted in the preparation of the condensed consolidated interim financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2020.

The Group has initially adopted Interest Rate Benchmark Reform Phase 2 – Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (the Phase 2 amendments) from January 1, 2021. These amendments have had no impact on the condensed consolidated interim financial statements of the Group.

A number of new standards and amendments to standards are effective for annual periods beginning after January 1, 2021 and earlier application is permitted. The Group has not early adopted any of the forthcoming new or amended standards in preparing these condensed consolidated interim financial statements.

5	Property, plant, and equipment

i)	Acquisitions and disposals

During the six months ended June 30, 2021, the Group acquired property, plant, and equipment with a cost of $32 million (six months ended June 30, 2020: $40 million) comprising cash payments of $20 million (six months ended June 30, 2020: $18 million), secured bank loan financing of $6 million (six months ended June 30, 2020: $10 million) and right-of-use assets related to leased properties of $6 million (six months ended June 30, 2020: $12 million).

Property, plant, and equipment with a carrying amount of $17 million were disposed of during the six months ended June 30, 2021 (six months ended June 30, 2020: $37 million), resulting in a loss on disposal of less than $0.3 million (six months ended June 30, 2020: $4 million), which was included in ‘Other expenses’ in the condensed consolidated statement of profit or loss.

ii)	Capital commitments

The Group is committed to incur a capital expenditure of $12 million (December 31, 2020: $9 million), which mainly pertain to renovation costs for office premises.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

6	Other investments

June 30 2021
(in US$ millions)	$
Non-current investments
Time deposits	1
Debt investments – at FVTPL	240
Equity investments – at FVTPL	648

889
Current investments
Time deposits	1,508
Debt investments – at FVTPL	24

1,532

2,421

Equity investment

During the six months ended June 30, 2021, the Group entered into a share swap agreement with PT Elang Mahkota Teknologi Tbk (“Emtek”), an entity listed on the Indonesia Stock Exchange, in which the Group acquired a 4.6% interest in exchange for a 5.9% interest in PT Grab Teknologi Indonesia (“GTI”), a subsidiary of the Group.

The equity interest in Emtek is measured at FVTPL. In addition, Emtek has an option to convert its shares in GTI for a fixed number of shares in GHI before June 30, 2022. The option, which is an equity instrument, is presented in other reserves for the portion of the shares in GTI that have been issued. The advance contribution by NCI recorded in other reserves represent the shares in GTI, and the associated option, that have yet to be issued. Subsequent to period end, all shares in GTI have been issued to Emtek.

7	Trade and other receivables

In conjunction with the agreement with Emtek (see note 6), the Group had placed $210 million with Emtek, which is to be returned once terms of the agreements have been fulfilled. Subsequent to the period end, this sum has been returned as terms have been fulfilled.

8	Cash and cash equivalents

June 30 2021
(in US$ millions)	$
Short-term deposits	381
Cash at banks and on hand	3,178

Cash and cash equivalents in the statement of financial position	3,559
Restricted cash	(263)

Cash and cash equivalent in the statement of cash flows	3,296

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

8	Cash and cash equivalents (continued)

i)	Classification as cash equivalents

Term deposits are presented as cash equivalents if they have a maturity of three months or less from the date of acquisition.

ii)	Restricted cash

The amount of cash and cash equivalents balances held by subsidiaries that operate in countries where legal restrictions apply when the balances are not available for general use by the parent or other subsidiaries.

9	Share capital and convertible redeemable preference shares

i)	Movements in ordinary shares

In thousands of shares	June 30 2021
In issue at January 1, 2021	152,336
Issued for acquisition of NCI/in business combination	740
Restricted share units vested	4,820
Exercise of share options	47,032

In issue at June 30, 2021 – fully paid	204,928
Restricted shares awards issued but not paid	24,900

In issue at June 30, 2021	229,828

During the six months ended June 30, 2021, the Company issued 24,900,000 restricted ordinary shares to certain employees where the vesting of these ordinary shares is dependent on the satisfaction of a combination of service and performance conditions based on the occurrence of a qualifying event. The Company has the right to repurchase these restricted ordinary shares at no costs if the vesting conditions are not satisfied (see Note 11).

As at June 30, 2021, all the restricted ordinary shares are unvested.

ii)	Convertible redeemable preference shares

During the six months ended June 30, 2021, the Company issued 42,792,045 convertible redeemable preference shares amounting to $262 million (six months ended June 30, 2020 issued 107,355,120 convertible redeemable preference shares amounting to $659 million).

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

9	Share capital and convertible redeemable preference shares (continued)

The carrying amount of the liability component of CRPS at the end of the reporting period/year is arrived at as follows:

	June 30 2021	December 31 2020
(in US$ millions)	$	$
Face value of CRPS	11,809	11,547
Less:
Equity component recognized in CRPS reserve #	(3,867)	(3,850)

Liability component of CRPS at initial recognition	7,942	7,697
Add: Accreted interest	3,887	3,070

Liability component of CRPS	11,829	10,767

#	Represents the conversion option in CRPS

10	Loans and borrowings

(in US$ millions)	June 30 2021
$
At January 1, 2021	251
New issues
Bank loans	30
Term loans	1,967
Lease liabilities	5
Repayments
Bank loans	(65)
Term loans	(51)
Lease liabilities	(12)
Other movements	(5)

At June 30, 2021	2,120

During the six months ended June 30, 2021, the Group entered into a term loan financing of $2,000 million secured against assets of the Company and certain subsidiaries. These assets include intellectual property, bank accounts, receivables, property and any proceeds from the sale or disposal of these assets. The term loan facility matures in January 2026 and requires quarterly principal payments of 0.25% of the original principal amount per quarter through to December 2025, with any remaining balance payable in January 2026. The term loan credit agreement contains certain affirmative and negative covenants applicable to Grab and certain of Grab’s subsidiaries, including, among other things, restrictions on indebtedness, liens, and fundamental changes.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

10	Loans and borrowings (continued)

i) Terms and debt repayment schedule

Terms and conditions of outstanding loans and borrowings (including lease liabilities) are as follows:

	Currency	Nominal interest rate	Year of maturity	Carrying amount
		%		$
2021
Bank loans	MYR	3.09%	2021-2024	10
Bank loans	SGD	1.8% to 2.1%	2021-2026	89
Bank loans	SGD	COF* + 0.85% to 1.1%	2021-2025	24
Bank loans	IDR	9.9% to 11.5%	2021-2025	21
Bank loans	IDR	COF* + 1.75% to 2.0%	2021-2025	15
Bank loans	THB	COF* + 7.0%	2021	13
Term loans	USD	COF* + 4.5%	2026	1,916
Lease liabilities	Multiple	1.85% to 11%	2021-2030	32

				2,120

*	cost of funds based on variable market benchmark rates

ii) Breach of loan covenant

The Group has bank loans in Indonesia with carrying amounts as at June 30, 2021 of $28 million (December 31, 2020: $39 million) which are repayable in 5 years. These loans which are secured against motor vehicles contain financial covenants which include debt service coverage ratios and net-worth based measures which have been breached for the reporting period ending June 30, 2021 (and were breached in year ended December 31, 2020). Subsequent to period end, the Group has requested for letters of good standing from the lenders.

The outstanding balances of these loans are therefore presented as current liabilities. The banks have not requested early repayment of these loans.

11	Share-based payment arrangements

Description of the share-based payment arrangements

As at June 30, 2021, the Company maintains two equity-settled share-based payment arrangements, the 2015 Equity Incentive Plan (“the 2015 Plan”) and the 2018 Equity Incentive Plan (“the 2018 Plan”), which serves as the successor to the 2015 Plan, under which the Company may:

a)	grant options to purchase its ordinary shares (‘Share Options’); or

b)	issue restricted share units/awards (‘RSUs’); or

c)	issue restricted ordinary shares

to selected employees, officers, directors and consultants of the Company and its subsidiaries and non-employee directors of the Company.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

11	Share-based payment arrangements (continued)

The Share Options and RSUs granted generally vest 25% on each anniversary of the grant, over a four year-period. The maximum term of Share Options granted under the 2015 and 2018 Plan does not exceed ten years from the date of grant. The Share Options and RSUs granted to employees do not have the right of the Ordinary Shares until the Share Options and RSUs are vested, exercised and recorded into the register of members of the Company.

Additionally, during the six months ended June 30, 2021, the Company granted RSU and restricted ordinary shares with performance conditions in addition to time-based service conditions. The performance conditions are satisfied upon the occurrence of a qualifying event.

a)	Reconciliation of outstanding Share Options

The number and weighted-average exercise prices of Share Options under the Grab Holdings Inc. Equity Incentive Plans were as follows:

	Number of Share Options ’000	Weighted average exercise price per share $	Weighted-average remaining contractual life (in years)
As of January 1, 2021	87,658	$1.53	7.54
Granted	2,185	$1.68
Exercised	(47,093)	$1.06
Cancelled and forfeited	(671)	$1.60

As of June 30, 2021	42,079	$2.05	8.26

Exercisable
As of January 1, 2021	44,222	$1.04

As of June 30, 2021	4,993	$1.01

The share options outstanding as at June 30, 2021 have exercise price ranging from $0.36 to $4.73 (December 31, 2020: $0.36 to $7.91) and the weighted average fair value of the options granted for the six months ended June 30, 2021 is $11.66.

The fair value of the Share Options has been measured using the Black-Scholes option-pricing model. The inputs used in the measurement of the fair values at grant date were as follows:

Share price at grant date (weighted average)	$13.00
Expected volatility (weighted average)	61.58%
Expected terms (years) (weighted average)	6.20
Expected dividend (weighted average)	0%
Risk-free interest rate (weighted average)	1.24%

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

11	Share-based payment arrangements (continued)

b)	Reconciliation of outstanding RSUs

The number of unvested RSUs granted were as follows:

In thousands	Number of unvested restricted share units
As of January 1, 2021	28,041
Granted	30,931
Vested	(4,826)
Cancelled and forfeited	(2,287)

As of June 30, 2021	51,859

During the six months ended June 30, 2021, 7,389,000 Restricted Shares Units were granted to employees with both time-based service and performance conditions based on the occurrence of a qualifying event.

The weighted average fair value of the RSUs granted for the six months ended June 30, 2021 is $12.86. At the grant date, the Company measured the RSUs based on the price per ordinary share in the business combination agreement arising from the intended merger with a special purpose acquisition vehicle (SPAC) company Altimeter Growth Corp. as part of the intended listing on Nasdaq.

c)	Restricted ordinary shares

The number of unvested restricted ordinary shares granted were as follows:

In thousands	Number of unvested restricted ordinary shares
As of January 1, 2021	—
Granted	24,900
Vested	—

As of June 30, 2021	24,900

The weighted average fair value of the restricted ordinary shares granted is $13.03 and as at June 30, 2021, all the restricted ordinary shares are unvested. At the grant date, the Company measured the restricted ordinary shares based on the price per ordinary share in the business combination agreement arising from the intended merger with a special purpose acquisition vehicle (SPAC) company Altimeter Growth Corp. as part of the intended listing on Nasdaq.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

12	Revenue

Revenue streams

	For six months ended June 30
	2021	2020
(in US$ millions)	$	$
Deliveries	98	(76)
Mobility	263	175
Financial services	14	(19)
Enterprise and new initiatives	21	(2)

	396	78

13	Financial instruments

i)	Accounting classification and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

		Carrying amount				Fair value
	Note	Mandatorily at FVTPL	Financial assets at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$	$	$	$	$	$	$	$
(in US$ millions)
June 30, 2021
Financial assets measured at fair value
Debt investments	6	264	—	—	264	243	21	—	264
Equity investments	6	648	—	—	648	484	—	164	648

		912	—	—	912

Financial assets not measured at fair value
Time deposits	6	—	1,509	—	1,509
Trade and other receivables	7	—	229	—	229
Cash and cash equivalents	8	—	3,559	—	3,559

		—	5,297	—	5,297

Financial liabilities not measured at fair value
Convertible redeemable preference shares – liability component	9	—	—	(11,829)	(11,829)
Bank loans	10	—	—	(172)	(172)
Term loans	10	—	—	(1,916)	(1,916)
Trade and other payables		—	—	(641)	(641)

		—	—	(14,558)	(14,558)

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

13	Financial instruments (continued)

		Carrying amount				Fair value
	Note	Mandatorily at FVTPL	Financial assets at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$	$	$	$	$	$	$	$
(in US$ millions)
December 31, 2020
Financial assets measured at fair value
Debt investments	6	250	—	—	250	228	22	—	250
Equity investments	6	143	—	—	143	—	—	143	143

		393	—	—	393

Financial assets not measured at fair value
Time deposits	6	—	1,282	—	1,282
Trade and other receivables	7	—	214	—	214
Cash and cash equivalents	8	—	2,173	—	2,173

		—	3,669	—	3,669

Financial liabilities not measured at fair value
Convertible redeemable preference shares – liability component	9	—	—	(10,767)	(10,767)
Bank loans	10	—	—	(212)	(212)
Trade and other payables		—	—	(586)	(586)

		—	—	(11,565)	(11,565)

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

13	Financial instruments (continued)

ii)	Measurement of fair values

a)	Valuation techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 2 and Level 3 fair values for financial instruments in the statement of financial position, as well as the significant unobservable inputs used.

Financial instruments measured at fair value

The movement in fair value arising from reasonably possible changes to the significant unobservable inputs was assessed as not significant.

	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs
Assets
Debt investments	Quoted broker prices	Not applicable	Not applicable
Equity investment	Market Approach or Option Pricing Method	Adjusted market multiple	The estimated fair value would increase (decrease) if the adjusted market multiple were higher (lower).
		Time to liquidation	The estimated fair value would either increase or decrease if the time to liquidation increases.

b)	Level 3 fair values

The following table shows a reconciliation from the opening balances to the ending balances for Level 3 fair values:

$
(in US$ millions)
At January 1, 2020	132
Net change in fair value (unrealized)	(42)
Purchases	10

At June 30, 2020	100

At January 1, 2021	143
Net change in fair value (unrealized)	21

At June 30, 2021	164

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

14	Operating segments

Information about reportable segments

The Chief Operating Decision Maker (“CODM”) evaluates operating segments based on revenue and Segment Adjusted EBITDA. Segment reporting revenue is disclosed in Note 12 - Revenue. Total revenue for reportable segments equals consolidated revenue for the Group.

Adjusted EBITDA is defined as net loss adjusted to exclude: (i) net interest income (expenses), (ii) other income (expenses), (iii) income tax expenses, (iv) depreciation and amortization, (v) stock-based compensation expenses, (vi) costs related to mergers and acquisitions, (vii) unrealized foreign exchange gain (loss), (viii) impairment losses on goodwill and non-financial assets, (ix) fair value changes on investments, (x) restructuring costs and (xi) legal, tax and regulatory settlement provisions. Segment Adjusted EBITDA is the Adjusted EBITDA of each operating segment, excluding, in each case regional corporate costs.

Information about each reportable segment and reconciliation to amounts reported in condensed consolidated interim financial statements is set out below:

	For the six months ended June 30
	2021	2020
(in US$ millions)	$	$
Segment Adjusted EBITDA
Deliveries	(24)	(186)
Mobility	205	108
Financial services	(163)	(191)
Enterprise and new initiatives	3	(16)

Total reportable Segment Adjusted EBITDA	21	(285)
Regional corporate costs	(346)	(265)

Adjusted EBITDA	(325)	(550)
Net interest income (expenses)	(864)	(644)
Other income (expenses)	10	7
Income tax expenses	(3)	2
Depreciation and amortization	(170)	(195)
Stock-based compensation expenses	(140)	(26)
Unrealized foreign exchange gain	4	2
Impairment losses on non-financial assets	(1)	(16)
Fair value changes on investments	47	(49)
Restructuring costs	*	(7)
Legal, tax and regulatory settlement provisions	(25)	(13)

Consolidated loss after tax	(1,467)	(1,489)

*	Amount less than $1 million

Assets and liabilities are predominantly reviewed by the CODM regionally and not at a segment level. Within the Group’s non-current assets are property, plant, and equipment which are primarily located in Singapore and Indonesia. Other non-current assets such as intangible assets, goodwill and other investments are predominantly regional assets.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

15	Related parties

i)	Transactions with key management personnel compensation

The compensation to Directors and executive officers of the Group comprised the following:

	For the six months ended
	June 30, 2021		June 30, 2020
(in US$ millions)	$		$
Key management personnel
Short-term employee benefits	2		1
Post-employment benefits		*		*
Share-based payment	63		13

*	Amount less than $1 million

The aggregate value of transactions and outstanding balances related to key management personnel and entities over which they have control or joint control is insignificant.

ii)	Other related party transactions

The Group did not enter into other significant related party transactions.

16	Contingencies

In March 2021, as part of a routine tax audit in Indonesia which commenced in September 2020, the tax authority requested for information with regards to the Group’s tax position on certain withholding tax matters relating to transactions in fiscal year 2018. Based on management’s interpretation of Indonesia tax law, the Group has not accrued for any tax liability relating to these withholding tax matters as of June 30, 2021. Although Grab has not received any tax assessment with respect to any potential relevant tax liabilities, depending on the outcome of this tax audit, if the relevant tax authority makes an assessment that Grab owes additional taxes, Grab could be subject to material tax liabilities.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc. and its subsidiaries

Consolidated financial statements for the financial year ended December 31, 2020

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors Grab Holdings Inc:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Grab Holdings Inc (and subsidiaries) (the Company) as of December 31, 2020 and 2019, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2015.

Singapore

August 2, 2021

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of financial position

As at December 31

(in US$ millions)

	Note	2020	2019
		$	$
Non-current assets
Property, plant and equipment	5	384	534
Intangible assets and goodwill	6	913	1,180
Associates and joint venture		9	33
Other investments	7	377	132
Other receivables	8	4	5

		1,687	1,884

Current assets
Inventories		3	5
Trade and other receivables	8	281	381
Other investments	7	1,298	1,243
Cash and cash equivalents	9	2,173	1,511

		3,755	3,140

Total assets		5,442	5,024

Equity
Share capital and share premium	10	140	79
Reserves	10	3,951	3,612
Accumulated losses		(10,490)	(7,982)

Equity attributable to owners of the Company		(6,399)	(4,291)
Non-controlling interests	11	105	67

Total equity (deficit)		(6,294)	(4,224)

Non-current liabilities
Convertible redeemable preference shares	12	10,767	8,256
Loans and borrowings	13	111	184
Provisions	14	3	3
Other payables	15	18	16
Deferred tax liabilities	16	1	6

		10,900	8,465

Current liabilities
Loans and borrowings	13	140	161
Provisions	14	35	3
Trade and other payables	15	661	619

		836	783
Total liabilities		11,736	9,248

Total equity and liabilities		5,442	5,024

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of profit or loss and other comprehensive income

For the year ended December 31

(in US$ millions, except for per share data)

	Note	2020	2019
		$	$
Revenue	18	469	(845)
Cost of revenue	19(iii)	(963)	(1,320)
Other income	19(i)	33	14
Sales and marketing expenses	19(iii)	(151)	(238)
General and administrative expenses	19(iii)	(326)	(304)
Research and development expenses	19(iii)	(257)	(231)
Net impairment losses on financial assets	24	(63)	(56)
Other expenses	19(ii)	(40)	(30)

Operating loss		(1,298)	(3,010)

Finance income	20	53	85
Finance costs	20	(1,490)	(1,056)

Net finance costs		(1,437)	(971)

Share of loss of equity-accounted investees (net of tax)		(8)	*

Loss before income tax		(2,743)	(3,981)

Income tax expense	16	(2)	(7)

Loss for the year		(2,745)	(3,988)

Items that will not be reclassified to profit or loss:
Defined benefit plan remeasurements		(2)	(2)

Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences – foreign operations		5	6

Other comprehensive income for the year, net of tax		3	4

Total comprehensive loss for the year		(2,742)	(3,984)

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of profit or loss and other comprehensive income (continued)

For the year ended December 31

(in US$ millions, except for per share data)

		2020	2019
		$	$
Loss attributable to:
Owners of the Company		(2,608)	(3,747)
Non-controlling interests		(137)	(241)

Loss for the year		(2,745)	(3,988)

Total comprehensive loss attributable to:
Owners of the Company		(2,599)	(3,751)
Non-controlling interests		(143)	(233)

Total comprehensive loss for the year		(2,742)	(3,984)

Loss per share
Basic loss per share	21	(18.76)	(31.68)
Diluted loss per share	21	(18.76)	(31.68)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of changes in equity

For the years ended December 31, 2020 and 2019

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$
At January 1, 2020		*	79	(7,982)	3,552	49	11	(4,291)	67	(4,224)
Total comprehensive loss for the year
Loss for the year		—	—	(2,608)	—	—	—	(2,608)	(137)	(2,745)
Other comprehensive income
Defined benefit plan re-measurements		—	—	(2)	—	—	—	(2)	—	(2)
Exchange differences on translation of foreign operations		—	—	—	—	—	11	11	(6)	5

Total other comprehensive loss		—	—	(2)	—	—	11	9	(6)	3

Total comprehensive loss for the year		—	—	(2,610)	—	—	11	(2,599)	(143)	(2,742)

Transactions with owners, recorded directly in equity
Contributions by owners
Shares issued for acquisition of a subsidiary	10	*	1	—	—	—	—	1	—	1
Share options exercised/restricted stock units vested	17	*	27	—	—	(24)	—	3	—	3
Share-based payment	17	—	—	—	—	54	—	54	—	54
Equity component of convertible redeemable preference shares (“CRPS”)	12	—	—	—	298	—	—	298	—	298

Total contributions by owners		*	28	—	298	30	—	356	—	356
Changes in ownership interests in subsidiaries
Changes in non-controlling interests without a loss of control		*	33	102	—	—	—	135	181	316
Total changes in ownership interests in subsidiaries		*	33	102	—	—	—	135	181	316

Total transactions with owners		*	61	102	298	30	—	491	181	672

At December 31, 2020		*	140	(10,490)	3,850	79	22	(6,399)	105	(6,294)

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of changes in equity (continued)

For the years ended December 31, 2020 and 2019

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$
At January 1, 2019		*	53	(4,281)	2,987	31	13	(1,197)	132	(1,065)

Total comprehensive loss for the year
Loss for the year		—	—	(3,747)	—	—	—	(3,747)	(241)	(3,988)

Other comprehensive income
Defined benefit plan re-measurements		—	—	(2)	—	—	—	(2)	—	(2)
Exchange differences on translation of foreign operations		—	—	—	—	—	(2)	(2)	8	6

Total other comprehensive loss		—	—	(2)	—	—	(2)	(4)	8	4

Total comprehensive loss for the year		—	—	(3,749)	—	—	(2)	(3,751)	(233)	(3,984)

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of changes in equity (continued)

For the years ended December 31, 2020 and 2019

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$
Transactions with owners, recorded directly in equity
Contributions by owners
Issue of ordinary shares	10	*	2	—	—	—	—	2	—	2
Issue of ordinary shares related to business combination		*	5	—	—	—	—	5	—	5
Share options exercised/restricted stock units vested	17	*	19	—	—	(16)	—	3	—	3
Share-based payment	17	—	—	—	—	34	—	34	—	34
Equity component of convertible redeemable preference shares	12	—	—	—	565	—	—	565	—	565

Total contributions by owners		*	26	—	565	18	—	609	—	609

Changes in ownership interests in subsidiaries
Changes in non-controlling interests without a loss of control		—	—	48	—	—	—	48	168	216

Total changes in ownership interests in subsidiaries		—	—	48	—	—	—	48	168	216

Total transactions with owners		*	26	48	565	18	—	657	168	825

At December 31, 2019		*	79	(7,982)	3,552	49	11	(4,291)	67	(4,224)

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of cash flows

For the year ended December 31

(in US$ millions)

	Note	2020	2019
		$	$
Cash flows from operating activities
Loss before income tax		(2,743)	(3,981)
Adjustments for:
Amortization of intangible assets	6	261	538
Depreciation of property, plant and equipment	5	126	109
Impairment of intangible assets and goodwill	6	28	28
Impairment of property, plant and equipment	5	15	32
Equity-settled share-based payment	17	54	34
Finance costs	20	1,490	1,056
Net impairment loss on financial assets	24	63	56
Finance income	20	(53)	(85)
Loss on disposal of property, plant and equipment		9	1
Loss on disposal of intangible assets		*	1
Share of loss of equity-accounted investees (net of tax)		8	*
Change in provisions	14	31	(1)

		(711)	(2,212)
Changes in:
– Inventories		2	2
– Trade and other receivables		31	(75)
– Trade and other payables		42	181

Cash used in operations		(636)	(2,104)
Income tax paid		(7)	(8)

Net cash used in operating activities		(643)	(2,112)

Cash flows from investing activities
Acquisition of property, plant and equipment		(22)	(98)
Purchase and origination of intangible assets		(18)	(42)
Proceeds from disposal of property, plant and equipment		63	6
Acquisition of businesses, net of cash acquired		(3)	(22)
Acquisition of equity accounted investee		—	(10)
Net proceeds from / (acquisitions of) other investments		(359)	579
Restricted cash	9	(30)	(99)
Interest received		51	79

Net cash (used)/from in investing activities		(318)	393

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of cash flows (continued) For the year ended December 31 (in US$ millions)
	Note	2020	2019
		$	$
Cash flows from financing activities
Proceeds from exercise of share options		5	6
Proceeds from bank loans		8	—
Repayment of bank loans		(106)	(69)
Payment of lease liabilities		(30)	(28)
Proceeds from issuance of convertible redeemable preference shares		1,389	1,938
Acquisition of non-controlling interests without change in control		*	(203)
Proceeds from subscription of shares in a subsidiary by non-controlling interests		329	327
Interest paid		(17)	(20)

Net cash from financing activities		1,578	1,951

Net increase in cash and cash equivalents		617	232
Cash and cash equivalents at January 1		1,372	1,128
Effect of exchange rate fluctuations on cash held		15	12

Cash and cash equivalents at December 31	9	2,004	1,372

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Notes to the consolidated financial statements

These notes form an integral part of the consolidated financial statements.

These consolidated financial statements were authorized for issue by the Board of Directors on August 2, 2021.

1	Domicile and activities

Grab Holdings Inc (the “Company”) was incorporated in the Cayman Islands on July 25, 2017. The address of the Company’s registered office is P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, KYI-1106, Cayman Islands. The business office is at 7 Straits View, Marina One East Tower, #18-01/06, Singapore 018936.

These consolidated financial statements as at and for the year ended December 31, 2020 comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”) and the Group’s interest in equity-accounted investees.

The Company is an investing holding company. The Group enables access to transportation, delivery, mobile payment, financial services and enterprise offerings in Southeast Asia through its mobile application (the “Grab Platform”).

2	Going concern

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Group will be able to discharge its liabilities in the ordinary course of business.

The liabilities of the Group exceed its assets by $6,294 million as at December 31, 2020 (2019: $4,224 million) and the Group has incurred a net loss after tax of $2,745 million for the financial year then ended (2019: $3,988 million).

To support its business plans, the Group raises funding primarily through issuance of convertible redeemable preference shares and during 2020, the Group has raised $1,389 million of cash through the issuance of convertible redeemable preference shares (2019: $1,938 million). Additionally, subsequent to the year end, the Group has raised $2,000 million in term loans which are secured against assets of the Company and certain subsidiaries. These assets include intellectual property, bank accounts, receivables, property and any proceeds from the sale or disposal of these assets. As at December 31, 2020, the Group has deposits with banks and financial institutions and cash and cash equivalents of $3,286 million (2019: $2,615 million) available. Based on these factors and in consideration of the Group’s business plans, budgets and forecasts, management has a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future.

3	Basis of preparation

3.1	Statement of compliance

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

3.2	Basis of measurement

These consolidated financial statements have been prepared on the historical cost basis except as otherwise indicated in the accounting policies.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

3	Basis of preparation (continued)

3.3	Functional and presentation currency

These consolidated financial statements are presented in United States dollars ($), which is the Company’s functional currency. All information presented in $ have been rounded to the nearest million, unless otherwise stated.

3.4	Use of estimates and judgements

The preparation of consolidated financial statements in conformity with IFRSs requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected.

Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following notes:

•	Note 4.11 and 18 – Revenue recognition: principal vs. agent considerations and customer identification; and

•	Note 4.3 (vii) and 12 – Debt/equity classification of compound financial instruments.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

•	Note 5 – Impairment test of property, plant and equipment: key assumptions underlying recoverable amounts.

•	Note 6 – Impairment test of intangible assets and goodwill: key assumptions underlying recoverable amounts, including recoverability of development costs.

•	Note 4.4 (i) and 24 – Measurement of expected credit losses (“ECL”) for financial assets.

•	Note 14 and 27 – Recognition and measurement of provisions and contingencies: key assumptions about the likelihood and magnitude of an outflow of resources.

Measurement of fair values

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

As part of an established control framework, significant unobservable inputs and valuation adjustments are regularly reviewed. If third party information, such as broker quotes or pricing services, is used to measure fair values, such information is assessed to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

3	Basis of preparation (continued)

3.4	Use of estimates and judgements (continued)

•	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement (with Level 3 being the lowest).

The Group recognizes transfers between levels of the fair value hierarchy as of the end of the reporting year during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

•	Note 6 – Intangible assets and goodwill

•	Note 17 – Share-based payment arrangements

•	Note 24 – Financial instruments, and

•	Note 26 – Business combinations

3.5	Change in accounting policies

The Group has applied the following standards and amendments for the first-time commencing January 1, 2020:

•	Amendments to IAS 1 and IAS 8 – Definition of Material

•	Amendments to IFRS 3 – Definition of a Business

•	Amendments to References to Conceptual Framework in IFRS Standards

•	IFRS 16 (Amendments) – COVID-19 related rent concessions

•	Amendments to IFRS 9, IAS 39 and IFRS 7 – Interest Rate Benchmark Reform

The application of these amendments to standards and interpretations did not have a material effect on the Groups’ consolidated financial statements.

4	Significant accounting policies

The Group has consistently applied the following accounting policies to all years presented in these consolidated financial statements except as described in Note 3.5, which addresses changes in accounting policies.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.1	Basis of consolidation

i)	Business combinations

The Group accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Group. In determining whether a particular set of activities and assets is a business, the Group assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs.

The Group has an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

The Group measures goodwill at the date of acquisition as:

•	the fair value of the consideration transferred; plus

•	the recognized amount of any non-controlling interest (“NCI”) in the acquiree; plus

•

if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree, over the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed. Any goodwill that arises is tested annually for impairment.

The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration payable is recognized at fair value at the date of acquisition and included in the consideration transferred. If the contingent consideration that meets the definition of financial instruments is classified as equity, it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes to the fair value of the contingent consideration are recognized in profit or loss.

When share-based payments awards (replacement awards) are exchanged for awards held by the acquiree’s employees (acquiree’s awards) and related to past services, then all or a portion of the amount of the acquirer’s replacement awards is included in measuring the consideration transferred in the business combination. This determination is based on the market-based value of the replacement awards compared with the market-based value of the acquiree’s awards and the extent to which the replacement awards related to past and/or future service.

NCI that are present ownership interests and entitle their holders to a proportionate share of the acquiree’s net assets in the event of liquidation are measured either at fair value or at the NCI’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets, at the date of acquisition. The measurement basis taken is elected on a transaction-by-transaction basis. All other NCI are measured at acquisition-date fair value, unless another measurement basis is required by IFRSs.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.1	Basis of consolidation (continued)

Costs related to the acquisition, other than those associated with the issue of debt or equity securities, that the Group incurs in connection with a business combination are expensed as incurred.

Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as transactions with owners in their capacity as owners and therefore no adjustments are made to goodwill and no gain or loss is recognized in profit or loss. Adjustments to NCI arising from transactions that do not involve the loss of control are based on a proportionate amount of the net assets of the subsidiary.

ii)	Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Group. Losses applicable to the NCI in a subsidiary are allocated to the NCI even if doing so causes the NCI to have a deficit balance.

iii)	Acquisitions from entities under common control

Business combinations arising from transfers of interests in entities that are under the control of the shareholder that controls the Group are accounted for as if the acquisition had occurred at the beginning of the earliest comparative year presented or, if later, at the date that common control was established; for this purpose, comparatives are restated. The assets and liabilities acquired are recognized at the carrying amounts recognized previously in the Group controlling shareholder’s consolidated financial statements. The components of equity of the acquired entities are added to the same components within Group equity and any gain/loss arising is recognized directly in equity.

iv)	Loss of control

Upon the loss of control, the Group derecognizes the assets and liabilities of the subsidiary, any NCI and the other components of equity related to the subsidiary. Any surplus or deficit arising on the loss of control is recognized in profit or loss. If the Group retains any interest in the former subsidiary, then such interest is measured at fair value at the date that control is lost.

v)	Investments in associates and joint ventures (equity-accounted investees)

Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies of these entities. Significant influence is presumed to exist when the Group holds 20% or more of the voting power of another entity. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.1	Basis of consolidation (continued)

Investments in associates and joint ventures are accounted for using the equity method. They are recognized initially at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income (“OCI”) of equity-accounted investees, after adjustments to align the accounting policies with those of the Group, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases.

When the Group’s share of losses exceeds its investment in an equity-accounted investee, the carrying amount of the investment, together with any long-term interests that form part thereof, is reduced to zero, and the recognition of further losses is discontinued except to the extent that the Group has an obligation to fund the investee’s operations or has made payments on behalf of the investee.

vi)	Investments in associates (measured at fair value through profit or loss)

In the case of associates, when the instrument does not currently give the Group access to the returns associated with an underlying ownership interest, then the investment in associate should be accounted for under IFRS 9.

vii)	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income or expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

4.2	Foreign currency

i)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the exchange rates at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at the reporting date.

Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are recognized in profit or loss and presented within finance costs.

However, foreign currency differences arising from the translation of investment in equity securities designated as at fair value to other comprehensive income (“FVOCI”) are recognized in OCI.

ii)	Foreign operations

The assets and liabilities of foreign operations are translated to US dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to US dollars at average exchange rates.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.2	Foreign currency (continued)

Foreign currency differences are recognized in OCI and presented in the foreign currency translation reserve in equity except to the extent that the translation difference is allocated to NCI. When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. When the Group disposes of only part of its interest in a subsidiary that includes a foreign operation while retaining control, the relevant proportion of the cumulative amount is reattributed to NCI. When the Group disposes of only part of its investment in an associate or joint venture that includes a foreign operation while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss.

When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely to occur in the foreseeable future, foreign exchange gains and losses arising from such a monetary item that are considered to form part of a net investment in a foreign operation are recognized in OCI and are presented in the translation reserve in equity.

4.3	Financial instruments

i)	Recognition and initial measurement

Trade receivables and debt investments issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

ii)	Classification and subsequent measurement

a)	Financial assets

On initial recognition, a financial asset is classified as measured at: amortized cost; FVOCI – debt investment; FVOCI – equity investment; or FVTPL.

Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting year following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.3	Financial instruments (continued)

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held-for-trading, the Group may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets – Business model assessment

The Group makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:

•

the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

•	how the performance of the portfolio is evaluated and reported to the Group’s management;

•	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

•	how managers of the business are compensated – e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

•	the frequency, volume and timing of sales of financial assets in prior years, the reasons for such sales and expectations about future sales activity.

Transfer of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Group’s continuing recognition of the assets.

Financial assets that are held-for-trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.3	Financial instruments (continued)

Financial assets – Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, the Group considers:

•	contingent events that would change the amount or timing of cash flows;

•	terms that may adjust the contractual coupon rate, including variable-rate features;

•	prepayment and extension features; and

•	terms that limit the Group’s claim to cash flows from specified assets (e.g. non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

Financial assets – Subsequent measurement and gains and losses

Financial assets at FVTPL

These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets at amortized cost

These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Debt investments at FVOCI

These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.3	Financial instruments (continued)

Equity investments at FVOCI

These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss.

b) Financial liabilities – Classification, subsequent measurement and gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Directly attributable transaction costs are recognized in profit or loss as incurred.

Other financial liabilities are initially measured at fair value less directly attributable transaction costs. They are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. These financial liabilities comprised loans and borrowings, bank overdrafts, and trade and other payables.

iii)	Derecognition

a) Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

Where the Group enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets, the transferred assets are not derecognized.

b) Financial liabilities

The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.3	Financial instruments (continued)

iv)	Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

v)	Cash and cash equivalents

Cash and cash equivalents comprise cash balances and short-term deposits with maturities of three months or less from the date of acquisition that are subject to an insignificant risk of changes in their fair value and are used by the Group in the management of its short-term commitments. For the purpose of the statement of cash flows, bank overdrafts that are repayable on demand and that form an integral part of the Group’s cash management are included in cash and cash equivalents.

vi)	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity, net of any tax effects.

vii)	Compound financial instruments

Compound financial instruments issued by the Group include convertible redeemable preference shares denominated in United States dollars that can be converted to share capital at the option of the holder, where the number of shares to be issued is fixed and does not vary with changes in fair value.

The liability component of a compound financial instrument is recognized initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is initially recognized at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not remeasured.

Interest related to the financial liability is recognized in profit or loss and presented within finance costs. On conversion at maturity, the financial liability is reclassified to equity and no gain or loss is recognized.

4.4	Impairment

i)	Non-derivative financial assets

The Group recognizes loss allowances for expected credit loss on financial assets measured at amortized costs.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.4	Impairment (continued)

Loss allowances of the Group are measured on either of the following bases:

•

12-month ECLs: these are ECLs that result from default events that are possible within the 12 months after the reporting date (or for a shorter period if the expected life of the instrument is less than 12 months); or

•	Lifetime ECLs: these are ECLs that result from all possible default events over the expected life of a financial instrument or contract asset.

Simplified approach

The Group applies the simplified approach to provide for ECLs for all trade receivables. The simplified approach requires the loss allowance to be measured at an amount equal to lifetime ECLs.

General approach

The Group applies the general approach to provide for ECLs on all other financial instruments. Under the general approach, the loss allowance is measured at an amount equal to 12-month ECLs at initial recognition.

At each reporting date, the Group assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When credit risk has increased significantly since initial recognition, loss allowance is measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment and includes forward-looking information.

If credit risk has not increased significantly since initial recognition or if the credit quality of the financial instruments improves such that there is no longer a significant increase in credit risk since initial recognition, loss allowance is measured at an amount equal to 12-month ECLs.

The Group considers a financial asset to be in default when:

•	the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held); or

•	the financial asset is more than 90 days past due (more than 120 days past due for trade receivables).

Measurement of ECLs

ECLs are probability-weighted estimates of credit losses. Credit losses are measured at the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.4	Impairment (continued)

Credit-impaired financial assets

At each reporting date, the Group assesses whether financial assets carried at amortized cost and debt investments at FVOCI are ‘credit-impaired’. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	significant financial difficulty of the borrower or issuer;

•	a breach of contract such as a default or being more than 90 days past due (more than 120 days past due for trade receivables;

•	the restructuring of a loan or advance by the Group on terms that the Group would not consider otherwise;

•	it is probable that the borrower will enter bankruptcy or another financial reorganisation; or

•	the disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECLs in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group’s procedures for recovery of amounts due.

(ii)	Non-financial assets

The carrying amounts of the Group’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill, and intangible assets that have indefinite useful lives or that are not yet available for use, are tested annually for impairment and the recoverable amount is estimated each year.

An impairment loss is recognized if the carrying amount of an asset or its related cash-generating unit (“CGU”) exceeds its estimated recoverable amount.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.4	Impairment (continued)

the asset or CGU. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Subject to an operating segment ceiling test, for the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

The Group’s corporate assets do not generate separate cash inflows and are utilised by more than one CGU. Corporate assets are allocated to CGUs on a reasonable and consistent basis and tested for impairment as part of the testing of the CGU to which the corporate asset is allocated.

Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (group of CGUs), and then to reduce the carrying amounts of the other assets in the CGU (group of CGUs) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior years are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Goodwill that forms part of the carrying amount of an investment in an associate is not recognized separately, and therefore is not tested for impairment separately. Instead, the entire amount of the investment in an associate is tested for impairment as a single asset when there is objective evidence that the investment in an associate may be impaired.

4.5	Property, plant and equipment

Recognition and measurement

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes:

•	any other costs directly attributable to bringing the assets to a working condition for their intended use; and

•	when the Group has an obligation to remove the asset or restore the site, an estimate of the costs of dismantling and removing the items and restoring the site on which they are located.

Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.5	Property, plant and equipment (continued)

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss and presented within other expenses.

Subsequent costs

The cost of replacing a component of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to the Group, and its cost can be measured reliably. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred and presented within cost of revenue and general and administrative expenses.

Depreciation

Depreciation is based on the cost of an asset less its residual value. Significant components of individual assets are assessed and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately.

Depreciation is recognized as an expense in profit or loss on a straight-line basis over the estimated useful lives of each component of an item of property, plant and equipment, unless it is included in the carrying amount of another asset.

Depreciation is recognized from the date that the property, plant and equipment are installed and are ready for use, or in respect of internally constructed assets, from the date that the asset is completed and ready for use.

The estimated useful lives for the current and comparative years are as follows:

• Computers	2 – 3 years
• Building and renovation	3 – 4 years
• Motor vehicles	5 – 7 years
• Office and other equipment	4 – 5 years

Depreciation methods, useful lives and residual values are reviewed at the end of each reporting year and adjusted if appropriate.

4.6	Intangible assets and goodwill

i)	Recognition and measurement

a) Goodwill

Goodwill that arises upon the acquisition of subsidiaries is included in intangible assets. Goodwill is measured at cost less accumulated impairment losses. In respect of associates, the carrying amount of goodwill is included in the carrying amount of the investment, and an impairment loss on such an investment is not allocated to any assets, including goodwill, that form part of the carrying amount of the associates.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.6	Intangible assets and goodwill (continued)

b) Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding is recognized in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalized includes the cost of material, direct labour and overhead costs that are directly attributable to preparing the asset for its intended use. Other development expenditure is recognized in profit or loss as incurred.

Capitalized development expenditures is measured at cost less accumulated amortization and accumulated impairment losses.

c) Other intangible assets

Other intangible assets, including the non-compete agreement and agent networks, that are acquired by the Group and have finite useful lives, are measured at cost less accumulated amortization and accumulated impairment losses. The non-compete agreement prohibits the counterparty from competing with Grab in multiple business verticals within Southeast Asia, including the ride-sharing industry.

ii)	Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands is recognized in profit or loss as incurred and presented within general and administrative expenses.

iii)	Amortization

Amortization is calculated based on the cost of the asset, less its residual value.

Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than the non-compete agreement and goodwill, from the date that they are available for use. For the non-compete agreement, amortization is recognized based on a diminishing balance method that reflects the pattern in which future economic benefits arising from the non-compete agreement are expected to be consumed by the Group.

The estimated useful lives for the current and comparative years are as follows.

• Software	3 years
• Non-compete agreement	4 years
• Other intangible assets	3 years

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.6	Intangible assets and goodwill (continued)

Amortization methods, useful lives and residual values are reviewed at the end of each reporting year and adjusted if appropriate.

4.7	Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

i)	As a lessee

At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

•	fixed payments, including in-substance fixed payments;

•	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	amounts expected to be payable under a residual value guarantee; and

•

the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.7	Leases (continued)

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Group presents right-of-use assets that do not meet the definition of investment property in ‘property, plant and equipment’ and lease liabilities in ‘loans and borrowings’ in the statement of financial position.

Short-term leases and leases of low-value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

ii)	As a lessor

At inception or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative standalone prices.

When the Group acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease.

To classify each lease, the Group makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, the Group considers certain indicators such as whether the lease is for the major part of the economic life of the asset.

When the Group is an intermediate lessor, it accounts for its interests in the head lease and the sub-lease separately. It assesses the lease classification of a sub-lease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset. If a head lease is a short-term lease to which the Group applies the exemption described above, then it classifies the sub-lease as an operating lease.

If an arrangement contains lease and non-lease components, then the Group applies IFRS 15 to allocate the consideration in the contract.

The Group applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. The Group further regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.7	Leases (continued)

The Group leases motor vehicles to driver-partners who typically use the vehicles to provide transport and delivery services through Grab Platform. The Group recognizes lease payments received under operating leases as income on a straight-line basis over the lease term as part of ‘Revenue’. Rental income from lease of motor vehicles is presented as a part of ‘Mobility revenue (see Note 4.11(i))’.

4.8	Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on the first-in first-out principle, and includes expenditure incurred in acquiring the inventories, production or conversion costs, and other costs incurred in bringing them to their existing location and condition.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and estimated costs necessary to make the sale.

4.9	Employee benefits

i)	Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the years during which related services are rendered by employees.

ii)	Defined benefits plans

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Group’s net obligation in respect of defined benefits plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior years that benefit is discounted to determine its present value. The fair value of any plan assets is deducted. The Group determines the net interest expense (income) on the net defined benefit liability (asset) for the year by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined liability (asset).

The discount rate is the yield at the reporting date on bonds that have maturity dates approximating the terms of the Group’s obligations and that are denominated in the currency in which the benefits are expected to be paid.

The calculation is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a benefit to the Group, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. In order to calculate the present value of economic benefits, consideration is given to any minimum funding requirements that apply to any plan in the Group. An economic benefit is available to the Group if it is realisable during the life of the plan, or on settlement of the plan liabilities.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.9	Employee benefits (continued)

Remeasurements of the net defined benefit liability comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest). The Group recognizes them immediately in OCI and all expenses related to defined benefit plans in employee benefits expense in profit or loss. When the benefits of a plan are changed, or when a plan is curtailed, the portion of the changed benefit related to past service by employees, or the gain or loss on curtailment is recognized immediately in profit or loss when the plan amendment or curtailment occurs.

The Group recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs. The gain or loss on settlement is the difference between the present value of the defined benefit obligation being settled as determined on the date of settlement and the settlement price, including any plan assets transferred and any payments made directly by the Group in connection with the settlement.

iii)	Short term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

iv)	Employee leave entitlement

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the reporting date.

v)	Share-based payment transactions

The grant date fair value of equity-settled share-based payment awards granted to employee is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

When the terms of an equity-settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.10	Provisions

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

Provision for dismantlement, removal and restoration are recognized when the Group has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amounts have been reliably estimated.

The Group recognizes the estimated costs of dismantlement, removal or restoration of items of property, plant and equipment arising from the acquisition or use of assets. This provision is estimated based on the best estimate of the expenditure required to settle the obligation, taking into consideration time value.

Changes in the estimated timing or amount of the expenditure or discount rate for asset dismantlement, removal and restoration costs are adjusted against the cost of the related property, plant and equipment, unless the decrease in the liability exceeds the carrying amount of the assets or the asset has reached the end of its useful life. In such cases, the excess of the decrease over the carrying amount of the asset or the changes in the liability is recognized in profit or loss immediately.

4.11	Revenue

The Group enables its driver-partners and merchant-partners to connect with consumers seeking services made available through the Grab Platform. The Group recognizes revenue as or when it satisfies its service obligations. The Group predominantly earns revenue from the following services:

i)	Mobility

Fees earned from driver-partners and consumers for connecting consumers with transportation rides provided by driver-partners across a variety of multi-modal mobility options. Mobility revenue also includes rental income from the leasing of motor vehicles to driver-partners, who typically use the vehicles to offer services through the Grab Platform (see 4.7(ii) for lease accounting as a lessor).

ii)	Deliveries

Fees earned from driver-partners, merchant-partners and consumers for connecting driver-partners and merchant-partners with consumers to facilitate delivery of a variety of daily necessities, including ready-to-eat meals and groceries, as well as point-to-point parcel delivery.

Mobility and Deliveries: principal vs. agent considerations

The Group enters into service agreements with driver-partners and merchant-partners to use the Grab Platform. A contract exists between the Group and the driver-partners and merchant-partners once they accept a transaction request and their ability to cancel the transaction lapses. The Group evaluates the presentation of revenue on a gross or net basis based on whether it acts as a principal by controlling the service provided to the consumer, or whether it acts as an agent by arranging for third parties to provide the service to the consumer. The Group facilitates the provision of the service by driver-partners and merchant-partners to consumers for the driver-partners and merchant-partners to fulfil their contractual promise to the consumers. The driver-partners and merchant-partners fulfil their promise to provide a service to their customer through use of the Grab

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.11	Revenue (continued)

Platform. While the Group facilitates setting the price for services, the driver-partners and consumers have the discretion in accepting the transaction price through the Grab Platform. The Group is not responsible for fulfilling the services being provided to the consumer nor does the Group have inventory risk related to these services. The Group has concluded that the Group is acting as an agent to facilitate the successful completion of transportation and delivery services by the driver-partners and merchant-partners to consumers.

In enabling connection, the driver-partners, merchant-partners and consumers are the Group’s customers; with the Group having a separate performance obligation to each:

•	the driver-partners (to connect the drive-partners with consumers to facilitate and successfully complete transportation and delivery services),

•	the merchant-partners (to connect the merchant-partners with consumers to facilitate and successfully complete ordering services); and

•	the consumer (to connect the consumer with driver-partners and merchant-partners).

The Group recognizes fees on the completion of a successful transportation and delivery service by driver-partners and merchant-partners. The Group reports revenue on a net basis, reflecting the fees owed to the Group from the driver-partners, merchant-partners and consumers as revenue, and not the gross amount collected from consumers.

iii)	Financial services

Fees predominantly earned from digital payment processing services charged to merchant-partners primarily based on the total payments volume (“TPV”) processed through the Grab Platform. TPV is the value of payments, net of payment reversals, successfully completed through the Grab Platform. Transaction fee revenue resulting from a payment processing transaction is recognized once the transaction is complete.

Financial services revenue also includes effective interest earned on loans and advances provided to merchant-partners, driver-partners and consumers (see 4.3(ii) for measurement of financial assets at amortized cost); and fees from wealth management and insurance distribution offerings.

iv)	Enterprise and new initiatives

Fees predominantly earned from digital advertising and marketing services. Revenue is recognized once the obligation to provide the service is satisfied.

Incentives to customers

The Group evaluates the presentation of the incentives paid to the driver-partners, merchant-partners and consumers based on whether the Group receives a separate identifiable benefit from the respective customer. The Group has concluded that it does not receive distinct goods or services from the respective customer and the incentives are therefore recorded as a reduction from fees received from the respective customer. To the extent that such incentives exceed the amount of fees received from the respective customer, the excess is recorded as negative revenue.

For loyalty rewards offered to customers as part of revenue transactions, the Group defers a portion of the revenue based on the estimated standalone selling price of the loyalty rewards earned and recognizes the revenue as they are redeemed in future transactions or when the rewards expire.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.12	Expenses

The components of the Group’s expenses by functions are as follows:

i)

Cost of revenue, comprises expenses directly or indirectly attributable to the Group’s Deliveries, Mobility, Financial Services and Enterprise offerings and primarily consists of data management and platform related technology costs including amortization of technology and market activity related intangible assets, compensation costs (including share-based compensation) for operations and support personnel, payment processing fees, costs incurred in relation to its motor vehicle fleet used for rental services including depreciation and impairment; costs incurred for certain Deliveries transactions where the Group is primarily responsible for delivery services and pay delivery drivers for their services provided; and an allocation of associated corporate costs such as depreciation of right of use assets.

ii)

Sales and marketing primarily consist of advertising costs, compensation costs (including share-based compensation) to sales and marketing employees and an allocation of associated corporate costs such as depreciation of right of use assets.

iii)

Research and development expenses primarily consist of compensation cost (including share-based compensation) to engineering, design and product development employees, and allocation of associated corporate costs such as depreciation of right of use assets.

iv)

General and administrative expenses primarily consist of compensation costs (including share-based compensation) for executive management and administrative personnel (including finance and accounting, human resources, policy and communications, legal, facility and general administration employees), occupancy and facility costs, administrative fees, professional service fees, depreciation on certain administration assets, legal settlement accrual and allocation of associated corporate costs such as depreciation of right of use assets.

4.13	Finance income and finance costs

The Group’s finance income and finance costs include:

•	interest income;

•	interest expense;

•	the net gain or loss on financial assets at FVTPL;

•	the foreign currency gain or loss on financial assets and financial liabilities;

•	the gain or loss on modification of financial liabilities; and

•	the unwinding of the discount on provisions.

Interest income or expense is recognized using the effective interest method.

The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:

•	the gross carrying amount of the financial asset; or

•	the amortized cost of the financial liability.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.13	Finance income and finance costs (continued)

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or to the amortized cost of the liability. However, for financial assets that have become credit-impaired subsequent to initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.

Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest rate method.

4.14	Related parties

For the purposes of these consolidated financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

4.15	Income tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity or in OCI.

The Group has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•

temporary differences related to investments in subsidiaries to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is probable that they will not reverse in the foreseeable future; and

•	taxable temporary differences arising on the initial recognition of goodwill.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.15	Income tax (continued)

The measurement of deferred taxes reflects the tax consequences that would follow the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

In determining the amount of current and deferred tax, the Group takes into account the impact of uncertain tax positions and whether additional taxes and interest may be due. The Group believes that its accruals for income tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of judgements about future events. New information may become available that causes the Group to change its judgement regarding the adequacy of existing tax liabilities; such changes to tax liabilities will impact income tax expense in the period that such a determination is made.

4.16	Loss per share

The Group presents basic and diluted loss per share data for its ordinary shares. Basic loss per share is calculated by dividing the loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the year, adjusted for own shares held. Diluted loss per share is calculated by giving effect to all potential weighted average dilutive ordinary shares. The dilutive effect of outstanding share options, restricted share units (“RSUs”) and convertible redeemable preference shares is reflected in diluted loss per ordinary share by application of the treasury stock method.

4.17	Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.17	Segment reporting (continued)

Group’s other components. The operating results are reviewed regularly by the Group’s chief executive officer (the Chief Operating Decision Maker or “CODM”) to make decisions about resources to be allocated to the segment and to assess its performance, and for which discrete financial information is available. Segment results that are reported to the Group’s CODM include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly corporate assets, head office expenses, and tax assets and liabilities.

4.18	Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attaching conditions will be complied with. Government grant shall be recognized in profit or loss on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grants are intended to compensate. Government grant is recognized as ‘Other income’ in profit or loss.

4.19	Standards issued but not yet effective

A number of new standards are effective for annual periods beginning after January 1, 2020 and earlier application is permitted; however, the Group has not early adopted the new or amended standards in preparing these consolidated financial statements. Based on an initial assessment, the following new and amended standards are not expected to have a significant impact on the Group’s consolidated financial statements.

•	Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 – Interest Rate Benchmark Reform – phase 2

•	IAS 16 (Amendments) – Property, plant and equipment: proceeds before intended use

•	IAS 37 (Amendments) – Onerous contract – cost of fulfilling a contract

•	IAS 1 (Amendments) – Classification of liabilities as current and non-current

•	IFRS 17 – Insurance contracts

•	Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of Accounting Policies

•	Amendments to IAS 8 – Definition of Accounting Estimates

•	Amendments to IAS 28 and IFRS 10- Sale or contribution of assets between an investor and its associate or joint venture

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

5	Property, plant and equipment

i)	Reconciliation of carrying amount

	Computers	Buildings and renovation	Motor vehicles held for leasing	Office and other equipment	Total

(in US$ millions)	$	$	$	$	$
Cost
At January 1, 2019	24	66	415	18	523
Additions	20	50	146	14	230
Write-offs/disposal	*	(1)	(9)	—	(10)
Effects of movements in exchange rates	1	2	12	1	16

At December 31, 2019	45	117	564	33	759

Additions	6	30	23	4	63
Write-offs/disposal	(2)	(20)	(104)	(1)	(127)
Effects of movements in exchange rates	1	2	3	*	6

At December 31, 2020	50	129	486	36	701

	Computers	Buildings and renovation	Motor vehicles held for leasing	Office and other equipment	Total

(in US$ millions)	$	$	$	$	$
Accumulated depreciation and impairment losses
At January 1, 2019	9	12	58	4	83
Depreciation for the year	11	33	58	7	109
Write-offs/disposal	*	*	(3)	*	(3)
Impairment loss	—	—	32	—	32
Effects of movements in exchange rates	*	1	3	*	4

At December 31, 2019	20	46	148	11	225

Depreciation for the year	15	39	65	7	126
Write-offs/disposal	(1)	(15)	(39)	*	(55)
Impairment loss	—	*	15	—	15
Effects of movements in exchange rates	1	2	3	*	6

At December 31, 2020	35	72	192	18	317

Carrying amounts
At January 1, 2019	15	54	357	14	440
At December 31, 2019	25	71	416	22	534
At December 31, 2020	15	57	294	18	384

Property, plant and equipment includes right-of-use assets of $39 million (2019: $49 million) related to leased properties and motor vehicles (see Note 23).

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

5	Property, plant and equipment (continued)

During the financial year, the Group acquired motor vehicles with an aggregate cost of $23 million (2019: $146 million) comprising cash payments of $6 million (2019: $50 million) and secured bank loan financing of $17 million (2019: $96 million).

ii)	Depreciation of property, plant and equipment

Property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives, after taking into account the estimated residual value. Management reviews the estimated useful lives and residual value of the assets annually in order to determine the amount of depreciation expenses to be recorded during any reporting year.

The review performed in 2020 did not result in any changes in estimated useful life or residual value. However, as a result of the review in 2019, the expected useful life of motor vehicles held for leasing in Singapore and Indonesia was reduced from 10 to 7 years and 8 to 5 years respectively from the date of purchase. The change was accounted prospectively from the date of the review by adjusting the depreciation in current and future years over the reduced useful life.

iii)	Impairment of motor vehicles held for leasing

Considering the impact of the global pandemic outbreak of COVID-19 during 2020 and the resultant disruption to the motor vehicle rental business activity, the Group performed an impairment review of its motor vehicles held for leasing and recognized an impairment loss of $15 million. In 2019, following a drop in rental rates and utilization rates, the Group performed an impairment review of its motor vehicles held for leasing and recognized an impairment loss of $32 million which is presented in ‘Cost of revenue’.

The recoverable amount of motor vehicles is based on its value in use, determined by discounting pre-tax future cash flows to be generated from the continuing use of the motor vehicles leasing business over the reduced useful life.

Key assumptions used in the estimate of value in use were as follows:

	2020	2019
%
Discount rate	6.9 to 12	6.7 to 12
Budgeted rental rate growth/(decline)	0 to 4	(1) to 0
Utilization rates	45 to 95	93 to 97

The discount rates applied were post-tax measures based on weighted average cost of capital. The pre-tax discount rates were 11.7% to 25.1% (2019: 11.4% to 25.4%). The budgeted rental rates growth was estimated based on historic trends adjusted for estimated future growth rates of the motor vehicles leasing business. Utilization rates were estimated based on historic trends and adjusted for estimated future utilization rates.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

6	Intangible assets and goodwill

i)	Reconciliation of carrying amount

	Software	Goodwill	Non-compete agreement	Other intangible assets	Total
(in US$ millions)	$	$	$	$	$
Cost
At January 1, 2019	21	677	1,644	12	2,354
Additions	16	—	—	5	21
Acquisitions – internally developed	31	—	—	—	31
Acquisition through business combination	*	32	—	—	32
Disposals/Write-off	(2)	—	—	—	(2)
Effects of movements in exchange rates	*	—	—	*	*

At December 31, 2019	66	709	1,644	17	2,436
Additions	6	—	—	*	6
Acquisitions – internally developed	12	—	—	—	12
Acquisition through business combination	2	3	—	—	5
Disposals/Write-off	(2)	—	—	—	(2)
Effects of movements in exchange rates	*	—	—	*	*

At December 31, 2020	84	712	1,644	17	2,457

	Software	Goodwill	Non-compete agreement	Other intangible assets	Total
(in US$ millions)	$	$	$	$	$
Accumulated amortization and impairment losses
At January 1, 2019	9	—	672	9	690
Amortization for the year	19	—	516	3	538
Disposal	(1)	—	—	—	(1)
Impairment loss	—	28	—	—	28
Effects of movements in exchange rates	*	—	—	1	1

At December 31, 2019	27	28	1,188	13	1,256
Amortization for the year	18	—	242	1	261
Disposal	(2)	—	—	—	(2)
Impairment loss	—	28	—	—	28
Effects of movements in exchange rates	*	—	—	1	1

At December 31, 2020	43	56	1,430	15	1,544

Carrying amounts
At January 1, 2019	12	677	972	3	1,664
At December 31, 2019	39	681	456	4	1,180
At December 31, 2020	41	656	214	2	913

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

6	Intangible assets and goodwill (continued)

ii)	Development costs

Included in the software is an amount of $12 million (2019: $31 million) that represents software development costs capitalized which primarily comprise staff costs.

iii)	Amortization

The amortization of software is predominantly included in ‘Cost of revenue’.

iv)	Impairment testing for CGUs containing goodwill

For the purposes of impairment testing, goodwill has been allocated (net of impairment loss recognized) to the Group’s CGUs as follows:

(in US$ millions)	2020 $	2019 $
Goodwill allocated
Southeast Asia ride hailing CGUs	606	606
Indonesia Payment CGU	34	34
Indonesia Lending CGU	5	33
Indonesia Deliveries CGU	4	4
Multiple units without significant goodwill	7	4

a) Southeast Asia ride hailing cash generating units (“Ride Hailing CGUs”)

For the purpose of impairment testing, goodwill of $606 million has been allocated to the Group’s ride hailing business operations across countries in Southeast Asia, each of which is considered a CGU (“Ride Hailing CGU”). The goodwill is allocated in proportion to the non-compete benefits attributable to each Ride Hailing CGU. These benefits are represented by the fair value of the non-compete agreement on initial recognition attributable to each Ride Hailing CGU, which was based on a valuation technique that reflected the present value of differential cash flows between “with” and “without” non-compete agreement scenarios.

The estimated recoverable amount of each Ride Hailing CGU has exceeded its carrying amount and therefore no impairment loss has been recognized (2019: Nil).

In 2020 and 2019, the recoverable amount of the Ride Hailing CGUs was based on fair value less cost of disposal. To arrive at the fair value less cost of disposal, the Group applied a revenue based multiple of 6.24 from comparable companies to the amount of revenue plus consumer incentives of each Ride Hailing CGUs (2019: a gross merchandise value multiple of 0.46 derived from comparable companies to the gross merchandise value of the Ride Hailing CGUs). The fair value measurement is categorized as a level 3 fair value (2019: level 3 fair value) based on the inputs in the valuation technique used (see Note 3.4). It has been identified that only changes beyond reasonably possible levels of revenue based multiple could cause the carrying amount to exceed the recoverable amount.

b) Indonesian mobile payments and rewards cash generating unit (“Indonesia Payment CGU”)

For the purpose of impairment testing, goodwill of $34 million has been allocated to the Group’s Indonesia Payment CGU.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

6	Intangible assets and goodwill (continued)

The estimated recoverable amount of the Indonesia Payment CGU exceeded its carrying amount and therefore no impairment loss was recognized (2019: Nil).

In 2020 and 2019 the recoverable amount of the Indonesia Payment CGU was based on fair value less cost of disposal. To arrive at the fair value less cost of disposal, the Group applied a revenue based multiple of 10.88 derived from comparable companies to the revenue of its Indonesia Payment CGUs (2019: fair value less cost of disposal derived using the price from a recent fund raising round conducted). The fair value measurement is categorized as a level 3 fair value (2019: level 3 fair value) based on the inputs in the valuation technique used (see Note 3.4). It has been identified that only changes beyond reasonably possible levels of revenue based multiple could cause the carrying amount to exceed the recoverable amount.

c) Indonesian peer to peer lending platform cash generating unit (“Indonesia Lending CGU”)

For the purpose of impairment testing, goodwill of US$33 million has been allocated to the Group’s Indonesia Lending CGU.

The carrying amount of the CGU was determined to be higher than its recoverable value an impairment loss of $28 million was recognized (2019: Nil). The impairment loss was fully allocated to goodwill and included in ‘Other expenses’.

In 2020, the recoverable amount of the Indonesia Lending CGU was based on the present value of the future cash flows expected to be derived from the CGU (value in use), using a post-tax discount rate of 15% (pre-tax discount rate 16%) with a terminal growth of 1% (2019: based on fair value less cost of disposal arrived at using a gross merchandise value multiple of 0.43 derived from that of the Group). The discount rate was based on the rate of 30-year Indonesia government bonds yield issued by the government in the relevant market and in the same currency as the cash flows, adjusted for a risk premium to reflect both the increased risk of investing in equities generally and the systematic risk of the specific CGU. The nominal gross domestic product (GDP) has been used as the long-term growth rate into perpetuity. Following the impairment loss recognized, the recoverable amount of the Indonesia Lending CGU was equal to the carrying amount. Therefore, any adverse movement in a key assumption would lead to further impairment.

d) Indonesian market place platform cash generating unit (“Indonesia Deliveries CGU”)

For the purpose of impairment testing, goodwill of $4 million has been allocated to the Group’s Indonesia Deliveries CGU.

The estimated recoverable amount of the Indonesia Deliveries CGU exceeded its carrying amount and therefore no impairment loss was recognized (in 2019, the carrying amount of the CGU was determined to be higher than its recoverable value and an impairment loss of $28 million was recognized. The impairment loss was fully allocated to goodwill and included in ‘Other expenses’).

In 2020 and 2019 the recoverable amount of this Indonesia Deliveries CGU was based on fair value less cost of disposal. To arrive at the fair value less cost of disposal, the Group applied a revenue based multiple of 1.5 (2019: multiple of 2) derived from comparable companies to the revenue of this Indonesia Deliveries CGU. The fair value measurement is categorized as a level 3 fair value (2019: level 3 fair value) based on the inputs in the valuation technique used (see Note 3.4). It has been identified that only changes beyond reasonably possible levels of revenue based multiple could cause the carrying amount to exceed the recoverable amount.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

7	Other investments

	2020	2019
(in US$ millions)	$	$
Non-current investments
Time deposits	*	*
Debt investments – at FVTPL	234	—
Equity investments – at FVTPL	143	132

	377	132
Current investments
Time deposits	1,282	1,243
Debt investments – at FVTPL	16	—

	1,298	1,243

	1,675	1,375

*	Amounts less than $1 million

Time deposits

These financial assets measured at amortized cost predominantly comprise deposits with banks and financial institutions with a maturity of more than three months from the date of placement.

Financial risk management

The exposure of other investments to relevant financial risks (credit, currency and interest rate risk) is disclosed in Note 24.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

8	Trade and other receivables

	2020	2019
(in US$ millions)	$	$
Non-current
Other receivables	4	5

Current
Trade receivables	124	95
Less: Loss allowance (see Note 24)	(40)	(26)

	84	69

Loans and advances	40	66
Less: Loss allowance (see Note 24)	(9)	(13)

	31	53

Payment cycle receivables	69	59
Less: Loss allowance (see Note 24)	(12)	(8)

	57	51
Tax recoverable	25	71
Deposits	35	39
Others	28	34
Less: Loss allowance (see Note 24)	(13)	(4)

	75	140
Prepayments	34	68

	281	381

Trade receivables

Trade receivables mainly comprise amounts due from driver-partners and merchant-partners under the Deliveries and Mobility segments respectively. They are generally due for settlement within 30 days and therefore are all classified as current.

Loans and advances

These financial assets are term loans provided to driver-partners, merchant-partners and consumers. They are generally due for settlement within 12 months and therefore are all classified as current.

Payment cycle receivables

Amounts receivable to be settled as part of a payment settlement cycle that involves consumers, merchant-partners or driver-partners.

Tax recoverable

These amounts comprise Value-added tax (“VAT”) and withholding tax recoverable which are the amount paid to the respective tax authorities which will be recovered either against future tax liabilities of the same tax authorities or refunded.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

8	Trade and other receivables (continued)

Financial risk management

The exposure of trade and other receivables to relevant financial risks (credit, currency and interest rate risk) is disclosed in Note 24.

9	Cash and cash equivalents

	2020	2019
(in US$ millions)	$	$
Short-term deposits	287	488
Cash at banks and on hand	1,886	1,023

Cash and cash equivalents in the statement of financial position	2,173	1,511
Restricted cash	(169)	(139)

Cash and cash equivalent in the statement of cash flows	2,004	1,372

Classification as cash equivalents

Term deposits are presented as cash equivalents if they have a maturity of three months or less from the date of acquisition.

Restricted cash

The amount of cash and cash equivalents balances held by subsidiaries that operate in countries where legal restrictions apply when the balances are not available for general use by the parent or other subsidiaries.

10	Capital and reserves

i) Share capital and share premium

a) Movements in ordinary shares and convertible redeemable preference shares

	Ordinary shares		Convertible redeemable preference shares

In thousands of shares	2020	2019	2020	2019
In issue at January 1	123,818	108,024	1,977,066	1,661,982
Issued for acquisition of NCI/in business combination	14,833	870	500	667
Issued for cash	—	—	225,592	314,417
Restricted share units vested	7,800	7,867	—	—
Exercise of share options	5,885	7,057	—	—

In issue at December 31 – fully paid	152,336	123,818	2,203,158	1,977,066

All ordinary shares rank equally with regard to the Company’s residual assets. Preference shareholders participate only to the extent of the face value of the shares.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

10	Capital and reserves (continued)

b) Ordinary shares

Ordinary shares have a par value of $0.000001. Amounts received above the par value is recorded as share premium. Holders of these shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All rights attached to the Company’s shares held by the Group are suspended until those shares are reissued.

c) Convertible redeemable preference shares

See Note 12.

ii) Nature and purpose of reserves

The reserves of the Group comprise of the following balances:

	2020	2019
(in US$ millions)	$	$
CRPS reserve	3,850	3,552
Share option reserve	79	49
Foreign currency translation reserve	22	11

	3,951	3,612

a) CRPS reserve

The CRPS reserve comprises the equity component of the convertible redeemable preference shares.

b) Share option reserve

The share option reserve comprises the cumulative value of employee services received for the issue of share options.

c) Foreign currency translation reserve

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations.

iii) Dividends

The Company did not declare any dividend for the years ended December 31, 2020 and 2019.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

11	Subsidiaries and non-controlling interests

Details of the significant subsidiaries within the Group are as follows:

Name of subsidiaries	Country of incorporation/ operation	Ownership interests held by the Group
		2020	2019
		%	%
Grab Inc.	Cayman	100	100
A2G Holdings Inc.	Cayman	100	100
GP Network Asia Pte. Ltd.	Singapore	88	100

Non-controlling interest (“NCI”)

The following subsidiary has NCI that are material to the Group.

Name	Country of incorporation/ Principal place of business	Operating Segment	Ownership interests held by NCI
			2020	2019
			%	%
PT Bumi Cakrawala Perkasa (“BCP”)	Indonesia	Financial services	61.1	55.8

The following summarizes the information relating to Group’s subsidiaries that has material NCI, before inter-company eliminations:

	PT Bumi Cakrawala Perkasa
	2020	2019
(in US$ millions)	$	$
Revenue	(20)	(158)
Loss	(205)	(369)
OCI	(1)	8

Total comprehensive loss	(206)	(361)

Attributable to NCI:
– Loss	(117)	(212)
– OCI	(1)	5

– Total comprehensive loss	(118)	(207)

Non-current assets	50	80
Current assets	224	194
Non-current liabilities	(9)	(3)
Current liabilities	(440)	(237)

Net (liabilities)/assets	(175)	34

Net (liabilities)/assets attributable to NCI	(107)	19

Cash flows from operating activities	27	(378)
Cash flows from investing activities	(4)	4
Cash flows from financing activities (dividends to NCI: nil)	65	341

Net increase/(decrease) in cash and cash equivalents	88	(33)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

12	Convertible redeemable preference shares

Holders of the CRPS receive a non-cumulative dividend of 8% per annum on the issue price at the Company’s discretion, or whenever dividends to ordinary shareholders are declared. They do not have the right to participate in any additional dividends declared for ordinary shareholders. Each CRPS carries one vote.

Each CRPS shall be redeemed, at the option of the CRPS shareholders at any time after the June 29, 2023 at the redemption price equivalent to the issue price of the CRPS together with compound interest of 6% per annum thereon.

Each of the CRPS shall, at the option of the CRPS holder be convertible into fully paid new ordinary shares at any time prior to an initial public offering (“IPO”). In the event of an IPO, the CRPS shall be mandatorily converted into fully paid new ordinary shares at the then applicable conversion ratio. Management has determined that the conversion option shall be classified as equity.

The carrying amount of the liability component of CRPS at the end of the reporting year is arrived at as follows:

	2020	2019
(in US$ millions)	$	$
Face value of CRPS	11,547	10,153
Less:
Equity component recognized in capital reserve	(3,850)	(3,552)

Liability component of CRPS at initial recognition	7,697	6,601
Add: Accreted interest	3,070	1,655

Liability component of CRPS at the end of the reporting year	10,767	8,256

The reconciliation of movement of CRPS liability to cash flows is presented in Note 13(iv).

13	Loans and borrowings

	2020	2019
(in US$ millions)	$	$
Non-current
Bank loans	91	163
Lease liabilities	20	21

	111	184

Current
Bank loans	121	133
Lease liabilities	19	28

	140	161

A significant portion of the bank loans are secured by the Group’s motor vehicles with a carrying amount of $294 million (2019: $416 million) (see Note 5).

The Group has borrowings denominated in Singapore Dollars (“SGD”), Malaysian Ringgit (“MYR”), Indonesian Rupiah (“IDR”) and Thailand Baht (“THB”).

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

13	Loans and borrowings (continued)

i) Terms and debt repayment schedule

Terms and conditions of outstanding loans and borrowings (including lease liabilities) are as follows:

	Currency	Nominal interest rate	Year of maturity	Carrying amount
		%		$
2020
Bank loans	SGD	1.82% to 2.16%	2021-2026	110
Bank loans	SGD	COF* + 0.85% to 1.1%	2021-2025	29
Bank loans	MYR	3.09%	2021-2024	12
Bank loans	IDR	2.48% to 11.5%	2021-2025	36
Bank loans	IDR	COF* + 1.75% to 2.00%	2021-2025	21
Bank loans	THB	7.0%	2021	4
Lease liabilities	Multiple	1.85% to 11%	2021-2030	39

				251

2019
Bank loans	SGD	1.80% to 3.60%	2020-2025	157
Bank loans	SGD	COF* + 0.85% to 1.10%	2020-2025	38
Bank loans	MYR	3.09%	2020-2024	15
Bank loans	IDR	9.9% to 11.5%	2020-2024	56
Bank loans	IDR	COF* + 1.75% to 2.00%	2020-2024	30
Lease liabilities	Multiple	3.55% to 11%	2020-2026	49

				345

*	cost of funds

ii) Breach of loan covenant

The Group has bank loans in Indonesia with carrying amounts as at December 31, 2020 of $39 million (2019: $47 million) which are repayable in 5 years. These loans which are secured against motor vehicles contain financial covenants which include debt service coverage ratios and net-worth based measures which have been breached in 2020 (and were breached in 2019).

The outstanding balances of these loans are therefore presented as current liabilities. However, the lenders have provided written acknowledgements that the loans are in good standing and it is not their intention to call the loans on demand. The banks have not requested early repayment of these loans as of the date of approval of these consolidated financial statements by the Board of Directors.

iii) Financial risk management

Information about the exposure of loans and borrowings to relevant financial risks (interest rate, foreign currency and liquidity risk) is disclosed in Note 24.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

13	Loans and borrowings (continued)

iv)	Reconciliation of movements of liabilities to cash flows arising from financing activities

	Liabilities
	Convertible redeemable preference shares (Note 12)	Bank loans	Lease liabilities	Equity component of convertible redeemable preference shares	Total
	$	$	$	$	$
(in US$ millions)
Balance at January 1, 2020	8,256	296	49	3,552	12,153
Changes from financing cash flows
Proceeds from issuance of CRPS	1,091	—	—	298	1,389
Proceeds from bank loans	—	8	—	—	8
Payment of bank loans	—	(106)	—	—	(106)
Payment of lease liabilities	—	—	(30)	—	(30)
Interest paid	—	(14)	(3)	—	(17)

Total changes from financing cash flows	1,091	(112)	(33)	298	1,244
The effect of changes in foreign exchange rates	—	(3)	1	—	(2)
Other changes
Liability-related
Issuance of CRPS	4	—	—	—	4
Recognition of lease liabilities	—	—	24	—	24
Derecognition of lease liabilities	—	—	(5)	—	(5)
Secured bank loans for asset acquisition	—	17	—	—	17
Interest expense	1,416	14	3	—	1,433

Total liability-related other changes	1,420	31	22	—	1,473

Balance at December 31, 2020	10,767	212	39	3,850	14,868

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

13	Loans and borrowings (continued)

	Liabilities
	Convertible redeemable preference shares (Note 12)	Bank loans	Lease liabilities	Equity component of convertible redeemable preference shares	Total
(in US$ millions)	$	$	$	$	$
Balance at January 1, 2019	5,847	265	41	2,987	9,140
Changes from financing cash flows
Proceeds from issuance of CRPS	1,373	—	—	565	1,938
Payment of bank loans	—	(69)	—	—	(69)
Payment of lease liabilities	—	—	(28)	—	(28)
Interest paid	—	(17)	(3)	—	(20)

Total changes from financing cash flows	1,373	(86)	(31)	565	1,821
The effect of changes in foreign exchange rates	—	4	—	—	4
Other changes
Liability-related
Issuance of CRPS	3	—	—	—	3
Recognition of lease liabilities	—	—	36	—	36
Secured bank loans for asset acquisition	—	96	—	—	96
Interest expense	1,033	17	3	—	1,053

Total liability-related other changes	1,036	113	39	—	1,188

Balance at December 31, 2019	8,256	296	49	3,552	12,153

14	Provisions

	2020	2019
(in US$ millions)	$	$
Site restoration	6	6
Legal	32	*

	38	6

	2020	2019
(in US$ millions)	$	$
Non-current	3	3
Current	35	3

	38	6

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

14	Provisions (continued)

i) Site restoration

(in US$ millions)	2020 $	2019 $
Balance at January 1	6	4
Provisions made during the year	1	2
Provisions reversed during the year	(1)	*

Balance at December 31	6	6

The provisions relate to the cost of dismantling and removing assets and restoring the premises to its original condition as stipulated in the lease agreements.

ii) Legal

(in US$ millions)	2020 $	2019 $
Balance at January 1	*	3
Provisions made during the year	31	*
Effect of movements in exchange rates	1	*
Provisions reversed during the year	—	(3)

Balance at December 31	32	*

The legal provision has primarily arisen from the competition authority in Malaysia filing a legal claim in the context of the Groups position of market strength in the Mobility segment. The outcomes of these legal claims are not expected to give rise to any significant loss beyond the amounts provided as at December 31, 2020.

15	Trade and other payables

(in US$ millions)	2020 $	2019 $
Non-current liabilities
Other payables	3	6
Employee defined benefit	15	10

	18	16

Current liabilities
Trade payables	109	99
Accrued operating expenses	278	307
Electronic wallets	204	182
Tax payables	20	10
Deposits	17	14
Contract liabilities	13	*
Others	20	7

	661	619

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

15	Trade and other payables (continued)

i) Employee defined benefit

Certain subsidiaries operate a non-contributory, defined benefit pension scheme that provides retirement benefits for certain employees.

ii) Tax payables

These amounts comprise VAT and withholding tax payables.

iii) Financial risk management

Information about the exposure of trade and other payables to relevant financial risks (currency and liquidity risk) is disclosed in Note 24.

16	Income taxes

i) Amounts recognized in profit or loss

(in US$ millions)	2020 $	2019 $
Current tax expense
Current year	7	6
Changes in estimates related to prior years	*	2

	7	8
Deferred tax (credit)/expense
Origination and reversal of temporary difference	(5)	(1)

Income tax expense	2	7

ii) Reconciliation of effective tax rate

(in US$ millions)	2020 $	2019 $
Loss before tax	(2,743)	(3,981)

Tax at the domestic rates applicable to profits in the countries where the Group operates	(241)	(606)
Non-deductible expenses	66	108
Current year losses for which no deferred tax asset is recognized	196	513
Benefits from previously unrecognized tax losses	(19)	(10)
Changes in estimates related to prior years	*	2

	2	7

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

16	Income taxes (continued)

iii) Movement in deferred tax balances

(in US$ millions)	2020 $	2019 $
Deferred tax liabilities
Property, plant and equipment	1	6

(in US$ millions)	Property, plant, and equipment $
Balance at January 1, 2019	7
Recognized in profit or loss	(1)

Balance at December 31, 2019	6

Balance at January 1, 2020	6
Recognized in profit or loss	(5)

Balance at December 31, 2020	1

iv) Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of the following items:

(in US$ millions)	2020 $	2019 $
Unutilized tax losses	4,933	3,991

Deferred tax assets are recognized in the consolidated financial statements only to the extent that it is probable that future taxable profits will be available against which the Group can utilize the benefits. The use of these tax losses is subject to the agreement of the tax authorities and compliance with certain provisions of the tax legislations of the respective countries in which the group companies operate.

v) Tax losses carried forward

Out of the $4,933 million tax losses, $3,045 million expire as below. The remaining tax losses do not expire under the current tax legislation.

Expire by	$
(in US$ millions)
2021	113
2022	344
2023	927
2024	1,038
2025	582
2026	27
2027	14

Deferred tax assets have not been recognized in respect of the tax losses carry-forward because it is not probable that future taxable profits will be available against which the Group entities can utilize benefits therefrom.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

17	Share-based payment arrangements

i) Description of the share-based payment arrangements

At December 31, 2020, the Group has the following equity-settled share-based payment arrangements:

Grab Holdings Inc. Equity Incentive Plans (equity settled)

In 2015, the Company established the 2015 Equity Incentive Plan (the 2015 Plan) under which the Company may:

1.	grant options to purchase its ordinary shares (‘Share Options’); or

2.	issue restricted share units/awards (‘RSUs’);

to selected employees, officers, directors and consultants of the Company and its subsidiaries and non-employee directors of the Company. In 2018, the Company established the 2018 Equity Incentive Plan (the 2018 Plan) which serves as the successor to the 2015 Plan.

The Share Options and RSUs granted generally vest 25% on each anniversary of the grant, over a four year-period. The maximum term of Share Options granted under the 2015 and 2018 Plan does not exceed ten years from the date of grant. The Share Options and RSUs granted to employees do not have the right of the Ordinary Shares until the Share Options and RSUs are vested, exercised and recorded into the register of members of the Company.

a) Reconciliation of outstanding Share Options

The number and weighted-average exercise prices of Share Options under the Grab Holdings Inc. Equity Incentive Plans were as follows:

	Number of Share Options ’000	Weighted average exercise price per share $	Weighted-average remaining contractual life (in years)
As of January 1, 2019	69,013	$0.79	8.23
Granted	31,628	$2.44
Exercised	(6,608)	$0.72
Cancelled and forfeited	(5,632)	$0.88

As of December 31, 2019	88,401	$1.38	8.21
Granted	9,005	$2.41
Exercised	(5,607)	$0.77
Cancelled and forfeited	(4,141)	$1.29

As of December 31, 2020	87,658	$1.53	7.54

Exercisable
As of December 31, 2019	29,546	$0.69

As of December 31, 2020	44,222	$1.04

The options outstanding as at December 31, 2020 had an exercise price in the range of $0.36 to $7.91 (2019: $0.36 to $4.82). As at December 31, 2020 and 2019, certain share options were exercised but have not been registered as ordinary shares.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

17	Share-based payment arrangements (continued)

b) Reconciliation of outstanding RSUs

The number of unvested RSUs granted were as follows:

Number of unvested restricted share units
In thousands
As of January 1, 2019	19,799
Granted	23,237
Vested	(7,898)
Cancelled and forfeited	(7,285)

As of December 31, 2019	27,853
Granted	15,231
Vested	(7,760)
Cancelled and forfeited	(7,283)

As of December 31, 2020	28,041

As at December 31, 2020 and 2019, certain RSU were vested but have not been registered as ordinary shares.

ii) Share-based payment expenses

The following table summarises total share-based payment expense by function for the years ended December 31, 2019 and December 31, 2020.

(in US$ millions)	2020 $	2019 $
Cost of revenue	10	4
Sales and marketing	2	1
Research and development	14	12
General and administrative	28	17

Total	54	34

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

17	Share-based payment arrangements (continued)

iii) Measurement of fair values

a) Share Options

The fair value of the Share Options has been measured using the Black-Scholes option-pricing model. The inputs used in the measurement of the fair values at grant date were as follow:

	2020	2019
Fair value at grant date (weighted average)	$3.21	$1.47
Share price at grant date (weighted average)	$4.68	$2.71
Exercise price at grant date (weighted average)	$2.41	$2.44
Expected volatility (weighted average)	56.46%	52.70%
Expected terms (years) (weighted average)	6.0	6.2
Expected dividend (weighted average)	0%	0%
Risk-free interest rate (weighted average)	0.40%	1.80%

Expected volatility has been based on the weighted-average historical share price volatility of comparable publicly traded companies. The expected term has been estimated based on the simplified method. The risk-free interest rate has been based on the US government bond yield curve in effect at the time of grant.

b) RSUs

The fair value of the RSU’s has been measured using a hybrid method incorporating both the Probability-Weighted Expected Return Model (“PWERM”) and the Option Pricing Model (“OPM”). The inputs used in the measurement of the fair values at grant date were as follows:

	2020	2019
Fair value at grant date (weighted average)	$2.56	$2.66
Expected volatility	49.6% to 66.3%	46.6% to 49.6%
Risk-free interest rate	0.13% to 1.6%	1.6% to 2.49%
Expected dividend (weighted average)	0%	0%
Discount for lack of marketability	20%	20% to 27.5%

18	Revenue

i) Revenue streams

	2020	2019
(in US$ millions)	$	$
Deliveries	5	(638)
Mobility	438	9
Financial services	(10)	(229)
Enterprise and new initiatives	36	13

	469	(845)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

18	Revenue (continued)

Mobility includes rental income from motor vehicles of $95 million (2019: $140 million), refer to Note 23.

ii) Geographic information

	2020	2019
(in US$ millions)	$	$
Singapore	246	(30)
Malaysia	91	92
Vietnam	76	(26)
Rest of Southeast Asia	56	(881)

	469	(845)

iii) Major customers

Considering our service offering to a wide range of customers across multiple geographic locations no significant portion of our revenue recognized can be attributed to a particular customer or group of customers.

19	Income and expenses

i) Other income

	2020	2019
(in US$ millions)	$	$
Government grant income	18	—
Others	15	14

	33	14

Government grant income was provided by the Singapore Government under the Job Support Scheme.

ii) Other expenses

	2020	2019
(in US$ millions)	$	$
Impairment of goodwill	28	28
Others	12	2

	40	30

iii) Expenses by nature

Total cost of revenue, sales and marketing expenses, general and administrative expenses and research and development expenses include expenses of the following nature:

	2020	2019
(in US$ millions)	$	$
Staff costs	639	600
Operation costs	425	545
Depreciation and amortization	387	647
Marketing expenses	65	111
Professional fees	56	60

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

20	Net finance costs

	2020	2019
(in US$ millions)	$	$
Interest income under the effective interest method on:
– Time deposits	28	43
– Cash and cash equivalents	14	33
Net foreign exchange gain	11	9

Finance income	53	85

Financial liabilities measured at amortized cost – interest expense	(1,433)	(1,053)
Impairment loss and change in fair value on investment in associates	(15)	—
Net change in fair value of financial assets	(42)	(3)

Finance costs	(1,490)	(1,056)

Net finance costs recognized in profit or loss	(1,437)	(971)

21	Loss per share

The following table sets forth the computation of basic and diluted loss per share attributable to ordinary shareholders for the years ended December 31, 2020 and 2019 (in US$ millions, except share amounts which are reflected in thousands, and per share amounts):

	2020	2019
	$	$
Loss for the year	(2,745)	(3,988)
Add: Loss attributable to non-controlling interests	(137)	(241)

Loss for the year attributable to ordinary shareholders	(2,608)	(3,747)
Basic weighted-average ordinary shares outstanding	139,025	118,259

Basic loss per share attributable to ordinary shareholders	(18.76)	(31.68)

Diluted loss per share attributable to ordinary shareholders	(18.76)	(31.68)

As the Group incurred net losses for the years ended December 31, 2020 and 2019, basic loss per share was the same as diluted loss per share.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

21	Loss per share (continued)

The following weighted-average effects of potentially dilutive outstanding ordinary share awards and convertible redeemable preference shares were excluded from the computation of diluted loss per ordinary share because their effects would have been antidilutive for the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Convertible redeemable preference shares (Note 12)	2,114,895	1,825,702
Share options and RSUs (Note 17)	68,322	69,233

Total	2,183,217	1,894,935

22	Related parties

i) Transactions with key management personnel compensation

The compensation to Directors and executive officers of the Group comprised the following:

	2020	2019
(in US$ millions)	$	$
Key management personnel
Short-term employee benefits	2	2
Post-employment benefits	*	*
Share-based payment	24	6

*	Amounts less than $1 million

The aggregate value of transactions and outstanding balances related to key management personnel and entities over which they have control or joint control is insignificant.

ii) Other related party transactions

The Group did not enter into other significant related party transactions.

23	Leases

i) As a lessee

The Group leases office premises, motor vehicles and office equipment. The leases typically run for a period of one to ten years and rental payments are fixed for the years.

The Group leases office equipment with contract terms of one to five years. These leases are short-term and/or leases of low-value items. The Group has elected not to recognize right-of-use assets and lease liabilities for these leases.

Information about leases for which the Group is a lessee is presented below

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

23	Leases (continued)

a) Right-of-use assets

Right-of-use assets related to leased properties that do not meet the definition of investment property are presented as property, plant and equipment.

	Property	Motor vehicles	Total
(in US$ millions)	$	$	$
Balance at January 1, 2019	37	4	41
Depreciation charge for the year	(25)	(3)	(28)
Additions to right-of-use assets	36	—	36
Effects of movement in exchange rates	*	*	*

Balance at December 31, 2019	48	1	49

	Property	Motor vehicles	Total
(in US$ millions)	$	$	$
Balance at January 1, 2020	48	1	49
Depreciation charge for the year	(29)	(1)	(30)
Additions to right-of-use assets	24	*	24
Derecognition of right-of-use assets	(5)	*	(5)
Effects of movement in exchange rates	1	*	1

Balance at December 31, 2020	39	*	39

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

23	Leases (continued)

Amounts recognized in profit or loss

(in US$ millions)	$
2020 – Leases under IFRS 16
Interest on lease liabilities	3
Income from sub-leasing right-of-use assets presented in ‘Revenue’	(2)
Expenses relating to short-term leases	1
Expenses relating to leases of low-value assets, excluding short-term leases of low-value assets	*
Expenses relating to variable lease payments not included in the measurement of lease liabilities	1

2019 – Leases under IFRS 16
Interest on lease liabilities	3
Income from sub-leasing right-of-use assets presented in ‘Revenue’	(3)
Expenses relating to short-term leases	5
Expenses relating to leases of low-value assets, excluding short-term leases of low-value assets	*
Expenses relating to variable lease payments not included in the measurement of lease liabilities	3

*	Amounts less than $1 million

Amounts recognized in statement of cash flows

$
2020
Total cash outflow for leases	30

$
2019
Total cash outflow for leases	28

ii) As a lessor

The Group leases out its motor vehicles consisting of its owned vehicles as well as leased vehicles. All leases are classified as operating leases from a lessor perspective.

The Group leases out its motor vehicles for a period of up to 5 years (subject to the terms and conditions within the lease agreement, certain leases can be terminated by either party upon settlement of their respective dues and obligations). The Group has classified these leases as operating leases, because they do not transfer substantially all of the risks and rewards incidental to the ownership of the assets.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

23	Leases (continued)

Rental income recognized by the Group during 2020 was $95 million (2019: $140 million). The following table sets out a maturity analysis of lease receivables, showing the undiscounted lease payments to be received after the reporting date.

	2020	2019
(in US$ millions)	$	$
Not later than one year	52	80
Later than one year and not later than five years	33	173

(please also refer Note 13 – Loans and borrowings and Note 24 – Financial instruments)

24	Financial instruments

i) Financial risk management

The Group has exposure to the following risks from its use of financial instruments:

•	credit risk;

•	liquidity risk; and

•	market risk

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital.

a) Risk management framework

The Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework. Group management establishes policies and procedures around risk identification, measurement, and management; and setting and monitoring risk limits and controls, in accordance with the objectives and underlying principles in the risk management framework approved by the Board of Directors. Risk management policies and procedures are reviewed regularly to reflect changes in market conditions and the Group’s activities.

b) Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s trade receivables, loans and advances, payment cycle receivables, deposits and cash and cash equivalent. The Group does not have significant credit exposure to a single counterparty.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Impairment losses on financial assets recognized in profit or loss were as follows:

	2020	2019
(in US$ millions)	$	$
Trade receivables	33	35
Loans and advances at amortized cost	10	15
Payment cycle receivables	3	12
Other receivables	11	(5)
Time deposits	8	*
Cash and cash equivalents	(2)	(1)

	63	56

*	Amounts less than $1 million

Trade receivables

Credit risk mainly relates to current trade receivables from driver-partners and merchant-partners under the Deliveries and Mobility segments. There is no significant concentration of customer credit risk. In monitoring customer credit risk, customers are grouped according to their credit characteristics which includes geographic location and operating segment. In response to the Covid-19 pandemic, the Group has been performing more frequent reviews of receivable collection and the number of days past due in order to more closely monitor credit behaviour and when necessary to respond with swift commercial action.

The Group does not have collateral in respect of outstanding trade receivables. The Group does not have trade receivables for which no loss allowance is recognized because of collateral.

The exposure to credit risk for trade receivables at the reporting date by geographic region was as follows:

	Net carrying amount
	2020	2019
(in US$ millions)	$	$
Indonesia	39	27
Singapore	20	16
Philippines	7	11
Malaysia	6	4
Vietnam	7	7
Other countries	5	4

	84	69

Expected credit loss measurement

The Group uses an allowance matrix to measure ECLs of trade receivables which comprise a large number of small balances.

Loss rates are calculated using a ‘roll rate’ method based on the probability of a receivable progressing through successive stages of delinquency to write-off. Roll rates are calculated separately for exposures in

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

different segments based on the common credit risk characteristics of geographic region and type of services purchased. Loss rates are based on actual payment and credit loss experience over the preceding 12 to 18 months. These rates are multiplied by scalar factors to reflect differences between economic conditions during the period over which the historical data has been collected, current conditions and the Group’s view of economic conditions over the expected lives of the receivables. The scalar factors were increased in 2020, reflecting the actual and expected impact of the COVID-19 pandemic in each geographic region.

The following table provides information about the exposure to credit risk and ECLs for trade receivables as at December 31, 2020:

	Weighted average loss rate	Gross carrying amount	Loss allowance	Credit- impaired
(in US$ millions)%		$	$
2020
Current (not past due)	7.48	68	(5)	No
1 – 30 days past due	16.65	17	(3)	No
31 – 60 days past due	45.85	4	(2)	No
61 – 90 days past due	49.32	4	(2)	No
91 – 120 days past due	76.74	3	(2)	No
More than 121 days	94.57	28	(26)	Yes

		124	(40)

	Weighted average loss rate	Gross carrying amount	Loss allowance	Credit- impaired
(in US$ millions)%		$	$
2019
Current (not past due)	7.66	43	(3)	No
1 – 30 days past due	5.64	21	(1)	No
31 – 60 days past due	11.13	8	(1)	No
61 – 90 days past due	53.22	*	*	No
91 – 120 days past due	53.66	2	(1)	No
More than 121 days	92.42	21	(20)	Yes

		95	(26)

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Movements in allowance for impairment in respect of trade receivables

The movement in the allowance for impairment in respect of trade receivables during the year was as follows:

	2020	2019
(in US$ millions)	$	$
At January 1	26	13
Impairment loss recognized	33	35
Amounts written off	(20)	(22)
Exchange translation differences	1	*

At December 31	40	26

*	Amounts less than $1 million

Deposits with banks and financial institutions and cash and cash equivalents

At December 31, 2020, the Group held deposits with banks and financial institutions and cash and cash equivalents of $1,282 million (2019: $1,243 million) and $2,173 million (2019: $1,511 million) respectively. These amounts are held with reputable bank and financial institution counterparties.

Impairment on deposits with a maturity of 12 months or less from reporting date and cash and cash equivalents has been measured on the 12-month expected loss basis and reflects the short maturities of the exposures. Impairment on deposits with a maturity of more than 12 months from reporting date has been measured on an expected loss basis that reflects the longer maturities of the exposures. The Group considers that these amounts have low credit risk based on the external credit ratings of the counterparties and therefore have insignificant provision for expected credit losses.

Loans and advances

Credit risk mainly pertains to term loans provided to merchant-partners, driver-partners and consumers. The Group closely monitors credit quality for the loans and advances to manage and evaluate the Group’s related exposure to credit risk. Credit risk management begins with initial underwriting and continues through to full repayment of a loan or advance. To assess a borrower who requests a loan or advance, the Group, among other indicators, internally developed risk models using detailed information from internal historical experience including the borrower’s prior repayment history with the Group as well as other measures. The Group uses delinquency status and trends to assist in making new and ongoing credit decisions, adjust models, plan collection practices and strategies. During the year ended December 31, 2020, the Group temporarily extended credit terms for specific borrowers with liquidity constraints arising as a direct result of the COVID-19 pandemic. All extensions were granted after careful consideration of the impact of the COVID-19 pandemic on the creditworthiness of the borrower and each borrower that was granted an extension is closely monitored for credit deterioration. The Group has been performing more frequent reviews of receivable collection and the number of days past due in order to more closely monitor credit behaviour and when necessary to respond with swift commercial action.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Exposure to credit risk

The exposure to credit risk for loans and advances at the reporting date by geographic region was as follows:

	Carrying amount
	2020	2019
(in US$ millions)	$	$
Malaysia	2	4
Singapore	9	22
Thailand	11	5
Philippines	7	6
Indonesia	*	16
Vietnam	2	—

	31	53

*	Amounts less than $1 million

There is no concentration of credit risk for loans and advances.

Loss rates are calculated using a ‘roll rate’ method based on the probability of a receivable progressing through successive stages of delinquency to write-off. Roll rates are calculated separately for exposures in different segments based on the following common credit risk characteristics – geographic region, nature of counterparty and age of relationship.

The following table provides information about the exposure to credit risk and ECLs for loans and advances to customers.

	Weighted average loss rate	Gross carrying amount	Loss allowance	Credit- impaired
(in US$ millions)%		$	$
2020
Current (not past due)	7.19	29	(2)	No
1 – 30 days past due	42.85	5	(2)	No
31 – 60 days past due	79.55	3	(2)	No
61 – 90 days past due	80.80	1	(1)	No
91 – 120 days past due	100.00	1	(1)	Yes
More than 121 days	100.00	1	(1)	Yes

		40	(9)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

	Weighted average loss rate	Gross carrying amount	Loss allowance	Credit- impaired
(in US$ millions)%		$	$
2019
Current (not past due)	4.16	47	(2)	No
1 – 30 days past due	26.47	8	(2)	No
31 – 60 days past due	78.25	3	(3)	No
61 – 90 days past due	83.31	1	(1)	No
91 – 120 days past due	95.39	2	(1)	Yes
More than 121 days	95.45	5	(4)	Yes

		66	(13)

c) Liquidity risks

Risk management policy

‘Liquidity risk’ is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

Management monitors rolling forecasts of the Group’s cash and cash equivalents on the basis of expected cash flows. This is generally carried out at local level in the operating companies of the Group in accordance with practice and limits set by the Group. These limits vary by location to take into account the liquidity of the market in which the entity operates. In addition, the Group’s liquidity management policy involves projecting cash flows in major currencies and considering the level of liquid assets necessary to meet these.

The Group monitors its liquidity risk and maintains a level of cash and bank balances deemed adequate by management to finance the Group’s operations and to mitigate the effects of fluctuation in cash flows.

As part of their overall liquidity management, the Group maintains sufficient levels of funds to meet its working capital requirements. The Group’s operations are financed mainly through the issuance of convertible redeemable preference shares (see Note 2).

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

The following are the contractual maturities of financial liabilities. The amounts are gross and undiscounted and include contractual interest payments.

	Cash flows
	Carrying amount	Contractual cash flows	Less than 1 year	1 to 5 years	More than 5 years
(in US$ millions)	$	$	$	$	$
2020
Financial liabilities
Bank loans	212	(233)	(136)	(97)	—
Trade and other payables	586	(586)	(585)	(1)	—
Lease liabilities	39	(40)	(19)	(21)	*
Convertible redeemable preference shares	10,767	(15,535)	—	(15,535)	—

	11,604	(16,394)	(740)	(15,654)	*

2019
Financial liabilities
Bank loans	296	(329)	(133)	(196)	—
Trade and other payables	546	(546)	(544)	(2)	—
Lease liabilities	49	(55)	(32)	(23)	*
Convertible redeemable preference shares	8,256	(13,871)	—	(13,871)	—

	9,147	(14,801)	(709)	(14,092)	*

*	Amounts less than $1 million

d) Market risks

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return.

Currency risk

The Group is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables, cash and cash equivalents and borrowings that are denominated in a currency other than the respective functional currencies of Group entities. The functional currencies of Group entities are primarily the currency of the country in which the entity operates. The currencies in which these transactions primarily are denominated are also in the currency in which the entity operates. The currencies in which these transactions are primarily denominated are the Singapore Dollar (“SGD”) and Indonesian Rupiah (“IDR”).

Interest on external borrowings is denominated in the currency of the borrowing. Generally, Group entities’ external borrowings are denominated in currencies that match the cash flows generated by the underlying operations of the Group, which is also the currency of the country in which the entity operates.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

In respect of other monetary assets and liabilities denominated in foreign currencies, the Group’s policy is to ensure that its net exposure is kept at a reasonable level by buying or selling foreign currencies at spot rates when necessary to address short term imbalances.

Exposure to currency risk

The summary quantitative data about the exposure to currency risk as reported to the management of the Group is as follows:

December 31, 2020	SGD	IDR
(in US$ millions)	$	$
Trade receivables	27	52
Payment cycle receivables	45	4
Loans and advances	10	*
Cash and cash equivalents	202	377
Trade payables	(13)	(42)
Loans and borrowings	(139)	(57)

Net exposure	132	334

December 31, 2019	SGD	IDR
(in US$ millions)	$	$
Trade receivables	21	36
Payment cycle receivables	50	*
Loans and advances	25	24
Cash and cash equivalents	201	235
Trade payables	(6)	(61)
Loans and borrowings	(194)	(86)

Net exposure	97	148

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Sensitivity analysis

A reasonable possible strengthening (weakening) of the US dollar, as indicated below, against the SGD and IDR at December 31 would have increased or (decreased) the profit or loss by the amounts shown below. The analysis assumes that all variables, in particular interest rates, remain constant.

December 31, 2020	Profit or loss
(in US$ millions)	$
SGD (5% strengthening)	7
IDR (5% strengthening)	18

SGD (5% weakening)	(6)
IDR (5% weakening)	(16)

December 31, 2019	Profit or loss
(in US$ millions)	$
SGD (5% strengthening)	5
IDR (5% strengthening)	8

SGD (5% weakening)	(5)
IDR (5% weakening)	(7)

Interest rate risks

Exposure to interest rate risk

The Group’s main interest rate risk arises from long-term borrowings with variable rates, which expose the Group to cash flow interest rate risk. During 2020 and 2019 the Group’s borrowings at variable rate were mainly denominated in Singapore Dollars and Indonesian Rupiah. The borrowings are periodically contractually repriced and to the extent are also exposed to the risk of future changes in market interest rates.

The interest rate profile of the Group’s interest-bearing financial instruments as reported to the management of the Group is as follows:

	Carrying amount
	2020	2019
(in US$ millions)	$	$
Fixed-rate instruments
Other investments	1,282	1,243
Cash and cash equivalents	2,173	1,511
CRPS (liability component – see Note 12)	10,767	8,256
Bank loans	(162)	(228)

Variable-rate instruments
Bank loans	(50)	(68)

Fair value sensitivity analysis for fixed-rate instruments

Most fixed-rate financial assets and financial liabilities of the Group are not accounted for at FVTPL. Therefore, a change in interest rates at the reporting dates would not materially affect profit or loss.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Cash flow sensitivity analysis for variable rate instruments

A change of 100 basis points in interest rates at the reporting date would have had an insignificant impact to the profit or loss and equity.

ii) Capital management

The Group’s objectives in managing capital are to ensure that the Group will be able to continue as a going concern and to maintain an optimal capital structure so as to enable it to execute business plans and to maximise shareholder value. The Group defines “capital” as including all components of equity, convertible redeemable preference shares and external borrowings.

The capital management strategy translates into the need to ensure that at all times the Group has the liquidity and cash to meet its obligations as they fall due while maintaining a careful balance between equity and debt to finance its assets, day-to-day operations and future growth. Having access to flexible and cost-effective financing allows the Group to respond quickly to opportunities.

The Group’s capital structure is reviewed on an ongoing basis with adjustments made in light of changes in economic conditions, regulatory requirements and business strategies affecting the Group. The Group balances its overall capital structure by considering the costs of capital and the risks associated with each class of capital. In order to maintain or achieve an optimal capital structure, the Group may issue new shares from time to time, retire or obtain new borrowings or adjust our asset portfolio.

There were no material changes in the Group’s approach to capital management during the financial year.

iii) Accounting classification and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

		Carrying amount				Fair value
	Note	Mandatorily at FVTPL	Financial assets at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$	$	$	$	$	$	$	$
(in US$ millions)
December 31, 2020
Financial assets measured at fair value
Debt investments		250	—	—	250	228	22	—	250
Equity investments	7	143			143	—	—	143	143

		393	—	—	393

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

		Carrying amount				Fair value
	Note	Mandatorily at FVTPL	Financial assets at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$	$	$	$	$	$	$	$
(in US$ millions)
Financial assets not measured at fair value
Time deposits	7	—	1,282	—	1,282
Trade and other receivables	8	—	214	—	214

Cash and cash equivalents	9	—	2,173	—	2,173

		—	3,669	—	3,669

Financial liabilities not measured at fair value
Convertible redeemable preference shares – liability component	12	—	—	(10,767)	(10,767)
Bank loans	13	—	—	(212)	(212)
Trade and other payables	15	—	—	(586)	(586)

		—	—	(11,565)	(11,565)

(in US$ millions)
December 31, 2019
Financial assets measured at fair value
Equity investments	7	132	—	—	132	—	—	132	132

Financial assets not measured at fair value
Time deposits	7	—	1,243	—	1,243
Trade and other receivables	8	—	246	—	246
Cash and cash equivalents	9	—	1,511	—	1,511

		—	3,000	—	3,000

Financial liabilities not measured at fair value
Convertible redeemable preference shares – liability component	12	—	—	(8,256)	(8,256)
Bank loans	13	—	—	(296)	(296)
Trade and other payables	15	—	—	(546)	(546)

		—	—	(9,098)	(9,098)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

iv) Measurement of fair values

a) Valuation techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 2 and Level 3 fair values for financial instruments in the statement of financial position, as well as the significant unobservable inputs used.

Financial instruments measured at fair value

The movement in fair value arising from reasonably possible changes to the significant unobservable inputs was assessed as not significant.

	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs
Assets
Debt investments	Quoted broker prices	Not applicable	Not applicable
Equity investment	Market comparison technique	Adjusted market multiple	The estimated fair value would increase (decrease) if the adjusted market multiple were higher (lower).

b) Level 3 fair values

The following table shows a reconciliation from the opening balances to the ending balances for Level 3 fair values:

$
(in US$ millions)
At January 1, 2019	128
Net change in fair value (unrealized)	(3)
Purchases	13
Sales	(6)

At December 31, 2019	132

At January 1, 2020	132
Net change in fair value (unrealized)	(42)
Purchases	53

At December 31, 2020	143

25	Operating segments

i) Basis for segmentation

The Group has the following strategic divisions which are its operating and also reportable segments. These segments offer different products and services, and are generally managed separately from a commercial, technological, marketing, operational and regulatory perspective. The Group’s chief executive officer (the Chief Operating Decision Maker or CODM) reviews performance of each segment on a monthly basis for the purposes of business management, resource allocation, operating decision making and performance evaluation.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

25	Operating segments (continued)

The following summary describes the operations of each reportable segment:

Reportable segments	Operations
Deliveries

Connecting driver partner and merchant partner with consumers to create a localized logistics platform, facilitating on-demand and scheduled delivery of a wide variety of daily necessities, including ready-to-eat meals and groceries, as well as point-to-point parcel delivery.

Mobility

Connecting consumers with rides provided by driver partner across a wide variety of multi-modal mobility options including private cars, taxis, motorcycles (in certain countries), and shared mobility options, such as carpooling. It also includes vehicle rental to enable driver partner to be able to offer services through the platform.

Financial services

Digital solutions offered by and with our business partners to address the financial needs of our driver and merchant partner and consumers, including digital payments, lending, receivables factoring, insurance distribution and wealth management in selected markets.

Enterprise and new initiatives

A growing suite of enterprise offerings including advertising and marketing offerings, and anti-fraud offerings. It also includes other lifestyle services offered by our business partners to consumers including domestic and home services, flights, hotel bookings and subscriptions in certain markets.

ii) Information about reportable segments

The CODM evaluates operating segments based on revenue and Segment Adjusted EBITDA. Segment reporting revenue is disclosed in Note 18 – Revenue. Total revenue for reportable segments equals consolidated revenue for the Group.

Adjusted EBITDA is defined as net loss adjusted to exclude: (i) net interest income (expenses), (ii) other income (expenses), (iii) income tax expenses, (iv) depreciation and amortization, (v) stock-based compensation expenses, (vi) costs related to mergers and acquisitions, (vii) unrealized foreign exchange gain (loss), (viii) impairment losses on goodwill and non-financial assets, (ix) fair value changes on investments, (x) restructuring costs and (xi) legal, tax and regulatory settlement provisions.

Segment Adjusted EBITDA is the Adjusted EBITDA of each operating segment, excluding, in each case regional corporate costs.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

25	Operating segments (continued)

Information about each reportable segment and reconciliation to amounts reported in consolidated financial statements is set out below:

	2020	2019
(in US$ millions)	$	$
Segment Adjusted EBITDA
Deliveries	(211)	(809)
Mobility	307	(194)
Financial services	(331)	(548)
Enterprise and new initiatives	9	(3)

Total reportable Segment Adjusted EBITDA	(226)	(1,554)
Regional corporate costs	(554)	(683)

Adjusted EBITDA	(780)	(2,237)
Net interest income (expenses)	(1,391)	(977)
Other income (expenses)	10	13
Income tax expenses	(2)	(7)
Depreciation and amortization	(387)	(647)
Stock-based compensation expenses	(54)	(34)
Unrealized foreign exchange loss	*	(4)
Impairment losses on goodwill and non-financial assets	(43)	(60)
Fair value changes on investments	(57)	(3)
Restructuring costs	(2)	(1)
Legal, tax and regulatory settlement provisions	(39)	(31)

Consolidated profit or loss after tax	(2,745)	(3,988)

*	Amounts less than $1 million

Assets and liabilities are predominantly reviewed by the CODM regionally and not at a segment level. Within the Group’s non-current assets are property, plant and equipment which are primarily located in Singapore and Indonesia. Other non-current assets such as intangible assets, goodwill and other investments are predominantly regional assets.

26	Business combinations

There were no material acquisitions of businesses during the financial year ended December 31, 2020 and 2019.

For the financial year ending December 31, 2019, a business acquired was PT Indonusa Bara Sejahtera and its subsidiary (“Taralite”), the summarised details of which are as follows:

On January 31, 2019, the Group acquired 99% of Taralite through the Group subsidiary PT Bumi Cakrawala Perkasa. Taking control of Taralite was to enable the Group to expand its lending business in Indonesia through Taralite’s peer-to-peer lending licences and credit scoring capabilities. The following table summarizes the recognized amounts of assets acquired, and liabilities assumed on the date of acquisition.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

26	Business combinations (continued)

Identifiable assets acquired and liabilities assumed

The following table summarizes the recognized amounts of assets acquired, and liabilities assumed on the date of acquisition.

(in US$ millions)	$
Identifiable net assets acquired	(2)
Less: Non-controlling interest’s share of identifiable net assets	—
Goodwill on acquisition	33

Total purchase consideration	31

The goodwill was attributable mainly to the cost and revenue synergies that were expected from integration of Taralite’s operations and assets into the Group’s expansion in the financial services sector.

However, an impairment loss has been recognized against this goodwill (see Note 6) arising primarily from a reduction in lending activity due to the impact of the COVID-19 pandemic.

27	Contingencies and commitments

i) Contingencies

The Group is involved in multiple legal proceedings in the countries in which it operates. These legal proceedings relate to a range of matters including personal injury or property damage cases, employment or labor-related disputes, contractual disputes with suppliers or commercial partners, disputes with third parties and regulatory inquiries and proceedings relating to compliance with competition, privacy or other applicable regulations.

As at December 31, 2020, in view of the uncertainty of the outcome of these proceedings, with the exception of certain specific legal claims (see Note 14), provisions for such claims have not been recognized as the Group does not consider these proceedings to result in obligations or in the outflow of resources.

These possible obligations include the following:

a) An internal investigation into potential violations of certain anti-corruption laws relating to the Group’s operations in one of the countries in which it operates. The Group has voluntarily self-reported the potential violations to the U.S. Department of Justice. As at December 31, 2020, in view of the uncertainty of the outcome of this matter, the Group does not consider it to result in a present obligation that will give rise to probable outflow of resources that can be reliably estimated; and

b) In March 2021, as part of a routine tax audit in Indonesia which commenced in September 2020, the tax authority requested for information with regards to the Group’s tax position on certain withholding tax matters relating to transactions in fiscal year 2018. Based on management’s interpretation of Indonesia tax law, the Group has not accrued for any tax liability relating to these withholding tax matters as of December 31, 2020. Depending on the outcome of this tax audit, the Group could be assessed withholding taxes by the tax authority that could be material to the Group’s financial position.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

27	Contingencies and commitments (continued)

ii) Commitments

The Group has entered into non-cancellable contracts which mainly pertain to office leases and purchase of data processing and technology platform infrastructure services. The following table summarizes significant contractual obligations and commitments as of December 31, 2020:

	Payments due by period
	Total	Less than 1 year	1 to 5 years	More than 5 years
(in US$ millions)	$	$	$	$
Non-cancellable purchase obligations	542	108	434	—
Obligations for leases not yet commenced	104	4	47	53

	646	112	481	53

28	Subsequent events

i)

In April 2021, the Group announced that it set intends to become listed on Nasdaq in the United States through a merger with a special purpose acquisition vehicle (SPAC) company Altimeter Growth Corp. (Nasdaq: “AGC”) owned by Altimeter Capital Management, LP. The proposed transaction is anticipated to provide the Group with approximately $4,540 million in cash proceeds if the listing process is completed by a specific date and certain business performance metrics and criteria are maintained.

ii)

In January 2021, the Group has entered into a funding credit agreement which provides $2,000 million in term loans secured against assets of the Company and certain subsidiaries. These assets include intellectual property, bank accounts, receivables, property and any proceeds from the sale or disposal of these assets. The term loan facility matures in January 2026 and requires quarterly principal payments of 0.25% of the original principal amount per quarter through to December 2025, with any remaining balance payable in January 2026. The term loan credit agreement contains certain affirmative and negative covenants applicable to Grab and certain of Grab’s subsidiaries, including, among other things, restrictions on indebtedness, liens, and fundamental changes.

iii)

The Group conducts its payment service business in Indonesia through its subsidiary, BCP. On July 1, 2021, the Payment System Regulation in Indonesia imposed an 85% investment limit and a 49% voting power limit for foreign shareholders. The Group together with other foreign shareholders currently holds approximately 81% in BCP. The Group also holds certain special governance rights and additional contractual rights over BCP. As a result, the current foreign shareholding and governance structure of BCP could be deemed to be in non-compliance with the new regulation. As such, the shareholders will be required to adjust the voting structure and governance rights which may in turn prevent the Group from continuing to consolidate BCP in its financial statements. The regulation would also require compliance with capital, risk management, and information system capability requirements, failing which Bank Indonesia may withhold the conversion of the e-money license to the Systemic Payment Provider license, and this might materially and adversely impact BCP’s business, results of operations, financial condition and prospects.

The accompanying notes form an integral part of these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Altimeter Growth Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Altimeter Growth Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 25, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 25, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 17, 2021, except for the effects of the restatement disclosed in Note 2 and the subsequent event disclosed in Note 12 paragraph 4, as to which the date is December 30, 2021

ALTIMETER GROWTH CORP.

BALANCE SHEET

DECEMBER 31, 2020

(Restated)

ASSETS
Current assets:
Cash	$855,972
Prepaid expenses	275,591

Total Current Assets	1,131,563

Cash and marketable securities held in Trust Account	500,000,000

Total Assets	$501,131,563

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$64,100

Total Current Liabilities	64,100

Warrant liabilities	102,879,957
FPA liability	54,310,054
Deferred underwriting fee payable	17,500,000

Total Liabilities	174,754,111

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 50,000,000 shares issued and outstanding at redemption value of $10.00 per share	500,000,000

Shareholders’ Deficit
Preferred share, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 12,500,000 issued and outstanding	1,250
Additional paid-in capital	—
Accumulated deficit	(173,623,798)

Total Shareholders’ Deficit	(173,622,548)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$501,131,563

The accompanying notes are an integral part of the financial statements.

ALTIMETER GROWTH CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 25, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(Restated)

Formation and general and administrative expenses	$212,799

Loss from operations	(212,799)

Other income (expense):
Transaction costs allocable to warrant liabilities	(869,977)
Loss resulting from issuance of private placement warrants	(6,864,584)
Change in fair value of warrant liabilities	(68,742,475)
Change in fair value of FPA liability	(54,310,054)

Net loss	$(130,999,889)

Weighted average shares outstanding of Class A redeemable ordinary shares	34,645,669

Basic and diluted income per share, Class A	$(2.80)

Weighted average shares outstanding of Class B non-redeemable ordinary shares	12,116,142

Basic and diluted net loss per share, Class B	$(2.80)

The accompanying notes are an integral part of these financial statements.

ALTIMETER GROWTH CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM AUGUST 25, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(Restated)

	Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance — August 25, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	12,500,000	1,250	23,750	—	25,000
Accretion of Class A ordinary shares subject to possible redemption	—	—	(23,750)	(42,623,909)	(42,647,659)
Net loss	—	—	—	(130,999,889)	(130,999,889)

Balance — December 31, 2020	12,500,000	$1,250	$—	$(173,623,798)	$(173,622,548)

The accompanying notes are an integral part of these financial statements.

ALTIMETER GROWTH CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 25, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(Restated)

Cash Flows from Operating Activities:
Net loss	$(130,999,889)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	68,742,475
Change in fair value of FPA liability	54,310,054
Formation cost paid by Sponsor in exchange for issuance of Class B ordinary shares	5,000
Transaction costs allocable to warrant liabilities	869,977
Loss resulting from issuance of private placement warrants	6,864,584
Changes in operating assets and liabilities:
Prepaid expenses	(248,791)
Accrued expenses	64,100

Net cash used in operating activities	(392,490)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(500,000,000)

Net cash used in investing activities	(500,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Class A ordinary shares, net of underwriting discounts paid	490,000,000
Proceeds from sale of Private Placement Warrants	12,000,000
Repayment of promissory note—related party	(178,120)
Payment of offering costs	(573,418)

Net cash provided by financing activities	501,248,462

Net Change in Cash	855,972
Cash – Beginning of period	—

Cash – End of period	$855,972

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Deferred underwriting fee payable	$17,500,000

Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$20,000

Payment of offering costs through promissory note – related party	$151,320

Payment of prepaid expenses through promissory note – related party	$26,800

Initial measurement of warrants issued in connection with the initial Public Offering accounted for as liabilities	$34,137,482

Initial measurement of FPA units issued in connection with the initial Public Offering accounted for as liabilities	$350,430

The accompanying notes are an integral part of these financial statements.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Altimeter Growth Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 25, 2020 under the name of Altimeter Growth Opportunities Corp. On August 31, 2020 the Company’s name was changed to Altimeter Growth Corp. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 25, 2020 (inception) through December 31, 2020, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 30, 2020. On October 5, 2020 the Company consummated the Initial Public Offering of 50,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $500,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Altimeter Growth Holdings (the “Sponsor”), generating gross proceeds of $12,000,000, which is described in Note 5.

Transaction costs amounted to $28,244,738, consisting of $10,000,000 of underwriting fees, $17,500,000 of deferred underwriting fees and $744,738 of other offering costs.

Following the closing of the Initial Public Offering on October 5, 2020, an amount of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and was invested in cash but will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until October 5, 2022 (or by December 5, 2022 if the Company has executed a letter of intent, agreement in principle, or definitive agreement for a Business Combination by October 5, 2022, but the Company has not completed a Business Combination by October 5, 2022) to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2—RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company concluded it should restate its previously issued financial statements by amending Amendment No. 1 to its Annual Report on Form 10-K/A, filed with the SEC on May 18, 2021, to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity, or total shareholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A ordinary shares as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480 and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on October 9, 2020 (the “Post-IPO Balance Sheet”), and the Company’s Annual Report on 10-K for the annual period ended December 31, 2020, which were previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on May 18, 2021, as well as the Form 10-Qs for the quarterly periods ended March 31, 2021 and June 30, 2021 (the “Affected Periods”). These financial statements restate the Company’s previously issued audited financial statements covering the periods through December 31, 2020. The quarterly periods ended March 31, 2021 and June 30, 2021 will be restated in the Company’s Form 10-Q for the quarterly period ended September 30, 2021. Please see Note 3, Note 8 and Note 12, which have been updated to reflect the restatement of the financial statements contained in this Annual Report.

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The impact of the restatement on the Company’s financial statements is reflected in the following tables:

Impact of the Restatement

	As of December 31, 2020 [1]
	As Reported	Adjustment	As Restated
Balance Sheet:
Class A ordinary shares subject to possible redemption	$321,377,450	$178,622,550	$500,000,000
Class A ordinary shares, $0.0001 par value	1,786	(1,786)	—
Class B ordinary shares, $0.0001 par value	1,250	—	1,250
Additional paid-in capital	135,996,855	(135,996,855)	—
Accumulated deficit	(130,999,889)	(42,623,909)	(173,623,798)
Total Shareholders’ Equity (Deficit)	5,000,002	(178,622,550)	(173,622,548)
Number of Class A ordinary shares subject to redemption	32,137,745	17,862,255	50,000,000

	For the Period from August 25, 2020 (inception) Through December 31, 2020 [1]
	As Reported	Adjustment	As Restated
Statement of Operations:
Net Loss	$(130,999,889)	$—	$(130,999,889)
Weighted average shares outstanding – Class A ordinary shares	50,000,000	(15,354,331)	34,645,669
Basic and diluted net loss per share, Class A ordinary shares	$—	$(2.80)	$(2.80)
Weighted average shares outstanding – Class B ordinary shares	12,116,142	—	12,116,142
Basic and diluted net loss per share, Class B ordinary shares	$(10.81)	$8.01	$(2.80)

	For the Period from August 25, 2020 (inception) through December 31, 2020 [1]
	As Reported	Adjustment	As Restated
Statement of Cash Flows:
Supplemental Disclosure of Noncash Financing Activities
Initial value of Class A ordinary shares subject to possible redemption	444,287,348	(444,287,348)	—
Change in value of Class A ordinary shares subject to possible redemption	(122,909,898)	122,909,898	—

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As of October 5, 2020 [1]
	As Reported	Adjustment	As Restated
Balance Sheet
Class A ordinary shares subject to possible redemption	444,287,348	55,712,652	500,000,000
Class A ordinary shares, $0.0001 par value	557	(557)	—
Class B ordinary shares, $0.0001 par value	1,250	—	1,250
Additional paid-in capital	13,088,186	(13,088,186)	—
Accumulated deficit	(8,089,991)	(42,623,909)	(50,713,900)
Total Shareholders’ Equity	5,000,002	(55,712,652)	(50,712,650)
Number of Class A ordinary shares	44,428,735	5,571,265	50,000,000

[1]

On May 18, 2021, the Company restated its previously issued 10K to properly account for the Warrants and FPAs as liabilities on the balance sheet at fair value. Accordingly, the As Reported amounts in the tables above reflect the revised balances from the previous restatement.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the year ended December 31, 2020 are restated in this Annual Report on Form 10-K/A (Amendment No. 1) to correct the misapplication of accounting guidance related to the Company’s Class A redeemable shares and earnings per share in the Company’s previously issued financial statements for such periods. The restated financial statements are indicated as “Restated” in the financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant and FPA liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Cash Held in Trust Account

At December 31, 2020, all of the assets held in the Trust Account were invested in cash.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, 50,000,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Gross Proceeds	$500,000,000
Less:
Proceeds allocated to Public Warrants	(15,272,898)
Class A ordinary shares issuance costs	(27,374,761)
Plus:
Accretion of carrying value to redemption value	42,647,659

Class A ordinary shares subject to possible redemption	$500,000,000

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On October 5, 2020, offering costs amounting to $28,244,738 were substantially paid through proceeds from the offering and charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expense in the Company’s Statement of Operations.

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant and FPA Liabilities

The Company accounts for the Warrants and FPAs as either equity-classified or liability-classified instruments based on an assessment of the specific terms the and of the Warrants and FPAs applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the Warrants and FPAs are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPAs are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPAs and as of each subsequent quarterly period end date while the Warrants and FPAs are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price, as well as a Modified Black Scholes Option Pricing Model. The Private Placement Warrants are valued using a Black Scholes Option Pricing Model. The fair value of the FPAs has been estimated using a discounted cash flow method. See Note 10 for further discussion of the pertinent terms of the Warrants and Note 11 for further discussion of the methodology used to determine the value of the Warrants and FPAs.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in issuance of Ordinary Shares that then shared in the earnings of the entity. As the exercise of the warrants are contingent upon the completion of a business combination they have not been included in the calculation of diluted net income (loss) per share. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Period From August 25, 2020 (inception) Through December 31, 2020
	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss, as adjusted	$(97,057,379)	$(33,942,510)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	34,645,669	12,116,142

Basic and Diluted net loss per ordinary share	$(2.80)	(2.80)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

On October 5, 2020, pursuant to the Initial Public Offering, the Company sold 50,000,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, on October 5, 2020, the Sponsor purchased an aggregate of 12,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $12,000,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

On August 28, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 17,250,000 Class B ordinary shares. On September 2, 2020, the Sponsor contributed 4,750,000 Class B ordinary shares back to the Company for no consideration, resulting in 12,500,000 Class B ordinary shares (the “Founder Shares”) being issued and outstanding. All share and per- share amounts have been retroactively restated to reflect the share cancellation. On September 10, 2020, the Sponsor transferred 75,000 Founder Shares to each of its independent directors, for an aggregate amount of 225,000 Founder Shares transferred. The Founder Shares included an aggregate of up to 1,250,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, at the Initial Public Offering, 1,250,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on September 30, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial, and administrative support services. For the period from August 25, 2020 (inception) through December 31, 2020, the Company incurred $60,000 in fees for these services, of which $60,000 are included in accrued expenses in the accompanying balance sheet as of December 31, 2020.

Promissory Note — Related Party

On August 27, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $178,120 was repaid on October 8, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholders Rights

Pursuant to a registration rights agreement entered into on September 30, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreements, as described below, the Company will agree that it will use its commercially reasonable efforts to (i) within 30 days after the closing of a Business Combination, file a registration statement with the SEC for a secondary offering of (A) the forward purchase investor’s forward purchase shares, (B) the Class A ordinary shares issuable upon exercise of the forward purchase investor’s forward purchase warrants and (C) any other Class A ordinary shares acquired by the forward purchase investors, including any acquisitions after the Company completes a Business Combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 90 days after the closing of a Business Combination and (iii) maintain the effectiveness of such registration statement and to ensure the registration statement does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which a forward purchase investor ceases to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreements. The Company will bear the cost of registering these securities.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $17,500,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

The Company entered into forward purchase agreements which provide for the purchase by each of Altimeter Partners Fund, L.P. and JS Capital LLC of up to an aggregate of 20,000,000 units (the “forward purchase securities”), with each unit consisting of one Class A ordinary share and one-fifth of one redeemable warrant to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination.

The obligations under the forward purchase agreements do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase shares and forward purchase warrants

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

will be identical to the Class A ordinary shares and warrants, respectively, included in the Units sold in the Initial Public Offering, except that they will be subject to certain registration rights. The amount of forward purchase units sold pursuant to the forward purchase agreements will be determined by the Company at its sole discretion. If the Company does not draw upon the full forward purchase commitment, forward purchase units will be sold on a pro rata basis to the forward purchase investors based on the aggregate amount committed by the forward purchase investors.

NOTE 8 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each shares. As of December 31, 2020, there were 50,000,000 Class A ordinary shares outstanding which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheet.

Note 9 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 12,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any forward purchases securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 10 — WARRANTS

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a)

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 10 trading days within a 20-trading day period ending three trading days before the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 10 trading days within the 20-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 11—FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2020:

	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$48,677,457	$—	$—	$48,677,457
Private Placement Warrants	—	—	54,202,500	54,202,500

Total warrant liabilities	$48,677,457	$—	$54,202,500	$102,879,957

FPA liability	$—	$—	$54,310,054	$54,310,054

Warrant Liabilities

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. The Public Warrants for periods where no

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of August 25, 2020	$—	$—	$—
Initial measurement on October 5, 2020	18,864,584	15,272,898	34,137,482
Change in valuation inputs or other assumptions(1)	29,812,873	38,929,602	68,742,475

Fair value as of December 31, 2020	$48,677,457	$54,202,500	$102,879,957

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statement of Operations.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in December 2020, when the Public Warrants were separately listed and traded.

FPA Liability

The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $200 million pursuant to the FPAs is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPAs. The fair value of the common stock and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $200 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of December 31, 2020, the probability assigned to the consummation of the Business Combination was 90% which was determined based on an observed success rates of business combinations for special purpose acquisition companies.

The following table presents the changes in the fair value of FPA liabilities:

FPA Liability
Fair value as of August 25, 2020	$—
Initial measurement on October 5, 2020	350,430
Change in valuation inputs or other assumptions(1)	53,959,624

Fair value as of December 31, 2020	$54,310,054

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of FPA liability in the Statement of Operations.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 12 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and in Note 2 (Restatement of Previously Issued Financial Statements), the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On April 12, 2021, Altimeter Growth Corp., a Cayman Islands exempted company (“Altimeter”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among J1 Holdings Inc., a Cayman Islands exempted company (“PubCo”), J2 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 1”) and J3 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 2”) and Grab Holdings Inc., a Cayman Islands exempted company (“Grab”).

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) Altimeter will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (ii) following the Initial Merger, Merger Sub 2 will merge with and into Grab, with Grab as the surviving entity in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

On December 1, 2021, the Business Combination was completed. Grab is the surviving entity in the merger and will continue as a wholly owned subsidiary of PubCo.

ALTIMETER GROWTH CORP.

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$57,423	$855,972
Prepaid expenses	166,007	275,591

Total Current Assets	223,430	1,131,563
Cash and marketable securities held in Trust Account	500,021,794	500,000,000

Total Assets	$500,245,224	$501,131,563

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$6,902,489	$64,100
Due to related party	89,845	—

Total Current Liabilities	6,992,334	64,100
Warrant liabilities	53,297,928	102,879,957
FPA liability	12,368,995	54,310,054
Deferred underwriting fee payable	17,500,000	17,500,000

Total Liabilities	90,159,257	174,754,111

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 50,000,000 shares issued and outstanding at redemption value of $10.00 per share as of September 30, 2021 and December 31, 2020	500,000,000	500,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none outstanding	—	—
Class B ordinary shares; $0.0001 par value; 20,000,000 shares authorized, 12,500,000 issued and outstanding	1,250	1,250
Additional paid-in capital	—	—
Accumulated deficit	(89,915,283)	(173,623,798)

Total Shareholders’ Deficit	(89,914,033)	(173,622,548)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$500,245,224	$501,131,563

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021	For the period from August 25, 2020 (inception) through September 30, 2020
Operating expenses	$6,960,518	$7,836,367	$5,000

Loss from operations	(6,960,518)	(7,836,367)	(5,000)

Other income
Unrealized gain on marketable securities held in Trust Account	7,682	21,794	—
Change in fair value of warrant liabilities	24,983,421	49,582,029	—
Change in fair value of FPA liability	31,354,748	41,941,059	—

Other income, net	56,345,851	91,544,882	—

Net income (loss)	$49,385,333	$83,708,515	$(5,000)

Weighted average shares outstanding of Class A redeemable ordinary shares	50,000,000	50,000,000	—

Basic and diluted income (loss) per share, Class A redeemable ordinary shares	$0.79	$1.34	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	12,500,000	12,500,000	11,250,000

Basic and diluted income (loss) per share, Class B non-redeemable ordinary shares	$0.79	$1.34	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

(Unaudited)

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance—December 31, 2020	12,500,000	$1,250	$—	$(173,623,798)	$(173,622,548)
Net income	—	—	—	43,191,798	43,191,798

Balance – March 31, 2021 (unaudited)	12,500,000	$1,250	$—	$(130,432,000)	$(130,430,750)
Net loss				(8,868,616)	(8,868,616)

Balance – June 30, 2021 (unaudited)	12,500,000	$1,250	$—	$(139,300,616)	$(139,299,366)
Net income	—	—	—	49,385,333	49,385,333

Balance – September 30, 2021 (unaudited)	12,500,000	$1,250	$—	$(89,915,283)	$(89,914,033)

FOR THE PERIOD FROM AUGUST 25, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – August 25, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor (1)	12,500,000	1,250	23,750	—	25,000
Net loss	—	—	—	(5,000)	(5,000)

Balance – September 30, 2020 (unaudited)	12,500,000	$1,250	$23,750	$(5,000)	$20,000

(1)	Included an aggregate of up to 1,250,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised.

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND

FOR THE PERIOD FROM AUGUST 25, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

(Unaudited)

	September 30, 2021	For the Period from August 25, 2020 (Inception) Through September 30, 2020
Cash flows from operating activities:
Net income (loss)	$83,708,515	$(5,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Unrealized gains earned on marketable securities held in Trust Account	(21,794)	—
Change in fair value of warrant liabilities	(49,582,029)	—
Change in fair value of FPA liability	(41,941,059)	—
Changes in operating assets and liabilities
Payment of formation costs through issuance of Class B ordinary shares	—	5,000
Prepaid expenses	109,584	—
Accrued expenses	6,838,389	—

Net cash used in operating activities	(888,394)	—

Cash flows from financing activities:
Due to related party	89,845	—

Net cash provided by financing activities	89,845	—

Net change in cash	(798,549)	—
Cash at the beginning of the period	855,972	—

Cash at the end of the period	$57,423	$—

Supplemental disclosures of non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$—	$427,005
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$—	$20,000
Deferred offering costs paid through promissory note – related party	$—	$178,120

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Altimeter Growth Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 25, 2020 under the name of Altimeter Growth Opportunities Corp. On August 31, 2020 the Company’s name was changed to Altimeter Growth Corp. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity from inception through September 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for the Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 30, 2020. On October 5, 2020 the Company consummated the Initial Public Offering of 50,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $500,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Altimeter Growth Holdings (the “Sponsor”), generating gross proceeds of $12,000,000, which is described in Note 5.

Transaction costs amounted to $28,244,738, consisting of $10,000,000 of underwriting fees, $17,500,000 of deferred underwriting fees and $744,738 of other offering costs.

Following the closing of the Initial Public Offering on October 5, 2020, an amount of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company will have until October 5, 2022 (or by December 5, 2022 if the Company has executed a letter of intent, agreement in principle, or definitive agreement for a Business Combination by October 5, 2022, but the Company has not completed a Business Combination by October 5, 2022) to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On April 12, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among J1 Holdings Inc., a Cayman Islands exempted company (“PubCo”), J2 Holdings Inc., a Cayman Islands

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 1”) and J3 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 2”) and Grab Holdings Inc. a Cayman Islands exempted company (“Grab”).

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (ii) following the Initial Merger, Merger Sub 2 will merge with and into Grab, with Grab as the surviving entity in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

Liquidity and Capital Resources

As of September 30, 2021, the Company had $57,423 in its cash account, $500,021,794 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficiency of $6,768,904. As of September 30, 2021, $21,794 of the amount on deposit in the Trust Account represented interest income, which is available for payment of taxes and expenses in connection with the liquidation of the Trust Account.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Prior to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, and a $300,000 promissory note payable to the Sponsor.

As of December 1, 2021, substantial doubt about our ability to continue as a going concern related to the date for mandatory liquidation and dissolution was alleviated due to the closing of the business combination.

Note 2 — Restatement of Previously Issued Financial Statements

In preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company, require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these condensed consolidated financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has restated its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Quarterly Periods should be restated to present all Class A common stock subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.

The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.

There is no impact to the reported amounts for total assets, total liabilities, cash flows or net income (loss).

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:

March 31, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Class A Ordinary Shares subject to possible redemption	364,569,240	135,430,760	500,000,000
Class A ordinary shares	1,354	(1,354)	—
Class B ordinary shares	1,250	—	1,250
Additional Paid-in Capital	92,805,497	(92,805,497)	—
Accumulated Deficit	(87,808,092)	(42,623,909)	(130,432,001)

Total Shareholders’ equity (deficit)	5,000,009	(135,430,760)	(130,430,751)

Number of Class A ordinary shares subject to possible redemption	36,456,924	13,543,076	50,000,000

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the three months ended March 31, 2021:

Three Months Ended March 31, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	43,191,790	(43,191,790)	—

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

June 30, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Class A Ordinary Shares subject to possible redemption	355,700,630	144,299,370	500,000,000
Class A ordinary shares	1,443	(1,443)	—
Class B ordinary shares	1,250	—	1,250
Additional Paid-in Capital	101,674,018	(101,674,018)	—
Accumulated Deficit	(96,676,708)	(42,623,909)	(139,300,617)

Total Shareholders’ equity (deficit)	5,000,003	(144,299,370)	(139,299,367)

Number of Class A ordinary shares subject to possible redemption	35,570,063	14,429,937	50,000,000

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2021:

Six Months Ended June 30, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	34,323,180	(34,323,180)	—

The impact to the reported amounts of basic and diluted earnings per common share is presented below for the Affected Periods:

Three Months Ended March 31, 2021 (Unaudited)	Earnings Per Share
	As Previously Reported	Adjustment	As Restated
Diluted weighted average shares outstanding – Class A ordinary shares	59,091,350	(9,091,350)	50,000,000
Basic earnings per share – Class A ordinary shares	0.00	0.69	0.69
Diluted earnings per share – Class A ordinary shares	0.00	0.69	0.69
Basic and diluted earnings per share – Class B ordinary shares	3.45	(2.76)	0.69

Three Months Ended June 30, 2021 (Unaudited)	Earnings Per Share
	As Previously Reported	Adjustment	As Restated
Basic and diluted loss per share – Class A ordinary shares	0.00	(0.14)	(0.14)
Basic and diluted loss per share – Class B ordinary shares	(0.71)	0.57	(0.14)

Six Months Ended June 30, 2021 (Unaudited)	Earnings Per Share
	As Previously Reported	Adjustment	As Restated
Basic and diluted earnings per share – Class A ordinary shares	0.00	0.55	0.55
Basic and diluted earnings per share – Class B ordinary shares	2.74	(2.19)	0.55

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. As such, these financial statements should be read in conjunction with the Company’s amended Annual Report on Form 10-K/A for the period ended December 31, 2020, as restated by the Company on May 17, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Two of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant and Forward Purchase Agreement (“FPA”) liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

As of September 30, 2021, we had marketable securities held in the Trust Account of $500,021,794 (including $21,794 of unrealized gains) consisting of U.S. Treasury Bills with a maturity of 185 days or less. At December 31, 2020, all of the assets held in the Trust Account were invested in cash.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021 and December 31, 2020, 50,000,000 Class A ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

At September 30, 2021, the Class A ordinary shares reflected in the condensed balance sheet are reconciled in the following table:

Gross proceeds	$500,000,000
Less:
Proceeds allocated to Public Warrants	(15,272,898)
Class A ordinary shares issuance costs	(27,374,761)
Plus:
Accretion of carrying value to redemption value	42,647,659

Class A ordinary shares subject to possible redemption	$500,000,000

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the Initial Public Offering and that were charged to temporary equity upon the completion of the Initial Public Offering on October 5, 2020. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to temporary equity.

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrant and FPA Liabilities

The Company accounts for the Warrants and FPAs as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and FPAs’ applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the Warrants and FPAs are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPAs are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPAs and as of each subsequent quarterly period end date while the Warrants and FPAs are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price, as well as a Modified Black Scholes Option Pricing Model. The Private Placement Warrants are valued using a Black

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Scholes Option Pricing Model. The fair value of the FPAs has been estimated using a discounted cash flow method. See Note 10 for further discussion of the pertinent terms of the Warrants and Note 11 for further discussion of the methodology used to determine the value of the Warrants and FPAs.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in issuance of Ordinary Shares that then shared in the earnings of the entity. As the exercise of the warrants are contingent upon the completion of a business combination they have not been included in the calculation of diluted net income (loss) per share. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts) the three and nine months ended September 30, 2021 and for the period from August 25, 2020 (inception) through September 30, 2020:

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021		For The Period From August 25, 2020 (Inception) Through September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$39,508,266	$9,877,067	$66,966,811	$16,741,703	$—	$(5,000)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	50,000,000	12,500,000	50,000,000	12,500,000	—	11,250,000
Basic and diluted net income (loss) per ordinary share	$0.79	$0.79	$1.34	$1.34	$0.00	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s condensed balance sheet, primarily due to their short-term nature, other than the warrant and FPA liabilities.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The company is currently evaluating the impact of the accounting pronouncement and therefore has not yet adopted as of September 30, 2021.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 4 — Initial Public Offering

On October 5, 2020, pursuant to the Initial Public Offering, the Company sold 50,000,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one- fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 10).

Note 5 — Private Placement

Simultaneously with the closing of the Initial Public Offering, on October 5, 2020, the Sponsor purchased an aggregate of 12,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $12,000,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 10). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 6 — Related Party Transactions

Founder Shares

On August 28, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 17,250,000 Class B ordinary shares. On September 2, 2020, the Sponsor contributed 4,750,000 Class B ordinary shares back to the Company for no consideration, resulting in 12,500,000 Class B ordinary shares (the “Founder Shares”) being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation. On September 10, 2020, the Sponsor transferred 75,000 Founder Shares to each of its independent directors, for an aggregate amount of 225,000 Founder Shares transferred. The Founder Shares included an aggregate of up to 1,250,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, at the Initial Public Offering, 1,250,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on September 30, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial, and administrative support services. For the nine months ended September 30, 2021, the Company incurred $180,000 in fees for these services, which are included in accrued expenses in the accompanying unaudited condensed balance sheet. For the three months ended September 30, 2021, the Company incurred $60,000 in fees for these services.

Promissory Note — Related Party

On August 27, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $178,120 was repaid on October 8, 2020. Subsequent to the repayment, the promissory note is no longer available to the Company.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

As of September 30, 2021 and December 31, 2020, the Company had a due to related party balance of $89,845 and $0, respectively.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholders Rights

Pursuant to a registration rights agreement entered into on September 30, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreements, as described below, the Company will agree that it will use its commercially reasonable efforts to (i) within 30 days after the closing of a Business Combination, file a registration statement with the SEC for a secondary offering of (A) the forward purchase investor’s forward purchase shares, (B) the Class A ordinary shares issuable upon exercise of the forward purchase investor’s forward purchase warrants and (C) any other Class A ordinary shares acquired by the forward purchase investors, including any acquisitions after the Company completes a Business Combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 90 days after the closing of a Business Combination and (iii) maintain the effectiveness of such registration statement and to ensure the registration statement does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which a forward purchase investor ceases to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreements. The Company will bear the cost of registering these securities.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $17,500,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

The Company entered into forward purchase agreements which provides for the purchase by each of Altimeter Partners Fund, L.P. and JS Capital LLC of up to an aggregate of 20,000,000 units (the “forward

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

purchase securities”), with each unit consisting of one Class A ordinary share and one-fifth of one redeemable warrant to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination.

The obligations under the forward purchase agreements do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and warrants, respectively, included in the Units sold in the Initial Public Offering, except that they will be subject to certain registration rights. The amount of forward purchase units sold pursuant to the forward purchase agreements will be determined by the Company at its sole discretion. If the Company does not draw upon the full forward purchase commitment, forward purchase units will be sold on a pro rata basis to the forward purchase investors based on the aggregate amount committed by the forward purchase investors.

Note 8 — Class A Ordinary Shares Subject To Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each shares. As of September 30, 2021 and December 31, 2020, there were 50,000,000 Class A ordinary shares outstanding which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.

Note 9 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 12,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any forward purchases securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10 — Warrants

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 10 trading days within a 20- trading day period ending three trading days before the date on which the Company sends the notice of redemption to the warrant holders.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 10 trading days within the 20- trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 11 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020:

As of September 30, 2021

	Level 1	Level 2	Level 3	Total
Assets held in trust account U.S. Treasury Securities	$500,021,794	$—	$—	$500,021,794
Liabilities:
Warrant liabilities
Public Warrants	$23,617,000	$—	$—	$23,617,000
Private Placement Warrants	—	—	29,680,928	29,680,928

Total warrant liabilities	$23,617,000	$—	$29,680,928	$53,297,928

FPA liability	$—	$—	$12,368,995	$12,368,995

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

As of December 31, 2020

	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liabilities
Public Warrants	$54,202,500	$—	$—	$54,202,500
Private Placement Warrants	—	—	48,677,457	48,677,457

Total warrant liabilities	$54,202,500	$—	$48,677,457	$102,879,957

FPA liability	$54,310,054	$—	$—	$54,310,054

Level 1 instruments include investments in money market funds and U.S. Treasury securities and the Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For nine months ended September 30, 2021 (the periods subsequent to the detachment of the Public Warrants from the Units), the Public Warrant quoted market price was used as the fair value as of each relevant date.

Warrant Liabilities

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

The Private Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing.

Input	September 30, 2021 (Unaudited)	December 31, 2020
Risk-free interest rate	0.98%	0.36%
Expected term (years)	5.00	5.00
Expected volatility	32.0%	35.0%
Exercise price	$11.50	$11.50
Fair value of Class A ordinary shares	$10.22	$12.86

The following table presents a summary of the changes in the fair value of the Private Placement Warrants, a Level 3 liability, measured on a recurring basis.

Private Placement
Fair value as of December 31, 2020	$48,677,457
Change in valuation inputs or other assumptions(1)	(18,996,529)

Fair value as of September 30, 2021	$29,680,928

(1)

Represents the non-cash gain on the change in valuation of the Private Placement Warrants and is included in Gain on change in fair value of warrant liability in the unaudited condensed statement of operations.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and nine months ended September 30, 2021.

FPA Liability

The liability for the FPAs were valued using a discounted cash flows method, which is considered to be a Level 3 fair value measurement. Under the discounted cash flow method utilized, the aggregate commitment of $200 million pursuant to the FPAs is discounted to present value and compared to the fair value of the ordinary shares and warrants to be issued pursuant to the FPAs. The fair value of the ordinary shares and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the ordinary shares and warrants to be issued compared to the $200 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of September 30, 2021, the probability assigned to the consummation of the Business Combination was 95% which was determined based on an observed success rates of business combinations for special purpose acquisition companies.

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value as of December 31, 2020	$54,310,054
Change in valuation inputs or other assumptions(1)	(41,941,059)

Fair value as of September 30, 2021	$12,368,995

(1)	Represents the non-cash gain on the change in valuation of the FPA liability and is included in Gain on change in fair value of FPA liability in the unaudited condensed statement of operations

Note 12 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement, other than the below and the restatement discussed in Note 2.

On April 12, 2021, Altimeter Growth Corp., a Cayman Islands exempted company (“Altimeter”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among J1 Holdings Inc., a Cayman Islands exempted company (“PubCo”), J2 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 1”) and J3 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 2”) and Grab Holdings Inc., a Cayman Islands exempted company (“Grab”).

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) Altimeter will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (ii) following the Initial Merger, Merger Sub 2 will merge with and into Grab, with Grab as the surviving entity in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

On December 1, 2021, the Business Combination was completed. Grab is the surviving entity in the merger and will continue as a wholly owned subsidiary of PubCo.

ALTIMETER GROWTH CORP.

BALANCE SHEET

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash	$272,126	$855,972
Prepaid expenses	233,821	275,591

Total Current Assets	505,947	1,131,563
Cash and marketable securities held in Trust Account	500,014,112	500,000,000

Total Assets	$500,520,059	$501,131,563

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Due to related party	$66,116	$—
Accrued expenses	248,218	64,100

Total Current Liabilities	314,334	64,100
Warrant liability	78,281,349	102,879,957
FPA liability	43,723,743	54,310,054
Deferred underwriting fee payable	17,500,000	17,500,000

Total Liabilities	139,819,426	174,754,111

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 50,000,000 shares issued and outstanding at June 30, 2021 and December 31, 2020, at $10.00 per share	500,000,000	500,000,000
Shareholders’ Equity (Deficit)
Preferred share, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A ordinary shares, $0.001 par value; 200,000,000 shares authorized; none outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 12,500,000 issued and outstanding	1,250	1,250
Additional paid-in capital	—	—
Accumulated deficit	(139,300,617)	(173,623,798)

Total Shareholders’ Equity (Deficit)	(139,299,367)	(173,622,548)

Total Liabilities and Shareholders’ Equity (Deficit)	$500,520,059	$501,131,563

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

STATEMENT OF OPERATIONS

(Unaudited)

	For the three months ended June 30, 2021	For the six months ended June 30, 2021
Formation and general and administrative expenses	$659,384	$875,850

Loss from operations	(659,384)	(875,850)

Other income (expense):
Unrealized gain on marketable securities held in Trust Account	7,599	14,112
Transaction costs allocable to warrant liability	—	—
Loss resulting from issuance of private placement warrants	—	—
Change in fair value of warrant liability	(6,877,331)	24,598,608
Change in fair value of FPA liability	(1,339,500)	10,586,311
Net loss	$(8,868,616)	$34,323,181

Weighted average shares outstanding of Class A redeemable ordinary shares	50,000,000	50,000,000

Basic and diluted earnings (loss) per share, Class A	$(0.14)	$0.55

Weighted average shares outstanding of Class B non-redeemable ordinary shares	12,500,000	12,500,000

Basic and diluted earnings (loss) per share, Class B	$(0.14)	$0.55

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’

EQUITY (DEFICIT) FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

(Unaudited)

	Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Ordinary Shares
	Shares	Amount
Balance—December 31, 2020	12,500,000	$1,250	$—	$(173,623,798)	$(173,622,548)
Net income	—	—	—	43,191,797	43,191,797

Balance – March 31, 2021 (unaudited)	12,500,000	$1,250	$—	$(130,432,001)	$(130,430,751)

Net loss	—	—	—	(8,868,616)	(8,868,616)

Balance – June 30, 2021 (unaudited)	12,500,000	$1,250	$—	$(139,300,617)	$(139,299,367)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

CONDENSED STATEMENT OF CASH FLOWS FOR

THE SIX MONTHS ENDED JUNE 30, 2021

(Unaudited)

Cash flows from operating activities:
Net income	$34,323,181
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized gains earned on marketable securities held in Trust Account	(14,112)
Change in fair value of warrant liabilities	(24,598,608)
Change in fair value of FPA liability	(10,586,311)
Changes in operating assets and liabilities
Prepaid expenses	41,770
Accrued expenses	184,118

Net cash used in operating activities	(649,962)

Cash flows from financing activities:
Due to related party	66,116

Net cash provided by financing activities	66,116

Net change in cash	(583,846)

Cash at the beginning of the period	855,972

Cash at the end of the period	$272,126

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Note 1 — Description of Organization and Business Operations

Altimeter Growth Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 25, 2020 under the name of Altimeter Growth Opportunities Corp. On August 31, 2020 the Company’s name was changed to Altimeter Growth Corp. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity from inception through June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for the business combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 30, 2020. On October 5, 2020 the Company consummated the Initial Public Offering of 50,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $500,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Altimeter Growth Holdings (the “Sponsor”), generating gross proceeds of $12,000,000, which is described in Note 4.

Transaction costs amounted to $28,244,738, consisting of $10,000,000 of underwriting fees, $17,500,000 of deferred underwriting fees and $744,738 of other offering costs.

Following the closing of the Initial Public Offering on October 5, 2020, an amount of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

(excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until October 5, 2022 (or by December 5, 2022 if the Company has executed a letter of intent, agreement in principle, or definitive agreement for a Business Combination by October 5, 2022, but the Company has not completed a Business Combination by October 5, 2022) to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On April 12, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among J1 Holdings Inc., a Cayman Islands exempted company (“PubCo”), J2 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 1”) and J3 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 2”) and Grab Holdings Inc. a Cayman Islands exempted company (“Grab”).

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (ii) following the Initial Merger, Merger Sub 2 will merge with and into Grab, with Grab as the surviving entity in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

Note 2 — Summary of Significant Accounting Policies Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. As such, these financial statements should be read in conjunction with the Company’s amended Annual Report on Form 10-K/A for the period ended December 31, 2020, as restated by the Company on May 17, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Two of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant and Foward Purchase Agreement (“FPA”) liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

As of June 30, 2021, we had marketable securities held in the Trust Account of $500,014,112 (including approximately $14,112 of unrealized gains) consisting of U.S. Treasury Bills with a maturity of 185 days or less. At December 31, 2020, all of the assets held in the Trust Account were invested in cash.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Accordingly, at June 30, 2021 and December 31, 2020, 50,000,000 Class A ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering on October 5, 2020. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity.

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrant and FPA Liabilities

The Company accounts for the Warrants and FPAs as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and FPAs’ applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPAs are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPAs are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPAs and as of each subsequent quarterly period end date while the Warrants and FPAs are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price, as well as a Modified Black Scholes Option Pricing Model. The Private Placement Warrants are valued using a Black Scholes Option Pricing Model. The fair value of the FPAs has been estimated using a discounted cash flow method. See Note 9 for further discussion of the pertinent terms of the Warrants and Note 10 for further discussion of the methodology used to determine the value of the Warrants and FPAs.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in issuance of Ordinary Shares that then shared in the earnings of the entity. As the exercise of the warrants are contingent upon the completion of a business combination they have not been included in the calculation of diluted net income (loss) per share. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

	Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$(7,094,893)	$(1,773,723)	$27,458,545	$6,864,636
Denominator:
Basic and diluted weighted average ordinary shares outstanding	50,000,000	12,500,000	50,000,000	12,500,000
Basic and diluted net income (loss) per ordinary share	$(0.14)	$(0.14)	$0.55	$0.55

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s condensed balance sheet, primarily due to their short-term nature.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in “Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The company is currently evaluating the impact of the accounting pronouncement and therefore has not yet adopted as of June 30, 2021.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On October 5, 2020, pursuant to the Initial Public Offering, the Company sold 50,000,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one- fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, on October 5, 2020, the Sponsor purchased an aggregate of 12,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $12,000,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On August 28, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 17,250,000 Class B ordinary shares. On September 2, 2020, the Sponsor contributed 4,750,000 Class B ordinary shares back to the Company for no consideration, resulting in 12,500,000 Class B ordinary shares (the “Founder Shares”) being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation. On September 10, 2020, the Sponsor transferred 75,000 Founder Shares to each of its independent directors, for an aggregate amount of 225,000 Founder Shares transferred. The Founder Shares included an aggregate of up to 1,250,000 shares that were subject to forfeiture

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NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, at the Initial Public Offering, 1,250,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on September 30, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial, and administrative support services. For the six months ended June 30, 2021, the Company incurred $120,000 in fees for these services, which are included in accrued expenses in the accompanying unaudited condensed balance sheet. For the three months ended June 30, 2021, the Company incurred $60,000 in fees for these services.

Promissory Note — Related Party

On August 27, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $178,120 was repaid on October 8, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

As of June 30, 2021 and December 31, 2020, the Company had a Due to related party balance of $66,116 and $0, respectively.

Note 6 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholders Rights

Pursuant to a registration rights agreement entered into on September 30, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy- back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreements, as described below, the Company will agree that it will use its commercially reasonable efforts to (i) within 30 days after the closing of a Business Combination, file a registration statement with the SEC for a secondary offering of (A) the forward purchase investor’s forward purchase shares, (B) the Class A ordinary shares issuable upon exercise of the forward purchase investor’s forward purchase warrants and (C) any other Class A ordinary shares acquired by the forward purchase investors, including any acquisitions after the Company completes a Business Combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 90 days after the closing of a Business Combination and (iii) maintain the effectiveness of such registration statement and to ensure the registration statement does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which a forward purchase investor ceases to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreements. The Company will bear the cost of registering these securities.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $17,500,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Forward Purchase Agreements

The Company entered into forward purchase agreements which provides for the purchase by each of Altimeter Partners Fund, L.P. and JS Capital LLC of up to an aggregate of 20,000,000 units (the “forward purchase securities”), with each unit consisting of one Class A ordinary share and one-fifth of one redeemable warrant to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination.

The obligations under the forward purchase agreements do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and warrants, respectively, included in the Units sold in the Initial Public Offering, except that they will be subject to certain registration rights. The amount of forward purchase units sold pursuant to the forward purchase agreements will be determined by the Company at its sole discretion. If the Company does not draw upon the full forward purchase commitment, forward purchase units will be sold on a pro rata basis to the forward purchase investors based on the aggregate amount committed by the forward purchase investors.

Note 7 — Class A Ordinary Shares Subject To Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each shares. As of September 30, 2021 and December 31, 2020, there were 50,000,000 Class A ordinary shares outstanding which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.

Note 8 — Shareholder’s Equity (Deficit)

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 12,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any forward purchases securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued,

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 9 — Warrants

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 10 trading days within a 20- trading day period ending three trading days before the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 10 trading days within the 20- trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 10 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020:

As of June 30, 2021

	Level 1	Level 2	Level 3	Total
Assets held in trust account U.S. Treasury Securities	$500,014,112	$—	$—	$500,014,112
Liabilities:
Warrant liabilities
Public Warrants	$33,335,500	$—	$—	$33,335,500
Private Placement Warrants	—	—	44,945,849	44,945,849

Total warrant liabilities	$33,335,500	$—	$44,945,849	$78,281,349

FPA liability	$—	$—	$43,723,743	$43,723,743

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

As of December 31, 2020

	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liabilities
Public Warrants	$54,202,500	$—	$—	$54,202,500
Private Placement Warrants	$—	—	48,677,457	48,677,457

Total warrant liabilities	$54,202,500	$—	$48,677,457	$102,879,957

FPA liability	$54,310,054	$—	$—	$54,310,054

Level 1 instruments include investments in money market funds and U.S. Treasury securities and the Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For six months ended June 30, 2021 (the periods subsequent to the detachment of the Public Warrants from the Units), the Public Warrant quoted market price was used as the fair value as of each relevant date.

Warrant Liabilities

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

The Private Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing.

Input	June 30, 2021 (Unaudited)	December 31, 2020
Risk-free interest rate	0.87%	0.36%
Expected term (years)	5.00	5.00
Expected volatility	36.4%	35.0%
Exercise price	$11.50	$11.50
Fair value of Class A ordinary shares	$11.70	$12.86

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

The following table presents a summary of the changes in the fair value of the Private Placement Warrants, a Level 3 liability, measured on a recurring basis.

Private Placement
Fair value as of December 31, 2020	$48,677,457
Change in valuation inputs or other assumptions(1)	(3,731,608)

Fair value as of June 30, 2021	$44,945,849

(1)

Represents the non-cash gain on the change in valuation of the Private Placement Warrants and is included in Gain on change in fair value of warrant liability in the unaudited condensed statement of operations.

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

FPA Liability

The liability for the FPAs were valued using a discounted cash flows method, which is considered to be a Level 3 fair value measurement. Under the discounted cash flow method utilized, the aggregate commitment of $200 million pursuant to the FPAs is discounted to present value and compared to the fair value of the ordinary shares and warrants to be issued pursuant to the FPAs. The fair value of the ordinary shares and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the ordinary shares and warrants to be issued compared to the $200 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of June 30, 2021, the probability assigned to the consummation of the Business Combination was 95% which was determined based on an observed success rates of business combinations for special purpose acquisition companies.

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value as of December 31, 2020	$54,310,054
Change in valuation inputs or other assumptions(1)	(10,586,311)

Fair value as of June 30, 2021	$43,723,743

(1)	Represents the non-cash gain on the change in valuation of the FPA liability and is included in Gain on change in fair value of FPA liability in the unaudited condensed statement of operations

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Amended Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

We have also entered into indemnification agreements with our directors and executive officers under the laws of the Cayman Islands, pursuant to which we have agreed to indemnify each such person and hold him or her harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he or she has been made a party or in which he or she became involved by reason of the fact that he or she is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued the following securities that were not registered under the Securities Act. Each of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and/or Regulation S under the Securities Act. No underwriters were involved in these issuances of securities.

•

On December 1, 2021, in connection with the Business Combination and the related transactions described in this registration statement, we issued 404,008,565 Class A Ordinary Shares to PIPE Investors, JS Securities and Sponsor Affiliate in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder. Such Class A Ordinary Shares are being registered pursuant to this registration statement.

•

On December 1, 2021, in connection with the Business Combination and the related transactions described in this registration statement, we issued 16,000,000 Warrants to Sponsor, Sponsor Affiliate and JS Securities in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder. Such Warrants are being registered pursuant to this registration statement.

Item 8. Exhibits

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

2.1	Business Combination Agreement, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL, J2 Holdings Inc., J3 Holdings Inc. and Grab Holdings Inc.	F-4	333-258349	2.1	November 19, 2021

3.1	Amended and Restated Memorandum and Articles of Association of GHL.	F-4	333-258349	3.1	November 19, 2021

4.1	Specimen ordinary share certificate of GHL.	F-4	333-258349	4.1	November 19, 2021

4.2	Specimen warrant certificate of GHL.	F-4	333-258349	4.2	November 19, 2021

4.3	Warrant Agreement, dated as of September 30, 2021, between Altimeter Growth Corp. and Continental Stock Transfer & Trust Company.	F-4	333-258349	4.3	November 19, 2021

5.1*	Opinion of Travers Thorp Alberga as to validity of ordinary shares and warrants of GHL.

5.2*	Opinion of Hughes Hubbard & Reed LLP as to the warrants of GHL.

10.1	Sponsor Subscription Agreement, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL and Altimeter Partners Fund, L.P.	F-4	333-258349	10.1	November 19, 2021

10.2	Backstop Subscription Agreement, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL and Altimeter Partners Fund, L.P.	F-4	333-258349	10.2	November 19, 2021

10.3	Voting, Support and Lock-Up Agreement and Deed No. 1, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL, Grab and the other parties named therein.	F-4	333-258349	10.3	November 19, 2021

10.4	Voting, Support and Lock-Up Agreement and Deed No. 2, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL, Grab and the other parties named therein.	F-4	333-258349	10.4	November 19, 2021

10.5	Voting, Support and Lock-Up Agreement and Deed No. 3, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL, Grab and the other parties named therein.	F-4	333-258349	10.5	November 19, 2021

10.6	Sponsor Support and Lock-Up Agreement and Deed, dated as of April 12, 2021, by and among Altimeter Growth Corp., Altimeter Growth Holdings, GHL and Grab.	F-4	333-258349	10.6	November 19, 2021

10.7	Amended and Restated Registration Rights Agreement, dated as of April 12, 2021, by and among Altimeter Growth Corp., Altimeter Growth Holdings, GHL and the undersigned parties listed as “Investors” thereto.	F-4	333-258349	10.7	November 19, 2021

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.8	Assignment, Assumption and Amendment Agreement, dated as of April 12, 2021, by and among Continental Stock Transfer & Trust Company, GHL and Altimeter Growth Corp.	F-4	333-258349	10.8	November 19, 2021

10.9	Amended and Restated Forward Purchase Agreement, dated April 12, 2021, by and among Altimeter Growth Corp., Altimeter Partners Fund, L.P. and GHL.	F-4	333-258349	10.9	November 19, 2021

10.10	Amended and Restated Forward Purchase Agreement, dated April 12, 2021, by and among Altimeter Growth Corp., JS Capital LLC and GHL.	F-4	333-258349	10.10	November 19, 2021

10.11	Shareholder Deed, dated April 12, 2021, by and among GHL, Altimeter Growth Holdings, Grab Holdings Inc., Anthony Tan Ping Yeow and the other parties named therein.	F-4	333-258349	10.11	November 19, 2021

10.12	GHL Amended and Restated 2021 Equity Incentive Plan.	20-F	001-41110	4.3	December 6, 2021

10.13	GHL 2021 Equity Stock Purchase Plan.	20-F	001-41110	4.4	December 6, 2021

10.14	Form of Indemnification Agreement between GHL and each executive officer of GHL	F-4	333-258349	10.14	November 19, 2021

10.15	Credit and Guaranty Agreement, dated January 29, 2021, by and among Grab, Grab Technology LLC, certain guarantors, certain lenders, JPMorgan Chase Bank, N.A. and Wilmington Trust (London) Limited.	F-4	333-258349	10.17	November 19, 2021

10.16#	Agreement to Build and Lease, dated January 30, 2019, by and between HSBC Institutional Trust Services (Singapore) Limited and Grabtaxi Holdings Pte. Ltd. (as amended).	F-4	333-258349	10.18	November 19, 2021

10.17	Purchase Agreement, dated March 25, 2018, among Grab Holdings Inc., Uber International C.V. and Apparate International C.V.	F-4	333-258349	10.19	November 19, 2021

10.18	Amended and Restated Shareholders’ Agreement, dated October 17, 2021, among GXS Bank Pte. Ltd. (formerly known as A5-DB Operations (S) Pte. Ltd.), A5-DB Holdings Pte. Ltd., SFG Digibank Investment Pte. Ltd., Grab Holdings Inc., Singapore Telecommunications Limited, AA Holdings Inc. and Singtel FinGroup Investment Pte. Ltd.	F-4	333-258349	10.20	November 19, 2021

10.19	Subscription Agreement for Redeemable Convertible Series H Preference Shares in Grab Holdings Inc., dated March 6, 2019, between Grab Holdings Inc. and SVF Investments (UK) Limited, as amended.	F-4	333-258349	10.21	November 19, 2021

10.20	Articles of Association of GTT2Co., Ltd., dated March 19, 2019.	F-4	333-258349	10.22	November 19, 2021

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

10.21#	Charter of Grab Company Limited, initially filed on February 14, 2014.	F-4	333-258349	10.23	November 19, 2021

10.22#	Power of Attorney to Sell, dated July 3, 2017, relating to PT Teknologi Pengangkutan Indonesia.	F-4	333-258349	10.24	November 19, 2021

10.23#	Power of Attorney to Vote, dated July 3, 2017, relating to PT Teknologi Pengangkutan Indonesia.	F-4	333-258349	10.25	November 19, 2021

10.24#	Power of Attorney to Sign, dated July 3, 2017, relating to PT Teknologi Pengangkutan Indonesia.	F-4	333-258349	10.26	November 19, 2021

10.25	Power of Attorney, dated June 22, 2018, by PT Ekanusa Yadhikarya Indah.	F-4	333-258349	10.27	November 19, 2021

10.26	Power of Attorney, dated June 22, 2018, by PT Ekanusa Yudhakarya Indah.	F-4	333-258349	10.28	November 19, 2021

10.27#	Investment Agreement, dated December 4, 2020, relating to Grab PH Holdings Inc.	F-4	333-258349	10.29	November 19, 2021

10.28#	Members’ Agreement, dated October 17, 2021, relating to Grab Company Limited.	F-4	333-258349	10.30	November 19, 2021

10.29	Shareholders’ Agreement, dated October 18, 2021, relating to PT Bumi Cakrawala Perkasa.	F-4	333-258349	10.31	November 19, 2021

21.1	List of subsidiaries of GHL.	20-F	001-41110	8.1	December 6, 2021

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Travers Thorp Alberga (included in Exhibit 5.1 to this Registration Statement).

23.4*	Consent of Hughes Hubbard & Reed LLP (included in Exhibit 5.2 to this Registration Statement).

23.5*	Consent of Euromonitor International Limited.

23.6*	Consent of the Nielsen Company (Malaysia) Sdn Bhd.

23.7*	Consent of Baker & McKenzie Ltd. (included in Exhibit 99.1)

23.8*	Consent of SyCip Salazar Hernandez & Gatmaitan (included in Exhibit 99.2)

23.9*	Consent of YKVN LLC (included in Exhibit 99.3)

23.10*	Consent of Soewito Suhardiman Eddymurthy Kardono (included in Exhibit 99.4)

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Opinion of Baker & McKenzie Ltd. regarding certain Thai law matters.

Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

99.2*	Opinion of SyCip Salazar Hernandez & Gatmaitan regarding certain Philippine law matters.

99.3*	Opinion of YKVN LLC regarding certain Vietnamese law matters.

99.4*	Opinion of Soewito Suhardiman Eddymurthy Kardono regarding certain Indonesian law matters.

*	Filed herewith

#

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore on December 30, 2021.

GRAB HOLDINGS LIMITED

By:	/s/ Anthony Tan
Name:	Anthony Tan
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Anthony Tan and Peter Oey, each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-1, or other appropriate form, and all amendments thereto, including post-effective amendments, of Grab Holdings Limited, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Anthony Tan	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 30, 2021
/s/ Peter Oey	Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2021
/s/ Tan Hooi Ling	Director	December 30, 2021
/s/ John Rogers	Director	December 30, 2021
/s/ Dara Khosrowshahi	Director	December 30, 2021
/s/ Ng Shin Ein	Director	December 30, 2021
/s/ Oliver Jay	Director	December 30, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Grab Holdings Limited, has signed this registration statement in the City of Newark, State of Delaware, on December 30, 2021.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative